As filed with the Securities and Exchange Commission on July 26, 2021

File No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRSTSUN CAPITAL BANCORP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	81-4552413 (IRS Employer Identification Number)

1400 16th Street, Suite 250

Denver, Colorado 80202
(303) 831-6704

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mollie H. Carter Chief Executive Officer and President FirstSun Capital Bancorp 1400 16th Street, Suite 250 Denver, Colorado 80202 (303) 831-6704

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Brennan Ryan	Mollie H. Carter	Josh T. McNulty
Allie L. Nagy	Chief Executive Officer and President	Bracewell LLP
Nelson Mullins Riley & Scarborough LLP	FirstSun Capital Bancorp	1445 Ross Avenue, Suite 3800
Atlantic Station	1400 16th Street, Suite 250	Dallas, Texas 75202 (214) 468-3800
201 17th Street NW, Suite 1700 Atlanta, Georgia 30363	Denver, Colorado 80202 (303) 831-6704
(404) 322-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company Emerging Growth Company	☐ ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                       ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)             ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	7,245,431(1)	N/A	$193,155,980.16(2)	$21,073.32(3)

(1)	Represents the maximum number of shares of FirstSun Capital Bancorp common stock, par value $0.0001 per share (“FirstSun common stock”) that may be issued in connection with the merger described in this registration statement.
(2)	Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is equal to the product of (x) $27.84, the book value per share of common stock, par value $1.00 per share, Pioneer Bancshares, Inc. (“Pioneer common stock”) as of June 30, 2021 and (y) 6,938,074, the estimated maximum number of shares of Pioneer common stock that may be exchanged for the merger consideration.
(3)	Computed in accordance with Rules 457(f) of the Securities Act solely for the purpose of calculating the registration fee and based upon a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of FirstSun common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 26, 2021

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Pioneer Bancshares, Inc.:

On May 11, 2021, FirstSun Capital Bancorp, which we refer to as “FirstSun,” and Pioneer Bancshares, Inc., which we refer to as “Pioneer,” entered into an Agreement and Plan of Merger, as amended, which we refer to as the “merger agreement,” that provides for the combination of FirstSun and Pioneer. Under the merger agreement, a wholly-owned subsidiary of FirstSun will merge with and into Pioneer, with Pioneer remaining as the surviving entity and becoming a wholly-owned subsidiary of FirstSun, in a transaction we refer to as the “merger.” This surviving entity, as soon as reasonably practicable following the merger and as part of a single integrated transaction, will merge with and into FirstSun, in a transaction we refer to as the “second step merger,” and together with the merger, as the “mergers.” Immediately following the completion of the second step merger or at such later time as the parties may mutually agree, Pioneer’s wholly-owned subsidiary, Pioneer Bank, SSB, a Texas state savings bank, will merge with and into FirstSun’s wholly-owned subsidiary, Sunflower Bank, National Association, a national banking association, with Sunflower Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

If the merger is completed, each outstanding share of Pioneer common stock will be converted into the right to receive 1.0443 shares of FirstSun common stock, plus cash in lieu of fractional shares, except for treasury stock or shares owned by Pioneer or FirstSun, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by shareholders who properly exercise dissenters’ rights.

FirstSun common stock is not traded on any exchange or interdealer market, nor is it contemplated that FirstSun common stock will be traded on any exchange or interdealer market at the consummation of the merger, and, therefore, there are currently no publicly available market quotations of the value of FirstSun common stock. The last known sales price for a share of FirstSun common stock was $24.50 in February 2020, when FirstSun completed its repurchase of 63,844 shares. The shares of FirstSun common stock that will be issued to Pioneer shareholders in the merger will be freely transferable.

Pioneer common stock is quoted on the OTC Markets Groups, Inc.’s Pink Open Market under the symbol “PONB.” The closing price of Pioneer common stock on the Pink Open Market on May 7, 2021, the last day that there were trades in Pioneer common stock before the public announcement of the merger, was $33.00 per share. Pink Open Market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. We urge you to obtain current market quotations for Pioneer common stock.

Based on the number of shares of Pioneer common stock outstanding as of July 23, 2021, the total number of shares of FirstSun common stock expected to be issued in connection with the merger is approximately 6,522,775 shares. In addition, based on the number of outstanding shares of FirstSun common stock and Pioneer common stock as of July 23, 2021, and based on the exchange ratio of 1.0443, it is expected that FirstSun stockholders will hold approximately 73.75% and Pioneer shareholders will hold approximately 26.25% of the issued and outstanding shares of FirstSun common stock immediately following the closing of the merger.

Pioneer will hold a special meeting of its shareholders in connection with the merger. Pioneer shareholders will be asked to vote to adopt and approve the merger agreement as described in this proxy statement/prospectus. Pioneer shareholders will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this proxy statement/prospectus. Certain Pioneer shareholders have entered into voting and support agreements with FirstSun pursuant to which they have agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements.

The special meeting of Pioneer shareholders will be held on [  ], 2021 at [  ], local time, at [  ].

The Pioneer board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Pioneer and its shareholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that Pioneer shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the Pioneer special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.

This document, which serves as a proxy statement for the special meeting of Pioneer shareholders and as a prospectus for the shares of FirstSun common stock to be issued in the merger to Pioneer shareholders, describes the special meeting of Pioneer shareholders, the merger, the documents related to the merger, and other related matters. Please carefully read this entire proxy statement/prospectus. In particular, you should carefully read the information under the section entitled “Risk Factors” beginning on page 27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either FirstSun or Pioneer, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [  ], 2021, and it is first being mailed or otherwise delivered to Pioneer shareholders on or about [  ], 2021.

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [  ], 2021

To the Shareholders of Pioneer Bancshares, Inc.:

We are pleased to invite you to attend the special meeting of shareholders, which we refer to as the Pioneer special meeting, of Pioneer Bancshares, Inc. (which we refer to as “Pioneer”), to be held on [  ], 2021 at [  ] local time, at [  ], for the following purposes:

1.	To consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 11, 2021, as amended, by and between FirstSun Capital Bancorp, which we refer to as “FirstSun,” Pioneer and FSCB Merger Subsidiary, Inc., which we refer to as “Merger Sub,” as it may be amended from time to time, which we refer to as the “merger agreement,” a copy of which is included as Annex A to the proxy statement/prospectus of which this notice is a part, under which Merger Sub will merge with and into Pioneer and then with and into FirstSun, with FirstSun as the surviving corporation in the mergers, which we refer to as the “merger proposal”; and
2.	To consider and vote on the proposal to adjourn the Pioneer special meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the “adjournment proposal.”

The Pioneer board of directors has set [  ], 2021 as the record date for the Pioneer special meeting. Only holders of record of Pioneer common stock at the close of business on [  ], 2021 will be entitled to notice of and to vote at the Pioneer special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Pioneer special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Pioneer common stock.

The affirmative vote of two-thirds of the outstanding shares of Pioneer common stock entitled to vote thereon is required to approve the merger proposal. Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Pioneer common stock entitled to vote. Pioneer will transact no other business at the special meeting, except for business properly brought before the Pioneer special meeting or any adjournment or postponement thereof. Certain Pioneer shareholders have entered into voting and support agreements with FirstSun pursuant to which they have agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements.

Pioneer shareholders must approve the merger proposal in order for the merger to occur. If Pioneer shareholders fail to approve the merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Pioneer special meeting. Please carefully review the proxy statement/prospectus and its annexes carefully and in their entirety.

Pioneer shareholders who do not vote in favor of the proposal to adopt and approve the merger agreement, and who object in writing to the merger prior to the special meeting and comply with all the requirements of the laws of the State of Texas, which are summarized in the accompanying proxy statement/prospectus and reproduced in their entirety in Annex D to the accompanying proxy statement/prospectus, will be entitled to dissenters’ rights of appraisal to obtain the fair value of their shares of Pioneer common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PIONEER COMMON STOCK YOU OWN. Whether or not you plan to attend the Pioneer special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Pioneer board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Pioneer and its shareholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that Pioneer shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the Pioneer special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

If you have any questions or need assistance with voting, please contact Larry Lehman at (512) 829-1903.

If you plan to attend the Pioneer special meeting in person, please bring valid photo identification. Pioneer shareholders that hold their shares of Pioneer common stock in “street name” are required to bring valid photo identification and proof of stock ownership in order to attend the Pioneer special meeting, and a legal proxy, executed in such shareholder’s favor, from the record holder of such shareholder’s shares, such as a broker, bank or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS, Ron Coben President and Chief Executive Officer

[  ], 2021

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a Registration Statement on Form S-4 filed with the SEC by FirstSun, constitutes a prospectus of FirstSun under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of FirstSun common stock to be offered to Pioneer shareholders in connection with the merger. This proxy statement/prospectus also constitutes a notice of meeting and proxy statement being used by the Pioneer board of directors to solicit proxies of Pioneer shareholders in connection with approval of the merger and related matters.

All references in this proxy statement/prospectus to “FirstSun” refer to FirstSun Capital Bancorp, a Delaware corporation, all references to “Sunflower Bank” refer to Sunflower Bank, National Association, a national banking association, and all references to “Merger Sub” refer to FSCB Merger Subsidiary, Inc.

All references in this proxy statement/prospectus to “Pioneer” refer to Pioneer Bancshares, Inc., a Texas corporation, and all references to “Pioneer Bank” refer to Pioneer Bank, SSB, a Texas state savings bank.

All references in this proxy statement/prospectus to the “combined company” refer to FirstSun immediately following completion of the second step merger.

All references in this proxy statement/prospectus to “FirstSun common stock” refer to the common stock of FirstSun, par value $0.0001 per share, and all references in this proxy statement/prospectus to “Pioneer common stock” refer to the common stock of Pioneer, par value $1.00 per share.

All references in this proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated May 11, 2021, by and between FirstSun and Pioneer, as amended by the First Amendment to Agreement and Plan of Merger dated May 18, 2021.

All references in this proxy statement/prospectus to “we,” “our” and “us” refer to FirstSun and Pioneer collectively, unless otherwise indicated or as the context requires.

WHERE YOU CAN FIND MORE INFORMATION

No information regarding FirstSun or Pioneer has been incorporated by reference into this proxy statement/prospectus.

FirstSun

FirstSun does not currently have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” is not currently subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not currently file documents and reports with the SEC pursuant to such sections.

FirstSun has filed a Registration Statement on Form S-4 to register with the SEC the shares of FirstSun common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is available, free of charge, by accessing the SEC’s website at http://www.sec.gov, or by requesting them from FirstSun in writing or by telephone at the address below:

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 802020

Attention: Stockholder Relations

(303) 831-6704

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You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [  ], 2021 in order to receive them before the Pioneer special meeting.

Pioneer

Pioneer does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Pioneer common stock, please contact Pioneer at:

Pioneer Bancshares, Inc.

623 W. 38th Street

Austin, Texas 78705

Attention: Larry Lehman

(512) 829-1903

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [  ], 2021 in order to receive them before the Pioneer special meeting.

No person has been authorized to give any information or make any representation about the mergers or FirstSun or Pioneer that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Pioneer shareholders nor the issuance of FirstSun common stock in the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes government, industry and trade association data, forecasts and information that FirstSun and Pioneer have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Statements as to market position are based on market data currently available to FirstSun and Pioneer. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although FirstSun and Pioneer believe these sources are reliable, FirstSun and Pioneer have not independently verified the information. Some data is also based on FirstSun’s and Pioneer’s good faith estimates, which are derived from management’s knowledge of the industry and independent sources. FirstSun and Pioneer believe their internal research is reliable, even though such research has not been verified by any independent sources. While FirstSun and Pioneer are not aware of any misstatements regarding industry data presented herein, FirstSun’s and Pioneer’s estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in total annual gross revenue during its last fiscal year, FirstSun qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

·	FirstSun is permitted to present only two years of audited financial statements, in addition to any required interim financial statements, and only two years of related discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FirstSun”;
·	FirstSun is exempt from the requirement to obtain an attestation from its auditors on management’s assessment of FirstSun’s internal control over financial reporting under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;
·	FirstSun will be permitted an extended transition period for complying with new or revised accounting standards affecting public companies and such new or revised accounting standards will not be applicable to FirstSun until such time as they are applicable to private companies;
·	FirstSun is permitted to provide reduced disclosure regarding its executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means FirstSun does not have to include a compensation discussion and analysis and certain other disclosures regarding its executive compensation arrangements; and
·	FirstSun is not required to hold non-binding stockholder advisory votes on executive compensation or golden parachute arrangements.

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FirstSun may take advantage of some or all of these provisions for up to five years or such earlier time as FirstSun ceases to qualify as an emerging growth company, which will occur if FirstSun has more than $1.07 billion in total annual gross revenue, if FirstSun issues more than $1.0 billion of non-convertible debt in a three-year period, or if FirstSun is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700.0 million as of any June 30, in which case FirstSun would no longer be an emerging growth company as of the following December 31.

FirstSun has taken advantage of certain reduced reporting obligations in this proxy statement/prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold securities. In addition, FirstSun expects to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports it will file with the SEC.

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QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the mergers and the Pioneer special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:	What are the mergers?

A:	FirstSun, Pioneer and Merger Sub have entered into an Agreement and Plan of Merger, dated as of May 11, 2021, as such agreement may be amended from time to time. Under the merger agreement, Merger Sub will merge with and into Pioneer, with Pioneer remaining as the surviving entity and becoming a wholly-owned subsidiary of FirstSun, in a transaction we refer to as the “merger.” This surviving entity, as soon as reasonably practicable following the merger and as part of a single integrated transaction, will merge with and into FirstSun, in a transaction we refer to as the “second step merger,” and together with the merger, as the “mergers.” Immediately following the completion of the second step merger or at such later time as the parties may mutually agree, Pioneer’s wholly-owned subsidiary, Pioneer Bank, SSB, a Texas state savings bank, will merge with and into FirstSun’s wholly-owned subsidiary, Sunflower Bank, National Association, a national banking association, with Sunflower Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

The merger cannot be completed unless, among other things, Pioneer shareholders approve the merger proposal.

Q:	Why am I receiving this proxy statement/prospectus?
A:	We are delivering this document to you because it is a proxy statement being used by the Pioneer board of directors to solicit proxies of Pioneer shareholders in connection with approval of the merger and related matters.

In order to approve the merger agreement and related matters, Pioneer has called a special meeting of its shareholders. This document serves as the proxy statement for the Pioneer special meeting and describes the proposals to be presented at the Pioneer special meeting.

Finally, this document is also a prospectus that is being delivered to Pioneer shareholders because, in connection with the merger, FirstSun will be issuing to Pioneer shareholders shares of FirstSun common stock as merger consideration.

This proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the Pioneer special meeting and important information to consider in connection with an investment in FirstSun common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Pioneer common stock voted by proxy without attending the Pioneer special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible whether or not you plan to attend the Pioneer special meeting.

Q:	What will Pioneer shareholders receive in the merger?
A:	If the merger is completed, each outstanding share of Pioneer common stock will be converted into the right to receive 1.0443 shares of FirstSun common stock (which we refer to as the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”), except for treasury stock or shares owned by Pioneer or FirstSun, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by shareholders who

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properly exercise dissenters’ rights. FirstSun will not issue any fractional shares of FirstSun common stock in the merger. Instead, a Pioneer shareholder who otherwise would have received a fraction of a share of FirstSun common stock will receive an amount in cash (without interest) equal to such fractional part of a share of FirstSun common stock multiplied by the product of $33.499 multiplied by the exchange ratio.

For example, if you own 100 shares of Pioneer common stock at the effective time of the merger, in the merger, you will receive 104 shares of FirstSun common stock (calculated by multiplying your 100 shares by the 1.0443 exchange ratio) and $15.04 in cash, the value of the fractional 0.43 share of FirstSun common stock (calculated by multiplying the 0.43 fraction of a share by the product of $33.499 times the 1.0443 exchange ratio).

Q:	How will the merger affect Pioneer restricted stock awards?

A:	Under the merger agreement, at the effective time of the merger, each outstanding Pioneer restricted stock award will vest (with any performance-based vesting condition applicable to such restricted stock award deemed to have been achieved to the extent set forth in the award agreement applicable to such Pioneer restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of Pioneer common stock underlying such restricted stock award.

Q:	How will the merger affect Pioneer stock options?

A:	Immediately before the effective time of the merger, each outstanding option to purchase shares of Pioneer common stock, whether or not vested, will fully vest. The vested stock options will be assumed by FirstSun in the merger and converted into an option to purchase shares of FirstSun common stock, with substantially the same terms and conditions as the applicable Pioneer stock option award, equal to the number of shares of Pioneer common stock subject to the Pioneer stock option immediately before the effective time, multiplied by the exchange ratio of 1.0443. The per share exercise price of each such converted stock option will be equal to the quotient, rounded up to the nearest cent, of the exercise price per share of such Pioneer stock option immediately before the effective time, divided by the exchange ratio of 1.0443.

In addition, if requested by FirstSun before the effective time, Pioneer will cooperate with FirstSun and use its reasonable best efforts to obtain the written consent from each holder of Pioneer stock options to cancel and convert such options immediately before the effective time into the right to receive a cash payment from Pioneer in an amount equal to (i) the excess, if any, of the product of $33.499 multiplied by the exchange ratio of 1.0443 over the exercise price of each such Pioneer stock option, multiplied by (ii) the number of shares of Pioneer common stock subject to such stock option. FirstSun is still evaluating whether it will seek written consents to cash out Pioneer stock options.

Q:	What are the U.S. federal income tax consequences of the merger to Pioneer shareholders?

A:	The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” It is a condition to the completion of the merger that FirstSun and Pioneer receive written opinions from their respective counsel to the effect that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the mergers so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Mergers”) of Pioneer common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Pioneer common stock for shares of FirstSun common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares of FirstSun common stock or from the exercise of dissenters’ rights. For further information, see “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 104. Pioneer shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the mergers to them.
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Q:	If I am a Pioneer shareholder, should I send in my Pioneer stock certificate(s) now?

A:	No. Please do not send in your Pioneer stock certificate(s) with your proxy. After the merger closes, an exchange agent will send you instructions for exchanging Pioneer stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”
Q:	When and where is the Pioneer special meeting?
A:	The Pioneer special meeting will be held on [ ], 2021 at [ ], local time at [ ].
Q:	What are Pioneer shareholders being asked to vote on at the Pioneer special meeting?
A:	Pioneer is soliciting proxies from its shareholders with respect to the following proposals:
·	a proposal to adopt and approve the merger agreement, which we refer to as the “merger proposal”; and
·	a proposal to adjourn the Pioneer special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal, which we refer to as the “adjournment proposal.”
Q:	What constitutes a quorum for the Pioneer special meeting?
A:	The presence at the Pioneer special meeting, in person or by proxy, of a majority of the outstanding shares of Pioneer common stock will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Q:	What is the vote required to approve each proposal at the Pioneer special meeting?
A:	Merger proposal
·	Standard: Approval of the merger proposal requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Pioneer common stock. Pioneer shareholders must approve the merger proposal in order for the merger to occur. If Pioneer shareholders fail to approve the Pioneer merger proposal, the merger will not occur.
·	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal

·	Standard: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Pioneer common stock entitled to vote. If Pioneer shareholders fail to approve the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.
·	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

For information regarding the voting and support agreements between FirstSun and certain holders of shares of Pioneer common stock, see “Pioneer Special Meeting of Shareholders—Shares Subject to Voting and Support Agreements.”

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Q:	How does the Pioneer board of directors recommend that I vote at the Pioneer special meeting?
A:	The Pioneer board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at the Pioneer special meeting. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote my shares?

A:	If you are a shareholder of record of Pioneer as of [ ], 2021, the record date for the Pioneer special meeting, you may submit your proxy before the Pioneer special meeting in any of the following ways:

·	by mail, by completing, signing, dating and returning the enclosed proxy card to Pioneer using the enclosed postage-paid envelope;

·	by telephone, by calling toll-free [ ] and following the recorded instructions; or

·	via the Internet, by accessing the website [ ] and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the Pioneer special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the Pioneer special meeting.

If you are a Pioneer shareholder as of the Pioneer record date, you may also cast your vote in person at the Pioneer special meeting. If you plan to attend the Pioneer special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Pioneer reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the Pioneer special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Pioneer in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the Pioneer special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the Pioneer special meeting.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	No. Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion only on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. Under the NYSE rules, all of the proposals to be voted on at the Pioneer special meeting are considered “non-routine” matters. Because none of the proposals to be voted

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on at the Pioneer special meeting are “routine” matters for which brokers may have discretionary authority to vote, Pioneer does not expect any broker non-votes at the Pioneer special meeting. As a result, if you hold your shares of Pioneer common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Pioneer or by voting in person at the Pioneer special meeting, unless you provide a legal proxy, executed in your favor, from the broker, bank or other nominee that is the record holder of your shares. In addition to such legal proxy, if you plan to attend the Pioneer special meeting, but you are not a shareholder of record because you hold your shares in “street name,” please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the Pioneer special meeting.

Q:	Can I change my vote?
A:	Yes. If you are the record holder of Pioneer common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable meeting. You can do this by:

·	timely delivering a signed written notice of revocation to the Corporate Secretary of Pioneer;

·	timely delivering a new, valid proxy bearing a later date; or

·	attending the Pioneer special meeting and voting in person. Simply attending the Pioneer special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for Pioneer to obtain the necessary quorum to hold the Pioneer special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker other nominee how to vote, or an abstention will have the same effect as a vote “AGAINST” the merger proposal.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Pioneer common stock represented by your proxy will be voted as recommended by the Pioneer board of directors with respect to such proposal, as the case may be.

Q:	What should I do if I receive more than one set of voting materials?

A:	Pioneer shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Pioneer common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Pioneer common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Pioneer common stock that you own.
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Q:	Will Pioneer be required to submit the merger proposal to its shareholders even if the Pioneer board of directors has withdrawn, modified, or qualified its recommendation?
A:	Yes. Unless the merger agreement is terminated before the Pioneer special meeting, Pioneer is required to submit the merger proposal to its shareholders even if the Pioneer board of directors has withdrawn, modified or qualified its recommendation that Pioneer shareholders adopt and approve the merger agreement.
Q:	Are Pioneer shareholders entitled to dissenters’ rights?
A:	Yes, Pioneer shareholders have the right to dissent from the merger and seek payment of the appraised fair value of their shares of Pioneer common stock in cash. In order to perfect your dissenters’ rights, you (a) must deliver to Pioneer a written objection to the merger, before the Pioneer special meeting, stating that you will exercise your right to dissent if the merger agreement is approved and the merger is completed, (b) must vote your shares of Pioneer common stock against approval of the merger proposal at the Pioneer special meeting, (c) must, not later than the 20th day after FirstSun sends you notice that the merger was completed, deliver to FirstSun a written demand for payment of the fair value of your shares of Pioneer common stock that states the number and class of shares of Pioneer common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent, and (d) not later than the 20th day after you make such demand, submit to FirstSun the certificates representing your shares of Pioneer common stock.

The steps you must follow to perfect your right of dissent are described in greater detail under the section of this proxy statement/prospectus entitled “Dissenters’ Rights in the Merger” beginning on page 115, and this discussion is qualified by that description and by the text of the provisions of the Texas Business Organizations Code, which we refer to as the “TBOC,” relating to rights of dissent attached as Annex C to this proxy statement/prospectus. The fair value, as determined under the statute, could be more than the merger consideration but could also be less. The appraised value of your shares of Pioneer common stock may be more or less that the value of the merger consideration. In addition, it is a closing condition of the merger that Pioneer does not receive timely notice from Pioneer shareholders of their intent to dissent from the merger with respect to shares of Pioneer common stock that would have, in the aggregate, been converted into the right to receive more than 5% of the outstanding shares of FirstSun common stock at the effective time of the merger.

Q:	When do you expect to complete the mergers?
A:	FirstSun and Pioneer expect to complete the mergers in the fourth quarter of 2021. However, neither FirstSun nor Pioneer can assure you of when or if the merger will be completed. FirstSun and Pioneer must obtain the approval of the merger agreement by the Pioneer shareholders at the Pioneer special meeting, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions.
Q:	What happens if the merger is not completed?
A:	If the merger is not completed, Pioneer shareholders will not receive any consideration for their shares of Pioneer common stock in connection with the merger. Instead, Pioneer will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Pioneer or FirstSun. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.
Q:	Whom should I call with questions?
A:	If you are a Pioneer shareholder and you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of Pioneer common stock, please contact Larry Lehman at (512) 829-1903.
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SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Mergers (page 62)

FirstSun and Pioneer have entered into the merger agreement that provides for the combination of FirstSun and Pioneer. Under the merger agreement, a wholly-owned subsidiary of FirstSun will merge with and into Pioneer, with Pioneer remaining as the surviving entity and becoming a wholly-owned subsidiary of FirstSun. This surviving entity, as soon as reasonably practicable following the merger and as part of a single integrated transaction, will merge with and into FirstSun, with FirstSun as the surviving entity. The terms and conditions of the mergers are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the mergers. Immediately following the second step merger or at such later time as the parties may mutually agree, Pioneer Bank will merge with and into Sunflower Bank, with Sunflower Bank as the surviving bank.

The following graphic depicts our holding company organizational structure* immediately after the mergers and the bank merger:

* Graphic does not depict non-operating and immaterial subsidiaries of FirstSun, including New Mexico Banquest Capital Trust I and New Mexico Banquest Capital Trust II, which were formed in connection with certain trust preferred securities issued to investors, and do not engage in any other business or activities, nor does it include subsidiaries of Sunflower Bank.

Merger Consideration (page 87)

If the merger is completed, each outstanding share of Pioneer common stock will be converted into the right to receive the merger consideration of 1.0443 shares of FirstSun common stock (which we refer to as the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”), except for treasury stock or shares owned by Pioneer or FirstSun, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by shareholders who properly exercise dissenters’ rights. FirstSun will not issue any fractional shares of FirstSun common stock in the merger. Instead, a Pioneer shareholder who otherwise would have received a fraction of a share of FirstSun common stock will receive an amount in cash (without interest) equal to such fractional part of a share of FirstSun common stock multiplied by the product of $33.499 multiplied by the exchange ratio.

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As a result of the merger, based on the number of shares of Pioneer common stock and FirstSun common stock outstanding as of July 23, 2021, it is expected that FirstSun stockholders will hold approximately 73.75% and Pioneer shareholders will hold approximately 26.25% of the issued and outstanding shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the “effective time.”

Treatment of Pioneer Equity Awards (page 88)

Pioneer Restricted Stock

Under the merger agreement, at the effective time of the merger, each outstanding Pioneer restricted stock award will vest (with any performance-based vesting condition applicable to such restricted stock award deemed to have been achieved to the extent set forth in the award agreement applicable to such Pioneer restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of Pioneer common stock underlying such restricted stock award.

Pioneer Stock Options

Immediately before the effective time of the merger, each outstanding option to purchase shares of Pioneer common stock, whether or not vested, will fully vest. The vested stock options will be assumed by FirstSun in the merger and converted into an option to purchase shares of FirstSun common stock, with substantially the same terms and conditions as the applicable Pioneer stock option award, equal to the number of shares of Pioneer common stock subject to the Pioneer stock option immediately before the effective time, multiplied by the exchange ratio of 1.0443. The per share exercise price of each such converted stock option will be equal to the quotient, rounded up to the nearest cent, of the exercise price per share of such Pioneer stock option immediately before the effective time, divided by the exchange ratio of 1.0443.

In addition, if requested by FirstSun before the effective time, Pioneer will cooperate with FirstSun and use its reasonable best efforts to obtain the written consent from each holder of Pioneer stock options to cancel and convert such options immediately before the effective time into the right to receive a cash payment from Pioneer in an amount equal to (i) the excess, if any, of the product of $33.499 multiplied by 1.0443 over the exercise price of each such Pioneer stock option, multiplied by (ii) the number of shares of Pioneer common stock subject to such stock option. FirstSun is still evaluating whether it will seek written consents to cash out Pioneer stock options.

Pioneer’s Reasons for the Merger; Recommendation of the Pioneer Board of Directors (page 65)

The Pioneer board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Pioneer and its shareholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The Pioneer board of directors unanimously recommends that the Pioneer shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the Pioneer board of directors in reaching its decision to approve the merger agreement, see “The Merger—Pioneer’ Reasons for the Merger; Recommendation of the Pioneer Board of Directors,” beginning on page 65.

Opinion of Pioneer’s Financial Advisor (page 67 and Annex B)

At the meeting of the Pioneer board of directors on May 11, 2021, Pioneer’s financial advisor, Piper Sandler & Co., which we refer to as “Piper Sandler,” rendered its oral opinion to the Pioneer board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Pioneer common stock.

The Piper Sandler written opinion, dated May 11, 2021, is sometimes referred to herein as the Piper Sandler opinion. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered

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and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Piper Sandler opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. You are urged to read the opinion in its entirety. The opinion was for the information of, and was directed to, the Pioneer board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Pioneer to engage in the merger or enter into the merger agreement or constitute a recommendation to the Pioneer board of directors in connection with the merger, and it does not constitute a recommendation to any holder Pioneer common stock as to how to vote in connection with the merger or any other matter.

For more information, see the section entitled “The Merger—Opinion of Pioneer’s Financial Advisor” beginning on page 67 of this proxy statement/prospectus and the copy of the Piper Sandler opinion included in this proxy statement/prospectus as Annex B.

Pioneer Special Meeting (page 56)

The Pioneer special meeting will be held on [  ], 2021, at [  ] local time, at [  ]. At the Pioneer special meeting, Pioneer shareholders will be asked to approve the merger proposal and the adjournment proposal.

The Pioneer board of directors has fixed the close of business on [  ], 2021 as the record date for determining the holders of Pioneer common stock entitled to receive notice of, and to vote at, the Pioneer special meeting. As of the Pioneer record date, there were [ ] shares of Pioneer common stock outstanding and entitled to vote at the Pioneer special meeting held by [  ] holders of record.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Pioneer common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Pioneer special meeting.

Pioneer Voting and Support Agreements (page 57)

At the close of business on the record date for the Pioneer special meeting, Pioneer directors and executive officers and their affiliates were entitled to vote [  ] shares, representing approximately [  ]%, of the Pioneer common stock issued and outstanding on that date. In addition, at the close of business on the record date for the Pioneer special meeting, Pioneer’s largest shareholder, JLL/FCH Holdings I, LLC, which we refer to as “JLL,” was entitled to vote [  ] shares, representing approximately [ ]%, of the Pioneer common stock issued and outstanding on that date.

Pioneer’s directors and JLL have entered into voting and support agreements with FirstSun obligating them to vote their shares “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements. Accordingly, a total of [  ] shares of Pioneer common stock, representing approximately [  ]% of the outstanding shares of Pioneer common stock entitled to vote at the Pioneer special meeting, are subject to voting and support agreements between FirstSun and the holders of such shares.

Material U.S. Federal Income Tax Consequences of the Mergers (page 104)

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that FirstSun and Pioneer receive written opinions from their counsel to the effect that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the mergers so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Mergers”) of Pioneer common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Pioneer common stock for shares of FirstSun common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of FirstSun common stock or from the exercise of dissenters’ rights. All Pioneer shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the mergers to them.

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Interests of Pioneer Directors and Executive Officers in the Merger (page 80)

In considering the recommendation of the Pioneer board of directors with respect to the merger, Pioneer shareholders should be aware that certain of Pioneer’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Pioneer shareholders generally. The Pioneer board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Pioneer shareholders that they vote to approve the Pioneer merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.

These interests include, among others:

·	Accelerated Vesting of Pioneer Restricted Stock. In connection with the merger, unvested Pioneer restricted stock awards will vest (with any performance-based vesting condition applicable to such restricted stock award deemed to have been achieved to the extent set forth in the award agreement applicable to such Pioneer restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration.

·	Treatment of Pioneer Stock Options. In connection with the merger, each outstanding Pioneer stock option will fully vest and be assumed by FirstSun and converted into an option to purchase shares of FirstSun common stock in accordance with the terms of the merger agreement. In the alternative, under the merger agreement, if requested by FirstSun before the effective time, Pioneer will cooperate with FirstSun and use its reasonable best efforts to obtain the written consent from each holder of Pioneer stock options to cancel and convert such options immediately before the effective time into the right to receive a cash payment from Pioneer with respect to such stock options.

·	Change in Control Payments. If certain Pioneer executive officers are terminated by FirstSun without cause within one year following the merger (and, with respect to Mr. Coben, within six months before the merger), the executive will receive a lump sum cash severance payment. Under Mr. Coben’s employment agreement, he is also entitled to an additional cash payment if he remains employed by Pioneer until the closing date of the merger.

·	Amendments to Employment Agreements. In connection with the merger, Pioneer plans to enter into amended employment agreements with certain Pioneer executive officers to provide cash severance benefits to such executives if they remain employed with FirstSun through a specified transitional retention period, or if they are terminated by FirstSun without cause or the executive terminates his or her employment for good reason before the end of the transitional retention period.

·	Prorated Annual Cash Incentive Plan Compensation. Certain Pioneer executives who participate in Pioneer’s Executive Management Incentive Plan will receive the prorated portion of their target award under such plan as of the effective time of the merger.

·	Director Arrangements. Under the merger agreement, two directors from the Pioneer board of directors will be appointed to the FirstSun board of directors and three directors from the Pioneer board of directors will be appointed to the Sunflower Bank board of directors. JLL, Pioneer’s largest shareholder, will be entitled to appoint one of the new FirstSun board members.

·	Indemnification and Insurance. FirstSun has agreed to indemnify the directors and officers of Pioneer following the merger against certain liabilities arising from their acts or omissions before the merger. FirstSun has also agreed to provide directors’ and officers’ liability insurance and fiduciary liability insurance for the directors and officers of Pioneer for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such officers and directors.

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For a more complete description of these interests, see the section entitled “The Merger — Interests of Pioneer’s Directors and Executive Officers in the Merger,” beginning on page 80.

Governance Matters (page 83)

Boards of Directors

Immediately after the effective time of the second step merger, FirstSun will increase the size of its board of directors by two for a total of ten directors, and two current directors of Pioneer will be appointed to the board of directors of FirstSun. One of the Pioneer directors will be designated by JLL, Pioneer’s largest shareholder, as a Class II director, which term expires at FirstSun’s annual meeting of stockholders in 2022, and one will be selected by the mutual agreement of FirstSun and Pioneer, to serve as a Class I director, which term expires at FirstSun’s annual meeting of stockholders in 2024. Under an amendment to the Stockholders’ Agreement described below, which will become effective upon the merger, JLL’s board designation right will continue until it owns less than 40% of the FirstSun common stock it acquired in the merger.

Immediately after the effective time of the bank merger, Sunflower Bank will increase the size of its board of directors by three for a total of 13 directors, and three current directors of Pioneer, determined by the mutual agreement of FirstSun and Pioneer, will be appointed to the board of directors of Sunflower Bank.

Amendment to Stockholders’ Agreement

FirstSun is party to a Stockholders’ Agreement with its stockholders that will remain in effect following the merger. Under the merger agreement, the Stockholders’ Agreement will be amended, with such amendment to become effective upon the merger, to among other things, increase the size of the FirstSun board of directors from eight to ten members. In addition, JLL will become a party to the agreement, will be designated as a Significant Stockholder under the agreement and will have the right to designate one nominee, who will be a Class II director, to the FirstSun board of directors. Significant Stockholders have additional rights and obligations under the Stockholders’ Agreement. FirstSun and Pioneer will also mutually agree to designate one nominee who currently serves on the Pioneer board of directors to the FirstSun board of directors, who will be a Class I director. Other than JLL, no other Pioneer shareholder will become a party to the Stockholders’ Agreement as a result of the merger.

For a description of the Stockholders’ Agreement, as amended, see “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement” beginning on page 180.

Amendment to Registration Rights Agreement

FirstSun is also party to a Registration Rights Agreement with its stockholders pursuant to which it is obligated to register the sale of shares of FirstSun common stock owned by the stockholders party to the agreement under certain circumstances. The Registration Rights Agreement will remain in effect following the merger. Under the merger agreement, the Registration Rights Agreement will be amended, with such amendment to become effective upon the merger, to among other things, add JLL as a “Significant Investor” to the agreement. Other than JLL, no other Pioneer shareholder will become a party to the Registration Rights Agreement as a result of the merger. For a description of the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions of FirstSun—Registration Rights Agreement” beginning on page 184.

Regulatory Approvals Required for the Merger (page 84)

Subject to the terms of the merger agreement, both FirstSun and Pioneer have agreed to use their reasonable best efforts to obtain as promptly as reasonably practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger, and comply with the terms and conditions of such approvals. These approvals include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve,” in connection with the

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merger, and the Office of the Comptroller of the Currency, which we refer to as the “OCC,” in connection with the bank merger. Notifications and/or applications requesting approval for the transactions contemplated by the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. FirstSun, Pioneer and/or their respective subsidiaries filed notices and applications to obtain the necessary regulatory approvals. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Although neither FirstSun nor Pioneer knows of any reason why it would not be able to obtain the necessary regulatory approvals to complete the merger and bank merger, as applicable, in a timely manner, neither FirstSun nor Pioneer can be certain when or if it will obtain such approvals or, if obtained, whether such approvals will contain terms, conditions or restrictions not currently contemplated that will restrain, prevent or delay the closing of the merger or contain any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company, which we refer to as a “materially burdensome regulatory condition.”

Conditions to the Merger (page 99)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (a) effectiveness of the Registration Statement on Form S-4 and the qualification under applicable state securities laws of the shares of the FirstSun common stock to be issued in the merger; (b) the approval of the merger agreement by the requisite vote of Pioneer shareholders; (c) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described in this proxy statement/prospectus; (d) the absence of any order, injunction, decree or judgment or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (e) subject to certain exceptions, the accuracy of the representations and warranties of each party; (f) performance in all material respects by each party of its obligations under the merger agreement; (g) JLL must have executed the amendment to the Stockholder’s Agreement and the Registration Rights Agreement, as described below, (h) the holders of no more than 5% of Pioneer common stock that would have in the aggregate been converted into the right to receive FirstSun common stock in the merger, will have properly notified Pioneer of their intent to exercise appraisal rights; (i) the receipt by FirstSun of a tax certificate executed by Pioneer, certifying that Pioneer is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; (j) Pioneer’s receipt of a countersignature page from FirstSun to the Stockholders’ Agreement and Registration Rights Agreement and the requisite written consents to amend the Stockholders’ Agreement and Registration Rights Agreement; (k) receipt by such party of an opinion from its counsel to the effect that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (l) the absence of any event or events that have had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the other party.

Neither FirstSun nor Pioneer can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Merger,” beginning on page 99.

Termination (page 100)

The merger agreement may be terminated at any time by either FirstSun or Pioneer before the effective time under the following circumstances:

·	by mutual written agreement of the parties;

·	if the merger proposal is not approved by Pioneer shareholders at the Pioneer special meeting or any adjournment or postponement of the Pioneer special meeting;

·	if the requisite written consents to amend the Stockholders’ Agreement and Registration Rights Agreement are not obtained;

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·	if the merger is not consummated by December 31, 2021 (subject to extension by mutual written consent of FirstSun and Pioneer and extension to March 31, 2022, if all conditions to closing have been satisfied with the exception of the conditions relating to the effectiveness of the Registration Statement on Form S-4 and the qualification under applicable state securities laws of the shares of the FirstSun common stock to be issued in the merger and the requisite regulatory approvals and either party notifies the other in writing of its election to extend the termination date); provided, that, the right to terminate will not be available to any party if the failure of the closing to occur by December 31, 2021 is due to the failure of the party seeking to terminate the merger agreement to perform and observe the covenants and agreements of such party set forth in the merger agreement;

·	if (a) any governmental entity has issued a final, nonappealable action enjoining or otherwise prohibiting or making illegal the consummation of the transactions under the merger agreement, (b) any required regulatory approval is denied by final, nonappealable action, or (c) any required regulatory approval is granted but such approval contains or results in a material adverse effect on the combined company, including any determination by a regulatory agency that the bank merger may not be consummated as contemplated, including immediately after the effective time, which we refer to as a “materially burdensome regulatory condition,” and there is no meaningful possibility that such approval could be revised so as not to contain or result in a materially burdensome regulatory condition, unless, in either of clauses (b) or (c) of this bullet, the failure to obtain such required regulatory approvals is due to the failure of the party seeking to terminate the merger agreement to perform and observe the covenants and agreements of such party set forth in the merger agreement; or

·	if there is a breach by the other party of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) contained in the merger agreement that would, individually or in the aggregate with other breaches by such party (or failures of such representations or warranties to be true), result in the failure of a closing condition, unless the breach (or failure to be true) is cured within 30 business days following written notice of such breach (or failure to be true), or such fewer days as remain prior to December 31, 2021, provided that the terminating party is not then in material breach of the merger agreement.

In addition, the merger agreement may be terminated:

·	by FirstSun, prior to the approval of the merger proposal by the Pioneer shareholders, if (a) the Pioneer board of directors (i) fails to recommend in this proxy statement/prospectus that the Pioneer shareholders approve the merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to FirstSun, or publicly discloses that it has resolved to do so, (ii) fails to recommend that the Pioneer shareholders approve the merger proposal, withdraws such recommendation or fails to publicly re-affirm such recommendation within five business days from receipt of a written notice from FirstSun to do so, (iii) fails to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal within ten business days after the beginning of such tender or exchange offer, (iv) recommends or endorses an acquisition proposal or fails to issue a press release announcing opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (b) the Pioneer board of directors breaches its obligation to call a Pioneer shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the merger agreement or to refrain from soliciting alternative acquisition proposals in any material respect; or
·	by Pioneer, prior to the receipt of the approval of the merger proposal by the Pioneer shareholders, if Pioneer makes an adverse recommendation change and concurrently enters into a definitive agreement with respect to a superior proposal, provided that Pioneer has complied in all material respects with its obligations to refrain from soliciting alternative acquisition proposals and the requirements for making an adverse recommendation change, including providing FirstSun an opportunity to renegotiate the merger agreement such that the alternative transaction no longer constitutes a superior proposal.

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Termination Fee (page 101)

Pioneer must pay FirstSun a termination fee of $11,250,000 if the merger agreement is terminated in the following circumstances:

·	by FirstSun, before the merger proposal is approved by Pioneer shareholders, if (a) the Pioneer board of directors (i) did not recommend that the Pioneer shareholders approve the merger proposal, or changed such recommendation, or publicly discloses that it has resolved to do so, (ii) fails to recommend that the Pioneer shareholders approve the merger proposal, withdraws such recommendation or fails to publicly re-affirm such recommendation after receipt of a written notice from FirstSun to do so, (iii) fails to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal, (iv) recommends or endorses an acquisition proposal or fails to issue a press release announcing opposition to such acquisition proposal, or (b) the Pioneer board of directors breaches its obligation to call the Pioneer special meeting and recommend that the Pioneer shareholders approve the merger proposal, or breaches its obligation to refrain from soliciting alternative acquisition proposals in any material respect;

·	by Pioneer, before the merger proposal is approved by Pioneer shareholders, if Pioneer makes an adverse recommendation change and concurrently enters into a definitive agreement with respect to a superior proposal, provided that Pioneer has complied in all material respects with its obligations to refrain from soliciting alternative acquisition proposals and the requirements for making an adverse recommendation change; or

·	If an acquisition proposal is made known to Pioneer or is made directly to Pioneer shareholders, or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Pioneer and (a) thereafter the merger agreement is terminated by either FirstSun or Pioneer because the merger has not been completed before December 31, 2021, and the merger proposal has not been approved by Pioneer shareholders, or (b) thereafter the merger agreement is terminated (i) by FirstSun as a result of an uncured (or uncurable) breach of the merger agreement by Pioneer that would constitute the failure of a closing condition, or (ii) by FirstSun or Pioneer if the merger proposal is not approved by Pioneer shareholders, and in the case of (a) and (b) above, prior to the date that is twelve months after the date of such termination, Pioneer enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

This termination fee could discourage other companies from seeking to acquire or merge with Pioneer.

Comparison of Rights of Pioneer Shareholders and FirstSun Stockholders (page 223)

The rights of Pioneer shareholders will change as a result of the merger due to differences in FirstSun’s and Pioneer’s governing documents. The rights of Pioneer shareholders are governed by Texas law and by the Pioneer certificate of formation and bylaws. Upon the completion of the merger, Pioneer shareholders will become FirstSun stockholders, as the continuing legal entity in the merger, and the rights of Pioneer shareholders will therefore be governed by Delaware law and the FirstSun certificate of incorporation and bylaws.

Dissenters’ Rights in the Merger (page 115)

Pioneer shareholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Pioneer common stock under Subchapter H of Chapter 10 of the TBOC. In order for a Pioneer shareholder to perfect such right to dissent, you must carefully follow the procedure set forth in the applicable provisions of the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Annex C to this proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “Dissenters’ Rights in the Merger.”

14

No Trading Market and No Restrictions on Resale (page 84)

Currently, FirstSun common stock is not traded on any established trading market or national securities exchange, and FirstSun common stock will not be listed on any exchange or established trading market upon consummation of the merger. Upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the shares issued in connection with the merger will be freely tradable, except that shares of FirstSun received by persons who become affiliates of FirstSun for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act, and otherwise in compliance with the Stockholders’ Agreement, if applicable.

Risk Factors (page 27)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 27.

Information About the Companies (pages 119 and 187)

FirstSun

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 831-6704

FirstSun Capital Bancorp, headquartered in Denver, Colorado, is the financial holding company for Sunflower Bank, which operates as Sunflower Bank, N.A., First National 1870 and Guardian Mortgage. Sunflower Bank provides a full range of relationship-focused services to meet personal, business and wealth management financial objectives, with a branch network in five states and mortgage capabilities in 43 states. As of March 31, 2021, FirstSun had consolidated total assets of $5.3 billion, total net loans of $3.6 billion, total deposits of $4.5 billion and total stockholders’ equity of $497.9 million.

Pioneer

Pioneer Bancshares, Inc.

623 West 38th Street

Austin, Texas 78705

Telephone: (512) 829-2270

Pioneer Bancshares, Inc., headquartered in Austin, Texas, is the bank holding company for Pioneer Bank, which provides various financial products and services for small- to medium-size businesses and consumers, including deposits, such as checking, savings, money market, and term certificate accounts, and lending products, consisting of commercial, construction and land development, commercial and residential mortgage, and consumer loans. Pioneer Bank operates 19 banking offices located primarily in Austin, Houston, San Antonio, and Dallas metro areas. As of March 31, 2021, Pioneer had consolidated total assets of $1.8 billion, total net loans of $1.1 billion, total deposits of $1.3 billion and total shareholders’ equity of $167.1 million.

Pioneer common stock is currently quoted on the OTC Markets Groups, Inc.’s Pink Open Market under the symbol “PONB.” If the mergers are completed, Pioneer common stock will no longer be quoted or traded on the Pink Open Market. In addition, Pioneer is evaluating recent amendments to rules that will require OTC-traded companies, like Pioneer, to make current disclosures publicly available in order to maintain quotation on an OTC market, such as the Pink Open Market, beginning in September 2021. As a result of these amendments or other considerations, Pioneer may determine to cease having its common stock quoted on the Pink Open Market at any time, regardless of whether or not the mergers are completed.

15

Merger Sub

FSCB Merger Subsidiary, Inc.

1400 16th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 831-6704

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of FirstSun. Merger Sub was incorporated on May 6, 2021, for the sole purpose of effecting the merger. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement.

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SELECTED HISTORICAL FINANCIAL DATA FOR FIRSTSUN

The following table sets forth the selected historical consolidated financial data of FirstSun for the periods and as of the dates indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FirstSun” and FirstSun’s consolidated financial statements and the related notes thereto, which are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2020 and 2019 are derived from FirstSun’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus, or derived from other unaudited financial records of FirstSun. FirstSun’s financial information for the year ended December 31, 2018 was derived from its audited financial statements, which are not included in this proxy statement/prospectus, or derived from other unaudited financial records of FirstSun. The selected historical consolidated financial data as of and for the three months ended March 31, 2021 and 2020 are derived from FirstSun’s unaudited interim consolidated financial statements, which are included elsewhere in this proxy statement/prospectus, or derived from other unaudited financial records of FirstSun. FirstSun has prepared its unaudited consolidated financial statements on the same basis as its audited financial statements and has included all adjustments, consisting of normal and recurring adjustments, that it considers necessary for a fair presentation of its financial position and operating results for the unaudited periods. FirstSun’s historical results shown below and elsewhere in this proxy statement/prospectus are not necessarily indicative of our future performance.

(In thousands, except per share amounts)	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2021	2020	2020	2019	2018
Earnings Summary:
Interest income	$42,446	$38,638	$156,837	$155,838	$147,695
Interest expense	4,029	6,699	20,884	28,616	20,153
Net interest income	38,417	31,939	135,953	127,222	127,542
(Benefit from) provision for loan losses	(350)	2,800	23,100	6,050	4,050
Net interest income after provision for loan losses	38,767	29,139	112,853	121,172	123,492
Noninterest income	33,881	22,250	148,385	70,967	42,705
Noninterest expense	55,180	43,085	204,073	170,200	143,213
Income before income taxes	17,468	8,304	57,165	21,939	22,984
Provision for income taxes	3,130	1,131	9,580	1,436	3,884
Net income	$14,338	$7,173	$47,585	$20,503	$19,100

Selected Period End Balances:
Total assets	$5,321,103	$4,323,610	$4,995,457	$4,185,443	$3,868,854
Total cash and cash equivalents	725,515	159,892	201,978	144,531	100,574
Total securities	500,642	596,885	500,774	603,517	643,729
Loans held-for-sale, at fair value	153,071	136,782	193,963	93,332	42,555
Total net loans	3,629,542	3,140,370	3,798,591	3,060,164	2,790,151
Mortgage serving rights, at fair value	39,342	19,793	29,144	29,003	26,188
Other real estate owned and foreclosed assets, net	3,354	7,046	3,354	7,071	4,042
Bank-owned life insurance	53,895	52,618	53,582	52,299	51,864
Total deposits	4,478,147	3,509,925	4,153,549	3,489,950	3,021,561
FHLB advances	40,000	174,111	70,411	92,157	248,926
Convertible notes payable, net	18,883	18,133	18,696	17,944	17,183
Subordinated debt, net	49,754	10,361	49,666	10,296	10,035
Total stockholders’ equity	497,861	441,408	485,787	430,201	430,138

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(In thousands, except per share amounts)	As of and for the three months ended March 31,		As of and for the year ended December 31,
	2021	2020	2020	2019	2018
Per Share Data (Common Stock):
Earnings:
Basic	$0.78	$0.39	$2.60	$1.05	$0.97
Diluted	0.76	0.39	2.58	1.03	0.96
Book value per common share	27.17	24.10	26.51	23.41	21.78
Weighted average common shares outstanding, basic	18,322	18,342	18,326	19,560	19,747
Weighted average common shares, outstanding diluted	18,784	18,494	18,476	19,863	19,964

Selected Performance Metrics:
Return on average assets	1.13%	0.69%	1.02%	0.52%	0.52%
Return on average equity	11.46%	6.55%	10.20%	4.62%	4.54%
Net interest spread	3.11%	3.07%	2.91%	3.19%	3.53%
Net interest margin	3.21%	3.27%	3.10%	3.45%	3.73%
Efficiency ratio	76.32%	79.51%	71.77%	85.88%	84.12%
Noninterest income to average assets	2.67%	2.12%	3.18%	1.79%	1.15%
Noninterest expense to average assets	4.35%	4.11%	4.38%	4.28%	3.78%

Asset Quality Ratios:
Nonperforming loans to total loans	1.04%	0.60%	0.94%	0.45%	1.12%
Nonperforming assets to total assets	0.78%	0.44%	0.79%	0.50%	0.92%
Allowance for loan losses to nonperforming loans	123.49%	255.55%	132.59%	204.25%	83.58%
Allowance for loan losses to total loans	1.28%	0.97%	1.24%	0.92%	0.94%
Net charge-offs to average loans	0.02%	0.06%	0.11%	0.13%	—%

Capital Ratios:
Tier 1 leverage capital ratio	8.62%	9.03%	8.53%	9.01%	10.00%
Tier 1 risk-based capital ratio	10.38%	10.52%	9.87%	10.53%	11.69%
Total risk-based capital ratio	12.72%	11.69%	12.19%	11.66%	12.84%
Common equity tier 1 capital ratio	10.38%	10.52%	9.87%	10.53%	11.69%
18

SELECTED HISTORICAL FINANCIAL DATA FOR PIONEER

The following table sets forth the selected historical consolidated financial data of Pioneer for the periods and as of the dates indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pioneer” and Pioneer’s consolidated financial statements and the related notes thereto, which are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2020 and 2019 are derived from Pioneer’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus, or derived from other unaudited financial records of Pioneer. Pioneer’s financial information for the year ended December 31, 2018 was derived from its audited financial statements, which are not included in this proxy statement/prospectus, or derived from other unaudited financial records of Pioneer. The selected historical consolidated financial data as of and for the three months ended March 31, 2021 and 2020 are derived from Pioneer’s unaudited interim consolidated financial statements, which are included elsewhere in this proxy statement/prospectus, or derived from other unaudited financial records of Pioneer. Pioneer has prepared its unaudited consolidated financial statements on the same basis as its audited financial statements and has included all adjustments, consisting of normal and recurring adjustments, that it considers necessary for a fair presentation of its financial position and operating results for the unaudited periods. Pioneer’s historical results shown below and elsewhere in this proxy statement/prospectus are not necessarily indicative of our future performance.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
(in thousands, except per share amounts)	2021	2020	2020	2019	2018
Earnings Summary:
Interest income	$14,192	$15,933	$59,649	$65,515	$54,704
Interest expense	2,594	5,318	17,031	23,621	14,468
Net interest income	11,598	10,615	42,618	41,894	40,236
Provision for loan losses	—	2,400	4,440	1,422	992
Net interest income after provision for loan losses	11,598	8,215	38,178	40,472	39,244
Noninterest income	1,658	2,011	12,305	8,608	6,010
Noninterest expense	8,986	8,928	36,530	36,116	36,132
Income before income taxes	4,270	1,298	13,953	12,964	9,122
Provision for income taxes	889	261	2,891	2,667	2,181
Net income	$3,381	$1,037	$11,062	$10,297	$6,941

Selected Period End Balances:
Total assets	$1,783,122	$1,761,855	$1,756,134	$1,696,032	$1,559,088
Total cash and cash equivalents	132,960	281,156	241,391	271,460	255,335
Total securities	444,540	329,560	325,185	312,918	228,452
Loans held-for-sale, at fair value	4,691	2,042	4,682	547	208
Total net loans held for investment	1,082,060	1,024,690	1,069,580	987,024	951,905
Deferred tax asset, net	22,436	23,203	20,964	24,017	27,876
Bank-owned life insurance	20,848	20,291	20,708	20,106	19,527
Other real estate owned	515	964	583	1,100	608
Total deposits	1,294,607	1,189,343	1,292,272	1,072,416	989,850
FHLB advances	315,000	405,000	285,000	455,000	420,000
Total shareholders’ equity	167,050	163,026	172,335	159,703	143,704

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	As of and for the three months ended March 31,		As of and for the year ended December 31,
(in thousands, except per share amounts)	2021	2020	2020	2019	2018
Per Share Data (Common Stock):
Earnings
Basic	$0.54	$0.17	$1.77	$1.66	$1.12
Diluted	0.54	0.16	1.76	1.65	1.11
Book value per common share	26.75	26.14	27.60	25.61	23.14
Weighted average common shares outstanding, basic	6,241	6,232	6,233	6,209	6,187
Weighted average common shares, outstanding diluted	6,293	6,293	6,298	6,251	6,235

Selected Performance Metrics:
Return on average assets	0.77%	0.24%	0.61%	0.63%	0.49%
Return on average equity	7.98%	2.57%	6.63%	6.79%	5.06%
Net interest spread	2.70%	2.80%	2.54%	2.78%	3.27%
Net interest margin – tax-equivalent	2.86%	2.91%	2.68%	2.94%	3.40%
Efficiency ratio	68.8%	73.1%	75.0%	72.9%	76.8%
Noninterest income to average assets	0.4%	0.5%	0.7%	0.5%	0.4%
Noninterest expense to average assets	2.0%	2.0%	2.1%	2.1%	2.3%

Asset Quality Ratios:
Nonperforming loans to total loans	0.5%	0.8%	1.0%	0.8%	0.6%
Nonperforming assets to total assets	0.3%	0.6%	0.7%	0.5%	0.4%
Allowance for loan losses to nonperforming loans	194.0%	123.7%	93.3%	108.9%	131.8%
Allowance for loan losses to total loans	0.94%	0.95%	0.95%	0.83%	0.79%
Net charge-offs to average loans	0.00%	0.09%	0.22%	0.08%	0.17%

Capital Ratios:
Tier 1 leverage capital ratio	8.8%	7.9%	8.3%	8.0%	7.8%
Tier 1 risk-based capital ratio	12.5%	10.8%	12.2%	11.3%	10.9%
Total risk-based capital ratio	13.3%	11.6%	13.0%	12.0%	11.6%
Common equity tier 1 capital ratio	12.5%	10.8%	12.2%	11.3%	10.9%

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of FirstSun after giving effect to the mergers and other pro forma adjustments, for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021.

The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from FirstSun’s unaudited interim financial statements as of and for the period ended March 31, 2021 and FirstSun’s audited financial statements for the year ended December 31, 2020 to give effect to the mergers and the estimated acquisition accounting adjustments resulting from the mergers. The unaudited pro forma condensed combined balance sheet information as of March 31, 2021 in the tables below are presented as if the merger occurred on March 31, 2021, and the unaudited pro forma condensed combined statements of income information for the three months ended March 31, 2021 and the year ended December 31, 2020 is presented as if the merger occurred on January 1, 2020.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had FirstSun and Pioneer actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the mergers.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Statements.”

(In thousands)	For the three months ended March 31, 2021	For the year ended December 31, 2020
Unaudited Pro Forma Condensed Combined Income Statement Information:
Total interest income	$57,038	$218,034
Total interest expense	6,206	36,248
Net interest income	50,832	181,786
(Benefit from) provision for loan losses	(350)	27,540
Noninterest income	35,539	160,690
Noninterest expense	64,268	240,854
Income before income taxes	22,453	74,081
Net income	18,262	60,899

(In thousands)	As of March 31, 2021
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Net loans	$4,713,864
Investment securities	945,182
Total assets	7,164,873
Deposits	5,777,754
Borrowings	574,880
Total stockholders’ equity	720,559

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UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The historical per share data for FirstSun common stock and Pioneer common stock below has been derived from the unaudited interim consolidated financial statements of each of FirstSun and Pioneer as of and for the three months ended March 31, 2021 and the audited consolidated financial statements of each of FirstSun and Pioneer as of and for the year ended December 31, 2020, each of which is included with this proxy statement/prospectus.

The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2020, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of March 31, 2021, in the case of book value per share data, assuming that each outstanding share of Pioneer common stock had been converted into shares of FirstSun common stock based on the exchange ratio of 1.0443 shares of FirstSun common stock for each share of Pioneer common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of FirstSun and Pioneer as of and for three months ended March 31, 2021 and the audited consolidated financial statements of each of FirstSun and Pioneer as of and for the year ended December 31, 2020.

The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 107 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of Pioneer at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of Pioneer common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 1.0443.

Comparative Per Share Data	FirstSun Historical	Pioneer Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of Pioneer(1)

Book value per share
As of March 31, 2021	$27.17	$26.75	$29.00	$30.28
As of December 31, 2020	26.51	27.60	28.50	29.77

Cash dividends paid
For the three months ended of March 31, 2021	—	—	—	—
For the year ended December 31, 2020	—	—	—	—

Basic earnings
For the three months ended of March 31, 2021	$0.78	$0.54	$0.74	$0.77
For the year ended December 31, 2020	2.60	1.77	2.45	2.56

Diluted earnings
For the three months ended of March 31, 2021	$0.76	$0.54	$0.72	$0.75
For the year ended December 31, 2020	2.58	1.76	2.43	2.54

(1)	The equivalent pro forma per share amounts of Pioneer were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 1.0443 shares of FirstSun common stock for each share of Pioneer common stock.
22

SUMMARY OF MATERIAL RISKS

There are risks you should consider in evaluating the merger. In addition, an investment by Pioneer shareholders in FirstSun common stock as a result of the merger involves certain risks, see Risk Factors beginning on page 27.

Risk Related to the Merger

·	The success of the merger will depend on a number of uncertain factors, including our ability to complete the integration, limit deposit outflows, limit expenses, retain personnel and earn income from the acquired branches.
·	Combining our operations may be more difficult or costly than expected, and we will incur substantial expenses.
·	Because Pioneer common stock is traded infrequently, it is difficult to determine how the fair value of Pioneer common stock compares with the merger consideration.
·	Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.
·	The COVID-19 pandemic may delay and adversely affect the completion of the mergers.
·	The unaudited pro forma combined financial information is preliminary and the actual financial condition and results of operations of the combined company after the mergers may differ materially.
·	Certain of Pioneer’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of holders of Pioneer common stock generally.
·	Termination of the merger agreement could negatively affect Pioneer, including requiring Pioneer to pay a termination fee, which may discourage other companies from trying to acquire Pioneer for greater merger consideration.
·	Pioneer will be subject to business uncertainties and contractual restrictions while the merger is pending.
·	The shares of FirstSun common stock you receive in the merger will have different rights as Pioneer common stock.
·	You will have a reduced ownership and voting interest in the combined company after the merger.
·	We do not expect Piper Sandler to update its fairness opinion for any changes that occur since the date of its opinion.
·	There is no existing market for FirstSun common stock, and the market price of FirstSun common stock after the merger will be affected by different factors than those affecting the shares of Pioneer or FirstSun currently.
·	FirstSun’s Significant Stockholders, including JLL following the merger, will exercise significant influence over the combined company, and their interests in the combined company may be different than yours.

Risks Related to FirstSun and its Business

Economic and Geographic-Related Risks

·	We are unable to predict the extent to which the COVID-19 pandemic will ultimately affect our business.
·	Our business, including our wealth management business, may be adversely affected by economic and market conditions.
·	If we fail to effectively manage credit risk, our business and financial condition will suffer.
·	Our estimated allowance for loan losses may be insufficient to absorb actual losses in our loan portfolio, which may adversely affect our business, financial condition and results of operations.
·	We are exposed to higher credit risk by commercial real estate, commercial business, and construction lending.
·	A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.
·	Nonperforming assets take significant time and resources to resolve and adversely affect our results of operations and financial condition.
·	We are subject to interest rate risk, which could adversely affect our financial condition and profitability.

Mortgage Banking Risks

·	Our mortgage revenue is cyclical and is sensitive to the level of interest rates, changes in economic conditions, decreased economic activity, and slowdowns in the housing market.
·	We are subject to certain risks related to originating and selling mortgage loans that could have a material adverse effect on our financial condition and results of operations.
·	Decreased mortgage origination volume and pricing decisions of competitors may adversely affect our profitability.
·	We are dependent on U.S. government-sponsored entities and government agencies, and any changes in these entities, could materially and adversely affect our business, financial condition, liquidity and results of operations.
·	We may be terminated as a servicer of mortgage loans, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions.
·	We may be required to repurchase mortgage loans or indemnify buyers against losses in some circumstances, which could harm our liquidity, results of operations and financial condition.

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Operational Risks

·	We are subject to losses due to errors, omissions or fraudulent behavior by our employees, clients or others.
·	We are exposed to the possibility of technology failure and a disruption in our operations may adversely affect us.
·	A failure in, or breach of, our operational or security systems or infrastructure, or those of our third party vendors or others, including as a result of cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.
·	Our controls and procedures may fail or be circumvented, which could have a material adverse effect on us.
·	Our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.
·	We depend on our executive officers and other key employees, and our ability to attract additional key personnel, and we could be harmed by the unexpected loss of their services.
·	Failure to keep pace with technological change could adversely affect our business.
·	We are subject to environmental risks.

Industry-Related Risks

·	We are exposed to the possibility that more prepayments may be made by customers to pay down loan balances, which could reduce our interest income and profitability.
·	We could experience a loss due to competition with other banks or because consumers decide not to use banks.
·	The phase-out of LIBOR could negatively impact our net interest income and require significant operational work.
·	We may be adversely affected by the lack of soundness of other financial institutions.
·	The value of securities in our investment portfolio may decline in the future.
·	Our deposit insurance premiums could be higher in the future, which could have an adverse effect on our future earnings.

Capital and Liquidity Risks

·	We may need additional capital resources in the future, which may not be available when needed or at all.
·	Liquidity needs could adversely affect our results of operations and financial condition.

Risks Related to Strategic Plans

·	Future mergers and acquisitions may subject us to risks, which could disrupt our business and dilute stockholder value.
·	New lines of business or new products and services may subject us to additional risk.

Legal, Accounting, Regulatory and Compliance Risks

·	The banking industry is heavily regulated and that regulation, together with any future legislation or regulatory changes, could limit or restrict our activities and adversely affect our operations or financial results.
·	We face risks related to compliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations.
·	Consumer lending laws restrict our ability to originate certain mortgage loans and increase our risk on such loans.
·	We are subject to fair lending laws, and failure to comply with these laws could lead to material penalties.
·	The Federal Reserve may require us to commit capital resources to support Sunflower Bank.
·	Our PPP lending subjects us to additional risks, including credit, fraud and litigation risks.
·	We are subject to claims and litigation, which could result in additional expenses and reputational damage.
·	The expanding body of federal, state and local regulations and/or the licensing of loan servicing, collections or other aspects of our business and our sales of loans may increase the cost of compliance and the risks of noncompliance.
·	We could be subject to changes in tax laws, regulations and interpretations or challenges to our income tax provision.

Risks Related to FirstSun Common Stock

·	Some provisions of our organizational documents, our Stockholders’ Agreement and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others.
·	We do not intend to pay dividends in the near-term and our future ability to pay dividends is subject to restrictions.
·	An investment in FirstSun common stock is not an insured deposit and is subject to risk of loss.
·	We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.
·	Substantial future sales of our common stock could cause our stock price to decline.

General Risk Factor

·	Our historical operating results may not be indicative of our future operating results.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding FirstSun’s and Pioneer’s outlook or expectations with respect to the mergers, including the expected costs to be incurred and cost savings to be realized in connection with the mergers, the expected impact of the merger on the combined company’s future financial performance (including anticipated accretion to earnings per share), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the mergers and consequences of the integration of the businesses and operations of FirstSun and Pioneer. Words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and FirstSun and Pioneer assume no duty to update forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections.

In addition to factors identified elsewhere in this proxy statement/prospectus (including the “Risk Factors” beginning on page 27), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

·	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);
·	the failure of Pioneer to obtain the requisite shareholder approval, or the failure of either party to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
·	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
·	the possibility that the anticipated benefits of the merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where FirstSun and Pioneer do business or as a result of other unexpected factors or events;
·	the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
·	diversion of management’s attention from ongoing business operations and opportunities;
·	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;
·	the integration of the business and operations of Pioneer, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Pioneer’s existing business;
·	challenges retaining or hiring key personnel;
·	business disruptions resulting from or following the merger;
·	delay in closing the merger and the bank merger;
·	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
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·	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;
·	the inability to sustain revenue and earnings growth;
·	the inability to efficiently manage operating expenses;
·	changes in interest rates and capital markets;
·	changes in asset quality and credit risk;
·	adverse changes in economic conditions;
·	capital management activities;
·	customer borrowing, repayment, investment and deposit practices;
·	the impact, extent and timing of technological changes;
·	the impact of the outbreak of the coronavirus, or COVID-19, on FirstSun’s or Pioneer’s business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act), and the resulting effect of these items on each party’s operations, liquidity and capital position, and on the financial condition of each party’s borrowers and other customers;
·	changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner, including changes as a result of the new presidential administration and Democratic control of Congress;
·	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
·	changes in accounting principles, policies, practices or guidelines;
·	the potential increase in reserves and allowance for loan loss as a result of the transition in 2023 to the current expected credit loss standard, or “CECL,” established by the Financial Accounting Standards Board to account for future expected credit losses;
·	the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, vendors, employees and competitors;
·	failure to attract new customers and retain existing customers in the manner anticipated;
·	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;
·	the adverse effects of events beyond each party’s control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics (including COVID-19), war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in each party’s customers’ supply chains or disruption in transportation; and
·	other actions of the Federal Reserve and legislative and regulatory actions and reforms.

These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

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RISK FACTORS

An investment by Pioneer shareholders in FirstSun common stock as a result of the exchange of shares of FirstSun common stock for shares of Pioneer common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the mergers and bank merger, and ownership of FirstSun common stock are discussed below.

Holders of Pioneer common stock should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the proposals at the Pioneer special meeting described herein. The risks described in this proxy statement/prospectus may adversely affect the value of FirstSun common stock that you, as an existing holder of Pioneer common stock, will hold upon consummation of the merger, and could result in a significant decline in the value of FirstSun common stock and cause the current holders of Pioneer common stock to lose all or part of the value of their investment in FirstSun common stock.

Risks Related to the Mergers

The success of the mergers and bank merger will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including, without limitation:

·	FirstSun’s ability to integrate the branches acquired from Pioneer in the merger, which we refer to as the “acquired branches,” into FirstSun’s current operations;

·	FirstSun’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

·	FirstSun’s ability to control the incremental noninterest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

·	FirstSun’s ability to retain and attract the appropriate personnel to staff the acquired branches; and

·	FirstSun’s ability to earn acceptable levels of interest and noninterest income, including fee income, from the acquired branches.

Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect FirstSun’s existing profitability, that FirstSun will be able to achieve results in the future similar to those achieved by its existing banking business, or that FirstSun will be able to manage any growth resulting from the merger effectively.

Combining FirstSun and Pioneer may be more difficult, costly or time consuming than expected and FirstSun may fail to realize the anticipated benefits of the mergers.

The success of the mergers will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of FirstSun and Pioneer. To realize the anticipated benefits and cost savings from the mergers, FirstSun and Pioneer must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If FirstSun and Pioneer are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.

FirstSun and Pioneer have operated and, until the completion of the mergers, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees

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or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. In addition, the impacts of the COVID-19 pandemic may make it more costly or more difficult to integrate the businesses of FirstSun and Pioneer, which, in turn, may make it more difficult for the combined company to realize anticipated synergies or cost savings in the amounts estimated or in the timeframe contemplated, or at all. These integration matters could have an adverse effect on each of FirstSun and Pioneer during this transition period and for an undetermined period after completion of the mergers on the combined company.

The combined company may be unable to retain Pioneer personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Pioneer. It is possible that these employees may decide not to remain with Pioneer while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Pioneer to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, FirstSun may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms.

The combined company expects to incur substantial expenses related to the mergers.

The combined company expects to incur substantial expenses in connection with completing the mergers and combining the business, operations, networks, systems, technologies, policies and procedures of FirstSun and those of Pioneer. Although FirstSun and Pioneer have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the mergers.

In addition, before completing the mergers, each of FirstSun and Pioneer will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. In preparation for the consummation of the mergers, the companies will also incur the additional costs and expenses of preparing and filing the Registration Statement of which this proxy statement/prospectus forms a part, printing and mailing the proxy statement/prospectus to solicit Pioneer shareholder approval of the merger, and all filing and other fees expected to be paid to the SEC, bank regulatory authorities and other governmental agencies in connection with the proposed mergers. If the mergers are not completed, FirstSun and Pioneer would have to recognize these expenses without realizing the anticipated benefits of the mergers.

Because Pioneer common stock is traded infrequently and there is no current market for FirstSun common stock for which Pioneer stock will be exchanged in the merger, it is difficult to determine how the fair value of Pioneer common stock compares with the merger consideration.

Pioneer common stock is quoted on the OTC Markets Groups, Inc.’s Pink Open Market. The market for Pioneer common stock has historically been illiquid and irregular. In addition, there is no current market for FirstSun common stock. This lack of liquidity makes it difficult to determine the fair value of Pioneer common stock and FirstSun common stock. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of shares of Pioneer common stock. In negotiating the merger consideration, the parties considered numerous factors including, without limitation, certain financial metrics for each institution and how they compared to other similar publicly traded financial institutions, the transaction metrics of comparable merger and acquisition transactions, an analysis of the potential pro forma

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effects of the merger and an analysis of both the financial contribution (balance sheet, revenue, profitability, etc.) and franchise contribution (market demographics, historical growth rates, future prospects, etc.) of each institution. Accordingly, if the merger is completed, you may not be able to sell your shares of FirstSun common stock at a price equal to or above the current Pioneer stock price multiplied by the exchange ratio. In addition, because there is no existing trading market for FirstSun common stock and we cannot provide assurance that a market will develop following the merger, it may be difficult to sell your shares of FirstSun common stock at all. See the risk factor entitled “—There is no existing market for FirstSun common stock” below.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

Before the mergers and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve, the OCC and other regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 84. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the mergers or will otherwise reduce the anticipated benefits of the mergers. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the mergers. Additionally, the completion of the mergers is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither FirstSun, Pioneer nor their respective subsidiaries are required under the terms of the merger agreement to take any action, commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 84.

The COVID-19 pandemic may delay and adversely affect the completion of the mergers.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of FirstSun and Pioneer. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of FirstSun or Pioneer, or the business operations of FirstSun or Pioneer are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of FirstSun and Pioneer may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve, the OCC and/or other regulators may impose additional requirements on FirstSun or Pioneer that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.

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The unaudited pro forma combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the mergers may differ materially.

The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Pioneer identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Pioneer as of the date of the completion of the mergers. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 107.

Certain of Pioneer’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of Pioneer common stock generally.

Holders of Pioneer common stock should be aware that some of Pioneer’s directors and executive officers may have interests in the mergers and have arrangements that are different from, or in addition to, those of holders of Pioneer common stock generally. These interests and arrangements may create potential conflicts of interest. The Pioneer board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the section entitled “The Merger—Interests of Pioneer’s Directors and Executive Officers in the Merger” beginning on page 80.

Termination of the merger agreement could negatively affect Pioneer.

If the merger is not completed for any reason, including as a result of Pioneer shareholders failing to approve the merger proposal, there may be various adverse consequences. For example, Pioneer’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated under certain circumstances, Pioneer may be required to pay FirstSun a termination fee of $11,250,000.

Pioneer will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Pioneer and, consequently, the combined company. These uncertainties may impair Pioneer’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Pioneer to seek to change existing business relationships with Pioneer. Retention of certain employees by Pioneer may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Pioneer and, ultimately, the combined company, the combined company’s business could be harmed. In addition, subject to certain exceptions, Pioneer has agreed to conduct its business in all material respects in the usual, regular and ordinary course and to use commercially reasonable efforts to maintain and preserve its business organization and its current relationships with its customers, regulators, employees and others with which it has business relationships prior to closing. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to Pioneer.

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The merger agreement contains provisions that may discourage other companies from trying to acquire Pioneer for greater merger consideration.

The merger agreement contains provisions that may discourage a third-party from submitting an acquisition proposal to Pioneer that might result in greater value to Pioneer shareholders than the proposed merger with FirstSun or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Pioneer than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Pioneer from soliciting, or entering into discussions with any third-party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by the Pioneer board of directors. In addition, Pioneer may be required to pay FirstSun a $11,250,000 termination fee upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “The Merger Agreement—Termination Fee” beginning on page 101.

The shares of FirstSun common stock to be received by holders of Pioneer common stock as a result of the merger will have different rights from the shares of Pioneer common stock.

In the merger, holders of Pioneer common stock will become holders of FirstSun common stock and their rights as shareholders will be governed by Delaware law and the governing documents of the combined company. The rights associated with FirstSun common stock are different from the rights associated with Pioneer common stock. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 223 for a discussion of the different rights associated with FirstSun common stock.

Holders of Pioneer common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Pioneer shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Pioneer. When the merger is completed, each Pioneer shareholder who receives shares of FirstSun common stock will become a FirstSun stockholder, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of Pioneer. Based on the number of shares of FirstSun and Pioneer common stock outstanding as of the close of business on the record date, and based on the number of shares of FirstSun common stock expected to be issued in the merger, the former holders of Pioneer common stock, as a group, are estimated to own approximately 26.25% of the common shares of the combined company immediately after the merger and current holders of FirstSun common stock as a group are estimated to own approximately 73.75% of the fully diluted shares of the combined company immediately after the merger. Because of this, Pioneer shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Pioneer.

The fairness opinion received by the Pioneer board of directors from Piper Sandler has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.

The fairness opinion of Piper Sandler was rendered to the Pioneer board of directors on May 11, 2021. Changes in the operations and prospects of Pioneer, general market and economic conditions, and other factors which may be beyond the control of Pioneer may have altered the value of Pioneer or the sale prices of shares of Pioneer common stock as of the date of this proxy statement/prospectus, or may alter such value and sale prices by the time the merger is completed. The opinion from Piper Sandler, dated May 11, 2021, does not speak as of any date other than the date of such opinion.

There is no existing market for FirstSun common stock.

If the merger is completed, the shares of FirstSun common stock which will be issued to Pioneer shareholders in the merger will be freely transferable. However, there is no current market for FirstSun common stock and we cannot provide any assurances that a market will develop. Further, the development of a trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of FirstSun.

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Accordingly, Pioneer shareholders should consider the potential illiquid and long-term nature of an investment in FirstSun common stock. Even though the FirstSun stockholder base will increase as a result of the merger, there can be no assurance that an active and liquid trading market for FirstSun will develop, or once developed, will continue, nor any assurance that Pioneer shareholders will be able to sell their shares at or above the exchange ratio following the merger.

The market price of FirstSun common stock after the merger may be affected by factors different from those affecting the shares of Pioneer or FirstSun currently.

In the merger, holders of Pioneer common stock will become holders of FirstSun common stock. FirstSun’s business differs from that of Pioneer. Accordingly, the results of operations of the combined company and the market price of FirstSun common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of FirstSun and Pioneer. For a discussion of the business and market of FirstSun and of some important factors to consider in connection with its business, please see “Information About FirstSun.” For a discussion of the business and market of Pioneer and of some important factors to consider in connection with its business, please see “Information About Pioneer.”

FirstSun’s Significant Stockholders, including JLL following the merger, will exercise significant influence over the combined company, and their interests in the combined company may be different than yours.

Upon the closing of the merger, certain of the Significant Stockholders of FirstSun (those identified under “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement”), which, following the merger will include JLL, Pioneer’s largest shareholder, will own, in the aggregate, approximately 72.8% of the outstanding shares of the combined company common stock, with JLL owning approximately 14.0%, and will exercise significant influence over the combined company through such ownership.

In addition, following the merger, under our Stockholders’ Agreement, as amended, certain of FirstSun’s Significant Stockholders, including JLL, will be entitled to designate nine of our ten directors, so long as certain stock ownership thresholds are maintained. The directors nominated by the Significant Stockholders will have significant authority to make decisions affecting our business, including, among others, the issuance of additional capital stock, the incurrence of additional indebtedness, mergers and acquisitions, the decision of whether or not to declare dividends and other extraordinary corporate matters.

Pursuant to the Stockholders’ Agreement, as amended, FirstSun stockholders also have (and will continue to have following the merger) certain rights and obligations related to its governance, transfer restrictions, rights of first refusal, tag-along rights, and with respect to the Significant Stockholders, certain preemptive rights. Other than JLL, no other Pioneer shareholder will become a party to the Stockholders’ Agreement as a result of the merger. See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement” beginning on page 180.

The interests of FirstSun’s Significant Stockholders may conflict with the interests of other combined company stockholders. For example, some or all of FirstSun’s Significant Stockholders may support certain long-term strategies or objectives for the combined company that may not be accretive to combined company stockholders in the short term. The concentration of ownership may also delay, defer or even prevent a change in control of the combined company, even if such a change in control would benefit the other combined company stockholders, and may make some transactions more difficult or impossible without the support of FirstSun’s Significant Stockholders.

Risks Related to FirstSun and its Business

As used in the remaining sections of these Risk Factors, unless the context requires otherwise, the terms “FirstSun,” “we,” “us” and “our” refer to FirstSun and its consolidated subsidiaries before the merger with Pioneer.

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Economic and Geographic-Related Risks

The COVID-19 pandemic has adversely affected our business, financial condition and results of operations, and the ultimate effect of the pandemic on our business, financial condition and results of operations will depend on future developments and other factors that are highly uncertain.

The continuation of the economic effects of the COVID-19 pandemic has had a destabilizing effect on financial markets, key market indices and overall economic activity. The uncertainty regarding the duration of the pandemic and the resulting economic disruption has caused increased market volatility and has led to an economic recession and a significant decrease in consumer confidence and business generally. The continuation of these conditions (including whether due to a resurgence or additional waves of COVID-19 infections), as well as the impacts of the CARES Act and other federal and state measures, specifically with respect to loan forbearances, has adversely affected our business, financial condition and results of operations, and has and can be expected to further adversely impact our business, financial condition and results of operations and the operations of our borrowers, customers and business partners. In particular, these events have had, and/or can be expected to continue to have, the following effects, among other things:

·	impair the ability of borrowers to repay outstanding loans or other obligations, resulting in increases in delinquencies and modifications to loans;

·	impair the value of collateral securing loans (particularly with respect to real estate);

·	impair the value of our assets, including our securities portfolio, goodwill and intangible assets;

·	require an increase in our allowance for loan losses;

·	adversely affect the stability of our deposit base or otherwise impair our liquidity;

·	reduce our revenues from fee-based services;

·	result in increased compliance risk as we become subject to new regulatory and other requirements, including new and changing guidance, associated with the PPP and other new programs in which we participate;

·	impair the ability of loan guarantors to honor commitments;

·	negatively impact our regulatory capital ratios;

·	negatively impact the productivity and availability of key personnel necessary to conduct our business, and of third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the pandemic and related governmental actions; and

·	increase cyber and payment fraud risk and other operational risks, given increased online and remote activity.

While the ultimate impact of these factors over the longer term is uncertain and we do not yet know the full extent of the impacts on our business, our operations or the global economy as a whole, nor the pace of economic recovery when the COVID-19 pandemic subsides, the decline in economic conditions generally and a prolonged negative impact on small to medium-sized businesses, in particular, due to COVID-19 is likely to result in an adverse effect on our business, financial condition and results of operations in future periods, and may heighten many of our known risks.

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Our business may be adversely affected by economic conditions.

Our financial performance generally, and in particular, the ability of borrowers to pay interest on and repay the principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer and whose success we rely on to drive our growth, is highly dependent upon the business environment in the primary markets where we operate and in the United States as a whole. Unlike larger financial institutions that are more geographically diversified, we are a regional bank that provides banking and financial services to customers primarily in Kansas, Colorado, New Mexico, Texas and Arizona. The economic conditions in these markets may be different from, and in some instances worse than, the economic conditions in the United States as a whole.

Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, the prevailing yield curve, inflation, monetary supply, fluctuations in the debt and equity capital markets, and the strength of the domestic economy and the local economies in the markets in which we operate. Unfavorable market conditions can result in a deterioration of the credit quality of borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, foreclosures, additional provisions for loan losses, adverse asset values and a reduction in assets under management or administration. The majority of our loan portfolio is secured by real estate. A decline in real estate values can negatively impact our ability to recover our investment should the borrower become delinquent. Loans secured by stock or other collateral may be adversely impacted by a downturn in the economy and other factors that could reduce the recoverability of our investment. Unsecured loans are dependent on the solvency of the borrower, which can deteriorate, leaving us with a risk of loss. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence, limitations on the availability of or increases in the cost of credit and capital, increases in inflation or interest rates, high unemployment, natural disasters, epidemics and pandemics (such as COVID-19), state or local government insolvency, or a combination of these or other factors.

The impact of the COVID-19 pandemic is fluid and continues to evolve and there is pervasive uncertainty surrounding the future economic conditions that will emerge in the months and years following the onset of the pandemic. Even after the COVID-19 pandemic subsides, the U.S. economy will likely require some time to recover from its effects, the length of which is unknown, and during which we may experience a recession. In addition, there are continuing concerns related to, among other things, the level of U.S. government debt and fiscal actions that may be taken to address that debt, depressed oil prices and a potential resurgence of economic and political tensions with China that may have a destabilizing effect on financial markets and economic activity. Economic pressure on consumers and overall economic uncertainty may result in changes in consumer and business spending, borrowing and saving habits. These economic conditions and/or other negative developments in the domestic or international credit markets or economies may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Declines in real estate values and sales volumes and high unemployment or underemployment may also result in higher than expected loan delinquencies, increases in our levels of nonperforming and classified assets and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

Our wealth management business may be negatively impacted by changes in economic and market conditions and clients may seek legal remedies for investment performance.

Our wealth management business may be negatively impacted by changes in general economic and market conditions because the performance of this businesses is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, and by the threat, as well as the occurrence of global conflicts or events, such as the global COVID-19 pandemic, all of which are beyond our control. We cannot assure you that broad market performance will be favorable in the future. Declines in the financial markets or a lack of sustained growth may result in a decline in the performance of our wealth management business and may adversely affect the market value and performance of the investment

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securities that we manage, which could lead to reductions in our wealth management fees, because they are based primarily on the market value of the securities we manage, and could lead some of our clients to reduce their assets under management by us or seek legal remedies for investment performance. If any of these events occur, the financial performance of our wealth management business could be materially and adversely affected.

Lending and Interest Rate Risks

If we fail to effectively manage credit risk, our business and financial condition will suffer.

We must effectively manage credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. There is no assurance that our credit risk monitoring and loan approval procedures are or will be adequate or will reduce the inherent risks associated with lending.

Our risk management practices, such as monitoring the concentration of our loans within specific industries and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. Many of our loans are made to small and medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, we may have significant exposure if any of these borrowers become unable to pay their loan obligations as a result of economic or market conditions, or personal circumstances. In addition, we are a middle-market lender, as such, the relative size of individual credits in our commercial portfolio increases the potential impact from singular credit events. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition and results of operations.

Our estimated allowance for loan losses and fair value adjustments with respect to acquired loans may prove to be insufficient to absorb actual losses in our loan portfolio, which may adversely affect our business, financial condition and results of operations.

We are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to ensure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and ability to meet our obligations. We evaluate the collectability of our loan portfolio and we maintain an allowance for loan losses that represents management’s judgment of probable losses and risks inherent in our loan portfolio that we believe to be adequate based on a variety of factors including but not limited to: the risk characteristics of various classifications of loans, previous loan loss experience, specific loans that have loss potential, delinquency trends, estimated fair market value of the collateral, current economic conditions, the views of our regulators, and geographic and industry loan concentrations. If our evaluation is incorrect and defaults by borrowers lead to loan losses that exceed our allowance for loan losses, our earnings could be significantly and adversely affected. No assurance can be given that the allowance will be adequate to cover loan losses incurred in our portfolio. We may experience losses in our loan portfolio or perceive adverse conditions and trends that may require us to significantly increase our allowance for loan losses in the future, a decision that would reduce earnings.

The application of the acquisition method of accounting in our prior acquisition or any future acquisitions, including the proposed merger with Pioneer, will impact our allowance for loan losses. Under the acquisition method of accounting, all acquired loans were recorded in our consolidated financial statements at their estimated fair value at the time of acquisition and any related allowance for loan loss was eliminated because credit quality, among other factors, was considered in the determination of fair value. To the extent that our estimates of fair value are too high, we will incur losses associated with the acquired loans.

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In addition, our regulators, as an integral part of their periodic examination, review our methodology for calculating, and the adequacy of, our allowance and provision for loan losses. Although we believe that the methodology used by us to determine the amount of both the allowance for loan losses and provision is effective, the regulators or our auditor may conclude that changes are necessary based on information available to them at the time of their review, which could impact our overall credit portfolio. Such changes could result in, among other things, modifications to our methodology for determining our allowance or provision for loan losses or models, reclassification or downgrades of our loans, increases in our allowance for loan losses or other credit costs, imposition of new or more stringent concentration limits, restrictions in our lending activities and/or recognition of further losses. Further, if actual charge-offs in future periods exceed the amounts allocated to the allowance for loan losses, we may need additional provisions for loan losses to restore the adequacy of our allowance for loan losses.

We are exposed to higher credit risk by commercial real estate, commercial business, and construction lending.

Commercial real estate, commercial business and construction lending usually involves higher credit risks than that of single-family residential lending. At March 31, 2021, the following loan types accounted for the stated percentages of our total loan portfolio: commercial real estate (owner and non-owner occupied)— 25.9%, commercial and industrial business—56.4%, and construction and land development lending—3.8%. These types of loans involve larger loan balances to a single borrower or groups of related borrowers.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends in some cases on successful development of their properties, as well as the factors affecting residential real estate borrowers. These loans may involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Commercial and industrial business loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Although commercial and industrial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. In addition, business assets may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral value provided by the borrower and liquidity of the guarantor.

Risk of loss on a construction and land development loan depends largely upon whether our initial estimate of the property’s value at completion of construction exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial real estate, commercial business, and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review, and monitoring cannot eliminate all of the risks related to these loans.

As of March 31, 2021, our commercial real estate loans (owner and non-owner occupied) were equal to 212.7% of our total risk-based capital. The banking regulators give commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement enhanced underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

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A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loans are secured by real estate. As of March 31, 2021, approximately 43.2% of such loans had real estate as primary collateral (owner occupied and non-owner occupied real estate loans). Additionally, certain loans may have real estate as a secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. Deterioration in the real estate market could cause us to adjust our opinion of the level of credit quality in our loan portfolio. Such a determination may lead to an additional increase in our provisions for loan losses, which could also adversely affect our business, financial condition, and results of operations.

Nonperforming assets take significant time and resources to resolve and adversely affect our results of operations and financial condition.

At March 31, 2021, we had a total of approximately $41.6 million of nonperforming assets or approximately 0.78% of total assets. Our nonperforming assets adversely affect our net income in various ways. We do not record interest income on nonaccrual loans or other real estate owned, thereby adversely affecting our net income and returns on assets and equity, increasing our loan administration costs and adversely affecting our efficiency ratio. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of nonperforming assets increases our risk profile and may impact the capital levels regulators believe are appropriate in light of the ensuing risk profile. In addition, the resolution of nonperforming assets requires significant commitments of time from management, which may materially and adversely impact their ability to perform their other responsibilities. If we experience increases in nonperforming loans and nonperforming assets, our net interest income may be negatively impacted and our loan administration costs could increase, each of which could have an adverse effect on our net income and related ratios, such as return on assets and equity.

New accounting standards could require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.

The measure of our allowance for loan losses will be impacted by the adoption and interpretation of accounting standards. The Financial Accounting Standards Board, or FASB, has issued a new credit impairment model, the Current Expected Credit Loss, or CECL model, which will become applicable to us in 2023. Under the CECL model, we will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model currently required under GAAP, which delays recognition until it is probable a loss has been incurred. Accordingly, we expect that the adoption of the CECL model will materially affect how we determine our allowance for loan losses and could require us to significantly increase our allowance. Moreover, the CECL model may create more volatility in the level of our allowance for loan losses. If we are required to materially increase our level of allowance for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations.

We are subject to interest rate risk, which could adversely affect our financial condition and profitability.

The majority of our banking assets are subject to changes in interest rates. For example, as of March 31, 2021, 44.7% of our loan portfolio, including loan level derivative instruments, consisted of floating and adjustable interest rate loans. Like most financial institutions, our earnings significantly depend on our net interest income, the principal component of our earnings, which is the difference between interest earned by us from our interest-earning assets, such as loans and investment securities, and interest paid by us on our interest-bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate

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sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will negatively impact our earnings. Many factors beyond our control impact interest rates, including economic conditions, governmental monetary policies, inflation, recession, changes in unemployment, the money supply, and disorder and instability in domestic and foreign financial markets. Changes in monetary policies of the various government agencies could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could also affect our ability to originate loans and obtain deposits, the fair value of our financial assets and liabilities, and the average duration of our assets and liabilities.

In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their loans at lower rates. Interest rate increases often result in larger payment requirements for our floating interest rate borrowers, which increases the potential for default. At the same time, the marketability of the property securing a loan may be adversely affected by any reduced demand resulting from higher interest rates. An increase (or decrease) in interest rates may also require us to increase (or decrease) the interest rates that we pay on our deposits.

Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to increases in nonperforming assets, charge-offs and delinquencies, further increases to the allowance for loan losses, and a reduction of income recognized, among others, which could have a material adverse effect on our results of operations and cash flows. Further, when we place a loan on non-accrual status, we reverse any accrued but unpaid interest receivable, which decreases interest income. At the same time, we continue to have a cost to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets could have a material adverse impact on our net interest income.

Additionally, an increase in interest rates may not increase our net interest income to the same extent we currently anticipate based on our modeling estimates and the assumptions underlying such modeling. Our failure to benefit from an increased interest rate environment to the extent we currently estimate, to the same extent as our competitors or at all could have a material adverse effect on our business, financial condition and results of operations.

In response to the COVID-19 pandemic, the Federal Open Market Committee cut short-term interest rates to a record low range of 0% to 0.25%. If short-term interest rates remain at their current levels for a prolonged period, and assuming longer term interest rates remain low, we could experience net interest margin compression as our rates on our interest earning assets would decline while rates on our interest-bearing liabilities could fail to decline in tandem. Similarly, if short-term interest rates increase and long-term interest rates do not increase, or increase but at a slower rate, we could experience net interest margin compression as our rates on interest earning assets decline measured relative to rates on our interest-bearing liabilities. Any such occurrence could have a material adverse effect on our net interest income and on our business, financial condition and results of operations.

Mortgage Banking Risks

Our mortgage revenue is cyclical and is sensitive to the level of interest rates, changes in economic conditions, decreased economic activity, and slowdowns in the housing market.

We may not be able to grow our mortgage business at the same rate of growth achieved in recent years or even grow our mortgage business at all. The success of our mortgage division is dependent upon our ability to originate loans and sell them to investors, in each case at or near current volumes. Loan production levels are sensitive to changes in the level of interest rates and changes in economic conditions. Mortgage production, especially refinancing activity, declines in rising interest rate environments. Our mortgage origination volume could be materially and adversely affected by rising interest rates. Moreover, when interest rates increase, there can be no assurance that our mortgage production will continue at current levels.

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Because we sell a substantial portion of the mortgage loans we originate, the profitability of our mortgage banking business also depends in large part on our ability to aggregate a high volume of loans and sell them in the secondary market at a gain. In fact, when rates rise, we expect increasing industry-wide competitive pressures related to changing market conditions to reduce pricing margins and mortgage revenues generally. If our level of mortgage production declines, our continued profitability will depend upon our ability to reduce our costs commensurate with the reduction of revenue from our mortgage operations. If we are unable to do so, our continued profitability may be materially and adversely affected.

We are subject to certain risks related to originating and selling mortgage loans that could have a material adverse effect on our financial condition and results of operations.

We sell mortgage loans to generate earnings and manage our liquidity and capital levels, as well as to create geographical and product diversity in our loan portfolio. Disruptions in the financial markets, a decrease in demand for these loans, or changes to laws or regulations that reduce the attractiveness of such loans to purchasers of the loans could require us to decrease our lending activities or retain a greater portion of the loans we originate. Selling fewer loans would generally result in a decrease in the gains recognized on the sale of loans, could increase our capital needs as a result of the increase of risk weighted assets, result in decreased liquidity, and result in increased credit risk as our loan portfolio increased in size, any of which could have a material adverse effect on our financial condition and results of operations.

The structure of certain loan sales may result in the retention of credit or financial risks. We retain mortgage servicing rights on a majority of the mortgage loans we sell. Mortgage servicing rights, the right to service a loan and receive servicing income over the life of the loan, are recognized as assets or liabilities at estimated fair value. The value of mortgage servicing rights are affected by prepayment speeds of mortgage loans and changes; therefore, actual performance may differ from our expectations. The impact of such factors could have a material adverse effect on the value of these mortgage servicing rights and on our financial condition and results of operations.

When loans are sold or securitized, it is customary to make representations, warranties and covenants to the purchaser or investors about the loans, including the manner in which they were originated and will be serviced. These agreements generally require the repurchase of loans or indemnification in the event we breach these representations, warranties or covenants and such breaches are not cured. In addition, some agreements contain a requirement to repurchase loans as a result of early payoffs by the borrower, early payment default of the borrower or defects affecting the security interest in the collateral. We have not been obligated to make significant repurchases of sold loans in the past. A material increase in the amount of loans repurchased could have a material adverse effect on our financial condition and results of operations.

Decreased residential mortgage origination volume and pricing decisions of competitors may adversely affect our profitability.

Our mortgage division originates, sells and services residential mortgage loans. Changes in interest rates, housing prices, applicable government regulations and pricing decisions by our loan competitors may adversely affect demand for our residential mortgage loan products, the revenue realized on the sale of loans, the revenues received from servicing such loans for others and, ultimately, reduce our net income. New regulations, increased regulatory reviews, and/or changes in the structure of the secondary mortgage markets which we utilize to sell mortgage loans may increase costs and make it more difficult to operate a residential mortgage origination business. Our revenue from the mortgage banking business was $122.2 million in 2020 and $25.1 in the first quarter of 2021. This revenue could significantly decline in future periods if interest rates were to rise and the other risks highlighted in this paragraph were realized, which may adversely affect our profitability.

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We are dependent on U.S. government-sponsored entities and government agencies, and any changes in these entities, their current roles or the leadership at such entities or their regulators could materially and adversely affect our business, financial condition, liquidity and results of operations.

Our ability to generate revenues through mortgage loan sales depends on programs administered by government-sponsored entities (“GSEs”), such as Fannie Mae and Freddie Mac, government agencies, including Ginnie Mae, and others that facilitate the issuance of mortgage-backed securities (“MBS”), in the secondary market. Presently, almost all of the newly originated loans that we originate directly with borrowers qualify under existing standards for inclusion in MBS issued by Fannie Mae or Freddie Mac or guaranteed by Ginnie Mae. A number of legislative proposals have been introduced in recent years that would wind down or phase out the GSEs. It is not possible to predict the scope and nature of the actions that the U.S. government, will ultimately take with respect to the GSEs. Any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and their regulators or the U.S. federal government, and any changes in leadership at these entities, could adversely affect our business and prospects. Any discontinuation of, or significant reduction in, the operation of Fannie Mae or Freddie Mac or any significant adverse change in their capital structure, financial condition, activity levels in the primary or secondary mortgage markets or in underwriting criteria could materially and adversely affect our business, financial condition, liquidity and results of operations.

Elimination of the traditional roles of Fannie Mae and Freddie Mac, or any changes to the nature or extent of the guarantees provided by Fannie Mae and Freddie Mac or the fees, terms and guidelines that govern our selling and servicing relationships with them, could also materially and adversely affect our ability to sell and securitize loans through our loan production segment, and the performance, liquidity and market value of our investments. Moreover, any changes to the nature of the GSEs or their guarantee obligations could redefine what constitutes an Agency MBS and could have broad adverse implications for the market and our business, financial condition, liquidity and results of operations.

We may be terminated as a servicer of mortgage loans, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions.

We act as servicer for approximately $4.3 billion of residential loans owned by third parties as of March 31, 2021. As a servicer for those loans we have certain contractual obligations, including foreclosing on defaulted mortgage loans or, to the extent applicable, considering alternatives to foreclosure such as loan modifications or short sales. If we commit a material breach of our obligations as servicer, we may be subject to termination if the breach is not cured within a specified period of time following notice, causing us to lose servicing income.

For certain investors and/or certain transactions, we may be contractually obligated to repurchase a mortgage loan or reimburse the investor for credit losses incurred on the loan as a remedy for servicing errors with respect to the loan. If we have increased repurchase obligations because of claims that we did not satisfy our obligations as a servicer, or increased loss severity on such repurchases, we may have a significant reduction to net servicing income within our mortgage banking noninterest income. We may incur costs if we are required to, or if we elect to, re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. These costs and liabilities may not be legally or otherwise reimbursable to us. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our mortgage servicing rights may be negatively affected to the extent our servicing costs increase because of higher foreclosure costs. We may be subject to fines and other sanctions imposed by federal or state regulators as a result of actual or perceived deficiencies in our foreclosure practices or in the foreclosure practices of other mortgage loan servicers. Any of these actions may harm our reputation or negatively affect our home lending or servicing business.

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We may be required to repurchase mortgage loans or indemnify buyers against losses in some circumstances, which could harm our liquidity, results of operations and financial condition.

When mortgage loans are sold, whether as whole loans or pursuant to a securitization, we are required to make customary representations and warranties to purchasers, guarantors and insurers, including the GSEs, about the mortgage loans and the manner in which they were originated. Whole loan sale agreements require repurchase or substitute mortgage loans, or indemnify buyers against losses, in the event we breach these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of early payment default of the borrower on a mortgage loan. If repurchase and indemnity demands increase and such demands are valid claims and are in excess of our provision for potential losses, our liquidity, results of operations and financial condition may be adversely affected.

Operational Risks

We are subject to losses due to errors, omissions or fraudulent behavior by our employees, clients, counterparties or other third parties.

We are exposed to many types of operational risk, including the risk of fraud by employees and third parties, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially and adversely affected if employees, clients, counterparties or other third parties caused an operational breakdown or failure, either as a result of human error, fraudulent manipulation or purposeful damage to any of our operations or systems.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we may assume that a customer’s audited financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our earnings are significantly affected by our ability to properly originate, underwrite and service loans. Our financial condition and results of operations could be negatively impacted to the extent we incorrectly assess the creditworthiness of our borrowers, fail to detect or respond to deterioration in asset quality in a timely manner, or rely on financial statements that do not comply with GAAP or are materially misleading.

We are exposed to the possibility of technology failure and a disruption in our operations may adversely affect our business.

We rely on our computer systems and the technology of outside service providers. Our daily operations depend on the operational effectiveness of their technology. We rely on our systems to accurately track and record our assets and liabilities. If our computer systems or outside technology sources become unreliable, fail, or experience a breach of security, our ability to maintain accurate financial records may be impaired, which could materially affect our business operations and financial condition. In addition, a disruption in our operations resulting from failure of transportation and telecommunication systems, loss of power, interruption of other utilities, natural disaster, fire, global climate changes, computer hacking or viruses, failure of technology, terrorist activity or the domestic and foreign response to such activity or other events outside of our control could have an adverse impact on the financial services industry as a whole and/or on our business. Our business recovery plan may not be adequate and may not prevent significant interruptions of our operations or substantial losses. The increased number of cyberattacks during the past few years has further heightened our attention to this risk.  As such, we are continuously reviewing and implementing additional security controls and generally expanding our cybersecurity team to monitor and assist with the mitigation of this ever-increasing risk.

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A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

We rely heavily on communications and information systems to conduct our business. Information security risks for financial institutions such as ours have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties. As client, public, and regulatory expectations regarding operational and information security have increased, our operational systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting and data processing systems, or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunications outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics (such as the COVID-19 pandemic); events arising from local or larger scale political or social matters, including terrorist acts; and cyber-attacks.

As noted above, our business relies on our digital technologies, computer and email systems, software, and networks to conduct our operations. Although we have information security procedures and controls in place, our technologies, systems, networks, and our clients’ devices may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our clients’ confidential, proprietary and other information, or otherwise disrupt our or our clients’ or other third parties’ business operations. Third parties with whom we do business or that facilitate our business activities, including financial intermediaries, or vendors that provide services or security solutions for our operations, and other third parties, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.

While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remains heightened because of the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber-attacks or security breaches of the networks, systems or devices that our clients use to access our products and services could result in client attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

Our controls and procedures may fail or be circumvented, which could have a material adverse effect on our business, result of operations and financial condition.

We regularly review and update our internal controls and procedures and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures may lead to operational losses including internal and external fraud which could have a material adverse effect on our business, results of operations and financial condition.

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We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values: being an integral part of the communities we serve; delivering superior service to our customers; and caring about our customers and associates. Damage to our reputation could undermine the confidence of our current and potential clients in our ability to provide financial services. Such damage could also impair the confidence of our counterparties and business partners, and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our success in maintaining our core values and controlling and mitigating the various risks described herein, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of us to comply with legal and regulatory requirements. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected. Further, negative public opinion can expose us to litigation and regulatory action as we seek to implement our growth strategy, which could adversely affect our business, financial condition and results of operations.

We depend on our executive officers and other key employees, and our ability to attract additional key personnel, to continue the implementation of our long-term business strategy, and we could be harmed by the unexpected loss of their services.

We believe that our continued growth and future success will depend in large part on the skills of our executive officers and other key employees and our ability to motivate and retain these individuals, as well as our ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Our business is primarily relationship-driven in that many of our key personnel have extensive customer or asset management relationships. Loss of key personnel with such relationships may lead to the loss of business if the customers were to follow that employee to a competitor or if asset management expertise was not replaced in a timely manner. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business strategy may be lengthy. We may not be successful in retaining key personnel, and the unexpected loss of services of one or more of our key personnel could have a material adverse effect on our business because of their skill, knowledge of our primary markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel. If the services of any of our key personnel should become unavailable for any reason, we may not be able to identify and hire qualified persons on terms acceptable us, or at all, which could have a material adverse effect on our business, financial condition, results of operation and future prospects.

Failure to keep pace with technological change could adversely affect our business.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business, financial condition and results of operations.

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We are subject to environmental risks.

We own certain of our properties, and a significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. As a result, we could be subject to environmental liabilities with respect to these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to obtain an environmental study during the underwriting process for certain commercial real estate loan originations and to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business financial condition and results of operations.

In addition, we are subject to the growing risk of climate change. Among the risks associated with climate change are more frequent severe weather events. Severe weather events such as droughts, heat waves, hurricanes, tropical storms, tornados, winter storms, freezes, flooding and other large-scale weather catastrophes in our markets subject us to significant risks and more frequent severe weather events magnify those risks. Large-scale weather catastrophes or other significant climate change effects that either damage or destroy residential or multifamily real estate underlying mortgage loans or real estate collateral, or negatively affects the value of real estate collateral or the ability of borrowers to continue to make payments on loans, could decrease the value of our real estate collateral or increase our delinquency rates in the affected areas and thus diminish the value of our loan portfolio. Such events could also cause downturns in economic and market conditions generally, which could have an adverse effect on our business and financial results. The potential losses and costs associated with climate change related risks are difficult to predict and could have a material adverse effect on our business, financial condition and results of operation.

Industry-Related Risks

We are exposed to the possibility that more prepayments may be made by customers to pay down loan balances, which could reduce our interest income and profitability.

Prepayment rates stem from consumer behavior, conditions in the housing and financial markets, general U.S. economic conditions, and the relative interest rates on fixed-rate and adjustable-rate loans. Therefore, changes in prepayment rates are difficult to predict. Recognition of deferred loan origination costs and premiums paid in originating these loans are normally recognized over the contractual life of each loan. As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed will accelerate. The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans. If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated. We recognize premiums paid on mortgage-backed securities as an adjustment from interest income over the expected life of the security based on the rate of repayment of the securities. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income. We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instrument particularly in a period of declining interest rates.

We could experience a loss due to competition with other financial institutions.

We face substantial competition in all areas of our operations from a variety of different competitors, both within and beyond our principal markets, many of which are larger and may have more financial resources. Such competitors primarily include national, super-regional, and internet banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, without limitation,

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savings and loans, credit unions, finance companies, brokerage firms, insurance companies, and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative and regulatory changes and continued consolidation. In addition, as customer preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

Our ability to compete successfully depends on a number of factors, including, among other things:

·	our ability to develop, maintain, and build upon long-term customer relationships based on top quality service, high ethical standards, and safe and sound assets;
·	our ability to expand our market position;
·	the scope, relevance, and pricing of the products and services we offer to meet our customers’ needs and demands;
·	the rate at which we introduce new products and services relative to our competitors;
·	customer satisfaction with our level of service; and
·	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, making it more difficult to attract new and retain existing clients and our net interest margin, net interest income and wealth management fees could decline, which would adversely affect our results of operations and could cause us to incur losses in the future.

In addition, our ability to successfully attract and retain wealth management clients is dependent on our ability to compete with competitors’ investment products, level of investment performance, client services and marketing and distribution capabilities. If we are not successful in attracting new and retaining existing clients, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

The phase-out of LIBOR could negatively impact our net interest income and require significant operational work.

The United Kingdom’s Financial Conduct Authority, which regulates the London Interbank Offered Rate (“LIBOR”), has announced that it will not compel panel banks to contribute to LIBOR after 2021. The discontinuance of LIBOR has resulted in significant uncertainty regarding the transition to suitable alternative reference rates and could adversely impact our business, operations, and financial results.

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The Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, has endorsed replacing the U.S. dollar LIBOR with a new index calculated by short-term repurchase agreements, backed by Treasury securities (“SOFR”). SOFR is observed and backward looking, which stands in contrast with LIBOR under the current methodology, which is an estimated forward-looking rate and relies, to some degree, on the expert judgment of submitting panel members. Given that SOFR is a secured rate backed by government securities, it will be a rate that does not take into account bank credit risk (as is the case with LIBOR). In November 2020, the federal banking agencies issued a statement that says that banks may use any reference rate for its loans that the bank determines to be appropriate for its funding model and customer needs.

We have exposure to LIBOR-based products, including loans, securities, derivatives and hedges, and we are preparing to transition away from the widespread use of LIBOR to alternative rates. We continue to monitor market developments and regulatory updates, including recent announcements from the ICE Benchmark Administrator to extend the cessation date for several USD LIBOR tenors to June 30, 2023, as well as collaborate with regulators and industry groups on the transition. The manner and impact of this transition, as well as the effect of these developments on our funding costs, loan and investment and trading securities portfolios, asset-liability management, and business, is uncertain.

We may be adversely affected by the lack of soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could have a material adverse effect on our financial condition and results of operations.

The value of securities in our investment portfolio may decline in the future.

As of March 31, 2021, we had a carrying amount of $500.6 million of investment securities. The fair value of our investment securities may be adversely affected by market conditions, including changes in interest rates, and the occurrence of any events adversely affecting the issuer of particular securities in our investments portfolio. We analyze our securities on a quarterly basis to determine if an other-than-temporary impairment has occurred. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers, we may be required to recognize other-than-temporary impairment in future periods, which could have a material adverse effect on our business, financial condition or results of operations.

Our deposit insurance premiums could be higher in the future, which could have an adverse effect on our future earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as Sunflower Bank, up to $250,000 per account. Our regular assessments are based on its average consolidated total assets minus average tangible equity as well as by risk classification, which includes regulatory capital levels and the level of supervisory concern. In addition to ordinary assessments described above, the FDIC has the ability to impose special assessments in certain instances.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums. If our financial condition deteriorates or if the bank regulators otherwise have supervisory concerns about us, then our assessments could rise. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could reduce our profitability, may limit our ability to pursue certain business opportunities, or otherwise negatively impact our operations.

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Capital and Liquidity Risks

We may be exposed to a need for additional capital resources in the future and these capital resources may not be available when needed or at all.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or to strengthen our capital position. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control and our financial performance. Accordingly, we cannot provide assurance that such financing will be available to us on acceptable terms or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we decide to raise additional equity capital, our current stockholders’ interests could be diluted.

Liquidity needs could adversely affect our results of operations and financial condition.

Our primary source of funds are client deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters, which could be exacerbated by potential climate change, and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments and general economic conditions. We believe there could be potential stresses on liquidity management as a result of the COVID-19 pandemic. As customers manage their own liquidity stress, we could experience an increase in the utilization of existing lines of credit. We may also see deposit levels decrease as a result of distressed economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands. We may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

Risks Related to Strategic Plans

We may be adversely affected by risks associated with future mergers and acquisitions, including execution risk, which could disrupt our business and dilute stockholder value.

In accordance with our strategic plan, we evaluate opportunities to acquire other banks and branch locations, as well as other fee generating lines of business, such as fee based advisory and trust services. As a result, we may engage in mergers, acquisitions and other transactions that could have a material effect on our operating results and financial condition, including short and long-term liquidity.

Our merger and acquisition activities could be material and could require us to issue a significant number of shares of our common stock or other securities and/or to use a substantial amount of cash, other liquid assets, and/or incur debt.

Our merger and acquisition activities could involve a number of additional risks, including the risks of:

·	the incurrence and possible impairment of goodwill and other intangible assets associated with an acquisition or merger and possible adverse short-term effects on our results of operations;
·	the possibility that the expected benefits of a transaction may not materialize in the timeframe expected or at all, or may be costlier to achieve;
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·	incurring the time and expense associated with identifying and evaluating potential merger or acquisition targets;
·	diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;
·	our estimates and judgments used to evaluate credit, operations, management and market risks with respect to the acquired or merged company may not be accurate;
·	potential exposure to unknown or contingent liabilities of the acquired or merged company;
·	difficulty or unanticipated expense associated with converting the operating systems of the acquired or merged company into ours;
·	the possibility that we will be unable to successfully implement integration strategies, due to challenges associated with integrating complex systems, technology, banking centers, and other assets of the acquired or merged company in a manner that minimizes any adverse effect on customers, suppliers, employees, and other constituencies;
·	delay in completing a merger or acquisition due to litigation, closing conditions or the regulatory approval process;
·	the possibility that a proposed acquisition or merger may not be timely completed, if at all;
·	creating an adverse short-term effect on our results of operations; and
·	the possible loss of our key employees and customers or of the acquired or merged company.

If we do not successfully manage these risks, our merger and acquisition activities could have a material adverse effect on our business, financial condition, and results of operations, including short-term and long-term liquidity, and our ability to successfully implement our strategic plan.

New lines of business or new products and services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and/or new products or services could have a material adverse effect on our business, financial condition and results of operations.

Legal, Accounting, Regulatory and Compliance Risks

The banking industry is heavily regulated and that regulation, together with any future legislation or regulatory changes, could limit or restrict our activities and adversely affect our operations or financial results.

We operate in an extensively regulated industry and we are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. FirstSun is subject to Federal Reserve regulations, and Sunflower Bank is subject to regulation, supervision and examination by the OCC. Our compliance with banking regulations is costly and restricts some of our activities, including payment of dividends, mergers and

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acquisitions, investments, loans and interest rates and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our business. If, as a result of an examination, a banking agency were to determine that the financial condition, capital adequacy, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management are in violation of any law or regulation, the banking agency could take a number of different remedial actions as it deems appropriate.

Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our stockholders. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes. The burden of regulatory compliance has increased under the Dodd-Frank Act and has increased our costs of doing business and, as a result, may create an advantage for our competitors who may not be subject to similar legislative and regulatory requirements. Regulations and laws may be modified at any time, and new legislation may be enacted that will affect us or our subsidiaries.

Furthermore, our regulators also have the ability to compel us to take certain actions, or restrict us from taking certain actions entirely, such as actions that our regulators deem to constitute an unsafe or unsound banking practice. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies (such as a memorandum of understanding, a written supervisory agreement or a cease and desist order), civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition or results of operations.

With a new Congress that took office in January 2021, Democrats have retained control of the U.S. House of Representatives, and have gained control of the U.S. Senate, albeit with a majority found only in the tie-breaking vote of Vice President Harris. However slim the majorities, though, the net result is unified Democratic control of the White House and both chambers of Congress, and consequently Democrats will be able to set the agenda both legislatively and in the Administration. We expect that Democratic-led Congressional committees will pursue greater oversight and will also pay increased attention to the banking sector’s role in providing COVID-19-related assistance. The prospects for the enactment of major banking reform legislation under the new Congress are unclear at this time. Moreover, the turnover of the presidential administration has produced, and likely will continue to produce, certain changes in the leadership and senior staffs of the federal banking agencies, the Consumer Financial Protection Bureau (“CFPB”), SEC, and the Treasury Department. These changes could impact the rulemaking, supervision, examination and enforcement priorities and policies of the agencies. The potential impact of any changes in agency personnel, policies and priorities on the financial services sector, cannot be predicted at this time. Regulations and laws may be modified at any time, and new legislation may be enacted that will affect us. Any future changes in federal and state laws and regulations, as well as the interpretation and implementation of such laws and regulations, could affect us in substantial and unpredictable ways, including those listed above or other ways that could have a material adverse effect on our business, financial condition or results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the USA Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service, or the “IRS.” There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. Federal and state

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bank regulators also have begun to focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Federal, state and local consumer lending laws restrict our ability to originate certain mortgage loans and increase our risk of liability with respect to such loans and increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Over the course of 2013, the CFPB issued several rules on mortgage lending, notably a rule requiring all home mortgage lenders to determine a borrower’s ability to repay the loan. Loans with certain terms and conditions and that otherwise meet the definition of a “qualified mortgage” may be protected from liability to a borrower for failing to make the necessary determinations. In response to these laws and related CFPB rules, we have tightened, and in the future may further tighten, our mortgage loan underwriting standards to determine borrowers’ ability to repay. Although it is our policy not to make predatory loans and to determine borrowers’ ability to repay, these laws and related rules create the potential for increased liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The U.S. Department of Justice, CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

The Federal Reserve may require us to commit capital resources to support Sunflower Bank.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to Sunflower Bank if it experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain

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the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

As a participating lender in the SBA Paycheck Protection Program (“PPP”), we are subject to additional risks, including credit, fraud and litigation risks.

In April 2020, we began processing loan applications under the PPP as an eligible lender with the benefit of a government guarantee of loans to small business clients, many of whom may face difficulties even after being granted such a loan. PPP loans contributed to our loan growth in 2020 and the first quarter of 2021. However, any additional PPP loan growth will depend on governmental action to renew and fund the program.

As a participant in the PPP, we face increased risks, particularly in terms of credit, fraud and litigation risks. The PPP opened to borrower applications shortly after the enactment of its authorizing legislation, and, as a result, there is some ambiguity in the laws, rules and guidance regarding the program’s operation. Subsequent rounds of legislation and associated agency guidance have not provided needed clarity and in certain instances have potentially created additional inconsistencies and ambiguities. Accordingly, we are exposed to risks relating to compliance with PPP requirements, including the risk of becoming the subject of governmental investigations, enforcement actions, private litigation and negative publicity.

We have additional credit risk with respect to PPP loans if a determination is made by the SBA that there is a deficiency in the manner in which the loan was originated, funded or serviced, such as an issue with the eligibility of a borrower to receive a PPP loan, which may or may not be related to the ambiguity in the laws, rules and guidance regarding the operation of the PPP. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which the PPP loan was originated, funded, or serviced by us, the SBA may deny its liability under the guaranty, reduce the amount of the guarantee or, if it has already paid under the guarantee, seek recovery of any loss related to the deficiency from Sunflower Bank.

Also, PPP loans are fixed, low interest rate loans that are guaranteed by the SBA and subject to numerous other regulatory requirements, and a borrower may apply to have all or a portion of the loan forgiven. If PPP borrowers fail to qualify for loan forgiveness, we face a heightened risk of holding these loans at unfavorable interest rates for an extended period of time.

Furthermore, since the launch of the PPP, several larger banks have been subject to litigation regarding the process and procedures that such banks used in processing applications for the PPP, and we may be exposed to the risk of litigation, from both customers and non-customers that approached us regarding PPP loans, relating to these or other matters. Also, many financial institutions throughout the country have been named in putative class actions regarding the alleged nonpayment of fees that may be due to certain agents who facilitated PPP loan applications. The costs and effects of litigation related to PPP participation could have an adverse effect on our business, financial condition and results of operations.

We could become subject to claims and litigation pertaining to our fiduciary responsibility.

Some of the services we provide, such as wealth management services require us to act as fiduciaries for our customers and others. Customers make claims and on occasion take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of our fiduciary responsibilities are founded or unfounded, if such claims and legal action are not resolved in a manner favorable to us, they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for those products and services. Any financial liability or reputational damage could have a material adverse effect on our business, which, in turn, could have a material adverse impact on our financial condition and results of operations.

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We are party to various claims and lawsuits incidental to our business. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

From time to time, we, our directors and our management are the subject of various claims and legal actions by customers, employees, stockholders and others. Whether such claims and legal actions are legitimate or unfounded, if such claims and legal actions are not resolved in our favor, they may result in significant financial liability and/or adversely affect our reputation and our products and services as well as impact customer demand for those products and services. In light of the potential cost and uncertainty involved in litigation, we have in the past and may in the future settle matters even when we believe we have a meritorious defense. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not cover all claims that may be asserted against us. Any judgments or settlements in any pending litigation or future claims, litigation or investigation could have a material adverse effect on our business, reputation, financial condition and results of operations.

The expanding body of federal, state and local regulations and/or the licensing of loan servicing, collections or other aspects of our business and our sales of loans to third parties may increase the cost of compliance and the risks of noncompliance and subject us to litigation.

We service some of our own loans, and loan servicing is subject to extensive regulation by federal, state and local governmental authorities as well as to various laws and judicial and administrative decisions imposing requirements and restrictions on those activities. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities including delaying or temporarily preventing foreclosures or forcing the modification of certain mortgages. If regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements which may further adversely affect us. In addition, were we to be subject to regulatory investigation or regulatory action regarding our loan modification and foreclosure practices, our financial condition and results of operation could be adversely affected.

In addition, we have sold loans to third parties. In connection with these sales, we or certain of our subsidiaries make or have made various representations and warranties, breaches of which may result in a requirement that we repurchase the loans, or otherwise make whole or provide other remedies to counterparties. These aspects of our business or our failure to comply with applicable laws and regulations could possibly lead to: civil and criminal liability; loss of licensure; damage to our reputation in the industry; fines and penalties and litigation, including class action lawsuits; and administrative enforcement actions. Any of these outcomes could materially and adversely affect us.

We could be subject to changes in tax laws, regulations and interpretations or challenges to our income tax provision.

We compute our income tax provision based on enacted tax rates in the jurisdictions in which we operate. Any change in enacted tax laws, rules or regulatory or judicial interpretations, or any change in the pronouncements relating to accounting for income taxes could adversely affect our effective tax rate, tax payments and results of operations. The taxing authorities in the jurisdictions in which we operate may challenge our tax positions, which could increase our effective tax rate and harm our financial position and results of operations. We are subject to audit and review by U.S. federal and state tax authorities. Any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. In addition, changes in enacted tax laws, such as adoption of a lower income tax rate in any of the jurisdictions in which we operate, could impact our ability to obtain the future tax benefits represented by our deferred tax assets. In addition, the determination of our provision for income taxes and other liabilities requires significant judgment by management. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and could have a material adverse effect on our financial results in the period or periods for which such determination is made.

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Risks Related to FirstSun Common Stock

Some provisions of our organizational documents, our Stockholders’ Agreement and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

Provisions in our certificate of incorporation, bylaws and Stockholders’ Agreement, as well as provisions of the DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

·	establishing a classified board of directors such that not all members of the board are elected at one time, with nine of our ten director seats following the merger to be designated by certain Significant Stockholders under the Stockholders’ Agreement, so long as certain stock ownership thresholds are maintained;

·	providing for a plurality voting standard in the election of directors without cumulative voting;

·	providing that our stockholders may remove members of our board of directors only for cause;

·	enabling our board of directors to issue additional shares of authorized, but unissued capital stock;

·	enabling our board to issue “blank check” preferred stock without further stockholder approval; and

·	enabling our board of directors to amend our bylaws without stockholder approval.

We do not intend to pay dividends in the near-term and our future ability to pay dividends is subject to restrictions.

We currently conduct substantially all of our operations through our subsidiaries, and a significant part of our income is attributable to dividends from Sunflower Bank and we principally rely on the profitability of Sunflower Bank to conduct operations and satisfy obligations. Our principal source of funds to pay dividends on our common and service any of our obligations are dividends received directly from our subsidiaries, including Sunflower Bank. As is the case with all financial institutions, the profitability of Sunflower Bank is subject to the fluctuating cost and availability of money, changes in interest rates, and in economic conditions in general. In addition, various federal statutes and regulations limit the amount of dividends that Sunflower Bank may pay to us, with or without regulatory approval.

FirstSun stockholders are entitled to receive only such cash dividends as our board of directors may declare out of funds legally available for such payments. Any declaration and payment of dividends on FirstSun common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the FirstSun common stock, and other factors deemed relevant by the board of directors. Furthermore, consistent with our business plans, growth initiatives, capital availability, projected liquidity needs, and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely impact the amount of dividends, if any, paid to our common stockholders.

Following the completion of the merger, our board of directors currently intends to retain all of our earnings to promote growth and build capital. Accordingly, we do not expect to pay dividends in the near-term. In addition, we are subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

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An investment in FirstSun common stock is not an insured deposit and is subject to risk of loss.

An investment in FirstSun common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:

·	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

·	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

·	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

·	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

·	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of some or all of these provisions for up to five years or such earlier time as we ceases to qualify as an emerging growth company, which will occur if we have more than $1.07 billion in total annual gross revenue, if we issue more than $1.0 billion of non-convertible debt in a three-year period, or if we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, in which case we would no longer be an emerging growth company as of the following December 31. Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Substantial future sales of our common stock, or the perception that these sales may occur, could cause the price of our common stock to decline, or could result in dilution.

Sales of substantial amounts of FirstSun common stock following the merger or in future offerings, or the perception that these sales could occur, could cause the market price of FirstSun common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and place that we deem appropriate. Certain investors, including our Significant Stockholders, which will include JLL, Pioneer’s largest shareholder, following the merger, are party to a Registration Rights Agreement under which we may be required to register their approximately 20.4 million shares of FirstSun common stock, on an as converted basis following the merger, under the Securities Act. Each Significant Stockholder has up to five of these demand registration rights, which are subject to specified limitations. See “Certain Relationships and Related Party Transactions of FirstSun—Registration Rights Agreement.” Accordingly, the market price of FirstSun common stock could be adversely affected by actual or anticipated sales of a significant number of shares of FirstSun common stock in the future.

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We are authorized to issue up to 50,000,000 shares of our common stock without further stockholder approval. We may issue additional shares of our common stock in the future pursuant to current or future equity compensation plans or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the value of our common stock.

General Risk Factors

Our historical operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth, and, consequently, our historical results of operations will not necessarily be indicative of our future operations. Various factors, such as economic conditions, regulatory and legislative considerations, and competition, may also impede our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected because a high percentage of our operating costs are fixed expenses.

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PIONEER SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The Pioneer special meeting will be held on [  ], 2021 at [  ] local time, at [  ]. On or about [  ], 2021, Pioneer commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Pioneer special meeting.

Purpose of the Pioneer Special Meeting

At the Pioneer special meeting, Pioneer shareholders will be asked to vote on the following:

·	a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal; and
·	a proposal to approve of the adjournment of the Pioneer special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Pioneer merger proposal, which we refer to as the adjournment proposal.

Completion of the merger is conditioned on approval of the merger proposal, among other conditions.

Completion of the merger is not conditioned on approval of the adjournment proposal.

Recommendation of the Pioneer Board of Directors

The Pioneer board of directors unanimously recommends that Pioneer shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger—Recommendation of the Pioneer Board of Directors and Reasons for the Merger” beginning on page 65.

Pioneer Record Date and Quorum

The Pioneer board of directors has fixed the close of business on [  ], 2021 as the record date for determining the holders of Pioneer common stock entitled to receive notice of, and to vote at, the Pioneer special meeting. As of the Pioneer record date, there were [ ] shares of Pioneer common stock outstanding and entitled to vote at the Pioneer special meeting held by [  ] holders of record.

To transact business at the Pioneer special meeting, the presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Pioneer common stock entitled to vote at the Pioneer special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the Pioneer special meeting. Abstentions will be treated as present at the Pioneer special meeting for purposes of determining the presence or absence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists. In the event that a quorum is not present at the Pioneer special meeting, the holders of a majority of the voting shares represented at the Pioneer special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.

Pioneer Voting Rights

Each share of Pioneer common stock entitles the holder thereof to one vote on each proposal to be considered at the Pioneer special meeting.

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Required Vote; Treatment of Abstentions; Failure to Vote

Merger proposal

·	Standard: Approval of the merger proposal requires the affirmative vote of two-thirds of the issued and outstanding shares of Pioneer common stock. Pioneer shareholders must approve the merger proposal in order for the merger to occur. If Pioneer shareholders fail to approve the Pioneer merger proposal, the merger will not occur.
·	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal

·	Standard: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Pioneer common stock entitled to vote. If Pioneer shareholders fail to approve the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.
·	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

For information regarding the voting and support agreements between FirstSun and certain holders of shares of Pioneer common stock, see “—Shares Subject to Voting and Support Agreements.”

Voting by Pioneer’s Directors, Executive Officers and Significant Shareholder

As of the Pioneer record date, directors and executive officers of Pioneer and their affiliates owned and were entitled to vote [  ] shares of Pioneer common stock, representing approximately [  ]% of the shares of Pioneer common stock outstanding on that date.

Shares Subject to Voting and Support Agreements

At the close of business on the record date for the Pioneer special meeting, Pioneer directors and executive officers and their affiliates were entitled to vote [  ] shares, representing approximately [  ]%, of the Pioneer common stock issued and outstanding on that date. In addition, at the close of business on the record date for the Pioneer special meeting, Pioneer’s largest shareholder, JLL/FCH Holdings I, LLC, which we refer to as “JLL,” was entitled to vote [  ] shares, representing approximately [ ]%, of the Pioneer common stock issued and outstanding on that date.

A total of 3,789,648 shares of Pioneer common stock, representing approximately 60.7% of the outstanding shares of Pioneer common stock entitled to vote at the Pioneer special meeting are subject to voting and support agreements between FirstSun and the holders of such shares. Pursuant to the voting and support agreements, each such holder of Pioneer common stock, at any meeting of Pioneer shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), to:

·	vote (or cause to be voted) all shares of Pioneer common stock beneficially owned by such holder, or with respect to which such holder has the right to vote, in favor of the merger proposal;
·	not grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger proposal; and
·	vote (or cause to be voted) such holder’s shares against any competing transaction.

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Pursuant to the voting and support agreements, without the prior written consent of FirstSun, each holder has further agreed not to sell or otherwise transfer any shares of Pioneer common stock.

For more information about the beneficial ownership of Pioneer common stock by each 5% or greater beneficial owner, each director and executive officer, and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of Pioneer.”

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Pioneer shareholder authorizes the persons named in the enclosed proxy card to vote its shares of Pioneer common stock at the Pioneer special meeting in the manner such shareholder directs. A Pioneer shareholder may vote by proxy or in person at the Pioneer special meeting. If you hold your shares of Pioneer common stock in your name as a shareholder of record, to submit a proxy, you, as a Pioneer shareholder, may use one of the following methods:

·	By mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to [ ].
·	By telephone: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [ ], 2021. Have your proxy card available when you call and then follow the instructions.
·	Via the Internet: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [ ], 2021. Have your proxy card available when you access the website [ ] and follow the instructions to obtain your records and to create an electronic voting instruction form.

When the accompanying proxy is returned properly executed prior to the Pioneer special meeting, the shares of Pioneer common stock represented by it will be voted at the Pioneer special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Pioneer common stock represented by the proxy will be voted as recommended by the Pioneer board of directors.

If a Pioneer shareholder’s shares of Pioneer common stock are held in “street name” by a broker, bank or other nominee, the Pioneer shareholder may not vote their shares by returning a proxy card directly to Pioneer. Pioneer shareholders who hold their shares in “street name” must follow the voting instructions provided by the broker, bank or other nominee that is the record holder of their shares.

Your vote is very important, regardless of the number of shares of Pioneer common stock you own. Accordingly, each Pioneer shareholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not you plan to attend the Pioneer special meeting in person.

Shares Held in Street Name

If you are a Pioneer shareholder and your shares of Pioneer common stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of Pioneer common stock for you is governed by the rules of the NYSE. Without your specific instruction, a broker, bank or other nominee may only vote your shares of Pioneer common stock on routine proposals. As such, your broker, bank or other nominee will submit a proxy card on your behalf as to routine proposals but leave your shares of Pioneer common stock unvoted on non-routine proposals—this is known as a “broker non-vote.” The Pioneer merger proposal and the Pioneer adjournment proposal are regarded as non-routine matters and your broker, bank or other nominee will not vote on these matters without instructions from you. Therefore, if you are a Pioneer shareholder holding your shares of Pioneer common stock in “street name” and you do not instruct your broker,

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bank or other nominee on how to vote, your shares of Pioneer common stock will have the same effect as a vote “AGAINST” the Pioneer merger proposal and will have no effect on the Pioneer adjournment proposal.

Revocability of Proxies and Changes to a Pioneer Shareholder’s Vote

If you are the owner of record of your shares and have submitted your proxy and would like to revoke it, you may do so before your shares of Pioneer common stock are voted at the Pioneer special meeting by taking any of the following actions:

·	delivering a written notice bearing a date later than the date of your proxy to the secretary of Pioneer stating that you revoke your proxy, which notice must be received by Pioneer prior to the beginning the Pioneer special meeting;
·	completing, signing, dating and returning to the secretary of Pioneer a new proxy card relating to the same shares of Pioneer common stock and bearing a later date, which new proxy card must be received by Pioneer prior to the beginning of the Pioneer special meeting;
·	casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before the Pioneer special meeting; or
·	attending the Pioneer special meeting and voting in person, although attendance at the Pioneer special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to Pioneer, you must submit your notice of revocation or your new proxy to Pioneer Bancshares, Inc., Attention: Corporate Secretary, Pioneer Bancshares, Inc., 623 W. 38th Street, Austin, Texas 78705, and it must be received at any time before the vote is taken at the Pioneer special meeting.

If you have instructed a broker, bank or other nominee to vote your shares of Pioneer common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Pioneer shareholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of Pioneer common stock represented by such proxies will be voted at the Pioneer special meeting and all adjournments or postponements thereof.

Solicitation of Proxies

The cost of solicitation of proxies for the Pioneer special meeting will be borne by Pioneer. Pioneer will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition, Pioneer’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Attending the Pioneer Special Meeting

All Pioneer shareholders of record as of the record date, or their duly appointed proxies, may attend the Pioneer special meeting. If you plan to attend the Pioneer special meeting, you must hold your shares of Pioneer common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the Pioneer special meeting. Pioneer reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification.

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If your shares of Pioneer common stock are held in “street name” by a bank, broker or other nominee and you wish to attend the Pioneer special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) in addition to your valid photo identification. If you intend to vote in person at the Pioneer special meeting and you own your shares in “street name,” you also are required to bring to the Pioneer special meeting a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Pioneer at:

Larry Lehman

(512) 829-1903

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PIONEER PROPOSALS

Proposal No. 1 – Merger Proposal

At the Pioneer special meeting, the Pioneer shareholders will be asked to adopt and approve the merger agreement. Pioneer shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Pioneer board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Pioneer and its shareholders. Please see “The Merger—Pioneer’ Reasons for the Merger; Recommendation of the Pioneer Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Pioneer board of directors’ recommendation.

The Pioneer board of directors unanimously recommends that Pioneer shareholders vote “FOR” the merger proposal.

Proposal No. 2 – Adjournment Proposal

The Pioneer special meeting may be adjourned to another time, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the Pioneer special meeting, the number of shares of Pioneer common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, Pioneer intends to move to adjourn the Pioneer special meeting in order to solicit additional proxies for the approval of the merger agreement. Texas law provides that the holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, where a quorum is not present, may adjourn such meeting from time to time.

The Pioneer board of directors unanimously recommends that Pioneer shareholders vote “FOR” the adjournment proposal.

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THE MERGERS

The following discussion contains certain information about the mergers. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Mergers

Each of the FirstSun board of directors and the Pioneer board of directors has approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into Pioneer, with Pioneer remaining as the surviving entity and becoming a wholly-owned subsidiary of FirstSun. This surviving entity, as soon as reasonably practicable following the merger and as part of a single integrated transaction, will merge with and into FirstSun. Immediately following the completion of the second step merger or at such later time as the parties may mutually agree, Pioneer’s wholly-owned subsidiary, Pioneer Bank, will merge with and into FirstSun’s wholly-owned subsidiary, Sunflower Bank, with Sunflower Bank as the surviving bank.

If the merger is completed, each outstanding share of Pioneer common stock, except for treasury stock or shares owned by Pioneer or FirstSun, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, will be converted into the right to receive 1.0443 shares of FirstSun common stock which we refer to as the “exchange ratio.” FirstSun will not issue any fractional shares of FirstSun common stock in the merger. Instead, a Pioneer shareholder who otherwise would have received a fraction of a share of FirstSun common stock will receive an amount in cash (without interest) equal to such fractional part of a share of FirstSun common stock multiplied by the product of $33.499 multiplied by the exchange ratio.

Pioneer shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, the Pioneer board of directors, which we refer to as “the Pioneer board,” has engaged in reviews and discussions of Pioneer’s long-term strategies and objectives, considering ways that it might enhance shareholder value and Pioneer’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the Pioneer board have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution.

In October 2019, the Pioneer board engaged Piper Sandler to act as independent financial advisor in connection with Pioneer’s ongoing strategic planning and the consideration by the Pioneer board of alternative strategies to continue to enhance long-term shareholder value. As part of its engagement, Piper Sandler worked with the management of Pioneer to review Pioneer’s financial performance, review strategic alternatives and periodically present to management and the Pioneer board on matters of potential strategic interest.

In October 2019, Pioneer engaged Bracewell LLP, which we refer to as “Bracewell,” as legal counsel, to assist with matters related to ongoing strategic planning and the consideration by the Pioneer board of alternative strategies.

From November 2019 to February 2020, Piper Sandler contacted twenty parties to gauge their interest in a potential strategic transaction with Pioneer. These parties were selected in consultation with Pioneer based upon their size, capacity to pay and strategic interest in Pioneer or banks in the Texas marketplace. Ten of the parties executed nondisclosure agreements and were given access to preliminary diligence materials. No formal letters of intent were entered into as a result of this process, although interest by one bank holding company, which we refer

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to as “Bank Holding Company A,” continued throughout 2020 after proposing a merger-of-equals. Following an exchange of third-party credit stress tests and analyses related to COVID-19 and energy lending, Pioneer determined to end conversations with Bank Holding Company A in December 2020.

In late December 2020 and early January 2021, Mr. Neal Arnold from FirstSun and a representative from another bank holding company, which we refer to as “Bank Holding Company B,” each separately contacted Mr. Ron Coben to begin preliminary discussions regarding a potential transaction with Pioneer.

On January 27, 2021, Bank Holding Company B and Pioneer entered into a mutual non-disclosure agreement, and Bank Holding Company B was given access to preliminary diligence materials regarding Pioneer.

On February 10, 2021, FirstSun and Pioneer entered into a mutual non-disclosure agreement and FirstSun was given access to preliminary diligence materials regarding Pioneer.

On February 25, 2021, a representative of Bank Holding Company B met with the Pioneer board regarding a potential transaction between Bank Holding Company B and Pioneer.

On March 4, 2021, Mr. Arnold met with the Pioneer board regarding a potential transaction between FirstSun and Pioneer. After the meeting with Mr. Arnold, Mr. Coben separately informed Mr. Arnold and the representative of Bank Holding Company B that there were multiple parties interested in merging with Pioneer, and that the Pioneer board would like them to submit letters of intent.

On March 16, 2021, FirstSun provided Pioneer a non-binding letter of intent that contemplated FirstSun acquiring all of the issued and outstanding shares of Pioneer common stock in exchange for shares of FirstSun common stock, subject to, among other things, completion of due diligence and entry into a definitive agreement.

On March 19, 2021, Bank Holding Company B provided Pioneer a non-binding letter of intent that contemplated Bank Holding Company B acquiring all of the issued and outstanding Pioneer common stock in exchange for shares of Bank Holding Company B common stock, subject to, among other things, completion of due diligence and entry into a definitive agreement.

On March 23, 2021, the Pioneer board held a special meeting to review, consider, and discuss the proposed transactions with FirstSun and Bank Holding Company B. At the March 23rd special meeting, representatives of Piper Sandler and Bracewell explained the terms of the non-binding letters of intent to Pioneer, and the Pioneer board decided to engage in further discussions and negotiations with FirstSun. In making the decision to pursue further negotiations with FirstSun rather than Bank Holding Company B, the Pioneer board exercised its business judgment to determine that the proposed transaction with FirstSun would be better for Pioneer and its shareholders based on several factors, including, but not limited to, the long-term financial prospects of the two proposed transactions. Based on the Pioneer board’s understanding of FirstSun’s financial position, the Pioneer board believed that FirstSun could increase the amount of the merger consideration in its offer, which it subsequently did. On the other hand, the Pioneer board believed that Bank Holding Company B could not increase its offer or, if Bank Holding Company B did increase its offer, that it would negatively impact the long-term value of the stock of Bank Holding Company B and thus be detrimental to the value of the merger consideration to be received by Pioneer shareholders. The Pioneer board considered several additional factors, including the geographic operations of Sunflower Bank compared to those of Bank Holding Company B and that, post-merger, the combined Sunflower Bank would operate in six of the top ten fastest growing metropolitan markets in the United States. Additionally, the Pioneer board considered that, post-acquisition, Texas would immediately become the largest market for Sunflower Bank, which the Pioneer board believed would lead to a stronger valuation of the combined entity. This valuation could be realized in several ways, including once FirstSun would become a public reporting company with the SEC. Further, the Pioneer board considered FirstSun’s commitment to relocate Sunflower Bank’s corporate headquarters to Austin, Texas within the first 12 months of the consummation of the transaction to be a positive factor for the future value of the combined entity. The Pioneer board also considered the significant management experience of FirstSun’s executive management team. In considering these and other

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factors, the Pioneer board determined that the proposed transaction with FirstSun represented a transaction that was in the best interest of Pioneer and its shareholders in the long-term.

On March 26, 2021, Mr. Kevin Hammond, a director on the Pioneer board, and Mr. Arnold discussed the terms of the letter of intent between Pioneer and FirstSun. Mr. Coben and Mr. Arnold also had additional discussions following the March 23rd meeting of the Pioneer board and continued negotiating terms of the non-binding letter of intent. As a result of those discussions, FirstSun agreed to increase the merger consideration to be delivered to Pioneer shareholders.

On March 29, 2021, FirstSun submitted a revised non-binding letter of intent to Pioneer. The revised non-binding letter of intent included increases from the original non-binding letter of intent to the exchange ratio of FirstSun common stock to Pioneer common stock and the implied value of shares of Pioneer common stock. Specifically, the exchange ratio increased from 0.959 to 1.046 shares of FirstSun common stock that Pioneer shareholders would receive and the implied value of Pioneer common stock increased from $32.14 to $35.03, which were greater than the amounts offered by Bank Holding Company B. The exchange ratio and implied value of Pioneer common stock were subsequently revised to 1.0443 and $34.98 to reflect the updated amount of shares of Pioneer common stock and options outstanding; however, the revised value of the exchange ratio and implied value of Pioneer common stock were greater than the amounts offered by Bank Holding Company B. The revised non-binding letter of intent was circulated via email to the Pioneer board and their advisors at Piper Sandler and Bracewell. On March 29, 2021, the Pioneer board voted unanimously to enter into the revised letter of intent with FirstSun. Bank Holding Company B was notified of the Pioneer board’s decision to pursue a transaction with another partner.

FirstSun provided an initial draft of the merger agreement to Pioneer on April 19, 2021. During the next few weeks, Bracewell and management of Pioneer discussed and negotiated with Nelson Mullins and management of FirstSun the various legal and business terms of the merger agreement and the potential transaction. The parties exchanged multiple drafts of the merger agreement and ancillary agreements and had numerous calls to discuss and negotiate various issues. Primary subjects of these negotiations included the amount and scope of adjustments to the aggregate merger consideration calculation; the exact amount of the exchange ratio, which was revised to account for the number of shares of Pioneer common stock and stock options outstanding; treatment of stock options; tax, accounting and contract issues relating to labor and employee benefit matters, including employee compensation after the closing of the merger; the timing of the transaction and movement of the corporate headquarters of Sunflower Bank to Austin, Texas; the operations of Pioneer Bank between signing and closing; representations, warranties and covenants of Pioneer; and the amount of any fees upon termination. In connection with the negotiation of the merger agreement, FirstSun and Pioneer negotiated two side letter agreements. The first side letter agreement provides that FirstSun and Sunflower Bank shall take all appropriate actions to relocate the headquarters of Sunflower Bank to Austin, Texas and to file any required notices or applications with its regulators within a time period reasonably required to complete the relocation within 12 months of consummation of the bank merger. The second side letter agreement provides that FirstSun acknowledges Pioneer’s and Pioneer Bank’s intent to develop and implement an ALCO strategy, that will include a strategy with respect to Pioneer Bank’s bond securities portfolio to reasonably mitigate future interest rate risk and price risk associated with the portfolio in a rising interest rate environment. This ALCO strategy involves a combination of actions, including bond security portfolio dispositions and bond portfolio hedging, all within appropriate safety and soundness principles and applicable bank regulatory guidelines.

On May 11, 2021, the Pioneer Board held a special meeting to review and consider the proposed transaction. At the meeting, Pioneer management presented an overview of the reverse due diligence conducted on FirstSun, representatives of Bracewell explained the terms of the merger agreement and related transaction documents, and representatives of Piper Sandler reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties and responded to questions by the Pioneer board. Additionally, Piper Sandler delivered its oral opinion, which was confirmed in writing on May 11, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the per

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share merger consideration was fair, from a financial point of view, to the holders of Pioneer common stock. After further discussion among the directors and Pioneer’s advisors, including with respect to the factors described in “The Merger-Pioneer’s Reasons for the Merger; Recommendation of the Pioneer Board,” the Pioneer board unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Pioneer and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Pioneer shareholders. After the conclusion of this meeting, the parties continued work to finalize the merger agreement and entered into the merger agreement and announced the transaction in a joint press release.

Pioneer’s Reasons for the Merger; Recommendation of the Pioneer Board of Directors

After careful consideration, at its meeting on May 11, 2021, the Pioneer board determined that the merger is in the best interests of Pioneer and its shareholders and that the consideration to be received in the merger is fair to the Pioneer shareholders. Accordingly, the Pioneer board unanimously approved the merger agreement and recommended that the Pioneer shareholders vote “FOR” the Pioneer merger proposal.

The Pioneer board believes that partnering with FirstSun will maximize the long-term value of its shareholders’ investment in Pioneer, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Texas.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Pioneer board evaluated the merger and the merger agreement, in consultation with Pioneer’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

·	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of Pioneer and FirstSun;
·	its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Pioneer and FirstSun, and their respective development, productivity, profitability and strategic options;
·	the complementary aspects of Pioneer’s and FirstSun’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;
·	Pioneer’s belief that a merger with FirstSun would allow Pioneer shareholders to participate in the future performance of a combined company that would have better future prospects than Pioneer was likely to achieve on a stand-alone basis or through other strategic alternatives;
·	FirstSun’s commitment to enhancing its strategic position in its markets;
·	FirstSun’s commitment to relocate Sunflower Bank’s corporate headquarters to Austin, Texas within the first 12 months of the transaction;
·	the fact that the merger consideration paid in the form of FirstSun common stock would allow former Pioneer shareholders to participate as FirstSun shareholders in the growth of FirstSun and in any synergies resulting from the merger;
·	the value of the merger consideration compared to the current and projected book value of Pioneer and compared to similar recent transactions in the industry;
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·	the fact that the receipt of merger consideration paid in the form of FirstSun common stock is expected to be tax-free to Pioneer shareholders for U.S. federal income tax purposes;
·	the fixed-price nature of the merger consideration that avoids uncertainty due to interest rate fluctuations in the market;
·	the terms of the merger agreement, and the presentation by Pioneer’s legal advisors regarding the merger and the merger agreement;
·	the financial presentation of Piper Sandler, dated May 11, 2021, to the Pioneer board and the opinion of Piper Sandler, dated May 11, 2021, to the Pioneer board to the effect that, as of May 11, 2021, and subject to the assumptions, limitations and qualifications set forth in the opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Pioneer common stock, as more fully described below under the section of this proxy statement/prospectus entitled “Opinion of Pioneer’s Financial Advisor” beginning on page 67;
·	the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and
·	the likelihood of FirstSun consummating the merger based upon FirstSun’s history of completing other merger transactions.

The Pioneer board also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

·	the challenges of combining the businesses, assets and workforces of two financial institutions;
·	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger;
·	the risks and costs to Pioneer if the merger is not completed;
·	the fact that the merger consideration, which consists of shares of FirstSun common stock, provides less certainty of value to Pioneer shareholders compared to a transaction in which they would receive only cash consideration;
·	the potential for a decline in the value of FirstSun common stock—whether before or after consummation of the merger—reducing the value of the consideration received by Pioneer’s shareholders;
·	the provisions of the merger agreement restricting Pioneer’s solicitation of third party acquisition proposals and the fact that Pioneer would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;
·	the potential for unintended delays in the regulatory approval process; and
·	the interests of certain of Pioneer’s directors and executive officers in the merger that are different from, or in addition to, their interests as Pioneer shareholders, which are further described in the section of this proxy statement/prospectus entitled “Interests of Pioneer’s Directors and Executive Officers in the Merger” beginning on page 80.

The foregoing discussion of the factors considered by the Pioneer board is not intended to be exhaustive, but is believed to include the material factors considered by the Pioneer board. The Pioneer board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Pioneer board determined was appropriate. In view

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of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Pioneer board did not find it useful, and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Pioneer board may have given different weight to different factors. The Pioneer board conducted an overall analysis of the factors described above including thorough discussions with Pioneer management and Pioneer’s advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Pioneer’s Financial Advisor

Pioneer retained Piper Sandler to act as financial advisor to the Pioneer board of directors in connection with Pioneer’s consideration of a possible business combination. Pioneer selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the Pioneer board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 11, 2021 meeting at which the Pioneer board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Pioneer board of directors its oral opinion, which was subsequently confirmed in writing on May 11, 2021, to the effect that, as of such date, the exchange ratio was fair to the holders of Pioneer common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Pioneer common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Piper Sandler’s opinion was directed to the Pioneer board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Pioneer as to how any such shareholder should vote at the Pioneer special meeting called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Pioneer common stock and did not address the underlying business decision of Pioneer to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Pioneer or the effect of any other transaction in which Pioneer might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Pioneer, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

·	a draft of the merger agreement, dated May 10, 2021;
·	certain publicly available financial statements and other historical financial information of Pioneer that Piper Sandler deemed relevant;
·	certain publicly available financial statements and other historical financial information of FirstSun that Piper Sandler deemed relevant;
·	internal net income estimates for Pioneer for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of Pioneer, as well as estimated annual net income growth rates for the years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Pioneer;
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·	internal net income estimates for FirstSun for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer;
·	the pro forma financial impact of the merger on FirstSun based on certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer;
·	the publicly reported historical price and trading activity for Pioneer common stock, including a comparison of certain stock trading information for Pioneer common stock and certain stock indices as well as similar publicly available information for certain other companies, the securities of which are publicly traded;
·	a comparison of certain financial and market information for Pioneer and FirstSun with similar financial institutions for which information is publicly available;
·	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
·	the current market environment generally and the banking environment in particular; and
·	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Pioneer and its representatives the business, financial condition, results of operations and prospects of Pioneer and held similar discussions with certain members of the management of FirstSun and its representatives regarding the business, financial condition, results of operations and prospects of FirstSun.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Pioneer or FirstSun or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective management teams of Pioneer and FirstSun that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pioneer or FirstSun. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Pioneer or FirstSun. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Pioneer or FirstSun, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Pioneer or FirstSun. Piper Sandler assumed, with Pioneer’s consent, that the respective allowances for loan losses for both Pioneer and FirstSun were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal net income estimates for Pioneer for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of Pioneer, as well as estimated annual net income growth rates for the years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Pioneer. In addition, Piper Sandler used internal net income estimates for FirstSun for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FirstSun and confirmed by

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the senior management of Pioneer. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer. With respect to the foregoing information, the respective senior managements of Pioneer and FirstSun confirmed to Piper Sandler that such information reflected the best currently available estimates and judgments of those respective managements as to the future financial performance of Pioneer and FirstSun, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Pioneer or FirstSun since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Pioneer and FirstSun would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Pioneer’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Pioneer, FirstSun, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Pioneer’s consent, Piper Sandler relied upon the advice that Pioneer received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler expressed no opinion as to the FirstSun Issuance Price Per Share (as defined in the merger agreement), the trading value of Pioneer common stock or FirstSun common stock at any time, or what the value of FirstSun common stock would be once it is actually received by the holders of Pioneer common stock. Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Pioneer’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Pioneer or FirstSun and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Pioneer and FirstSun and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its

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opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Pioneer common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Pioneer, FirstSun and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Pioneer board of directors at its May 11, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Pioneer common stock or FirstSun common stock or the prices at which Pioneer or FirstSun common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Pioneer board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Pioneer board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Pioneer common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, will be converted into the right to receive 1.0443 shares of FirstSun common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $225.7 million and an implied purchase price per share of $34.98 consisting of the implied value of 6,244,744 shares of Pioneer common stock, 694,900 Pioneer options outstanding with a weighted average strike price of $24.61, and based on the FirstSun Issuance Price Per Share of $33.499. Based upon financial information for Pioneer as of or for the last twelve months (“LTM”) ended March 31, 2021 and the closing price of Pioneer common stock of $33.00 on the OTC Pink Market on May 7, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / March 31, 2021 Tangible Book Value Per Share	133%
Transaction Price Per Share / March 31, 2021 Adjusted Tangible Book Value Per Share(1)	138%
Transaction Price Per Share / LTM Earnings Per Share	16.3	x
Transaction Price Per Share / Estimated 2021 Earnings per Share(2)	17.6	x
Transaction Price Per Share / Estimated 2022 Earnings per Share(2)	16.2	x
Tangible Book Value Premium to Core Deposits(3)	6.9%
Market Premium as of May 7, 2021	6.0%

(1)	Reflects the adjustment to Pioneer’s tangible book value per share for the $6.7 million net operating loss/deferred tax asset related write-down, based on estimates provided by senior management of Pioneer and FirstSun.
(2)	As provided by Pioneer senior management.
(3)	Core deposits defined as total deposits less time deposits with balances greater than $100,000.

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading price of Pioneer common stock for the one-year and three-year periods ended May 7, 2021. Piper Sandler then compared the relationship between the movements in the price of Pioneer common stock to movements in its peer group (as described below) as well as certain stock indices.

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Pioneer’s One-Year Stock Performance

	Beginning Value May 7, 2020	Ending Value May 7, 2021
Pioneer	100%	183.4%
Pioneer Peer Group	100%	162.8%
S&P 500 Index	100%	146.9%
NASDAQ Bank Index	100%	193.1%

Pioneer’s Three-Year Stock Performance

	Beginning Value May 7, 2018	Ending Value May 7, 2021
Pioneer	100%	106.5%
Pioneer Peer Group	100%	102.8%
S&P 500 Index	100%	158.4%
NASDAQ Bank Index	100%	115.2%

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for Pioneer with a group of financial institutions selected by Piper Sandler. The Pioneer peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Southwest and Southeast regions, with total assets between $1 billion and $3 billion, but excluded targets of announced merger transactions, which we refer to as the “Pioneer Peer Group.” The Pioneer Peer Group consisted of the following companies:

Bank7 Corp.	Investar Holding Corporation
C&F Financial Corporation	MainStreet Bancshares, Inc.
Citizens Holding Company	MetroCity Bankshares, Inc.
Colony Bankcorp, Inc.	MVB Financial Corp.
Community Bankers Trust Corporation	National Bankshares, Inc.
First Community Corporation	Old Point Financial Corporation
First Guaranty Bancshares, Inc.	Peoples Bancorp of North Carolina, Inc.
First National Corporation	Professional Holding Corp.
First Western Financial, Inc.	Red River Bancshares, Inc.
FVCBankcorp, Inc.	Select Bancorp, Inc.
Guaranty Bancshares, Inc.	Southern First Bancshares, Inc.
Home Bancorp, Inc.

The analysis compared publicly available financial information for Pioneer with corresponding data for the Pioneer Peer Group as of or for the last twelve months ended March 31, 2021 (unless otherwise noted) with pricing data as of May 7, 2021. The table below sets forth the data for Pioneer and the median, mean, low and high data for the Pioneer Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Pioneer’s historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

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Pioneer Comparable Company Analysis

			Pioneer	Pioneer	Pioneer	Pioneer
			Peer Group	Peer Group	Peer Group	Peer Group
	Pioneer		Median	Mean	Low	High
Total Assets ($MM)	1,783		1,885	1,992	1,028	2,891
Loans / Deposits (%)	84.7		84.8	79.7	52.0	106.9
Non-Performing Assets/Total Assets (%)	0.33	(1)	0.57	0.58	0.32	0.83
Tangible Common Equity/Tangible Assets (%)	9.2		8.9	8.8	6.0	11.4
Common Equity Tier 1 Ratio (%)	12.5	(1)	11.5	13.2	10.3	19.2
Tier 1 Leverage Ratio (%)	8.7	(1)	9.8	9.9	7.4	12.2
Total RBC Ratio (%)	13.3	(1)	15.1	15.6	13.1	20.2
MRQ Net Interest Margin (%)	2.78	(1)	3.45	3.48	2.21	5.05
LTM Return On Average Assets (%)	0.73	(1)	1.05	1.14	0.55	2.23
LTM Return On Average Equity (%)	8.2	(1)	10.8	11.3	6.1	19.6
LTM Efficiency Ratio (%)	72.9	(1)	58.6	60.9	35.4	83.2
Price/Tangible Book Value (%)	125		124	130	95	205
Price/LTM Earnings Per Share (x)	15.3		11.2	11.8	6.3	17.4
Price/2021 Estimated Earnings Per Share(2) (x)	—		10.5	11.0	7.7	19.3
Price/2022 Estimated Earnings Per Share(2) (x)	—		11.3	11.9	7.2	22.7
Dividend Yield (%)	0.0		2.4	1.9	0.0	5.2
Market Value ($MM)	206		213	238	90	485

(1)	Values reflect bank level data as of or for the twelve months ended March 31, 2021 due to limited disclosure at the holding company.
(2)	2021 and 2022 earnings per share data for the comparable companies is based on publicly available mean analyst consensus estimates, where available.

Piper Sandler used publicly available information to perform a similar analysis for FirstSun by comparing selected financial information for FirstSun with a group of financial institutions selected by Piper Sandler. The FirstSun peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Southwest and Southeast regions with total assets between $4 billion and $7 billion, and which were profitable for the twelve month period ended March 31, 2021, but excluded targets of announced merger transactions, which we refer to as the “FirstSun Peer Group.” The FirstSun Peer Group consisted of the following companies:

Allegiance Bancshares, Inc.	National Bank Holdings Corporation
Business First Bancshares, Inc.	Southside Bancshares, Inc.
CBTX, Inc.	The First Bancshares, Inc.
City Holding Company	Triumph Bancorp, Inc.

The analysis compared publicly available financial information for FirstSun with corresponding data for the FirstSun Peer Group as of or for the twelve month period ended March 31, 2021 (unless otherwise noted) with pricing data as of May 7, 2021. The table below sets forth the data for FirstSun and the median, mean, low and high data for the FirstSun Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in FirstSun’s historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

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FirstSun Comparable Company Analysis

			FirstSun	FirstSun	FirstSun	FirstSun
			Peer Group	Peer Group	Peer Group	Peer Group
	FirstSun		Median	Mean	Low	High
Total Assets ($MM)	5,321		5,997	5,786	4,029	6,999
Loans / Deposits (%)	85.5		76.4	80.2	66.1	106.2
Non-Performing Assets/Total Assets (%)	0.89	(1)	0.54	0.56	0.22	0.76
Tangible Common Equity/Tangible Assets (%)	8.6		9.3	9.5	8.1	11.7
Common Equity Tier 1 Ratio (%)	11.7	(1)	14.7	14.0	9.7	16.8
Tier 1 Leverage Ratio (%)	9.7	(1)	10.2	10.2	8.6	11.9
Total RBC Ratio (%)	12.9	(1)	17.0	17.3	13.6	21.5
MRQ Net Interest Margin (%)	3.20		3.50	3.79	2.87	5.97
LTM Return On Average Assets (%)	1.08		1.32	1.28	0.74	1.80
LTM Return On Average Equity (%)	10.9		10.6	10.6	5.3	14.8
LTM Efficiency Ratio (%)	71.0		57.0	57.2	48.9	64.5
Price/Tangible Book Value (%)	135	(2)	181	211	143	426
Price/LTM Earnings Per Share (x)	11.2	(2)	13.7	16.9	12.4	26.8
Price/2021 Estimated Earnings Per Share(3) (x)	16.3	(2)	14.1	15.4	11.2	21.8
Price/2022 Estimated Earnings Per Share(3) (x)	13.5	(2)	16.2	16.7	11.2	23.0
Dividend Yield (%)	—		1.8	1.8	0.0	3.0
Market Value ($MM)	614	(2)	1,046	1,136	505	2,243

(1)	Values reflect bank level data as of or for the twelve months ended March 31, 2021 due to limited disclosure at the holding company.
(2)	Values based on the FirstSun Issuance Price Per Share and earnings per share estimates as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer.
(3)	2021 and 2022 earnings per share data for the comparable companies is based on publicly available mean analyst consensus estimates, where available.

Analysis of Precedent Transactions.

Piper Sandler reviewed certain recent merger and acquisition transactions, on a nationwide basis. The group consisted of nationwide bank and thrift transactions announced between January 1, 2020 and May 5, 2021 where the target’s assets were between $1 billion and $3 billion at announcement, which we refer to as the “Nationwide Precedent Transactions.”

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquirer	Target
Enterprise Financial Services Corp	First Choice Bancorp
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
Banc of California, Inc.	Pacific Mercantile Bancorp
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corp.

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First Mid Bancshares, Inc.	LINCO Bancshares, Inc.
Dollar Mutual Bancorp	Standard AVB Financial Corp.
Enterprise Financial Services Corp	Seacoast Commerce Banc Holdings
Blue Ridge Bankshares, Inc.	Bay Banks of Virginia, Inc.
Provident Financial Services, Inc.	SB One Bancorp
United Community Banks, Inc.	Three Shores Bancorporation, Inc.
LendingClub Corporation	Radius Bancorp, Inc.
Heartland Financial USA, Inc.	AIM Bancshares, Inc.
Business First Bancshares, Inc.	Pedestal Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and tangible book value premium to core deposits. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	FirstSun / Pioneer	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	16.3	15.6	17.4	9.4	30.2
Transaction Price / Tangible Book Value Per Share (%)	133	151	145	81	210
Tangible Book Value Premium to Core Deposits (%)	6.9	6.7	6.3	(2.8)	12.9

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of Pioneer common stock assuming Pioneer performed in accordance with internal net income estimates for Pioneer for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of Pioneer, as well as estimated annual net income growth rates for the years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Pioneer. To approximate the terminal value of a share of Pioneer common stock at March 31, 2021, Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 14.0x and multiples of December 31, 2025 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pioneer common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Pioneer common stock of $11.36 to $21.10 when applying multiples of earnings and $18.75 to $33.58 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount
Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
11%	$13.56	$15.07	$16.58	$18.08	$19.59	$21.10
12%	12.97	14.41	15.85	17.29	18.73	20.17
13%	12.40	13.78	15.16	16.54	17.92	19.29
14%	11.87	13.19	14.51	15.83	17.14	18.46
15%	11.36	12.62	13.89	15.15	16.41	17.67

Tangible Book Value Per Share Multiples
Discount
Rate	100%	110%	120%	130%	140%	150%
11%	$22.39	$24.63	$26.86	$29.10	$31.34	$33.58
12%	21.41	23.55	25.69	27.83	29.97	32.11
13%	20.47	22.52	24.57	26.62	28.66	30.71
14%	19.59	21.55	23.51	25.47	27.43	29.39
15%	18.75	20.63	22.51	24.38	26.26	28.13

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Piper Sandler also considered and discussed with the Pioneer board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Pioneer’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Pioneer common stock, applying the price to 2025 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 13.20%.

Earnings Per Share Multiples
Annual
Estimate
Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
20%	$14.75	$16.39	$18.03	$19.67	$21.31	$22.95
10%	13.52	15.03	16.53	18.03	19.53	21.04
0%	12.29	13.66	15.03	16.39	17.76	19.12
(10%)	11.06	12.29	13.52	14.75	15.98	17.21
(20%)	9.84	10.93	12.02	13.11	14.21	15.30

Piper Sandler also performed an analysis that estimated the net present value per share of FirstSun common stock, assuming FirstSun performed in accordance with internal net income estimates for FirstSun for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer. To approximate the terminal value of a share of FirstSun common stock at March 31, 2021, Piper Sandler applied price to 2025 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2025 tangible book value ranging from 140% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FirstSun common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FirstSun common stock of $28.39 to $48.09 when applying multiples of earnings and $29.93 to $48.56 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount
Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10%	$33.94	$36.77	$39.60	$42.43	$45.26	$48.09
11%	32.44	35.15	37.85	40.55	43.26	45.96
12%	31.02	33.60	36.19	38.77	41.36	43.94
13%	29.67	32.14	34.62	37.09	39.56	42.03
14%	28.39	30.76	33.12	35.49	37.86	40.22

Tangible Book Value Per Share Multiples
Discount
Rate	140%	150%	160%	170%	180%	190%
10%	$35.78	$38.34	$40.90	$43.45	$46.01	$48.56
11%	34.20	36.64	39.09	41.53	43.97	46.41
12%	32.70	35.04	37.37	39.71	42.04	44.38
13%	31.28	33.51	35.75	37.98	40.22	42.45
14%	29.93	32.07	34.21	36.34	38.48	40.62

Piper Sandler also considered and discussed with the Pioneer’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming FirstSun’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for FirstSun common stock, applying the price to 2025 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 11.46%.

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Earnings Per Share Multiples
Annual
Estimate
Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
20%	$38.13	$41.31	$44.49	$47.67	$50.85	$54.02
10%	34.96	37.87	40.78	43.70	46.61	49.52
0%	31.78	34.43	37.07	39.72	42.37	45.02
(10%)	28.60	30.98	33.37	35.75	38.13	40.52
(20%)	25.42	27.54	29.66	31.78	33.90	36.02

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the transaction on FirstSun assuming the merger closes on September 30, 2021 and based on certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer. The analysis indicated that the transaction could be accretive to FirstSun’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2024 and dilutive to FirstSun’s estimated tangible book value per share at close and for the year ending December 31, 2022, and accretive to FirstSun’s tangible book value per share for the years ending December 31, 2023 and December 31, 2024.

In connection with this analysis, Piper Sandler considered and discussed with the Pioneer’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler is acting as Pioneer’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to (i) 0.90% of the aggregate purchase price, plus (ii) 1.00% of the amount by which the aggregate purchase price exceeds $200 million, if any, up to $230 million, plus (iii) 2.50% of the amount by which the aggregate purchase price exceeds $230 million, if any, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Piper Sandler’s fee was approximately $2.3 million. Piper Sandler also received a $150,000 fee from Pioneer upon rendering its fairness opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. Pioneer has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to Pioneer in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to FirstSun or FSCB Merger Subsidiary, Inc. in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Pioneer, FirstSun and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Pioneer, FirstSun and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

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Certain Unaudited Prospective Financial Information

FirstSun and Pioneer do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, FirstSun’s senior management and Pioneer’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Piper Sandler for the purpose of performing financial analyses in connection with its fairness opinion, as described in this proxy statement/prospectus under “— Opinion of Pioneer’s Financial Advisor” beginning on page 67. We refer to this information collectively as the “prospective financial information.”

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles, or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this proxy statement/prospectus solely for the purpose of providing holders of Pioneer common stock access to certain nonpublic information made available to Pioneer’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.

Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by FirstSun’s senior management or Pioneer’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by Pioneer’s financial advisor and represents FirstSun senior management’s or Pioneer senior management’s respective evaluation of FirstSun’s expected future financial performance on a stand-alone basis, without reference to the merger, and Pioneer’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which FirstSun and Pioneer operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in this proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of FirstSun and Pioneer and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of FirstSun or Pioneer could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that FirstSun, Pioneer or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of Pioneer common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

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The prospective financial information included in this document has been prepared by, and is the responsibility of, management of FirstSun and Pioneer. Neither Crowe LLP, FirstSun’s independent registered public accounting firm, nor Briggs & Veselka Co., Pioneer’s independent auditor, has audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither Crowe LLP nor Briggs & Veselka Co. has expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of FirstSun’s independent registered public accounting firm and Pioneer’s independent auditor included in this proxy statement/prospectus relate to the historical financial information of FirstSun and Pioneer, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

In light of the foregoing, and taking into account that the Pioneer special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Pioneer shareholders are strongly cautioned not to place unwarranted reliance on such information.

Pioneer Prospective Financial Information

The following prospective financial information was approved by Pioneer senior management for use by Piper Sandler in connection with Piper Sandler performing its financial analyses with respect to Pioneer on a stand-alone basis: (i) estimates of net income for the years ending December 31, 2021 and December 31, 2022 of $12.8 million and $14.1 million, respectively, and (ii) estimated annual net income growth rates for the year ending December 31, 2023 of 7.5%, for the year ending December 31, 2024 of 5.0% and the year ended December 31, 2025 of 5.0%.

FirstSun Prospective Financial Information

The following prospective financial information was approved by FirstSun senior management for use by Piper Sandler in connection with Piper Sandler performing its financial analyses with respect to FirstSun on a stand-alone basis: (i) estimates of net income for the years ending December 31, 2021 through and December 31, 2025 of $37.7 for 2021, $45.5 for 2022, $59.3 million for 2023, $75.5 million for 2024 and $87.4 million for 2025.

Pro Forma Assumptions — Estimated Costs Savings and Expenses Resulting or Derived from the Merger and Purchase Accounting Adjustments

For purposes of the Pro Forma Transaction Analysis performed by Piper Sandler, senior management of FirstSun provided to Piper Sandler certain additional prospective financial information including an estimate of $18.0 of pre-tax transaction expenses, and an estimate of $16.6 million of pre-tax synergies expected to result or be derived from the merger fully realized in 2022.

FirstSun’s Reasons for the Merger

In evaluating the merger, the FirstSun board of directors consulted with FirstSun management, as well as independent legal and financial advisors, and, in the course of reaching its decision to approve the merger agreement, to adopt the merger and the other transactions contemplated by the merger agreement, the FirstSun board of directors considered a number of factors, including the following material factors:

·	its understanding of the current and prospective environment in which FirstSun and Pioneer operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on FirstSun both with and without the proposed transaction;
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·	each of FirstSun’s, Pioneer’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the FirstSun board of directors considered its view that Pioneer’s financial condition and asset quality were sound, that Pioneer’s business and operations complemented those of FirstSun, and that the merger would result in a combined company with a larger market presence as well as an attractive funding base, including through core deposit funding, and stronger asset quality. The FirstSun board of directors further considered that Pioneer’s earnings and prospects, and synergies potentially available in the proposed transaction, created an opportunity for the combined company to have superior future earnings and prospects compared to FirstSun’s earnings and prospects on a stand-alone basis. In particular, the First board of directors considered the following:
o	the strategic rationale for the merger, including the ability of the combined company to serve the banking needs of consumers and businesses in highly attractive markets, including the combination of FirstSun’s and Pioneer’s operations in Dallas, and FirstSun’s entrance into the high-growth metropolitan markets of Austin, Houston and San Antonio, each of which were considered highly attractive markets to the FirstSun board, as well as the suburban and rural markets surrounding them;
o	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital and geographic footprint;
o	the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings per share, and the expectation that the tangible book value per share dilution from the merger would be earned back within a reasonable period following closing;
o	FirstSun’s successful track record of creating stockholder value through prior acquisitions, including its proven experience in successfully integrating acquired businesses and retaining key personnel, and FirstSun management’s belief that FirstSun will be able to integrate Pioneer with FirstSun successfully;
o	the potential for bringing together seasoned bank operators built on a common vision with similar values, with talented, motivated workforces and compatible corporate cultures;
o	the increased scale of the combined company enabling it to continue to invest in new technology and products and services;
o	the similarity of the businesses, balance sheets and management teams;
o	its review and discussions with FirstSun’s management and advisors concerning the due diligence review of Pioneer;
o	its expectation that the required regulatory approvals could be obtained in a timely fashion;
o	the financial information and analyses presented by FirstSun’s financial advisor to the board of director; and
o	its review with FirstSun’s outside legal counsel, Nelson Mullins Riley & Scarborough LLP, of the terms of the merger agreement.

The FirstSun board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:

·	the possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;
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·	the possibility of encountering difficulties in successfully integrating Pioneer’s business, operations, and workforce with those of FirstSun;
·	the transaction-related restructuring charges and other merger-related costs;
·	diversion of management attention and resources from the operation of FirstSun’s business towards the completion of the merger; and
·	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

This discussion of the information and factors considered by the FirstSun board of directors in reaching its conclusions and recommendation includes principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the FirstSun board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the FirstSun board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger and the other transactions contemplated by the merger agreement. Rather, the FirstSun board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the FirstSun board of directors may have assigned different weights to different factors. The explanation of FirstSun’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”

Interests of Pioneer’s Directors and Executive Officers in the Merger

In considering the recommendation of the Pioneer board of directors with respect to the merger, Pioneer shareholders should be aware that certain of Pioneer’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Pioneer shareholders generally. The Pioneer board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Pioneer shareholders that they vote to approve the Pioneer merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below. These amounts are based on multiple assumptions, which may or may not be accurate on the relevant date, and do not reflect certain compensation actions that may occur before the effective time of the merger.

Accelerated Vesting of Pioneer Restricted Stock

As of March 31, 2021, one Pioneer executive officer held an aggregate of 1,800 shares of unvested Pioneer restricted stock. Under the merger agreement, at the effective time, each outstanding Pioneer restricted stock award will vest (with any performance-based vesting condition applicable to such restricted stock award deemed to have been achieved to the extent set forth in the applicable award agreement) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of Pioneer common stock underlying such restricted stock award. The estimated cash value of the aggregate shares of FirstSun common stock that would be issued to such executive officer upon settlement of the executive’s unvested Pioneer restricted stock awards if the consummation of the merger occurred on March 31, 2021 is $60,716, based on a price per share of Pioneer common stock of $32.30, the average closing price per share over the first five business days following the announcement of the merger.

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Treatment of Pioneer Stock Options

Under the merger agreement, immediately before the effective time, each outstanding option to purchase shares of Pioneer common stock, whether or not vested, will fully vest. The vested stock options will be assumed by FirstSun in the merger and converted into an option to purchase shares of FirstSun common stock, with substantially the same terms and conditions as the applicable Pioneer stock option award, equal to the number of shares of Pioneer common stock subject to the Pioneer stock option immediately before the effective time, multiplied by the exchange ratio of 1.0443. The per share exercise price of each such converted stock option will be equal to the quotient, rounded up to the nearest cent, of the exercise price per share of such Pioneer stock option immediately before the effective time, divided by 1.0443.

In addition, if requested by FirstSun before the effective time, Pioneer will cooperate with FirstSun and use its reasonable best efforts to obtain the written consent from each holder of Pioneer stock options to cancel and convert such options immediately before the effective time into the right to receive a cash payment from Pioneer in an amount equal to the product of (i) the excess, if any, of the product of $33.499 multiplied by 1.0443 over the exercise price of each such Pioneer stock option, multiplied by (ii) the number of shares of Pioneer common stock subject to such stock option, which we refer to as the “Option Cash-Out Consideration.”

For illustrative purposes, the table below shows the number of Pioneer stock options held by certain Pioneer directors and executive officers as of as of July 23, 2021. The table also sets forth the cash payment such directors and executive officers of Pioneer would receive if their respective stock options were canceled and converted into the right to receive the Option Cash-Out Consideration.

Name	Number of Pioneer Stock Option (#)	Option Cash-Out Consideration ($)(1)
Directors
JLL/FCH Holdings I, LLC(2)	43,750	507,632
Whit Hanks	10,800	98,716
Craig Koenig	25,000	338,575
Isabella Cunningham	25,000	338,575
Michael Figer	25,000	338,575
John A. Seifrick	25,000	338,575
W. Stephen Benesh	8,000	61,364
Kevin T. Hammond	—	—
Frank J. Rodriguez	—	—
Fran Wiatr	21,250	226,764
Ronald D. Coben	102,500	924,508

Executive Officers
Chris D. Harkrider	32,500	356,323
Laurence L. Lehman III	33,000	297,064
Joni M. Phariss	35,000	340,655
Cathy L. Williams	25,000	215,825

(1)	The Option Cash Out Consideration was calculated based on the product of (i) the excess, if any, of the product of $33.499 multiplied by 1.0443 over the exercise price of each such Pioneer stock option, multiplied by (ii) the number of shares of Pioneer common stock subject to such stock option. FirstSun is still evaluating whether it will seek written consents to cash out Pioneer stock options.

(2)	Mr. Hammond and Mr. Rodriguez serve as director representatives for JLL. The director fees, including stock options, for their service on the Pioneer board are paid directly to JLL.

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Change in Control Payments

Each of Mr. Coben, Mr. Lehman, Mr. Harkrider, Ms. Phariss, Ms. Williams and Mr. Anderson have entered into employment agreements with Pioneer, which provide for, among other things, “double-trigger” severance benefits upon the executive’s termination without cause following a change in control. The closing of the merger will constitute a change in control for purposes of each employment agreement.

Under each employment agreement, if the executive is terminated without cause within one year following a change in control (and, with respect to Mr. Coben, within six months before a change in control), the executive is entitled to a lump sum severance payment equal to the sum of (a) the product of (i) a multiplier, and (ii) the executive’s then-current base salary (plus, for Mr. Coben, the incentive compensation paid to him for the immediately preceding fiscal year), and (b) the product of (i) a multiplier, and (ii) the reasonably estimated annual cost of the medical, dental and vision insurance coverage, in such form and at such levels as maintained by Pioneer for the executive immediately prior to the executive’s termination of employment. Assuming the merger was consummated on March 31, 2021, and the executive experienced a termination without cause on such date, the multiplier and the estimated severance payment due to each executive under their respective employment agreement is as follows:

Name	Multiplier	Severance Payment ($)
Ronald D. Coben	2.0	1,248,010
Laurence L. Lehman, III	1.5	397,500
Chris D. Harkrider	1.0	338,848
Joni M. Phariss Cathy L. Williams	1.0 1.0	230,000 247,005
Barry W. Anderson	0.5	90,546

In addition to the severance payment described above, Mr. Coben’s employment agreement provides that, in the event of a change in control of Pioneer, if Mr. Coben remains employed by Pioneer until the date the change in control is consummated, he will receive a lump sum payment equal to $350,000, if the per share purchase price or exchange value of Pioneer common stock in the transaction is at least $31.00 per share, and an additional sum of $75,000 for each additional $1.00 of the per share purchase price or exchange value above $31.00. Based on the exchange ratio in the merger, Mr. Coben will be entitled to receive $650,000 in additional compensation under this provision of his employment agreement.

Each employment agreement also provides that if the value of the aggregate benefits to be received by any executive in connection with a change in control would constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, the amount of such benefits will be reduced to the largest amount, if any, that will result in no portion of all such payments being non-deductible to Pioneer under Section 280G of the Code.

Amendments to Employment Agreements

In connection with the merger, Pioneer plans to enter into amended employment agreements with each of the above-referenced Pioneer executive officers to provide for the applicable severance payment described in the table above under “Change in Control Payments” if the executive remains employed with FirstSun for a specified transitional retention period following the merger or, as of an earlier date (including, in Mr. Coben’s case, within 6 months prior to the merger), is terminated by FirstSun without cause or resigns for “good reason.” “Good reason” will be defined to include: (1) a material reduction to then-current base salary; (2) a material or negative change to the nature or scope of the executive’s responsibilities, duties or authority; or (3) a required re-location to a worksite location which is more than 50 miles from the current principal worksite without the executive’s consent, but will make clear that those changes to responsibilities, duties or authority resulting solely from the merger, such as reporting lines, position titles, and transition duties, will not constitute “good reason.”

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Prorated Annual Cash Incentive Compensation

In connection with the merger, Pioneer plans to amend and terminate its Executive Management Incentive Plan as of the closing date of the merger, and Pioneer executives who participate in the plan will receive the prorated portion of their target award under such plan as of the effective time of the merger, as follows:

Name	Prorated Incentive ($)
Ronald D. Coben	150,000
Laurence L. Lehman III	58,500
Chris D. Harkrider	69,525
Joni M. Phariss	51,750
Cathy L. Williams	48,375

Director Arrangements

Immediately after the effective time of the second step merger, FirstSun will increase the size of its board of directors by two for a total of ten directors, and two current directors of Pioneer will be appointed to the board of directors of FirstSun. Immediately after the effective time of the bank merger, Sunflower Bank will increase the size of its board of directors by three for a total of 13 directors, and three current directors of Pioneer, determined by the mutual agreement of FirstSun and Pioneer, will be appointed to the board of directors of Sunflower Bank.

Indemnification and Insurance

The parties have agreed that following completion of the merger, the combined company will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors, officers, and employees of Pioneer and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director, officer, or employee of Pioneer or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The combined company will use its reasonable best efforts to maintain in effect for six years after the effective time, the current directors’ and officers’ liability insurance policies maintained by Pioneer (provided that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage).

Governance of the Combined Company After the Merger

Boards of Directors

Immediately after the effective time of the second step merger, FirstSun will increase the size of its board of directors by two for a total of ten directors, and two current directors of Pioneer will be appointed to the board of directors of FirstSun. One of the Pioneer directors will be designated by JLL, Pioneer’s largest shareholder, as a Class II director, which term expires at FirstSun’s annual meeting of stockholders in 2022, and one will be selected by the mutual agreement of FirstSun and Pioneer, to serve as a Class I director, which term expires at FirstSun’s annual meeting of stockholders in 2024. Under an amendment to the Stockholders’ Agreement described below, which will become effective upon the merger, JLL’s board designation right will continue until it owns less than 40% of the FirstSun common stock it acquired in the merger.

Immediately after the effective time of the bank merger, Sunflower Bank will increase the size of its board of directors by three for a total of 13 directors, and three current directors of Pioneer, determined by the mutual agreement of FirstSun and Pioneer, will be appointed to the board of directors of Sunflower Bank.

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Amendment to Stockholders’ Agreement

FirstSun is party to a Stockholders’ Agreement with its stockholders that will remain in effect following the merger. Under the merger agreement, the Stockholders’ Agreement will be amended, with such amendment to become effective upon the merger, to among other things, increase the size of the FirstSun board of directors from eight to ten members. In addition, JLL will become a party to the agreement, will be designated as a Significant Stockholder under the agreement and will have the right to designate one nominee, who will be a Class II director, to the FirstSun board of directors. Significant Stockholders have additional rights and obligations under the Stockholders’ Agreement. FirstSun and Pioneer will also mutually agree to designate one nominee who currently serves on the Pioneer board of directors to the FirstSun board of directors, who will be a Class I director. Other than JLL, no other Pioneer shareholder will become a party to the Stockholders’ Agreement as a result of the merger.

For a description of the Stockholders’ Agreement, as amended, see “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement” beginning on page 180.

Amendment to Registration Rights Agreement

FirstSun is also party to a Registration Rights Agreement with its stockholders pursuant to which it is obligated to register the sale of shares of FirstSun common stock owned by the stockholders party to the agreement under certain circumstances. The Registration Rights Agreement will remain in effect following the merger. Under the merger agreement, the Registration Rights Agreement will be amended, with such amendment to become effective upon the merger, to among other things, add JLL as a “Significant Investor” to the agreement. Other than JLL, no other Pioneer shareholder will become a party to the Registration Rights Agreement as a result of the merger. For a description of the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions of FirstSun—Registration Rights Agreement” beginning on page 184.

No Trading Market and No Restrictions on Resale

Currently, FirstSun common stock is not traded on any established trading market or national securities exchange, and the FirstSun common stock will not be listed on any exchange or established trading market upon consummation of the transactions under the merger agreement. Upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the shares issued in connection with the merger will be freely transferable under the Securities Act by holders who will not be affiliates of FirstSun after the merger.

Although FirstSun will not be listed on any exchange or established trading market, it will become a reporting company pursuant to Section 15(d) of the Exchange Act, and accordingly will file annual, quarterly, and current reports on Forms 10-K, 10-Q, and 8-K with the SEC. These reports will be available on the SEC’s website at http://www.sec.gov. However, by virtue of FirstSun becoming subject to Section 15(d) (as opposed to registering its common stock under Section 12), FirstSun (and its directors, officers and principal stockholders) will not be subject to compliance with Sections 16, 13(d) and 13(f) beneficial ownership reporting and short-swing trading rules. Similarly, FirstSun will not have to comply with the tender offer and proxy rules.

Affiliates of FirstSun may resell shares of FirstSun common stock issued in connection with the merger only if the shares are registered for resale under the Securities Act or an exemption is available, and otherwise in compliance with the Stockholders’ Agreement, if applicable. Affiliates of FirstSun may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any FirstSun common stock.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or restriction

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that would reasonably be expected to have a material adverse effect on the combined company. Subject to the terms and conditions of the merger agreement, FirstSun and Pioneer have agreed to use their commercially reasonable efforts and cooperate to promptly prepare and file, or cause to be prepare and filed, all necessary documentation, to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals. FirstSun, Pioneer and/or their respective subsidiaries have filed applications and notifications to obtain these regulatory approvals.

Federal Reserve

Completion of the merger is subject, among other things, to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, which we refer to as the BHC Act. In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the bank holding companies and banks involved (including consideration of capital adequacy, liquidity, and earnings performance; the competence, experience, and integrity of the officers, directors, and principal shareholders; and the records of compliance with applicable laws and regulations) and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness), (iii) the convenience and needs of the communities to be served, (iv) the effectiveness of the companies in combating money laundering, and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system.

In considering an application under Section 3 of the BHC Act, the Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the CRA. In addition, in connection with an interstate merger transaction, the Federal Reserve considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Office of the Comptroller of the Currency

The prior approval of the OCC under the Bank Merger Act is required for the merger of Pioneer Bank with and into Sunflower Bank. In reviewing applications under the Bank Merger Act, the OCC must consider a number of factors, including: (i) the effect of a proposed merger on competition, (ii) financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (iii) convenience and needs of the communities to be served, (iv) the effectiveness of both institutions in combating money laundering, and (v) the risk to the stability of the U.S. banking and financial system. Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s or savings association’s shareholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, OCC considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Additionally, as required by the CRA, and in reviewing the convenience and needs of the communities to be served, the OCC will consider the records of performance of the relevant insured depository institutions under the CRA. Sunflower Bank’s establishment and operation of branches at Pioneer Bank’s existing branch locations is also subject to approval by the OCC.

Public Comments and Notice

Furthermore, the BHC Act, the Bank Merger Act, Federal Reserve and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and OCC, as applicable, and authorize the Federal Reserve and OCC to hold a public hearing or meeting if the Federal Reserve

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or OCC, as applicable, determines that a hearing or meeting would be appropriate. The Federal Reserve and the OCC takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve and OCC frequently receive protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the applicable application is under review by the Federal Reserve or the OCC. As of their last respective CRA examinations, Sunflower Bank received an overall “satisfactory,” and Pioneer Bank received an overall “satisfactory,” regulatory rating with respect to CRA compliance.

Waiting Periods

Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Pioneer Bank is regulated by the Texas Department of Savings and Mortgage Lending, which we refer to as the TDSML. As required by Texas law, a notice was filed with the TDSL advising the agency that Pioneer Bank intends to merge with and into Sunflower Bank.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Based on information available to us as of the date hereof, FirstSun and Pioneer believe that neither the merger nor the bank merger raises substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither FirstSun nor Pioneer can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, each party’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

If there is an adverse development in either party’s regulatory standing, FirstSun may be required to withdraw some or all of its application for approval of the merger and the bank merger, and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

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THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about FirstSun or Pioneer. Factual disclosures about FirstSun and Pioneer contained in this proxy statement/prospectus may supplement, update or modify the disclosures about FirstSun and Pioneer contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about FirstSun or Pioneer at the time they were made or otherwise.

Structure of the Merger

The boards of directors of each of FirstSun, Pioneer and Merger Sub have approved the merger agreement and the transactions contemplated thereby. Under the merger agreement, Merger Sub will merge with and into Pioneer, with Pioneer remaining as the surviving entity and becoming a wholly-owned subsidiary of FirstSun. This surviving entity, as soon as reasonably practicable following the merger and as part of a single integrated transaction, will merge with and into FirstSun. Immediately following the completion of the second step merger or at such later time as the parties may mutually agree, Pioneer’s wholly-owned subsidiary, Pioneer Bank, SSB, a Texas state savings bank, will merge with and into FirstSun’s wholly-owned subsidiary, Sunflower Bank, National Association, a national banking association, with Sunflower Bank as the surviving bank.

Merger Consideration

Each outstanding share of Pioneer common stock, will be converted into the right to receive the merger consideration of 1.0443 shares of FirstSun common stock (which we refer to as the “exchange ratio” and together with cash in lieu of fractional shares as discussed below, the “merger consideration”), except for treasury stock or shares owned by Pioneer or FirstSun, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, which will be cancelled, and shares held by shareholders who properly exercise dissenters’ rights. FirstSun will not issue any fractional shares of FirstSun common stock in the merger. Instead, a Pioneer shareholder who otherwise would have received a fraction of a share of FirstSun common stock will receive an amount in cash (without interest) equal to such fractional part of a share of FirstSun common stock multiplied by the product of $33.499 multiplied by the exchange ratio.

If, prior to the effective time of the merger, the number of outstanding shares of FirstSun common stock or Pioneer common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split,

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reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares

FirstSun will not issue any fractional shares of FirstSun common stock in the merger. Instead, a Pioneer shareholder who otherwise would have received a fraction of a share of FirstSun common stock will receive an amount in cash (without interest) in an amount equal to such fractional part of a share of FirstSun common stock multiplied by the product of $33.499 multiplied by the exchange ratio.

Governing Documents

Pioneer’s certificate of formation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of formation and bylaws of Pioneer, the surviving entity, after completion of the merger. FirstSun’s certificate of incorporation and bylaws in effect immediately prior to the effective time of the second step merger will be the certificate of incorporation and bylaws of the combined company until thereafter amended in accordance with applicable law.

Treatment of Pioneer Equity Awards

Pioneer Restricted Stock

Under the merger agreement, at the effective time of the merger, each outstanding Pioneer restricted stock award will vest (with any performance-based vesting condition applicable to such restricted stock award deemed to have been achieved to the extent set forth in the award agreement applicable to such Pioneer restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration with respect to each share of Pioneer common stock underlying such restricted stock award.

Pioneer Stock Options

Immediately before the effective time of the merger, each outstanding option to purchase shares of Pioneer common stock, whether or not vested, will fully vest. The vested stock options will be assumed by FirstSun in the merger and converted into an option to purchase shares of FirstSun common stock, with substantially the same terms and conditions as the applicable Pioneer stock option award, equal to the number of shares of Pioneer common stock subject to the Pioneer stock option immediately before the effective time, multiplied by the exchange ratio of 1.0443. The per share exercise price of each such converted stock option will be equal to the quotient, rounded up to the nearest cent, of the exercise price per share of such Pioneer stock option immediately before the effective time, divided by the exchange ratio of 1.0443.

In addition, if requested by FirstSun before the effective time, Pioneer will cooperate with FirstSun and use its reasonable best efforts to obtain the written consent from each holder of Pioneer stock options to cancel and convert such options immediately before the effective time into the right to receive a cash payment from Pioneer in an amount equal to (i) the excess, if any, of the product of $33.499 multiplied by 1.0443 over the exercise price of each such Pioneer stock option, multiplied by (ii) the number of shares of Pioneer common stock subject to such stock option. FirstSun is still evaluating whether it will seek written consents to cash out Pioneer stock options.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). Please see “—Conditions to Complete the Merger.”

The merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the certificate of merger to be filed with the Secretary of State of the State of Texas on or prior to the closing date of the merger. The closing of the merger will take place on a date no later

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than five business days after the satisfaction or waiver (subject to applicable law) by the party entitled to the benefit thereof of the latest to occur of the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the fourth quarter of 2021 subject to the receipt of Pioneer shareholder approval, regulatory approvals and other customary closing conditions, but neither FirstSun nor Pioneer can guarantee when or if the merger will be completed.

Closing and Effective Time of the Second Step Merger

On the date of the completion of the merger and as soon as practicable following the effective time, FirstSun will cause Pioneer, as the surviving entity in the merger, to be merged with and into FirstSun, with FirstSun surviving the second step merger. To effect the second step merger, FirstSun will cause to be filed a certificate of merger with the Texas Secretary of State in accordance with the TBOC and a certificate of ownership of merger with the Delaware Secretary of State in accordance with the DGCL. The second step merger will become effective as of the date and time set forth in the certificates of merger.

Conversion of Shares; Exchange of Certificates

The conversion of Pioneer common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, an exchange agent designated by FirstSun and reasonably acceptable to Pioneer, which we refer to as the “exchange agent,” will exchange certificates representing shares of Pioneer common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As soon as reasonably practicable after the effective time, and in any event within five days thereafter, the exchange agent will mail to each Pioneer shareholder appropriate transmittal materials and instructions on how to surrender shares of Pioneer common stock in exchange for the merger consideration such holder is entitled to receive under the merger agreement.

If a certificate for Pioneer common stock has been lost, stolen, mutilated, or destroyed, upon (a) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and (b) the posting by such person of a bond in such amount as FirstSun may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen, mutilated, or destroyed certificate the merger consideration as provided for in the merger agreement.

After completion of the merger, there will be no further transfers on the stock transfer books of Pioneer of shares of Pioneer common stock that were issued and outstanding immediately prior to the effective time.

Withholding

FirstSun and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law or by any taxing authority or governmental entity. If any such amounts are deducted or withheld by FirstSun or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, these amounts will be treated for all purposes of the merger agreement as having been paid to such person from whom they were deducted or withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to FirstSun common stock will be paid to the holder of any unsurrendered certificates of Pioneer common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger

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agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of FirstSun common stock that the shares of Pioneer common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of FirstSun and Pioneer relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by each of FirstSun and Pioneer relating to a number of matters, including the following:

·	corporate matters, including due organization and qualification and subsidiaries;
·	capitalization;
·	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
·	required governmental and other regulatory filings and consents and approvals in connection with the merger;
·	reports to regulatory authorities;
·	financial statements, internal controls, books and records;
·	the absence of undisclosed liabilities;
·	the absence of certain changes or events;
·	legal proceedings;
·	tax matters, including the absence of action or circumstance that would prevent or materially impede the mergers from qualifying as a “reorganization” under Section 368(a) of the Code;
·	employee and employee benefit plan matters;
·	labor matters;
·	compliance with applicable laws;
·	cyber security matters;
·	fiduciary activities;
·	certain material contracts;
·	absence of agreements with regulatory authorities;
·	investment securities;
·	derivative instruments and transactions;
·	environmental matters;
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·	insurance matters;
·	real property;
·	intellectual property;
·	broker’s fees payable in connection with the merger;
·	loan matters;
·	related party transactions;
·	inapplicability of takeover statutes;
·	Small Business Administration loan matters;
·	mortgage banking matters;
·	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents; and
·	the fairness opinion to be received in connection with the merger.

Certain representations and warranties of FirstSun and Pioneer are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” means, with respect to any party to the merger agreement an event, change or occurrence which, individually or together with any other event, change or occurrence, (i) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), property, business, assets, liabilities or results of operations of such party and its subsidiaries taken as a whole, or (ii) prevents or materially impairs the ability of such party to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, excluding, for purposes of subclause (i), the effects of (a) changes in banking and other laws (including any laws, directives, policies, guidelines or recommendations of any governmental entity (which we refer to as “pandemic measures”) in response to outbreaks, epidemics or pandemics relating to COVID-19, or any other viruses and the governmental and other responses thereto (which we refer to as a “pandemic”)) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by any governmental entity, (b) changes in GAAP or regulatory accounting principles, (c) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of a pandemic or any pandemic measures), (d) changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a pandemic), (e) changes in the banking industry or credit markets, any downgrades in the credit markets, or any adverse credit events resulting in deterioration in the credit markets generally (f) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other parties or expressly permitted or required by the merger agreement, (g) the direct effects of compliance with the merger agreement on the operating performance of a party, (h) the announcement of the transactions contemplated by the merger agreement or the pendency or consummation of said transactions (it being understood that the foregoing clause (h) will not apply to the representations and warranties set of the parties related to the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger), or (i) the failure, in and of itself, to meet any internal financial estimates, forecasts or projections (it being understood that any effect that has contributed to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect, unless such effect is otherwise excluded from the definition thereof pursuant to a clause other than this clause (i)), except, with respect to clauses (a), (b), (c), (d), and (e), to the extent that the effects of such change are materially disproportionately

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adverse to the condition (financial or otherwise), property, business, assets or results of operations of such party and its subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its subsidiaries operate.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

Pioneer and FirstSun have each agreed that, except as expressly contemplated by or permitted by the merger agreement, required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld or delayed), during the period from the date of the merger agreement to the effective time, it will, and will cause each of its subsidiaries to, (a) conduct its business in all material respects in the usual, regular and ordinary course consistent with past practice; (b) use commercially reasonable efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships; and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement, or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Additionally, FirstSun and Pioneer have undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Pioneer may not, and may not permit any of its subsidiaries to, without the prior written consent of FirstSun (which consent will not be unreasonably withheld or delayed), undertake the following:

·	other than in the ordinary course of business in all material respects consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice will include the creation of deposits, purchases of federal funds, borrowings from the Federal Home Loan Bank and Federal Reserve Bank, sales of certificates of deposit and entering into repurchase agreements);
·	adjust, split, combine or reclassify any capital stock;
·	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly-owned subsidiaries of Pioneer to Pioneer or to any of their wholly-owned subsidiaries, (ii) the acceptance of shares of Pioneer common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise, vesting or settlement of equity-based awards in respect of Pioneer common stock granted under a Pioneer stock plan, as applicable, in each case in accordance with past practice and the terms of the applicable Pioneer stock plan and related award agreements);
·	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of Pioneer equity awards in accordance with their terms;
·	except as required by law or the terms of any Pioneer benefit plan in effect on the date of the merger agreement, and for normal actions taken in the ordinary course of business consistent with past practice and for stay bonuses provided pursuant to the merger agreement: (i) increase the wages, salaries, incentive
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compensation (including any bonus compensation outside of written bonus plans in effect on the date of the merger agreement), incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Pioneer or its subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Pioneer or its subsidiaries; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or materially amend, modify, change or terminate any Pioneer benefit plan; or (iii) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Pioneer benefit plan;

·	materially amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Pioneer or any securities exchangeable for or convertible into the same, except as otherwise permitted in the merger agreement; or enter into any collective-bargaining agreement;
·	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any other individual, corporation or other entity, other than to Pioneer or any subsidiary of Pioneer, or cancel, release or assign any material amount of indebtedness to any such other individual, corporation or other entity or any material claims held by any such other individual, corporation or other entity, in each case other than in the ordinary course of business in all material respects consistent with past practice or pursuant to contracts in force at the date of the merger agreement; provided that the prior approval of FirstSun may not be required for certain real estate transactions and for the sale or disposal of “Other Real Estate Owned” of Pioneer or any of its subsidiaries in the ordinary course of business in all material respects consistent with past practice;
·	enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other material banking, operating and servicing policies, except as required by applicable law;
·	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;
·	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
·	amend its certificate of incorporation or bylaws, or otherwise take any action to exempt any other individual, corporation or other entity (other than FirstSun or its subsidiaries) or any action taken by any individual, corporation or other entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any material confidentiality or standstill agreements in place with any third parties;
·	other than following prior consultation with FirstSun, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
·	other than foreclosure actions in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except in the ordinary course of business where the amount in dispute is less than $250,000 and in a manner that does not impose any material restrictions on the current or future business operations of Pioneer or any of its subsidiaries (including the future business and operations of the combined company);
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·	take any action that is intended or expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;
·	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP, regulatory guidelines, or as otherwise previously contemplated by the parties;
·	file or materially amend any material tax return other than in the ordinary course of business, make any material change in any method of tax accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any material tax election, or settle or compromise any material tax liability without prior written notice given to FirstSun;
·	except for transactions in the ordinary course of business in all material respects consistent with past practice, terminate, or waive any material provision of, any Pioneer material contract, other than normal renewals of contracts and leases without material adverse changes of terms;
·	take any action that would reasonably be expected to materially impede or materially delay the ability of the parties to obtain any requisite regulatory approval;
·	other than in the ordinary course of business consistent with past practice and in accordance with Regulation O, make any loan to any director, officer or principal shareholder; or
·	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any of the prohibited actions described above.

Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, FirstSun may not, and may not permit any of its subsidiaries to, without the prior written consent of Pioneer (which consent will not be unreasonably withheld or delayed), undertake the following:

·	amend its certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of Pioneer common stock;
·	adjust, split, combine or reclassify any capital stock of FirstSun, or make, declare or pay any dividend on any capital stock of FirstSun;
·	incur any indebtedness for borrowed money (other than indebtedness of FirstSun or any of its wholly owned subsidiaries to FirstSun or any of its subsidiaries) that would reasonably be expected to prevent FirstSun or its subsidiaries from assuming Pioneer’s outstanding indebtedness;
·	(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other corporation, entity or business or (ii) make capital contributions to, or investments in, any other individual, corporation or other entity, in each case of clauses (i) and (ii), that would reasonably be expected to prevent, impede or materially delay the consummation of the merger or receipt of requisite regulatory approvals, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of FirstSun;
·	take any action that is intended or expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, except as may be required by applicable law;
·	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
·	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any of the prohibited actions described above.

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Corporate Governance

Effective immediately after the second step merger, FirstSun will increase the size of its board of directors by two and appoint two current members of the board of directors of Pioneer, to serve as directors of FirstSun as the surviving corporation. One of these directors will be appointed by JLL, and the other will be appointed based on the mutual agreement of FirstSun and Pioneer before the effective time. The director appointed by JLL will serve as a Class II director, and the other director will serve as a Class I director.

Effective immediately after the bank merger, Sunflower Bank will increase the size of its board of directors by three and appoint three current members of the board of directors of Pioneer Bank as mutually agreed by FirstSun and Pioneer prior to the effective time to serve as directors of Sunflower Bank as the surviving bank in the bank merger.

The officers of FirstSun and Sunflower Bank in office immediately prior to the effective time of the merger and the effective time of the bank merger, respectively, together with such additional persons as may thereafter be elected, will serve as the officers of FirstSun as the surviving corporation in the second step merger and Sunflower Bank as the surviving bank in the bank merger from and after the effective time of the merger and the effective time of the bank merger, respectively, in accordance with the respective bylaws of FirstSun and Sunflower Bank.

Regulatory Matters

FirstSun and Pioneer have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, which this proxy statement/prospectus forms a part. FirstSun and Pioneer have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Pioneer will thereafter as promptly as practicable mail or deliver this proxy statement/prospectus to its shareholders. With Pioneer’s cooperation, FirstSun will use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

FirstSun and Pioneer have agreed to use their commercially reasonable efforts to take all actions necessary to comply promptly with all legal requirements with respect to the transactions contemplated by the merger agreement, including obtaining any third party consents, and obtaining any consent, authorization, order or approval of, or any exemption by, any governmental entity which is required or advisable to be obtained in connection with the transactions contemplated by the merger agreement. In addition, FirstSun and Pioneer have agreed to cooperate with each other to (i) promptly (but in any case, prior to June 30, 2021) prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all bank regulatory agencies in order to obtain the requisite regulatory approvals, and (ii) promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement.

FirstSun and Pioneer have agreed to use commercially reasonable efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement, provided that neither FirstSun nor Pioneer will be required to take any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the permits, consents, approvals and authorizations of governmental entities or third parties in connection with the merger agreement that would reasonably be expected to have a material adverse effect on FirstSun after giving effect to the mergers, including, any determination by a regulatory agency or other governmental entity that the bank merger may not be consummated as contemplated by the merger agreement, including immediately following the effective time, which we refer to as a “materially burdensome regulatory condition.”

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Employee Benefit Matters

As of the effective time, FirstSun will cause each employee of Pioneer or any of its subsidiaries, which we refer to as a “covered employee,” to be eligible to participate in FirstSun’s 401(k) plan and replacement employee benefit plans and vacation programs being offered by FirstSun. Following the effective time, FirstSun or its subsidiary will use commercially reasonable efforts to: (i) waive all pre-existing condition limitations, waiting periods and certain other requirements with respect to participation and coverage requirements under any employee benefit plans of FirstSun or its subsidiaries to the extent such limitations, waiting periods or other requirements were or would have been waived or satisfied under the Pioneer benefit plans, and (ii) to the extent permissible by law, recognize any health or other welfare expenses incurred by Pioneer employees in the year that includes the closing date of the merger for purposes of employee benefit plans of FirstSun.

FirstSun has agreed for a period of twelve months after the effective time to continue to provide each covered employee (except where a covered employee voluntarily accepts a transfer to a different position with FirstSun or its subsidiaries for which the standard base salary or hourly wage rate is lower) a base salary or hourly wage rate, as applicable, that is not less than such covered employee’s base salary or hourly wage rate, as applicable, as provided immediately prior to the effective time. FirstSun has also agreed to pay severance payments to each Pioneer employee who is not hired by FirstSun or whose employment is terminated by FirstSun other than for cause prior to the first anniversary of the effective time, subject to the employee’s execution of a general release of claims, an amount equal to one week of base salary for each 12 months of prior employment by Pioneer, subject to a minimum of four weeks’ of base salary and a maximum of sixteen weeks’ of base salary. FirstSun has agreed that a certain number of hours of accrued and unused sick time and accrued and unused paid time off of covered employees will roll over into the applicable FirstSun benefit plan.

FirstSun has also agreed to pay stay bonuses to certain employees of Pioneer mutually agreed upon by FirstSun and Pioneer following completion of the merger and has agreed to continue through December 31, 2021 certain incentive compensation bonus programs and arrangements of Pioneer.

Director and Officer Indemnification and Insurance

The merger agreement provides that following completion of the merger, the combined company will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors, officers, and employees of Pioneer and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director, officer, or employee of Pioneer or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the combined company to use its reasonable best efforts to maintain in effect for six years after the effective time, the current directors’ and officers’ liability insurance policies maintained by Pioneer (provided that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the effective time; provided, however, that in no event will the surviving corporation expend for such “tail” policy (or policies, as applicable) an annual premium amount (in the aggregate for all policies) in excess of an amount equal to 200% of the aggregate annual premiums paid by Pioneer for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement; provided that if any such cost would exceed this limit, then the surviving corporation will instead obtain a policy (or policies, as applicable) with the maximum coverage available for a cost equal to such limit.

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Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, access to information, public disclosures with respect to the transactions contemplated by the merger agreement, compliance with confidentiality obligations, rights to control or direct operations, consultation by Pioneer with FirstSun with respect to certain loans of Pioneer, public announcements with respect to the transactions contemplated by the merger agreement and matters related to the amended Stockholders’ Agreement and Registration Rights Agreement.

The Pioneer Shareholder Meeting

Pioneer has agreed to hold a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement as soon as reasonably practicable and upon other related matters. Except to the extent that the Pioneer board of directors has made an adverse recommendation change, the Pioneer board of directors is required to use its reasonable best efforts to obtain Pioneer shareholder approval of the merger proposal, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby.

Notwithstanding anything in the merger agreement to the contrary, unless the merger agreement has been terminated in accordance with its terms, Pioneer is required to convene a meeting of its shareholders and to submit the merger proposal to a vote of its shareholders.

Agreement Not to Solicit Other Offers

Pioneer has agreed that it will not, and will not permit its subsidiaries, nor will it authorize or permit any of its officers, directors or employees of any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or its subsidiaries to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or take any action designed to facilitate inquiries or proposals which constitutes or may reasonably be expected to lead to an acquisition proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any acquisition proposal (other than an acceptable confidentiality agreement) or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to Pioneer, any inquiry, proposal or offer from any person relating to (a) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets (including equity interests in subsidiaries) of Pioneer, or 20% or more of any class of equity securities of Pioneer, (b) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of Pioneer, and/or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Pioneer or any of its subsidiaries pursuant to which such person (or its stockholders) would own 20% or more of the consolidated assets of Pioneer or 20% or more of any class of equity securities of Pioneer or of any resulting entity.

However, in the event that prior to the approval of the merger agreement by Pioneer’s shareholders, following the receipt of a superior proposal or an acquisition proposal that the Pioneer board of directors, determines in good faith is reasonably expected to lead to a superior proposal and that in either case was unsolicited and made after the date of the merger agreement in circumstances not otherwise involving a breach of the merger agreement, and the Pioneer board of directors determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such acquisition proposal would be inconsistent with its fiduciary duties to its shareholders under applicable law, Pioneer may, in response to such acquisition proposal, and subject to compliance with the merger agreement, furnish information with respect to Pioneer to the party making such acquisition proposal pursuant to a confidentiality agreement that contains provisions no less favorable to it than the confidentiality agreement between FirstSun and Pioneer. Pioneer will, and will cause each of its subsidiaries’ directors, officers, employees, affiliates and representatives to, immediately cease any and all existing activities, discussions, or negotiations with any persons conducted before the date of the merger agreement with respect to any acquisition proposal. Pioneer will promptly advise FirstSun following receipt of any request for confidential information in

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connection with an acquisition proposal or of any acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will keep FirstSun reasonably apprised of all changes to the material terms of any acquisition proposal.

Adverse Recommendation Change

Except as provided in the merger agreement, the Pioneer board of directors is required not to effect the (i) withdrawal, qualification or modification, or proposal to publicly withdrawal, qualify or modify, in a manner adverse to FirstSun, the Pioneer board of directors’ recommendation that they approve the merger agreement and the transaction contemplated in the merger agreement, or (ii) approval or recommendation, or proposal to publicly approve or recommend, any acquisition proposal by the Pioneer board of directors or any committee thereof (each of the actions described in clauses (i) and (ii) being referred to as an “adverse recommendation change”).

Notwithstanding the above, prior to the time the requisite vote of Pioneer shareholders is obtained, the Pioneer board of directors may, subject to compliance with the merger agreement, effect an adverse recommendation change if (and only if): Pioneer has complied with its non-solicitation obligations under the merger agreement and the Pioneer board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and the failure to make an adverse recommendation change would be inconsistent with the exercise of its fiduciary duties to its shareholders under applicable laws. Prior to taking any such action, (i) Pioneer must give FirstSun at least four business days’ prior written notice (specifying the material terms and conditions of the superior proposal, including the identity of the person making the superior proposal) and must contemporaneously provide a copy to FirstSun of the acquisition proposal, (ii) Pioneer’s board of directors and its representatives have negotiated in good faith with FirstSun during such notice period, regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by FirstSun in response to such superior proposal; and (iii) at the end of the four business day period described, Pioneer’s Board concludes in good faith, after consultation with (a) its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by FirstSun), that the acquisition proposal continues to be a superior proposal and (b) outside legal counsel, that the failure to make such adverse recommendation change would be inconsistent with the exercise of its fiduciary duties to its respective shareholders under applicable law. Any material amendment or modification to any superior proposal will be deemed to be a new acquisition proposal; provided, however, that the notice period and the period during which Pioneer’s board of directors and its representatives are required to negotiate in good faith with FirstSun regarding any revisions to the terms of the merger agreement proposed by FirstSun in response to such new acquisition proposal will expire on the later to occur of (a) two business days after the Pioneer board of directors provides written notice of such new acquisition proposal to FirstSun and (b) the end of the original four business day period described above.

For purposes of the merger agreement, a “superior proposal” means with respect to Pioneer, a bona fide written acquisition proposal from any individual, corporation or other entity (other than Pioneer or its respective subsidiaries or affiliates) for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in subsidiaries) of Pioneer, or 50% or more of any class of equity securities or voting power of Pioneer, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities or voting power of Pioneer, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pioneer or any of its subsidiaries pursuant to which such person (or its stockholders) would own 50% or more of the consolidated assets of Pioneer or 50% or more of any class of equity securities of Pioneer or of any resulting entity (in each case other than the transactions contemplated by the merger agreement), (i) which is reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects thereof that the Pioneer board of directors deems relevant, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Pioneer board of directors in its good faith judgment (after consultation with its financial advisors and outside legal counsel), and (iii) which the Pioneer board of directors has determined in its good faith judgment would, if consummated, result in a transaction more favorable to its shareholders from a financial point of view than the transactions contemplated by the merger agreement.

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Conditions to Complete the Merger

The respective obligations of each of FirstSun, Merger Sub and Pioneer to complete the merger is subject to the satisfaction or waiver of the following conditions:

·	effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement and the qualification under applicable state securities laws of the shares of the FirstSun common stock to be issued in the merger;

·	the approval of the merger agreement by the requisite vote of Pioneer shareholders;

·	the receipt and effectiveness of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would result in, or reasonably be expected to have, a material adverse effect on the combined company, including any determination by a regulatory agency that the bank merger may not be consummated as contemplated, including immediately after the effective time;

·	the absence of any order, injunction, decree or judgment by any court, government or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction, or decree enacted, entered, promulgated, or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

·	the accuracy of the representations and warranties of each party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger, subject to the materiality standards provided in the merger agreement (and the receipt by such party of an officer’s certificate from each other party to such effect);

·	performance in all material respects by each party of its obligations under the merger agreement (and the receipt by such party of an officer’s certificate from each other party to such effect);

·	the holders of no more than 5% of Pioneer common stock that would have in the aggregate been converted into the right to receive FirstSun common stock in the merger, will have properly notified Pioneer of their intent to exercise appraisal rights;

·	the receipt by FirstSun of a tax certificate executed by Pioneer, certifying that Pioneer is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

·	FirstSun must deliver to Pioneer a countersignature page to the amendment to the Stockholders’ Agreement and the written agreement and consent of the requisite number of stockholders necessary to enter into the amended Stockholders’ Agreement;

·	FirstSun must deliver to Pioneer a countersignature page to the amendment to the Registration Rights Agreement and the written agreement and consent of the requisite number of investors and holders necessary to enter into the amended Registration Rights Agreement;

·	receipt by such party of an opinion from its counsel to the effect that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

·	the absence of any event or events that have had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the other party.

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Neither FirstSun nor Pioneer can provide assurance as to when or if all of the conditions to the mergers can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither FirstSun nor Pioneer has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time by either FirstSun or Pioneer before the effective time under the following circumstances:

·	by mutual written agreement of the parties;

·	if the merger proposal is not approved by Pioneer shareholders at the Pioneer special meeting or any adjournment or postponement of the Pioneer special meeting;

·	if the requisite written consents to amend the Stockholders’ Agreement and Registration Rights Agreement are not obtained;

·	if the merger is not consummated by December 31, 2021 (referred to as the outside date) (subject to extension by mutual written consent of FirstSun and Pioneer and extension to March 31, 2022, if all conditions to closing have been satisfied with the exception of the conditions relating to the effectiveness of the registration statement on Form S-4 and the qualification under applicable state securities laws of the shares of the FirstSun common stock to be issued in the merger and the requisite regulatory approvals and either party notifies the other in writing of its election to extend the termination date); provided that the right to terminate will not be available to any party if the failure of the closing to occur by December 31, 2021 is due to the failure of the party seeking to terminate the merger agreement to perform and observe the covenants and agreements of such party set forth in the merger agreement;

·	if (a) any governmental entity has issued a final, nonappealable action enjoining or otherwise prohibiting or making illegal the consummation of the transactions under the merger agreement, (b) any required regulatory approval is denied by final, nonappealable action, or (c) any required regulatory approval is granted but such approval contains or results in a material adverse effect on the combined company, including any determination by a regulatory agency that the bank merger may not be consummated as contemplated, including immediately after the effective time, which we refer to as a “materially burdensome regulatory condition,” and there is no meaningful possibility that such approval could be revised so as not to contain or result in a materially burdensome regulatory condition, unless, in either of clauses (b) or (c) of this bullet, the failure to obtain such required regulatory approvals is due to the failure of the party seeking to terminate the merger agreement to perform and observe the covenants and agreements of such party set forth in the merger agreement;
·	if there is a breach by the other party of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) contained in the merger agreement that would, individually or in the aggregate with other breaches by such party (or failures of such representations or warranties to be true), result in the failure of a closing condition, unless the breach (or failure to be true) is cured within 30 business days following written notice of such breach (or failure to be true), or such fewer days as remain prior to December 31, 2021, provided that the terminating party is not then in material breach of the merger agreement;

In addition, the merger agreement may be terminated:

·	by FirstSun, prior to the approval of the merger proposal by the Pioneer shareholders, if (a) the Pioneer board of directors (i) fails to recommend in this proxy statement/prospectus that the Pioneer shareholders approve the merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to FirstSun, or publicly discloses that it has resolved to do so, (ii) fails to recommend that the Pioneer shareholders approve the merger proposal, withdraws such recommendation or fails
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to publicly re-affirm such recommendation within five business days from receipt of a written notice from FirstSun to do so, (iii) fails to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal within ten business days after the beginning of such tender or exchange offer, (iv) recommends or endorses an acquisition proposal or fails to issue a press release announcing opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (b) the Pioneer board of directors breaches its obligation to call a Pioneer shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the merger agreement or to refrain from soliciting alternative acquisition proposals in any material respect;

·	by Pioneer, prior to the receipt of the approval of the merger proposal by the Pioneer shareholders, if Pioneer makes an adverse recommendation change and concurrently enters into a definitive agreement with respect to a superior proposal, provided that Pioneer has complied in all material respects with its obligations to refrain from soliciting alternative acquisition proposals and the requirements for making an adverse recommendation change, including providing FirstSun an opportunity to renegotiate the merger agreement such that the alternative transaction no longer constitutes a superior proposal.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that neither FirstSun nor Pioneer will be relieved or released from any liabilities or damages arising out of a willful and material breach of any provision of the merger agreement occurring prior to termination.

Termination Fee

Pioneer will pay FirstSun a termination fee of $11,250,000 by wire transfer of same day funds on the termination date, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:

·	by FirstSun, prior to the approval of the merger proposal by the Pioneer shareholders, if (a) the Pioneer board of directors (i) fails to recommend in this proxy statement/prospectus that the Pioneer shareholders approve the merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to FirstSun, or publicly discloses that it has resolved to do so, (ii) fails to recommend that the Pioneer shareholders approve the merger proposal, withdraws such recommendation or fails to publicly re-affirm such recommendation within five business days from receipt of a written notice from FirstSun to do so, (iii) fails to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal within ten business days after the beginning of such tender or exchange offer, (iv) recommends or endorses an acquisition proposal or fails to issue a press release announcing opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (b) the Pioneer board of directors breaches its obligation to call a Pioneer shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the merger agreement or to refrain from soliciting alternative acquisition proposals in any material respect;

·	by Pioneer, prior to the receipt of the approval of the merger proposal by the Pioneer shareholders, if Pioneer makes an adverse recommendation change and concurrently enters into a definitive agreement with respect to a superior proposal, provided that Pioneer has complied in all material respects with its obligations to refrain from soliciting alternative acquisition proposals and the requirements for making an adverse recommendation change, including providing FirstSun an opportunity to renegotiate the merger agreement such that the alternative transaction no longer constitutes a superior proposal; or
·	In the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been made known to senior management or any board member of Pioneer or has been made directly to its shareholders generally, or any person will have publicly
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announced (and not withdrawn) an acquisition proposal with respect to Pioneer and (a) thereafter the merger agreement is terminated by either FirstSun or Pioneer because the merger has not been completed prior to the outside date, and Pioneer has failed to obtain the required vote of its shareholders or (b) thereafter the merger agreement is terminated (i) by FirstSun as a result of a breach of the merger agreement by Pioneer that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, or (ii) by FirstSun or Pioneer if the merger proposal is not approved by Pioneer shareholders at the Pioneer special meeting or any adjournment or postponement of the Pioneer special meeting, and in the case of (a) and (b) above prior to the date that is twelve months after the date of such termination, Pioneer enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

FirstSun will pay Pioneer by wire transfer of same day funds an expense reimbursement amount not to exceed an aggregate of $500,000, which we refer to as the expense reimbursement, if the merger agreement is terminated in the following circumstances:

·	if the requisite written consents to amend the Registration Rights Agreement are not obtained; or
·	(a) any required regulatory approval is denied by final, nonappealable action, or (b) any required regulatory approval is granted but such approval contains a materially burdensome regulatory condition, and there is no meaningful possibility that such approval could be revised so as not to contain or result in a materially burdensome regulatory condition, unless, in either of clauses (a) or (b) of this bullet, the failure to obtain such required regulatory approvals is due to the failure of the party seeking to terminate the merger agreement to perform and observe the covenants and agreements of such party set forth in the merger agreement; provided, however, that such expense reimbursement will not be owed by FirstSun if the failure to obtain the relevant required regulatory approval or to obtain the required regulatory approval without it containing or resulting in the imposition of a materially burdensome regulatory condition is primarily due to the business, operations, actions or omissions of Pioneer, its subsidiaries or affiliates, including JLL.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended in writing by FirstSun and Pioneer; provided, however, that after any approval of the transactions contemplated by the merger agreement by the Pioneer shareholders, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires such further approval under applicable law or Pioneer’s organizational documents.

At any time prior to the effective time, the parties may, to the extent legally permissible, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or conditions contained in the merger agreement.

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ACCOUNTING TREATMENT

The mergers will be accounted for as a business combination by FirstSun using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Pioneer as of the effective time will generally be recorded at their respective fair values and added to those of FirstSun. Any excess of purchase price over the acquisition accounting values will be recorded as goodwill. Consolidated financial statements of FirstSun issued after the mergers will reflect these acquisition accounting values and will not be restated retroactively to reflect the historical financial position or results of operations of Pioneer.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

Subject to the limitations, assumptions and qualifications described herein, in the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to FirstSun, and in the opinion of Bracewell LLP, counsel to Pioneer, the following discussion summarizes the anticipated material U.S. federal income tax consequences of the mergers generally applicable to U.S. holders (as defined below) of Pioneer common stock who exchange their shares of Pioneer common stock for shares of FirstSun common stock pursuant to the merger. The opinions of tax counsel for each of FirstSun and Pioneer is filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. This summary is based upon the Internal Revenue Code of 1986, as amended, the “Code,” Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service, the “IRS,” and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.

The following discussion applies only to U.S. holders of Pioneer common stock who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, the discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Pioneer common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; U.S. holders who acquired Pioneer common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or holders who exercise dissenters’ rights).

In addition, the discussion does not address any tax consequences arising under any state, local or foreign tax, or under any U.S. federal laws other than those pertaining to income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Pioneer common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Pioneer common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Pioneer common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

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All holders of Pioneer common stock should consult their tax advisors regarding the specific tax consequences to them of the mergers in light of their particular facts and circumstances, including the applicability and effect of any state, local, foreign and other tax laws.

In General

The mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Consummation of the merger is conditioned upon FirstSun receiving an opinion from Nelson Mullins Riley & Scarborough LLP and upon Pioneer receiving an opinion from Bracewell LLP, each in form reasonably satisfactory to such recipient, dated as of the closing date, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the mergers will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Pioneer or FirstSun, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions, including, but not limited to, the assumption that the mergers will be consummated in accordance with the terms of the merger agreement. If any of the representations or assumptions upon which those opinions are based is incorrect or incomplete, the validity of the opinions may be affected and the tax consequences of the mergers could differ from those described in this proxy statement/prospectus. Neither of these opinions of counsel, nor the opinions delivered in connection with the filing of this Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, is binding on the IRS or any court. No ruling has been, or will be, sought from the IRS by FirstSun or Pioneer as to the U.S. federal income tax consequences of the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. Accordingly, each holder of Pioneer common stock should consult its own tax advisor with respect to the particular tax consequences of the mergers to such holder. The following is based on the receipt and accuracy of the above described opinions.

U.S. Federal Income Tax Consequences to FirstSun and Pioneer

Each of FirstSun and Pioneer will be a party to the reorganization within the meaning of Section 368(b) of the Code, and neither FirstSun nor Pioneer will recognize any gain or loss as a result of the mergers.

U.S. Federal Income Tax Consequences to U.S. Holders of Pioneer Common Stock

The U.S. federal income tax consequences of the mergers to U.S. holders of Pioneer common stock generally will be as follows:

·	a U.S. holder of Pioneer common stock generally will not recognize gain or loss upon the exchange of shares of Pioneer common stock for shares of FirstSun common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of FirstSun common stock;
·	a U.S. holder of Pioneer common stock will have an aggregate tax basis in the FirstSun common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of Pioneer common stock surrendered in the merger; and
·	a U.S. holder of Pioneer common stock will have a holding period for the shares of FirstSun common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of Pioneer common stock surrendered in the merger.

If a U.S. holder acquired different blocks of Pioneer common stock at different times or at different prices, the FirstSun common stock such holder receives will be allocated pro rata to each block of Pioneer common stock and the basis and holding period of each block of FirstSun common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Pioneer common stock exchanged for such FirstSun common stock.

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A U.S. holder of Pioneer common stock who receives cash in lieu of a fractional share of FirstSun common stock, generally will be treated as having received such fractional share of FirstSun common stock pursuant to the merger and then as having received cash in redemption of such fractional share of FirstSun common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of FirstSun common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Pioneer common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Pioneer common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

U.S. holders of Pioneer common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to FirstSun a correct taxpayer identification number and certifies that it is not subject to backup withholding by providing a properly completed and signed IRS Form W-9 (or substantially similar form) and otherwise complies with all applicable requirements of the backup withholding rules and FirstSun and its exchange agent have not received notice to the contrary or (b) otherwise proves to FirstSun and its exchange agent that the U.S. holder is exempt from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

In addition, U.S. holders of Pioneer common stock who receive FirstSun common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Pioneer stock exchanged, the number of shares of FirstSun stock received, the fair market value and tax basis of Pioneer shares exchanged and the U.S. holder’s tax basis in the FirstSun common stock received.

If a U.S. holder of Pioneer common stock that exchanges such stock for FirstSun common stock is a “significant holder” with respect to Pioneer and is required to file a U.S. income tax return, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange, and to retain permanent records of the facts in the statement relating to the merger. A U.S. holder of Pioneer common stock will be treated as a significant holder in Pioneer if the U.S. holder’s ownership interest in Pioneer, immediately before the merger, is 5% or more of Pioneer’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Pioneer stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Pioneer and FirstSun, the date of the merger, and the fair market value and tax basis of Pioneer shares exchanged (determined immediately before the merger).

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Pioneer common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show the condensed combined financial information for each of FirstSun and Pioneer, as well as unaudited pro forma condensed combined financial information for FirstSun and Pioneer reflecting the merger, for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021, and pro forma adjustments described in the accompanying notes. Except as otherwise noted in the footnotes to the table, (a) the financial information included under the “FirstSun Historical” column is derived from the unaudited interim financial statements of FirstSun as of and for the period ended March 31, 2021 and the audited financial statements for the year ended December 31, 2020, and (b) the financial information under the “Pioneer Historical” column is derived from Pioneer’s unaudited financial statements for the period ended March 31, 2021 and Pioneer’s audited financial statements for the year ended December 31, 2020, each of which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from FirstSun’s unaudited interim financial statements as of and for the period ended March 31, 2021 and FirstSun’s audited financial statements for the year ended December 31, 2020 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 in the table below are presented as if the merger occurred on March 31, 2021, and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2021 and the year ended December 31, 2020 is presented as if the merger occurred on January 1, 2020. You should read such information in conjunction with FirstSun’s and Pioneer’s consolidated financial statements for the three months ended March 31, 2021 and the year ended December 31, 2020 and related notes, each of which are included elsewhere in this proxy statement/prospectus, as well as the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Income.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, changes in market conditions and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The pro forma condensed combined income statement does not include estimated merger and integration costs expected to be incurred in conjunction with the merger. See Note 4 accompanying the pro forma condensed combined financial information for additional information regarding merger and integration costs.

In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

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UNAUDITED CONDENSED COMBINED BALANCE SHEET

	As of the Three Months Ended March 31, 2021
(in thousands) Assets	FirstSun Historical	Pioneer Historical	Pro Forma Adjustments	Notes	Pro Forma FirstSun and Pioneer
Cash and Cash Equivalents	$725,515	$132,960	$(3,551)	A	$854,924
Investment Securities	500,642	444,540	—		945,182
Loans held-for-sale	153,071	4,691	—		157,762
Total Loans	3,676,756	1,092,383	(8,061)	B	4,761,078
Allowance for loan losses	47,214	10,323	(10,323)	C	47,214
Net Loans	3,629,542	1,082,060	2,262		4,713,864
Goodwill	33,050	2,617	65,876	D	101,543
Other Intangible assets	9,313	—	3,939	E	13,252
Premises & Equipment, net	55,756	40,668	(2,000)	F	94,424
Other Assets	214,214	75,586	(5,878)	G	283,922
Total Assets	$5,321,103	$1,783,122	$60,648		$7,164,873

Liabilities and Stockholders’ Equity
Total Deposits	$4,478,147	$1,294,607	$5,000	H	$5,777,754
Borrowings	259,880	315,000	—		574,880
Other Liabilities	85,215	6,465	—		91,680
Total Liabilities	4,823,242	1,616,072	5,000		6,444,314

Stockholders’ Equity
Preferred Stock	—	—	—		—
Common Stock, $0.0001 par value	2	6,245	(6,244)	I	3
Additional Paid in Capital	259,940	264,055	(38,405)	J	485,590
Retained Earnings (Deficit)	269,789	(96,514)	93,561	K	266,836
Accumulated Other Comprehensive Income	6,278	(6,736)	6,736	L	6,278
Treasury Stock	(38,148)	—	—		(38,148)
Total Stockholders’ Equity	497,861	167,050	55,648		720,559

Total Liabilities and Stockholders’ Equity	$5,321,103	$1,783,122	$60,648		$7,164,873
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UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME

	For the Three Months Ended March 31, 2021
(in thousands, except per share amounts)	FirstSun Historical	Pioneer Historical	Pro Forma Adjustments	Notes	Pro Forma FirstSun and Pioneer
Interest income
Interest and fees on loans	$40,259	$12,222	$400	M	$52,881
Interest on securities and other	2,187	1,970	—		4,157
Total interest income	42,446	14,192	400		57,038
Interest expense
Deposits	2,404	1,855	(417)	N	3,842
Borrowings	1,625	739	—		2,364
Total interest expense	4,029	2,594	(417)		6,206
Net interest income	38,417	11,598	817		50,832
(Benefit from) provision for loan losses	(350)	—	—		(350)
Net interest income after provision for loan losses	38,767	11,598	817		51,182
Noninterest income	33,881	1,658	—		35,539
Noninterest expense	55,180	8,986	102	O	64,268
Income before income taxes	17,468	4,270	715		22,453
Income tax expense	3,130	889	172	P	4,191
Net income	$14,338	$3,381	$543		$18,262

Earnings per common share
Basic	$0.78	$0.54			$0.74
Diluted	$0.76	$0.54			$0.72

Weighted average basic shares	18,322	6,241	280	Q	24,843
Weighted average diluted shares	18,784	6,293	370	Q	25,447

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	For the Year Ended December 31, 2020
(in thousands, except per share amounts)	FirstSun Historical	Pioneer Historical	Pro Forma Adjustments	Notes	Pro Forma FirstSun and Pioneer
Interest income
Interest and fees on loans	$145,255	$51,925	$1,548	M	$198,728
Interest on securities and other	11,582	7,724	—		19,306
Total interest income	156,837	59,649	1,548		218,034
Interest expense
Deposits	15,642	12,729	(1,667)	N	26,704
Borrowings	5,242	4,302	—		9,544
Total interest expense	20,884	17,031	(1,667)		36,248
Net interest income	135,953	42,618	3,215		181,786
Provision for loan losses	23,100	4,440	—		27,540
Net interest income after provision for loan losses	112,853	38,178	3,215		154,246
Noninterest income	148,385	12,305	—		160,690
Noninterest expense	204,073	36,530	251	O	240,854
Income before income taxes	57,165	13,953	2,963		74,081
Income tax expense	9,580	2,891	712	P	13,183
Net income	$47,585	$11,062	$2,252		$60,899

Earnings per common share
Basic	$2.60	$1.77			$2.45
Diluted	$2.58	$1.76			$2.43

Weighted average basic shares	18,326	6,233	288	Q	24,847
Weighted average diluted shares	18,476	6,298	248	Q	25,022

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AND STATEMENTS OF INCOME

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving FirstSun and Pioneer under the acquisition method of accounting with FirstSun treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Pioneer, as of the effective date of the merger, will be recorded by FirstSun at their respective fair values and the excess of the merger consideration over the fair value of Pioneer’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the fourth quarter of 2021, provides that the Pioneer shareholders will receive 1.0443 shares of FirstSun common stock for each share of Pioneer common stock they hold immediately prior to the merger. The value of the merger consideration to Pioneer of $34.98 per share used herein is based on the estimated fair value of a share of FirstSun common stock.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments will include, but not be limited to, changes in (i) Pioneer’s balance sheet and operating results through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the fair value of shares of FirstSun on the date the merger becomes effective varies from the estimated fair value of $33.50 per share used herein; (iii) total merger related expenses from amounts included herein; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $3.9 million are included in the pro forma adjustments separate from goodwill and amortized on an accelerated method over ten years. Goodwill totaling $68.5 million is included in the pro forma adjustments and is not subject to amortization. The purchase price will be based on the fair value per share of FirstSun common stock at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in the fair value per share of FirstSun common stock would result in a corresponding purchase price and goodwill adjustment of approximately $24 million.

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The preliminary purchase price allocation is as follows:

(in thousands, except per share amounts)
Pro Forma Purchase Price
Equity consideration:
Pioneer shares outstanding as of March 31, 2021	6,245
Exchange ratio	1.0443
FirstSun shares issued	6,521
FirstSun common share estimated fair value	$33.50

Equity portion of purchase price		$218,461

Stock option consideration(1):
Stock option portion of purchase price		$7,191
Total consideration to be paid (transaction value)		$225,652

Pioneer Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents		$132,960
Investment securities		444,540
Loans held for sale		4,691
Net loans		1,084,322
Premises and equipment, net		38,668
Other intangible assets		3,939
Other assets		69,111
Total assets acquired		1,778,231

Liabilities assumed:
Deposits		1,299,607
Borrowings		315,000
Other liabilities		6,465
Total liabilities assumed		1,621,072
Net assets acquired		157,159
Preliminary pro forma goodwill		$68,493

(1) The fair value of the option consideration is based on the excess of the estimated transaction fair value per common share as of March 31, 2021 of $34.98 over the weighted average strike price of Pioneer stock options outstanding as of that date.

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 24% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

(A)	Adjustments to cash reflect contractually obligated pre-tax merger costs of $3.6 million and cash paid related to fractional options resulting from the conversion of Pioneer options into FirstSun options.

(B)	Adjustment to Pioneer’s loans, net of unrecognized origination fees and costs, to reflect the estimated fair value of the loan portfolio based on estimates of expected cash flows, which includes credit loss expectations and current interest rates.

(C)	Elimination of Pioneer’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

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(D)	Adjustment to goodwill to eliminate Pioneer goodwill of $2.6 million at the merger date and record estimated goodwill associated with the merger of $68.5 million.

(E)	Adjustment to other intangibles assets to record estimated core deposit intangible assets associated with the merger of $3.9 million, based on a value of 0.5% of Pioneer’s non-time customer deposits. Core deposit intangible assets recorded as a result of the merger are expected to be amortized on an accelerated basis over a period of ten years.

(F)	Adjustment to premises and equipment to reflect estimated fair value of acquired premises and equipment.

(G)	Adjustments to reflect the effects to deferred tax assets of the acquisition accounting adjustments of $0.2 million, to reflect the tax benefit of contractually obligated merger costs of $0.6 million and to record an estimated $6.7 million write-down to deferred tax assets for the anticipated loss of future utilization of certain Pioneer historical net operating loss carryforwards.

(H)	Adjustment to reflect the estimated fair value of Pioneer’s time deposits.

(I)	Adjustment to eliminate Pioneer common stock of $6.2 million and record the issuance of 6,521,417 shares of FirstSun common stock at $0.0001 par value based on 6,244,774 shares of Pioneer common and restricted stock outstanding at March 31, 2021 multiplied by the exchange ratio of 1.0443 shares.

(J)	Adjustment to eliminate Pioneer additional paid in capital of $264.1 million, record the issuance of FirstSun common stock in excess of par value of $218.5 million and record the fair value of stock option consideration attributable to Pioneer stock options converted to options to purchase shares of FirstSun common stock of $7.2 million. The fair value of converted stock options was determined based on the excess of the transaction value per common share as of March 31, 2021 of $34.98 over the weighted average strike price of Pioneer stock options outstanding as of that date.

(K)	Adjustment to eliminate retained deficit of Pioneer and recognize contractually obligated after-tax merger costs of $3.0 million.

(L)	Adjustment to eliminate accumulated other comprehensive income of Pioneer.

(M)	Net adjustment to loan interest income to recognize the estimated accretion of the net discount attributable to recording the acquired loans at fair value as well as to eliminate the Pioneer existing purchase accounting loan accretion. The discount loan accretion is estimated to accrete over a period of five years.

(N)	Adjustment to deposit interest expense to recognize the estimated amortization of net premium on acquired time deposits. The deposit premium is estimated to amortize over a period of three years.

(O)	Adjustment to eliminate Pioneer’s amortization of its core deposit intangible asset of $0.1 million for the three months ended March 31, 2021 and $0.5 million for the year ended December 31, 2020 and recognize estimated amortization of the core deposit intangible asset associated with the merger of $0.2 million for the three months ended March 31, 2021 and $0.7 million for the year ended December 31, 2020. See (E) above for additional information regarding the core deposit intangible asset associated with the merger.

(P)	Recognize the tax impact of pro forma transaction related adjustments at 24%.

(Q)	Adjustments to eliminate weighted average shares of Pioneer common stock outstanding and record shares of FirstSun common stock issued in the merger, calculated using the exchange ratio of 1.0443 shares of FirstSun common stock for each share of Pioneer common stock. Weighted average diluted shares also includes the effect of dilutive stock options outstanding at March 31, 2021 that are assumed to be converted to options to purchase shares of FirstSun common stock in accordance with the merger agreement.

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Note 4—Merger Integration Costs

Total merger and integration costs are estimated to be approximately $18 million on a pre-tax basis, with contractually obligated pre-tax merger costs of $3.6 million ($3 million net of tax) due at closing. Contractually obligated merger costs are reflected in the pro forma condensed combined balance sheet as part of the pro forma adjustments discussed in Note 3. Merger and integration related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of operations as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies actually been combined during the periods presented.

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DISSENTERS’ RIGHTS TO THE MERGER

General

If you hold one or more shares of Pioneer common stock, you have the right to dissent from the merger and have the appraised fair value of your shares of Pioneer common stock as of the date immediately prior to the effective date of the merger paid to you in cash under Chapter 10, Subchapter H of the TBOC. The appraised fair value may be more or less than the value of the shares of FirstSun common stock being paid in the merger in exchange for shares of Pioneer common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, a copy of which is attached to this proxy statement/prospectus as Annex C and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent

To be eligible to exercise your right to dissent to the merger:

·	you must, prior to the Pioneer special meeting, provide Pioneer with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

·	you must vote your shares of Pioneer common stock against approval of the merger agreement at the Pioneer special meeting in person or by proxy;

·	you must, not later than the 20th day after FirstSun (which will be the ultimate successor to Pioneer) sends you notice that the merger was completed, deliver to FirstSun a written demand for payment of the fair value of the shares of Pioneer common stock you own that states the number and class of shares of Pioneer common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

·	you must, not later than the 20th day after you make your written demand for payment to FirstSun as described above, submit your certificates representing Pioneer common stock to FirstSun.

If you intend to exercise your right to dissent from the merger, prior to the Pioneer special meeting you must send the notice of objection to Pioneer, addressed to:

Pioneer Bancshares, Inc.

623 W. 38th Street

Austin, Texas 78705

Attention: President and Secretary

If you fail to send the written objection to the merger in the proper form and prior to the Pioneer special meeting, to vote your shares of Pioneer common stock at the Pioneer special meeting against the approval of the merger agreement or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to FirstSun on a timely basis the certificates formerly representing the shares of Pioneer common stock after you have submitted the demand for payment as described above, FirstSun will have the option to terminate your right of dissent as to your shares of Pioneer common stock. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration as set forth in the merger agreement. If you comply with the first two items above and the merger is completed, FirstSun will send you a written notice advising you that the merger has been completed. FirstSun must deliver this notice to you within ten days after the merger is completed.

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Your Demand for Payment

If the merger is completed, you have provided your written objection to the merger to Pioneer in a timely manner and in proper form, you have voted against the merger agreement at the Pioneer special meeting as described above and you desire to receive the fair value of your shares of Pioneer common stock in cash, you must, within 20 days of the date on which FirstSun sends to you the notice of the effectiveness of the merger, give FirstSun a written demand for payment of the fair value of your shares of Pioneer common stock. The fair value of your shares of Pioneer common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to FirstSun must be addressed to:

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Attention: President and Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of Pioneer common stock you own and your estimate of the fair value of your shares of Pioneer common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to FirstSun within 20 days of the date on which FirstSun sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by FirstSun within that 20-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Pioneer common stock. Instead, you will receive shares of FirstSun common stock as the merger consideration set forth in the merger agreement.

Delivery of Stock Certificates

If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to FirstSun as described above, you must, not later than the 20th day after you make your written demand for payment to FirstSun, submit to FirstSun your certificate or certificates formerly representing the shares of Pioneer common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, FirstSun will note on each such certificate that you have demanded payment of the fair value of the shares of Pioneer common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, FirstSun will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Pioneer common stock for which you have exercised the right of dissent in a timely fashion, FirstSun will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Pioneer common stock unless a court, for good cause shown, directs FirstSun not to terminate those rights.

FirstSun’s Actions Upon Receipt of Your Demand for Payment

Within 20 days after FirstSun receives your written demand for payment and your estimate of the fair value of your shares of Pioneer common stock submitted as described above, FirstSun must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If FirstSun accepts your estimate, FirstSun will notify you via a written response that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. FirstSun will make this payment to you only if you have surrendered the certificates representing your shares of Pioneer common stock, duly endorsed for transfer, to FirstSun.

If FirstSun does not accept your estimate, FirstSun will notify you of this fact via a written response and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120

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days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of Pioneer Common Stock Upon Agreement of an Estimate

If you and FirstSun have reached an agreement on the fair value of your shares of Pioneer common stock within 90 days after the effective date of the merger, FirstSun must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the certificates formerly representing your shares of Pioneer common stock, duly endorsed for transfer, to FirstSun.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If you and FirstSun have not reached an agreement as to the fair market value of your shares of Pioneer common stock within 90 days after the effective date of the merger, you or FirstSun may, within 60 days after the expiration of the 90 day period, commence proceedings in Travis County, Texas asking the court to determine the fair value of your shares of Pioneer common stock. The court will determine if you have complied with the provisions of the TBOC regarding your right of dissent and if you have become entitled to receive payment for your shares of Pioneer common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or FirstSun objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Pioneer common stock. Both you and FirstSun may address the court about the report. The court will determine the fair value of your shares and direct FirstSun to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder

If you have made a written demand on FirstSun for payment of the fair value of your shares of Pioneer common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of FirstSun, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Pioneer common stock or money damages with respect to the merger.

Withdrawal of Demand

If you have made a written demand on FirstSun for payment of the fair value of your Pioneer common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive the merger consideration with respect to your shares of Pioneer common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of FirstSun common stock that may have been paid to FirstSun shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners

Persons who beneficially own shares of Pioneer common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under

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Texas law to exercise the dissenters’ rights with respect to those shares. Only the persons in whose names shares of Pioneer common stock are registered on the share transfer records of Pioneer may exercise the right of dissent and appraisal discussed above.

You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Pioneer common stock are to be voted, you will be considered to have voted in favor of the merger agreement, and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the Pioneer special meeting in favor of the merger agreement, you will not be able to assert dissenters’ rights.

The foregoing summary is not intended to be a complete statement of the procedures for exercising dissenters’ rights under the TBOC and is qualified in its entirety by reference to the full text of Chapter 10, Subchapter H of the TBOC, a copy of which is attached as Annex C to this proxy statement/prospectus. Pioneer urges any Pioneer shareholder wishing to exercise dissenters’ rights, if any, to read this summary and the TBOC provisions carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in of Chapter 10, Subchapter H of the TBOC may result in the loss of your statutory dissenters’ rights.

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INFORMATION ABOUT FIRSTSUN CAPITAL BANCORP

In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of FirstSun and its wholly-owned subsidiaries, Sunflower Bank and Logia Portfolio Management, LLC.

Description of Business

Our Company

FirstSun, a financial holding company headquartered in Denver, Colorado, provides a full spectrum of deposit, lending, treasury management, wealth management and online banking products and services through its two wholly-owned subsidiaries—Sunflower Bank, a national banking association, that operates as Sunflower Bank, N.A., First National 1870 and Guardian Mortgage and Logia Portfolio Management, LLC, a registered investment advisor organized under the laws of the State of Kansas that provides discretionary investment management to retail and institutional accounts.

Sunflower Bank was founded in 1892 and offers a full range of specialized financial services to business customers as well as relationship-focused services to meet personal, business and wealth management financial objectives for its customers, with a branch network in Kansas, Colorado, New Mexico, Texas and Arizona and mortgage banking capabilities in 43 states. Our product line includes commercial loans and commercial real estate loans, residential mortgage and other consumer loans, a variety of commercial, consumer and private banking deposit products, including noninterest bearing accounts, interest-bearing demand products, savings accounts, money market accounts and certificates of deposit and treasury management products and services. We also offer wealth management and trust products including personal trust and agency accounts, employee benefit and retirement related trust and agency accounts, investment management and advisory agency accounts, and foundation and endowment trust and agency accounts.

As of March 31, 2021, we had total assets of $5.3 billion, total net loans of $3.6 billion, total deposits of $4.5 billion and total stockholders’ equity of $497.9 million.

History and Growth

We were originally incorporated in the State of Kansas on November 9, 1981, as Handi-Bancshares, Inc., to serve as the holding company of Sunflower Bank (formerly The First National Bank and Trust Company of Salina), before we changed our name to Sunflower Financial, Inc. in 2008. We subsequently changed our name again to FirstSun Capital Bancorp and simultaneously reincorporated under the laws of the State of Delaware in June 2017. The subsequent name change and reincorporation were completed pursuant to the merger agreement entered into on July 28, 2016, by and among FirstSun, Strategic Growth Bank Incorporated, which we refer to as “SGB,” Strategic Growth Bancorp Incorporated, which we refer to as “Strategic” and First National Bancorp Incorporated, which we refer to as “FNB,” and together with SGB and Strategic, as the “SGB parties.”

On June 19, 2017, we completed our merger with the SGB parties. SGB was a financial holding company that served as the top-tier financial holding company for Strategic. SGB owned approximately 22.0% of Strategic, and Strategic owned 100% of its subsidiaries, including FNB. Immediately following the SGB mergers, each of Capital Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of Strategic, and First National Bank of Santa Fe, a national banking association and wholly-owned subsidiary of FNB, were merged with and into Sunflower Bank, with Sunflower Bank continuing as the surviving bank. Under the merger agreement for the SGB mergers, FirstSun also acquired Guardian Mortgage Company, Inc., which we refer to as “Guardian,” a former subsidiary of Strategic. Guardian was merged with and into Sunflower Bank, and now operates as a division of Sunflower Bank.

As a condition to closing the SGB mergers, FirstSun and stockholders holding substantially all of the stock of FirstSun, SGB and Strategic entered into a Stockholders’ Agreement and a Registration Rights Agreement, each as described below under “Information About FirstSun Capital Bancorp—Certain Relationships and Related Party Transactions of FirstSun.”

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As of March 31, 2017, on a combined basis, SGB, Strategic and FNB had total consolidated assets of $2.1 billion and total deposits of $1.7 billion. With the SGB mergers, we acquired two branches in El Paso, Texas and 21 branches in New Mexico and Colorado, as well as residential mortgage loan origination and servicing activities in 13 states. We also relocated our headquarters from Salina, Kansas to Denver, Colorado.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and position us to execute our business strategy successfully:

Specialized commercial bank operating in key high growth Southwest markets. Following the completion of the merger with Pioneer, we will be the sixth largest commercial bank under $10 billion in assets in the Southwest region. Our extensive suite of financial products and services combined with our growth goals and initiatives has made us attractive to bankers and business development professionals who prefer to work in a specialized commercial bank. Over the past several years our capital investments have focused around building the talent and expertise in certain lending, deposit and fee income verticals including public finance, healthcare banking, treasury management, small business banking, asset-based lending and structured finance. Combined with the fact that our current footprint, inclusive of the potential merger with Pioneer, positions us in five out of the ten highest population growth metropolitan statistical areas in the United States, we believe there is a high degree of further organic growth opportunity. Additionally, our larger metropolitan markets also exhibit some of the highest growth rates on a percentage basis in the United States and are well above the United States average.

Source: S&P Global Market Intelligence.

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Effective talent and customer acquisition strategy in growth markets benefitting from recent consolidations. The markets we serve have experienced significant bank consolidation, and we have a demonstrated track record in attracting both talent and customers created from this disruption. Particularly in our newer Texas and Arizona markets, we have been able to recruit high quality teams and successfully grow organically. As we integrated the SGB merger transaction throughout 2017, we embarked on an opportunistic organic growth plan. We were able to make significant capital investments in people, technology and infrastructure to create a top-tier commercial platform, and we recruited seasoned bankers in our markets of operation. In particular, given the consolidation in the Arizona market, we were able to lift out a team in the Phoenix-Scottsdale market, and eventually we followed with three de novo branches in that market. We deployed a similar strategy in the Dallas, Texas market. Beginning in late 2019 with a commercial team lift-out, by December 2020, we generated significant loans and deposits, making Dallas our fastest growth loan market over this period.

Unique and complementary ability to generate fee income. Another area of differentiation relative to local competitors is our ability to offer multiple avenues of fee income generation. To our commercial customers we have focused our efforts on building out treasury management capabilities, wealth management and trust services. We offer wealth management and trust services through our wholly-owned subsidiaries—Sunflower Bank and Logia Portfolio Management, LLC, which had $1.8 billion in combined assets under management and assets under administration at March 31, 2021. Our fee revenue derived from these activities has increased by 33% since 2018 and has been driven by a combination of organic growth and acquisitions. In 2020, we completed another acquisition of the trust and wealth assets from CIT Group, which it had recently acquired in its purchase of Mutual of Omaha Bank. The total assets under administration and /or management acquired was approximately $800 million and the transaction was fully integrated within four months of the closing.

The investment in our treasury management capabilities has been significant, and we have seen strong levels of growth in our service charges on deposit accounts for business customers as a result of the effort. We believe a strong capability in treasury management has been a key differentiator in our ability to attract and retain middle market commercial clients in the markets we serve.

At the consumer level, our mortgage business, Guardian Mortgage, which operates as a division of Sunflower Bank, has produced an increasing volume and level of profitability since it was acquired as part of the SGB merger. Guardian has provided revenue diversification, particularly in the current low interest rate environment, and has led to above average levels of capital compounding for the overall company.

Attractive core deposit franchise. We have a valuable deposit franchise supported by substantial core deposits, which we define as total deposits less certificates of deposit greater than $100,000, less repurchase obligations, and a strong level of noninterest-bearing demand deposit accounts. As of March 31, 2021, core deposits comprised 95.6% of total deposits, while noninterest bearing core deposits comprised 27.4% of total deposits. Our low-cost core deposit base results from a focus on commercial and consumer banking opportunities in our markets, including our historically stable, lower growth markets in Kansas and New Mexico, and opportunistic growth in commercial treasury management related accounts across our higher growth markets (i.e. Texas, Arizona and Colorado). We believe that our robust core deposit generation is powered by our strong personal service, visibility

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in our markets, broad commercial banking and treasury management product offerings and convenient services such as remote deposit capture and commercial internet banking. We also employ deposit-focused business development officers to generate deposit relationships across our regional footprint.

Well positioned for a rising rate environment. In anticipation of a rising rate environment, we have focused our business on core deposit relationships and maintaining a liquid balance sheet as compared to historical levels. At March 31, 2021, our ratio of net loans to deposits was 84.4%. We believe the relationship-based nature of our deposit portfolio reduces our interest rate risk relative to our peers and competitors. During the last rising interest rate cycle from 2015 until 2019, our cost of deposit funding exhibited lower change and remained well-below our local peers and broader community bank industry levels. Our total deposit beta (defined as the relative change between deposit funding costs and changes in the Fed Funds rate) was 10.6%, significantly below our national peer level of 19.8%.

Source: S&P Global Market Intelligence

(1)	Deposit beta is calculated as the change in the bank’s deposit costs as a percentage of the change in the Fed Fund Rate, measured from 2015Q1 to 2019Q1.

(2)	Peer group includes major exchange-traded banks and thrifts between $3 billion and $10 billion in total assets, excluding merger targets and thrifts.

Scalable operating model. Several years prior to our eventual merger with the SGB parties in 2017, our board of directors, executive management and stockholder base initiated a multi-year strategic plan to bolster the bank’s commercial business lines and enhance our fee income capabilities, particularly in the wealth management and trust services segment as well as the mortgage segment. As we integrated the two companies throughout 2017, we embarked on an opportunistic organic growth plan. We were able to make significant capital investments in people, technology and infrastructure to create a top-tier commercial platform and recruited seasoned bankers in our markets of operation. In particular, given the significant consolidation in the Arizona markets, we were able to lift out a team in the Phoenix-Scottsdale market and eventually we followed with three de novo branches in that market. We deployed a similar playbook in the Dallas, Texas market beginning in late 2019 with a commercial team lift-out that has provided very strong loan growth and is our fastest growing market.

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As of March 31, 2021, we had approximately $5 billion in total assets and $4 billion in total deposits with approximately $1 billion in each of Kansas, New Mexico and Colorado. Texas and Arizona are our two highest growth regions and we believe will quickly reach the size and scale of our larger, more mature markets. Our full-time equivalent employee headcount is 1,048 which is up from 504 before the SGB merger. Since the SGB merger, we have invested heavily in people and infrastructure to support and enhance our organic growth and strategic vision in becoming a premier regional bank in the region and markets we serve. Exclusive of our mortgage operations, these investments include over 70 additions to our full-time staff since 2018 and over a $30 million increase since 2018 in total compensation and benefits and associated infrastructure expenses.

Disciplined underwriting and credit administration. Our management and credit administration team fosters a strong risk management culture supported by comprehensive policies and procedures for credit underwriting, funding, and loan administration and monitoring that we believe has enabled us to establish strong credit quality. We conduct loan reviews independent of the credit and relationship team on a quarterly basis and we routinely monitor the underlying concentrations and stratifications within the loan portfolio to ensure we adjust, as we deem necessary, our lending strategy and market approach.

Demonstrated ability to integrate mergers and acquisitions. Our executive team is led by Neal Arnold and Rob Cafera who, before joining FirstSun, were top executives at Fifth Third Bank and executed on over 30 merger and acquisition transactions and integrations. In 2016, FirstSun announced a merger with the SGB parties with the resultant entity having over $4 billion in total assets and over $400 million in equity capital. We successfully executed and integrated the SGB merger, which involved several technology conversions and was complex given their structure as a multi-bank, multi-subsidiary holding company. Post integration, the FirstSun team successfully deployed its organic playbook into these markets and positioned FirstSun for continued growth. The merger accelerated our business plan and expanded our geographic reach west into the attractive Colorado markets and south into Texas and New Mexico. More recently in 2020, FirstSun completed the acquisition of the trust and wealth assets from CIT Group, which it had recently acquired in its purchase of Mutual of Omaha Bank. The total assets under administration and /or management acquired was $800 million and the transaction was fully integrated fourth months after closing. An important component of the FirstSun story is our expertise and experience in mergers and acquisitions.

Our Market Areas

We currently operate 54 branches principally located in five states, Kansas, Colorado, New Mexico, Texas and Arizona, which we refer to as our “geographic footprint.”

		Sunflower Bank
State	Total Deposits ($000)(1)	# of Branches(1)	Market Share(1)	Deposits in Market ($000)(1)
Kansas	88,563,135	24	1.48%	1,306,715
Colorado	172,285,023	14	0.72%	1,247,670
New Mexico	38,530,303	10	2.95%	1,135,318
Texas	1,366,566,741	4	0.02%	265,331
Arizona	172,556,223	3	0.03%	43,647

(1)	Based solely on FDIC data, including total deposits, number of branches, market share and deposits in market as of June 30, 2020.

In addition, through our mortgage division, Guardian, we originate home mortgages in over 40 states.

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Our Business Strategy

Our goal is to build a premier regional bank serving the Southwest’s key markets, primarily through our organic growth strategy of investing in people, technology and infrastructure to create a top-tier banking platform. Our business is focused on providing specialized commercial and consumer banking services to our clients, with an emphasis on key Southwest growth markets. Our unwavering commitment to serving local communities has led to a high-quality core deposit franchise focused in stable, non-metropolitan markets as well as higher growth metropolitan markets that provides a low cost funding base for our lending opportunities. In addition, our growing mortgage, wealth management, private banking and treasury management businesses provide revenue diversification and best-in-class fee income generation. Lastly, we believe our experience as an acquirer with a successful track record of integrating and re-positioning acquired companies complements and will further fuel our organic growth strategy.

Leverage our Relationships and Service Capabilities to Drive Organic Growth. From our modest beginning in 1892, our founders understood that our success would be closely tied to that of the communities in which we operate, and that long-term value creation would require an uncompromising commitment to service and the establishment of enduring relationships with our clients. That vision continues to drive us today, as our 1,048 full-time equivalent employee base serves our business and consumer customers, including through our network of 54 branches principally located in Kansas, Colorado, New Mexico, Texas and Arizona. Our core competencies include a relationship-centered and multi-line sales approach, a focus on collaboration across a highly skilled and seasoned team of bankers and a dynamic ability to provide our clients with the highest quality services and solutions. This strategy has enabled us to attract business customers across our traditional and expanded geographic footprint. The objective is to be a trusted advisor to our clients as they build their businesses with our resources, support and advice.

Continue to grow our core deposit franchise. The strength of our deposit franchise is derived from strong, lasting relationships with our clients and a focus on being an integral part of the communities where we do business. Our deposit footprint has provided, and we believe will continue to provide, principal support for the growth of our loan portfolio. As of March 31, 2021, core deposits comprised 95.6% of total deposits, driving a low total deposit cost of 0.22% for the quarter ended March 31, 2021. A key element of our funding strategy is a focus on commercial and consumer banking relationships in our markets, specifically our historically stable, lower growth markets in Kansas and New Mexico. Additionally, we believe our growing treasury management business will continue to benefit our attractive funding base.

Continue our greater Texas market expansion strategy. The greater Texas market has been a top strategic priority for our organization from an organic and acquisition perspective. We deployed our organic growth strategy in the Dallas, Texas market beginning in late 2019 with a commercial team lift-out that by December 2020 generated significant loans and deposits, making Dallas our fastest growing loan market over this period. In addition to our organic expansion in Dallas, on a pro forma basis, if we close our proposed merger with Pioneer, the acquired Pioneer business will represent ~30% of our pro forma deposit base, as of March 31, 2021, and if the merger closes, we anticipate continuing to grow our Texas deposit base in the years to come.

Engage in Opportunistic M&A. An important component of the FirstSun story is our expertise and experience in mergers and acquisitions. Our executive team has extensive experience with successful acquisitions and integrations. We plan to continue to evaluate acquisitions that we believe could produce attractive returns for our stockholders. These could include fee-based businesses, whole bank or branch acquisitions that would improve or expand our market position into geographies with attractive demographics and business trends, expand our existing branch network in existing markets, enhance our earnings power or product and service offerings, or expand our wealth management activities.

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Competition

The financial services industry is highly competitive and we compete for loans, deposits and customer relationships in our geographic footprint. We compete with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, loan production offices and other providers of financial services, including nontraditional financial technology companies or FinTech companies, as well as super-regional, national and international financial institutions that operate offices in our market areas and elsewhere. Many of our nonbank competitors which are not subject to the same extensive federal regulations that govern bank holding companies and banks, may have certain competitive advantages.

We compete for loans principally through the quality of our client service and our responsiveness to client needs in addition to competing on interest rates and loan fees. Management believes that our long-standing presence in the community and personal one-on-one service philosophy enhances our ability to compete favorably in attracting and retaining individual and business customers. We actively solicit deposit-related clients and compete for deposits by offering personal attention, competitive interest rates, and professional services made available through experienced bankers and multiple delivery channels that fit the needs of our markets. In wealth management and trust services, we compete with a variety of custodial banks as well as a diverse group of investment managers.

We believe the financial services industry will likely continue to become more competitive as further technological advances enable more financial institutions to provide expanded financial services without having a physical presence in our markets. We have focused on providing value-added products and services to our clients, which we are able to do because of our close relationships with them. We believe our ability to provide a flexible, sophisticated products and a customer-centric process to our customers and clients allows us to stay competitive in the financial services environment.

Our Banking Services

We operate through two segments—banking and mortgage.

Our banking segment has been, and is, the cornerstone of our operations and our primary segment, through which we provide a full range of deposit and lending products. We are dedicated to serving the banking needs of businesses, professionals and individuals in our markets through our approach of personalized, relationship-based service. We strive to become trusted advisers to our clients and achieve long-term relationships. We deliver a wide range of banking products and services tailored to meet the needs of our clients across our geographic footprint.

Our mortgage banking segment offers full-service residential mortgage products, including conforming residential loans and services through Guardian, our mortgage division. Additionally, our mortgage banking segment includes the servicing of residential mortgage loans and the packaging and securitization of loans to governmental agencies.

Lending Activities

We offer a range of lending services, including commercial and industrial loans, commercial and residential real estate loans, real estate construction loans, and consumer loans. Our customers are generally commercial businesses, professional services and retail consumers within our market areas.

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Our loan portfolio as of the date indicated was comprised as follows:

(Dollars in thousands)	Amount as of March 31, 2021	% of loans held- for-investment	% of total loans held-for-sale and held-for-investment
Loans held-for-sale:
Residential real estate	$153,071		4.0%

Loans held-for-investment:
Commercial:
Commercial excluding (PPP)	1,823,108	49.5%	47.6
Paycheck Protection Program (PPP)	251,915	6.9	6.6
Real Estate:
Commercial	992,724	27.0	25.9
Residential	455,827	12.4	11.9
Construction	139,618	3.8	3.6
Consumer	13,564	0.4	0.4
Total held-for-investment	$3,676,756	100%	96.0

Total loans held-for-sale and held-for-investment	$3,829,827		100%

Throughout the following discussion of our banking services we present our loan information as loans excluding loans held for sale.

Commercial and Industrial Loans

Our commercial and industrial loans are typically made to small- and medium-sized manufacturing, service, wholesale and retail businesses for working capital and operation needs and business expansions, including the purchase of capital equipment. Commercial and industrial loans include our specialty lending verticals such as public finance offerings to our charter school and municipal based customers, asset based lending and structured finance products. Commercial and industrial also includes our healthcare, SBA and other small business lending products. Commercial and industrial loans generally include lines of credit and loans with maturities of five years or less. Because we are a bank with long standing ties to the businesses and professionals operating in our geographic footprint, we are able to tailor our commercial and industrial loan programs to meet the needs of our clients. Growing our commercial and industrial loan portfolio is an important area of emphasis for us and we intend to continue to grow this portfolio.

Commercial and industrial loans are generally made with operating cash flows as the primary source of repayment, but may also include collateralization by inventory, accounts receivable, equipment and personal guarantees. As a result, the repayment risk is subject to the ongoing business operations of the borrower. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. Further, commercial and industrial loans may be secured by the collateral described above, which if the business is unsuccessful, typically have values insufficient to satisfy the loan without a loss.

SBA loans. We participate in the SBA 7(a) program in order to meet the needs of our small business community as well as customers nationwide. As an approved participant in the SBA Preferred Lender’s Program, we enable our clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. Presently, pursuant to the Consolidated Appropriations Act, 2021, the SBA guarantees 90% of the principal amount of each qualifying SBA loan originated under the SBA’s 7(a) loan program (excluding PPP loans) through October 1, 2021. After this date, the SBA will guarantee 75% to 85% of the principal amount of qualifying loans originated under the 7(a) loan program (excluding PPP

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loans). The guarantee is conditional and covers a portion of the risk of payment default by the borrower, but not the risk of improper closing and servicing by the lender. As such, prudent underwriting and closing processes are essential to effective utilization of the 7(a) program.

PPP loans. Pursuant to the CARES Act, since the program’s inception through March 31, 2021, we funded over 2,050 loans to eligible small businesses and non-profit organizations nationwide who participated in the PPP administered by the SBA. PPP loans have terms of two to five years and earn interest at 1%. In addition, we received a fee of 1%-5% from the SBA depending on the loan amount. PPP loans are fully guaranteed by the SBA and are expected to be forgiven by the SBA if borrowers meet the requirements of the program. The Consolidated Appropriations Act, 2021, provided additional funding for the PPP and allowed eligible borrowers, including certain borrowers that already received a PPP loan, to apply for PPP loans through May 31, 2021.

Commercial and Residential Real Estate Loans

Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan. When we make new real estate loans, we obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan. To control concentration risk, we monitor collateral type and industry concentrations within this portfolio.

Our real estate loans generally fall into one of two categories: commercial real estate loans or residential real estate loans.

·	Commercial Real Estate Loans. Our commercial real estate loans consist of both owner-occupied and non-owner occupied commercial real estate loans. The real estate securing our existing commercial real estate loans includes a wide variety of property types, such as offices, warehouses, production facilities, health care facilities, hotels, mixed-use residential/commercial, retail centers, restaurants, assisted living facilities and self-storage facilities. As of March 31, 2021, $450.2 million of our commercial real estate loan portfolio, or 11.8% of our loan portfolio, was owner-occupied commercial real estate loans, and $535.6 million of our commercial real estate loan portfolio, or 14.0% of our loan portfolio, was non-owner occupied commercial real estate loans. We are primarily focused on growing the owner-occupied portion of our commercial real estate loan portfolio.

Commercial real estate loans are often larger and involve greater risks than other types of lending. Adverse developments affecting commercial real estate values in our market areas could increase the credit risk associated with these loans, impair the value of property pledged as collateral for these loans, and affect our ability to sell the collateral upon foreclosure without a loss. Furthermore, adverse developments affecting the business operations of the borrowers of our owner-occupied commercial real estate loans could significantly increase the credit risk associated with these loans. Due to the larger average size of commercial real estate loans, we face the risk that losses incurred on a small number of commercial real estate loans could have a material adverse impact on our financial condition and results of operations.

·	Residential Real Estate Loans. Our residential real estate loans consist of 1-4 family loans, home equity loans and multi-family loans. The residential real estate loans described below exclude mortgage loans that are held for sale.

Like our commercial real estate loans, our residential real estate loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in our market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses. We primarily make our residential real estate loans to qualified

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individuals and investors in accordance with our real estate lending policies, which detail maximum loan to value ratios and maturities. The repayment of these loans are also affected by a borrower’s adverse personal circumstances.

Construction Loans

Our construction real estate loans include commercial construction, land acquisition and land development loans and single-family interim construction loans to small- and medium-sized businesses and individuals. We target experienced local developers primarily focused on multifamily, industrial / warehouse developments and medical office developments. These loans are typically disbursed as construction progresses and carry variable interest rates.

Construction loans carry a high risk because repayment of these loans is dependent, in part, on the success of the ultimate project or, to a lesser extent, the ability of the borrower to refinance the loan or sell the property upon completion of the project, rather than the ability of the borrower or guarantor to repay principal and interest. Moreover, these loans are typically based on future estimates of value and economic circumstances, which may differ from actual results or be affected by unforeseen events. If the actual circumstances differ from the estimates made at the time of approval of these loans, we face the risk of having inadequate security for the repayment of the loan. Further, these loans are typically secured by the underlying development and even if we foreclose on the loan, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it.

Consumer Loans

We offer a variety of consumer loans, such as installment loans to individuals for personal, family and household purposes, including car, boat and other recreational vehicle loans. Our consumer loans typically are part of an overall client relationship designed to support the individual consumer borrowing needs of our commercial loan and deposit clients, and are well diversified across our markets. Consumer loans typically have shorter terms, lower balances, higher yields and higher risks of default than residential real estate mortgage loans. Consumer loan collections are dependent on the borrower’s continuing financial stability and are therefore more likely to be affected by adverse personal circumstances, such as the loss of employment, unexpected medical costs or divorce. These loans are often secured by the underlying personal property, which typically has insufficient value to satisfy the loan without a loss due to damage to the collateral and general depreciation.

Mortgage Banking Activities

We offer full-service residential mortgage products and services through Guardian, our mortgage division, with offices strategically located throughout our bank branches, as well as in other locations both in and outside our community banking footprint.

While we have always offered, and continue to offer, home mortgage loans to retail customers through our bank branches, we began the expansion and diversification of our mortgage business beyond our traditional bank branch channel in June 2017 with our acquisition of Guardian. We also opened additional mortgage offices outside of our community banking footprint in strategically located markets and have continued to hire experienced loan officers across our footprint.

We intend to continue to take advantage of opportunities to profitably grow our mortgage business as they present themselves, including by continuing to expand our mortgage business outside of our community banking geographic footprint, improving the client experience through an enhanced fulfillment process, attracting experienced loan officers and improving profitability through centralized efficiencies. We have managed to grow our mortgage business while maintaining a high-degree of scalability to control costs in the event of a downturn in our mortgage business. Our mortgage loan office leases are primarily shorter-term in nature and over 65% of our mortgage-related compensation is in the form of variable compensation.

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We look to originate quality mortgage loans with a focus on purchase money mortgages. In accordance with our lending policy, each loan undergoes a detailed underwriting process which incorporates uniform underwriting standards and oversight that satisfies secondary market standards as outlined by our investors to the size and complexity of the lending relationship. Mortgage loans are subject to the same uniform lending policies referenced below and consist primarily of loans with relatively stronger borrower credit scores, with an average FICO score of 752 in the first five months of 2021.

The residential mortgage industry is highly competitive and we compete with other community banks, regional banks, national banks, credit unions, mortgage companies, financial service companies and online mortgage companies. Due to the highly competitive nature of the residential mortgage industry, we expect to face industry-wide competitive pressures related to changing market conditions that will reduce our pricing margins and mortgage revenues generally, especially in a rising rate environment.

Our mortgage banking business is also directly impacted by the interest rate environment, increased regulations, consumer demand, driven in large part by general economic conditions and the real estate markets, and investor demand for mortgage securities. Mortgage production, especially refinancing activity, declines in rising interest rate environments. While we have been experiencing historically low interest rates, the low interest rate environment likely will not continue indefinitely. While we have not yet experienced a slowdown in our mortgage origination volume, due in part to our expansion of our mortgage banking business and rates remaining favorable, our mortgage origination volume could be materially and adversely affected by rising interest rates and we expect to see declining origination volume in the second half of 2021 within the industry.

Sale of residential mortgages. We sell substantially all of the residential mortgage loans we originate through our mortgage banking business to Fannie Mae, Freddie Mac or, to a lesser extent, an array of private national mortgage investors. As part of our overall asset/liability management objectives, we may also retain certain residential loans that we originate and, in such an instance, would bear the risk of default with respect to these loans. To reduce the interest rate risk associated with commitments made to borrowers for mortgage loans that have not yet been closed and that we intend to sell in the secondary markets, we routinely enter into commitments (considered to be derivatives) to hedge the interest rate risk. Derivative instruments are recognized at fair value in our consolidated balance sheets as either assets or liabilities. We monitor our interest rate risk position daily to maintain appropriate coverage of our loan commitments made to borrowers.

Loan servicing. We service residential mortgage loans for investors under contracts. We receive a fee for performing mortgage servicing activities on mortgage loans that are not owned by us and are not included on our balance sheet. This process involves collecting monthly mortgage payments on behalf of investors, reporting information to those investors on a timely basis and maintaining custodial escrow accounts for the payment of principal and interest to investors, and property tax and insurance premiums on behalf of borrowers.

As compensation for our loan servicing activities, we receive a base servicing fee of approximately 0.27% per year of the loan balances serviced, plus any late charges collected from the delinquent borrowers and other fees incidental to the services provided. In the event of a default by the borrower, we receive no servicing fees until the default is cured. In times when interest rates are rising or at high levels, servicing mortgage loans can represent a steady source of noninterest income and can, at times, offset decreases in mortgage banking gains. Conversely, in times when interest rates are falling or at very low levels, servicing mortgage loans can become comparatively less profitable due to the rapid payoff of loans and the negative impact due to the change in fair value of the servicing asset. We account for our loan servicing rights at fair value. The amount of loan servicing rights initially recorded is based on the fair value of the loan servicing rights determined on the date when the underlying loan is sold. Our determination of fair value and the amount we record is based on a valuation model using discounted cash-flow analysis and available market pricing. Third party valuations of the loan servicing rights portfolio are obtained on a regular basis and are used to determine the fair value of the servicing rights at the end of the reporting period. Estimates of fair value reflect the following variables:

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·	anticipated prepayment speeds;

·	product type (i.e., conventional, government, balloon);

·	fixed or adjustable rate of interest;

·	interest rate;

·	servicing costs per loan;

·	discounted yield rate;

·	estimate of ancillary income; and

·	geographic location of the loan.

We monitor the level of our investment in mortgage servicing rights in relation to our other mortgage banking activities in order to limit our exposure to significant fluctuations in loan servicing income. We use a hedging program to seek to mitigate the volatility from changes in the fair value of our mortgage servicing rights. Nonetheless, we remain exposed to significant potential volatility in the value of our mortgage servicing rights. Accordingly, in the future, we may sell loan servicing rights depending on a variety of factors, including capital sufficiency, the size of the mortgage servicing rights portfolio relative to total assets and current market conditions.

Deposit Products

We obtain most of our deposits from individuals, small and medium-sized businesses and municipalities in our market. We solicit deposits through our relationship-driven team of dedicated and accessible bankers and through community-focused marketing. We emphasize obtaining deposit relationships at loan origination. We provide a high level of customer service to our depositors. We have invested in personnel, business and compliance processes and technology that enable us to acquire, and efficiently and effectively serve, a wide array of business deposit accounts, while continuing to provide the level of customer service for which we are known. We currently offer a comprehensive range of business deposit products and services to assist with the banking needs of our business customers, including a variety of remote deposit and cash management products along with commercial transaction accounts.

Wealth Management

We offer our clients a comprehensive suite of services that include private banking, wealth planning, investment management, trust and retirement plan services through our team of wealth advisors, trust specialists and investment professionals. Our holistic and personalized approach delivers a customized asset management solution focused on the client’s personal, family and multi-generational needs. Our asset management solutions are focused on seeking to generate the highest net after tax returns for our clients relative to their appropriate risk level.

At March 31, 2021, we had approximately $1.8 billion in assets under administration and/or management.

Credit Administration and Loan Review

Certain credit risks are inherent in making loans. These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. We seek to control credit risk both through disciplined underwriting of each transaction, as well as active credit management processes and procedures to manage risk and minimize loss throughout the life of a loan. We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product, geographic area and industries in which our business customers are engaged. We have developed tailored underwriting criteria and credit management processes for each of the various loan product types we offer our customers.

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Underwriting. In evaluating each potential loan relationship, we adhere to a disciplined underwriting evaluation process that includes the following:

·	understanding the customer’s financial condition and ability to repay the loan;

·	verifying that the primary and secondary sources of repayment are adequate in relation to the amount and structure of the loan;

·	observing appropriate loan-to-value guidelines for collateral secured loans;

·	maintaining our targeted levels of diversification for the loan portfolio as to type of borrower; and

·	ensuring that each loan is properly documented with perfected liens on collateral.

Loan Approval Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. We have established several levels of lending authority that have been delegated by the board of directors to our Chief Executive Officer, Chief Credit Officer and other personnel in accordance with our loan policy. Authority limits are based on the total exposure of the borrower and are conditioned on the loan conforming to the policies contained in the loan policy. Any loan policy exceptions are fully disclosed to the approving authority.

Ongoing Credit Risk Management. In addition to the tailored underwriting process described above, we perform ongoing risk monitoring and review processes for credit exposures. Although we grade and classify our loans internally, we engage an independent third-party professional firm to perform regular loan reviews and confirm loan classifications. We strive to identify potential problem loans early in an effort to aggressively seek resolution of these situations before they create a loss. We record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses incurred in the loan portfolio.

In general, whenever a particular loan or overall borrower relationship is downgraded from a pass grade to a watch or substandard grade based on one or more standard loan grading factors, our relationship manager (who is typically the loan officer) and credit team members engage in active evaluation of the asset to determine the appropriate resolution strategy. Management regularly reviews the status of the watch list and classified assets portfolio as well as the larger credits in the portfolio.

Concentrations of Credit Risk. Diversification of risk is a key factor in prudent asset management. Our loan portfolio is balanced between our metropolitan and community markets and by type, thereby diversifying our loan concentration. Our granular loan portfolio reflects a balanced mix of consumer and commercial clients across these markets that we think provides a natural hedge to industry and market cycles. In addition, risk from concentration is actively managed by management and reviewed by our board of directors, and exposures relating to borrower, industry and commercial real estate categories are tracked and measured against established policy limits and guidelines.

Lending Limits. Our lending activities are subject to a variety of lending limits imposed by federal law. In general, Sunflower Bank is subject to a legal lending limit on loans to a single borrower of 15% of the bank’s capital and unimpaired surplus, or 25% if the loan is fully secured. The dollar amounts of the Bank’s lending limit increases or decreases as the bank’s capital increases or decreases. We are able to sell participations in its larger loans to other financial institutions, which allows us to better manage the risk and exposure involved with larger loans and to meet the lending needs of our customers requiring extensions of credit in excess of regulatory limits.

Sunflower Bank’s legal lending limit as of March 31, 2021, on loans to a single borrower was $80 million (15%) and $133 million (25%, for fully secured loans).

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Human Capital Resources

We are committed to provide, develop and retain a high performing and diverse workforce that fosters a healthy, safe and productive work environment for our employees to maximize individual and organizational potential and position us as an employer of choice.

Employee Profile. As of March 31, 2021, we had 1,068 total employees and 1,039 full-time employees, primarily located in Kansas, Colorado, New Mexico, Texas and Arizona. Our employees are not covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Compensation and Benefits. We believe our competitive compensation and benefits package, along with our positive and inclusive work environment, bring out the best in our employees. We have designed our compensation program around the philosophy of mutual respect and the continued success of our organization. We know that our most valuable asset is our people. We offer competitive benefits to our employees and their families. These programs include a 401(k) plan with an employer matching contribution, healthcare and insurance benefits, flexible spending accounts, paid time off, tuition reimbursement, volunteer and parenting leave and an employee assistance program.

We annually review benefit programs and compensation programs to seek to ensure that we remain competitive in our markets to meet the needs of our employees and their families.

COVID-19. The health, safety and well-being of our employees, customers and communities is a top priority. In 2020, in response to the COVID-19 pandemic, over 80% of our employees were able to work remotely. For positions that required employees to be physically present during the early stages of the pandemic, those employees were eligible to receive a special bonus for their efforts, as well as being provided a socially distanced work environment with additional personal protective equipment. We also provided enhanced employee assistance program services for employees, modified policies for childcare, elder support and education services as a result of the pandemic. At this time, our bank branches have been reopened, but we continue to encourage customers to use electronic and online means to conduct their banking activity, and we are following social distancing and personal protective protocols as directed by the Center for Disease Control and Prevention.

Learning and Development. Our goal is to better equip our managers and leaders with the most effective resources and tools to succeed in their roles. We want to create strong leaders with a platform that allows open communication, provides consistency across regions as well as fosters growth and development. Our goal is to establish strong leaders who will be able to effectively engage their employees to meet and reinforce the mission and goals of Sunflower Bank. We have internal programs for emerging managers and leaders that are designed to train and enhance the skills of our employees to promote career advancement from within our company. In addition, we facilitate the educational and professional development of our employees through financial support to attend conferences and obtain degrees, licenses and certifications while employed by us.

Employee Engagement Surveys. We are committed to seeking to ensure that all of our employees feel a sense of belonging in the workplace and that they are given an opportunity to share their opinions and be heard by management and our leaders. We believe that engaged employees are the foundation of a successful company. Our employee engagement surveys serve as a learning tool and provide us with the information to allow us to identify areas of strength and opportunities for improvement to seek to ensure continued satisfaction and retention of our employees.

In addition to our employee engagement surveys, we have additional tools that employees can provide feedback to co-workers, departments, and other areas of Sunflower Bank besides management or leadership through our Intranet and HRIS. These tools provide positive feedback and success stories for all employees to share.

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Properties

Our principal executive offices and Sunflower Bank’s main office is located at 1400 16th Street, Suite 250, Denver, Colorado 80202. In addition, we currently operate 11 additional branches located in Colorado, 23 branches located in Kansas, five branches located in Texas, nine branches located in New Mexico, four branches located in Arizona and one branch located in Washington. We also operate 17 mortgage offices located in Arizona, Colorado, Florida, Kansas, Michigan, Missouri, New Mexico, Oregon, South Carolina, Texas and Washington.

We own 33 of our banking branches and lease our other 21 banking branches. Our mortgage banking offices are typically leased for shorter-terms. We believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

Legal Proceedings

FirstSun and its subsidiaries are from time to time subject to claims and litigation arising in the ordinary course of business. For further information regarding legal proceedings, see Note 15—Commitments and Contingencies in our unaudited consolidated financial statements and Note 24—Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited) in our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention and may materially adversely affect our reputation, even if resolved in our favor.

Available Information

FirstSun does not currently have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” is not currently subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not currently file documents and reports with the SEC pursuant to such sections.

Upon the effectiveness of this registration statement of which this proxy statement/prospectus is a part, we will become a reporting company pursuant to Section 15(d) of the Exchange Act and accordingly will file annual, quarterly, and current reports on Forms 10-K, 10-Q, and 8-K with the SEC. These reports will be available on the SEC’s website at http://www.sec.gov. We intend to furnish to our stockholders our annual reports containing our audited consolidated financial statements certified by an independent registered public accounting firm.

We also maintain a website at www.sunflowerbank.com. The information on, or accessible through, our website or any other website cited in this proxy statement/prospectus is not part of, or incorporated by reference into, this proxy statement/prospectus.

Market For FirstSun Common Stock

As of July 23, 2021, we had 18,321,659 shares of common stock outstanding and approximately 93 stockholders of record. No public market exists for our common stock, nor is our common stock quoted on any over-the-counter market or quotation system, and there can be no assurance that a public trading market for our common stock will develop in the future.

Dividends on FirstSun Common Stock

We converted from an S corporation to a C corporation in 2016. Since that conversion, we have not declared or paid any cash dividends on our common stock. For the foreseeable future, we do not intend to declare cash dividends and instead we plan to retain earnings to grow our business.

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Although we have no current expectations to pay dividends, any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including: (a) our historic and projected financial condition, liquidity and results of operations, (b) our capital levels and needs, (c) tax considerations, (d) any acquisitions or potential acquisitions that we may examine, (e) statutory and regulatory prohibitions and other limitations, (f) the terms of any credit agreements or other borrowing arrangements that restrict our ability to pay cash dividends, (g) general economic conditions and (h) other factors deemed relevant by our board of directors. We are not obligated to pay dividends on our common stock and are subject to restrictions on paying dividends on our common stock.

As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

In addition, we are subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. See “Supervision and Regulation—Bank Holding Company Regulation—Dividend Payments.”

Because we are a financial holding company and do not engage directly in business activities of a material nature, our ability to pay dividends to our stockholders depends, in large part, upon our receipt of dividends from Sunflower Bank, which is also subject to numerous limitations on the payment of dividends under federal banking laws, regulations and policies. See “Supervision and Regulation—Bank Regulation—Dividend Payments.”

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Management’s Discussion and Analysis of Financial Condition and Result of Operations of FirstSun

In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of FirstSun and its wholly-owned subsidiaries, Logia Portfolio Management, LLC and Sunflower Bank.

The following discussion and analysis of FirstSun’s consolidated financial condition and results of operations for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019 should be read in conjunction with FirstSun’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.

Comments regarding FirstSun’s business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement/prospectus.

Overview

FirstSun Capital Bancorp, headquartered in Denver, Colorado, is the financial holding company for Sunflower Bank, National Association, which operates as Sunflower Bank, First National 1870 and Guardian Mortgage. We conduct a full service community banking and trust business through our wholly-owned subsidiaries—Sunflower Bank and Logia Portfolio Management, LLC.

We offer a full range of relationship-focused services to meet our client’s personal, business and wealth management financial objectives, with a branch network in Kansas, Colorado, New Mexico, Texas and Arizona and mortgage capabilities in 43 states. Our product line includes commercial loans, commercial real estate loans, residential mortgage and other consumer loans, and a variety of commercial and consumer deposit products, including noninterest bearing accounts, interest-bearing demand products, savings accounts, money market accounts and certificates of deposit. We also offer wealth management and trust products including personal trust and agency accounts, employee benefit and retirement related trust and agency accounts, investment management and advisory agency accounts, and foundation and endowment trust and agency accounts. We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.

We operate FirstSun through two operating segments: Banking and Mortgage Operations. We also allocate certain expenses to Corporate, which is not an operating segment. The expenses included in Corporate are not deemed to be allocable to our operating segments. The operating segments have been determined based on the products and services we offer and reflect the manner in which our financial information is currently evaluated by management. Each of the operating segments is complementary to each other and because of the interrelationship of the segments, the information presented is not indicative of how the segments would perform if they operated as independent entities. For additional information on our segments, see Note 21—Segment Information included in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Segments

Banking

Three Months Ended March 31, 2021 and 2020

For the first quarter of 2021, income before taxes from our Banking segment increased to $10.6 million, compared with $2.8 million for the first quarter of 2020. These results were primarily driven by an increase in net interest income of $6.7 million to $37.7 million during the first quarter of 2021, compared to $31.0 million during the

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first quarter of 2020. Our provision for credit losses on loans held for investment resulted in a $0.1 million reversal of provision during the first quarter of 2021, compared to a provision of $2.7 million in the first quarter of 2020. This reduction in provision was primarily due to an overall reduction in loans during the period. Noninterest income increased to $8.4 million in the first quarter of 2021, compared to $5.3 million in the first quarter of 2020, primarily driven by an increase in our trust and investment advisory revenues. Noninterest expense increased $4.9 million to $35.6 million for the first quarter of 2021, primarily due to our continued growth, including increased salary and employee benefits expenses associated with headcount increases as we expanded the size of our sales force.

Years Ended December 31, 2020 and 2019

Identifiable assets for our Banking segment grew by $702.5 million for the year ended 2020 to $4.5 billion from $3.8 billion for the year ended 2019. The growth in assets was primarily driven by growth in the loan portfolio, with PPP loans contributing $251.1 million of the asset growth. Income (loss) before taxes decreased $25.6 million for the year ended 2020 to ($2.0) million from $23.6 million for the year ended 2019. The year over year decrease was primarily driven by the provision for loan losses in 2020 of $23.3 million, up from $4.9 million in 2019. In addition to the provision impact resulting from the overall growth in the loan portfolio during 2020, the provision for loan losses in 2020 also included provision expense related to the COVID-19 pandemic and the resulting overall uncertainty in economic conditions. Noninterest income decreased to $24.1 million in the year ended 2020, compared to $26.2 million in 2019, primarily resulting from declines in deposit account service charges. Noninterest expenses increased $12.9 million from $122.0 million for the year ended 2019 to $134.9 million for the year ended 2020 primarily due to our continued growth, including increased salary and employee benefits and occupancy expenses associated with headcount increases from an expanding sales force, as well as our expanded operations in certain markets, including Arizona and Texas.

Mortgage Operations

Three Months Ended March 31, 2021 and 2020

For the first quarter of 2021, income before taxes from our Mortgage Operations segment increased to $8.4 million, compared to $6.5 million for the first quarter of 2020. This increase was primarily due to increased volume of originations and sales of mortgage loans held for sale during the first quarter of 2021, compared to the same period in 2020. Total noninterest income from mortgage banking services increased $8.5 million to $25.5 million during the first quarter of 2021, compared to $17.0 million during the first quarter of 2020. Further discussion on the components of income from mortgage banking services is included under the subheading “—Noninterest Income.” Noninterest expense for the first quarter of 2021 was $19.2 million, compared to $11.9 million for the same period in 2020. The increase was primarily due to the increase in origination and servicing activities as a result of the low interest rate environment, which led to an increase in related salary and employee benefits, including commissions.

Years Ended December 31, 2020 and 2019

Income before taxes from our Mortgage Operations segment increased to $63.8 million for the year ended 2020, compared to $4.2 million for the year ended 2019, primarily due to a significant increase in origination volume driven by declining market interest rates and the resulting increase in mortgage refinancing activity. The increase in origination volume contributed to an increase in noninterest income of $79.6 million to $124.3 million during the year ended 2020, compared to $44.7 million for the year ended 2019. Noninterest expense for the year ended 2020 was $68.0 million, compared to $44.8 million for the year ended 2019. This increase was primarily due to the increase in mortgage origination and servicing activities as a result of the low interest rate environment, which led to an increase in related salary and employee benefits, including commissions.

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COVID-19 Pandemic

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and demand for loans and other products and services we offer, which are highly dependent on the business environment in our primary markets and in the United States as a whole.

The impact of the COVID-19 pandemic is fluid and continues to evolve, adversely affecting many of our customers. The unprecedented and rapid spread of COVID-19 and its associated impacts on trade (including supply chains and export levels), travel, employee productivity, unemployment, consumer spending, and other economic activities has resulted in less economic activity and significant volatility and disruption in financial markets. Market interest rates, after falling to historically low levels due to the COVID-19 pandemic through the second quarter of 2020, have generally stabilized, while intermediate and longer-term Treasury rates have begun to rise. The low interest rate environment (except with respect to our Mortgage Operations) and the other effects of the COVID-19 pandemic have had, and are expected to continue to have, possibly materially, an adverse effect on our business, financial condition and results of operations. For instance, the pandemic has had negative effects on our interest income, allowance for loan losses, and certain transaction-based line items of noninterest income. The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations is currently uncertain and will depend on various developments and other factors, including the effect of governmental and private sector initiatives, the effect of the rollout of vaccinations for the virus, whether such vaccinations will be effective against any resurgence of the virus, including any new strains, and the ability for customers and businesses to return to their pre-pandemic routine.

We continue to actively monitor developments related to COVID-19 and its impact on our business, customers, employees, counterparties, vendors, and service providers.

Since the start of the COVID-19 pandemic, we have taken several actions to offer various forms of support to our customers, employees, and communities that have been impacted by the pandemic. We have worked with borrowers impacted by COVID-19 and provided modifications to include interest only deferral or principal and interest deferral. Under bank regulatory guidance and the CARES Act, these short-term deferrals are generally not considered to be troubled debt restructurings, or “TDRs,” unless the borrower was experiencing financial difficulty prior to the pandemic.

We had modified loans under the CARES Act as of:

	March 31, 2021		December 31, 2020
(in thousands, except loan count)	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial	—	$—	23	$17,714
Commercial real estate	1	831	7	12,413
Residential real estate	33	14,671	49	21,584
Consumer	—	—	6	77
Total	34	$15,502	85	$51,788

A provision in the CARES Act created the Paycheck Protection Program, or “PPP,” a program administered by the Small Business Administration, or “SBA,” to provide loans to small business during the COVID-19 pandemic. As of March 31, 2021 and December 31, 2020, we had $257.8 million and $256.3 million of PPP loans outstanding and deferred processing fees outstanding of $5.9 million and $5.2 million, respectively. PPP loans are classified as Commercial loans in our consolidated financial statements. Due to the governmental authorization of the second round of the SBA PPP in late 2020, we expect this application process to continue through the second quarter of 2021.

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Critical Accounting Estimates

Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles, or “GAAP,” and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgments, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.

Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of the allowance for loan losses and fair value measurements to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.

Our significant accounting policies are presented in Note 1—Summary of Significant Accounting Policies of our audited consolidated financial statements included in this proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements.

Allowance for loan losses

We maintain the allowance for loan losses, or allowance, at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Determining the allowance is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses based on risk characteristics of loans and consideration of other qualitative factors, all of which may be susceptible to significant change. In addition, events that are not within our control, such as changes in economic factors, could change subsequent to the reporting date and could cause the allowance to be overstated or understated. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for credit losses charged to earnings, which increases the allowance. In determining the provision for credit losses, management monitors fluctuations in the allowance for loan losses resulting from actual charge-offs and recoveries and reviews the size and composition of the loan portfolio in light of current and anticipated economic conditions.

For further information regarding our Allowance for Loan Losses see Note 1 and Note 3—Loans in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, or if market prices are not available, is estimated using models employing various techniques.

The significant assumptions used in the models are independently verified against observable market data where possible. When observable market data is not available, the estimate of fair value becomes more subjective and involves a high degree of judgment. In this circumstance, fair value is estimated based on our judgment regarding the value that market participants would assign to the asset or liability. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or

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liability. Additionally, there are inherent limitations to any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

A portion of our assets and liabilities are carried at fair value on our consolidated balance sheet. The majority of these assets and liabilities are measured at fair value on a recurring basis, however, certain assets are measured at fair value on a nonrecurring basis based on the fair value of the underlying collateral.

For further information regarding the valuation of our financial instruments, see Note 1 and Note 19 - Fair Value Measurements in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Results of Operations

General

Our results of operations depend significantly on net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of interest income on loans and investment securities and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Our results of operations are also dependent on our generation of noninterest income, consisting primarily of income from mortgage banking services, service charges on deposit accounts, trust and investment advisory fees and credit and debit card fees. Other factors contributing to our results of operations include our provisions for loan losses, income taxes, and noninterest expenses, such as salaries and employee benefits, occupancy, amortization of intangible assets and other operating costs.

Net income for the first quarter of 2021 was $14.3 million, compared to $7.2 million for the first quarter of 2020. The $7.1 million increase in net income for the first quarter of 2021, compared to the same period in 2020, was primarily due to a $9.7 million increase in net interest income after provision for loan losses, an $11.6 million increase in noninterest income, partially offset by a $12.1 million increase in noninterest expenses and a $2.0 million increase in provision for income taxes.

Net income for the year ended 2020 was $47.6 million, compared to $20.5 million for the year ended 2019. The $27.1 million increase in net income for the year ended 2020, compared to 2019, was primarily due to a $77.4 million increase in noninterest income, partially offset by an $8.3 million reduction in net interest income after provision for loan losses, a $33.9 million increase in noninterest expenses and an $8.2 million increase in provision for income taxes.

Net Interest Income

Net interest income, representing interest income less interest expense, is a significant contributor to our revenues and earnings. We generate interest income from interest and dividends on interest-earning assets, which are principally comprised of loans and investment securities. We incur interest expense from interest owed or paid on interest-bearing liabilities, including interest-bearing deposits, FHLB advances and other borrowings. Net interest income and margin are shaped by the characteristics of the underlying products, including volume, term and structure of each product. We measure and monitor yields on our loans and other interest-earning assets, the costs of our deposits and other funding sources, our net interest spread and our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets.

Interest earned on our loan portfolio is the largest component of our interest income. Our loan portfolios are presented at the principal amount outstanding net of deferred origination fees and unamortized discounts and premiums. Interest income is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of

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the yield on the related loan. Loans acquired through acquisition are initially recorded at fair value. Discounts or premiums created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan as an adjustment to the related loan’s yield.

Our net interest income can be significantly influenced by a variety of factors, including overall loan demand, economic conditions, credit risk, the amount of non-earning assets including nonperforming loans and OREO, the amounts of and rates at which assets and liabilities reprice, variances in prepayment of loans and securities, exercise of call options on borrowings or securities, a general rise or decline in interest rates, changes in the slope of the yield-curve, and balance sheet growth or contraction.

Three Months Ended March 31, 2021 and 2020

Our net interest income was $38.4 million for the first quarter of 2021, an increase of $6.5 million, or 20%, from the same period in 2020. This increase was primarily attributable to a $5.1 million, or 15%, increase in interest and fee income on loans held for investment for the first quarter of 2021, compared to the first quarter of 2020, largely driven by $709.7 million of loan growth in the first quarter of 2021, compared to the like period in 2020. PPP loans contributed $232.2 million of the average loan growth and $3.5 million in interest and fee income in the first quarter of 2021, compared to the like period in 2020.

Average earning assets for the first quarter of 2021 were $4.8 billion, an increase of $890.3 million, or 23%, compared to the first quarter of 2020. Total average loans, including loans held for sale, grew to $3.9 billion in the first quarter of 2021, from the first quarter of 2020. The year over year growth in interest income on loans due to growth in loan balances was partially offset by a 17 basis point decline in the yield on loans in the first quarter of 2021, compared to like period in 2020, due to an overall reduction in market interest rates over the past year. Interest income from investment securities declined due to a combination of the decrease in market interest rates compared to the prior period, as well as a decrease in average balances. The average balance of investment securities decreased $91.1 million in the first quarter of 2021, compared to the first quarter of 2020, while the yield on average investment securities declined to 1.48% for the first quarter of 2021, compared to 2.26% for first quarter of 2020.

Average interest bearing liabilities increased $424.4 million, or 14%, in the first quarter of 2021, compared to the first quarter of 2020. The $380.0 million, or 14%, increase in average interest bearing deposits was the primary driver of the growth in average interest bearing liabilities. We also saw growth in noninterest bearing deposits of $388.1 million in the first quarter of 2021, compared to the like period in 2020. In addition to growth in our overall commercial and consumer customer base, we saw deposit growth as a result of funds our customers continue to receive from federal stimulus programs related to the COVID-19 pandemic. The average rate for all interest bearing liabilities in the first quarter of 2021 was negatively impacted by $0.2 million as a result of the prepayment of certain term FHLB borrowings.

Our net interest margin was 3.21% for the first quarter of 2021, compared to 3.27% for the first quarter of 2020, a decrease of six basis points. While our total cost of funds declined by 37 basis points year over year, we also experienced a 39 basis point decline in yield on our earning assets over the same period, due to the overall decline in market interest rates during 2020. Our earning asset yield was also negatively impacted by the $272 million increase in interest bearing cash balances, compared to the prior year period, from the heavier level of overall liquidity in the marketplace.

Years Ended December 31, 2020 and 2019

Our net interest income was $136.0 million for the year ended 2020, an increase of $8.7 million, or 7%, from 2019. This increase was primarily attributable to growth in average total loan balances during 2020, driving an increase in interest income on loans of $7.6 million despite the negative impact of declining market interest rates. Interest and fee income on PPP loans contributed $6.2 million of the overall increase in interest income on loans for the year. Interest income on investment securities and interest-bearing cash decreased by $6.6 million year over year. Interest expense from interest bearing liabilities declined by $7.7 million driven by a reduction in overall market interest rates.

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Average earning assets for 2020 were $4.4 billion, an increase of $693.8 million, or 19%, compared to 2019. Total average loans, including loans held for sale, grew to $3.6 billion in 2020, an increase of $663.0 million, compared to 2019. The year over year growth in interest income on loans due to growth in loan balances was partially offset by a 62 basis point decline in the yield on loans in 2020, compared to 2019, due to the overall reduction in market interest rates over the past year. The year over year growth in average loan balances was largely driven by a $495.8 million increase in commercial loans and $205.3 million of average balances of PPP loans. Interest income from investment securities declined year over year, due to a combination of a decrease in market interest rates, as well as a decrease in average balances. The average balance of investment securities declined by $58.3 million year over year, while the yield declined 73 basis points.

Average interest bearing liabilities increased $359.7 million, or 13%, in 2020, compared to 2019. The $308.7 million, or 12%, increase in average interest bearing deposits was the primary driver of the growth in average interest bearing liabilities. We also saw growth in noninterest bearing deposits of $273.3 million in 2020, compared to 2019. In addition to growth in our overall commercial and consumer customer base, we saw deposit growth as a result of funds our customers received from federal stimulus programs related to the COVID-19 pandemic.

Our net interest margin was 3.10% for 2020, compared to 3.45% for 2019, a decrease of 35 basis points. While the total cost of funds declined by 31 basis points year over year, we also experienced a 65 basis point decline in yield from earning assets over the same period leading to the overall year over year decline in net interest margin.

The following tables set forth information related to our average balance sheet, average yields on assets, and average costs of liabilities for the periods presented. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.

Three Months Ended March 31, 2021 and 2020

	For the three months ended March 31, 2021			For the three months ended March 31, 2020
(In thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest Earning Assets
Loans held-for-sale	$150,318	$1,103	2.98%	$84,468	$723	3.44%
Loans held-for-investment(1)	3,767,318	39,156	4.22%	3,123,450	34,080	4.39%
Investment securities	497,878	1,815	1.48%	589,009	3,317	2.26%
Interest-bearing cash	379,695	372	0.40%	108,008	518	1.93%
Total earning assets	4,795,209	$42,446	3.59%	3,904,935	$38,638	3.98%
Other assets	280,333			283,519
Total assets	$5,075,542			$4,188,454

Interest-bearing liabilities
Demand and NOW deposits	$256,893	$212	0.33%	$114,217	$204	0.72%
Savings deposits	456,926	147	0.13%	332,324	209	0.25%
Money market deposits	2,049,918	1,103	0.22%	1,701,551	2,403	0.57%
Certificates of deposits	361,656	942	1.06%	597,298	2,592	1.75%
Total deposits	3,125,393	2,404	0.31%	2,745,390	5,408	0.79%
Repurchase agreements	130,007	18	0.06%	68,288	80	0.47%
Total deposits and repurchase agreements	3,255,400	2,422	0.30%	2,813,678	5,488	0.78%
FHLB borrowings	50,249	457	3.69%	101,747	710	2.81%
Other long-term borrowings	68,569	1,150	6.80%	34,349	501	5.86%
Total interest-bearing liabilities	3,374,218	$4,029	0.48%	2,949,774	$6,699	0.91%
Noninterest-bearing deposits	1,117,388			729,268
Other liabilities	83,374			71,130

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	For the three months ended March 31, 2021			For the three months ended March 31, 2020
(In thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Stockholders’ equity	500,562			438,282
Total liabilities and stockholders’ equity	$5,075,542			$4,188,454

Net interest income		$38,417			$31,939
Net interest spread		3.11%			3.07%
Net interest margin		3.21%			3.27%
Net interest margin (on an FTE basis)		3.33%			3.40%

(1)	Includes nonaccrual loans.

Years ended December 31, 2020, 2019 and 2018

	For the year ended December 31, 2020			For the year ended December 31, 2019			For the year ended December 31, 2018
(In thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest Earning Assets
Loans held-for-sale	$121,941	$3,842	3.15%	$80,885	$3,074	3.80%	$34,538	$1,629	4.72%
Loans held-for-investment	3,525,837	141,413	4.01%	2,903,876	134,539	4.63%	2,658,300	126,182	4.75%
Investment securities	555,030	10,100	1.82%	613,265	15,794	2.58%	653,451	17,139	2.62%
Interest-bearing cash	179,332	1,482	0.83%	90,277	2,431	2.69%	77,212	2,745	3.56%
Total earning assets	4,382,140	$156,837	3.58%	3,688,303	$155,838	4.23%	3,423,501	$147,695	4.31%
Other assets	279,805			285,258			284,114
Total assets	$4,661,945			$3,973,561			$3,707,615

Interest-bearing liabilities
Demand and NOW deposits	$205,557	$1,019	0.50%	$82,075	$603	0.73%	$103,277	$906	0.88%
Savings deposits	380,839	734	0.19%	322,384	782	0.24%	372,661	1,542	0.41%
Money market deposits	1,801,809	6,604	0.37%	1,604,090	11,117	0.69%	1,343,415	4,173	0.31%
Certificates of deposits	488,575	7,285	1.49%	559,516	10,550	1.89%	409,374	4,531	1.11%
Total deposits	2,876,780	15,642	0.54%	2,568,065	23,052	0.90%	2,228,727	11,152	0.50%
Repurchase agreements	116,074	157	0.14%	78,314	728	0.93%	55,099	358	0.65%
Total deposits and repurchase agreements	2,992,854	15,799	0.53%	2,646,379	23,780	0.90%	2,283,826	11,510	0.50%
FHLB borrowings	89,861	1,658	1.85%	97,267	2,300	2.36%	264,230	5,547	2.10%
Other long-term borrowings	51,091	3,427	6.71%	30,444	2,536	8.33%	37,646	3,096	8.22%
Total interest-bearing liabilities	3,133,806	$20,884	0.67%	2,774,090	$28,616	1.03%	2,585,702	$20,153	0.78%
Noninterest-bearing deposits	978,092			704,761			663,069
Other liabilities	83,427			50,923			39,152
Stockholders’ equity	466,620			443,787			419,692
Total liabilities and stockholders’ equity	$4,661,945			$3,973,561			$3,707,615

Net interest income		$135,953			$127,222			$127,542
Net interest spread		2.91%			3.19%			3.53%
Net interest margin		3.10%			3.45%			3.73%
Net interest margin (on an FTE basis)		3.25%			3.56%			3.77%

(1)	Includes nonaccrual loans.
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Rate-Volume Analysis

The tables below present the effect of volume and rate changes on interest income and expense. Changes in volume are changes in the average balance multiplied by the previous period’s average rate. Changes in rate are changes in the average rate multiplied by the average balance from the previous period. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	For the Quarter Ended March 31,
	2021 Versus 2020 Increase (Decrease) Due to Change in:
(In thousands)	Rate	Volume	Total
Interest Earning Assets
Loans held-for-sale	$(186)	$566	$380
Total loans held-for-investment	(1,989)	7,065	5,076
Investment securities	(986)	(516)	(1,502)
Interest-bearing cash	(1,456)	1,310	(146)
Total earning assets	(4,617)	8,425	3,808

Interest Bearing Liabilities
Demand and NOW deposits	(248)	256	8
Savings deposits	(141)	79	(62)
Money market deposits	(1,795)	495	(1,300)
Certificates of deposits	(622)	(1,028)	(1,650)
Total deposits	(2,806)	(198)	(3,004)
Repurchase agreements	(134)	72	(62)
Total deposits and repurchase agreements	(2,940)	(126)	(3,066)
FHLB borrowings	108	(361)	(253)
Other long-term borrowings	147	502	649
Total interest-bearing liabilities	(2,685)	15	(2,670)
Net interest income	$(1,932)	$8,410	$6,478

	For the Year Ended December 31,
	2020 Versus 2019 Increase (Decrease) Due to Change in:
(In thousands)	Rate	Volume	Total
Interest Earning Assets
Loans held-for-sale	$(792)	$1,560	$768
Total loans held-for-investment	(21,942)	28,816	6,874
Investment securities	(4,194)	(1,500)	(5,694)
Interest-bearing cash	(3,347)	2,398	(949)
Total earning assets	(30,275)	31,274	999

Interest Bearing Liabilities
Demand and NOW deposits	(492)	908	416
Savings deposits	(190)	142	(48)
Money market deposits	(5,883)	1,370	(4,513)
Certificates of deposits	(1,927)	(1,338)	(3,265)
Total deposits	(8,492)	1,082	(7,410)
Repurchase agreements	(922)	351	(571)
Total deposits and repurchase agreements	(9,414)	1,433	(7,981)
FHLB borrowings	(468)	(174)	(642)
Other long-term borrowings	(829)	1,720	891
Total interest-bearing liabilities	(10,711)	2,979	(7,732)
Net interest income	$(19,564)	$28,295	$8,731

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Provision (Benefit) for Loan Losses

We established an allowance for loan losses through a provision (benefit) for loan losses charged as an expense (benefit) in our consolidated statements of income. The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses incurred in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under GAAP. Our determination of the amount of the allowance for loan losses and corresponding provision for loan losses considers ongoing evaluations of the credit quality and level of credit risk inherent in our loan portfolio, levels of nonperforming loans and charge-offs, statistical trends and economic and other relevant factors. The allowance for loan losses is increased by the provision for loan losses and is decreased by charge-offs, net of recoveries on prior loan charge-offs.

We had a reversal of provision expense, or benefit for loan losses, of $0.4 million for the first quarter of 2021, compared to provision expense of $2.8 million for the first quarter of 2020. The benefit in the first quarter of 2021 primarily resulted from a $169.6 million reduction in our overall loan balances compared to December 31, 2020.

The provision for loan losses totaled $23.1 million for the year ended 2020, compared to $6.1 million for the year ended 2019. The year over year increase was primarily due to an increase in loan balances of $506.6 million, excluding $251.1 million in PPP loan balances, combined with additional provision expense related to the COVID-19 pandemic and the resulting overall uncertainty in economic conditions.

For a further discussion of the allowance for loan losses, refer to the “—Allowance for Loan Losses” section of this financial review.

Noninterest Income

The following table presents our noninterest income for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019.

	Three months ended March 31,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019
Service charges on deposit accounts	$2,543	$2,648	$9,630	$11,104
Credit and debit card fees	2,124	1,849	7,994	7,785
Trust and investment advisory fees	1,905	973	5,201	3,768
Income from mortgage banking services, net	25,057	16,236	122,174	42,992
Other	2,252	544	3,386	5,318
Total noninterest income	$33,881	$22,250	$148,385	$70,967

Three months ended March 31, 2021 and 2020

Our noninterest income increased $11.6 million to $33.9 million in the first quarter of 2021, from $22.3 million in the prior year period. The increase in noninterest income for the first quarter of 2021, compared to the first quarter of 2020, was primarily due to income from mortgage banking services, as mortgage market interest rates declined from the prior year period and remain near historical lows, resulting in additional mortgage origination and sale activity.

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Service charges on deposit accounts includes overdraft and non-sufficient funds charges, treasury management services provided to our business customers, and other maintenance fees on deposit accounts. For the first quarter of 2021, deposit service charges fee income decreased slightly, by $0.1 million, largely due to reduced overdraft fee charges as activity declined as a direct result of the federal stimulus program efforts related to the COVID-19 pandemic. Treasury management services fee income increased by $0.4 million, compared to the first quarter of 2020, offset by a $0.5 million reduction in overdraft fee charges.

Credit and debit card fees represent interchange income from credit and debit card activity and referral fees earned from processing fees on card transactions at our business customers. Interchange income increased $0.2 million for the first quarter of 2021 compared to the prior year period.

Trust and investment advisory fees represent fees we receive in connection with our investment advisory and custodial management services of investment accounts. For the first quarter of 2021, trust and investment advisory fees increased $0.9 million, from the prior year period, primarily due to the revenues associated with our September 2020 acquisition of certain trust and wealth advisory client relationships based in Arizona.

Income from mortgage banking services is principally derived from the origination and sale of mortgage loans together with servicing mortgage loans for others. For the first quarter of 2021, income from mortgage banking services increased $8.8 million from the first quarter of 2020, due primarily to the significant increase in total originations over the prior year period. Total originations in the first quarter of 2021 were $642.7 million, up from $373.7 million in the prior year period. The net gain on sales and fees from loan originations, including fair value changes in the held for sale portfolio and hedging activity increased $13.5 million over the prior year period. The 2021 first quarter net gain on sales also benefited from slightly elevated primary/secondary spreads on mortgage loans compared to the pre-pandemic levels during the first quarter of 2020. Our servicing portfolio grew from $3.2 billion in unpaid principal balances at March 31, 2020 to $4.3 billion at March 31, 2021, driving the overall increase in servicing income over the prior year period. In addition to the fees received to service mortgage loans for others, we recognize fair value adjustments to our mortgage servicing right (MSR) asset, which includes changes in assumptions to the valuation model and pay-offs and pay-downs of the MSR portfolio. We also maintain a hedging strategy to manage a portion of the risk associated with changes in the fair value of our MSR portfolio. Changes in fair value of the derivative instruments used to economically hedge the MSRs are also included as a component of income from mortgage banking services.

The components of mortgage banking income for the three months ended March 31, 2021 and 2020 were as follows:

	Three months ended March 31,
(In thousands)	2021	2020
Net sale gains and fees from mortgage loan originations including loans held-for-sale fair value changes and hedging	$21,365	$7,852
Mortgage servicing income	2,907	2,308
MSR capitalization and changes in fair value, net of derivative activity	785	6,076
Income from mortgage banking services, net	$25,057	$16,236

Other noninterest income increased $1.7 million for the first quarter of 2021, compared to the prior year period, primarily due to changes in fair value of our customer accommodation interest rate swap derivatives of $1.4 million.

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Years ended December 31, 2020 and 2019

Our noninterest income increased $77.4 million to $148.4 million for the year ended 2020, from $71.0 million for the year ended 2019. The increase in noninterest income in 2020, compared to 2019, was primarily due to a $79.2 million increase in income from mortgage banking services, as market interest rates declined from the prior year, resulting in additional mortgage origination and sale activity.

For the year ended 2020, services charges on deposit accounts decreased $1.5 million, largely due to reduced overdraft fee charges as a direct result of the federal stimulus program efforts related to the COVID-19 pandemic. Treasury management services fee income increased by $0.3 million, compared to the prior year, offset by a $1.8 million reduction in overdraft fee charges.

Credit and debit card fees remained relatively flat in 2020 compared to the prior year.

Trust and investment advisory fees increased by $1.4 million for the year ended 2020, compared to 2019. The increase was due primarily to revenues associated with the September 2020 acquisition of certain trust and wealth advisory client relationships based in Arizona.

For the year ended 2020, income from mortgage banking services increased $79.2 million compared to the prior year, due primarily to the significant increase in total originations over the prior year period. Total originations in 2020 were approximately $2.5 billion, up from $1.4 billion in the prior year period. The net gain on sales and fees from loan originations, including fair value changes in the held for sale portfolio and hedging activity increased $62.2 million in 2020 over the prior year period. We retain servicing rights on the majority of the mortgage loans that we sell, and as such, our servicing portfolio grew from $3.1 billion in unpaid principal balance in 2019 to $4.0 billion in 2020, driving the overall increase in servicing income over the prior year period, which increased $2.0 million during the year ended 2020, compared with 2019. In addition to the fees received to service mortgage loans for others, we recognize fair value adjustments to our MSR asset which includes changes in assumptions to the valuation model and pay-offs and pay-downs of the MSR portfolio. We also maintain a non-qualifying hedging strategy to manage a portion of the risk associated with changes in the fair value of the mortgage servicing rights portfolio. Changes in fair value of the derivative instruments utilized to economically hedge the servicing rights asset are also included as a component of income from mortgage banking services.

The components of mortgage banking income for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
(In thousands)	2020	2019
Net sale gains and fees from mortgage loan originations including loans held-for-sale fair value changes and hedging	$94,001	$31,786
Mortgage servicing income	9,798	7,800
MSR capitalization and changes in fair value, net of derivative activity	18,375	3,406
Income from mortgage banking services, net	$122,174	$42,992

Other noninterest income declined $1.9 million in 2020, from 2019, primarily due to a $1.4 million reduction in gains on sale of available-for-sale investment securities. Additionally, other noninterest income declined in 2020 due to approximately $1.0 million in losses recognized on certain pending branch closures.

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Noninterest Expense

The following table presents noninterest expense for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019.

	Three months ended March 31,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019
Salary and employee benefits	$38,619	$27,818	$139,980	$104,699
Occupancy	6,697	6,530	26,716	23,439
Amortization of intangible assets	354	361	1,485	1,896
Other	9,510	8,376	35,892	40,166
Total noninterest expenses	$55,180	$43,085	$204,073	$170,200

Three months ended March 31, 2021 and 2020

Our noninterest expense increased $12.1 million to $55.2 million for first quarter of 2021, from $43.1 million for the first quarter of 2020. The increase in noninterest expense in the first quarter of 2021, compared to the first quarter of 2020, was primarily due to an increase in salary and employee benefits.

Salary and employee benefits expense is the largest component of our noninterest expense and includes employee payroll expense, incentive compensation, health benefits and payroll taxes. Salary and employee benefits increased $10.8 million for the first quarter of 2021, compared to the prior year period, due primarily to continued growth in headcount as we expanded our sales force in Texas and Arizona, as well as increases in commissions paid to our mortgage loan officers related to the increased origination activity over the same period.

Other expenses increased $1.1 million during the first quarter of 2021, compared with 2020, primarily due to $0.7 million of additional mortgage origination, mortgage servicing, and wealth management costs that resulted from increased transaction volume in each of these areas.

Years ended December 31, 2020 and 2019

Our noninterest expense increased $33.9 million to $204.1 million for the year ended 2020, from $170.2 million for the year ended 2019. The increase in noninterest expense in 2020, compared to 2019, was primarily due to increases in salary and employee benefits expense of $35.3 million, occupancy expense of $3.3 million, partially offset by decreases in amortization of intangible assets of $0.4 million and other expenses of $4.7 million.

Salary and employee benefits expense is our largest noninterest expense category. During 2020, the increase over the prior year was driven by the significant increase in commissions paid to our mortgage loan officers related to the significant increase in origination activity, as well as an increase in the headcount associated with our presence in certain markets including in Texas and Arizona.

Other noninterest expenses decreased in 2020 by $4.3 million from the year ended 2019. Legal fees decreased $2.0 million for the year ended 2020 from the year ended 2019. In addition, our efforts to consolidate service providers resulted in a reduction in 2020 of communications expenses of $1.5 million, compared with 2019. Travel expenses decreased in 2020 by $1.5 million, compared to 2019, as travel slowed due to the COVID-19 pandemic. Partially offsetting this overall decrease in other noninterest expenses, were increased mortgage processing expenses associated with the elevated level of mortgage originations, as well as wealth management software and other conversion costs associated with acquired wealth management relationships totaling $1.9 million for the year ended 2020, compared with 2019.

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Efficiency ratio

The efficiency ratio is one measure of profitability in the banking industry. This ratio measures the cost of generating one dollar of revenue. That is, the ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

Our efficiency ratio was 76.32%, 71.77% and 85.88% at March 31, 2021, December 31, 2020 and 2019, respectively.

Return on equity and assets

The following table sets forth our ROAA, ROAE, dividend payout and average stockholders’ equity to average assets ratio for the periods ended:

	March 31,	December 31,
	2021	2020	2019	2018
Return on average total assets (ROAA)	1.13%	1.02%	0.52%	0.52%
Return on average stockholders’ equity (ROAE)	11.46%	10.20%	4.62%	4.54%
Dividend payout ratio	—%	—%	—%	—%
Average stockholders’ equity to average assets	9.86%	10.01%	11.17%	11.36%

Income Taxes

Three months ended March 31, 2021 and 2020

We had income tax expense for the first quarter of 2021 of $3.1 million, compared to $1.1 million for the first quarter of 2020. The increase in income tax expense was primarily due to our increase in income quarter over quarter. Our effective tax rate was 17.9% for the first quarter of 2021, compared to 13.6% for the prior year period.

Years ended December 31, 2020 and 2019

We had income tax expense for the year ended 2020 of $9.6 million, compared to $1.4 for the year ended 2019. The increase in income tax expense was primarily due to our increased income during 2020. Additionally, in the 2019, we had a carryback claim refund of $1.5 million in excess of the recorded receivable that resulted in a lower tax expense for the year. Our effective tax rate was 16.8% for the year ended 2020, compared to 6.5% for the year ended 2019.

Further information on our annual income taxes is presented in Note 15—Income Taxes in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Financial Condition

Balance Sheet

Our total assets were $5.3 billion at March 31, 2021, compared to $5.0 billion at December 31, 2020. Our total loans were $3.7 billion at March 31, 2021, a decrease of $169.6 million, compared to total loans of $3.8 billion at December 31, 2020.

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Investment Securities

Our securities portfolio is used to make various term investments, maintain a source of liquidity and serve as collateral for certain types of deposits and borrowings. We manage our investment portfolio according to written investment policies approved by our board of directors. Investment in our securities portfolio may change over time based on our funding needs and interest rate risk management objectives. Our liquidity levels take into account anticipated future cash flows and other available sources of funds, and are maintained at levels that we believe are appropriate to provide the necessary flexibility to meet our anticipated funding requirements.

Our investment securities portfolio consists of securities classified as available-for-sale and held-to-maturity. There were no trading securities in our investment portfolio as of March 31, 2021, December 31, 2020 and December 31, 2019. All available-for sale securities are carried at fair value and may be used for liquidity purposes should management consider it to be in our best interest.

During 2020 and continuing in 2021, we have allowed our investment portfolio to runoff with minimal reinvestment in the current interest rate environment. As such, during the year ended December 31, 2020, our securities available-for-sale decreased by $77.9 million and our securities held-to-maturity decreased by $24.8 million, primarily due to payments on the portfolio. During 2021, the securities held-to-maturity continued to pay down resulting in a decrease of $7.6 million to $24.6 million. Also during 2021, we began to acquire certain securities available-for-sale, several of which will qualify for community reinvestment purposes, resulting in an increase of $7.4 million to $476.0 million at March 31, 2021.

The following table is a summary of our investment portfolio as of:

	March 31, 2021		December 31, 2020		December 31, 2019		December 31, 2018
(In thousands)	Carrying Amount	% of Portfolio	Carrying Amount	% of Portfolio	Carrying Amount	% of Portfolio	Carrying Amount	% of Portfolio
Available-for-sale:
U.S. agency	$7,661	1.6%	$8,996	1.9%	$14,814	2.7%	$20,123	3.5%
Obligations of states and political subdivisions	3,257	0.7	3,435	0.7	—	—	21,343	3.8
Mortgage backed - residential	126,679	26.6	119,562	25.5	139,043	25.5	174,187	30.6
Collateralized mortgage obligations	211,097	44.3	203,196	43.4	255,647	46.8	238,612	42.0
Mortgage backed - commercial	127,354	26.8	133,397	28.5	131,937	24.1	104,021	18.3
Other debt	—	—	—	—	5,100	0.9	10,097	1.8
Total available-for-sale	$476,048	100%	$468,586	100.0%	$546,541	100.0%	$568,383	100.0%

Held-to-maturity:
U.S. agency	$—	—%	$5,099	15.8%	$15,349	27.0%	$25,672	34.1%
Obligations of states and political subdivisions	727	3.0	730	2.3	5,380	9.4	5,908	7.8
Mortgage backed - residential	14,509	59.0	16,050	49.9	22,277	39.1	26,745	35.5
Collateralized mortgage obligations	9,358	38.0	10,309	32.0	13,968	24.5	17,019	22.6
Total held-to-maturity	$24,594	100%	$32,188	100.0%	$56,974	100.0%	$75,344	100.0%

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The following tables show the weighted average yield by remaining term to maturity of each category of investment securities as of:

(In thousands)	One year or less		One to five years		Five to ten years		After ten years
March 31, 2021	Carrying Amount	Average Yield	Carrying Amount	Average Yield	Carrying Amount	Average Yield	Carrying Amount	Average Yield
Available-for-sale:
U.S. agency	$—	—%	$4,122	1.71%	$2,588	1.23%	$952	2.04%
Obligations of states and political subdivisions	—	—	—	—	—	—	3,257	2.10
Mortgage backed - residential	1,041	2.62	79,581	1.95	—	—	46,057	1.83
Collateralized mortgage obligations	17,821	0.02	123,810	1.27	54,135	1.02	15,330	1.74
Mortgage backed - commercial	—	—	50,578	1.71	62,249	2.16	14,527	2.85
Total available-for-sale	$18,862	0.16%	$258,091	1.57%	$118,972	1.62%	$80,123	2.01%

Held-to-maturity:
Obligations of states and political subdivisions	—	—%	—	—%	727	1.55%	—	—%
Mortgage backed - residential	764	(0.40)	7,557	2.29	2,618	2.44	3,570	3.21
Collateralized mortgage obligations	—	—	9,358	1.74	—	—	—	—
Total held-to-maturity	$764	(0.40)%	$16,915	1.99%	$3,345	2.25%	$3,570	3.21%

(In thousands)	One year or less		One to five years		Five to ten years		After ten years
December 31, 2020	Carrying Amount	Average Yield	Carrying Amount	Average Yield	Carrying Amount	Average Yield	Carrying Amount	Average Yield
Available-for-sale:
U.S. agency	$—	—%	$4,334	1.69%	$3,576	1.22%	$1,085	2.04%
Obligations of states and political subdivisions	—	—	—	—	3,435	2.10	—	—
Mortgage backed - residential	1,196	3.09	83,690	1.92	3,060	3.09	31,618	1.91
Collateralized mortgage obligations	24,013	(0.45)	143,932	1.26	—	—	35,250	0.73
Mortgage backed - commercial	—	—	54,463	1.79	63,531	2.18	15,403	2.85
Total available-for-sale	$25,209	(0.28)%	$286,419	1.56%	$73,602	2.17%	$83,356	1.59%

Held-to-maturity:
U.S. agency	$5,099	2.45%	$—	—%	$—	—%	$—	—%
Obligations of states and political subdivisions	—	—	—	—	730	1.55	—	—
Mortgage backed - residential	27	1.76	8,483	2.22	2,929	2.43	4,611	3.22
Collateralized mortgage obligations	10,309	1.57	—	—	—	—	—	—
Total held-to-maturity	$15,435	1.86%	$8,483	2.22%	$3,659	2.25%	$4,611	3.22%

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For all periods, we had no securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Loans

Our loan portfolio represents a broad range of borrowers primarily in our markets in Kansas, Colorado, New Mexico, Texas, Arizona and Missouri, comprised of commercial, commercial real estate, residential real estate and consumer financing loans.

Total loans, net of deferred origination fees, as of March 31, 2021, were $3.7 billion, compared to $3.8 billion as of December 31, 2020 and $3.1 billion as of December 31, 2019. The increase from December 31, 2019 to March 31, 2021 shows our commitment to growth in our commercial loan portfolio. The commercial loan portfolio includes PPP loans outstanding of $251.9 million and $251.1 million at March 31, 2021 and December 31, 2020.

The following tables set forth the composition of our loan portfolio, as of the periods presented:

	March 31, 2021		December 31, 2020		December 31, 2019
(In thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial	$2,075,023	56.4%	$2,173,615	56.5%	$1,373,131	44.5%
Commercial real estate	1,125,360	30.6	1,154,576	30.0	1,059,257	34.3
Residential real estate	462,809	12.6	503,697	13.1	637,406	20.6
Consumer	13,564	0.4	14,469	0.4	18,916	0.6
Total loans	$3,676,756	100%	$3,846,357	100%	$3,088,710	100%

	December 31, 2018		December 31, 2017		December 31, 2016
(In thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial	$970,014	34.5%	$725,155	27.1%	$298,406	20.5%
Commercial real estate	1,187,006	42.1	1,264,816	47.4	637,025	43.8
Residential real estate	640,009	22.7	659,000	24.7	497,135	34.1
Consumer	19,521	0.7	21,784	0.8	23,250	1.6
Total loans	$2,816,550	100%	$2,670,755	100%	$1,455,816	100%

Our loan portfolio types are commercial, commercial real estate, residential real estate, and consumer loans. We have a diversified portfolio across a variety of industries, and the portfolio is generally centered in the states in which we have branch offices.

Commercial loans include commercial and industrial loans to commercial and agricultural customers for use in normal business operations to finance working capital needs, equipment and inventory purchases, and other expansion projects. Commercial and industrial loans also include our specialty lending verticals such as public finance offerings to our charter school and municipal based customers, asset based lending and structured finance products as well as our healthcare, SBA and other small business lending products. These loans are made primarily in our market areas and are underwritten on the basis of the borrower’s ability to service the debt from revenue, and are generally extended under our normal credit standards, controls and monitoring systems.

Commercial real estate loans include owner occupied and non-owner occupied commercial real estate mortgage loans to operating commercial and agricultural businesses, and include both loans for long-term financing of land and buildings and loans made for the initial development or construction of a commercial real estate project.

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Residential real estate loans represent loans to consumers collateralized by a mortgage on a residence and include purchase money, refinancing, secondary mortgages, and home equity loans and lines of credit.

Consumer loans include direct consumer installment loans, credit card accounts, overdrafts and other revolving loans.

The CARES Act created the PPP to provide certain small businesses with liquidity to support their operations during the COVID-19 pandemic. Under the PPP, eligible small businesses could apply to an SBA-approved lender for a loan that does not require collateral or personal guarantees. Entities must meet certain eligibility requirements to receive PPP loans, and they must maintain specified levels of payroll and employment to have the loans forgiven. The conditions are subject to audit by the U.S. government, but entities that borrow less than $2.0 million (together with any affiliates) will be deemed to have made the required certification concerning the necessity of the loan in good faith. However, the SBA does reserve the right to audit any PPP borrower.

PPP loans issued prior to June 5, 2020 mature in two years unless otherwise modified and loans issued after June 5, 2020 mature in five years. However, PPP loans are eligible for forgiveness (in full or in part, including any accrued interest) under certain conditions. All borrowers are required to retain the supporting documents for six years. For loans (or parts of loans) that are forgiven, the lender will collect the forgiven amount from the U.S. government. The average amount of each originated PPP loan outstanding was approximately $0.2 million at each of March 31, 2021 and December 31, 2020.

In response to the COVID-19 pandemic, we have taken several actions to offer various forms of support to our customers that have experienced impacts from this development. We are actively working with customers impacted by the economic downturn, including continuing to secure loans for our customers under the PPP. The PPP loans have a 1% fixed interest rate and produced an annualized yield of 6.00% for the first quarter of 2021 due to the amortization of net deferred loan fees and the accelerated recognition of loan fees in conjunction with loan forgiveness occurring prior to a scheduled maturity. At March 31, 2021, the remaining amount of unamortized net deferred loan fees on the PPP loans was $5.9 million. Our PPP loans are included in the commercial loans category.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:

(In thousands) As of March 31, 2021	One year or less	After one through five years	After five through 15 years	After 15 years	Total
Commercial	$115,817	$972,426	$737,526	$249,254	$2,075,023
Commercial real estate	96,806	503,696	513,073	11,785	$1,125,360
Residential real estate	8,990	43,096	88,271	322,452	$462,809
Consumer	5,138	7,982	444	—	$13,564
Total loans	$226,751	$1,527,200	$1,339,314	$583,491	$3,676,756

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	After one through five years	After five through 15 years	After 15 years	Total
Loans maturing after one year with:
Fixed interest rates	$886,426	$945,681	$299,535	$2,131,642
Floating or adjustable interest rates	$640,774	$393,633	$283,956	$1,318,363

(In thousands) As of December 31, 2020	One year or less	After one through five years	After five through 15 years	After 15 years	Total
Commercial	$134,145	$1,004,033	$776,007	$259,430	$2,173,615
Commercial real estate	113,721	478,989	552,764	9,103	$1,154,577
Residential real estate	16,336	40,386	89,400	357,574	$503,696
Consumer	6,057	7,980	432	—	$14,469
Total loans	$270,259	$1,531,388	$1,418,603	$626,107	$3,846,357

		After one through five years	After five through 15 years	After 15 years	Total
Loans maturing after one year with:
Fixed interest rates		$1,095,180	$1,021,107	$314,344	$2,430,631
Floating or adjustable interest rates		$436,208	$397,496	$311,763	$1,145,467

Allowance for Loan Losses

We maintain the allowance for loan losses at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Events that are not within our control, such as changes in economic factors, could change subsequent to the reporting date and could cause increases or decreases to the allowance. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for credit losses charged to earnings, which increases the allowance.

In determining the provision for credit losses, management monitors fluctuations in the allowance resulting from actual charge-offs and recoveries and reviews the size and composition of the loan portfolio in light of current and anticipated economic conditions, see Note 1—Summary of Significant Accounting Policies and Note 3—Loans in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as events change.

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The following tables present, by loan type, the changes in the allowance for loan losses for the periods presented:

	March 31,		December 31,
(In thousands)	2021	2020	2020	2019	2018	2017	2016
Balance, beginning of period	$47,766	$28,546	$28,546	$26,399	$22,357	$17,271	$14,700

Loan charge-offs:
Commercial	(208)	(593)	(4,064)	(4,171)	(819)	(931)	(121)
Commercial real estate	—	—	(581)	(325)	(2)	(5)	(1,642)
Residential real estate	(2)	(15)	(39)	(272)	(272)	(262)	(153)
Consumer	(53)	(44)	(216)	(281)	(155)	(211)	(203)
Total loan charge-offs	(263)	(652)	(4,900)	(5,049)	(1,248)	(1,409)	(2,119)

Recoveries of loans previously charged-off:
Commercial	36	164	585	635	1,000	121	38
Commercial real estate	9	—	272	284	23	674	1,835
Residential real estate	4	2	115	148	142	28	73
Consumer	12	11	48	79	75	69	94
Total loan recoveries	61	177	1,020	1,146	1,240	892	2,040

Net charge-offs	(202)	(475)	(3,880)	(3,903)	(8)	(517)	(79)

(Benefit) provision for loan losses	(350)	2,800	23,100	6,050	4,050	5,603	2,650
Balance, end of period	$47,214	$30,871	$47,766	$28,546	$26,399	$22,357	$17,271
Allowance for loan losses to loans receivable	1.28%	0.97%	1.24%	0.92%	0.94%	0.84%	1.19%
Ratio of net charge-offs to average loans outstanding	0.02%	0.06%	0.11%	0.13%	—%	0.02%	0.01%

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Allocation of Allowance for Loan Losses

The following tables present the allocation of the allowance for loan losses and the percentage of the total amount of loans in each loan category listed as of the dates indicated:

	March 31, 2021		December 31, 2020		December 31, 2019
(In thousands)	Allowance Amount	% of Portfolio	Allowance Amount	% of Portfolio	Allowance Amount	% of Portfolio
Commercial	$31,950	0.87%	$32,009	0.83%	$17,509	0.57%
Commercial real estate	13,367	0.36%	13,863	0.36%	9,645	0.31%
Residential real estate	1,573	0.04%	1,606	0.04%	1,056	0.03%
Consumer	324	0.01%	288	0.01%	336	0.01%
Total	$47,214	1.28%	$47,766	1.24%	$28,546	0.92%

	December 31, 2018		December 31, 2017		December 31, 2016
(In thousands)	Allowance Amount	% of Portfolio	Allowance Amount	% of Portfolio	Allowance Amount	% of Portfolio
Commercial	$13,158	0.47%	$10,123	0.38%	$5,052	0.35%
Commercial real estate	11,774	0.42%	11,022	0.41%	10,925	0.75%
Residential real estate	1,201	0.04%	1,049	0.04%	1,044	0.07%
Consumer	266	0.01%	163	0.01%	250	0.02%
Total	$26,399	0.94%	$22,357	0.84%	$17,271	1.19%

Nonperforming Assets

We have established policies and procedures to guide us in originating, monitoring and maintaining the credit quality of our loan portfolio. These policies and procedures are required to be followed by our bankers and underwriters and exceptions to these policies require elevated levels of approval and are reported to our board of directors.

Nonperforming assets include all loans categorized as nonaccrual, other real estate owned and other repossessed assets. The accrual of interest on loans is discontinued, or the loan is placed on nonaccrual, when the full collection of principal and interest is in doubt. We do not generally accrue interest on loans that are 90 days or more past due. When a loan is placed on nonaccrual, previously accrued but unpaid interest is reversed and charged against interest income and future accruals of interest are discontinued. Payments by borrowers for loans on nonaccrual are applied to loan principal. Loans are returned to accrual status when, in our judgment, the borrower’s ability to satisfy principal and interest obligations under the loan agreement has improved sufficiently to reasonably assure recovery of principal and the borrower has demonstrated a sustained period of repayment performance. In general, we require a minimum of six consecutive months of timely payments in accordance with the contractual terms before returning a loan to accrual status.

A loan is identified as a troubled debt restructuring, or TDR, when we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrower. The concessions may be granted in various forms including interest rate reductions, principal forgiveness, extension of maturity date, waiver or deferral of payments and other actions intended to minimize potential losses. A loan that has been restructured in a TDR may not be disclosed as a TDR in years subsequent to the restructuring if certain conditions are met. Generally, a nonaccrual loan that is restructured remains on nonaccrual status for a period of no less than six months to demonstrate that the borrower can meet the restructured terms. However, the borrower’s performance prior to the restructuring or other significant events at the time of restructuring may be considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan.

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The CARES Act, as extended by certain provisions of the Consolidated Appropriations Act, 2021, permits banks to suspend requirements under GAAP for loan modifications to borrowers affected by COVID-19 that may otherwise be characterized as a TDR and suspend any determination related thereto if (i) the borrower was not more than 30 days past due as of December 31, 2019, (ii) the modifications are related to COVID-19, and (iii) the modification occurs between March 1, 2020 and the earlier of 60 days after the date of termination of the national emergency or January 1, 2022. Federal bank regulatory authorities also issued guidance to encourage banks to make loan modifications for borrowers affected by COVID-19.

As of March 31, 2021, we had active payment deferrals totaling $28.4 million compared to $65.8 million at December 31, 2020. As of March 31, 2021 and December 31, 2020, $15.5 million and $51.8 million, respectively, of restructured loans were exempt from the accounting guidance for TDRs as a result of loans which are included in the COVID-19 related loan payment deferral total. We believe additional loans may be restructured because of COVID-19 in the next nine-months where the exemption from TDR accounting may be elected.

The following table sets forth our nonperforming assets as of each period presented:

(In thousands)	March 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
Nonaccrual loans:
Commercial	$19,979	$22,779	$5,423	$9,321	$7,055	$18
Commercial real estate	7,182	2,934	1,601	14,466	147	—
Residential real estate	10,918	9,498	6,736	7,391	7,728	665
Consumer	6	38	14	7	14	43
Total nonaccrual loans	38,085	35,249	13,774	31,185	14,944	726
Accrual loans greater than 90 days past due	147	777	202	399	2,043	60
Total nonperforming loans	38,232	36,026	13,976	31,584	16,987	786
Other real estate owned and foreclosed assets, net	3,354	3,354	7,071	4,042	7,017	2,749
Total nonperforming assets	$41,586	$39,380	$21,047	$35,626	$24,004	$3,535

Nonperforming assets to total assets	0.78%	0.79%	0.50%	0.92%	0.65%	0.19%
Nonperforming loans to total loans	1.04%	0.94%	0.45%	1.12%	0.64%	0.05%
ALLL to nonaccrual loans	123.97%	135.51%	207.25%	84.65%	149.61%	2,378.93%

Total nonperforming assets were $41.6 million as of March 31, 2021, compared to $39.4 million at December 31, 2020. The $2.2 million increase was primarily a result of an increase in loans moved to nonaccrual.

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Total nonperforming assets were $39.4 million at December 31, 2020, compared to $21.0 million at December 31, 2019. The $18.4 million increase was primarily a result of an increase in loans moved to nonaccrual.

Potential problem loans are impaired loans which management has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms. Management has not identified any potential problem loans not included in the nonperforming assets table above.

Deposits

Deposits represent our primary source of funds. We are focused on growing our core deposits through relationship-based banking with our business and consumer clients. Total deposits increased to $4.5 billion at March 31, 2021, compared to $4.2 billion and $3.5 billion at December 31, 2020 and 2019, respectively. Deposit growth over this period occurred across all of the states in our footprint including Kansas, New Mexico and Colorado, as well as in our newer markets in Arizona and Texas. In addition, recent government stimulus efforts in response to the COVID-19 pandemic has contributed to a portion of our deposit growth for both commercial and consumer clients. Noninterest-bearing demand deposits increased on average by $412.6 million from December 2019 to March 2021, primarily driven by our growth in our commercial deposit base. Our certificates of deposit have decreased from the period of December 2019 to March 2021 primarily due to the low interest rate environment.

The following table sets forth the average balance amounts and the average rates paid on deposits held by us for the periods presented:

	For the three months ended		For the years ended
	March 31, 2021		December 31, 2020		December 31, 2019		December 31, 2018
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$1,117,388	—%	$978,092	—%	$704,761	—%	$663,069	—%
Interest-bearing demand and NOW deposits	256,893	0.33	205,557	0.50	82,075	0.73	103,277	0.88
Savings deposits	456,926	0.13	380,839	0.19	322,384	0.24	372,661	0.41
Money market deposits	2,049,918	0.22	1,801,809	0.37	1,604,090	0.69	1,343,415	0.31
Certificates of deposit	361,656	1.06	488,575	1.49	559,516	1.89	409,374	1.11
Total deposits	$4,242,781	0.23%	$3,854,872	0.41%	$3,272,826	0.70%	$2,891,796	0.39%

	For the three months ended		For the years ended
	March 31, 2021		December 31, 2020		December 31, 2019		December 31, 2018
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Consumers	$2,270,994	0.31%	$2,083,701	0.52%	$2,026,104	0.84%	$1,756,860	0.50%
Business customers	1,971,787	0.13	1,771,171	0.27	1,246,722	0.49	1,134,936	0.20
Total deposits	$4,242,781	0.23%	$3,854,872	0.41%	$3,272,826	0.70%	$2,891,796	0.39%

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Maturities of certificates of deposit of $100,000 or more outstanding at March 31, 2021 and December 31, 2020 are summarized as follows:

(In thousands)	March 31, 2021	December 31, 2020

Three months or less	$41,549	$31,696
Over three months through twelve months	99,201	103,717
Over twelve months through three years	47,015	55,696
Over three years	9,108	10,359
Total	$196,873	$201,468

Short-Term Borrowings and Other Interest-Bearing Liabilities

Other than deposits, we also utilize Federal Home Loan Bank (FHLB) advances as a supplementary funding source to finance our operations. FHLB advances on our line-of-credit (LOC) are considered short-term borrowings and are presented in the table below, while our FHLB fixed rate term advances are considered long-term borrowings. At March 31, 2021, December 31, 2020 and December 31, 2019, our FHLB fixed rate term advances amounted to $40.0 million, $50.4 million and $44.2 million, respectively. Our advances from the FHLB are collateralized by residential, multi-family, and commercial real estate loans. At March 31, 2021, December 31, 2020 and December 31, 2019, we had maximum borrowing capacity from the FHLB of $708 million, $702 million and $688 million, respectively, subject to the availability of collateral.

We also enter into agreements with certain customers to sell securities under agreements to repurchase the security the following day. These agreements are made to provide customers with comprehensive treasury management programs a short-term return on their excess funds.

The following tables outline our various sources of short-term borrowed funds during the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018, and the amounts outstanding at the end of each period, the maximum month end amount for each component during the periods, the average amounts for each period, and the average interest rate that we paid for each borrowing source. The maximum month-end balance represents the high indebtedness for each component of borrowed funds at any month end during each of the periods shown.

	Ending	Period End	Maximum Month End	Period Average
	Balance	Rate	Balance	Balance	Rate
As of and for the three months ended March 31, 2021
Advances from FHLB LOC	$—	—%	—	667	0.29%
Securities sold under agreements to repurchase	151,243	0.06	151,243	148,508	0.05
Total	$151,243		$151,243	$149,175

As of and for the year ended December 31, 2020
Advances from FHLB LOC	$20,000	0.35%	150,000	30,489	0.69%
Securities sold under agreements to repurchase	115,372	0.05	149,844	118,706	0.15
Total	$135,372		$299,844	$149,195

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	Ending	Period End	Maximum Month End	Period Average
	Balance	Rate	Balance	Balance	Rate
As of and for the year ended December 31, 2019
Advances from FHLB LOC	$48,000	1.79%	111,000	48,510	2.44%
Securities sold under agreements to repurchase	68,111	0.47	87,288	81,300	0.71
Total	$116,111		$198,288	$129,810

As of and for the year ended December 31, 2018
Advances from FHLB LOC	$214,000	2.65%	285,000	212,392	2.01%
Securities sold under agreements to repurchase	82,789	0.91	82,789	57,275	0.59
Total	$296,789		$367,789	$269,667

Other Borrowings

In addition to our FHLB advances and our securities sold under agreements to repurchase, we also have convertible notes payable and subordinated debt, including trust preferred securities and other borrowings amounting to $68.6 million at March 31, 2021, $68.4 million at December 31, 2020 and $34.2 million at December 31, 2019. For more information about these borrowings, see Note 11—Debt in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Liquidity

Liquidity refers to our ability to maintain cash flow that is adequate to fund operations, support asset growth, maintain reserve requirements and meet present and future obligations of deposit withdrawals, lending obligations and other contractual obligations. Our liquidity management policy and our asset and liability management policy, or ALM policy, provides the framework that we use to seek to maintain adequate liquidity and sources of available liquidity at levels that will enable us to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. Our Asset and Liability Management Committee, or ALCO, is responsible for oversight of our liquidity risk management activities in accordance with the provisions of our ALM Policy and applicable bank regulatory capital and liquidity laws and regulations. Our liquidity risk management process includes (i) ongoing analysis and monitoring of our funding requirements under various economic and interest rate scenarios, (ii) review and monitoring of lenders, depositors, brokers and other liability holders to ensure appropriate diversification of funding sources and (iii) liquidity contingency planning to address liquidity needs in the event of unforeseen market disruption, including appropriate allocation of funds to a liquid portfolio of marketable securities and investments. We continuously monitor our liquidity position in order for our assets and liabilities to be managed in a manner that we believe will meet our immediate and long-term funding requirements. We seek to manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our stockholders. We also monitor our liquidity requirements in light of interest rate trends, changes in the economy, and the scheduled maturity and interest rate sensitivity of our securities and loan portfolios and deposits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions. Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of certainty.

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Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers and capital expenditures. These liquidity requirements are met primarily through our deposits, FHLB advances and the principal and interest payments we receive on loans and investment securities. Cash, interest-bearing deposits in third party banks, securities available for sale and maturing or prepaying balances in our investment and loan portfolios are our most liquid assets. Other sources of liquidity that are available to us include the sale of loans we hold for investment, the ability to acquire additional national market non-core deposits, borrowings through the Federal Reserve’s discount window and the issuance of debt or equity securities. We believe that the sources of available liquidity are adequate to meet our current and reasonably foreseeable future liquidity needs.

At March 31, 2021, our liquid assets, which consist of cash and amounts due from banks and interest-bearing deposits in other financial institutions, amounted to $682.9 million, or 12.8% of total assets, compared to $144.9 million, or 2.9% of total assets, at December 31, 2020. The increase in our liquid assets was primarily due to an increase in cash held at the Federal Reserve. Our available-for-sale securities at March 31, 2021 were $476.0 million, or 8.9% of total assets, compared to $468.6 million, or 9.4% of total assets, at December 31, 2020. Investment securities with a carrying value of $459.0 million and $437.2 million at March 31, 2021 and December 31, 2020, respectively, were pledged to secure public deposits and repurchase agreements. The increase in our pledged securities was due to increases in public funds, and in repurchase agreements.

The liability portion of our balance sheet serves as a primary source of liquidity. We plan to meet our future cash needs through the generation of deposits. Customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. At March 31, 2021, customer deposits, excluding brokered deposits and certificates of deposit greater than $250,000, were 118% of net loans, compared with 101% at December 31, 2020. We are also a member of the FHLB, from which we can borrow for leverage or liquidity purposes. The FHLB requires that securities and qualifying loans be pledged to secure any advances. At March 31, 2021, we had $40 million in advances from the FHLB and a remaining credit availability of $587 million. In addition, we maintain a $12 million line with the Federal Reserve Bank’s discount window that is secured by certain loans from our loan portfolio.

Capital Resources

Stockholders’ equity at March 31, 2021 was $497.9 million, compared to $485.8 million at December 31, 2020, an increase of $12.1 million, or 2%. The increase was primarily driven by net income in the first quarter of 2021.

Stockholders’ equity at December 31, 2020 was $485.8 million, compared to $430.2 million at December 31, 2019, an increase of $55.6 million, or 13%. The increase was primarily driven by net income for 2020, as well as other comprehensive income.

We are subject to various regulatory capital requirements administered by federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material effect on our financial statements.

Regulatory capital rules adopted in July 2013 and fully-phased in as of January 1, 2019, which we refer to as the Basel III rules, impose minimum capital requirements for bank holding companies and banks. The Basel III rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies with consolidated assets of more than $3 billion. In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain the fully-phased in “capital conservation buffer” of 2.5% on top of its minimum risk-based capital requirements. This buffer must consist solely of common equity Tier 1 risk-based capital, but the buffer applies to all three measurements (common equity Tier 1 risk-based capital, Tier 1 capital and total capital). At March 31, 2021, FirstSun and Sunflower Bank exceeded the regulatory minimums and met the regulatory definition of well-capitalized.

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The following table shows the regulatory capital ratios for FirstSun at the dates indicated:

					To be Well-
					Capitalized under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes(1)		Action Provisions(2)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2021
Total risk-based capital to risk-weighted assets	$529,021	12.72%	$332,761	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets	431,565	10.38	249,571	6.00	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets	431,565	10.38	187,178	4.50	N/A	N/A
Tier 1 leverage capital to average assets	431,565	8.62	200,152	4.00	N/A	N/A

As of December 31, 2020
Total risk-based capital to risk-weighted assets	$513,949	12.19%	$337,327	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets	416,029	9.87	252,995	6.00	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets	416,029	9.87	189,746	4.50	N/A	N/A
Tier 1 leverage capital to average assets	416,029	8.53	195,074	4.00	N/A	N/A

As of December 31, 2019
Total risk-based capital to risk-weighted assets	$404,641	11.66%	$277,721	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets	365,450	10.53	208,290	6.00	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets	365,450	10.53	156,218	4.50	N/A	N/A
Tier 1 leverage capital to average assets	365,450	9.01	162,202	4.00	N/A	N/A

(1)	Amounts are shown exclusive of the 2.5% capital conservation buffer applicable to total risked-based capital to risk-weighted assets, Tier 1 risked-based capital to risk weighted assets and CET1 to risk weighted assets.
(2)	Prompt corrective action provisions are only applicable at the bank level.
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The following table shows the regulatory capital ratios for Sunflower Bank at the dates indicated:

					To be Well-
					Capitalized under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes(1)		Action Provisions(2)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2021
Total risk-based capital to risk-weighted assets	$533,061	12.86%	$331,731	8.00%	$414,664	10.00%
Tier 1 risk-based capital to risk-weighted assets	485,359	11.70	248,798	6.00	331,731	8.00
Common Equity Tier 1 (CET 1) to risk-weighted assets	485,359	11.70	186,599	4.50	269,532	6.50
Tier 1 leverage capital to average assets	485,359	9.70	200,086	4.00	250,108	5.00

As of December 31, 2020
Total risk-based capital to risk-weighted assets	$517,077	12.30%	$336,276	8.00%	$420,345	10.00%
Tier 1 risk-based capital to risk-weighted assets	468,823	11.15	252,207	6.00	336,276	8.00
Common Equity Tier 1 (CET 1) to risk-weighted assets	468,823	11.15	189,155	4.50	273,224	6.50
Tier 1 leverage capital to average assets	468,823	9.62	195,008	4.00	243,760	5.00

As of December 31, 2019
Total risk-based capital to risk-weighted assets	$425,581	12.30%	$276,705	8.00%	$345,881	10.00%
Tier 1 risk-based capital to risk-weighted assets	396,686	11.47	207,529	6.00	276,705	8.00
Common Equity Tier 1 (CET 1) to risk-weighted assets	396,686	11.47	155,647	4.50	224,823	6.50
Tier 1 leverage capital to average assets	396,686	9.77	162,438	4.00	203,048	5.00

(1)	Amounts are shown exclusive of the 2.5% capital conservation buffer applicable to total risked-based capital to risk-weighted assets, Tier 1 risked-based capital to risk weighted assets and CET1 to risk weighted assets

Off-Balance Sheet items

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contractual or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by

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us upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral is primarily obtained in the form of commercial and residential real estate (including income producing commercial properties).

Standby letters of credit are conditional commitments issued by us to guarantee to a third-party the performance of a customer. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commitments to make loans are generally made for periods of 90 days or less.

Our exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as for funded instruments. We do not anticipate any material losses as a result of the commitments and standby letters of credit.

The following table summarizes commitments as of the dates presented:

	March 31, 2021		December 31, 2020		December 31, 2019
(In thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Undistributed portion of committed loans	$71,447	$9,521	$80,445	$106,020	$71,451	$35,217
Unused lines of credit	15,442	470,575	15,003	496,122	9,339	338,860
Standby letters of credit	4,891	3,879	13,078	3,586	753	2,637
Total	$91,780	$483,975	$108,526	$605,728	$81,543	$376,714

Contractual Obligations

We have entered into contractual obligations in the normal course of business that involve elements of credit risk, interest rate risk and liquidity risk.

The following table summarizes our contractual obligations as of March 31, 2021 and December 31, 2020:

(In thousands)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
March 31, 2021
Long-term debt:
FHLB term advances	$40,000	$—	$10,000	$20,000	$10,000
Convertible notes payable	22,463	744	21,719	—	—
Subordinated debt	58,083	349	759	804	56,171
Total long-term debt	120,546	1,093	32,478	20,804	66,171
Operating leases	39,858	6,430	13,203	11,328	8,897
Certificates of deposit	357,324	239,851	91,645	19,836	5,992
Total	$517,728	$247,374	$137,326	$51,968	$81,060

December 31, 2020
Long-term debt:
FHLB term advances	$50,411	$133	$20,267	$20,011	$10,000
Convertible notes payable	22,650	745	1,232	20,673	—
Subordinated debt	59,060	442	912	1,025	56,681
Total long-term debt	132,121	1,320	22,411	41,709	66,681
Operating leases	40,033	6,171	12,960	11,547	9,355
Certificates of deposit	365,959	236,583	102,382	20,832	6,162
Total	$538,113	$244,074	$137,753	$74,088	$82,198

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FIRSTSUN QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of reduced earnings and/or declines in the net market value of the balance sheet due to changes in market rates. Our primary market risk is interest rate risk which impacts our net interest income, fee income related to interest sensitive activities such as mortgage origination and servicing income and loan and deposit demand.

We are subject to interest rate risk due to:

·	the maturity or repricing of assets and liabilities at different times or for different amounts;

·	differences in short-term and long-term market interest rate changes; and

·	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change.

Our Asset Liability Committee, or ALCO, which is composed of our executive officers and certain other members of management, monitors interest rate risk on an ongoing basis in accordance with policies approved by our board of directors. The ALCO reviews interest rate positions and considers the impact projected interest rate scenarios have on earnings, liquidity, business strategies and other factors. However, management has the latitude to change interest rate positions within certain limits if, in management’s judgment, the change will enhance profitability or minimize risk.

To assess and manage interest rate risk, sensitivity analysis is used to determine the impact on earnings and the net market value of the balance sheet across various interest rate scenarios, balance sheet trends, and strategies.

Management uses a simulation model to analyze the sensitivity of net interest income to changes in interest rates across various interest rate scenarios, which seeks to demonstrate the level of interest rate risk inherent in the existing balance sheet. The analysis holds the current balance sheet values constant and does not take into account management intervention. In addition, we assume certain correlation rates, often referred to as a “deposit beta,” for interest-bearing deposits, wherein the rates paid to customers change relative to changes in benchmark interest rates. The effect on net interest income over a 12-month time horizon due to hypothetical changes in market interest rates is presented in the table below. In this interest rate shock simulation, as of the periods presented, interest rates have been adjusted by instantaneous parallel changes rather than in a ramp simulation, which applies interest rate changes over time. All rates, short-term and long-term, are changed by the same amount (e.g. plus or minus 100 basis points) resulting in the shape of the yield curve remaining unchanged.

	% Change in Net Interest Income		% Change in Economic Value of Equity
Changes in Interest Rates (Basis Points)	As of March 31, 2021	As of December 31, 2020	As of March 31, 2021	As of December 31, 2020
+300	20.9%	13.1%	-5.2%	-7.4%
+200	14.1	8.9	-3.4	-4.9
+100	7.2	4.6	-1.6	-2.4
Base	0.0	0.0	0.0	0.0
-100	-5.0	-3.1	-3.2	-2.2

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FIRSTSUN

The following table sets forth information about the beneficial ownership of FirstSun common stock as of July 23, 2021:

·	each person known to FirstSun to be the beneficial owner of more than 5% of its common stock;

·	each named executive officer of FirstSun;

·	each director of FirstSun; and

·	all of FirstSun’s executive officers and directors as a group.

Unless otherwise noted in the footnotes below, the address of each beneficial owner listed in the table is c/o FirstSun Capital Bancorp, 1400 16th Street, Suite 250. Denver, Colorado 80202. Except as indicated by the footnotes below, FirstSun believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. FirstSun has based its calculation of the percentage of beneficial ownership on 18,321,659 shares of its common stock outstanding as of July 23, 2021.

In computing the number of shares of FirstSun common stock beneficially owned by a person and the percentage ownership of that person, it deemed outstanding shares of its common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 23, 2021. FirstSun, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Amount of Shares Owned		Right to Acquire(1)	Total	Percent of Class
Directors and Named Executive Officers
Neal E. Arnold	216,800		140,692	357,492	1.94%
Mollie H. Carter	1,648,200	(2)	196,375	1,844,575	9.96%
Christopher C. Casciato(3)	—		—	—	* %
Paul A. Larkins(4)	—		3,017	3,017	* %
David W. Levy	100		31,610	31,710	* %
Diane L. Merdian	100		34,563	34,663	* %
Robert A. Cafera, Jr.	119,200		135,952	255,152	1.38%

All directors and executive officers as a group (9 persons)	1,985,300		614,508	2,599,808	13.73%

5% Stockholders
Aquiline SGB Holdings LLC(5)	1,443,066		—	1,443,066	7.88%
Entities Affiliated with Lightyear Capital LLC(6)	1,440,706		26,199	1,466,905	7.99%
Ohio Public Employees Retirement System(7)	1,004,038		—	1,004,038	5.48%
Dana Hale Nelson Trusts(8)	1,616,200		—	1,616,200	8.82%
John J. Hale Trusts(9)	1,816,100		—	1,816,100	9.91%
Karen Hale Young Trusts(10)	1,816,100		—	1,816,100	9.91%
Max Alan Hale Trusts(11)	1,816,100		—	1,816,100	9.91%
Sunflower Trust(12)	1,155,900		—	1,155,900	6.31%

* Indicates ownership of less than 1%.

(1)	The shares in this column represent stock options of FirstSun held by that person or entity that are currently exercisable or exercisable within 60 days of July 23, 2021.

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(2)	Ms. Carter may be considered to exercise sole voting and investment power with respect to all 1,648,200 of the listed shares, which are held either by her individually or by trusts for which she serves as trustee.

(3)	Mr. Casciato serves as the director designee for Lightyear Fund III, LP. Mr. Casciato is a Managing Director of Lightyear Capital LLC and has no voting or investment power over any shares held by Lightyear Capital LLC or its affiliates and disclaims any beneficial ownership of such shares.

(4)	Mr. Larkins serves as the director designee for Aquiline SGB Holdings LLC. Mr. Larkins has no voting or investment power over any shares held by Aquiline SGB Holdings LLC and disclaims any beneficial ownership of such shares.

(5)	The address for Aquiline SGB Holdings LLC is 535 Madison Ave, New York, New York 10022. Aquiline SGB Holdings LLC is wholly owned by Aquiline Financial Services Fund II L.P. (the “Fund”). The Fund is managed by its general partner, Aquiline Capital Partners II GP (Offshore) Ltd. (the “GP”). The GP is wholly owned by Aquiline Holdings (Offshore) II L.P., which is managed by its general partner, Aquiline Holdings GP (Offshore) Ltd (“GP Offshore”). Jeffrey W. Greenberg is the sole holder of the Class A shares of GP Offshore. Under the articles of association of GP Offshore, the holders of the Class B shares of GP Offshore (of whom there are 11, excluding Mr. Greenberg, and none of whom holds more than 9% of the Class B shares) are entitled to vote only on “Designated Matters,” which is narrowly defined as “any matter of a Portfolio Company formed in a jurisdiction outside the United States that requires the approval of holders of voting interests of such entity or similar control persons of such entity.” The effect of this ownership structure is that Mr. Greenberg effectively controls GP Offshore and, in turn, the Fund.

(6)	Consists of (a) 1,436,728 shares held by Lightyear Fund III, L.P. (“Lightyear Fund III”) over which Lightyear Fund III GP, L.P., Lightyear Fund III GP Holdings, LLC, LY Holdings, LLC and Mark F. Vassallo have shared voting and dispositive power, and (b) 3,978 shares held by Lightyear Co-Invest Partnership III, L.P. over which Lightyear Fund III GP Holdings, LLC, LY Holdings, LLC and Mark F. Vassallo have shared voting and dispositive power. The address for Lightyear Capital and its affiliates is 9 West 57th Street, 31st Floor, New York, New York 10019.

(7)	The address for the Ohio Public Employees Retirement System is 277 E Town Street, Columbus, Ohio 43215.

(8)	Dana Hale Nelson has sole voting and dispositive power with respect to these shares held by two family trusts for which she serves as trustee.

(9)	John J. Hale has sole voting and dispositive power with respect to the shares held by a family trust for which he serves as trustee.

(10)	Karen Hale Young has sole voting and dispositive power with respect to these shares held by two family trusts for which she serves as trustee.

(11)	Max Alan Hale has sole voting and dispositive power with respect to these shares held by two family trusts for which he serves as trustee.

(12)	Roger E. Gallo, as trustee, has sole voting and dispositive power with respect to these shares held in trust for the benefit of Ms. Carter’s adult children.

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MANAGEMENT OF FIRSTSUN

Directors

The FirstSun board of directors is divided into three classes approximately equal in number, serving staggered three-year terms. As a result, the terms of only approximately one-third of FirstSun’s board members expire at each annual meeting. The term of FirstSun’s Class I directors will expire at the 2024 annual meeting, the term of its Class II directors will expire at the 2022 annual meeting and the term of its Class III directors will expire at the 2023 annual meeting.

All of our directors currently serve on the board of directors pursuant to the voting provisions of a stockholders’ agreement between us and our stockholders. This agreement will not terminate upon the completion of the merger, and the Stockholders’ Agreement will be amended, to, among other things, provide JLL, Pioneer’s largest shareholder, a right to nominate one director to our board. The amendment to the Stockholders’ Agreement will only become effective if the merger is consummated. See the section entitled “Certain Relationships and Related Party Transaction of FirstSun—Stockholders’ Agreement” for a description of the Stockholders’ Agreement, as amended.

Name	Age	Served as Director Since
Class I (term expires 2024)
Neal E. Arnold	61	2017
Mollie H. Carter	59	2017

Class II (term expires 2022)
David W. Levy	64	2017
Diane L. Merdian	61	2017

Class III (term expires 2023)
Christopher C. Casciato	62	2017
Paul A. Larkins	60	2019

Biographical Information for Directors

Neal E. Arnold is the current Chief Operating Officer of FirstSun, a position he has held since 2018. He has also served as the President and Chief Executive Officer of Sunflower Bank since 2018. Mr. Arnold served as Executive Vice President of Fifth Third Bancorp and Fifth Third Bank from 1998 to 2005, and as Chief Financial Officer of Fifth Third Bancorp and Fifth Third Bank from 1997 to 2005. Before that, he served as Treasurer of Fifth Third Bancorp and Fifth Third Bank, and as Senior Vice President of Fifth Third Bank. Before that, he served as Chief Financial Officer and Chief Operating Officer of Midwestern Community Bank from 1980 to 1989.

Mollie H. Carter is the current Chairman of the FirstSun board of directors and Sunflower Bank, positions she has held since 1996. She also serves as President and Chief Executive Officer of FirstSun, a position she has held since 2005, and she served as President and Chief Executive Officer of Sunflower Bank from 2005 to 2018. She has served as a director of Evergy, Inc. and its predecessor, Westar Energy, a publicly-traded company, since 2003, and previously served as a director of Archer-Daniels-Midland Company, a publicly-traded company, from 1996 to 2017. Ms. Carter is also a Director of Lockton Companies and serves on its audit committee.

Christopher C. Casciato is a Managing Director of Lightyear Capital LLC, a position he has held since 2008. Before that, he spent over 20 years at Goldman, Sachs & Co., where he was elected partner in 2000. His career at Goldman, Sachs & Co. included a number of senior management positions in the firm’s investment banking division, including partner in the Financial Institutions Group, as well as partner and Chief Operating Officer of Goldman Sachs’ worldwide investment banking business.

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Paul A. Larkins is currently a Senior Advisor with Aquiline Capital Partners, a position he has held since 2018. He is also the board chair of LERETA, LLC, a Tarsadia Investments company, and a board member of Amur Equipment Finance, Inc. He served as President and director of SquareTwo Financial Corporation, positions he held from 2009 to 2016, and as Chief Executive Officer of SquareTwo Financial Corporation, a position he held from 2010 to August 2016. SquareTwo Financial Corporation filed for bankruptcy under Chapter 11 in March 2017. From 1998 to 2009, he served as the Chief Executive Officer and President of Key National Finance in Superior, Colorado. Before that, he served as a Senior Executive Vice President with Key Bank USA and KeyCorp Leasing Ltd., and before that, he held regional and national roles with USL Capital and IBM.

David W. Levy is a Managing Director at Pickwick Capital Partners, a position he has held since 2012. Before that, he served as Vice Chairman of Investment Banking and Co-Head of the Financial Institutions Group at Cowen & Company from 2009 to 2010, and served as Senior Managing Director at Bear Stearns from 2005 to 2008. Before Bear Stearns, Mr. Levy spent over 23 years at Citigroup Global Markets as a Managing Director and Head of the Bank and Financial Services Group, and Salomon Brothers Inc. as a Managing Director and Co-Head of the Financial Institutions Department. Mr. Levy also presently serves on the Board of Directors of Old Dominion National Bank.

Diane L. Merdian is the former Chief Financial Officer of Redwood Trust, Inc., a mortgage REIT, a position she held from 2010 to 2012. Before that, she served on the board of directors of Redwood Trust, Inc. from 2008 through 2009. Ms. Merdian served as a Senior Vice President and Analyst in charge of Bank Strategy at Keefe, Bruyette & Woods, Inc starting in 2003 and additionally served as its Head of Large-cap Banks and Managing Director beginning in 2005 to 2008. Between 1984 and 2002, Ms. Merdian held equity analyst positions at Salomon Brothers, Wellington Management, Montgomery Securities and Morgan Stanley.

Director Independence

Our securities are not listed on a national securities exchange or any inter-dealer quotation system which has a requirement that a majority of directors be independent. Our board has undertaken a review of the independence of each director on the FirstSun board of directors under the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, our board has affirmatively determined that Mr. Casciato, Mr. Larkins, Mr. Levy and Ms. Merdian are “independent directors.” We have determined that Ms. Carter and Mr. Arnold do not qualify as independent directors because each is an executive officer of both FirstSun and Sunflower Bank.

Biographical Information for Executive Officers

Our executive officers are:

Name	Age	Position
Mollie H. Carter	59	Chairman of the Board, President and Chief Executive Officer of FirstSun and Executive Chairman of Sunflower Bank

Neal E. Arnold	61	Chief Executive Officer and President of Sunflower Bank and Chief Operating Officer of FirstSun

Robert A. Cafera, Jr.	52	Executive Vice President and Chief Financial Officer of FirstSun and Sunflower Bank

Laura J. Frazier	51	Executive Vice President and Chief Administrative Officer of FirstSun and Sunflower Bank

Jennifer L. Norris	47	Chief Credit Officer of Sunflower Bank

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Because each of Ms. Carter and Mr. Arnold also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Mr. Cafera, Ms. Frazier and Ms. Norris is provided below:

Robert A. Cafera, Jr. currently serves as Executive Vice President and Chief Financial Officer of FirstSun and Sunflower Bank, positions he has held since 2012. Before that, he served in different roles at Fifth Third Bank, including as Senior Vice President and Chief Financial Officer of the Commercial Bank, and before that as its Assistant Controller. Before joining Fifth Third Bank, he was a Senior Manager with Arthur Andersen for about ten years.

Laura J. Frazier currently serves as Executive Vice President, Chief Administrative Officer of FirstSun and Sunflower Bank, positions she has held since 2013. Before that, from 2010 to 2013, Ms. Frazier served as the Deputy Director of Human Resources for the Department of Developmental Disabilities for the State of Ohio. Before that, she spent eight years as the Director of Labor Relations for the same governmental agency.

Jennifer L. Norris currently serves as the Executive Vice President and Chief Credit Officer of Sunflower Bank, a position she has held since 2020. Before that, from 1997 to 2019, Ms. Norris held various roles at Wells Fargo Bank, most recently serving as Loan Team Manager for the Credit Resolution Group, Senior Vice President, a position she held for ten years. Before joining Wells Fargo, Ms. Norris was Vice President, Credit Products Manager at Specialized Industries Risk Management from 2001 to 2004.

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Executive Compensation AND OTHER INFORMATION OF FIRSTSUN

Compensation of Executive Officers

In this proxy statement/prospectus, we refer to the individuals who served as our principal executive officer and our two other most highly compensated executive officers, as the “named executive officers.” Our named executive officers as of December 31, 2020 were:

·	Mollie H. Carter, President and Chief Executive Officer;

·	Neal E. Arnold, Chief Executive Officer and President of Sunflower Bank and Chief Operating Officer of FirstSun; and

·	Robert A. Cafera, Jr., Executive Vice President and Chief Financial Officer of FirstSun and Sunflower Bank.

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us and our subsidiaries for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Mollie H. Carter	2020	899,999	—	—	—	—	—	27,364	927,363
Chief Executive Officer and President

Neal E. Arnold	2020	999,999	1,000,000	—	—	—	—	17,700	2,017,699
Chief Executive Officer and President of Sunflower Bank and Chief Operating Officer of FirstSun

Robert A. Cafera, Jr.	2020	399,999	400,000	—	—	—	—	17,700	817,699
Executive Vice President and Chief Financial Officer

(1)	See discussion under “Annual Bonus Payment” below.

(2)	There were no above-market or preferential earnings on our nonqualified deferred compensation plan.

(3)	The amounts set forth in this column include the following:

	Ms. Carter ($)	Mr. Arnold ($)	Mr. Cafera ($)
401(k) match	17,100	17,100	17,100
Use of company car	9,664	—	—
Cell phone	600	600	600
Total	27,364	17,700	17,700

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Narrative to Summary Compensation Table

Employment Agreements with Named Executive Officers

We currently have employment agreements with each of our named executive officers. We have included below descriptions of the current employment agreements for each of these officers.

Employment Agreement with Mollie H. Carter

FirstSun and Sunflower Bank entered into an employment agreement with Ms. Carter, effective May 13, 2020, pursuant to which she serves as Chairman, President and Chief Executive Officer of FirstSun and as Executive Chairman of Sunflower Bank. The employment agreement automatically renews each year on June 19 for a successive one year period, unless either party provides written notice to the other of non-renewal at least 90-days before the renewal date.

Under the employment agreement, Ms. Carter is entitled to an annual base salary of  $900,000. Her base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the board. Her current base salary is $1.0 million. Ms. Carter is also eligible to participate in such equity and/or other bonus, short-term or long-term compensation plans established by the FirstSun board and as determined by the FirstSun compensation committee. We also provide reimbursements to Ms. Carter for reasonable expenses incurred in connection with her employment, and she is eligible to receive benefits under any employee benefit plans made available by us generally to executive officers.

Ms. Carter’s employment agreement requires that she keep information about FirstSun and Sunflower Bank confidential. She is also subject to provisions related to non-competition and non-solicitation that generally preclude her, for a period of 24 months following her voluntary or involuntary termination, from, among other things, (a) competing with FirstSun or Sunflower Bank or otherwise being employed directly or indirectly in any capacity, including as a consultant, for any entity that offers any products or services that are substantially similar to those of FirstSun or Sunflower Bank, generally within any city, county or state in which FirstSun or Sunflower Bank has an office; (b) soliciting any business relation to purchase or sell any competing products or services; (c) soliciting for employment any person employed by FirstSun or Sunflower Bank within the 12 months preceding any employment, engagement or solicitation by her; or (d) urging any person or entity to reduce its business with FirstSun or Sunflower Bank.

We may terminate Ms. Carter’s employment with or without cause, and Ms. Carter may terminate her employment with or without good reason. Ms. Carter is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Neal E. Arnold

FirstSun entered into an employment agreement with Mr. Arnold, originally effective January 16, 2018, as amended effective February 21, 2019. Mr. Arnold serves as Chief Operating Officer of FirstSun and as Chief Executive Officer and President of Sunflower Bank. The employment agreement had an initial term of two years and automatically renews each year on January 16 for a successive one year period, unless either party provides written notice to the other of non-renewal at least 90-days before the renewal date.

Under the employment agreement, Mr. Arnold is entitled to an annual base salary of  $500,000. His base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the board. His current base salary is $1.0 million. Mr. Arnold is also eligible to earn an annual bonus of up to 100% of his base salary, as determined by the FirstSun board of directors, with 20% of any earned bonus to be credited to his deferral account under our deferred compensation plan. He is also eligible to participate in the equity and/or other long-term compensation plans established by the FirstSun board of directors and as determined by the FirstSun compensation committee. We also provide reimbursements to Mr. Arnold for reasonable expenses incurred in connection with his employment, and he is eligible to receive benefits under any employee benefit plans made available by us generally to executive officers.

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Mr. Arnold’s employment agreement requires that he keep information about FirstSun and Sunflower Bank confidential. He is also subject to provisions related to non-competition and non-solicitation that generally preclude him, for a period of 24 months following his voluntary or involuntary termination, from, among other things, (a) competing with FirstSun or Sunflower Bank or otherwise being employed directly or indirectly in any capacity, including as a consultant, for any entity that offers any products or services that are substantially similar to those of FirstSun or Sunflower Bank, generally within any city, county or state in which FirstSun or Sunflower Bank has an office; (b) soliciting any business relation to purchase or sell any competing products or services; (c) soliciting for employment any person employed by FirstSun or Sunflower Bank within the 12 months preceding any employment, engagement or solicitation by him; or (d) urging any person or entity to reduce its business with FirstSun or Sunflower Bank.

We may terminate Mr. Arnold’s employment with or without cause, and Mr. Arnold may terminate his employment with or without good reason. Mr. Arnold is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Robert A. Cafera, Jr.

FirstSun and Sunflower Bank entered into an employment agreement with Mr. Cafera, originally effective June 19, 2017, as amended effective February 21, 2019, pursuant to which he serves as Chief Financial Officer of FirstSun and Sunflower Bank. The employment agreement had an initial term of two years and automatically renews each year on June 19 for a successive one year period, unless either party provides written notice to the other of non-renewal at least 90-days before the renewal date.

Under the employment agreement, Mr. Cafera is entitled to an annual base salary of  $300,000. His base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the board. His current base salary is $400,000. Mr. Cafera is also eligible to earn an annual bonus of up to 100% of his base salary, as determined by the FirstSun board of directors, with 20% of any earned bonus to be credited to his deferral account under our deferred compensation plan. He is also eligible to participate in the equity and/or other long-term compensation plans established by the FirstSun board of directors and as determined by the FirstSun compensation committee. We also provide reimbursements to Mr. Cafera for reasonable expenses incurred in connection with his employment, and he is eligible to receive benefits under any employee benefit plans made available by us generally to executive officers.

Mr. Cafera’s employment agreement requires that he keep information about FirstSun and Sunflower Bank confidential. He is also subject to provisions related to non-competition and non-solicitation that generally preclude him, for a period of 24 months following his voluntary or involuntary termination, from, among other things, (a) competing with FirstSun or Sunflower Bank or otherwise being employed directly or indirectly in any capacity, including as a consultant, for any entity that offers any products or services that are substantially similar to those of FirstSun or Sunflower Bank, generally within any city, county or state in which FirstSun or Sunflower Bank has an office; (b) soliciting any business relation to purchase or sell any competing products or services; (c) soliciting for employment any person employed by FirstSun or Sunflower Bank within the 12 months preceding any employment, engagement or solicitation by him; or (d) urging any person or entity to reduce its business with FirstSun or Sunflower Bank.

We may terminate Mr. Cafera’s employment with or without cause, and Mr. Cafera may terminate his employment with or without good reason. Mr. Cafera is eligible for certain severance benefits upon termination, as described below under “Potential Payments Upon Termination or Change in Control.”

Annual Bonus Payments

Annual bonus compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. Our named executive officers, other than Ms. Carter, were eligible for bonus payments in 2020.

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In 2020, the board of directors, in consultation with our Chief Executive Officer, determined that the potential management incentive pool would be funded based on our achievement of the following corporate performance metrics:

·	Noninterest Income – Measured as core noninterest income, which excluded OREO and securities gains and losses;

·	Net Income – Measurement considers any impact to loan loss provision in event loan growth is short of our annual strategic objectives;

·	Total Deposits – Measured upon average total deposits to budget;

·	Return on Assets– Measured as the percentage of net income to average outstanding assets; and

·	Return on Tangible Equity – Measured as the percentage of net income to average outstanding tangible equity.

Once the funding for the potential management incentive pool was established, each executive’s individual performance was measured and their incentive payment was determined based on the executive’s achievement of the following individual performance metrics, as determined by our chief executive officer:

·	upholding our company culture (15%);

·	success in talent management (35%); and

·	achievement of individual goals (50%).

In addition, the board determined that any executive that received a bonus payment equal to 25% of their targeted bonus amount or above would automatically have 20% of their bonus payment deferred into our Deferred Compensation Plan, which amount remains subject to claw back for two years (inclusive of the year in which the bonus was derived) and is subject to forfeiture upon termination of employment.

In 2020, based on their individual performance, each of Mr. Arnold and Mr. Cafera received an annual bonus equal to 100% of their respective base salary.

Long-Term Incentive Plan

Our 2020 Long-Term Incentive Plan, which we refer to as the “LTIP,” was adopted by the FirstSun board of directors effective April 1, 2020 to attract and retain highly qualified key management employees and align the interests of those employees with the financial success of FirstSun. Each of our named executive officers, other than Ms. Carter, participated in the LTIP.

Awards under the LTIP consisted of “LTIP Units” which are unfunded, unsecured promises by FirstSun or Sunflower Bank to provide a participant with a cash payment equal to the tangible book value of one share of FirstSun common stock, subject to the terms of the LTIP and the participant’s award agreement. All awards under the LTIP have an assigned future value, which we refer to as the “Target Value.” The Target Value is used to determine the number of LTIP Units awarded to the participant based upon the expected tangible book value of FirstSun common stock on the date that the participant becomes 100% vested in his or her award. The final value of the LTIP Units will be based on our tangible book value per share determined on the last day of each plan year. In April 2020, Mr. Arnold and Mr. Cafera were granted LTIP Units with a Target Value of $1.0 million and $400,000 respectively. These awards will have a minimum value on the vesting date of no less than 80% of the Target Value and a maximum value of no more than 120% of the Target Value, as reflected in the following table.

Name	Minimum Value	Target Value	Maximum Value	Vesting Period
Neal E. Arnold	$800,000	$1,000,000	$1,200,000	3 year cliff vest
Robert A. Cafera, Jr.	$320,000	$400,000	$480,000	3 year cliff vest

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The LTIP awards granted to Mr. Arnold and Mr. Cafera have a three-year performance period and will be paid in a lump sum cash payment within 45 days following the vesting date of the executive’s award, provided that the executive remains an employee in good standing of FirstSun or Sunflower Bank through the payment date. Because no amounts were earned under the LTIP in 2020, no amounts are reflected in the Summary Compensation Table.

Deferred Compensation Plan

Our Deferred Compensation Plan was established effective June 30, 2013, to allow eligible employees to defer a portion of their taxable earnings (including annual salaries, commissions, LTIP and MIP payments, and other taxable amounts) until a later specified date. In addition, FirstSun can, in its sole discretion, with respect to any plan year, make contributions on behalf of any or all participants of the plan. Our Deferred Compensation Plan is administered by an officer of FirstSun or Sunflower Bank selected by the FirstSun board of directors. Participation is limited to a select group of management or highly compensated employees of FirstSun or Sunflower Bank approved by the FirstSun board of directors.

The plan is unfunded and participants are unsecured general creditors of FirstSun or Sunflower Bank with respect to amounts deferred. Each participant may elect that his or her account be adjusted for gains and losses as if invested in one or more investment options made available by FirstSun in its discretion. Deferral Accounts are not actually invested in any investment. Participants who fail to make an investment election are deemed to have elected to have their account adjusted to reflect the gains and losses of a Vanguard Target Date Retirement Fund with the target date nearest to the date the participant will attain age 65.

A participant may elect to receive a distribution of his or her plan account in a lump sum or installments in the event of a change in control of FirstSun, termination of employment, retirement, death, disability or a specified date as elected in the participant’s enrollment form, or earlier upon a severe financial hardship. Payments to certain key employees may be delayed for a period of six months pursuant to the “specified employee delay’ rules under Section 409A of the Code. Amounts deferred within the two years prior to the participant’s termination of employment for any reason are subject to clawback and forfeiture.

2017 Equity Incentive Plan

The 2017 Equity Incentive Plan, which we refer to as the “Equity Plan,” was adopted by the FirstSun board of directors on June 19, 2017 and approved by our stockholders on May 9, 2018. The 2017 Plan will terminate on June 19, 2027. The Equity Plan was designed to enable us to attract and retain key employees, consultants and directors, provide additional compensation incentives, and create in them a direct interest in the future success of our operations.

Shares Subject to the Equity Plan. The shares issuable under the Equity Plan are 1,977,292 shares of FirstSun common stock that are authorized but unissued or reacquired common stock. Generally, shares that have not been delivered because they were forfeited or cancelled or the award was settled in cash, and that have not been applied to pay the exercise price or taxes, may again be issued pursuant to new awards. The board must equitably adjust awards and the shares available under the Equity Plan in the event of certain corporate restructurings and corporate events, such as recapitalization, reorganization, stock split, or stock dividend.

Types of Awards and Eligibility. There are six types of awards that may be made under the Equity Plan including options (both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”)), stock appreciation rights (“SARs”), restricted stock, performance share, performance compensation, and other stock awards. Awards are memorialized in an award agreement and are subject to the conditions, restrictions and contingencies specified by the board in such agreement (and the Equity Plan). Employees, directors and consultants are eligible to receive awards, but only U.S. employees of FirstSun and its subsidiaries may receive ISOs.

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Stock Options. Options can be issued as ISOs or NQSOs. ISOs are options to purchase our common stock that receive tax benefits under Section 422 of the Code. NQSOs are options to purchase our common stock that do not meet those requirements. The award agreement must specify whether the option is to be treated as an ISO. As a general rule, the exercise price of each option must be at least 100% (or, in the case of an ISO granted to a 10% or more stockholder, 110%) of the fair market value (“FMV”) of a share on the date of grant. A lower exercise price may be permissible in connection with a merger or other corporate transaction if it would not violate Section 409A of the Code. The FMV of shares to which ISOs are exercisable for the first time by any individual during any one calendar year is limited to $100,000, and any ISOs that become exercisable in excess of that amount will be deemed NQSOs. The maximum term of any option is ten years from the date of grant (or five years, for ISOs granted to a 10% or more stockholder).

Stock Appreciation Rights. Each SAR represents the right to receive a payment equal to the increase in the FMV of a share on the date the participant exercises the award over the value at the date the award is granted (the “base price”). The base price must be at least the FMV of a share on the date of grant; provided that a lower exercise price may be permissible in connection with a merger or other corporate transaction if it would not violate Section 409A of the Code. Payment to settle SARs may be in cash, shares, or a combination of cash and shares, as set forth in the award agreement. The maximum term of any SAR is ten years from the date of grant.

Restricted Stock. A restricted stock award is a grant of shares subject to restrictions specified by the board that generally lapse upon vesting. Unless otherwise provided in the award agreement, a participant of a restricted stock award has no stockholder rights, such as voting or cash dividend rights, until vesting of the restricted stock.

Performance Share Awards. A performance share award means the grant of a right to receive shares or share units based on our performance during a performance period set forth in the award agreement. The number of performance shares earned by the participant depends on the extent to which the performance goals are attained, as certified in writing by the board.

Performance Compensation Awards. The Equity Plan was drafted to allow the grant of performance compensation awards that would allow the awards, if we were to become publicly-held (within the meaning of Section 162(m) of the Code), to be excluded as “performance-based compensation” from the $1 million under Section 162(m) of the Code. This special exclusion, however, is no longer available on or after January 1, 2018, due to changes in the tax laws. As a result, no performance compensation awards will be issued under the Equity Plan.

Other Stock-Based Awards. Other stock-based incentives valued in whole or in part by reference to, or otherwise based on, shares (such as restricted stock units) may be granted under the Equity Plan, with such restrictions and other conditions as the board determines.

Administration. The Equity Plan is administered by our board of directors. The board may delegate its powers to a committee of the board, and the board has delegated such authority to our Compensation Committee. Among other powers, the Compensation Committee has the authority to interpret the Equity Plan and awards granted under it, establish, amend or revoke rules and regulations for the administration of the Equity Plan, grant awards, and to determine the number of shares of FirstSun common stock that will be subject to the awards. Except with respect to certain capitalization adjustments, the Compensation Committee, however, does not have the power to reduce the exercise price of any option or SAR, issue a new award in exchange for a cancelled award if the new award has a lower exercise price, or cancel an underwater option or SAR in exchange for cash or other awards under the Equity Plan.

Vesting; Forfeiture & Transferability. The Compensation Committee determines the time and conditions under which an option, SAR or restricted stock unit holder may exercise an award or the period of restriction that applies to other awards will lapse (“vesting”) and specifies these terms in the award agreement. Vesting may be based upon employment or service, or achievement of performance goals (individual, corporation or other basis), or both, and may be automatically delayed until the next open “window period” under FirstSun’s insider trading policy. Unless provided otherwise in the award agreement, all unexercised or unvested awards are forfeited upon

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termination of employment or service and vested options and SARs continue to be exercisable for three months (or, in the case of disability or death, 12 months), or their earlier expiration. Awards may be subject to certain clawback rights to the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or a policy adopted by the board for FirstSun or any affiliate. The board may at any time accelerate vesting or extend the exercise period of an option or SAR, but in no event beyond the expiration of the option or SAR. Awards are generally only exercisable by the participant, and are transferable only by will or by the laws of descent and distribution, except in certain limited cases of divorce or where approved by the board.

Change in Control. Unless the award agreement provides otherwise, upon a change in control of FirstSun (as defined in the Equity Plan), the board must, in its sole discretion, (a) arrange for the successor to assume or continue the Equity Plan and related awards, (b) arrangement for the assignment of any repurchase rights to the successor or arrange for the lapse of such rights, (c) accelerate the vesting of awards (and forfeit any awards not exercised), or (d) cancel awards in exchange for payment of their FMV, and/or cancel underwater options and SARs for no payment. The board need not take the same action with respect to all awards.

Amendment & Termination. The Equity Plan became effective immediately upon the adoption by our board, subject to stockholder approval, and terminates on the tenth anniversary of its effective date. The board may at any time amend, suspend or terminate the Equity Plan, without consent of stockholders or participants, provided, however, that amendments must be submitted to the stockholders for approval if stockholder approval is required by law, and any amendment or termination that may impair the rights of participants with outstanding awards requires the consent of such participants.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2020 for the named executive officers.

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
Mollie H. Carter	147,281	49,094	(1)	19.72	7/20/2027
Neal E. Arnold	93,795	93,795	(2)	20.49	1/31/2028
Robert A. Cafera, Jr.	101,964	33,988	(1)	19.72	7/20/2027

(1)	Represents stock options that vest ratably over a four year period on each anniversary of the July 20, 2017 grant date.

(2)	Represents stock options that vest ratably over a four year period on each anniversary of the January 31, 2018 grant date.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Each of our employment agreements with Ms. Carter, Mr. Cafera and Mr. Arnold include certain severance payments upon termination of employment, including in certain circumstances following a change in control, as described below.

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If Ms. Carter’s employment is terminated without “Cause” or at her election for “Good Reason,” each as defined in her employment agreement, she is entitled to receive:

·	the amount of her target bonus, if any, for the fiscal year that includes her termination, payable in a lump sum within 30 days; and
·	subject to the release requirements of her employment agreement:
o	a lump sum within 65 days equal to (a) 36 months of base salary and target bonus (if any), plus (b) 18 months of COBRA premiums;
o	full vesting of her account under our Deferred Compensation Plan; and
o	except where termination for Good Reason is triggered by Ms. Carter’s decision not to renew her employment agreement, full vesting of any outstanding options or other equity-based awards and the right to elect to cancel any outstanding shares granted to her under the 2017 Equity Incentive Plan in return for a payment of their spread value (i.e., the difference between the aggregate fair market value and the aggregate exercise price) as of the date of her election. If Ms. Carter fails to timely make an election to cancel such shares, the options will remain outstanding and exercisable until 18 months following such termination or, if earlier, the end of the initial term of the 2017 Equity Incentive Plan (i.e., 2027).

If Mr. Cafera’s or Mr. Arnold’s employment is terminated without “Cause” or at his election for “Good Reason,” each as defined in his employment agreement, each is entitled to receive:

·	the amount of his target bonus (100% of base salary) for the fiscal year that includes his termination, payable in a lump sum within 30 days;
·	subject to the release requirements of his employment agreement:
o	a lump sum within 65 days equal to (a) 24 months of base salary and target bonus, plus (b) 18 months of COBRA premiums;
o	full vesting of his account under our Deferred Compensation Plan;
o	except where termination for Good Reason is triggered by his decision not to renew his employment agreement, full vesting of any outstanding options or other equity-based awards and the right to elect to cancel any outstanding shares granted to him under the 2017 Equity Incentive Plan in return for a payment of their spread value (i.e., the difference between the aggregate fair market value and the aggregate exercise price) as of the date of his election. If he fails to timely make an election to cancel such shares, the options will remain outstanding and exercisable until 18 months following such termination or, if earlier, the end of the initial term of the 2017 Equity Incentive Plan (i.e., 2027).

In addition, under their respective employment agreements, any decision by Ms. Carter, Mr. Cafera or Mr. Arnold not to renew their respective employment agreement that occurs within one year after a “Change in Control” (as defined in their respective employment Agreement) will be treated as a termination for Good Reason.

Long-Term Incentive Plan

Under our LTIP, if a named executive officer with LTIP Units terminates his or her employment prior to the third anniversary of the grant date due to his or her retirement, death, disability, or involuntary termination without cause, the LTIP Units will vest on a pro-rata schedule based on the number of full plan years following the grant date that the executive remained an employee.

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In addition, in the event of a “change in control” of FirstSun (as defined in the LTIP), if the executive’s award is continued by FirstSun or Sunflower Bank or assumed by the purchaser and if the executive is thereafter involuntarily terminated without cause within 12 months following the change in control, then the executive is entitled to accelerated vesting of his or her account at the Target Value. If the executive’s award is not continued by FirstSun or Sunflower Bank or assumed by the purchaser, then the executive is entitled to accelerated vested pro-rata at Target Value upon the consummation of the change in control, provided the executive remains an employee through such date.

Equity Incentive Plan

Under our option award agreements with our named executive officers, outstanding stock options vest ratably over a four year period on each anniversary of the grant date.

If the executive is terminated without “cause” (as defined in the Equity Plan) or the executive terminates his or her employment for “good reason” (as defined in the applicable award agreement), each a qualifying termination, except where such termination is triggered by the executive’s decision not to renew his or her employment agreement, any unvested portion of the outstanding options will immediately vest as of the date of such termination; provided that, Ms. Carter’s award will continue under its current terms even following her qualifying termination unless she also ceases to serve as a director on the FirstSun board.

In addition, under the option award agreements, in the first quarter following a qualifying termination, including with respect to Ms. Carter, if she also ceases to be a FirstSun board member, each executive may elect to cancel any shares underlying any options that remain outstanding but unexercised under the award agreement in return for a payment, payable at the time of such election, equal to the difference between the aggregate fair market value of a share and the aggregate exercise price. If the executive fails to timely make an election to cancel such shares, the options will continue to remain outstanding and exercisable for a period of 18-months following the qualifying termination, or if earlier, the original option term.

The options will also vest in full upon a “change in control” (as defined in the Equity Plan). In the event of a change in control, unless the award is assumed, continued or a similar award is substituted by the surviving or acquiring entity, the board will either cancel the award in exchange for a payment to the executive of its value or allow the executive a limited period of time to exercise the option and any unexercised options will terminate. If awards are assumed, continued or substituted by the surviving or acquiring entity, the options will remain vested in full following the change in control.

Vested options will also remain exercisable for a period of 12 months following termination if the executive is terminated due to death or disability.

Compensation of Directors for Fiscal Year 2020

We do not pay our “inside” employee-directors any additional compensation for their service as directors. For 2020, we provided the following annual compensation to our non-employee directors for their service as directors:

·	an annual cash retainer of $20,000;
·	a quarterly cash retainer of $1,000 for service on the Governance and Risk Management Committee; and

·	an equity component consisting of stock options with a grant date fair value of approximately $50,000, which we grant in May each year.

We also provide compensation to Mr. Levy and Ms. Merdian for their service on the Sunflower Bank board of directors. Mr. Casciato and Mr. Larkins do not serve on the Sunflower Bank board of directors.

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The following table sets forth, for the fiscal year ended December 31, 2020, certain information regarding the compensation of each non-employee director of the Company.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Christopher C. Casciato(2)	21,000		49,999		—	70,999
James Haines(3)	15,625		—		—	15,625
Paul A. Larkins	20,000		49,999		—	69,999
David W. Levy	58,250	(4)	49,999		—	108,249
Diane L. Merdian	62,500	(5)	69,997	(5)	—	132,497

(1)	This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each director. For a discussion of the valuation assumptions, see Note 14 to FirstSun’s audited consolidated financial statements for the year ended December 31, 2020 included in this proxy statement/prospectus. The per share exercise price of each option award was equal to the market value of FirstSun common stock on the date each option was granted.

(2)	The director compensation for Mr. Casciato is not paid to him directly, but is paid to Lightyear Capital LLC or its affiliated entities.

(3)	Mr. Haines retired from the FirstSun and Sunflower Bank boards of directors in April 2020.

(4)	Mr. Levy is also a member of the Sunflower Bank board of directors and the cash component of his compensation includes $38,250 for service as a director of the bank and on bank-level committees.

(5)	Ms. Merdian is also a member of the Sunflower Bank board of directors. The cash component of her compensation includes $42,500 for service as a director of the bank and on bank-level committees and the option award component of her compensation includes an award of stock options with a grant date fair value of approximately $20,000 for her service on the bank board.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of FirstSun or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF FIRSTSUN

The following section summarizes the material provisions of certain agreements entered into by FirstSun with its related parties. The summaries of agreements in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the forms of such agreements, which have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. The summaries do not purport to be complete and may not contain all of the information about the applicable agreement that is important to Pioneer shareholders. FirstSun and Pioneer encourage you to carefully read the forms of these agreements in their entirety.

Stockholders’ Agreement

Under the merger agreement dated July 28, 2016, by and among FirstSun, Strategic Growth Bank Incorporated, Strategic Growth Bancorp Incorporated and First National Bancorp Incorporated, which entities we collectively refer to herein as the “SGB parties,” FirstSun entered into a Stockholders’ Agreement with its stockholders dated June 19, 2017, the closing date of the mergers with the SGB parties.

All of FirstSun’s stockholders are party to the Stockholders’ Agreement, and, following the merger, only JLL will become a party to the Stockholders’ Agreement. Certain FirstSun stockholders, defined as “Significant Stockholders” under the agreement, have additional rights and obligations under the Stockholders’ Agreement. These Significant Stockholders include, among others, the following:

·	Aquiline SGB Holdings LLC (“Aquiline”);
·	entities affiliated with Lightyear Capital LLC;
·	Ohio Public Employees Retirement System;
·	Southwest Banking Partners, L.P. (“SWBP”);
·	the following stockholders related to the Hale family:
o	the John J. Hale Trust dated December 1, 1996;
o	the Dana Hale Nelson Trust dated December 8, 1995 and the Dana Hale Nelson Family Irrevocable Trust dated May 25, 2011;
o	the Karen Hale Young Trust dated February 23, 1996 and the Karen Hale Young Family Irrevocable Trust;
o	the Max Alan Hale Trust dated June 1, 1996 and the Max Alan Hale Family Irrevocable Trust dated June 1, 2011; and
o	the Mollie Hale Carter Trust dated December 19, 1995 and the Twin Meadow VHC Trust dated May 25, 2011 (together with the “Mollie Hale Carter Trust, the “Mollie Hale Carter Stockholder Group”).

The Stockholders’ Agreement contains various provisions relating to, among other things, representation on the FirstSun board of directors; certain corporate governance provisions; restrictions on transfer; tag-along rights, rights of first refusal and preemptive rights; and certain information rights.

Each of the above-referenced Significant Stockholders, other than SWBP, own 5% or more of the shares of FirstSun common stock. See “Security Ownership of Certain Beneficial Owners and Management of FirstSun.” We have three additional Significant Stockholders under the Stockholders’ Agreement that each own less than 5% of the outstanding shares of FirstSun common stock.

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Amendment No. 2 to Stockholder’ Agreement Related to the Merger

The Stockholders’ Agreement will remain in effect following the merger. Under the merger agreement, the Stockholders’ Agreement will be amended further, with such amendment to become effective upon the merger, to among other things, increase the size of the FirstSun board of directors from eight to ten members. In addition, JLL, Pioneer’s largest shareholder, will become a party to the agreement, will be designated as a Significant Stockholder and will have the right to designate one nominee, who will be a Class II director, to the FirstSun board of directors. FirstSun and Pioneer will also mutually agree to designate one nominee who currently serves on the Pioneer board of directors to the FirstSun board of directors, who will be a Class I director. Other than JLL, no other Pioneer shareholder will become a party to the Stockholders’ Agreement as a result of the merger.

The below description of the Stockholders’ Agreement is a description of the agreement, as amended by Amendment No. 1 to the Stockholders’ Agreement and, where applicable, describes the Stockholders’ Agreement as amended by Amendment No. 2 to the Stockholders’ Agreement.

Corporate Governance Provisions

Board Composition

The Stockholders’ Agreement currently provides that FirstSun will have an eight-member classified board of directors, divided into three classes, with each class consisting (as nearly as possible) of one-third of the total number of directors, with each director elected for a staggered three-year term. Under the Stockholders’ Agreement, the following stockholder groups are entitled to designate one nominee for election as a director as follows:

·	Aquiline (whose current nominee is Paul A. Larkins);

·	Lightyear (whose current nominee is Chris C. Casciato);

·	SWBP (currently SWBP has elected not to exercise its right to nominate a director for election and, therefore, such director seat is vacant);

·	the Dana Hale Nelson Trusts (whose current nominee is Neal E. Arnold);

·	the Karen Hale Young Trusts (at our last annual meeting, the Karen Hale Young Trust elected not to exercise its right to nominate a director for election and, therefore, such director seat is currently vacant);

·	the John J. Hale Trust (whose current nominee is David W. Levy).

·	the Max Hale Alan Trusts (whose current nominee is Diane L. Merdian); and

·	the Mollie Hale Carter Stockholder Group (whose current nominee is Mollie H. Carter).

Under the Stockholders’ Agreement, the Mollie Hale Carter Stockholder Group designee (currently Ms. Carter) will serve as Chairman of the FirstSun board of directors.

Following the merger, the Stockholders’ Agreement will be amended to increase the size of the board from eight to ten members. In addition, JLL will become a party to the agreement, will be designated as a Significant Stockholder and will have the right to designate one nominee, who will be a Class II director, to the FirstSun board of directors. FirstSun and Pioneer will also mutually agree to designate one nominee who currently serves on the Pioneer board of directors to the FirstSun board of directors, who will be a Class I director.

Under the Stockholders’ Agreement, if any stockholder (or group of stockholders) with a director designation right, each a “designating stockholder,” ceases to own at least 40% of the amount of FirstSun common stock owned at the closing of the SGB mergers, it will lose its designation right, and the director nominated under such

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designation right must resign from the board and the size of the board will be reduced accordingly; provided, that, if such designating stockholder increases its ownership of FirstSun common stock to an amount equal to or greater than 40% of the amount of FirstSun common stock owned at the closing of the SGB mergers within 90-days after losing such designation right, the designating stockholder’s designation right will be reinstated. In addition, if a Hale trust group loses a designation right and the other Hale trust group that had not held a designation right before that time still holds at least 40% of the amount of FirstSun common stock it owned at the closing of the SGB mergers, the other Hale trust group may succeed to the designation right. As such, when the Lisa K. Hale Trusts transferred its ownership below 40% in 2020, resulting in the loss of its designation right, such designation right was transferred to the John J. Hale Trust.

Similarly, following the merger, the Stockholders’ Agreement, as amended, will provide that JLL, as a designating stockholder, will lose its designation right if it ceases to own at least 40% of the amount of FirstSun common stock owned at the closing of the merger and the director nominated under such designation right must resign from the board and the size of the board will be reduced accordingly; provided, that, if such JLL increases its ownership of FirstSun common stock to an amount equal to or greater than 40% of the amount of FirstSun common stock owned at the closing of the mergers within 90-days after losing such designation right, the designating stockholder’s designation right will be reinstated.

If there is a vacancy on the FirstSun board as the result of a director’s death, disability, retirement, resignation, removal or otherwise, the applicable designating stockholder will have the exclusive right to designate another individual to fill such vacancy.

The Stockholders’ Agreement requires that the FirstSun board hold at least four regularly scheduled meetings each calendar year, which must occur approximately every 90-days.

Charter and Bylaw Provisions

The Stockholders’ Agreement requires that FirstSun’s governing documents, including its certificate of incorporation and bylaws, provide (a) for the elimination of the liability of each director to the maximum extent permitted by law and (b) indemnification of, and advancement of expenses for, each director for acts on behalf of FirstSun to the maximum extent permitted by law. In addition, for the Lightyear and Aquiline designees (and the JLL designee following the merger), FirstSun acknowledges that such directors may have indemnification rights provided by their respective designating stockholder, and FirstSun has agreed, among other things, that it is the indemnitor of first resort.

ERISA Matters

Each of Lightyear and Aquiline, as well as JLL following the merger, and their respective affiliates, each referred to as a “VCOC Investor” were (or will be) granted “venture capital operating company” rights that were not provided to the other stockholders, including the right to receive quarterly and annual financial statements, the right to visit and inspect the offices and properties of FirstSun, consultation rights with management of FirstSun and, in the event that the board designee for Lightyear, Aquiline or JLL (following the merger) no longer has a right to serve on the FirstSun board of directors, or if such designee is unable to attend a board meeting, non-voting board observer rights, each subject to their agreement to maintain the confidentiality of any non-public information provided to them and to comply with applicable securities laws. These rights will terminate when the VCOC Investor holds less than 1% of FirstSun common stock.

Bank Board

The Stockholders’ Agreement also provides that the board of directors of Sunflower Bank will be composed of ten directors, which will be increased in size to 13 directors upon completion of the merger.

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Regulatory Compliance on Listing Event

The Stockholders’ Agreement contains an initial public offering preparedness provision that requires the board to be reconstituted in conjunction with the listing of FirstSun common stock on NASDAQ or the New York Stock Exchange to the extent regulatory standards so require (subject to a maximum of ten directors).

Share Transfer Provisions

General Transfer Restrictions and Exceptions

The Stockholders’ Agreement contains customary provisions for a private company restricting the transfer of shares, as discussed below. Notwithstanding the transfer restrictions, stockholders may transfer to “Permitted Transferees,” as defined in the agreement, which include family and affiliated entities and trusts, among other things. Any transfer to a Permitted Transferee requires that such transferee agrees to be bound by the terms of the Stockholders’ Agreement by executing a joinder to the agreement. JLL will execute a joinder to the Stockholders’ Agreement, which will become effective upon the merger, and will be designated as a Significant Stockholder.

Right of First Refusal

Prior to an initial underwritten public offering, if a stockholder wishes to sell all or any portion of its position in FirstSun to a third party, it must provide written notice of the terms of the offer to FirstSun, and FirstSun will provide notice to the other stockholders’ party to the agreement. Such other stockholders would then have the opportunity to participate in the purchase (pro rata in proportion to their ownership) of the selling stockholder’s shares. The right of first refusal does not apply to sales that do not exceed $250,000 in a one year period.

Tag-Along Rights

The Stockholders’ Agreement grants “tag-along rights” to stockholders party to the agreement that apply when any Significant Stockholders, which we refer to as a “Tag-Along Seller,” wishes to sell to any third party other than a Permitted Transferee, which we refer to as a “Tag-Along Sale.” These tag-along rights require the Tag-Along Seller to provide written notice of the terms of such Tag-Along Sale to FirstSun and each other stockholder party to the agreement and provide such other stockholders with the opportunity to join in the Tag-Along Sale. The right to participate in the Tag-Along Sale is pro-rated based on ownership, if the maximum amount of shares the purchaser is willing to purchase exceeds the number of shares stockholders are willing to sell. The sale is first governed by the right of first refusal discussed above, if applicable.

The requirements related to a Tag-Along Sale do not apply to the following by a Tag-Along Seller (a) sales in an underwritten public offering in which a such seller participates under the registration rights agreement described below, (b) transfers to a Permitted Transferee, (c) a sale under Rule 144 of the Securities Act following an underwritten public offering, or (d) sales or transfers of less than 3% of FirstSun common stock over any 12-month period.

Amendment No. 2 to the Stockholders’ Agreement provides that these “tag-along rights” will terminate immediately prior to the consummation by FirstSun of an initial underwritten public offering.

Preemptive Rights

FirstSun has granted preemptive rights to Significant Stockholders to purchase any securities or subsidiary securities that FirstSun or any subsidiary may propose to issue, other than:

·	an issuance to employees, officers, directors or consultants of FirstSun and its subsidiaries pursuant to employee benefit or other compensatory arrangements;

·	to debt financing sources in connection with any bona fide, arm’s length restructuring of outstanding debt of FirstSun or its subsidiaries approved by the board;

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·	in connection with the exercise or conversion of outstanding securities or securities of a subsidiary or any interest payment, dividend or distribution in respect of outstanding securities or subsidiary securities;

·	as consideration in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction;

·	in the case of debt securities issued by FirstSun or any subsidiaries (that is not a security or a security of a subsidiary) pursuant to a bona fide underwritten public offering;

·	pursuant to a written requirement to raise additional capital issued by the Federal Reserve or any other regulatory authority; or

·	any sale by a CFS Pledgee of any CFS Pledged Shares (each as defined in the Stockholders’ Agreement).

The preemptive rights provisions in the Stockholders’ Agreement, like the right of first refusal and tag-along rights, contain an allocation methodology based on pro rata ownership. This provision automatically terminates immediately prior to FirstSun’s consummation of an initial underwritten public offering.

Miscellaneous Stockholders’ Agreement Provisions

Information Rights; Confidentiality

Under the Stockholders’ Agreement, FirstSun is required to furnish stockholders party to the agreement with quarterly and annual financial statements, and stockholders are generally required to maintain the confidentiality of non-public information provided to them by FirstSun. These information rights will terminate when FirstSun becomes subject to the reporting requirements under the Exchange Act.

U.S. Real Property Interests

FirstSun has agreed that, as and when requested by a Significant Stockholder, it will provide reasonable assistance in connection with determinations by such Significant Stockholder of whether FirstSun common stock held by such Significant Stockholder constitutes a United States real property interest under Section 897 of Code. FirstSun must also comply with the notice requirement to the IRS described in Treasury Regulation Section 1.897-2(h)(2), and maintain its status as an association taxable as a corporation for U.S. federal income tax purposes.

Amendment; Termination

The Stockholders’ Agreement may be amended or waived only by the written consent of FirstSun stockholders holding two-thirds of the outstanding shares of FirstSun common stock party to the agreement. All provisions of the Stockholders’ Agreement terminate upon the earlier of an initial underwritten public offering or Change of Control of FirstSun (as defined in the agreement); provided, however, that certain governance provisions will remain in effect following an initial underwritten public offering, including the director designation rights and VCOC rights of Lightyear, Aquiline and JLL (following the merger), which will be in effect until such designating stockholder loses such designation right or the earlier to occur of a Change of Control or the 25th anniversary of the dated of the agreement.

Registration Rights Agreement

Under the SGB merger agreement, on June 19, 2017, FirstSun entered into a Registration Rights Agreement with its stockholders, including the Significant Stockholders referenced above (which Significant Stockholders are referred to as “Significant Investors” in the Registration Rights Agreement). Under the Registration Rights Agreement, FirstSun is obligated to register the sale of shares of FirstSun common stock owned by the stockholders party to the agreement under certain circumstances, as described below.

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The Registration Rights Agreement will remain in effect following the merger. Under the merger agreement, the Registration Rights Agreement will be amended, with such amendment to become effective as of the closing date of the merger, to among other things, add JLL, Pioneer’s largest shareholder, as a “Significant Investor” to the agreement. Other than JLL, no other Pioneer shareholder will become a party to the Registration Rights Agreement as a result of the merger.

Demand Rights

At any time beginning on or after June 19, 2019, each Significant Investor, subject to the limitations set forth in the Registration Rights Agreement, will have the right to require FirstSun by written notice to prepare and file a registration statement registering the offer and sale of a number of their shares of FirstSun common stock. Each Significant Investor has the right to up to five demand notices.

FirstSun will not be obligated to effect any demand registration unless (a) the aggregate number of shares joining in the demand is at least 20% of the total number of issued and outstanding shares of FirstSun common stock (if the demand is before an initial public offering of FirstSun), or 10% of the total number of issued and outstanding shares of FirstSun common stock (if the demand is after the initial public offering of FirstSun), and (b) either (i) the aggregate offering price of securities to be included in the registration, net of underwriting discounts and commissions, equals or exceeds $25.0 million, or (ii) the aggregate number of shares of FirstSun common stock to be included in the registration equals or exceeds 10% of the total number of issued and outstanding shares of FirstSun common stock. In addition, FirstSun will not be obligated to file a registration statement within a period of 180 days after the effective date of any other demand registration statement.

FirstSun will also be permitted to postpone filing a registration statement or facilitating an offering relating to a demand registration request if the registration process would, among other things, materially and adversely affect a pending or proposed material financing or material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction.

Piggyback Rights

If FirstSun proposes to register an offering of FirstSun common stock (subject to certain exceptions) for its own account or for the account of any third party (including a demand registration), then it must give written notice to the holders under the Registration Rights Agreement and allow them to include their shares in that registration statement. There is no limitation on the number of such piggyback registrations that FirstSun is required to effect.

Conditions and Limitations

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and FirstSun’s right to delay an offering or registration statement or withdraw a registration statement under certain circumstances.

Expenses and Indemnification

FirstSun will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement becomes effective or the offering is consummated, including legal expenses of one counsel for the holders party to the agreement. However, the holders must pay all underwriting discounts and commissions in connection with sales by them of any of their shares of FirstSun common stock.

The Registration Rights Agreement also contains customary indemnification provisions pursuant to which FirstSun will be required to indemnify each holder and its affiliates against certain liabilities that may arise, including those under the Securities Act.

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Issuance of Notes

On December 28, 2017, FirstSun borrowed $11.0 million from an entity controlled by Mollie Hale Carter, our chairman and chief executive officer, under an unsecured note, which we refer to as “Note 1,” that had a maturity date of December 31, 2018. Note 1 had an annual interest rate of 5%. The total amount of interest paid on Note 1 was $0.6 million.

On December 28, 2018, FirstSun cancelled Note 1 and replaced it with a new $11.0 million unsecured note from an entity that is majority controlled by Ms. Carter, which we refer to as “Note 2”. Note 2 had an annual interest rate of 5.25% and a maturity date of December 31, 2019. Note 2 was repaid in full by FirstSun in February 2019. The total amount of interest paid on Note 2 was $0.1 million.

On November 7, 2019, FirstSun borrowed $6.0 million from an entity that is majority controlled by Ms. Carter, under an unsecured note, which we refer to as “Note 3,” that had a maturity date of May 31, 2021. Note 3 had an annual interest rate of one-month LIBOR plus 3.00%. Note 3 was paid in full by FirstSun in June 2020. The total amount of interest paid on Note 3 was $0.2 million.

Related Party Transaction Policy

Transactions by us with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have also adopted policies to comply with these regulatory requirements and restrictions, including policies governing the approval of related party transactions. Under our policies, all transactions between us and our directors, officers and 5% stockholders are subject to the approval of a majority of the independent and disinterested outside directors and are conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm’s-length basis. In addition, we conduct an appropriate review of all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee (or another independent body of the board).

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INFORMATION ABOUT PIONEER BANCSHARES, INC.

Pioneer is a Texas corporation that owns all of the outstanding shares of common stock of Pioneer Bank, SSB, a Texas state savings bank, with operational headquarters in Austin, Texas. Pioneer Bank offers full consumer and commercial banking services to customers throughout its market areas in Texas. Pioneer Bank has 19 banking locations: six located throughout the greater Houston metropolitan area, three located throughout the greater Austin metropolitan area, three in East Texas, one in Dallas, one in San Antonio, one in Waco, and four in rural Texas markets.

Pioneer’s principal executive offices are located at 623 West 38th Street, Austin, Texas 78705, and its telephone number at that location is (512) 829-2270.

Information About Pioneer’s Business

General. Pioneer was incorporated as a Texas corporation in 2013 to serve as a bank holding company for Pioneer Bank. Pioneer does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Pioneer Bank. Its primary activities are to provide assistance in the management and coordination of Pioneer Bank’s financial resources. Pioneer’s principal asset is the outstanding common stock of Pioneer Bank. Pioneer derives its revenues primarily from the operations of Pioneer Bank in the form of dividends received from Pioneer Bank.

Pioneer Bank is a Texas state saving bank chartered in 2007, and has served since that time as a community-based financial institution with operations solely in Texas.

As a bank holding company, Pioneer is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of March 31, 2021 Pioneer, on a consolidated basis, reported total assets of $1.8 billion, total net loans of $1.1 billion, total deposits of $1.3 billion and shareholders’ equity of $167.1 million. Pioneer does not file reports with the SEC.

Products and Services. Pioneer Bank is a state savings bank offering a variety of banking services to consumer and commercial customers throughout Texas. Pioneer Bank offers a range of lending services, including real estate, commercial & industrial, mortgages, and other consumer loans to individuals and small to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Pioneer Bank’s market areas. Real estate loans offered by Pioneer Bank are typically secured by first or second mortgages on the subject collateral, and often relate to both owner-occupied and non-owner-occupied office, retail, and multi-family buildings. Commercial & industrial loans offered include loans to small and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for other personal needs.

Pioneer Bank offers depository services and various checking account services. Pioneer Bank also offers commercial treasury management services, safe deposit boxes, debit cards, merchant bank card services, traveler’s checks, wire transfer services, cashier’s checks, money orders, telephone banking, digital banking, mobile banking, bill pay, direct deposit, overdraft, and automatic transfers between accounts. Pioneer Bank has ATMs at most of its locations and provides no-cost access to the Allpoint network of ATMs. Pioneer Bank’s business is not seasonal in any material respect.

Pioneer Bank funds its lending activities primarily from the core deposit base. Pioneer Bank obtains deposits from its local markets and is not heavily dependent on any single depositor, though it utilizes cost-effective brokered deposits opportunistically, from time to time. FHLB borrowings are used to fund certain investment strategies.

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Competition. The table below summarizes certain key deposit information relating to Pioneer’s target markets and its presence within those markets as of June 30, 2020.

Metropolitan Statistical Area (“MSA”)	Market Rank(1)	Branch Count	Pioneer Deposits in Market (in thousands)	Market Share (%)
Austin-Round Rock MSA	16	3	$585,667	1.14%
Houston MSA	54	6	$254,188	0.08%
Dallas MSA	114	1	$89,901	0.01%
San Antonio MSA	51	1	$46,630	0.03%
Waco MSA	22	1	$35,511	0.54%

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits as of June 30, 2020.

Each activity in which Pioneer is engaged involves competition with other savings banks, as well as commercial banks, nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other financial institutions within and outside its primary service area, Pioneer competes with other financial institutions engaged in the business of making loans or accepting deposits, such as internet banks, internet lenders, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Pioneer competes may have capital resources and legal loan limits substantially higher than those maintained by Pioneer.

Employees. As of April 30, 2021, Pioneer had 210 full-time employees, 10 part-time employees and no temporary employees, none of whom are covered by a collective bargaining agreement.

Information About Pioneer’s Properties

Pioneer Bank owns its principal executive offices, which are located at 623 W. 38th Street, Austin, Texas 78705. Pioneer Bank also owns its branches at the following locations:

·	1265 Loop 304 East, Crockett, Texas 75835;
·	415 E. Goliad Ave., Crockett, Texas 75835;
·	100 Creek Road, Dripping Springs, Texas 78620;
·	302 E. Second Street, Hico, Texas 76457;
·	600 Main Street, Kerrville, Texas 78028;
·	155 North Main, La Grange, Texas 78945;
·	200 West Morgan Street, Meridian, Texas 76665;
·	1755 N Collins Blvd., Suite 100, Richardson, Texas 75080;
·	403 South Stagecoach Trail, San Marcos, Texas 78666;
·	1150 West Main Street, Tomball, Texas 77375; and
·	802 S Robb Street, Trinity, Texas 75862.
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Pioneer Bank leases its Operations Center located at 3 Sugar Creek Center Blvd, Suite 200, Sugar Land, TX 77478. Pioneer Bank also leases its branches located at the following locations:

·	970 E. Basse Rd., San Antonio, Texas 78209;
·	9029 Highway 6, Suite 100, Missouri City, Texas 77459;
·	24310 Southwest Freeway, Rosenberg, Texas 77471;
·	3 Sugar Creek Center Blvd., Suite 150, Sugar Land, Texas 77478;
·	5005 Woodway Drive, Suite 100, Houston, Texas 77056;
·	1300 N. Valley Mills Drive, Waco, Texas 76710; and
·	1400 Research Forest Drive, Suite 100, Shenandoah, Texas 77381.

Pioneer Legal Proceedings

From time to time, Pioneer or Pioneer Bank may become a party to various litigation matters incidental to the conduct of its business. Neither Pioneer nor Pioneer Bank is presently a party to any legal proceeding the resolution of which, in the opinion of Pioneer’s management, would be expected to have a material adverse effect on Pioneer’s business, operating results, financial condition or prospects.

Market Price of Common Stock and other Stockholder Matters

There is no established public trading market for Pioneer common stock. Pioneer common stock is currently quoted under the symbol “PONB” on the OTC Markets Groups, Inc.’s Pink Open Market. The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. If the mergers are completed, Pioneer common stock will no longer be quoted or traded on the Pink Open Market. In addition, Pioneer is evaluating recent amendments to rules that will require OTC-traded companies, like Pioneer, to make current disclosures publicly available in order to maintain quotation on an OTC market, such as the Pink Open Market, beginning in September 2021. As a result of these amendments or other considerations, Pioneer may determine to cease having its common stock quoted on the Pink Open Market at any time, regardless of whether or not the mergers are completed.

	High	Low
Fiscal Year Ended December 31, 2021
Second Quarter	$35.40	$30.50
First Quarter	$30.00	$24.50

Fiscal Year Ended December 31, 2020
Fourth Quarter	$23.76	$16.30
Third Quarter	$16.80	$14.50
Second Quarter	$17.25	$15.26
First Quarter	$28.50	$16.00

Fiscal Year Ended December 31, 2019
Fourth Quarter	$28.25	$26.70
Third Quarter	$26.75	$26.01
Second Quarter	$26.65	$26.25
First Quarter	$27.00	$26.00

Holders

As of July 23, 2021, there were 503 registered holders of record of Pioneer common stock and 6,246,074 shares of Pioneer common stock were issued and outstanding.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PIONEER

As used in this section, unless the context otherwise requires, references to “Pioneer, “we,” “us” and “our” refer to Pioneer Bancshares, Inc. and Pioneer Bank, SSB on a consolidated basis.

The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Pioneer for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Historical Financial Data of Pioneer” and Pioneer’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that Pioneer believes are reasonable but may prove to be inaccurate. Pioneer assumes no obligation to update any of these forward-looking statements.

Overview

Pioneer is a Texas corporation that owns all of the outstanding shares of common stock of Pioneer Bank, SSB, a Texas state savings bank, with operational headquarters in Austin, Texas. Pioneer Bank offers full consumer and commercial banking services to customers throughout its market areas in Texas. Pioneer Bank has 19 banking locations: six located throughout the greater Houston metropolitan area, three located throughout the greater Austin metropolitan area, three in East Texas, one in Dallas, one in San Antonio, one in Waco, and four in rural Texas markets. As of March 31, 2021, Pioneer had total assets of $1.8 billion, total net loans of $1.1 billion, total deposits of $1.3 billion and total shareholders’ equity of $167.1 million.

Pioneer generates most of its income from interest income on loans, service charges on customer accounts and interest income from investment securities and deposits in other financial institutions. Pioneer incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits, occupancy expenses, and technology expenses. Net interest income is the largest source of Pioneer’s revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates Pioneer earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Pioneer’s loan portfolio are affected by, among other factors, economic and competitive conditions in Texas, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and homebuilding sectors within Pioneer’s target market.

COVID-19 Pandemic

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and demand for loans and other products and services we offer, which are highly dependent on the business environment in our primary markets and in the United States as a whole.

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The impact of the COVID-19 pandemic is fluid and has continued to evolve over the past twelve months. The unprecedented and rapid spread of COVID-19 and its associated impacts on trade (including supply chains and export levels), travel, employee productivity, unemployment, consumer spending, and other economic activities has resulted in less economic activity, lower equity market valuations and significant volatility and disruption in financial markets. Market interest rates, after falling to historically low levels due to the COVID-19 pandemic, have generally stabilized, while intermediate and longer-term Treasury rates have begun to rise. The low interest rate environment, and the other effects of the COVID-19 pandemic have had, and are expected to continue to have, an adverse effect on our business, financial condition and results of operations. For instance, the pandemic has had negative effects on our interest income, allowance for loan losses, particularly during 2020, and certain transaction-based line items of noninterest income. The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations is currently uncertain and will depend on various developments and other factors, including the effect of governmental and private sector initiatives, the effect of the rollout of vaccinations for the virus, whether such vaccinations will be effective against any resurgence of the virus, including any new strains, and the ability for customers and businesses to return to their pre-pandemic routine.

Critical Accounting Estimates

Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgments, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.

Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of the allowance for loan losses, valuation of deferred tax assets, and the estimated fair value of financial instruments to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.

Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included in this proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 16 of our audited consolidated financial statements.

Allowance for loan losses

We maintain the allowance for loan losses, or allowance, at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Determining the allowance is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses based on risk characteristics of loans and consideration of other qualitative factors, all of which may be susceptible to significant change. In addition, events that are not within our control, such as changes in economic factors, could change subsequent to the reporting date and could cause the allowance to be overstated or understated. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for credit losses charged to earnings, which increases the allowance. In determining the provision for credit losses, management monitors fluctuations in the allowance for loan losses resulting from actual charge-offs and recoveries and reviews the size and composition of the loan portfolio in light of current and anticipated economic conditions.

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For further information regarding our allowance for loan losses see Note 1 and Note 3 in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Valuation of deferred tax assets

Pioneer recognizes deferred tax assets and liabilities for future tax consequences arising from differences between the carrying amounts of existing assets and liabilities under GAAP and their respective tax basis, and for net operating loss carryforwards. Pioneer evaluates the recoverability of its deferred tax assets at each year-end, weighing all positive and negative evidence, and establishes or maintains a valuation allowance for these assets if it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which the evidence can be objectively verified. If negative evidence exists, positive evidence of greater weight is necessary to support a conclusion that a valuation allowance is not needed.

The framework for assessing the recoverability of deferred tax assets requires all evidence available to be weighed, including: (1) the sustainability of recent profitability required to realize the deferred tax assets; (2) the cumulative net income or losses in the consolidated statements of operations in recent years; (3) unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years; and, (4) the carryforward periods for net operating losses.

For further information regarding our deferred tax assets and liabilities see Note 1 and Note 10 in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, or if market prices are not available, is estimated using models employing various techniques.

The significant assumptions used in the models are independently verified against observable market data where possible. When observable market data is not available, the estimate of fair value becomes more subjective and involves a high degree of judgment. In this circumstance, fair value is estimated based on our judgment regarding the value that market participants would assign to the asset or liability. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there are inherent limitations to any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

A portion of our assets and liabilities are carried at fair value on our consolidated balance sheet. The majority of these assets and liabilities are measured at fair value on a recurring basis, however, certain assets are measured at fair value on a nonrecurring basis based on the fair value of the underlying collateral.

For further information regarding the valuation of our financial instruments, see Note 1 and Note 13 in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Results of Operations

Results of Operations for the Three Months Ended March 31, 2021 and 2020

Net income was $3.4 million for the three months ended March 31, 2021 compared with $1.0 million for the three months ended March 31, 2020, an increase of $2.3 million, or 226%. The increase in net income was primarily the result of lower expense related to the provision for loan losses for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 in which significant provision expense was incurred

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for certain problem loans and macroeconomic forecast assumptions attributable to the market disruption and economic uncertainties caused by COVID-19. Annualized returns on average equity were 7.98% and 2.57% and annualized returns on average assets were 0.77% and 0.24%, for the three months ended March 31, 2021 and 2020, respectively.

Net Interest Income

Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Tax equivalent net interest margin is the ratio of taxable-equivalent net interest income to average earning assets for the period. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.

Three months ended March 31, 2021 compared to March 31, 2020. Net interest income before the provision for loan losses for the three months ended March 31, 2021 was $11.6 million compared with $10.6 million for the three months ended March 31, 2020, an increase of $1.0 million, or 9.3%. The increase in net interest income was primarily due to reductions in interest expense incurred for both deposits and borrowings of $2.7 million, or 51.2%. The reductions in interest expense were partially offset by reductions in interest income on loans of $1.2 million, or 8.9%.

Interest income was $14.2 million for the three months ended March 31, 2021, a decrease of $1.7 million, or 10.9%, compared with the three months ended March 31, 2020 primarily due to the effects of lower interest rates implemented by the Federal Reserve following the rise of the coronavirus pandemic in March 2020.

Interest expense was $2.6 million for the three months ended March 31, 2021, a decrease of $2.7 million, or 51.2%, compared with the three months ended March 31, 2020. This decrease was primarily due to decreases in the funding costs of interest-bearing liabilities and a reduction in outstanding borrowings. Average interest-bearing liabilities decreased $58.4 million, or 4.3%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease in average interest-bearing liabilities was primarily due to paydowns on outstanding borrowings of $121.1 million, or 27.7%, during the three months ended March 31, 2021 compared to the same period in 2020.

Tax equivalent net interest margin, defined as net interest income adjusted for tax-free income divided by average interest-earning assets, for the three months ended March 31, 2021 was 2.87%, a decrease of 4 basis points compared to 2.91% for the three months ended March 31, 2020. The average yield on interest earning assets and the average rate paid on interest-bearing liabilities decreased over the prior year. The average yield on interest-earning assets of 3.51% and the average rate paid on interest-bearing liabilities of 0.80%, as of March 31, 2021, were primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of the underlying assets and liabilities. Tax equivalent adjustments to net interest margin are the result of increasing income from tax-free securities by an amount equal to the taxes that would have been paid if the income were fully taxable based on a 21% federal tax rate for the three months ended March 31, 2021 and 2020, respectively, thus making tax-exempt yields comparable to taxable asset yields.

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The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,086,591	$12,221	4.56%	$1,018,563	$13,417	5.30%
Securities	375,685	1,798	1.94%	328,757	1,982	2.43%
Deposits in other financial institutions	179,519	173	0.39%	121,923	534	1.76%
Total interest-earning assets	1,641,795	14,192	3.51%	1,469,243	15,933	4.36%
Allowance for loan losses	(10,305)			(8,080)
Interest-earning assets, net	1,631,490			1,461,163
Noninterest-earning assets	152,563			272,614
Total assets	$1,784,053			$1,733,777

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$88,565	64	0.29%	$78,982	95	0.48%
Money market and savings deposits	384,173	302	0.32%	297,840	724	0.98%
Certificates and other time deposits	523,765	1,488	1.15%	556,958	2,815	2.03%
Borrowed funds	316,333	740	0.95%	437,460	1,684	1.55%
Total interest-bearing liabilities	1,312,836	2,594	0.80%	1,371,240	5,318	1.56%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	292,186			194,128
Other liabilities	7,122			6,187
Total liabilities	1,612,144			1,571,555
Shareholders’ equity	171,909			162,222
Total liabilities and shareholders’ equity	$1,784,053			$1,733,777

Net interest rate spread			2.71%			2.80%

Net interest income and margin (1)		$11,598	2.87%		$10,615	2.91%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets. Net interest margin is presented on a taxable equivalent basis, with annualized taxable equivalent adjustments based on the applicable corporate federal income tax rate of 21% for the periods presented. The adjustment to interest income was $3 thousand and $2 thousand for the three months ended March 31, 2021 and 2020, respectively.

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The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Three Months Ended
	2021 vs. 2020
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$886	$(2,082)	$(1,196)
Securities	280	(464)	(184)
Deposits in other financial institutions	250	(612)	(362)
Total increase in interest income	1,416	(3,158)	(1,742)

Interest-Bearing liabilities:
Interest-bearing demand deposits	11	(42)	(31)
Money market and savings deposits	208	(630)	(422)
Certificates and other time deposits	(166)	(1,161)	(1,327)
Borrowed funds	(461)	(483)	(944)
Total increase in interest expense	(408)	(2,316)	(2,724)
Increase (decrease) in net interest income	$1,824	$(842)	$982

Provision for Loan Losses

Pioneer’s provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. The provision for loan losses was $0 for the three months ended March 31, 2021 compared to $2.4 million for the same period in 2020, a decrease of $2.4 million, or 100%. The decrease in provision expense was due to there being no significant changes to the macroeconomic forecast assumptions utilized for the reserves associated with collectively evaluated loans within the portfolio, as well as a net reduction to non-government guaranteed loans in the portfolio.

Noninterest Income

Pioneer’s primary sources of noninterest income are service charges on deposit accounts, including debit card and ATM card income, as well as gains recognized on the sales of mortgages and securities. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the straight-line method.

Three months ended March 31, 2021 compared with the three months ended March 31, 2020. Noninterest income totaled $1.7 million for the three months ended March 31, 2021 compared to $2.0 million for the same period in 2020, a decrease of $0.4 million, or 17.5%.

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The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Three Months Ended March 31,		Increase
	2021	2020	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$334	$377	$(43)
Debit card and ATM card income	392	352	40
Bank owned life insurance income	140	185	(45)
Gain on sale of mortgages	441	88	353
Gain on sale of securities	198	407	(209)
Other	153	602	(449)
Total noninterest income	$1,658	$2,011	$(353)

Noninterest Expense

Three months ended March 31, 2021 compared with three months ended March 31, 2020. Noninterest expense was $9.0 million for the three months ended March 31, 2021 compared to $8.9 million for the three months ended March 31, 2020, an increase of $0.1 million, or 0.7%.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Three Months Ended March 31,		Increase
	2021	2020	(Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$5,261	$5,304	$(43)
Occupancy and equipment expense	1,150	1,123	27
Data processing	1,185	1,023	162
Regulatory assessments and FDIC insurance	288	296	(7)
Professional fees	241	248	(8)
Marketing and business development	254	187	67
Core deposit intangible amortization	77	116	(39)
Other	530	631	(101)
Total noninterest expense	$8,986	$8,928	$58

Salaries and Employee Benefits. Salaries and benefits decreased $43 thousand, or 0.8%, for the three months ended March 31, 2021 compared to the same period in 2020. This decrease was primarily attributable to deferred salary expense related to the origination of Paycheck Protection Program loans during the period.

Data Processing. Data processing increased $162 thousand, or 15.8%, for the three months ended March 31, 2021 compared to the same period in 2020. This increase was primarily attributable to software expense incurred on origination and forgiveness applications of Paycheck Protection Program loans.

Marketing and business development. Marketing and business development expense increased $67 thousand, or 35.8%, for the three months ended March 31, 2021 compared to the same period in 2020. This increase was due to higher levels of print, digital, and radio media utilized by Pioneer during the period.

Efficiency Ratio

The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of Pioneer’s performance and is not calculated based on generally accepted accounting principles. A GAAP-based efficiency ratio is calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus total noninterest income, as shown in the Consolidated Statements of Income. The efficiency ratio

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is calculated by excluding from noninterest income the net gains and losses on the sale of securities, which can vary widely from period to period.  Additionally, taxes and provision for loan losses are not included in this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. Pioneer’s efficiency ratio was 68.8% for the three months ended March 31, 2021 compared to 73.1% for the three months ended March 31, 2020.

Income Taxes

The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $0.6 million, or 240.6%, to $0.9 million for the three months ended March 31, 2021 compared with $0.3 million for the same period in 2020. Pioneer’s effective tax rates were 20.8% and 20.1% for the three months ended March 31, 2021 and 2020, respectively. Pioneer’s effective tax rate increased for the three months ended March 31, 2021 compared to the same period in 2020 primarily due to sales and paydowns of tax-exempt municipal securities as Pioneer continued to seek utilization of its net operating loss carryforward deferred tax asset.

Results of Operations for the Years Ended December 31, 2020 and 2019

Net income was $11.1 million for the year ended December 31, 2020 compared with $10.3 million for the year ended December 31, 2019, an increase of $0.8 million, or 7.4%. The increase in net income was primarily the result of $6.2 million in gains on sale of securities, partially offset by a decrease of $2.9 million in interest earned on deposits from other financial institutions, as well as an increase of $3.0 million in provision for loan losses. Returns on average equity were 6.63% and 6.79% and returns on average assets were 0.61% and 0.63%, for the years ended December 31, 2020 and 2019, respectively.

Year ended December 31, 2020 compared with the year ended December 31, 2019. Net interest income before the provision for loan losses for the year ended December 31, 2020 was $42.6 million compared with $41.9 million for the year ended December 31, 2019, an increase of $0.7 million, or 1.7%. The increase in net interest income was primarily due to decreases in the funding costs of interest-bearing liabilities of $6.6 million, or 27.9%, for the year ended December 31, 2020 compared with the year ended December 31, 2019. This was partially offset by decreases in interest income from loans and other investments of $5.9 million, or 9.0%.

Interest income was $59.6 million for the year ended December 31, 2020, a decrease of $5.9 million, or 9.0%, compared with the year ended December 31, 2019 primarily due to the effect of lower interest rates implemented by the Federal Reserve following the rise of the coronavirus pandemic in March 2020.

Interest expense was $17.0 million for the year ended December 31, 2020, a decrease of $6.6 million, or 27.9%, compared with the year ended December 31, 2019. This decrease was primarily due to lower cost of funds resulting from lower rates implemented by the Federal Reserve following the rise of the coronavirus pandemic in March 2020. Average interest-bearing liabilities increased $99.1 million, or 7.6%, for the year ended December 31, 2020 compared with the year ended December 31, 2019. The increase in average interest-bearing liabilities was primarily due to brokered time deposits that were issued in February 2020 prior to the start of the COVID-19 pandemic, $77 million of which remained outstanding as of December 31, 2020.

Tax equivalent net interest margin was 2.68% and 2.94% for the years ended December 31, 2020 and 2019, respectively. The average yield on interest-earning assets and the average rate paid on interest-bearing liabilities are primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of the underlying assets and liabilities. Tax equivalent adjustments to net interest margin are the result of increasing income from tax-free securities by an amount equal to the taxes that would have been paid if the income were fully taxable based on a 21% federal tax rate, thus making tax-exempt yields comparable to taxable asset yields. The tax equivalent yields and net interest margin during the comparable periods are presented based upon a tax rate of 21%.

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The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,098,574	$51,925	4.73%	$984,564	$53.864	5.47%
Securities	316,576	6,610	2.09%	276,265	7,580	2.75%
Deposits in other financial institutions	173,621	1,114	0.64%	163,963	4,071	2.48%
Total interest-earning assets	1,588,771	$59,649	3.76%	1,424,791	$65,515	4.60%
Allowance for loan losses	(10,114)			(8,024)
Interest-earning assets, net	1,578,657			1,416,767
Noninterest-earning assets	246,640			230,492
Total assets	$1,825,297			$1,647,259

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$74,521	$305	0.41%	$73,036	$423	0.58%
Money market and savings deposits	335,721	2,206	0.66%	308,093	3,974	1.29%
Certificates and other time deposits	586,337	10,218	1.74%	472,576	9,970	2.11%
Borrowed funds	399,263	4,302	1.08%	443,061	9,254	2.09%
Total interest-bearing liabilities	1,395,842	$17,031	1.22%	1,296,765	$23,621	1.82%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	255,372			193,283
Other liabilities	7,219			5,645
Total liabilities	1,658,433			1,495,693
Shareholders’ equity	166,864			151,566
Total liabilities and shareholders’ equity	$1,825,297			$1,647,259

Net interest rate spread			2.54%			2.78%

Net interest income and margin (1)		$42,618	2.68%		$41,894	2.94%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets. Net interest margin is presented on a taxable equivalent basis, with annualized taxable equivalent adjustments based on the applicable corporate federal income tax rate of 21% for the periods presented. The adjustment to interest income was $21 thousand and $30 thousand for the year ended December 31, 2020 and 2019, respectively.

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The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Years Ended December 31,
	2020 vs. 2019
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$6,255	$(8,194)	$(1,939)
Securities	1,109	(2,079)	(970)
Deposits in other financial institutions	240	(3,197)	(2,957)
Total increase in interest income	7,604	(13,470)	(5,866)

Interest-Bearing liabilities:
Interest-bearing demand deposits	9	(127)	(118)
Money market and savings deposits	357	(2,125)	(1,768)
Certificates and other time deposits	2,407	(2,159)	248
Borrowed funds	(917)	(4,035)	(4,952)
Total increase in interest expense	1,856	(8,446)	(6,590)
Increase (decrease) in net interest income	$5,748	$(5,024)	$724

Provision for Loan Losses

The provision for loan losses for the year ended December 31, 2020 was $4.4 million compared to $1.4 million for the year ended December 31, 2019. The increased provision in 2020 was due to certain problem loans and macroeconomic forecast assumptions attributable to the market disruption and economic uncertainties caused by COVID-19.

Noninterest Income

Pioneer’s primary sources of noninterest income are service charges on deposit accounts, including debit card and ATM card income, as well as gains recognized on the sale of mortgages and securities. Noninterest income does not include loan origination fees which are recognized over the life of the related loan as an adjustment to yield using the interest method.

Year ended December 31, 2020 compared with the year ended December 31, 2019. Noninterest income totaled $12.3 million for the year ended December 31, 2020 compared to $8.6 million for the year ended December 31, 2019, an increase of $3.7 million, or 42.9%. This was primarily due to an increase in the gain on sale of securities recognized of $5.2 million offset by a decrease in earnings on correspondent bank balances of $1.5 million.

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The following table presents, for the periods indicated, the major categories of noninterest income:

	Years Ended December 31,		Increase
	2020	2019	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$1,394	$1,666	$(272)
Debit card and ATM card income	1,519	1,487	32
Bank owned life insurance income	602	579	23
Gain on sale of mortgages	1,251	1,183	68
Gain on sale of securities	6,206	976	5,230
Other	1,333	2,717	(1,384)
Total noninterest income	$12,305	$8,608	$3,697

Noninterest Expense

Year ended December 31, 2020 compared with the year ended December 31, 2019. Noninterest expense was $36.5 million for the year ended December 31, 2020 compared to $36.1, million for the year ended December 31, 2019, an increase of $0.4 million, or 1.1%.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31,		Increase
	2020	2019	(Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$20,747	$21,661	$(914)
Occupancy and equipment	4,696	4,776	(80)
Data processing	4,266	4,268	(2)
Regulatory assessments and bank insurance	1,101	691	410
Professional fees	1,334	784	550
Marketing and business development	755	653	102
Core deposit intangible amortization	465	465	—
Other	3,166	2,818	348
Total noninterest expense	$36,530	$36,116	$414

Salaries and Employee Benefits. Salaries and benefits were $20.7 million for the year ended December 31, 2020, a decrease of $0.9 million, or 4.2%, compared to the year ended December 31, 2019. This decrease was primarily attributable to deferred salary expense related to the origination of Paycheck Protection Program loans during the period. The number of Pioneer full-time employees increased to 214 at December 31, 2020 from 211 employees at December 31, 2019.

Regulatory Assessments and Bank Insurance. Regulatory assessments and bank insurance expenses increased $0.4 million, or 59.3%, for the year ended December 31, 2020 to $1.1 million compared to $0.7 million for the year ended December 31, 2019. This increase was primarily due to waived FDIC assessment expense for a portion of 2019, as well as Pioneer Bank’s continued growth in total assets.

Professional Fees. Professional fees increased $0.6 million, or 70.2%, for the year ended December 31, 2020 to $1.3 million from $0.8 million for the year ended December 31, 2019 due to consulting expenses and recruiting expenses incurred.

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Efficiency Ratio

Pioneer calculates the efficiency ratio by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sale of securities. Additionally, taxes and provision for loan losses are not part of this calculation. The efficiency ratio was 75.0% for the year ended December 31, 2020 compared with 72.9% for the year ended December 31, 2019.

Income Taxes

The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $0.2 million, or 8.3%, to $2.9 million for the year ended December 31, 2020 compared with $2.7 million for the same period in 2019 primarily due to an increase in pre-tax net income.

The effective tax rates were 20.7% and 20.6% for the years ended December 31, 2020 and 2019, respectively.

Financial Condition

Loan Portfolio

At March 31, 2021, total loans held for investment increased $12.5 million from December 31, 2020. Total loans at December 31, 2020 were $1.1 billion, an increase of $84.6 million, or 8.5%, compared to $1.0 billion as of December 31, 2019 primarily due to net loan growth during the period, driven by Paycheck Protection Program loans.

Total loans held for investment as a percentage of deposits were 84.4%, 83.6% and 92.8% as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively. Total loans held for investment as a percentage of assets were 61.3%, 61.5% and 58.7% as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively.

The following table summarizes Pioneer’s loan portfolio by type of loan as of the dates indicated:

	March 31, 2021		December 31, 2020		December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial and industrial	$100,755	9.2%	$99,544	9.2%	$120,440	12.1%
Paycheck Protection Program	115,352	10.5%	88,746	8.2%	—	0.0%
Commercial real estate	475,821	43.5%	469,720	43.5%	433,137	43.6%
Commercial real estate construction & land development	149,424	13.6%	151,017	14.0%	113,195	11.4%
1-4 family residential real estate	178,559	16.3%	202,738	18.8%	280,216	28.2%
Residential construction	35,648	3.3%	29,803	2.8%	20,185	2.0%
Consumer and other	39,469	3.6%	39,263	3.5%	26,503	2.7%
Total loans	1,095,028	100%	1,080,831	100%	993,676	100%
Net deferred loan origination fees	(2,645)		(953)		1,597
Allowance for loan losses	(10,323)		(10,298)		(8,249)
Loans, net	$1,082,060		$1,069,580		$987,024

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Pioneer has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.

In order to manage the diversification of the portfolio, Pioneer segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate mortgage loans, construction and land development loans, 1-4 family residential loans and multi-family residential loans. Pioneer segments consumer loans into classes that primarily include swimming pool, automobile, and other consumer loans. Pioneer analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to Pioneer’s loan segments and classes follows.

Commercial and Industrial. Pioneer’s commercial and industrial loans represent credit extended to small to medium sized businesses primarily for the purpose of providing working capital and equipment purchase financing. Commercial and industrial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial and industrial loan portfolio increased $1.2 million, or 1.2%, to $100.8 million as of March 31, 2021 compared to $99.5 million as of December 31, 2020. Total commercial and industrial loans as of December 31, 2020 decreased $20.9 million, or 17.3%, compared to $120.4 million as of December 31, 2019.

Paycheck Protection Program. Pioneer makes loans to eligible businesses under the CARES Act which authorized the Small Business Administration (“SBA”) to temporarily guarantee loans under a 7(a) loan program called the Paycheck Protection Program. As a qualified SBA lender, Pioneer was automatically authorized to originate PPP loans which are 100% guaranteed by the SBA. Loans made under the Paycheck Protection Program increased $26.6 million, or 30.0%, to $115.4 million as of March 31, 2021 compared to $88.7 million as of December 31, 2020. No Paycheck Protection Program loans existed as of December 31, 2019.

Commercial real estate (including multi-family residential). Pioneer makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing Pioneer’s commercial real estate loans can be owner occupied or nonowner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The commercial real estate loan portfolio increased $6.1 million, or 1.3%, to $475.8 million as of March 31, 2021 compared to $469.7 million as of December 31, 2020. Total commercial real estate loans as of December 31, 2020 increased $36.6 million, or 8.4%, compared to $433.1 million as of December 31, 2019.

The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. Pioneer seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.

Commercial real estate construction and land development. Pioneer makes commercial real estate construction and land development loans to fund commercial construction, land acquisition and real estate development construction. Construction loans involve additional risks as they often involve the disbursement of funds with the repayment dependent on the ultimate success of the project’s completion. Sources of repayment

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for these loans may be pre-committed permanent financing or sale of the developed property. The loans in this portfolio are monitored closely by management. Due to uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often includes the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. The commercial real estate construction and land development loan portfolio decreased $1.6 million, or 1.1%, to $149.4 million as of March 31, 2021 compared to $151.0 million as of December 31, 2020. Total commercial real estate construction and land development loans as of December 31, 2020 increased $37.8 million, or 33.4%, compared to $113.2 million as of December 31, 2019.

1-4 family residential real estate. Pioneer’s residential real estate loans include the origination of 1-4 family residential mortgage loans (including home equity and home improvement loans and home equity lines of credit) collateralized by owner-occupied residential properties generally located in our market area. The 1-4 family residential real estate loan portfolio decreased $24.2 million, or 11.9%, to $178.6 million as of March 31, 2021 compared to $202.7 million as of December 31, 2020. Total 1-4 family residential real estate loans as of December 31, 2020 decreased $77.5 million, or 27.6%, compared to $280.2 million as of December 31, 2019.

Residential Construction. Pioneer makes residential construction loans to home builders and individuals to fund the construction of single-family residences with the understanding that such loans will be repaid from the proceeds of the sale of the homes by builders or with the proceeds of a mortgage loan. These loans are secured by the real property being built and are made based on our assessment of the value of the property on an as-completed basis. The residential construction loan portfolio increased $5.8 million, or 19.6%, to $35.6 million as of March 31, 2021 compared to $29.8 million as of December 31, 2020. Total 1-4 family residential construction loans as of December 31, 2020 increased $9.6 million, or 47.6%, compared to $20.2 million as of December 31, 2019.

Consumer and other. Pioneer’s consumer loans include automobile loans, home improvement loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 1 to 15 years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by Pioneer’s management. The consumer loan portfolio increased $0.2 million, or 0.5%, to $39.5 million as of March 31, 2021 compared to $39.3 million as of December 31, 2020. Total consumer loans as of December 31, 2020 increased $12.8 million, or 48.1%, compared to $26.5 million as of December 31, 2019. This increase was primarily due to the transition of swimming pool loans from a junior lien secured product to an unsecured personal loan.

Concentrations of Credit

The vast majority of Pioneer’s lending activity occurs in Texas. Pioneer’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and nonowner occupied and multi-family commercial real estate, raw land and other real estate based loans located in Texas. As of March 31, 2021, December 31, 2020 and 2019, real estate loans represented 76.7%, 78.9% and 85.2%, respectively, of Pioneer’s total loans.

Asset Quality

Nonperforming Assets and Potential Problem Loans. Pioneer has procedures in place to assist in maintaining the overall quality of its loan portfolio. Pioneer has established underwriting guidelines to be followed by its officers to monitor Pioneer’s delinquency levels for any negative or adverse trends.

Pioneer had $4.8 million, $8.2 million and $6.8 million in nonaccrual loans as of March 31, 2021, December 31, 2020 and 2019, respectively.

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The following table presents information regarding nonperforming assets as of the dates indicated:

	As of March 31, 2021	As of December 31, 2020	As of December 31, 2019
	(Dollars in thousands)
Nonaccrual loans:
Commercial and industrial	$784	$1,107	$4,099
Commercial real estate	3,239	5,757	2,177
Commercial real estate construction and land development	—	—	—
1-4 family residential real estate	755	1,294	378
Residential construction	—	—	—
Consumer and other	3	72	130
Total nonaccrual loans	4,781	8,230	6,784
Accruing loans 90 or more days past due	—	2,254	26
Total nonperforming loans	4,781	10,484	6,810
Other real estate	515	583	1,100
Other repossessed assets	—	46	181
Total nonperforming assets	$5,296	$11,113	$8,091
Restructured loans(1)	$540	$559	$764
Nonperforming assets to total assets	0.5%	0.7%	0.5%
Nonperforming loans to total loans	0.8%	1.0%	0.8%

(1)	Restructured loans represent the balance at the end of the respective period for those performing loans modified in a troubled debt restructuring that are not already presented as a nonperforming loan.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance that is established through charges to earnings in the form of a provision for loan losses. The amount of the allowance for loan losses is affected by the following: (1) charge-offs of loans that decrease the allowance, (2) subsequent recoveries on loans previously charged off that increase the allowance and (3) provisions for loan losses charged to income that increase the allowance. For purposes of determining the allowance for loan losses, Pioneer considers the loans in its portfolio by segment, class and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Pioneer utilizes an independent third party loan review service to review the credit risk assigned to loans on a periodic basis and the results are presented to management and the Board of Directors for review.

At March 31, 2021 and December 31, 2020, the allowance for loan losses amounted to $10.3 million, or 0.9% and 1.0% of total loans, respectively compared with $8.2 million, or 0.8%, as of December 31, 2019. Pioneer believes that the allowance for loan losses at March 31, 2021, December 31, 2020 and December 31, 2019 was adequate to cover probable incurred losses in the loan portfolio as of such date.

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The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

	Three Months Ended March 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
	(Dollars in thousands)
Average loans outstanding	$1,082,202	$1,095,930	$984,022
Gross loans outstanding at end of period	1,092,383	1,079,878	995,273
Allowance for loan losses at beginning of period	10,298	8,249	7,582
Provision for loan losses	—	4,440	1,422
Charge-offs:
Commercial and industrial	—	(2,207)	(339)
Commercial real estate	—	(191)	(44)
Commercial real estate construction & land development	—	—	—
1-4 family residential real estate	—	(68)	(16)
Residential construction	—	—	—
Consumer and other	(1)	(69)	(597)
Total charge-offs for all loan types	(1)	(2,535)	(996)
Recoveries:
Commercial and industrial	20	121	54
Commercial real estate	2	12	132
Commercial real estate construction & land development	—	—	—
1-4 family residential real estate	1	3	24
Residential construction	—	—	—
Consumer and other	3	8	31
Total recoveries for all loan types	26	144	241
Net charge-offs	25	(2,391)	(755)
Allowance for loan losses at end of period	$10,323	$10,298	$8,249
Allowance for loan losses to total loans	0.9%	1.0%	0.8%
Net charge-offs to average loans (1)	0.0%	0.2%	0.1%
Allowance for loan losses to nonperforming loans	194.0%	93.3%	108.9%

(1)	Interim period annualized.
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The following table shows the allocation of the allowance for loan losses among Pioneer’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	As of March 31, 2021		As of December 31, 2020		As of December 31, 2019
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
			(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial and industrial	$2,227	2.2%	$2,207	2.2%	$2,729	2.3%
Commercial real estate	4,441	0.9%	4,439	0.9%	2,877	0.7%
Commercial real estate construction & land development	1,487	1.0%	1,534	1.0%	962	0.8%
1-4 family residential real estate	1,356	0.8%	1,355	0.7%	1,329	0.5%
Residential construction	355	1.0%	308	1.0%	172	0.8%
Consumer and other	457	1.2%	455	1.2%	152	0.6%
Total allowance for loan losses	$10,323	0.9%	$10,298	1.0%	$8,249	0.8%

Available for Sale Securities

As of March 31, 2021, the carrying amount of investment securities totaled $443.9 million, an increase of $119.3, or 36.8%, compared with $324.6 million as of December 31, 2020. The carrying amount of investment securities at December 31, 2020 increased $12.3 million, or 3.9%, compared with $312.2 as of December 31, 2019. Securities represented 24.9%, 18.5% and 18.4% of total assets as of March 31, 2021, December 31, 2020 and 2019, respectively.

The majority of the securities in the portfolio are classified as available for sale. Securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.

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The following table summarizes the amortized cost and fair value of the securities in the securities portfolio as of the dates shown:

	March 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$17,525	$—	$(238)	$17,287
Mortgage-backed securities	164,384	1,497	(2,073)	164,808
Corporate securities	57,000	721	(1,257)	56,464
Taxable municipal securities	210,362	322	(7,996)	202,688
Tax-exempt municipal securities	—	—	—	—
SBA pools	2,746	—	(58)	2,688
Total securities available for sale	$453,017	$2,540	$(11,622)	$443,935

	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$—	$—	$—	$—
Mortgage-backed securities	135,015	1,978	(230)	136,763
Corporate securities	45,723	483	(403)	45,803
Taxable municipal securities	135,575	1,325	(553)	136,347
Tax-exempt municipal securities	2,662	77	—	2,739
SBA pools	2,890	38	—	2,928
Total securities available for sale	$321,865	$3,901	$(1,186)	$324,580

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$6,000	$14	$(3)	$6,011
Mortgage-backed securities	239,190	1,648	(656)	240,182
Corporate securities	28,329	378	—	28,707
Taxable municipal securities	32,278	406	—	32,684
Tax-exempt municipal securities	3,852	158	—	4,010
SBA pools	654	—	—	654
Total securities available for sale	$310,303	$2,604	$(659)	$312,248

The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.

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Pursuant to a separate agreement with FirstSun, Pioneer has begun implementing a strategy with respect to Pioneer Bank’s bond securities portfolio, to reasonably mitigate future interest rate risk and price risk associated with the portfolio in a rising interest rate environment. This strategy involves a combination of actions, including bond security portfolio dispositions and bond portfolio hedging, all within appropriate safety and soundness principles and applicable bank regulatory guidelines.

Pioneer does not believe that any of the securities are impaired due to reasons of credit quality. Accordingly, as of March 31, 2021, December 31, 2020 and 2019, Pioneer believes the impairments were temporary, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.

The average yield of Pioneer’s securities portfolio was 1.94% during the three months ended 2021 compared to 2.43% for the same period in 2020. The average yield for the year ended December 31, 2020 was 2.09% compared with 2.75% for the year ended December 31, 2019.

Goodwill and Core Deposit Intangibles

The balance of goodwill as of March 31, 2021, December 31, 2020 and 2019 was $2.6 million. Goodwill resulting from business combinations represents the excess of the consideration paid over the fair value of the net assets acquired. Goodwill is assessed annually for impairment or when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Pioneer’s core deposit intangibles, net as of March 31, 2021, December 31, 2020 and 2019 was $0, $0.1 million and $0.5 million, respectively. Core deposit intangibles are amortized using a straight-line amortization method over its estimated useful life of five years.

Deposits

Pioneer’s lending and investing activities are primarily funded by deposits. Pioneer offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.

Total deposits at March 31, 2021, were $1.3 billion, an increase of $2.3 million, or 0.2%, compared with $1.3 billion at December 31, 2020. Deposits at December 31, 2020 increased $220 million, or 20.5%, compared with $1.1 billion at December 31, 2019. The deposit growth experienced in 2020 was largely the result of an increases of $80.9 million in noninterest bearing deposits, largely from loans originated under the Paycheck Protection Program, and $139.0 million in interest bearing deposits, of which $77.0 million related to brokered time deposits issued prior to the start of the COVID-19 pandemic.

Pioneer’s ratio of average noninterest-bearing deposits to average total deposits was 29.3% for the three months ended March 31, 2021 and 25.6% and 22.6% for the years ended December 31, 2020 and 2019, respectively.

Borrowings

Pioneer has an available line of credit with the FHLB of Dallas, which allows us to borrow on a collateralized basis. FHLB advances are used to manage liquidity as needed. The advances are secured by a blanket lien on certain loans and securities pledged to the FHLB. Maturing advances are replaced by drawing on available cash, making additional borrowings or through increased customer deposits. At March 31, 2021, Pioneer had total borrowing capacity of $444.5 million, of which $129.5 million was available under this agreement and $315.0 million was outstanding. FHLB advances of $315.0 million were outstanding at March 31, 2021 at a weighted average rate of 0.90%. Pioneer had no outstanding letters of credit at March 31, 2021.

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Contractual Obligations

Pioneer leases office facilities and equipment under operating leases. Future minimum lease payments under the noncancelable operating leases are as follows:

	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Operating leases	$900	$1,371	$—	$—	$2,271
FHLB advances	155,000	—	—	160,000	315,000
Total	$155,900	$1,371	—	$160,000	$317,271

Off-Balance Sheet Items

Pioneer is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of the Pioneer’s involvement in particular classes of financial instruments. Pioneer’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Pioneer uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

Pioneer evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by Pioneer upon extension of credit, is based on management’s credit evaluation of the customer.

The following is a summary of the various financial instruments entered into by Pioneer as of the dates indicated:

	March 31,	December 31,	December 31,
	2021	2020	2019
	(Dollars in thousands)
Commitments to extend credit - fixed rate	$18,898	$36,787	$27,143
Commitments to extend credit - variable rate	152,801	157,274	145,093
Standby letters of credit	345	482	1,834

Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which Pioneer will sell off a percentage of the commitment when funded, pursuant to the participation agreement.

Standby Letters of Credit. Standby letters of credit are conditional commitments issued by Pioneer to guarantee the performance of a customer to a third party. Pioneer’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.

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Liquidity and Capital Resources

Liquidity

Liquidity is the measure of Pioneer’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting Pioneer’s operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the three months ended March 31, 2021 and the years ended December 31, 2020 and 2019, Pioneer’s liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. Pioneer has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.

Capital Resources

Pioneer is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Pioneer’s consolidated financial statements. Pioneer believes, as of March 31, 2021, December 31, 2020 and December 31, 2019, that it met all of the capital adequacy requirements to which it is subject.

The following table provides a comparison of Pioneer Bancshares, Inc. and Pioneer Bank’s leverage and risk-weighted capital ratios as of March 31, 2021 and December 31, 2020 to the minimum and well-capitalized regulatory standards:

	Actual		For Capital Adequacy Purposes		To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
PIONEER BANCSHARES, INC.
(Consolidated)
As of March 31, 2021
Total Capital
(to risk weighted assets)	$164,700	13.3%	$129,683	10.5%	N/A	N/A
Common Equity Tier 1 Capital
(to risk weighted assets)	154,378	12.5%	86,455	7.0%	N/A	N/A
Tier 1 Capital
(to risk weighted assets)	154,378	12.5%	104,981	8.5%	N/A	N/A
Tier 1 Capital
(to average tangible assets)	154,378	8.8%	70,569	4.0%	N/A	N/A

As of December 31, 2020
Total Capital
(to risk weighted assets)	$159,701	13.0%	$129,357	10.5%	N/A	N/A
Common Equity Tier 1 Capital
(to risk weighted assets)	149,403	12.2%	86,238	7.0%	N/A	N/A
Tier 1 Capital
(to risk weighted assets)	149,403	12.2%	104,717	8.5%	N/A	N/A
Tier 1 Capital
(to average tangible assets)	149,403	8.3%	71,760	4.0%	N/A	N/A

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	Actual		For Capital Adequacy Purposes		To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
PIONEER BANK, SSB
As of March 31, 2021
Total Capital
(to risk weighted assets)	$164,519	13.3%	$129,683	10.5%	$123,508	10.0%
Common Equity Tier 1 Capital
(to risk weighted assets)	154,197	12.5%	86,455	7.0%	80,280	6.5%
Tier 1 Capital
(to risk weighted assets)	154,197	12.5%	104,981	8.5%	98,806	8.0%
Tier 1 Capital
(to average tangible assets)	154,197	8.7%	70,569	4.0%	88,211	5.0%

As of December 31, 2020
Total Capital
(to risk weighted assets)	$159,521	12.9%	$129,357	10.5%	$123,197	10.0%
Common Equity Tier 1 Capital
(to risk weighted assets)	149,223	12.1%	86,238	7.0%	80,078	6.5%
Tier 1 Capital
(to risk weighted assets)	149,223	12.1%	104,717	8.5%	98,558	8.0%
Tier 1 Capital
(to average tangible assets)	149,223	8.3%	71,760	4.0%	89,700	5.0%

Total shareholder’s equity was $167.1 million at March 31, 2021 compared with $172.3 at December 31, 2020, a decrease of $5.3 million, or 3.1%, primarily due to changes in accumulated other comprehensive income totaling $8.9 million as a result of unrealized losses in our available for sale investment securities portfolio. These losses were partially offset by $3.4 million of net income recognized during the period. Total shareholder’s equity increased at December 31, 2020 compared to $159.7 million at December 31, 2019, an increase of $12.6 million, or 7.9%. This increase was primarily due to $11.1 million of net income recognized during the period.

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PIONEER Quantitative and Qualitative Disclosures about Market Risk

Pioneer manages market risk, which for Pioneer is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Pioneer Bank. This committee is composed of certain members of the Pioneer Bank board of directors in accordance with asset liability and funds management policies approved by the full board of directors of Pioneer Bank. Pioneer Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:

Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income		Percent Change in Economic Value of Equity
	As of March 31, 2021	As of December 31, 2020	As of March 31, 2021	As of December 31, 2020
+300	(1.6)%	11.6%	(18.3)%	0.8%
+200	3.9%	13.6%	(8.0)%	7.0%
+100	3.1%	8.9%	(1.8)%	7.0%
Base	0.0%	0.0%	0.0%	0.0%
-100	(2.5)%	(1.9)%	0.2%	(7.3)%

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PIONEER

The following table sets forth certain information regarding the beneficial ownership of Pioneer common stock as of July 23, 2021 by: (i) each person who is known by Pioneer to beneficially own 5% or more of Pioneer’s common stock; (ii) each director of Pioneer; (iii) the principal executive officer and the two other most highly compensated executive officers of Pioneer; and (iv) all directors and executive officers of Pioneer as a group. Unless otherwise indicated, based on information furnished by such shareholders, the management of Pioneer believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. The table assumes that the merger will be completed and that all outstanding Pioneer options will vest within 60 days. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o Pioneer Bancshares, Inc., 623 West 38th Street, Austin, Texas 78705.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholder:
JLL/FCH Holdings I, LLC	3,377,066	(2)	53.69%

Directors and Executive Officers:
Whit Hanks	315,307	(3)	5.04%
Craig Koenig	74,500	(4)	1.19%
Isabella Cunningham	68,960	(5)	1.10%
Michael Figer	54,865	(6)	*
John A. Seifrick	46,500	(7)	*
W. Stephen Benesh	8,000	(8)	*
Kevin T. Hammond	—	(9)	*
Frank J. Rodriguez	—	(10)	*
Fran Wiatr	21,250	(11)	*
Ronald D. Coben	104,500	(12)	1.65%
Chris Harkrider	35,500	(13)	*
Laurence L. Lehman III	35,000	(14)	*
Joni Phariss	35,000	(15)	*
Cathy Williams	25,000	(16)	*

Directors and Executive Officers as a group (15 persons)	4,201,448		66.83%

* Indicates ownership which does not exceed 1.0%.

(1)	Pioneer has based its calculation of the percentage of beneficial ownership on 6,246,074 shares of its common stock outstanding on July 23, 2021. In computing the number of shares of Pioneer common stock beneficially owned by a person and the percentage ownership of that person, it deemed outstanding shares of its common stock subject to options held by that person that are currently exercisable within 60 days. Pioneer, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. As noted above, the table assumes that the merger will be completed and that all outstanding Pioneer options will vest within 60 days of July 23, 2021.
(2)	Consists of 3,333,316 shares held of record by JLL/FCH Holdings I, LLC, and 43,750 shares that may be acquired pursuant to the exercise of options under the Pioneer Bancshares, Inc. 2015 Equity Incentive Plan (“2015 Plan”). The entities in the JLL/FCH Holdings I, LLC ownership chain are: JLL Associates G.P. FCH, LLC; JLL Associates FCH, L.P.; and JLL Partners Fund FCH, L.P. There are managers at JLL/FCH Holdings I, LLC. However, Paul Levy, as sole member of JLL Associates G.P. FCH, LLC, is the only natural person who has voting and dispositive control with respect to the Pioneer shares held by JLL/FCH Holdings I, LLC.
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(3)	Consists of 56,700 shares held of record by Mr. Hanks, 247,807 shares held of record by Hancock/Hanks Investments, Ltd., a related interest of Mr. Hanks, and 10,800 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(4)	Consists of 11,000 shares held of record by Mr. Koenig, 18,000 shares held of record by the Craig Koenig and Medora Koenig Joint Trust, of which Mr. Koenig is a trustee, 3,500 shares held of record by Mr. Koenig’s wife, 17,000 shares held of record by Prime Tempus, Inc., a related interest of Mr. Koenig, 10,000 shares that may be acquired pursuant to the exercise of options under the Pioneer Bancshares, Inc. 2007 Stock Incentive Plan (“2007 Plan”) and 15,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(5)	Consists of 43,960 shares held of record by the Isabella Cunningham and William Cunningham Joint Trust, of which Ms. Cunningham is a trustee, 10,000 shares that may be acquired pursuant to the exercise of options under the 2007 Plan and 15,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(6)	Consists of 29,865 shares held of record by Mr. Figer, 10,000 shares that may be acquired pursuant to the exercise of options under the 2007 Plan and 15,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(7)	Consists of 4,000 shares held of record by the John A. Seifrick and Ann P. Seifrick Joint Trust, of which Mr. Seifrick is a trustee, 17,500 shares held by an IRA account for the benefit of Mr. Seifrick, 10,000 shares that may be acquired pursuant to the exercise of options under the 2007 Plan and 15,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(8)	Consists of 8,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(9)	Mr. Hammond is a representative of JLL/FCH Holdings, LLC which is the largest shareholder of Pioneer Bancshares, Inc. Mr. Hammond disclaims any beneficial ownership of capital stock beneficially owned by JLL/FCH Holdings, LLC and has no options to acquire shares under either the 2007 Plan or 2015 Plan.
(10)	Mr. Rodriguez is a representative of JLL/FCH Holdings, LLC which is the largest shareholder of Pioneer Bancshares, Inc. Mr. Rodriguez disclaims any beneficial ownership of capital stock beneficially owned by JLL/FCH Holdings, LLC and has no options to acquire shares under either the 2007 Plan or 2015 Plan.
(11)	Consists of 21,250 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(12)	Consists of 2,000 shares held of record by Mr. Coben and his wife, and 102,500 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(13)	Consists of 3,000 shares held of record by Mr. Harkrider, and 32,500 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(14)	Consists of 2,000 shares held of record by Mr. Lehman III, and 33,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(15)	Consists of 35,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
(16)	Consists of 25,000 shares that may be acquired pursuant to the exercise of options under the 2015 Plan.
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DESCRIPTION OF CAPITAL STOCK OF FIRSTSUN

As a result of the merger, Pioneer shareholders who receive shares of FirstSun common stock in the merger will become stockholders of FirstSun. Your rights as stockholder of FirstSun will be governed by the DGCL, the FirstSun certificate of incorporation, the FirstSun bylaws and a Stockholders’ Agreement between FirstSun and its current stockholders. The following briefly summarizes the material terms of FirstSun common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the DGCL, the FirstSun certificate of incorporation, the FirstSun bylaws and the Stockholders’ Agreement. FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement are incorporated herein by reference and will be sent to shareholders of Pioneer upon request. See “Where You Can Find More Information.”

General

The FirstSun certificate of incorporation authorizes the issuance of capital stock consisting of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of July 23, 2021, FirstSun had 18,321,659 shares of common stock outstanding and had reserved for issuance 1,414,875 shares of common stock underlying options that are or may become exercisable. In addition, as of July 23, 2021, FirstSun had the ability to issue 134,143 shares of common stock pursuant to options, restricted stock, restricted stock units and other equity awards that may be granted in the future under FirstSun’s existing equity compensation plans.

If the merger is completed, FirstSun will have approximately (a) 24,844,434 shares of common stock outstanding, (b) 2,137,531 shares of common stock reserved for issuance underlying options that are or may become exercisable, and (c) 134,143 shares of common stock that it may issue pursuant to options, restricted stock, restricted stock units and other equity awards that may be granted in the future under FirstSun’s existing equity compensation plans.

As of July 23, 2021, FirstSun had no shares of preferred stock issued and outstanding.

The authorized but unissued shares of FirstSun’s common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or FirstSun’s equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no stockholder approval will be required for the issuance of those shares.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of FirstSun common stock are fully paid and nonassessable.

Voting Rights

In general, each outstanding share of FirstSun common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. The holders of FirstSun common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of amendment establishing any series of FirstSun preferred stock.

There is no cumulative voting in the election of directors. Assuming a quorum is present, FirstSun’s directors, which are designated for nomination in accordance with the Stockholders’ Agreement, are elected by holders of common stock by a plurality vote. For a description of the board designation rights of certain FirstSun stockholders under the Stockholders’ Agreement, see “Certain Relationships and Related Party Transactions of

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FirstSun” beginning on page 180. Under the merger agreement, JLL will be added as a party to the Stockholders’ Agreement and will also have a board designation right as described under “Certain Relationships and Related Party Transactions of FirstSun” beginning on page 180.

All other questions brought before a meeting of stockholders at which a quorum is present are decided by a majority of all the votes cast at the meeting, whether cast in person or by proxy, unless the matter requires a greater number of affirmative votes under the DGCL, FirstSun’s certificate of incorporation or the Stockholders’ Agreement. FirstSun’s certificate of incorporation and bylaws contain certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation and Bylaws and Provisions of Delaware Law.”

Dividend, Liquidation and Other Rights

Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the FirstSun board of directors declares dividends out of funds legally available therefor. Dividends may only be declared by the board of directors, and the board’s ability to declare dividends is subject to limitations under applicable law and regulation. If FirstSun issues preferred stock, the holders of such preferred stock may have a priority over the holders of common stock with respect to dividends.

If FirstSun voluntarily or involuntarily liquidates, dissolves or winds up, holders of FirstSun common stock are entitled to share equally and ratably in FirstSun’s assets legally available for distribution after payment of, or adequate provision for, all of FirstSun’s debts and liabilities. These rights are subject to the preferential liquidation rights of any series of FirstSun preferred stock that may then be outstanding.

Holders of FirstSun common stock have no preference, conversion, exchange, sinking fund or redemption rights and, except with respect to certain stockholders as set forth in the Stockholders’ Agreement, have no preemptive rights to purchase or subscribe for any of securities of FirstSun. For a description of the preemptive rights available to certain stockholders of FirstSun under the Stockholders’ Agreement, see “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement—Share Transfer Provisions—Preemptive Rights” on page 183.

Preferred Stock

FirstSun’s certificate of incorporation provides that the FirstSun board of directors may issue, without stockholder approval, preferred stock in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

The description of the shares of each series of preferred stock, including the powers, preferences and relative participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series will be set forth in resolutions adopted by the FirstSun board of directors and in an amendment to FirstSun’s certificate of incorporation filed as required by the DGCL. Accordingly, the FirstSun board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of FirstSun common stock and, under certain circumstances, discourage an attempt by others to gain control of FirstSun.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, FirstSun’s future capital needs, then existing market conditions and other factors that, in the judgment of the FirstSun board of directors, might warrant the issuance of preferred stock.

No shares of preferred stock are issued and outstanding as of July 23, 2021.

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Quorum of the Board and Manner of Acting

Under FirstSun’s certificate of incorporation and bylaws, two-thirds of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law, FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement, and as described in more detail below, the act of a majority of the board of directors at which a quorum is present constitutes the act of the board.

Supermajority Board Approval for Certain Matters

Under FirstSun’s bylaws and the Stockholders’ Agreement, FirstSun may not, and may not permit any of its subsidiaries to, take any of the following actions without the affirmative vote of at least two-thirds of the entire FirstSun board of directors:

·	effect any merger, consolidation or other business combination or sale of a significant portion of its assets (in a single transaction or series of related transactions) to any unaffiliated person or entity;

·	acquire (in a single transaction or series of related transactions, including by purchase of stock or assets, merger or otherwise) any assets, business or operations for a purchase price greater than 125% of the aggregate tangible book value of the assets being acquired;

·	acquire (in a single transaction or series of related transactions, including by purchase of stock or assets, merger or otherwise) any assets, business or operations for a purchase price greater than 7.5% of the aggregate tangible book value of the assets of FirstSun and its subsidiaries;

·	an initial public offering or registration of a class of FirstSun’s securities under the Exchange Act, except as would be caused by the exercise by a stockholder of its rights under any applicable registration rights agreement;

·	effect any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to its creditors or any similar transaction;

·	issue, redeem, repurchase or amend the terms of any FirstSun securities or securities of a subsidiary, as applicable; provided that such requirement will generally not apply to (a) issuances to employees, officers, directors or consultants of FirstSun or its subsidiaries pursuant to employee benefit plans or compensatory arrangements; (b) issuances, redemptions, repurchases or amendments made as consideration in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction (whether or not otherwise subject to supermajority board approval); (c) issuances made pursuant to a written requirement to raise additional capital issued by the Federal Reserve or any other regulatory authority; or (d) any exercise by FirstSun or any of its subsidiaries as pledgee (such pledgee, in its capacity as such, a “CFS Pledgee”) under that certain Stock Pledge and Security Agreement dated as of May 6, 2010 between CFS Company of Delaware, LLC, as debtor, and Strategic Growth Banking Partners, LLC, as secured party and predecessor of FirstSun, of its right to foreclose upon, or exercise any remedy available to a secured lender resulting in the ownership of any FirstSun common stock pledged to it (such pledged FirstSun common stock, “CFS Pledged Shares” by the CFS Pledgee, including the various actions referred to in clause (j) of the definition of “Permitted Transferee” in the Stockholders’ Agreement;

·	sell or otherwise transfer any CFS Pledged Shares;

·	sell or otherwise transfer any security of a subsidiary; provided that such requirement will not apply to sales or other transfers to a wholly-owned subsidiary of FirstSun;

·	pay any dividends or otherwise make a distribution with respect to any securities other than on a pro rata basis to all holders of the relevant class or series thereof;

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·	approve any operating budget or long-term strategic business plan or any amendment to any such budget or plan, or approve any material deviation from any previously approved operating budget or long-term strategic business plan;

·	determine the compensation and/or benefits of any executive officer (including, for the avoidance of doubt, the chief executive officer, the chief financial officer, the president and the chief operating officer); and

·	adopt or modify any material employee benefit plan or arrangement providing for compensation, bonus, profit sharing, equity or other incentive compensation, investment, vacation, welfare, severance post-employment, retirement or other benefits.

Majority Board Approvals for Certain Matters

Under FirstSun’s bylaws, FirstSun may not, and may not permit its subsidiaries to, directly or indirectly, take any of the following actions without the prior affirmative vote or written consent of at least a majority of the entire board:

·	change in any way the principal nature of its business or enter into any line of business unrelated to the principal nature of its business;
·	effect any material sale, transfer, lease, pledge, assignment, conveyance or other disposition of any property or assets;
·	enter into any material joint venture, partnership or similar arrangement;
·	incur, assume or guarantee any indebtedness for borrowed money (or any amendment of any instrument representing any such indebtedness for borrowed money) in an amount in excess of $75 million (in any single transaction or series of related transactions); or
·	designate, elect, appoint, replace or remove any member of the board of directors of any bank subsidiary; provided that the composition of the board of directors of any such bank subsidiary will at all times meet any director independence requirements required under applicable law.

Corporate Opportunities

Under FirstSun’s certificate of incorporation and the Stockholders’ Agreement, to the fullest extent permitted by applicable law, no Significant Stockholder, affiliate of any Significant Stockholder, or any of their respective affiliates, other than the chairman of the FirstSun board or an executive officer of FirstSun (or a controlled affiliate of the chairman of the FirstSun board or an executive officer of FirstSun), is required to refer or present any particular business opportunity to FirstSun or any of its subsidiaries, and no act or omission by any such Significant Stockholder in accordance with the corporate opportunities provisions of FirstSun’s certificate of incorporation and the Stockholders’ Agreement will be considered a breach of any fiduciary duty to FirstSun. Significant Stockholders include, in addition to two other stockholders, the following:

·	Aquiline SGB Holdings LLC (“Aquiline”);
·	entities affiliated with Lightyear Capital LLC;
·	Ohio Public Employees Retirement System;
·	Southwest Banking Partners, L.P. (“SWBP”);
·	William D. Sanders, the Sanders Family Trust I and the Sanders Family Trust II;
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·	the following stockholders related to the Hale family:
o	the John J. Hale Trust dated December 1, 1996;
o	the Dana Hale Nelson Trust dated December 8, 1995 and the Dana Hale Nelson Family Irrevocable Trust dated May 25, 2011;
o	the Karen Hale Young Trust dated February 23, 1996 and the Karen Hale Young Family Irrevocable Trust;
o	the Max Alan Hale Trust dated June 1, 1996 and the Max Alan Hale Family Irrevocable Trust dated June 1, 2011; and
o	the Mollie Hale Carter Trust dated December 19, 1995 and the Twin Meadow VHC Trust dated May 25, 2011 (together with the “Mollie Hale Carter Trust, the “Mollie Hale Carter Stockholder Group”).

Mollie Hale Carter currently serves as FirstSun’s Chairman.

Amending FirstSun’s Certificate of Incorporation or Bylaws

Certificate of Incorporation

Any provision of FirstSun’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL; provided that holders of at least 66 2/3% of the outstanding shares of FirstSun capital stock entitled to vote must approve changes to the provisions in FirstSun’s certificate of incorporation regarding the board of directors, limitation of liability and indemnification of officers and directors, corporate opportunities, amendment of the certificate of incorporation, and amendment of the bylaws.

Bylaws

The bylaws may be amended or repealed by the FirstSun board of directors or the stockholders in accordance with the DGCL, the certificate of incorporation and the Stockholders’ Agreement, as amended; provided, that, (a) any amendments to the provisions related to the classification of the board, director elections, board quorum and manner of acting or the majority board approval requirements require consent of FirstSun and stockholders holding at least two-thirds of FirstSun common stock then outstanding, and (b) any amendment to the provision related to the supermajority board approval requirements for certain matters require consent of FirstSun and stockholders holding at least 80% of FirstSun common stock then outstanding.

Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation, Bylaws, Stockholders’ Agreement and Provisions of Delaware Law

FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement, in addition to the DGCL, contain certain provisions that might be deemed to have a potential “anti-takeover” effect. The following description of certain provisions of FirstSun’s certificate of incorporation, bylaws, Stockholders’ Agreement and the DGCL that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement, as well as applicable provisions of the DGCL.

Classification of the Board of Directors. FirstSun’s directors are divided into three classes with each class consisting of an equal number of directors, or as nearly equal as possible. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management, but makes it more difficult for the stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. FirstSun believes that classification of the board of directors will help to assure the continuity and stability of its business strategies and policies as determined by its board of directors.

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FirstSun is party to a Stockholders’ Agreement with its stockholders that will remain in effect following the merger. The Stockholders’ Agreement also requires that the FirstSun board of directors be classified and any amendment to this requirement requires, among other things, that each stockholder with a board designation right, as described below, consent to such amendment.

Composition of the Board of Directors. FirstSun’s certificate of incorporation provides that FirstSun must not have less than one nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the board of directors. FirstSun’s board of directors is currently comprised of six directors.

Under the Stockholders’ Agreement, the size of the FirstSun board of directors is currently set at eight members, and the FirstSun stockholders with board designation rights, which we refer to as the “designating stockholders,” have the exclusive right to designate nominees for election to all eight board seats. Currently, two designating stockholders have chosen not to nominate directors to their respective seats, and, therefore, there are currently only six directors serving on the board with two vacant board seats.

In connection with the merger, the Stockholders’ Agreement will be further amended to increase the size of the FirstSun board of directors from eight to ten members. In addition, JLL, Pioneer’s largest shareholder, will become a party to the agreement and will have the right to designate one nominee, who will be a Class II director, to the FirstSun board of directors. FirstSun and Pioneer will also mutually agree to designate one nominee who currently serves on the Pioneer board of directors to the FirstSun board of directors, who will be a Class I director.

Following the merger, only one of ten possible board nominees will be available for nomination by the FirstSun board of directors. Nine of the ten possible board nominees will be nominated by specific stockholders. See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement—Corporate Governance Provisions—Board Composition” beginning on page 181. Under the Stockholders’ Agreement, the board nomination rights of SWBP, the Dana Hale Nelson Trusts, the Karen Hale Young Trusts, the John J. Hale Trust, the Max Alan Hale Trusts, and the Mollie Hale Carter Stockholder Group will terminate immediately prior to the completion of an underwritten public offering of FirstSun’s securities, other than under a Form S-4 or S-8 registration statement. Aquiline, Lightyear and JLL would retain their board nomination rights following an underwritten public offering, subject to selling their shares as described below, or upon final termination of the Stockholders’ Agreement. See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement— Miscellaneous Stockholders’ Agreement Provisions—Amendment; Termination” on page 184.

Removal of Directors. FirstSun’s certificate of incorporation and bylaws provide that a director may only be removed with cause by the affirmative vote of holders of at least 50% of the votes entitled to be cast in the election of directors. In addition, a director is required to resign at such time the designating stockholder that nominated such director for election loses its designation right under the Stockholders’ Agreement.

Under the Stockholders’ Agreement, if there is a vacancy on the FirstSun board with respect to a board seat designated by a designating stockholder, the applicable designating stockholder will have the exclusive right to designate another individual to fill such vacancy.

Following the merger, following removal of any director, if the removed director was one of nine of the ten board nominees that was nominated by a specific stockholder, the applicable stockholder will have the right to designate the replacement director until the next applicable election of directors. See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement—Corporate Governance Provisions—Board Composition” beginning on page 181.

Ability to Call a Special Meeting. Special meetings of FirstSun stockholders may be called only (a) by the chairman of the board of directors or the Chief Executive Officer; or (b) by the Secretary, following written demand to call a special meeting from a majority of the board of directors or from stockholders of record who own at least 30% of all of the outstanding shares of FirstSun common stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

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Absence of Cumulative Voting. There is no cumulative voting in the election of FirstSun directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.

Authorized and Unissued Shares. Upon the affirmative vote of at least a majority of the entire board of directors, the authorized but unissued shares of common stock and “blank check” preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company’s management.

Business Combinations under Delaware Law. FirstSun has not opted out of Section 203 of the DGCL in its certificate of incorporation. Under Section 203 of the DGCL, subject to exceptions, FirstSun is prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, subject to certain exceptions, an “interested stockholder” generally includes holders of 15% or more of FirstSun’s outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring FirstSun to negotiate in advance with its board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

 Effect of Anti-Takeover Provisions

The foregoing provisions of FirstSun’s certificate of incorporation, bylaws, Stockholders’ Agreement and Delaware law could have the effect of discouraging an acquisition of FirstSun or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of FirstSun common stock. In addition, such provisions may make FirstSun less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

The FirstSun board of directors believes that the provisions described above are prudent and will reduce FirstSun’s vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the FirstSun board of directors. The FirstSun board of directors believes that these provisions are in its best interests and the best interests of FirstSun stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine FirstSun’s true value and to negotiate more effectively for what may be in the best interests of FirstSun stockholders. Accordingly, the board of directors believes that it is in FirstSun’s best interests and in the best interests of FirstSun stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The FirstSun board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

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Stockholders’ Agreement

FirstSun is party to a Stockholders’ Agreement with its stockholders that will remain in effect following the merger. Under the merger agreement, the Stockholders’ Agreement will be amended, with such amendment to become effective upon the merger, to among other things, increase the size of the FirstSun board of directors from eight to ten members. In addition, JLL, Pioneer’s largest shareholder, will become a party to the agreement and will have the right to designate one board nominee, who will be a Class II director, to the FirstSun board of directors. FirstSun and Pioneer will also mutually agree to designate one nominee who currently serves on the Pioneer board of directors to the FirstSun board of directors, who will be a Class I director. Other than JLL, no other Pioneer shareholder will become a party to the Stockholders’ Agreement as a result of the merger. For a description of the Stockholders’ Agreement, as amended, see “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement” beginning on page 180.

Registration Rights Agreement

FirstSun is party to a Registration Rights Agreement with its stockholders pursuant to which it is obligated to register the sale of shares of FirstSun common stock owned by the stockholders party to the agreement under certain circumstances. These rights include “demand” registration rights requiring FirstSun to register the sale of shares of a specific stockholder, and they may be exercised at any time, subject to the provisions of the Registration Rights Agreement, which agreement will remain in effect following the merger. Under the merger agreement, the Registration Rights Agreement will be amended, with such amendment to become effective as of the closing date of the merger, to among other things, add JLL, Pioneer’s largest shareholder, as a “Significant Investor” to the agreement. Other than JLL, no other Pioneer shareholder will become a party to the Registration Rights Agreement as a result of the merger. For a description of the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions of FirstSun—Registration Rights Agreement” and for a description of the amendment to the Registration Rights Agreement, see “The Merger—Governance of the Combined Company After the Merger—Amendments to Registration Rights Agreement.”

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COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, Pioneer shareholders will receive shares of FirstSun common stock in the merger. FirstSun is organized under the laws of the State of Delaware and Pioneer is organized under the laws of the State of Texas. The following is a summary of the material differences between (a) the current rights of Pioneer shareholders under the Pioneer certificate of formation and bylaws and (b) the current rights of FirstSun stockholders under the FirstSun certificate of incorporation, bylaws and the Stockholders’ Agreement, as amended.

FirstSun and Pioneer believe that this summary describes the material differences between the rights of FirstSun stockholders as of the date of this proxy statement/prospectus and the rights of Pioneer shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of FirstSun’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

PIONEER	FIRSTSUN
AUTHORIZED CAPITAL STOCK
Pioneer is authorized to issue up to 10,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share. As of the date hereof, there were 6,246,074 shares of Pioneer common stock outstanding and no shares of Pioneer preferred stock outstanding.

FirstSun is authorized to issue up to 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, there were 18,321,659 shares of FirstSun common stock outstanding and no shares of FirstSun preferred stock outstanding.

RIGHTS OF PREFERRED STOCK

Pioneer’s amended and restated certificate of formation provides that the Pioneer board of directors may issue, without stockholder approval, in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

FirstSun’s certificate of incorporation provides that the FirstSun board of directors may issue, without stockholder approval, in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

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PIONEER	FIRSTSUN
CLASSES OF DIRECTORS

Pioneer’s directors are divided into two classes. Each Class I director has one vote on all matters to come before the board of directors. The Class II directors have, in the aggregate, one more vote than the aggregate number of votes that the Class I directors are entitled to vote. The aggregate number of votes of the Class II directors is allocated equally among the Class II directors; provided that if the outstanding common stock owned by JLL Associates G.P. FCH, L.L.C. and its affiliates is reduced below 50% of the voting power of Pioneer, then the Class II directors will, in the aggregate, have an equal number of votes on all matters as the Class I directors.

If one or more Class I directors are not present at a meeting of the board, the Class I directors present have the right to vote, by a majority of Class I directors present, as proxy for the absent Class I director(s). If one or more Class II directors are not present at a meeting of the board, the Class II directors present have the right to vote, by a majority of the Class II directors present, as proxy for the absent Class II director(s).

Under FirstSun’s certificate of incorporation, bylaws and Stockholders’ Agreement, the FirstSun board of directors is divided into three classes with each class consisting of an equal number of directors, or as nearly equal as possible. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

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PIONEER	FIRSTSUN
SIZE AND COMPOSITION OF THE BOARD OF DIRECTORS

Pioneer’s amended and restated certificate of formation provides that the authorized number of directors, as stated in Pioneer’s bylaws, shall be not fewer than five or more than 21. Pioneer’s board of directors is currently comprised of ten directors, consisting of seven Class I directors and three Class II directors.

JLL Associates G.P. FCH, L.L.C. is entitled to nominate the Class II directors.

FirstSun’s certificate of incorporation provides that FirstSun will have not less than one nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the board of directors. FirstSun’s board of directors is currently comprised of six directors.

Under the Stockholders’ Agreement, the size of the FirstSun board of directors is currently set at eight members, and the FirstSun stockholders with board designation rights, which we refer to as the “designating stockholders,” have the exclusive right to designate nominees for election to all eight board seats. Currently, two designating stockholders have chosen not to nominate directors to their respective seats, and, therefore, there are currently only six directors serving on the board with two vacant board seats.

In connection with the merger, the Stockholders’ Agreement will be further amended to increase the size of the FirstSun board of directors from eight to ten members. In addition, JLL, Pioneer’s largest shareholder, will become a party to the agreement and will have the right to designate one nominee, who will be a Class II director, to the FirstSun board of directors. FirstSun and Pioneer will also mutually agree to designate one nominee who currently serves on the Pioneer board of directors to the FirstSun board of directors, who will be a Class I director.

See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement—Corporate Governance Provisions—Board Composition” beginning on page 181.

Quorum of the Board and Manner of Acting

Pioneer’s bylaws provide that directors having a majority vote of the entire board of directors will constitute a quorum at any meeting, and except as otherwise provided, the vote of a majority of the directors present at any meeting at which a quorum is present will be the act of the board.

FirstSun’s certificate of incorporation and bylaws provide that two-thirds of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law, the FirstSun certificate of incorporation, bylaws or Stockholders’ Agreement, the act of a majority of the board of directors at which a quorum is present constitutes the act of the board.

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PIONEER	FIRSTSUN
REMOVAL OF DIRECTORS

Pioneer’s amended and restated certificate of formation provides that a director may be removed with or without cause by the affirmative vote of not less than 75% of the issued and outstanding shares of Pioneer common stock.

FirstSun’s certificate of incorporation and bylaws provide that a director may only be removed with cause by the affirmative vote of holders of at least 50% of the votes entitled to be cast in the election of directors.

In addition, a director is required to resign if the designating stockholder that nominated such director for election loses its designation right under the Stockholders’ Agreement and the size of the board will be decreased accordingly. See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement—Corporate Governance Provisions—Board Composition.”

FILLING VACANCIES ON THE BOARD OF DIRECTORS

If any Pioneer directorship becomes vacant for any reason (including up to two newly created directorships) such vacancy may be filled by the approval of at least 75% of the board of directors then in office, except in the case of a vacancy caused by resignation, death or disability of a director, in which case the Class I directors shall have the right to fill a Class I directorship vacancy in their sole discretion by a majority vote of the Class I directors, and the Class II directors shall have the right to fill a Class II directorship vacancy in their sole discretion by a majority vote of the Class II directors.

Subject to the Stockholders’ Agreement, if any FirstSun directorship becomes vacant for any reason (including an increase in the size of the board of directors), the remaining directors may fill the vacancy by a majority vote of the directors then in office (even though less than a quorum) or may continue to manage FirstSun until the stockholders elect a successor. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office.

Under the Stockholders’ Agreement, if there is a vacancy on the FirstSun board with respect to a board seat designated by a designating stockholder, the applicable designating stockholder will have the exclusive right to designate another individual to fill such vacancy. See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement—Corporate Governance Provisions—Board Composition” beginning on page 181.

VOTING RIGHTS

Each share of Pioneer common stock is entitled to one vote on each matter voted on at a meeting of Pioneer’s stockholders, including the election of directors. Holders of Pioneer common stock do not have cumulative voting rights in the election of directors.	Each share of FirstSun common stock is entitled to one vote on each matter voted on at a meeting of FirstSun stockholders, including the election of directors. Holders of FirstSun common stock do not have cumulative voting rights in the election of directors.

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PIONEER	FIRSTSUN
SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of Pioneer’s shareholders may be called by (a) the Chairman of the board of directors, the Chief Executive Officer or President or (b) the Secretary or an Assistant Secretary at the request in writing of a majority of the board of directors or the holders of at least two-thirds of Pioneer’s outstanding shares of capital stock entitled to vote generally in the election of directors.	Special meetings of FirstSun’s stockholders may be called only (a) by the Chairman of the board of directors, the Chief Executive Officer; or (b) by the Secretary, following written demand to call a special meeting from a majority of the board of directors or from stockholders of record who own at least 30% of all of the outstanding shares of FirstSun common stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

STOCKHOLDER QUORUM
Pioneer’s bylaws generally provide that the presence of a majority of the votes entitled to be cast by the shareholders entitle to vote, represented in person or by proxy, will constitute a quorum.

FirstSun’s bylaws generally provide that the presence of a majority in voting power, represented in person or by proxy, of the outstanding shares of stock entitled to vote at any meeting is necessary to constitute a quorum.

NOTICE OF STOCKHOLDER MEETINGS
Notice of each Pioneer stockholder meeting must be delivered to each stockholder not less than 10 nor more than 60 days before the meeting date.	Notice of each FirstSun stockholder meeting must be delivered to each stockholder not less than 10 nor more than 60 days before the meeting date.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND/OR OFFICERS

Pursuant to Pioneer’s amended and restated certificate of formation, the liability of a director or officer of Pioneer for monetary damages for a breach of fiduciary duty is eliminated to the fullest extent permitted by the TBOC.	Pursuant to FirstSun’s certificate of incorporation and bylaws, the liability of a director to FirstSun or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated or limited to the fullest extent permitted by applicable law.

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PIONEER	FIRSTSUN
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Pioneer’s amended and restated certificate of formation provides that Pioneer shall indemnify, to the fullest extent permitted by law, any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was a director or officer or, while a director or officer of Pioneer, is or was serving at the request of Pioneer, against all expenses, judgments, fines and amounts paid in settlement, and such indemnification shall continue as to a person who has ceased to be a director or officer of Pioneer. Each indemnitee shall have the right to be paid by Pioneer for expenses actually and reasonably incurred, subject to providing a written affirmation or undertaking as may be required by the TBOC.

Pioneer may purchase or maintain insurance to protect any indemnitee, regardless of whether Pioneer would have the power to indemnify such indemnitee.

FirstSun’s certificate of incorporation requires it to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, any director or officer of FirstSun who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of FirstSun or is or was serving at the request of FirstSun in such a role for another entity, against all liability and loss suffered and expenses reasonably incurred. This right to indemnification also includes the right to be advanced expenses by FirstSun to the fullest extent authorized by the DGCL.

FirstSun’s bylaws provide that FirstSun may purchase and maintain insurance to protect any indemnitee against any claim, regardless of whether FirstSun would have the power to indemnify such indemnitee.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

Pioneer’s amended and restated certificate of formation may be amended by the affirmative vote of two-thirds of the outstanding shares of common stock.

Pioneer’s bylaws may be repealed, altered or amended by the board of directors of Pioneer or by the affirmative vote of holders of two-thirds or more of the combined voting power of the then outstanding shares of common stock.

Any provision of FirstSun’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL; provided that holders of 66 2/3% of the outstanding shares of FirstSun capital stock entitled to vote must approve changes to the provisions in FirstSun’s certificate of incorporation regarding the board of directors, limitation of liability and indemnification of officers and directors, corporate opportunities, amendment of the certificate of incorporation, and amendment of the bylaws.

FirstSun’s bylaws may be amended or repealed by the FirstSun board of directors or the stockholders in accordance with the DGCL, the certificate of incorporation and the Stockholders’ Agreement, as amended; provided, that, (a) any amendments to the provisions related to the classification of the board, director elections, board quorum and manner of acting or the majority of the board approval requirements will require consent of FirstSun and stockholders holding at least two-thirds of FirstSun common stock then outstanding, and (b) any amendment to the provision related to the supermajority board approval requirements for certain matters will require consent of FirstSun and stockholders holding at least 80% of FirstSun common stock then outstanding.

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PIONEER	FIRSTSUN
ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

Pursuant to Pioneer’s amended and restated certificate of formation, Pioneer’s stockholders may take action without a meeting and without prior notice if written consents describing the action to be taken are signed by every holder of shares entitled to vote on such action.

Pursuant to FirstSun’s bylaws, FirstSun stockholders may take any action without a meeting and without prior notice if a written consent (including facsimile or electronic transmissions) describing the action taken is signed or transmitted by stockholders holding at least the minimum number of votes needed to approve such action.

PREEMPTIVE RIGHTS
Pursuant to Pioneer’s amended and restated certificate of formation, shares of Pioneer common stock have preemptive rights pursuant to Section 21.204 of the TBOC, subject to specified exceptions.

There are no preemptive rights provided in FirstSun’s certificate of incorporation or bylaws.

Under the Stockholders’ Agreement, FirstSun has granted preemptive rights to Significant Stockholders to purchase any securities or subsidiary securities that FirstSun or any subsidiary may propose to issue, subject to specified exceptions. See “Certain Relationships and Related Party Transactions of FirstSun—Stockholders’ Agreement—Share Transfer Provisions—Preemptive Rights” beginning on page 183.

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SUPERVISION AND REGULATION

In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of FirstSun and Sunflower Bank, and references to the “Bank” refer to Sunflower Bank.

General

FirstSun and Sunflower Bank are subject to extensive banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect consumers and depositors, rather than FirstSun stockholders.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions. The following summary is qualified by reference to the statutory and regulatory provisions discussed. These statutes and regulations are subject to change, and additional statutes, regulations, and corresponding guidance may be adopted. We are unable to predict these future changes or the effects, if any, that these changes could have on our business, revenues, and results of operations.

Legislative and Regulatory Developments

Although the 2008 financial crisis has now passed, the legislative and regulatory response, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will continue to have an impact on our operations.

In addition, newer regulatory developments implemented in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act and omnibus federal spending and economic stimulus legislation titled the “Consolidated Appropriations Act, 2021,” which enhanced and expanded certain provisions of the CARES Act, have had and will continue to have an impact on our operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act was signed into law in July 2010 and impacts financial institutions in numerous ways, including:

·	The creation of a Financial Stability Oversight Council responsible for monitoring and managing systemic risk;
·	Granting additional authority to the Federal Reserve to regulate certain types of nonbank financial companies;
·	Granting new authority to the FDIC as liquidator and receiver;
·	Changing the manner in which deposit insurance assessments are made;
·	Requiring regulators to modify capital standards;
·	Establishing the Consumer Financial Protection Bureau (the “CFPB”);
·	Capping interchange fees that certain banks charge merchants for debit card transactions;
·	Imposing more stringent requirements on mortgage lenders; and
·	Limiting banks’ proprietary trading activities.

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There are many provisions in the Dodd-Frank Act mandating regulators to adopt new regulations and conduct studies upon which future regulation may be based. While some have been issued, many remain to be issued. Governmental intervention and new regulations could materially and adversely affect our business, financial condition and results of operations.

The Cares Act and Initiatives Related to COVID-19

On March 27, 2020, the CARES Act was signed into law. The CARES Act provided for approximately $2.2 trillion in direct economic relief in response to the public health and economic impacts of COVID-19. Many of the CARES Act’s programs are, and remain, dependent upon the direct involvement of financial institutions like the Bank. These programs have been implemented through rules and guidance adopted by federal departments and agencies, including the U.S. Department of Treasury, the Federal Reserve and other federal bank regulatory authorities, including those with direct supervisory jurisdiction over FirstSun and the Bank. Furthermore, as the COVID-19 pandemic evolves, federal regulatory authorities continue to issue additional guidance with respect to the implementation, life cycle, and eligibility requirements for the various CARES Act programs, as well as industry-specific recovery procedures for COVID-19. In addition, it is possible that Congress will enact supplementary COVID-19 response legislation, including amendments to the CARES Act or new bills comparable in scope to the CARES Act. We continue to assess the impact of the CARES Act and other statutes, regulations and supervisory guidance related to the COVID-19 pandemic.

Paycheck Protection Program

A principal provision of the CARES Act amended the Small Business Administration’s (“SBA”) loan program to create a guaranteed, unsecured loan program, the Paycheck Protection Program, or PPP, to fund operational costs of eligible businesses, organizations and self-employed persons impacted by COVID-19. These loans are eligible to be forgiven if certain conditions are satisfied and are fully guaranteed by the SBA. Additionally, loan payments are deferred for the first six months of the loan term. The PPP commenced on April 3, 2020 and was available to qualified borrowers through August 8, 2020. No collateral or personal guarantees were required. On December 27, 2020, the President signed into law omnibus federal spending and economic stimulus legislation titled the “Consolidated Appropriations Act, 2021” that included the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “HHSB Act”). Among other things, the HHSB Act renewed the PPP, allocating $284.45 billion for both new first time PPP loans under the existing PPP and the expansion of existing PPP loans for certain qualified, existing PPP borrowers. The PPP program is currently no longer accepting new applications from borrowers. We were a participating lender in the PPP and we continue to monitor legislative, regulatory, and supervisory developments related thereto.

Troubled Debt Restructurings and Loan Modifications for Affected Borrowers

The CARES Act, as extended by certain provisions of the Consolidated Appropriations Act, 2021, permits banks to suspend requirements under GAAP for loan modifications to borrowers affected by COVID-19 that may otherwise be characterized as troubled debt restructurings and suspend any determination related thereto if (a) the borrower was not more than 30 days past due as of December 31, 2019, (b) the modifications are related to COVID-19, and (c) the modification occurs between March 1, 2020 and the earlier of 60 days after the date of termination of the national emergency or January 1, 2022. Federal bank regulatory authorities also issued guidance to encourage banks to make loan modifications for borrowers affected by COVID-19.

Bank Holding Company Regulation

We own 100% of the outstanding capital stock of Sunflower Bank, and, therefore, we are considered to be a bank holding company registered under the federal Bank Holding Company Act of 1956 (the “BHC Act”). As a result, we are primarily subject to the supervision, examination and reporting requirements of the Federal Reserve under the BHC Act and its regulations promulgated thereunder.

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Permitted Activities

Under the BHC Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

·	banking or managing or controlling banks;
·	furnishing services to or performing services for our subsidiaries; and
·	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

·	factoring accounts receivable;
·	making, acquiring, brokering or servicing loans and usual related activities;
·	leasing personal or real property;
·	operating a non-bank depository institution, such as a savings association;
·	trust company functions;
·	financial and investment advisory activities;
·	conducting discount securities brokerage activities;
·	underwriting and dealing in government obligations and money market instruments;
·	providing specified management consulting and counseling activities;
·	performing selected data processing services and support services;
·	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and
·	performing selected insurance underwriting activities.

The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

Financial Holding Company

A bank holding company can elect to be treated as a “financial holding company,” which would allow it to engage in a broader array of activities. In summary, a financial holding company can engage in activities that are financial in nature or incidental or complementary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.

FirstSun is currently a financial holding company.

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Expansion Activities

The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before merging with another bank holding company, acquiring substantially all the assets of any bank or bank holding company, or acquiring directly or indirectly any ownership or control of more than 5% of the voting shares of any bank. A bank holding company is also prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities, other than those determined by the Federal Reserve to be so closely related to banking as to be a proper incident to the business of banking.

Change in Control

Two statutes, the BHC Act and the Change in Bank Control Act, together with regulations promulgated under them, require some form of regulatory review before any company may acquire “control” of a bank or a bank holding company. Under the BHC Act, control is deemed to exist if a company acquires 25% or more of any class of voting securities of a bank holding company; controls the election of a majority of the members of the board of directors; or exercises a controlling influence over the management or policies of a bank or bank holding company. On January 30, 2020, the Federal Reserve issued a final rule (which became effective September 30, 2020) that clarified and codified the Federal Reserve’s standards for determining whether one company has control over another. The final rule established four categories of tiered presumptions of noncontrol that are based on the percentage of voting shares held by the investor (less than 5%, 5-9.9%, 10-14.9% and 15-24.9%) and the presence of other indicia of control. As the percentage of ownership increases, fewer indicia of control are permitted without falling outside of the presumption of noncontrol. These indicia of control include nonvoting equity ownership, director representation, management interlocks, business relationship and restrictive contractual covenants. Under the final rule, investors can hold up to 24.9% of the voting securities and up to 33% of the total equity of a company without necessarily having a controlling influence.

Under the Change in Bank Control Act, a person or company is required to file a notice with the Federal Reserve if it will, as a result of the transaction, own or control 10% or more of any class of voting securities or direct the management or policies of a bank or bank holding company and either if the bank or bank holding company has registered securities or if the acquirer would be the largest holder of that class of voting securities after the acquisition. For a change in control at the holding company level, both the Federal Reserve and the subsidiary bank’s primary federal regulator must approve the change in control; at the bank level, only the bank’s primary federal regulator is involved. Transactions subject to the BHC Act are exempt from Change in Control Act requirements.

Source of Strength

There are a number of obligations and restrictions imposed by law and regulatory policy on bank holding companies with regard to their depository institution subsidiaries that are designed to minimize potential loss to depositors and to the FDIC insurance funds in the event that the depository institution becomes in danger of defaulting under its obligations to repay deposits. Under a policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, to avoid receivership of its insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become “undercapitalized” within the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (a) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

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The Federal Reserve also has the authority under the BHC Act to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal law grants federal bank regulatory authorities’ additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

In addition, the “cross guarantee” provisions of the Federal Deposit Insurance Act (the “FDIA”) require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC’s claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder.

Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Requirements

The Federal Reserve imposes certain capital requirements on bank holding companies under the BHC Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are essentially the same as those that apply to such holding company’s bank subsidiary and are described below under “Bank Regulation—Capital and Related Requirements.”

Dividend Payments

Our ability to pay dividends to our stockholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. FirstSun is a Delaware corporation and subject to the limitations of the Delaware General Corporation Law, which we refer to as the “DGCL.” The DGCL allows FirstSun to pay dividends only out of its surplus (as defined and computed in accordance with the provisions of the DGCL) or if FirstSun has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

In addition, as a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should eliminate, defer or significantly reduce dividends to stockholders if: (a) the company’s net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (b) the prospective rate of earnings retention is inconsistent with the company’s capital needs and overall current and prospective financial condition; or (c) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. In addition, under the Basel III rules, financial institutions that seek to pay dividends must maintain the 2.5% capital conservation buffer. See “Bank Regulation—Capital and Related Requirements” below.

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Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002, which we refer to as “Sarbanes-Oxley,” implemented a broad range of corporate governance, accounting and reporting measures for companies, that have securities registered under the Exchange Act. Although neither FirstSun nor Pioneer have previously been subject to Sarbanes-Oxley, FirstSun will become subject to Sarbanes-Oxley upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part. Sarbanes-Oxley and the various regulations promulgated under Sarbanes-Oxley, established, among other things: (a) requirements for audit committees, including independence, expertise, and responsibilities; (b) additional responsibilities relating to financial statements for the Chief Executive Officer and Chief Financial Officer of reporting companies; (c) standards for auditors and regulation of audits, including independence provisions that restrict non-audit services that accountants may provide to their audit clients; (d) increased disclosure and reporting obligations for reporting companies and their directors and executive officers, including accelerated reporting of stock transactions and a prohibition on trading during blackout periods; and (e) a range of civil and criminal penalties for fraud and other violations of the securities laws.

Bank Regulation

Sunflower Bank is a national banking association, which is subject to regulation and supervision primarily by the OCC and secondarily by the Federal Reserve, the FDIC, and the Consumer Financial Protection Bureau, which we refer to as the “CFPB.” We are subject to requirements and restrictions under federal law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Sunflower Bank.

Capital and Related Requirements

We are subject to comprehensive capital adequacy requirements intended to protect against losses that we may incur. Regulatory capital rules adopted in July 2013 and fully phased in as of January 1, 2019, which we refer to as Basel III, impose minimum capital requirements for bank holding companies and banks. The BASEL III rules apply to all state and national banks and savings and loan associations regardless of size and bank holding companies and savings and loan holding companies other than “small bank holding companies,” generally holding companies with consolidated assets of less than $3 billion. More stringent requirements are imposed on “advanced approaches” banking organizations—those organizations with $250 billion or more in total consolidated assets, $10 billion or more in total foreign exposures, or that have opted into the Basel II capital regime.

The rules include certain higher risk-based capital and leverage requirements than those previously in place. Specifically, we are required to maintain the following minimum capital requirements:

·	a common equity Tier 1 (“CET1”) risk-based capital ratio of 4.5%;
·	a Tier 1 risk-based capital ratio of 6%;
·	a total risk-based capital ratio of 8%; and
·	a leverage ratio of 4%.

Under Basel III, Tier 1 capital includes two components: CET1 capital and additional Tier 1 capital. The highest form of capital, CET1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, otherwise referred to as AOCI, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital is primarily comprised of noncumulative perpetual preferred stock, Tier 1 minority interests and grandfathered trust preferred securities. Tier 2 capital generally includes the allowance for loan losses up to 1.25% of risk-weighted assets, qualifying preferred stock, subordinated debt and qualifying tier 2 minority interests, less any deductions in Tier 2 instruments of an

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unconsolidated financial institution. AOCI is presumptively included in CET1 capital and often would operate to reduce this category of capital. When implemented, Basel III provided a one-time opportunity for covered banking organizations to opt out of much of this treatment of AOCI. We made this opt-out election.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, under Basel III, a banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three risk-based measurements (CET1, Tier 1 capital and total capital). The 2.5% capital conservation buffer was phased in incrementally over time, and became fully effective for us on January 1, 2019, resulting in the following effective minimum capital plus capital conservation buffer ratios: (a) a CET1 capital ratio of 7.0%, (b) a Tier 1 risk-based capital ratio of 8.5%, and (c) a total risk-based capital ratio of 10.5%.

On December 21, 2018, the federal banking agencies issued a joint final rule to revise their regulatory capital rules to (a) address the upcoming implementation of a new credit impairment model, the Current Expected Credit Loss, or CECL model, an accounting standard under GAAP; (b) provide an optional three-year phase-in period for the day-one adverse regulatory capital effects that banking organizations are expected to experience upon adopting CECL; and (c) require the use of CECL in stress tests beginning with the 2020 capital planning and stress testing cycle for certain banking organizations that are subject to stress testing. We are currently evaluating the impact the CECL model will have on our accounting. We expect to recognize a one-time cumulative-effect adjustment to our allowance for loan losses as of the beginning of the first quarter of 2023, the first reporting period in which the new standard will become effective for us. At this time, we cannot reasonably determine the magnitude of such one-time cumulative adjustment, if any, or of the overall impact of the new standard on our business, financial condition or results of operations.

In November 2019, the federal banking regulators published final rules implementing a simplified measure of capital adequacy for certain banking organizations that have less than $10 billion in total consolidated assets. Under the final rules, which went into effect on January 1, 2020, banks and holding companies that have less than $10 billion in total consolidated assets and meet other qualifying criteria, including a leverage ratio of greater than 9%, off-balance-sheet exposures of 25% or less of total consolidated assets and trading assets plus trading liabilities of 5% or less of total consolidated assets, are deemed “qualifying community banking organizations” are eligible to opt into the “community bank leverage ratio framework.” A qualifying community banking organization that elects to use the community bank leverage ratio framework and that maintains a leverage ratio of greater than 9% is considered to have satisfied the generally applicable risk-based and leverage capital requirements under the Basel III rules and, if applicable, is considered to have met the “well capitalized” ratio requirements for purposes of its primary federal regulator’s prompt corrective action rules, discussed below. The final rules include a two-quarter grace period during which a qualifying community banking organization that temporarily fails to meet any of the qualifying criteria, including the greater-than-9% leverage capital ratio requirement, is generally still deemed “well capitalized” so long as the banking organization maintains a leverage capital ratio greater than 8%. A banking organization that fails to maintain a leverage capital ratio greater than 8% is not permitted to use the grace period and must comply with the generally applicable requirements under the Basel III rules and file the appropriate regulatory reports. We do not have any immediate plans to use the community bank leverage ratio framework but may make such an election in the future.

Prompt Corrective Action

As an insured depository institution, we are required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act (the “FDIA”). The FDIA requires each federal banking agency to take prompt corrective action (“PCA”) to resolve the problems of insured depository institutions, including those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of capital ratios: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized.” As of March 31, 2021, we maintained capital ratios that exceeded the minimum ratios established for a “well capitalized” institution.

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The following is a list of the criteria for each PCA capital category:

Well Capitalized—The institution exceeds the required minimum level for each relevant capital measure. A well-capitalized institution:

·	has total risk-based capital ratio of 10% or greater; and
·	has a Tier 1 risk-based capital ratio of 8% or greater; and
·	has a common equity Tier 1 risk-based capital ratio of 6.5% or greater; and
·	has a leverage capital ratio of 5% or greater; and
·	is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

Adequately Capitalized—The institution meets the required minimum level for each relevant capital measure. The institution may not make a capital distribution if it would result in the institution becoming undercapitalized. An adequately capitalized institution:

·	has a total risk-based capital ratio of 8% or greater; and
·	has a Tier 1 risk-based capital ratio of 6% or greater; and
·	has a common equity Tier 1 risk-based capital ratio of 4.5% or greater; and
·	has a leverage capital ratio of 4% or greater.

Undercapitalized—The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution:

·	has a total risk-based capital ratio of less than 8%; or
·	has a Tier 1 risk-based capital ratio of less than 6%; or
·	has a common equity Tier 1 risk-based capital ratio of less than 4.5% or greater; or
·	has a leverage capital ratio of less than 4%.

Significantly Undercapitalized—The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution:

·	has a total risk-based capital ratio of less than 6%; or
·	has a Tier 1 risk-based capital ratio of less than 4%; or
·	has a common equity Tier 1 risk-based capital ratio of less than 3% or greater; or
·	has a leverage capital ratio of less than 3%.

Critically Undercapitalized—The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

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Depending upon the capital category to which an institution is assigned, the primary federal regulators’ corrective powers include: (a) requiring the institution to submit a capital restoration plan; (b) limiting the institution’s asset growth and restricting its activities; (c) requiring the institution to issue additional capital stock (including additional voting stock) or to sell itself; (d) restricting transactions between the institution and its affiliates; (e) restricting the interest rate that the institution may pay on deposits; (f) ordering a new election of directors of the institution; (g) requiring that senior executive officers or directors be dismissed; (h) prohibiting the institution from accepting deposits from correspondent banks; (i) requiring the institution to divest certain subsidiaries; (j) prohibiting the payment of principal or interest on subordinated debt; and (k) ultimately, appointing a receiver for the institution.

Community Reinvestment Act and Fair Lending Requirements

Sunflower Bank is subject to certain fair lending requirements and reporting obligations involving its home mortgage lending operations. Each bank is also subject to certain requirements and reporting obligations under the Community Reinvestment Act (“CRA”). The CRA generally requires federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. The CRA further requires the agencies to take into account a bank’s record of meeting community credit needs when evaluating applications for, among other things, new branches or mergers. Sunflower Bank received a “satisfactory” CRA Assessment Rating from the OCC in its most recent examination. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities of the bank, including in acting on expansionary proposals.

In December 2019, the FDIC and the OCC proposed changes to the regulations implementing the CRA. The Federal Reserve did not join the proposal. On May 20, 2020, the OCC issued a final rule to strengthen and modernize its existing CRA framework, but the FDIC was not prepared to finalize its CRA proposal at that time. The OCC rule became effective October 1, 2020, and national banks, like Sunflower Bank, must comply with the rule by October 1, 2020, January 1, 2023, or January 1, 2024, as applicable.

Consumer Protection Regulations

Our activities are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by us are subject to state usury laws and federal laws concerning interest rates. Our loan operations are also subject to federal laws applicable to credit transactions, such as:

·	the Truth-In-Lending Act (“TILA”) and Regulation Z, governing disclosures of credit and servicing terms to consumer borrowers and including substantial new requirements for mortgage lending and servicing, as mandated by the Dodd-Frank Act;
·	the Home Mortgage Disclosure Act of 1975 and Regulation C, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the communities it serves;
·	the Equal Credit Opportunity Act and Regulation B, prohibiting discrimination on the basis of race, color, religion, or other prohibited factors in extending credit;
·	the Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act and Regulation V, as well as the rules and regulations of the FDIC governing the use and provision of information to credit reporting agencies, certain identity theft protections and certain credit and other disclosures;
·	the Fair Debt Collection Practices Act and Regulation F, governing the manner in which consumer debts may be collected by collection agencies;
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·	the Real Estate Settlement Procedures Act (“RESPA”) and Regulation X, which governs aspects of the settlement process for residential mortgage loans;
·	the Secure and Fair Enforcement for Mortgage Licensing Act of 2018 which mandates a nationwide licensing and registration system for residential mortgage loan originators. The act also prohibits individuals from engaging in the business of a residential mortgage loan originator without first obtaining and maintaining annually registration as either a federal or state licensed mortgage loan originator; and
·	the Mortgages Acts and Practices - Advertising (Regulation N) prohibits any person from making any material misrepresentation in connection with an advertisement for any mortgage credit product.

Our deposit operations are also subject to federal laws, such as:

·	the FDIA, which, among other things, limits the amount of deposit insurance available per account to $250,000 and imposes other limits on deposit-taking;
·	the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;
·	the Electronic Funds Transfer Act and Regulation E, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and
·	the Truth in Savings Act and Regulation DD, which requires depository institutions to provide disclosures so that consumers can make meaningful comparisons about depository institutions and accounts.

The CFPB is an independent regulatory authority housed within the Federal Reserve. The CFPB has broad authority to regulate the offering and provision of consumer financial products. The CFPB has the authority to supervise and examine depository institutions with more than $10 billion in assets for compliance with federal consumer laws. The authority to supervise and examine depository institutions with $10 billion or less in assets, such as us, for compliance with federal consumer laws remains largely with those institutions’ primary regulators. However, the CFPB may participate in examinations of smaller institutions on a “sampling basis” and may refer potential enforcement actions against such institutions to their primary regulators. As such, the CFPB may participate in examinations of Sunflower Bank. In addition, states are permitted to adopt consumer protection laws and regulations that are stricter than the regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.

The CFPB has issued a number of significant rules that impact nearly every aspect of the lifecycle of a residential mortgage loan. These rules implement Dodd-Frank Act amendments to the Equal Credit Opportunity Act, TILA and RESPA. Among other things, the rules adopted by the CFPB require banks to: (a) develop and implement procedures to ensure compliance with a “reasonable ability-to-repay” test; (b) implement new or revised disclosures, policies and procedures for originating and servicing mortgages, including, but not limited to, pre-loan counseling, early intervention with delinquent borrowers and specific loss mitigation procedures for loans secured by a borrower’s principal residence, and mortgage origination disclosures, which integrate existing requirements under TILA and RESPA; (c) comply with additional restrictions on mortgage loan originator hiring and compensation; and (d) comply with new disclosure requirements and standards for appraisals and certain financial products.

Bank regulators take into account compliance with consumer protection laws when considering approval of proposed expansionary proposals.

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Anti-Money Laundering Regulation

As a financial institution, we must maintain anti-money laundering programs that include established internal policies, procedures and controls, a designated compliance officer, an ongoing employee training program, and testing of the program by an independent audit function. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in their dealings with foreign financial institutions, foreign customers and other high risk customers. Financial institutions must also take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Current laws, such as the USA PATRIOT ACT, as described below, provide law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA PATRIOT Act. Bank regulators routinely examine institutions for compliance with these obligations, and this area has become a particular focus of the regulators in recent years. In addition, the regulators are required to consider compliance in connection with the regulatory review of certain applications. In recent years, regulators have expressed concern over banking institutions’ compliance with anti-money laundering requirements and, in some cases, have delayed approval of their expansionary proposals. The regulators and other governmental authorities have been active in imposing “cease and desist” orders and significant money penalty sanctions against institutions found to be in violation of the anti-money laundering regulations.

USA PATRIOT Act

The USA PATRIOT Act became effective on October 26, 2001 and amended the Bank Secrecy Act. The USA PATRIOT Act provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanisms for the U.S. government, including:

·	due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons;
·	requiring standards for verifying customer identification at account opening;
·	rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering;
·	reports by nonfinancial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and
·	filing suspicious activities reports by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

The USA PATRIOT Act requires financial institutions to undertake enhanced due diligence of private bank accounts or correspondent accounts for non-U.S. persons that they administer, maintain, or manage. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the Financial Crimes Enforcement Network (“FinCEN”) can send banks lists of the names of persons suspected of involvement in terrorist activities or money laundering. Banks may be requested to search their records for any relationships or transactions with persons on those lists. If we find any relationships or transactions, we must report those relationships or transactions to FinCEN.

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The Office of Foreign Assets Control

The Office of Foreign Assets Control (“OFAC”), which is an office in the U.S. Department of the Treasury, is responsible for helping to ensure that U.S. entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts; owned or controlled by, or acting on behalf of target countries, and narcotics traffickers. If a bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze or block the transactions on the account.

Financial Privacy and Cybersecurity

Under privacy protection provisions of the Gramm-Leach-Bliley Act of 1999 (“GBL”) and related regulations, we are limited in our ability to disclose non-public information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking agencies, including the OCC, have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards under the supervision of the board of directors. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial services.

Deposit Premiums and Assessments

As an FDIC-insured bank, we must pay deposit insurance assessments to the FDIC based on our average total assets minus our average tangible equity. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government.

As an institution with less than $10 billion in assets, our assessment rates are based on the level of risk we pose to the FDIC’s deposit insurance fund (DIF). Pursuant to changes adopted by the FDIC that were effective July 1, 2016, the initial base rate for deposit insurance is between three and 30 basis points. Total base assessment after possible adjustments now ranges between 1.5 and 40 basis points. For established smaller institutions, such as us, the total base assessment rate is calculated by using supervisory ratings as well as (a) an initial base assessment rate, (b) an unsecured debt adjustment (which can be positive or negative), and (c) a brokered deposit adjustment.

In addition to the ordinary assessments described above, the FDIC has the ability to impose special assessments in certain instances. For example, under the Dodd-Frank Act, the minimum designated reserve ratio for the DIF was increased to 1.35% of the estimated total amount of insured deposits. On September 30, 2018, the DIF reached 1.36%, exceeding the statutorily required minimum reserve ratio of 1.35%. On reaching the minimum reserve ratio of 1.35%, FDIC regulations provided for two changes to deposit insurance assessments: (a) surcharges on insured depository institutions with total consolidated assets of $10 billion or more (large institutions) ceased; and (b) small banks were to receive assessment credits for the portion of their assessments that contributed to the growth in the reserve ratio from between 1.15% and 1.35%, to be applied when the reserve ratio is at or above 1.38%.

The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a notice and hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

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CRE Guidance

In December 2015, the federal banking regulators released a statement entitled “Interagency Statement on Prudent Risk Management for Commercial Real Estate Lending” (the “CRE Guidance”). In the CRE Guidance, the federal banking regulators (a) expressed concerns with institutions that ease CRE underwriting standards, (b) directed financial institutions to maintain underwriting discipline and exercise risk management practices to identify, measure and monitor lending risks, and (c) indicated that they will continue to pay special attention to CRE lending activities and concentrations. The federal banking regulators previously issued guidance in December 2006, entitled “Interagency Guidance on Concentrations in CRE Lending, Sound Risk Management Practices,” which stated that an institution that is potentially exposed to significant CRE concentration risk should employ enhanced risk management practices. Specifically, the guidance states that such institutions have (i) total CRE loans representing 300% or more of the institution’s total capital and (ii) the outstanding balance of such institution’s CRE loan portfolio has increased by 50% or more during the prior 36 months.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary policies of the U.S. and its agencies. The Federal Open Market Committee’s monetary policies have had, and are likely to continue to have, an important effect on the operating results of banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects on the levels of bank loans, investments and deposits through its open market operations in U.S. government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. We cannot predict the nature or effect of future changes in such monetary policies.

Future Legislation and Regulation

Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied or interpreted. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation has in the past and may in the future affect the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital or modify our business strategy, or limit our ability to pursue business opportunities in an efficient manner. Our business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

242

LEGAL MATTERS

The validity of the FirstSun common stock to be issued in connection with the merger will be passed upon for FirstSun by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for FirstSun by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia and for Pioneer by Bracewell LLP.

EXPERTS

FirstSun

The consolidated financial statements of FirstSun and its subsidiaries as of and for the years ended December 31, 2020 and 2019, have been audited by Crowe LLP, an independent registered public accounting firm, and are included in reliance upon the reports of such auditor given on the authority of such firm as experts in accounting and auditing.

Pioneer

The consolidated financial statements of Pioneer and its subsidiaries as of and for the years ended December 31, 2020 and 2019, have been audited by Briggs & Veselka Co., an independent auditor, and are included in reliance upon the reports of such auditor given on the authority of such firm as experts in accounting and auditing.

243

F-1

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Balance Sheets

As of

(Unaudited)

(In thousands, except par and share amounts)	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$725,515	$201,978
Securities available-for-sale	476,048	468,586
Securities held-to-maturity, fair value of $25,602 and $33,328, respectively	24,594	32,188
Loans held-for-sale, at fair value	153,071	193,963
Loans, net of allowance for loan losses of $47,214 and $47,766, respectively	3,629,542	3,798,591
Mortgage servicing rights, at fair value	39,342	29,144
Premises and equipment, net	55,756	56,758
Other real estate owned and foreclosed assets, net	3,354	3,354
Bank-owned life insurance	53,895	53,582
Restricted equity securities	20,254	23,175
Goodwill	33,050	33,050
Core deposits and other intangible assets, net	9,313	9,667
Accrued interest receivable	14,936	15,416
Deferred tax assets, net	24,683	23,763
Prepaid expenses and other assets	57,750	52,242
Total assets	$5,321,103	$4,995,457

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing accounts	$1,226,723	$1,054,458
Interest-bearing accounts	3,251,424	3,099,091
Total deposits	4,478,147	4,153,549

Securities sold under agreements to repurchase	151,243	115,372
Federal Home Loan Bank advances	40,000	70,411
Convertible notes payable, net	18,883	18,696
Subordinated debt, net	49,754	49,666
Accrued interest payable	2,820	2,592
Accrued expenses and other liabilities	82,395	99,384
Total liabilities	4,823,242	4,509,670

Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 19,878,713 shares issued; 18,321,659 shares outstanding	2	2
Additional paid-in capital	259,940	259,363
Treasury stock, 1,557,054 shares	(38,148)	(38,148)
Retained earnings	269,789	255,451
Accumulated other comprehensive income, net	6,278	9,119
Total stockholders’ equity	497,861	485,787
Total liabilities and stockholders’ equity	$5,321,103	$4,995,457

The accompanying notes are an integral part of these consolidated financial statements.

F-2

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For the three months ended March 31,

(Unaudited)

(In thousands, except per share amounts)	2021	2020
Interest income:
Interest and fee income on loans:
Taxable	$33,523	$29,405
Tax exempt	6,736	5,398
Interest and dividend income on securities:
Taxable	1,812	3,314
Tax exempt	3	3
Other interest income	372	518
Total interest income	42,446	38,638
Interest expense:
Interest expense on deposits	2,404	5,408
Interest expense on securities sold under agreements to repurchase	18	80
Interest expense on other borrowed funds	1,607	1,211
Total interest expense	4,029	6,699
Net interest income	38,417	31,939
(Benefit) provision for loan losses	(350)	2,800
Net interest income after provision for loan losses	38,767	29,139
Noninterest income:
Service charges on deposit accounts	2,543	2,648
Credit and debit card fees	2,124	1,849
Trust and investment advisory fees	1,905	973
Income from mortgage banking services, net	25,057	16,236
Other noninterest income	2,252	544
Total noninterest income	33,881	22,250
Noninterest expense:
Salary and employee benefits	38,619	27,818
Occupancy	6,697	6,530
Amortization of intangible assets	354	361
Other noninterest expenses	9,510	8,376
Total noninterest expense	55,180	43,085
Income before income taxes	17,468	8,304
Provision for income taxes	3,130	1,131
Net income	$14,338	$7,173
Other comprehensive income
Reclassification adjustment for net gain on sales of available-for-sale securities	—	(153)
Change in unrealized (loss) gain on available-for-sale securities	(3,762)	6,742
Income tax effect on other comprehensive income	921	(1,612)
Comprehensive income	$11,497	$12,150

Earnings per share:
Net income available to common stockholders	$14,338	$7,173
Basic	$0.78	$0.39
Diluted	$0.76	$0.39

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the three months ended March 31,

(Unaudited)

(in thousands, except share amounts)	Issued shares of common stock	Common stock	Additional paid-in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income	Total stockholders’ equity
2021
Balance, beginning of period	19,878,713	$2	$259,363	$(38,148)	$255,451	$9,119	$485,787
Share-based compensation, net of forfeitures	—	—	577	—	—	—	577

Net income	—	—	—	—	14,338	—	14,338

Other comprehensive loss	—	—	—	—	—	(2,841)	(2,841)

Balance, end of period	19,878,713	$2	$259,940	$(38,148)	$269,789	$6,278	$497,861

2020
Balance, beginning of period	19,878,713	$2	$257,181	$(36,706)	$207,866	$1,858	$430,201
Issuance of treasury stock (100 shares)	—	—	—	2	—	—	2

Repurchase of common stock through stock repurchase program (63,844 shares)	—	—	—	(1,564)	—	—	(1,564)

Share-based compensation, net of forfeitures	—	—	619	—	—	—	619

Net income	—	—	—	—	7,173	—	7,173

Other comprehensive income	—	—	—	—	—	4,977	4,977

Balance, end of period	19,878,713	$2	$257,800	$(38,268)	$215,039	$6,835	$441,408

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Cash Flows

For the three months ended March 31,

(Unaudited)

(In thousands)	2021	2020
Cash flows from operating activities:
Net income	$14,338	$7,173
Adjustments to reconcile income to net cash provided by (used in) operating activities:
(Benefit) provision for loan losses	(350)	2,800
Depreciation	1,589	1,487
Accretion of net discount on securities	930	1,071
Net amortization and accretion of discount on acquired loans	(558)	(1,007)
Net change in deferred loan origination fees and costs	455	(756)
Amortization of core deposits and other intangible assets	354	361
Net amortization and accretion of lease marks	—	19
Amortization of software implementation costs	295	258
Amortization of fair value premium on acquired deposits	(21)	(50)
Accretion of fair value discount on subordinated debt	65	65
Amortization of issuance costs on subordinated debt	23	—
Accretion of fair value discount on convertible notes payable	187	189
Amortization of fair value premium on Federal Home Loan Bank advances	—	(165)
Increase in cash surrender value of bank-owned life insurance	(313)	(318)
Impairment of premises and equipment	—	184
Impairment of other real estate owned and foreclosed assets	—	25
Federal Home Loan Bank stock dividends	(120)	(113)
Share-based compensation expense	577	619
(Increase) decrease in fair value of mortgage servicing rights	(3,093)	12,006
Net gain on sales of available-for-sale securities	—	(153)
Net gain on sales of loans held-for-investment	—	(40)
Net loss (gain) on disposal of premises and equipment	11	(8)
Net gain on sales of loans held-for-sale	(22,748)	(5,113)
Origination of loans held-for-sale	(638,222)	(345,148)
Proceeds from sales of loans held-for-sale	694,757	304,015
Changes in operating assets and liabilities:
Accrued interest receivable	480	377
Prepaid expenses and other assets	(6,304)	(17,744)
Accrued interest payable	228	538
Accrued expenses and other liabilities	(17,441)	20,569
Net cash provided by (used in) operating activities	25,119	(18,859)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Cash Flows (continued)

For the three months ended March 31,

(Unaudited)

(In thousands)	2021	2020
Cash flows from operating activities: (previous page)	$25,119	$(18,859)

Cash flows from investing activities:
Proceeds from maturities of held-to-maturity securities	7,496	2,286
Purchases of available-for-sale securities	(46,717)	(72,700)
Proceeds from sale or maturities of available-for-sale securities	34,662	82,714
Loan originations, net of repayments	169,502	(179,036)
Proceeds from the sale of loans held-for-investment	—	97,832
Purchases of premises and equipment	(145)	(1,437)
Proceeds from the sale of premises and equipment	—	17
Purchases of restricted equity securities	(16)	(16)
Proceeds from the sale or redemption of restricted equity securities	3,057	298
Proceeds from the sale or redemption of other investments	500	—
Net cash provided by (used in) investing activities	168,339	(70,042)

Cash flows from financing activities:
Net change in deposits	324,619	20,025
Net change in securities sold under agreements to repurchase	35,871	3,680
Proceeds from Federal Home Loan Bank advances	—	463,000
Repayments of Federal Home Loan Bank advances	(30,411)	(380,881)
Issuance of treasury stock	—	2
Purchase of treasury stock	—	(1,564)
Net cash provided by financing activities	330,079	104,262
Net increase in cash and cash equivalents	523,537	15,361
Cash and cash equivalents, beginning of period	201,978	144,531
Cash and cash equivalents, end of period	$725,515	$159,892

Supplemental disclosures of cash flow information:
Interest paid on deposits and borrowed funds	$4,221	$5,775
Cash paid for income taxes, net	$4,863	$2,588
Non-cash investing and financing activities:
Net change in unrealized gain on available-for-sale securities	$(3,762)	$6,589
Loan charge-offs	$263	$652
Mortgage servicing rights resulting from sale or securitization of mortgage loans	$7,105	$2,796

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FIRSTSUN CAPITAL BANCORP and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

(dollars in thousands, except share and per share amounts)

NOTE 1. Basis of Presentation

The consolidated financial statements include the accounts of FirstSun Capital Bancorp (Parent Company) and its wholly-owned subsidiaries, Sunflower Bank, N.A. (the Bank) and Logia Portfolio Management, LLC, and have been prepared using U.S. generally accepted accounting principles (U.S. GAAP) for interim financial statements. These entities are collectively referred to as “our”, “us”, “we”, or “the Company”.

These consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for a full year presentation and certain disclosures have been condensed or omitted in accordance with rules and regulations of the SEC. These interim financial statements are unaudited, and include, in our opinion, all adjustments necessary for a fair statement of the results for the periods indicated, which are not necessarily indicative of results which may be expected for the full year. These consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and footnotes thereto included elsewhere in this proxy statement/prospectus for the year ended December 31, 2020. Certain prior period amounts have been reclassified to conform to the current period presentation. Reclassifications had no effect on our net income or stockholders’ equity.

Subsequent events - On May 11, 2021, FirstSun Capital Bancorp (FirstSun) and Pioneer Bancshares, Inc. (Pioneer) entered into an Agreement and Plan of Merger that provides for the combination of FirstSun and Pioneer. Assuming the merger is completed, FirstSun will be the surviving entity. Each share of Pioneer common stock will be converted into 1.0443 shares of FirstSun common stock plus cash in lieu of fractional shares. Completion of the merger, among other things, is dependent upon the requisite approval of the appropriate regulatory bodies and the Pioneer stockholders.

We evaluated subsequent events through June 22, 2021, the date these financial statements were available to be issued, for events and transactions that would require recognition or disclosure in these financial statements.

Use of Estimates - The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These estimates are based on historical experience and on various assumptions about the future that are believed to be reasonable based on all available information. Our reported financial position or results of operations may be materially different under changed conditions or when using different estimates and assumptions, particularly with respect to significant accounting policies. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information.

Risks and Uncertainties - In the normal course of business, companies in the banking and mortgage industries encounter certain economic and regulatory risks. Economic risks include prepayment risk, market risk, interest rate risk, and credit risk. We are subject to interest rate risk to the extent that in a rising interest rate environment, we may experience a decrease in loan production, as well as decreases in the value of mortgage loans held-for-sale and in commitments to originate loans, which may adversely impact our earnings. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments.

We generally sell loans to investors without recourse; therefore, the investors have assumed the risk of loss or default by the borrower. However, we are usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation, and collateral. To the extent that we do not comply

F-7

with such representations, or there are early payment defaults, we may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay off within a specified time frame, we may be required to refund a portion of the sales proceeds to the investors. We established reserves for potential losses related to these representations and warranties which is recorded within accrued expenses and other liabilities. In assessing the adequacy of the reserve, we evaluate various factors including actual write-offs during the period, historical loss experience, known delinquent and other problem loans, and economic trends and conditions in the industry. Further information is presented in Note 15. Commitments and Contingencies.

Adoption of New Accounting Standards - As an “emerging growth company” under Section 107 of the JOBS Act, we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period for an “emerging growth company” for as long as it is available to us.

Recent Accounting Pronouncements - In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), amending existing guidance. The guidance is intended to increase transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements. The principal change required by the guidance relates to lessee accounting. Under the new guidance for operating leases (with the exception of short-term leases), a lessee is required to (1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position, (2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and (3) classify all cash payments within operating activities in the statement of cash flows. The guidance also changes disclosure requirements related to leasing activities, and requires certain qualitative disclosures along with specific quantitative disclosures. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. For non-public business entities, the guidance is effective for fiscal years beginning after December 15, 2021. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and Lessors may not apply a full retrospective transition approach. We are currently in the process of evaluating contracts, performing present value calculations and evaluating the impact the amended guidance will have on our December 31, 2022 consolidated financial statements when adopted under the modified retrospective approach. We anticipate recording right of use assets and lease liabilities in the consolidated balance sheet for our operating leases upon adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326). This guidance replaces the existing incurred loss model for estimating allowances with a current expected credit losses (CECL) model with respect to most financial assets measured at amortized cost and certain other instruments, including loan receivables, held to maturity debt securities and off-balance sheet credit exposures such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments. In addition, the guidance requires credit losses relating to available for sale debt securities to be recorded through an allowance for credit losses rather than a reduction of the carrying amount, and also changes the accounting for purchased credit-impaired debt securities and loans. The guidance retains many of the disclosure requirements in current U.S. GAAP and expands certain disclosure requirements. The guidance provides transition rules for: debt securities with OTTI; existing purchased credit impaired assets; and all other assets within the scope of CECL. For non-public business entities, the guidance is effective for fiscal years beginning after December 15, 2022. While early adoption is currently permitted, we plan to adopt this standard on January 1, 2023. The guidance allows for a modified retrospective approach and we expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective for us. We have established a committee to evaluate control and process framework, data, model, and resource requirements. We have also contracted with a third party vendor to assist with our loss model and are working with them to implement the

F-8

software. We are currently evaluating the impact adoption of the guidance will have on our consolidated financial statements, and highlight that any impact will be contingent upon the underlying characteristics of the affected portfolio and macroeconomic and internal forecasts at adoption date.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance eases the potential burden in accounting for reference rate reform. The amendments are elective and apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. The new guidance provides the following optional expedients that reduce costs and complexity of accounting for reference rate reform: Simplify accounting analysis for contract modifications; Allow hedging relationships to continue without de-designation if there are qualifying changes in critical terms of an existing hedging relationship due to reference rate reform; Allow change in the systematic and rational method used to recognize in earnings the components excluded from the assessment of hedge effectiveness; Allow a change in the designated benchmark interest rate to a different eligible benchmark interest rate in a fair value hedging relationship; Allow the shortcut method for a fair value hedging relationship to continue for the remainder of the hedging relationship; Simplify the assessment of hedge effectiveness and provide temporary optional expedients for cash flow hedging relationships affected by reference rate reform; and allow a one-time election to sell or transfer debt securities classified as held-to-maturity that reference a rate affected by reference rate reform and are classified as held-to-maturity before January 1, 2020. The amendments are effective for all entities from the beginning of an interim period that includes the issuance date of the ASU. An entity may elect to apply the amendments prospectively through December 31, 2022. We have established a LIBOR transition team of internal associates from across the organization. We have identified all LIBOR exposure and are working to communicate and revise any contracts as necessary. The adoption of this standard is not expected to have a material effect on our operating results or financial condition.

NOTE 2. Securities

The amortized cost, gross unrealized gains and losses, and fair values of available-for-sale and held-to-maturity debt securities, and equity securities by type follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
As of March 31, 2021

Available-for-sale:
U.S. agency	$7,834	$—	$(173)	$7,661
Obligations of states and political subdivisions	3,426	—	(169)	3,257
Mortgage backed - residential	124,636	3,247	(1,204)	126,679
Collateralized mortgage obligations	208,509	2,843	(255)	211,097
Mortgage backed - commercial	123,333	4,071	(50)	127,354
Total available-for-sale	$467,738	$10,161	$(1,851)	$476,048

Held-to-maturity:
Obligations of states and political subdivisions	$727	$27	$—	$754
Mortgage backed - residential	14,509	563	—	15,072
Collateralized mortgage obligations	9,358	418	—	9,776
Total held-to-maturity	$24,594	$1,008	$—	$25,602

F-9

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
As of December 31, 2020

Available-for-sale:
U.S. agency	$9,204	$—	$(208)	$8,996
Obligations of states and political subdivisions	3,427	8	—	3,435
Mortgage backed - residential	116,365	3,399	(202)	119,562
Collateralized mortgage obligations	200,496	2,743	(43)	203,196
Mortgage backed - commercial	127,022	6,426	(51)	133,397
Total available-for-sale	$456,514	$12,576	$(504)	$468,586

Held-to-maturity:
U.S. agency	$5,099	$26	$—	$5,125
Obligations of states and political subdivisions	730	41	—	771
Mortgage backed - residential	16,050	618	—	16,668
Collateralized mortgage obligations	10,309	455	—	10,764
Total held-to-maturity	$32,188	$1,140	$—	$33,328

As of March 31, 2021 and December 31, 2020, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Certain debt securities that have gross unrealized losses have been in a continuous unrealized loss position for more than one year follows:

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Number of Securities
As of March 31, 2021

Available-for-sale:
U.S. agency	$—	$—	$7,661	$(173)	$7,661	$(173)	7
Obligations of states and political subdivisions	3,257	(169)	—	—	3,257	(169)	2
Mortgage backed - residential	38,528	(1,194)	4,904	(10)	43,432	(1,204)	11
Collateralized mortgage obligations	27,130	(238)	7,963	(17)	35,093	(255)	11
Mortgage backed - commercial	—	—	24,140	(50)	24,140	(50)	2
Total available-for-sale	$68,915	$(1,601)	$44,668	$(250)	$113,583	$(1,851)	33

F-10

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Number of Securities
As of December 31, 2020

Available-for-sale:
U.S. agency	$—	$—	$8,996	$(208)	$8,996	$(208)	7
Mortgage backed - residential	15,251	(146)	7,601	(56)	22,852	(202)	8
Collateralized mortgage obligations	23,646	(43)	—	—	23,646	(43)	11
Mortgage backed - commercial	9,167	(15)	14,971	(36)	24,138	(51)	2
Total available-for-sale	$48,064	$(204)	$31,568	$(300)	$79,632	$(504)	28

There were no held-to-maturity securities in an unrealized loss position as of March 31, 2021 or December 31, 2020.

Estimated fair value is less than amortized cost primarily because of general economic conditions unrelated to the specific issuer. At March 31, 2021 and December 31, 2020, management does not believe these securities are other than temporarily impaired for the following reasons: no significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the issuer; no significant adverse change in the regulatory, economic, or technological environment of the issuer; and no significant adverse change in the general market condition of either the geographic area or the industry in which the issuer operates. Management has the ability and intends to hold these securities and it is likely that management will not be required to sell the securities prior to maturity or until such time as the full amount of investment principal will be returned.

The amortized cost and fair value of our debt securities by contractual maturity as of March 31, 2021 are summarized in the following table. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or earlier redemptions that may occur.

	Amortized Cost	Estimated Fair Value
Available-for-sale:
Due within 1 year	$5	$5
Due after 1 year through 5 years	21,368	22,026
Due after 5 years through 10 years	104,501	107,299
Due after 10 years	341,864	346,718
Total available-for-sale	$467,738	$476,048

Held-to-maturity:
Due within 1 year	$11	$11
Due after 5 years through 10 years	1,576	1,659
Due after 10 years	23,007	23,932
Total held-to-maturity	$24,594	$25,602

Securities with a carrying value of $459,022 and $437,223 were pledged to secure public deposits, securities sold under agreements to repurchase and borrowed funds at March 31, 2021 and December 31, 2020, respectively.

There were no proceeds from sales and calls of securities for the three months ended March 31, 2021. The proceeds from sales and calls of securities for the three months ended March 31, 2020 was $56,159. For the three months ended March 31, 2020, we recognized gross investment gains of $446 and gross investment losses of $293, resulting from the sale of securities.

F-11

NOTE 3. Loans

Loans held for investment consist of the following:

	March 31, 2021	December 31, 2020
Commercial	$2,083,266	$2,181,552
Commercial real estate	1,127,134	1,156,668
Residential real estate	462,916	503,828
Consumer	13,335	14,233
Total loans	3,686,651	3,856,281
Deferred costs, fees, premiums, and discounts	(9,895)	(9,924)
Allowance for loan losses	(47,214)	(47,766)
Total loans, net	$3,629,542	$3,798,591

On March 27, 2020, the CARES Act was signed into law. A provision in the CARES Act created the Paycheck Protection Program (PPP), a program administered by the Small Business Administration (SBA) to provide loans to small business during the COVID-19 pandemic. As of March 31, 2021 and December 31, 2020, we had $257,782 and $256,336 of PPP loans outstanding and deferred processing fees outstanding of $5,866 and $5,235, respectively. PPP loans are classified as Commercial loans in the consolidated financial statements. No allowance for credit losses has been recognized for PPP loans as such loans are fully guaranteed by the SBA.

The following table presents the activity in the allowance for loan losses by portfolio type for the three months ended:

	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
March 31, 2021
Allowance for loan losses:
Balance, beginning of period	$32,009	$13,863	$1,606	$288	$47,766
Provision (benefit) for loan losses	113	(505)	(35)	77	(350)
Loans charged off	(208)	—	(2)	(53)	(263)
Recoveries	36	9	4	12	61
Balance, end of period	$31,950	$13,367	$1,573	$324	$47,214

March 31, 2020
Allowance for loan losses:
Balance, beginning of period	$17,509	$9,645	$1,056	$336	$28,546
Provision (benefit) for loan losses	1,692	888	303	(83)	2,800
Loans charged off	(593)	—	(15)	(44)	(652)
Recoveries	164	—	2	11	177
Balance, end of period	$18,772	$10,533	$1,346	$220	$30,871

We determine the ALLL estimate on at least a quarterly basis. For a description of the methodology, refer to Note 1. in our consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus.

F-12

The following table presents the balance in the allowance for loan losses and the recorded investment by portfolio type based on impairment method:

	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
As of March 31, 2021
Loans:
Individually evaluated for impairment	$20,318	$7,182	$11,044	$6	$38,550
Collectively evaluated for impairment	2,062,948	1,119,952	451,872	13,329	3,648,101
Total loans	$2,083,266	$1,127,134	$462,916	$13,335	$3,686,651

Allowance for loan losses:
Individually evaluated for impairment	$4,218	$12	$79	$—	$4,309
Collectively evaluated for impairment	27,732	13,355	1,494	324	42,905
Total allowance for loan losses	$31,950	$13,367	$1,573	$324	$47,214

As of December 31, 2020
Loans:
Individually evaluated for impairment	$23,197	$2,933	$9,630	$38	$35,798
Collectively evaluated for impairment	2,158,355	1,153,735	494,198	14,195	3,820,483
Total loans	$2,181,552	$1,156,668	$503,828	$14,233	$3,856,281

Allowance for loan losses:
Individually evaluated for impairment	$3,972	$12	$96	$—	$4,080
Collectively evaluated for impairment	28,037	13,851	1,510	288	43,686
Total allowance for loan losses	$32,009	$13,863	$1,606	$288	$47,766
F-13

The following table presents information related to impaired loans by class of loans as of:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
March 31, 2021
With no related allowance recorded:
Commercial	$15,711	$14,674	$—	$10,580
Commercial real estate	7,120	7,091	—	4,739
Residential real estate	10,356	10,376	—	6,891
Consumer	7	6	—	16
Total loans with no related allowance recorded	33,194	32,147	—	22,226

With an allowance recorded:
Commercial	5,800	5,644	4,218	3,821
Commercial real estate	132	91	12	62
Residential real estate	676	668	79	449
Total loans with an allowance recorded	6,608	6,403	4,309	4,332
Total impaired loans	$39,802	$38,550	$4,309	$26,558

December 31, 2020
With no related allowance recorded:
Commercial	$16,370	$15,756	$—	$12,189
Commercial real estate	2,850	2,838	—	1,910
Residential real estate	9,021	8,933	—	5,855
Consumer	38	38	—	29
Total loans with no related allowance recorded	28,279	27,565	—	19,983

With an allowance recorded:
Commercial	7,610	7,441	3,972	5,304
Commercial real estate	133	95	12	67
Residential real estate	709	697	96	479
Total loans with an allowance recorded	8,452	8,233	4,080	5,850
Total impaired loans	$36,731	$35,798	$4,080	$25,833

Interest income recorded on impaired loans was not material for the three months ended March 31, 2021 and 2020.

Credit risk monitoring and management is a continuous process to manage the quality of the loan portfolio. We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt including current financial information, historical payment experience, credit documentation, public information and current economic trends among other factors. The risk rating system is used as a tool to analyze and monitor loan portfolio quality. Risk ratings meeting an internally specified exposure threshold are updated annually, or more frequently upon the occurrence of a circumstance that affects the credit risk of the loan. We use the following definitions for risk ratings:

Substandard - loans are considered “classified” and have a well-defined weakness, or weaknesses, such as loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans are also characterized by the distinct possibility of loss in the future if the deficiencies are not corrected.

F-14

Doubtful - loans are considered “classified” and have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. There were no loans categorized as doubtful as of March 31, 2021 and December 31, 2020.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans.

The following table presents the credit risk profile of our loan portfolio based on the Bank’s rating categories:

	Non-Classified	Classified	Total
As of March 31, 2021
Commercial	$2,046,597	$36,669	$2,083,266
Commercial real estate	1,096,676	30,458	1,127,134
Residential real estate	451,798	11,118	462,916
Consumer	13,329	6	13,335
Total loans	$3,608,400	$78,251	$3,686,651

As of December 31, 2020
Commercial	$2,145,831	$35,721	$2,181,552
Commercial real estate	1,126,080	30,588	1,156,668
Residential real estate	494,155	9,673	503,828
Consumer	14,195	38	14,233
Total loans	$3,780,261	$76,020	$3,856,281

The following table presents our loan portfolio aging analysis:

	Loans Not Past Due	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans Greater than 90 Days Past Due, Still Accruing	Non-Accrual	Total
As of March 31, 2021
Commercial	$2,059,841	$3,398	$48	$—	$19,979	$2,083,266
Commercial real estate	1,112,782	7,170	—	—	7,182	1,127,134
Residential real estate	446,833	4,573	445	147	10,918	462,916
Consumer	13,317	12	—	—	6	13,335
Total loans	$3,632,773	$15,153	$493	$147	$38,085	$3,686,651

As of December 31, 2020
Commercial	$2,147,310	$11,415	$48	$—	$22,779	$2,181,552
Commercial real estate	1,144,801	8,933	—	—	2,934	1,156,668
Residential real estate	489,482	2,948	1,123	777	9,498	503,828
Consumer	14,187	8	—	—	38	14,233
Total loans	$3,795,780	$23,304	$1,171	$777	$35,249	$3,856,281

As of March 31, 2021 and December 31, 2020, we have a recorded investment in troubled debt restructurings (TDRs) of $12,860 and $13,975, respectively. We have no commitments to lend additional amounts at March 31, 2021.

F-15

The modification of the terms of the loans performed for the three months ended March 31, 2021 and for the year ended December 31, 2020 respectively, included rate modifications, extensions of the maturity dates or a permanent reduction of the recorded investment in the loans.

There were no loans modified as TDRs for the three months ended March 31, 2021.

The following table presents loans by class modified as TDRs that occurred as of and for the year ended December 31, 2020:

	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial	11	$2,950	$2,831
Residential real estate	5	917	907
Total	16	$3,867	$3,738

For the year ended December 31, 2020 the TDRs described above increased the allowance for loan losses by $1,464. There were no amounts charged-off during for the three months ended March 31, 2021 or for the year ended December 31, 2020. For the year ended December 31, 2020, there were loans modified as TDRs totaling $1,759 for which there was a payment default following the modification.

In order to assess whether a borrower is experiencing financial difficulty, an evaluation is performed to determine the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy.

A loan is generally considered to be in payment default once it is 30 days contractually past due under the modified terms.

We are working with borrowers impacted by COVID-19 and providing modifications to include interest only deferral or principal and interest deferral. These modifications are excluded from TDR classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. As of March 31, 2021, we had modified loans under the CARES Act as follows:

	Number of Loans	Recorded Investment
March 31, 2021
Commercial real estate	$1	$831
Residential real estate	33	14,671
Total	34	$15,502

Acquired Loans and Loan Discounts:

Included in the net loan portfolio as of March 31, 2021 and December 31, 2020 is a net accretable discount related to loans acquired within a business combination in the approximate amounts of $1,304 and $2,043, respectively. The discount is being accreted into income on a level-yield basis over the life of the loans.

Loans acquired with evidence of credit quality deterioration at acquisition, for which it was probable that the Company would not be able to collect all contractual amounts due, were accounted for as purchased credit impaired (PCI) loans. The outstanding balance represents the total amount owed, including accrued but unpaid interest, and any amounts previously charged off. The carrying amount of purchased credit impaired loans is not significant as of March 31, 2021 and December 31, 2020.

F-16

NOTE 4. Mortgage Servicing Rights

We have investments in mortgage servicing rights (MSRs) that result from the sale of loans to the secondary market for which we retain the servicing. We account for these MSRs at their fair value. A primary risk associated with MSRs is the potential reduction in fair value as a result of higher than anticipated prepayments due to loan refinancing prompted, in part, by declining interest rates or government intervention. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. We utilize derivatives as economic hedges to offset changes in the fair value of the MSRs resulting from the actual or anticipated changes in prepayments stemming from changing interest rate environments.

The unpaid principal loan balance of our servicing portfolio is presented in the following table as of:

	March 31, 2021	December 31, 2020
Federal National Mortgage Association	$2,231,771	$2,117,703
Federal Home Loan Mortgage Corporation	1,105,269	948,934
Government National Mortgage Association	716,052	722,138
Federal Home Loan Bank	200,593	245,246
Other	2,040	2,144
Total	$4,255,725	$4,036,165

The activity of MSRs carried at fair value is as follows for the three months ended March 31,:

	2021	2020
Balance, beginning of year	$29,144	$29,003
Additions:
Servicing resulting from transfers of financial assets	7,105	2,796
Changes in fair value:
Due to changes in valuation inputs or assumptions used in the valuation model	5,921	(10,529)
Changes in fair value due to pay-offs, pay-downs, and runoff	(2,828)	(1,477)
Balance, end of year	$39,342	$19,793

The following represents the weighted-average key assumptions used to estimate the fair value of MSRs as of:

	March 31, 2021	December 31, 2020	March 31, 2020
Discount rate	9.19%	9.12%	9.39%
Total prepayment speeds	12.56%	16.99%	20.35%
Cost of servicing each loan	$86/per loan	$85/per loan	$90/per loan

Total servicing and ancillary fees earned from the mortgage servicing portfolio is presented in the following table for the three months ended March 31,:

	2021	2020
Servicing fees	$2,806	$2,205
Late and ancillary fees	100	102
Total	$2,906	$2,307
F-17

NOTE 5. Derivative Financial Instruments

Banking Derivative Financial Instruments:

We are exposed to changes in the fair value of certain of our fixed-rate assets due to changes in benchmark interest rates. We use interest rate swaps to manage our exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate, LIBOR. Interest rate swaps designated as fair value hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for us making variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. The carrying amount of hedged loans receivable as of March 31, 2021 and December 31, 2020 was $229,117 and $239,591, respectively. The cumulative amount of fair value hedging adjustment included in the carrying amount of the hedged loans receivable as of March 31, 2021 and December 31, 2020 was $6,218 and $14,906, respectively. The hedges were determined to be effective during all periods presented and we expect the hedges to remain effective during their remaining terms.

Derivatives not designated as hedges are not speculative and result from a service we provide to certain customers. We execute interest rate swaps with banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that we execute with a third party, such that we minimize our net risk exposure resulting from such transactions. As the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer derivatives and the offsetting derivatives are recognized directly in earnings. These instruments are a component of prepaid expenses and other assets and accrued expenses and other liabilities.

The components of our banking derivative financial instruments consisted of the following:

	Number of Transactions	Expiration Dates	Outstanding Notional	Estimated Fair Value	Recorded Gains/ (Losses)
As of and for the three months ended March 31, 2021

Derivative financial instrument designated as hedging instruments:
Assets:
Interest Rate Products	3	2026-2029	$60,717	$3,115	$11
Liabilities:
Interest Rate Products	11	2022-2028	$162,112	$9,371	$6

Derivative financial instrument not designated as hedging instruments:
Assets:
Interest Rate Products	33	2024-2036	$186,443	$8,572	$(762)
Liabilities:
Interest Rate Products	33	2024-2036	$186,443	$8,635	$1,469

F-18

	Number of Transactions	Expiration Dates	Outstanding Notional	Estimated Fair Value	Recorded Gains/ (Losses)
As of and for the year ended December 31, 2020

Derivative financial instrument designated as hedging instruments:
Assets:
Interest Rate Products	2	2026-2029	$38,978	$830	$—
Liabilities:
Interest Rate Products	12	2022-2028	$185,637	$15,792	$(36)

Derivative financial instrument not designated as hedging instruments:
Assets:
Interest Rate Products	28	2024-2031	$171,609	$11,348	$6,944
Liabilities:
Interest Rate Products	28	2024-2031	$171,609	$12,117	$(7,441)

As of March 31, 2020 we had recorded gains on banking derivative assets of $7,662 and recorded losses on liabilities of $8,357.

For the three months ended March 31, 2021 and 2020, our banking derivative financial instruments not designated as hedging instruments generated fee income of $444 and $1,257, respectively.

Credit-risk-related Contingent Features:

We have agreements with each of our derivative counterparties that contain a provision where if we either default or are capable of being declared in default on any of our indebtedness, then we could also be declared in default on our derivative obligations.

We also have agreements with our derivative counterparties that contain a provision where if we fail to maintain our status as a well capitalized institution, then our derivative counterparties have the right but not the obligation to terminate existing swaps. As of March 31, 2021 and December 31, 2020, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $19,258 and $28,622, respectively. As of March 31, 2021 and December 31, 2020, we have minimum collateral posting thresholds with our derivative counterparties and have posted collateral of $17,933 and $31,400, respectively. If we had breached any of these provisions at March 31, 2021, we could have been required to settle our obligations under the agreements at their termination value of $19,258.

F-19

Mortgage Banking Derivative Financial Instruments:

The components of our mortgage banking derivative financial instruments consisted of the following:

	Expiration Dates	Outstanding Notional	Estimated Fair Value	Recorded Gains/ (Losses)
As of and for the three months ended March 31, 2021

Derivative financial instruments:
Assets:
Forward MBS trades	2021	$28,500	$90	$(5,940)
Interest rate lock commitments (IRLCs)	2021	$352,219	$2,156	$(3,530)
Liabilities:
Forward MBS trades	2021	$410,200	$2,752	$2,417

As of and for the year ended December 31, 2020

Derivative financial instruments:
Assets:
Forward MBS trades	2021	$189,900	$468	$22,548
IRLCs	2021	$462,394	$5,686	$4,848
Liabilities:
Forward MBS trades	2021	$433,400	$2,883	$(6,984)

As of March 31, 2020 we had recorded gains on mortgage banking derivative assets of $23,076 and recorded losses on liabilities of $8,419.

NOTE 6. Deposits

The composition of our deposits is as follows:

	As of
	March 31, 2021	December 31, 2020
Noninterest-bearing demand deposit accounts	$1,226,723	$1,054,458
Interest-bearing deposit accounts:
Interest-bearing demand accounts	216,030	164,870
Savings accounts and money market accounts	2,577,206	2,472,965
NOW accounts	100,864	95,297
Certificate of deposit accounts:
Less than $100	160,451	164,491
$100 through $250	109,168	113,006
Greater than $250	87,705	88,462
Total interest-bearing deposit accounts	3,251,424	3,099,091
Total deposits	$4,478,147	$4,153,549

F-20

The following table summarizes the interest expense incurred on our deposits:

	For the three months ended March 31,
	2021	2020
Interest-bearing deposit accounts:
Interest-bearing demand accounts	$97	$77
Savings accounts and money market accounts	1,251	2,612
NOW accounts	114	127
Certificate of deposit accounts	942	2,592
Total interest-bearing deposit accounts	$2,404	$5,408

The remaining maturity on certificate of deposit accounts as of March 31, 2021 is as follows:

Remainder of 2021	$179,040
2022	114,724
2023	32,277
2024	12,207
2025	10,440
2026	4,730
Thereafter	3,906
Total certificate of deposit accounts	$357,324

NOTE 7. Securities Sold Under Agreements to Repurchase

Information concerning securities sold under agreements to repurchase is as follows for the periods ended:

	March 31, 2021	December 31, 2020
Amount outstanding at period-end	$151,243	$115,372
Average daily balance during the period	$148,508	$118,706
Average interest rate during the period	0.05%	0.15%
Maximum month-end balance during the period	$151,243	$149,844
Weighted average interest rate at period-end	0.06%	0.05%

At March 31, 2021 and December 31, 2020, such agreements were secured by investment and mortgage-related securities with an approximate carrying amount of $158,848 and $121,116, respectively. Pledged securities are maintained by safekeeping agents at the direction of the Bank. The Bank’s agreements to repurchase generally mature daily, and are considered to be in an overnight and continuous position.

NOTE 8. Debt

FHLB advances:

The following is a breakdown of our FHLB advances and other borrowings outstanding as of:

	March 31, 2021			December 31, 2020
	Amount	Rate	Weighted Average Rate	Amount	Rate	Weighted Average Rate
Variable rate line-of-credit advance	$—	N/A	N/A	$20,000	0.35%	N/A
Fixed rate term advances	$40,000	0.91% - 2.59%	1.49%	$50,411	0.91% - 4.13%	1.78%
	$40,000			$70,411

F-21

The advances were collateralized by $803,371 and $943,376 of loans pledged to the FHLB as collateral as of March 31, 2021 and December 31, 2020, respectively.

Future maturities of our FHLB borrowings is as follows:

2022	$10,000
2023	—
2024	—
2025	20,000
2026	—
Thereafter	10,000
Total	$40,000

As of March 31, 2021 and December 31, 2020, the Bank had total borrowing capacity with the FHLB that is based on qualified collateral lending values of $708,139 and $702,540, respectively. The Bank’s additional borrowing availability with the FHLB at March 31, 2021 was $587,109. These borrowings can be in the form of additional term advances or a line-of-credit.

FRB advances:

The Bank also has a $11,688 line-of-credit with the FRB. The agreement bears interest at the Fed Funds target rate plus 0.50% and is secured by municipal, agency, mortgage-related and corporate securities. The entire line was available at March 31, 2021.

Other borrowings:

The Company has lines-of-credit with certain other financial institutions totaling $95,000 as of March 31, 2021. No amounts were drawn on these lines-of-credit in 2021.

Convertible Notes Payable:

We have issued a total of $20,673 of convertible notes with a maturity date of August 31, 2023. The annual interest rate on these convertible notes is 3.29% with quarterly interest payments. With respect to conversion, each $1 (in thousands) principal amount of the convertible notes can be converted to 15.6717 shares of Parent Company common stock at any time until maturity.

The convertible notes were originally recorded with a discount of $4,682. As of and for the periods ended March 31, 2021 and December 31, 2020, the debt discount on the convertible notes totaled $1,790 and $1,977, respectively, and the related accretion for the three months ended March 31, 2021 and 2020 was $187 and $189, respectively.

Subordinated Debt:

Subordinated Notes:

In June and August 2020, the Company issued a total of $40,000 subordinated notes. The notes pay interest at a fixed rate of 6.00% through June 30, 2025 and subsequently, until maturity, pay interest at a floating rate of three month term SOFR plus 5.89% reset quarterly. Interest is payable on July 1 and January 1 of each year. Such notes are due on July 1, 2030. The notes are not redeemable within the first five years of issuance, except under certain very limited conditions. After five years, the Company may redeem the notes at its discretion.

We incurred and capitalized $933 of costs related to the issuance of the subordinated notes. As of and for the three months ended March 31, 2021, amortization associated with the debt issuance costs totaled $23.

F-22

Trust preferred securities:

We have issued $9,279 in trust preferred securities through a special-purpose trust, New Mexico Banquest Capital Trust I (NMBCT I). In addition, we have issued $4,640 in trust preferred securities through a special purpose trust, New Mexico Banquest Capital Trust II (NMBCT II, and together with NMBCT I, collectively referred to as the Trusts). Interest is payable quarterly at a rate of three-month LIBOR plus 3.35% (3.54% and 3.57% as of March 31, 2021 and 2020, respectively) for the trust preferred securities issued through NMBCT I and at a rate of three-month LIBOR plus 2.00% (2.19% and 2.22% as of March 31, 2021 and 2020, respectively) for the trust preferred securities issued through NMBCT II.

This subordinated debt of $13,919 was originally recorded at a discount of $4,293. As of and for the three months ended March 31, 2021 and 2020, accretion associated with the fair value discount totaled $65 and $39, respectively.

The Parent Company fully and unconditionally guarantees the obligations of the Trusts on a subordinated basis. The trust preferred securities issued through the Trusts are mandatorily redeemable upon the maturity of the debentures on December 19, 2032 and November 23, 2034, respectively, and are optionally redeemable, in part or in whole, by the Parent Company at each quarterly interest payment date. The Parent Company owns all of the outstanding common securities of the Trusts, which have an aggregate liquidation valuation amount of $419 and is recorded in prepaid expenses and other assets on the consolidated balance sheet. The Trusts are considered variable interest entities. Since the Parent Company is not the primary beneficiary of the Trusts, the financial statements of the Trusts are not included in our consolidated financial statements.

NOTE 9. Earnings Per Share

Basic earnings per share, excluding dilution, is computed by dividing earnings available to common stockholders’ by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that could then share in our earnings.

The following table sets forth the computation of basic and diluted earnings per share of common stock:

	For the three months ended March 31,
	2021	2020
Net income applicable to common stockholders	$14,338	$7,173
Weighted Average Shares
Weighted average common shares outstanding	18,321,659	18,341,633
Effect of dilutive securities
Stock-based awards	462,706	151,939
Weighted average diluted common shares	18,784,365	18,493,572

Earnings per common share
Basic earnings per common share	$0.78	$0.39
Effect of dilutive securities
Stock-based awards	(0.02)	—
Diluted earnings per common share	$0.76	$0.39

Convertible notes payable for 323,984 shares of common stock were not considered in computing diluted earnings per share for 2021 and 2020 because they were antidilutive.

F-23

NOTE 10. Stockholders’ Equity

Equity Incentive Plan:

The Company has established the FirstSun Capital Bancorp 2017 Equity Incentive Plan (the Plan). The Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other stock awards to its employees, directors and consultants for up to 1,977,292 shares of common stock in the aggregate.

A summary of stock option activity under the Plan as of March 31, 2021, and changes during the period then ended is presented below:

	Shares	Weighted- Average Exercise Price, per Share	Weighted- Average Remaining Contractual Term (years)
For the three months ended March 31, 2021
Outstanding, beginning of period	1,428,940	$19.97
Exercised	—	—
Granted	—	—
Forfeited	(34,031)	20.10
Outstanding, end of period	1,394,909	$19.96	6.915
Options vested or expected to vest	1,394,909	$19.96
Options exercisable, end of period	1,170,836	$19.90

For the three months ended March 31, 2021 and 2020, the Company recorded total compensation cost of $577 and $619, respectively related to the Plan.

At March 31, 2021, there was $2,061 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The unrecognized compensation cost at March 31, 2021 is expected to be recognized over the following 3.17 years. At March 31, 2021 and December 31, 2020 the intrinsic value of the stock options was $16,460 and $10,660, respectively.

NOTE 11. Income Taxes

The provision for income taxes in interim periods requires us to make a best estimate of the effective tax rate expected to be applicable for the full year, adjusted for any discrete items for the applicable period. This estimated effective tax rate is then applied to interim consolidated pre-tax operating income to determine the interim provision for income taxes.

The following table presents our provision for income tax and effective tax provision rate:

	For the three months ended March 31,
	2021	2020
Provision for income taxes	$3,130	$1,131
Effective tax provision rate	17.9%	13.6%

We do not believe that we have any material uncertain tax positions, and do not expect any material changes during the next twelve months.

F-24

NOTE 12. Regulatory Capital Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Under the Basel III rules, the Company and the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The fully phased in capital conservation buffer is 2.50% for all periods presented.

The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of March 31, 2021, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of and for the three months ended March 31, 2021 and the year ended December 31, 2021, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts at year end for the Company are as follows:

	Actual		For Capital Adequacy Purposes		To be Well- Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2021
Total risk-based capital to risk-weighted assets:	$529,021	12.72%	$332,761	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets:	$431,565	10.38%	$249,571	6.00%	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$431,565	10.38%	$187,178	4.50%	N/A	N/A
Tier 1 leverage capital to average assets:	$431,565	8.62%	$200,152	4.00%	N/A	N/A

As of December 31, 2020
Total risk-based capital to risk-weighted assets:	$513,949	12.19%	$337,327	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets:	$416,029	9.87%	$252,995	6.00%	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$416,029	9.87%	$189,746	4.50%	N/A	N/A
Tier 1 leverage capital to average assets:	$416,029	8.53%	$195,074	4.00%	N/A	N/A

F-25

Actual and required capital amounts at year end for the Bank are as follows:

	Actual		For Capital Adequacy Purposes		To be Well- Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2021
Total risk-based capital to risk-weighted assets:	$533,061	12.86%	$331,731	8.00%	$414,664	10.00%
Tier 1 risk-based capital to risk-weighted assets:	$485,359	11.70%	$248,798	6.00%	$331,731	8.00%
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$485,359	11.70%	$186,599	4.50%	$269,532	6.50%
Tier 1 leverage capital to average assets:	$485,359	9.70%	$200,086	4.00%	$250,108	5.00%

As of December 31, 2020
Total risk-based capital to risk-weighted assets:	$517,077	12.30%	$336,276	8.00%	$420,345	10.00%
Tier 1 risk-based capital to risk-weighted assets:	$468,823	11.15%	$252,207	6.00%	$336,276	8.00%
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$468,823	11.15%	$189,155	4.50%	$273,224	6.50%
Tier 1 leverage capital to average assets:	$468,823	9.62%	$195,008	4.00%	$243,760	5.00%

NOTE 13. Fair Value Measurements

We utilize fair value measurements to record or disclose the fair value on certain assets and liabilities. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The determination of fair values of financial instruments often requires the use of estimates. In cases where quoted market values in an active market are not available, we use present value techniques and other valuation methods to estimate the fair values of our financial instruments. These valuation models rely on market-based parameters when available, such as interest rate yield curves or credit spreads. Unobservable inputs may be based on management’s judgement assumptions and estimates related to credit quality, our future earnings, interest rates and other relevant inputs. These valuation methods require considerable judgement and the resulting estimates of fair value can be significantly affected by the assumptions made and the methods used.

ASC Topic 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The hierarchy is based on the transparency of the inputs used in the valuation process with the highest priority given to quoted prices available in active markets and the lowest priority to unobservable inputs where no active market exists. The three levels of inputs that may be used to measure fair value are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

F-26

Level 3: Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own beliefs about the assumptions that market participants would use in pricing the assets or liabilities.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input within the valuation hierarchy that is significant to the overall fair value measurement. Transfers between levels of the fair value hierarchy are recognized at the end of the reporting period.

The following table sets forth our assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Total Estimated Fair Value
As of March 31, 2021

Available-for-sale securities	$—	$476,048	$—	$476,048
Loans held-for-sale	—	153,071	—	153,071
Mortgage servicing rights	—	—	39,342	39,342
Derivative financial instruments - assets	—	13,933	—	13,933
Derivative financial instruments - liabilities	—	(20,758)	—	(20,758)
Total	$—	$622,294	$39,342	$661,636

As of December 31, 2020

Available-for-sale securities	$—	$468,586	$—	$468,586
Loans held-for-sale	—	193,963	—	193,963
Mortgage servicing rights	—	—	29,144	29,144
Derivative financial instruments - assets	—	18,332	—	18,332
Derivative financial instruments - liabilities	—	(30,792)	—	(30,792)
Total	$—	$650,089	$29,144	$679,233

No assets or liabilities were valued on a recurring basis at Level 1 as of March 31, 2021 and December 31, 2020, nor were there any transfers between Level 2 and Level 3 during the three months ended March 31, 2021 and the year ended December 31, 2020.

For further details on our level 3 inputs related to MSRs, see Note 4. Mortgage Servicing Rights.

The following table presents a reconciliation for our Level 3 assets measured at fair value on a recurring basis for the three months ended March 31,:

	2021	2020
Balance, beginning of period	$29,144	$29,003
Total gains (losses) included in earnings	3,093	(12,006)
Purchases, issuances, sales and settlements:
Issuances	7,105	2,796
Balance, end of period	$39,342	$19,793
F-27

Certain financial assets and financial liabilities are regularly measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table sets forth our assets and liabilities that were measured at fair value on a non-recurring basis as of:

	Level 3
	March 31, 2021	December 31, 2020
Impaired loans:
Commercial	$1,426	$3,469
Commercial real estate	79	84
Residential real estate	589	601
Total impaired loans	$2,094	$4,154

Other real estate owned and foreclosed assets, net:
Commercial real estate	$3,354	$3,354
Total other real estate owned and foreclosed assets, net	$3,354	$3,354

The fair value of the financial assets in the table above utilize the market approach valuation technique, with discount adjustments for differences between comparable sales.

Fair value of financial instruments not carried at fair value:

The carrying amounts and estimated fair values of financial instruments not carried at fair value are as follows:

		Estimated Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3
As of March 31, 2021

Assets:
Cash and cash equivalents	$725,515	$725,515	$725,515	$—	$—
Securities held-to-maturity	24,594	25,602	—	25,602	—
Loans (excluding impaired loans)	3,648,101	3,599,596	—	—	3,599,596
Restricted equity securities	20,254	20,254	—	20,254	—
Accrued interest receivable	14,936	14,936	—	1,082	13,854

Liabilities:
Deposits (excluding demand deposits)	$3,035,394	$3,044,635	$—	$3,044,635	$—
Securities sold under agreements to repurchase	151,243	151,243	—	151,243	—
FHLB advances	40,000	42,038	—	42,038	—
Convertible notes payable	18,883	21,043	—	21,043	—
Subordinated debt	49,754	52,124	—	52,124	—
Accrued interest payable	2,820	2,820	—	2,820	—

F-28

		Estimated Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3
As of December 31, 2020

Assets:
Cash and cash equivalents	$201,978	$201,978	$201,978	$—	$—
Securities held-to-maturity	32,188	33,328	—	33,328	—
Loans (excluding impaired loans)	3,820,483	3,780,649	—	—	3,780,649
Restricted equity securities	23,175	23,175	—	23,175	—
Accrued interest receivable	15,416	15,416	—	986	14,430

Liabilities:
Deposits (excluding demand deposits)	$2,934,221	$2,947,287	$—	$2,947,287	$—
Securities sold under agreements to repurchase	115,372	115,372	—	115,372	—
FHLB advances	70,411	72,770	—	72,770	—
Convertible notes payable	18,696	20,804	—	20,804	—
Subordinated debt	49,666	49,750	—	49,750	—
Accrued interest payable	2,592	2,592	—	2,592	—

NOTE 14. Segment Information

Our operations are conducted through two operating segments: Banking and Mortgage Operations. Corporate represents costs not allocated to the operating segments. Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses are incurred for which discrete financial information is available that is evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. Operating segments have been determined based on the products and services offered and reflect the manner in which financial information is currently evaluated by management. Each segment operates under the same banking charter, but is reported on a segmented basis for this report. Each of the operating segments is complementary to each other and because of the interrelationship of the segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

The Banking segment originates loans and provides deposits and fee based services to consumer, business, and mortgage lending customers. Products offered include a full range of commercial and consumer banking and financial services. The interest income on loans held for investment is recognized in the Banking segment, excluding newly originated residential first mortgages within the Mortgage Operations segment.

The Mortgage Operations segment originates, sells, services, and manages market risk from changes in interest rates on one-to-four family residential mortgage loans to sell or hold on our balance sheet. Loans originated-to-sell comprise the majority of the lending activity. The Mortgage Operations segment recognizes interest income on loans that are held for sale and newly originated residential mortgages held for investment, the gains from one to four family residential mortgage sales, and revenue for servicing loans and other ancillary fees following a sales transaction. Revenue from servicing activities is earned on a contractual fee basis. The Mortgage Operations segment services loans for the held for investment portfolio, for which it earns revenue via an intercompany service fee allocation which appears as a cost to Banking in mortgage fees. Forward traded loan purchases and sales settlements as well as mortgage servicing rights and related fair value adjustments are reported in this segment.

Corporate represents miscellaneous other expenses of a corporate nature as well as revenue and expenses not directly assigned or allocated to the Banking or Mortgage Operations segments. The majority of executive management’s time is spent managing operating segments; related costs have been allocated between the operating segments and Corporate.

F-29

Revenues are comprised of net interest income before the provision (benefit) for loan losses and non-interest income. Noninterest expenses are allocated to each operating segment. Provision for loan losses is primarily allocated to the Banking segment. Allocation methodologies may be subject to periodic adjustment as management systems evolve and/or the business or product lines within the segments change.

Significant segment totals are reconciled to the financial statements as follows:

	Banking	Mortgage Operations	Corporate	Total Segments
As of and for the three months ended March 31, 2021

Summary of Operations
Net interest income (expense)	$37,709	$1,840	$(1,132)	$38,417

(Benefit from) provision for loan losses	(88)	(262)	—	(350)

Noninterest income:
Service charges on deposit accounts	2,543	—	—	2,543
Credit and debit card fees	2,124	—	—	2,124
Trust and investment advisory fees	1,905	—	—	1,905
Income from mortgage banking services, net	(439)	25,496	—	25,057
Other noninterest income	2,258	(6)	—	2,252
Total noninterest income	8,391	25,490	—	33,881

Noninterest expense:
Salary and employee benefits	23,172	15,273	174	38,619
Occupancy	5,906	791	—	6,697
Other noninterest expenses	6,523	3,177	164	9,864
Total noninterest expense	35,601	19,241	338	55,180

Income (loss) before income taxes	$10,587	$8,351	$(1,470)	$17,468

Other Information
Depreciation expense	$1,499	$90	$—	$1,589
Identifiable assets	$4,700,600	$584,325	$36,178	$5,321,103

	Banking	Mortgage Operations	Corporate	Total Segments
As of and for the three months ended March 31, 2020

Summary of Operations
Net interest income (expense)	$31,033	$1,551	$(645)	$31,939

Provision for loan losses	2,724	76	—	2,800

Noninterest income:
Service charges on deposit accounts	2,648	—	—	2,648
Credit and debit card fees	1,849	—	—	1,849
Trust and investment advisory fees	973	—	—	973
Income from mortgage banking services, net	(727)	16,963	—	16,236
Other noninterest income	544	—	—	544
Total noninterest income	5,287	16,963	—	22,250

Noninterest expense:
Salary and employee benefits	19,001	8,600	217	27,818
Occupancy	5,738	792	—	6,530
Other noninterest expenses	6,013	2,551	173	8,737
Total noninterest expense	30,752	11,943	390	43,085

Income (loss) before income taxes	$2,844	$6,495	$(1,035)	$8,304

Other Information
Depreciation expense	$1,387	$100	$—	$1,487
Identifiable assets	$3,802,661	$502,035	$18,914	$4,323,610

F-30

NOTE 15. Commitments and Contingencies

Commitments:

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include loan commitments, standby letters of credit, and documentary letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. Our exposure to credit loss in the event of nonperformance by the other party of these loan commitments and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet financial instruments.

Operating leases:

We lease certain facilities and equipment under non-cancelable operating leases. Operating lease amounts exclude renewal option periods, property taxes, insurance, and maintenance expenses on leased properties. Our facility leases typically provide for rental adjustments for increases in base rent (up to specific limits), property taxes, insurance, and general property maintenance that would be recorded in rent expense. Rent expense was $1,702 and $1,681 for the three months ended March 31, 2021 and 2020, respectively. Future minimum payments under all existing operating lease commitments are as follows:

2022	6,595
2023	6,634
2024	6,217
2025	5,634
2026	3,310
Thereafter	6,667
Total operating leases	$39,561

Undistributed portion of committed loans and unused lines of credit:

Loan commitments are agreements to lend to a customer as long as there is no customer violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. As of March 31, 2021 and December 31, 2020, commitments included the funding of fixed-rate loans totaling $86,889 and $95,448 and variable-rate loans totaling $565,696 and $602,142, respectively. The fixed-rate loan commitments have interest rates ranging from 0.86% to 18.00% at March 31, 2021 and 0.90% to 18.00% at December 31, 2020, and maturities ranging from 1 month to 10 years at March 31, 2021 and from 1 month to 10 years at December 31, 2020.

Standby letters of credit:

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since many of the loan commitments and letters of credit expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, owner-occupied real estate, and/or income-producing commercial properties. As of March 31, 2021 and December 31, 2020, our standby letters of credit commitment totaled $8,770 and $16,664, respectively.

F-31

MPF Master Commitments:

The Bank has executed MPF Master Commitments (Commitments) with the FHLB to deliver mortgage loans and to guarantee the payment of any realized losses that exceed the FHLB’s first loss account for mortgages delivered under the Commitments. The Bank receives credit enhancement fees from the FHLB for providing this guarantee and continuing to manage the credit risk of the MPF Program mortgage loans. The term of these Commitments is through December 31, 2021. As of March 31, 2021 and December 31, 2020, the Bank considered the amount of any of its liability for the present value of the credit enhancement fees less any expected losses in the mortgages delivered under the Commitments to be immaterial, and had not recorded a liability and offsetting receivable. As of March 31, 2021 and December 31, 2020 the maximum potential amount of future payments that the Bank would have been required to make under the Commitments was $13,030 and $13,029 respectively. Under the Commitments, the Bank agrees to service the loans and therefore, is responsible for any necessary foreclosure proceedings. Any future recoveries on any losses would not be paid by the FHLB under the Commitments. The Bank has not experienced any material losses under these guarantees.

Contingencies:

We generally sell loans to investors without recourse; therefore, the investors have assumed the risk of loss or default by the borrower. However, we are usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation, and collateral. To the extent that we do not comply with such representations, we may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. We establish reserves for potential losses related to these representations and warranties if deemed appropriate and such reserves would be recorded within accrued expenses and other liabilities. In assessing the adequacy of the reserve, we evaluate various factors including actual write-offs during the period, historical loss experience, known delinquent and other problem loans, and economic trends and conditions in the industry.

The Company is from time to time a defendant in various claims, legal actions, and complaints arising in the ordinary course of business. The Company periodically reviews all outstanding pending or threatened legal proceedings and determines if such matters will have an adverse effect on the business, financial condition or results of operations or cash flows.

Trust Administration Litigation:

On May 18, 2021, the two remainder beneficiaries of the Dorothy S. Harroun Irrevocable Trust dated October 13, 1983 (“Trust”), Dennis Harroun and Douglas Harroun (the “Remainder Beneficiaries”), filed a claim in the Santa Fe County, New Mexico District Court, against Sunflower Bank as trustee of the Trust, in the form of a counterclaim related to a petition for guidance and approval of trust distributions filed by Sunflower Bank on March 24, 2021 in the same court (the “Guidance Case”). The Remainder Beneficiaries’ claim alleges that Sunflower Bank breached its fiduciary duty and impartiality with respect to the 2020 distributions.

The Remainder Beneficiaries seek restitution and surcharge against Sunflower Bank for the full amount of the 2020 distributions, which were approximately $19.7 million, plus a reasonable rate of return thereon, as well as legal fees, costs, and expenses and the removal of Sunflower Bank as trustee of the Trust. Sunflower Bank believes that the Remainder Beneficiaries’ claims are without merit and it intends to vigorously defend against all claims asserted.

On June 14, 2021, Sunflower Bank was removed as Trustee of the Dorothy S. Harroun Revocable Trust dated October 29, 2015 (the “Revocable Trust”) by Dorothy S. Harroun. The Revocable Trust held proceeds of the 2020 distributions, and, after payment of federal and state taxes related to the 2020 distributions, the Revocable Trust still had approximately $11,800,000 of the 2020 distributions intact. On June 16, 2021, Sunflower Bank filed an interpleader action in the Santa Fe County, New Mexico District Court (the “Interpleader Case”). The Interpleader Case petition requests that the $11,800,000 in the Revocable Trust be paid into the registry of the Court pending final judgment in the Guidance Case. No responsive pleadings have been filed in the Interpleader Case to date.

F-32

Overdraft Fee Litigation:

On June 2, 2021, Karen McCollam filed a putative class action complaint against Sunflower Bank in the United States District Court for the District of Colorado. The complaint alleges that Sunflower Bank improperly charged overdraft fees where a transaction was initially authorized on sufficient funds but later settled negative due to intervening transactions. The complaint asserts a claim for breach of contract, which incorporates the implied duty of good faith and fair dealing, and a claim for violations of the Colorado Consumer Protection Act. Plaintiff seeks to represent a proposed class of all Sunflower Bank checking account customers who were allegedly charged overdraft fees on transactions that did not overdraw their checking account. Plaintiff seeks unspecified restitution, actual and statutory damages, costs, attorneys’ fees, pre-judgment interest, and other relief as the Court deems proper for herself and the putative class. Sunflower Bank believes that the lawsuit is without merit and it intends to vigorously defend against all claims asserted.

On June 10, 2021, Samantha Besser and Alan Schoenberger filed a putative class action complaint against Sunflower Bank in the United States District Court for the District of Colorado. The complaint alleges that Sunflower Bank improperly charged multiple insufficient funds or overdraft fees when a merchant resubmits a rejected payment request. The complaint asserts claims for breach of contract, which incorporates the implied duty of good faith and fair dealing. Plaintiffs seek to represent a proposed class of all Sunflower Bank checking account customers who were charged multiple insufficient funds or overdraft fees on resubmitted payment requests. Plaintiffs seek unspecified restitution, actual and statutory damages, costs, attorneys’ fees, pre-judgment interest, and other relief as the Court deems proper for themselves and the purported class. Sunflower Bank believes that the lawsuit is without merit and it intends to vigorously defend against all claims asserted.

We establish reserves for contingencies, including legal proceedings, when potential losses become probable and can be reasonably estimated. While the ultimate resolution of any legal proceedings, including the matters described above, cannot be determined at this time, based on information presently available, and after consultation with legal counsel, management believes that the ultimate outcome in these above legal proceedings, either individually or in the aggregate, will not have a material adverse effect on our financial statements. It is possible, however, that future developments could result in an unfavorable outcome for or resolution of any of these proceedings, which may be material to our results of operations for a given fiscal period.

COVID-19:

On March 11, 2020, the World Health Organization announced that the COVID-19 outbreak was deemed a pandemic, and on March 13, 2020, the President declared the ongoing COVID-19 pandemic of sufficient magnitude to warrant an emergency declaration. The operations and business results of the Company could be materially adversely affected, including the estimate of the allowance for loan losses. The extent to which the coronavirus may continue to impact business activity or investment results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the continued severity of the coronavirus and variants, and the actions required to contain the coronavirus or treat its impact, among others.

F-33

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Financial Statements

As of and for the years ended

December 31, 2020 and 2019

F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and the Board of Directors of FirstSun Capital Bancorp and Subsidiaries

Denver, Colorado

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FirstSun Capital Bancorp and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP

We have served as the Company’s auditor since 2014.

Dallas, Texas

March 12, 2021, except for the effects of disclosing Earnings Per Share (Note 13), “Fair Value of Financial Instruments Not Carried at Fair Value” included in Fair Value Measurements (Note 19), Parent Company Only Condensed Financial Information (Note 20), and Segment Information (Note 21), as to which the date is June 22, 2021.

F-35

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Balance Sheets

As of December 31,

(In thousands, except par and share amounts)	2020	2019
Assets
Cash and cash equivalents	$201,978	$144,531
Securities available-for-sale	468,586	546,541
Securities held-to-maturity, fair value of $33,328 and $57,433, respectively	32,188	56,974
Loans held-for-sale, at fair value	193,963	93,332
Loans, net of allowance for loan losses of $47,766 and $28,546, respectively	3,798,591	3,060,164
Mortgage servicing rights, at fair value	29,144	29,003
Premises and equipment, net	56,758	60,749
Other real estate owned and foreclosed assets, net	3,354	7,071
Bank-owned life insurance	53,582	52,299
Restricted equity securities	23,175	20,434
Goodwill	33,050	33,050
Core deposits and other intangible assets, net	9,667	9,902
Accrued interest receivable	15,416	12,554
Deferred tax assets, net	23,763	22,738
Prepaid expenses and other assets	52,242	36,101
Total assets	$4,995,457	$4,185,443

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing accounts	$1,054,458	$745,455
Interest-bearing accounts	3,099,091	2,744,495
Total deposits	4,153,549	3,489,950
Securities sold under agreements to repurchase	115,372	68,111
Federal Home Loan Bank advances	70,411	92,157
Other borrowings	—	6,000
Convertible notes payable, net	18,696	17,944
Subordinated debt, net	49,666	10,296
Accrued interest payable	2,592	2,194
Accrued expenses and other liabilities	99,384	68,590
Total liabilities	4,509,670	3,755,242

Commitments and contingencies (Note 22)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 19,878,713 shares issued; 18,321,659 and 18,380,511 shares outstanding, respectively	2	2
Additional paid-in capital	259,363	257,181
Treasury stock, 1,557,054 and 1,498,202 shares, respectively	(38,148)	(36,706)
Retained earnings	255,451	207,866
Accumulated other comprehensive income, net	9,119	1,858
Total stockholders’ equity	485,787	430,201
Total liabilities and stockholders’ equity	$4,995,457	$4,185,443

The accompanying notes are an integral part of these consolidated financial statements.

F-36

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For the years ended December 31,

(In thousands, except per share amounts)	2020	2019
Interest income:
Interest and fee income on loans:
Taxable	$120,853	$122,952
Tax exempt	24,402	14,661
Interest and dividend income on securities:
Taxable	10,089	15,719
Tax exempt	11	75
Other interest income	1,482	2,431
Total interest income	156,837	155,838
Interest expense:
Interest expense on deposits	15,642	23,052
Interest expense on securities sold under agreements to repurchase	157	728
Interest expense on other borrowed funds	5,085	4,836
Total interest expense	20,884	28,616
Net interest income	135,953	127,222
Provision for loan losses	23,100	6,050
Net interest income after provision for loan losses	112,853	121,172
Noninterest income:
Service charges on deposit accounts	9,630	11,104
Credit and debit card fees	7,994	7,785
Trust and investment advisory fees	5,201	3,768
Income from mortgage banking services, net	122,174	42,992
Gain on sales of available-for-sale securities, net	153	1,583
Gain on other real estate owned and foreclosed assets activity, net	148	303
Loss on sales of other assets, net	(519)	(207)
Other noninterest income	3,604	3,639
Total noninterest income	148,385	70,967
Noninterest expense:
Salary and employee benefits	139,980	104,699
Occupancy	26,716	23,439
Amortization of intangible assets	1,485	1,896
Other noninterest expenses	35,892	40,166
Total noninterest expense	204,073	170,200
Income before income taxes	57,165	21,939
Provision for income taxes	9,580	1,436
Net income	$47,585	$20,503
Other comprehensive income:
Reclassification adjustment for net gain on sales of available-for-sale securities	(153)	(1,583)
Change in unrealized gain on available-for-sale securities	9,766	18,098
Income tax effect on other comprehensive income	(2,352)	(4,022)
Comprehensive income	$54,846	$32,996

Earnings per share:
Net income available to common stockholders	$47,585	$20,503
Basic	$2.60	$1.05
Diluted	$2.58	$1.03

The accompanying notes are an integral part of these consolidated financial statements.

F-37

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2020 and 2019

(in thousands, except share amounts)	Issued shares of common stock	Common stock	Additional paid-in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Balance as of January 1, 2019	19,761,742	$2	$253,766	$(358)	$187,363	$(10,635)	$430,138

Issuance of treasury stock (100 shares)	—	—	—	3	—	—	3

Stock option exercise (including issuance of 14,680 shares of treasury stock)	116,971	—	1,301	355	—	—	1,656

Repurchase of common stock through stock repurchase program (1,498,202 shares)	—	—	—	(36,706)	—	—	(36,706)

Share-based compensation, net of forfeitures	—	—	2,114	—	—	—	2,114

Net income	—	—	—	—	20,503	—	20,503

Other comprehensive income	—	—	—	—	—	12,493	12,493

Balance as of December 31, 2019	19,878,713	$2	$257,181	$(36,706)	$207,866	$1,858	$430,201

Issuance of treasury stock (100 shares)	—	—	—	2	—	—	2

Stock option exercise (4,892 shares of treasury stock issued)	—	—	(153)	120	—	—	(33)

Repurchase of common stock through stock repurchase program (63,844 shares)	—	—	—	(1,564)	—	—	(1,564)

Share-based compensation, net of forfeitures	—	—	2,335	—	—	—	2,335

Net income	—	—	—	—	47,585	—	47,585

Other comprehensive income	—	—	—	—	—	7,261	7,261

Balance as of December 31, 2020	19,878,713	$2	$259,363	$(38,148)	$255,451	$9,119	$485,787

The accompanying notes are an integral part of these consolidated financial statements.

F-38

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31,

(In thousands)	2020	2019
Cash flows from operating activities:
Net income	$47,585	$20,503
Adjustments to reconcile income to net cash (used in) provided by operating activities:
Provision for loan losses	23,100	6,050
Depreciation	6,004	5,356
Deferred tax (benefit) expense	(3,377)	1,611
Accretion of net discount on securities	4,180	4,663
Net amortization and accretion of discount on acquired loans	(3,766)	(4,175)
Net change in deferred loan origination fees and costs	8,811	2,682
Amortization of core deposits and other intangible assets	1,485	1,897
Net amortization and accretion of lease marks	83	(6)
Amortization of software implementation costs	1,028	1,036
Amortization of fair value premium on acquired deposits	(151)	(288)
Accretion of fair value discount on subordinated debt	258	261
Amortization of issuance costs on subordinated debt	45	—
Accretion of fair value discount on convertible notes payable	752	761
Amortization of fair value premium on Federal Home Loan Bank advances	(165)	(57)
Increase in cash surrender value of bank-owned life insurance	(1,283)	(1,308)
Net gain on bank-owned life insurance	—	(464)
Impairment of premises and equipment	678	—
Impairment of other real estate owned and foreclosed assets	418	1,076
Federal Home Loan Bank stock dividends	(468)	(311)
Share-based compensation expense	2,335	2,147
Decrease in fair value of mortgage servicing rights	22,280	11,930
Net gain on sales of available-for-sale securities	(153)	(1,583)
Net loss (gain) on sales of loans held-for-investment	1,180	(511)
Net loss on disposal of premises and equipment	519	207
Net gain on other real estate owned and foreclosed assets activity	(320)	(312)
Net gain on sales of loans held-for-sale	(74,642)	(23,910)
Origination of loans held-for-sale	(2,471,066)	(1,203,526)
Proceeds from sales of loans held-for-sale	2,422,778	1,161,914
Changes in operating assets and liabilities:
Accrued interest receivable	(2,862)	(1,682)
Prepaid expenses and other assets	(17,116)	5,405
Accrued interest payable	398	467
Accrued expenses and other liabilities	30,905	14,064
Net cash (used in) provided by operating activities	(547)	3,897

The accompanying notes are an integral part of these consolidated financial statements.

F-39

FIRSTSUN CAPITAL BANCORP

and Subsidiaries

Consolidated Statements of Cash Flows (continued)

For the years ended December 31,

(In thousands)	2020	2019
Cash flows from operating activities: (previous page)	$(547)	$3,897

Cash flows from investing activities:
Net cash paid for acquisitions	(7,019)	—
Proceeds from maturities of held-to-maturity securities	24,433	18,084
Purchases of available-for-sale securities	(101,812)	(149,423)
Proceeds from sale or maturities of available-for-sale securities	185,704	194,169
Loan originations, net of repayments	(863,138)	(294,975)
Proceeds from the sale of loans held-for-investment	97,832	14,438
Purchases of premises and equipment	(6,155)	(6,908)
Proceeds from the sale of premises and equipment	2,945	1,757
Proceeds from sales of other real estate owned and foreclosed assets	6,729	2,686
Proceeds from bank-owned life insurance	—	1,337
Purchases of restricted equity securities	(8,704)	(12,157)
Proceeds from the sale or redemption of restricted equity securities	6,431	13,917
Purchase of other investments	(155)	(82)
Proceeds from the sale or redemption of other investments	1	10
Net cash used in investing activities	(662,908)	(217,147)

Cash flows from financing activities:
Net change in deposits	663,750	468,677
Net change in securities sold under agreements to repurchase	47,261	(14,678)
Proceeds from Federal Home Loan Bank advances	1,159,000	871,000
Repayments of Federal Home Loan Bank advances	(1,180,581)	(1,027,712)
Proceeds from other borrowings	—	6,000
Repayments of other borrowings	(6,000)	(11,000)
Proceeds from Subordinated debt	39,067	—
Proceeds from issuance of common stock, net of issuance costs	—	1,268
Issuance of treasury stock	(31)	358
Purchase of treasury stock	(1,564)	(36,706)
Net cash provided by financing activities	720,902	257,207
Net increase in cash and cash equivalents	57,447	43,957
Cash and cash equivalents, beginning of year	144,531	100,574
Cash and cash equivalents, end of year	$201,978	$144,531

Supplemental disclosures of cash flow information:
Interest paid on deposits and borrowed funds	$22,010	$28,563
Cash paid for income taxes, net	$8,003	$520
Non-cash investing and financing activities:
Net change in unrealized gain on available-for-sale securities	$9,613	$16,515
Available-for-sale securities purchased, pending settlement	$—	$(9,183)
Loan charge-offs	$4,900	$5,049
Loans transferred to other real estate owned and foreclosed assets	$3,110	$6,478
Mortgage servicing rights resulting from sale or securitization of mortgage loans	$22,421	$14,745

The accompanying notes are an integral part of these consolidated financial statements.

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FIRSTSUN CAPITAL BANCORP and Subsidiaries

Notes to Consolidated Financial Statements

As of and for the years ended December 31, 2020 and 2019

(dollars in thousands, except share and per share amounts)

NOTE 1. Summary of Significant Accounting Policies

a.	Principles of Consolidation - The consolidated financial statements include the accounts of FirstSun Capital Bancorp (Parent Company) and its wholly-owned subsidiaries. The Parent Company’s operating subsidiaries include Logia Portfolio Management, LLC and Sunflower Bank, N.A. (the Bank). The Bank has certain wholly-owned subsidiaries, all of which are not significant, except for Sunflower Public Finance, LLC. These entities are collectively referred to as “our”, “us”, “we”, or “the Company”. The accounting principles followed by the Company are in conformity with U.S. generally accepted accounting principles (U.S. GAAP) and prevailing practices of the banking industry. All significant intercompany accounts and transactions have been eliminated.

b.	Nature of Operations - The Bank is headquartered in Denver, Colorado, and primarily operates throughout Kansas, Colorado, New Mexico, Texas, Arizona and Missouri providing a full range of commercial and consumer banking and financial services to small and medium-sized companies. Its primary deposit products are checking, savings and term certificate accounts. Its primary wealth management and trust products are personal trust and agency accounts, employee benefit and retirement related trust and agency accounts, investment management and advisory agency accounts, and foundation and endowment trust and agency accounts. Its primary lending products are residential mortgage, commercial and consumer loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are generally expected to be repaid from the borrower’s cash flow from operations.

c.	Subsequent Events - We evaluate events occurring subsequent to the balance sheet date to determine whether the events required recognition or disclosure in the financial statements. If conditions of a subsequent event existed as of the balance sheet date, depending on materiality, the effects may be required to be recognized and disclosed in the financial statements. If conditions of a subsequent event arose after the balance sheet date, the effects are not required to be recognized in the financial statements, but depending on materiality, may need to be disclosed in the financial statements.

d.	Use of Estimates - The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These estimates are based on historical experience and on various assumptions about the future that are believed to be reasonable based on all available information. Our reported financial position or results of operations may be materially different under changed conditions or when using different estimates and assumptions, particularly with respect to significant accounting policies. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information.

e.	Earnings per Share - Basic and diluted earnings per share are computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during each period.

f.	Concentration of Credit Risk - We have a significant concentration in residential real estate and commercial loans within Kansas, Colorado, New Mexico, Texas, Arizona and Missouri. When necessary, we perform credit evaluations on our customers’ financial condition and often request additional guarantees and forms of collateral from our customers. These financial evaluations require significant judgment and are based on a
F-41

variety of factors including, but not limited to, current economic trends, historical payment patterns, and bad debt write-off experience. Declines in the local or statewide economies could have an adverse impact on our financial condition. Adverse developments affecting real estate values in one or more of our markets could increase our credit risk associated with our loan portfolio. Additionally, if loans are not repaid according to their terms, the collateral securing the loans, in those cases where real estate serves as the primary collateral, may not have value equal to the amounts owed under the loan. We did not exceed regulatory concentration monitoring levels in 2020 or 2019.

g.	Reclassifications - Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

h.	Fair Value Measurement - Fair value is determined in accordance with Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement. ASC Topic 820 establishes a fair value hierarchy which requires the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 describes three levels of inputs that may be used to measure fair value:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3: Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own beliefs about the assumptions that market participants would use in pricing the assets or liabilities.

i.	Cash and Cash Equivalents - Cash and cash equivalents include cash, cash items in process of collection, deposits with other financial institutions and federal funds sold. For purposes of the consolidated statements of cash flows, we consider all federal funds sold and interest-bearing deposits at other financial institutions to be cash and cash equivalents, all with original maturities of less than 90 days. Cash held at depository institutions at times may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit. Cash deposits are with reputable financial institutions and we do not anticipate realizing any losses from these cash deposits. As of December 31, 2020 and 2019, we have complied with all regulatory cash reserve and clearing requirements. Cash and cash equivalents were as follows as of December 31,:

	2020	2019
Federal Reserve Bank	$100,711	$63,898
Federal Home Loan Bank	13,785	9,134
Other	31,499	13,089
Total cash due from depository institutions	145,995	86,121
Cash on hand and noninterest bearing accounts	55,983	58,410
Total cash and cash equivalents	$201,978	$144,531

j.	Securities - The Bank classifies debt securities as either available-for-sale or held-to-maturity. Held-to-maturity securities are those which the Bank has the positive intent and ability to hold to maturity. All other debt securities are classified as available-for-sale.

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Held-to-maturity securities are recorded at amortized cost. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders’ equity (accumulated other comprehensive income/loss) until realized. Realized gains and losses on securities classified as available-for-sale are included in earnings and recorded on trade date. The specific identification method is used to determine the cost of the securities sold.

Purchased premiums and discounts on debt securities are amortized/accreted into interest income using the yield-to-maturity method based upon the remaining contractual maturity of the asset, adjusted for any expected prepayments.

Management evaluates debt securities for other-than-temporary impairment (OTTI) on at least a quarterly basis, and more frequently when warranted by economic or market conditions. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the difference between amortized cost and fair value is recognized as an impairment through earnings. A decline in the market value of any security below cost that is deemed other than temporary due to the losses being credit and not due to other factors is charged to income, resulting in the establishment of a new cost basis for the security. Amortization and accretion of purchase premium and discount is then discontinued. Continuance of accrual of interest is determined on an individual basis. For debt securities that do not meet the aforementioned OTTI criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement, and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Equity securities are carried at fair value, with changes in fair values reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. Equity securities are included as a component of “prepaid expenses and other assets” in our consolidated balance sheets.

k.	Loans Held-for-Sale - Mortgage loans originated and intended for sale in the secondary market are classified as loans held-for-sale and recorded at fair value. Most of these loans are sold with servicing rights retained. The changes in fair value of loans held-for-sale are measured and recorded in income from mortgage banking services. Loan origination fees are recorded in the period of origination.

l.	Loans Receivable - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses.

Interest on loans receivable is accrued and credited to income based upon the principal amount outstanding using primarily a simple interest calculation. Loan origination fees and related direct loan origination costs for a given loan are offset and only the net amount is deferred and amortized and recognized in interest income over the life of the loan using the level yield method without anticipating prepayments. The accrual of interest income on loans is discontinued when, in management’s judgment, the interest is uncollectible in the normal course of business, and a loan is moved to non-accrual status in accordance with the Bank’s policy, typically after 90 or 120 days of non-payment, as follows: interest income on consumer, commercial real estate and commercial loans is typically discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection; interest income on residential real estate loans is typically discontinued at the time the loan is 120 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due

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status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest in full is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

When discontinued, all unpaid interest is reversed. Interest is included in income after the date the loan is placed on nonaccrual status only after all principal has been paid or when the loan is returned to accrual status. The loan is returned to accrual status only when the borrower has brought all past-due principal and interest payments current and, in the opinion of management, has demonstrated the ability to make future payments of principal and interest as scheduled.

Acquired Loans - Acquired loans are recorded at fair value as of the acquisition date and classified as either purchased performing or purchased credit impaired (PCI) loans.

For purchased performing loans, we follow the provisions of ASC Topic 310-20, Receivables - Nonrefundable Fees and Other Costs. The difference between the fair value and unpaid principal balance on a purchased performing loan as of the acquisition date is accreted or amortized to interest income over the estimated life of the loan. We may aggregate purchased performing loans into different pools based on common risk characteristics such as risk rating, underlying collateral, type of interest rate (fixed or adjustable), types of amortization, and other similar factors. A purchased performing loan pool is accounted for as a single asset with a single interest rate, cumulative loss rate, and cash flow expectation. A loan will be removed from a pool of loans only if the loan is sold, foreclosed, or assets are received in full satisfaction of the loan. If an individual loan is removed from a pool of loans, the difference between its relative carrying amount and its cash, fair value of the collateral, or other assets received will be recognized in income immediately as interest income on loans and would not affect the effective yield used to recognize the accretable yield on the remaining loan pool.

For PCI loans, we follow the provisions of ASC Topic 310-30, Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality. PCI loans reflect credit deterioration since origination such that it is probable at acquisition that we will be unable to collect all contractually required payments. PCI loans are initially recorded at estimated fair value measured as the present value of all cash flows expected to be received, discounted at an appropriately risk-weighted discount rate. Initial cash flow expectations incorporate significant assumptions regarding prepayment rates, frequency of default, and loss severity. The excess of cash flows expected to be collected over a loan’s carrying value is considered to be the accretable yield and is recognized as interest income over the estimated life of the loan using the effective yield method. The accretable yield may change due to changes in the timing and amounts of expected cash flows. Expected cash flows for PCI loans are reviewed quarterly. If, at acquisition, the PCI loans are collateral dependent and acquired primarily for the rewards of ownership of the underlying collateral, or if cash flows to be collected cannot be reasonably estimated, accrual of income is not recorded. The excess of the undiscounted contractual balances due over the cash flows expected to be collected on a PCI loan is considered to be the nonaccretable difference. The nonaccretable difference represents our estimate of the credit losses expected to occur and is considered in determining the fair value of the loans as of the acquisition date. Subsequent to the acquisition date, any increases in expected cash flows over those expected as of the acquisition date are adjusted through an increase to the accretable yield on a prospective basis. Any subsequent decreases in expected cash flows attributable to credit deterioration are recognized by recording a provision for loan losses which is charged against earnings. PCI loans acquired are subject to our internal and external credit review and monitoring controls. Our PCI loan portfolio may also include revolving lines of credit with funded and unfunded commitments. Loan balances outstanding at the time of acquisition are accounted for under ASC Topic 310-30. Any additional advances on these commitments subsequent to the acquisition date are accounted for under ASC Topic 310-20.

m.	Allowance for Loan Losses - The allowance for loan losses is a valuation allowance for probable incurred credit losses and is based upon management’s estimate of the amount required to maintain an adequate allowance which reflects the risks in the loan portfolio. Loan losses are charged against the allowance when

F-44

management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required and necessary provision for loan losses expense using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, current economic conditions, and other factors which, in the opinion of management, deserve current recognition. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.

Management also considers loan impairment in its analysis of the allowance. We consider a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at: the present value of estimated future cash flows discounted using the loan’s effective interest rate; the loan’s observable market price; or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

TDRs occur when a borrower is experiencing financial difficulty and a concession is granted; such as below market interest rate for the remaining original life of the loan, extension of maturity date, release of collateral, reduction of principal amount or reduction of accrued interest. TDRs are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, we determine the amount of reserve in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio type and is based on the actual loss history experienced by us. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio type. These economic factors include, but are not limited to, consideration of the following: levels of, and trends in delinquencies, impaired loans, non-accrual, and adversely classified loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; changes in the quality of the loan review system; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; effects of changes in credit concentrations; and the effects of other external factors such as competition and legal and/or regulatory requirements on the level of estimated credits losses in the Bank’s portfolio.

Loan credit quality and the adequacy of the allowance are also subject to periodic examination by regulatory agencies. Such agencies may require adjustments to the allowance based upon their judgments about information available at the time of their examination.

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The Bank’s loan portfolio types are Commercial, Commercial Real Estate, Residential Real Estate, and Consumer loans. The Bank has a diversified portfolio across a variety of industries, and the portfolio is generally centered in the states in which the Bank has offices.

Commercial loans include commercial and industrial loans to commercial and agricultural customers for use in normal business operations to finance working capital needs, equipment and inventory purchases, and other expansion projects. These loans are made primarily in the Bank’s market areas, are underwritten on the basis of the borrower’s ability to service the debt from revenue, and extended under the Bank’s normal credit standards, controls, and monitoring systems. Collateral is often represented by liens on accounts receivable, inventory, equipment, and other forms of general non-real estate business assets. The Bank often obtains some form of credit enhancement through a personal guaranty of the borrower, principals and/or others. The global cash flow capability of commercial loan customers is generally evaluated both at underwriting and during the life of the loan. Commercial loans may involve increased risk due to the expectation that repayments for such loans generally come from the operation of the business activity and those operations may be unsuccessful. A disruption in the operating cash flows from a business, sometimes influenced by events not under the control of the borrower such as changing business environment, changes in regulations and political climate, unexpected natural events, or competition could also impact the borrower’s capacity to repay the loan. Assets collateralizing commercial loans may also decline in value more quickly than anticipated. Commercial loans require increased underwriting and monitoring to offset these risks, for which the Bank’s systems have been designed to provide.

Commercial Real Estate loans include owner occupied and non-owner occupied commercial real estate mortgage loans to operating commercial and agricultural businesses, and include both loans for long term financing of land and buildings and loans made for the initial development or construction of a commercial real estate project. Commercial Real Estate loans are repaid by cash flow generated by business operations, revenues generated from other business of the borrower, or from other long term financing sources upon completion of development or construction. Commercial Real Estate loans are collateralized by well-managed property with adequate margins and may also include credit enhancements through guarantees from responsible parties and collateralization by other assets. The performance of Commercial Real Estate loans may be impacted by negative changes in the real estate market and the underlying collateral value, weakened economic conditions, changing regulations and political climate, unexpected natural events, and other external factors. Commercial Real Estate loans require specialized underwriting and monitoring to offset these risks, which the Bank’s systems have been designed to provide.

Residential Real Estate loans represent loans to consumers collateralized by a mortgage on a residence and include purchase money, refinancing, secondary mortgages, and home equity loans and lines of credit. Residential Real Estate loans also include purchased mortgage loan pools serviced by others. General overall economic conditions, and individual economic conditions such as job loss, divorce, illness or personal bankruptcy, may impact the performance of Residential Real Estate borrowers. The credit quality of Residential Real Estate loans is monitored primarily on the basis of payment delinquency.

Consumer loans include direct consumer installment loans, credit card accounts, overdrafts and other revolving loans. Consumer loans are underwritten using factors such as the borrower’s income and debt levels, credit history, and the value of available collateral. General overall economic conditions, and individual economic conditions such as job loss, divorce, illness or personal bankruptcy, may impact the performance of Consumer loan borrowers. In case of default, collateral on a Consumer loan may be difficult or expensive to locate and acquire, and collection efforts may not warrant substantial actions other than obtaining a deficiency judgment. The credit quality of Consumer loans is monitored primarily on the basis of payment delinquency.

The Bank utilizes an internal loan risk rating system as a means of underwriting, monitoring credit quality, and identifying both problem and potential problem loans. The Bank’s credit risk management policies, procedures and practices promote sound lending standards and prudent management of credit risks, providing for sound underwriting, appropriate ongoing monitoring and review, and adherence to policy and regulatory requirements.

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n.	Mortgage Servicing Rights (MSRs) - Mortgage servicing rights arise from contractual agreements between us and investors in mortgage loans. Pursuant to ASC Topic 860-50, Servicing Assets and Liabilities, we record MSR assets when we sell loans on a servicing-retained basis, at the time of a securitization that qualifies and meets requirements for sale accounting or through the acquisition or assumption of the right to service a financial asset. Under these contracts, we perform loan servicing functions in exchange for fees and other remuneration.

Our MSRs are initially recorded and subsequently measured at fair value. The fair value of the MSRs is based upon the present value of the expected future net cash flows related to servicing these loans. We receive a base servicing fee, generally ranging from 0.25% to 0.50% annually on the remaining outstanding principal balances of the loans. The servicing fees are collected from investors. We determine the fair value of the MSRs by the use of a discounted cash flow model that incorporates prepayment speeds, delinquencies, discount rate, ancillary revenues and other assumptions (including costs to service) that management believes are consistent with the assumptions other market participants use in valuing MSRs. The nature of the loans underlying the MSRs affects the assumptions used in the cash flow models. We obtain third party valuations quarterly to assess the reasonableness of the fair value calculated by the cash flow model. Changes in the fair value of MSRs are charged or credited to income from mortgage banking services, net.

As a part of our mortgage servicing responsibilities, we advance funds when the borrower fails to meet contractual payments (e.g. principal, interest, property taxes, and insurance). We also advance funds to maintain, report, and market foreclosed real estate properties on behalf of investors. These advances are collectively known as servicer related advances. Such advances are recovered from borrowers for reinstated and performing loans and from investors for foreclosed loans. We record a valuation allowance on outstanding servicer advances when we determine that based on all available information, it is probable that a loss has been incurred, and that all contractual amounts due will not be recovered.

o.	Premises and Equipment - Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line or declining balance method depending upon the type of asset with useful lives ranging from three to thirty-nine years.

Maintenance and repair costs are charged to expense as incurred. Major betterments are considered individually and are capitalized or expensed depending on facts and circumstances.

p.	Other Real Estate Owned and Foreclosed Assets - Assets acquired through, or in lieu of, foreclosure or repossession or otherwise are being held for disposal or to be sold are adjusted upon transfer to fair value less estimated costs to sell, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Subsequent to foreclosure/repossession, management periodically performs valuations, and an allowance for losses is established by a charge against earnings if the carrying value of a property exceeds the fair value less estimated costs to sell. Revenue and expenses from operation and changes in the valuation allowance are included in other non-interest expense on the consolidated statements of income and comprehensive income.

q.	Restricted Equity Securities - Restricted equity securities consist of capital stock of the Federal Home Loan Bank of Topeka (FHLB) and the Federal Reserve Bank of Kansas City (FRB). Such stock is not readily marketable, and accordingly, is carried at cost. Members of the FHLB are required to own a certain amount of stock based on the level of borrowings and other factors. As a national banking association, the Bank is required to own stock of its regional FRB. FRB and FHLB stock are periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

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Restricted equity securities consisted of the following:

	As of December 31,
	2020	2019
Federal Home Loan Bank stock	$13,373	$11,208
Federal Reserve Bank stock	9,802	9,226
Total restricted equity securities	$23,175	$20,434

r.	Bank-Owned Life Insurance (BOLI) - We have purchased life insurance policies on certain key current and former executives as a method to offset the cost of employee benefit plans. We record BOLI at the estimated contractual amount that would be realized if the life insurance policy is surrendered prior to maturity or death of the insured, which is the cash surrender value adjusted for other charges and amounts due that are probable at settlement. Changes in the net cash surrender value of the policies, as well as insurance proceeds received, are recorded in noninterest income and are not subject to income taxes.

s.	Goodwill - The excess purchase price of acquired businesses over the fair value of identifiable assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment on an annual basis, or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. Our evaluation may consist of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. Factors considered in the qualitative assessment include general economic conditions, conditions of the industry and markets in which we operate, regulatory developments, cost factors, and our overall financial performance. We performed our most recent annual goodwill impairment test as of December 31, 2020 and concluded that no impairment existed. No impairment losses have been recognized during the years ended December 31, 2020 and 2019.

t.	Core Deposits and Other Intangibles Assets - Core deposits related to the depositor relationship of customers acquired from an acquisition are recognized in the value of core deposits. Our core deposits were valued based on the expected future benefit or earnings capacity attributable to the acquired deposits. These assets have been assigned a 10 year life from the date of acquisition. Other intangible assets include the trade names of First National 1870 and Guardian Mortgage. These trade names provide a source of market recognition to attract potential clients/relationships and retain existing customers. Management has indicated that portions of the business will utilize these trade names into perpetuity; therefore, these trade names have been classified as indefinite-lived assets. Further, we acquired certain customer relationships relating to wealth management. These customer relationships were assigned an amortization period of 16 years. During 2020, the Company acquired additional customer relationships relating to wealth advisory services from a financial institution. These customer relationships were assigned an amortization period of 10 years. Further information on the asset purchase is presented in Note 6. Core Deposits and Other Intangible Assets. Two non-competition agreements were put in place for certain employees. These agreements were fully amortized in 2019.

u.	Impairment of Long-lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances indicate an asset may not be recoverable, we estimate the future cash flows expected to result from the use of the asset. If impairment is indicated, an adjustment is made to reduce the carrying amount based on the difference between the future cash flows expected and the carrying amount of the asset. During 2020, we approved the closure of six bank branches resulting in the impairment of $678 of long-lived assets. There were no impairments of long-lived assets recognized in 2019.

v.	Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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w.	Loan Commitments and Related Financial Instruments - Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, commercial letters of credit, and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

x.	Derivative Instruments and Hedging Activities - ASC Topic 815, Derivatives and Hedging (ASC Topic 815), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain our objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by ASC Topic 815, we record all derivatives on the consolidated balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we do not elect not to apply hedge accounting. For 2020 and 2019, we do not have any cash flow or foreign currency hedges.

In accordance with the fair value measurement guidance in ASU Topic 2011-04, Fair Value Measurement (Topic 820), we made an accounting policy election to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

In October 2018, the FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. The Alternative Reference Rates Committee (“ARRC”) has proposed that the SOFR replace USD-LIBOR. ARRC has proposed that the transition to SOFR from USD-LIBOR will take place by the end of 2021. We have material contracts that are indexed to USD-LIBOR. Industry organizations are currently working on the transition plan. We are currently monitoring this activity and evaluating the risks involved. Under this guidance, SOFR will be an eligible benchmark interest rate for our hedging strategies.

Risk Management Objective of Using Derivatives

Banking Activities - We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of our assets and liabilities and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and

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our known or expected cash payments principally related to our loan portfolio. The initial and subsequent changes in value, as well as the offsetting gain or loss of banking derivative financial instruments that qualify as fair value hedges, and any fees income generated are recorded as a component of interest and fee income on loans in our consolidated statements of income and comprehensive income.

Mortgage Banking Activities - Our mortgage bankers enter into interest rate lock commitments (IRLC) with prospective borrowers. An IRLC represents an agreement to purchase loans from a third-party originator or an agreement to extend credit to a mortgage applicant, whereby the interest rate is set prior to funding. The loan commitment binds us (subject to the loan approval process) to fund the loan at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. Outstanding interest rate lock commitments are subject to interest rate risk and related price risk during the period from the date of the commitment through the loan funding date or expiration date. The borrower is not obligated to obtain the loan, thus we are subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLC. Our interest rate exposure on these derivative loan commitments is hedged with forward sales of mortgage-based securities as described below. Our IRLCs are carried at fair value in accordance with ASC Topic 815, and recorded at fair value in prepaid expenses and other assets on our consolidated balance sheets. ASC Topic 815 clarifies that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The estimated fair values of IRLCs are based on the fair value of the related mortgage loans which is based upon observable market data. The initial and subsequent changes in value of IRLCs are recorded as a component of income from mortgage banking services, net, in our consolidated statements of income and comprehensive income.

We actively manage the risk profiles of our IRLCs and mortgage loans held-for-sale on a daily basis. To manage the price risk associated with IRLCs, we enter into forward sales of mortgage-backed securities (MBS) in an amount equal to the portion of the IRLC expected to close, assuming no change in mortgage interest rates. In addition, to manage the interest rate risk associated with mortgage loans held-for-sale, we enter into forward sales of MBS to deliver mortgage loans to third party investors. The estimated fair values of forward sales of MBS and forward sales commitments are based on exchange prices or the dealer market price. The initial and subsequent changes in value on forward sales of MBS and forward sales commitments are a component of income from mortgage banking services, net, in our consolidated statements of income and comprehensive income.

We also occasionally enter into contracts with other mortgage bankers to purchase residential mortgage loans at a future date, which we refer to as Loan Purchase Commitments (LPCs). LPCs are accounted for as derivatives under ASC Topic 815 and recorded at fair value in prepaid expenses and other assets on our consolidated balance sheets. Subsequent changes in LPCs are recorded as a charge or credit to income from mortgage banking services, net, in our consolidated statements of income and comprehensive income.

We utilize derivative instruments to help manage the fair value changes in our MSRs. These derivative instruments are intended to economically hedge certain risks related to our MSRs. As such, these derivative instruments are not designated as accounting hedges. These derivatives may include To Be Announced (TBA) MBS, interest rate swaps, and options contracts and are valued based on quoted prices for similar assets in an active market with inputs that are observable. These derivative products are accounted for and recorded at fair value in prepaid expenses and other assets or accrued expenses and other liabilities on our consolidated balance sheets. Subsequent changes are recorded to income from mortgage banking services, net, in our consolidated statements of income and comprehensive income.

y.	Advertising - Advertising costs are expensed as incurred and recorded within other noninterest expense.

z.	Share-Based Compensation - Compensation cost is recognized for stock options issued to employees, based on the fair value of these awards at the date of the grant. A Black-Scholes model is utilized to estimate the fair value of stock options.

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Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. We recognize forfeitures as they occur.

aa.	Retirement Plan - We have an employee savings plan and trust (the Plan) which qualifies under Section 401(k) of the Internal Revenue Service Code. The Bank’s Trust and Wealth Management department is the Trustee. Substantially all of our full-time employees are eligible to participate in the Plan. Eligible employees may contribute up to 100% of their compensation subject to certain limits based on federal tax laws. Additional contributions are allowed per the Internal Revenue Service Code for participants who have attained age 50 before the end of the Plan year. We make a matching contribution for each eligible participant equal to 100% of the participant’s elective deferrals which does not exceed 6% of the participant’s compensation. Participants are immediately vested in the matching contribution. Matching contributions to the Plan charged to salaries, wages and benefits amounted to $4,351 and $3,390 in 2020 and 2019, respectively.

bb.	Income Taxes - The Company files a consolidated federal income tax return. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards; deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities for subsequent changes in tax rates are recognized in income in the period that includes the tax rate changes.

We recognize the financial effects of a tax position only when we believe it can “more likely than not” support the position upon a tax examination by the relevant taxing authority, with a tax examination being presumed to occur. We are no longer subject to examination by taxing authorities for years before 2017. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

cc.	Comprehensive Income - Comprehensive Income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which is also recognized as a separate component of equity.

dd.	Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on these consolidated financial statements.

ee.	Risks and Uncertainties - In the normal course of business, companies in the banking and mortgage industries encounter certain economic and regulatory risks. Economic risks include prepayment risk, market risk, interest rate risk, and credit risk. We are subject to interest rate risk to the extent that in a rising interest rate environment, we may experience a decrease in loan production, as well as decreases in the value of mortgage loans held-for-sale and in commitments to originate loans, which may adversely impact our earnings. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments.

We generally sell loans to investors without recourse; therefore, the investors have assumed the risk of loss or default by the borrower. However, we are usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation, and collateral. To the extent that we do not comply with such representations, or there are early payment defaults, we may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay off within a specified time frame, we may be required to refund a portion of the sales proceeds to the investors. We established reserves for potential losses related to these representations and warranties which is recorded within accrued expenses and other liabilities. In assessing the adequacy of the

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reserve, we evaluate various factors including actual write-offs during the period, historical loss experience, known delinquent and other problem loans, and economic trends and conditions in the industry. Further information is presented in Note 22. Commitments and Contingencies.

ff.	Equity - Treasury stock is carried at cost.

Dividend Restriction - Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Parent Company or by the Parent Company to stockholders.

gg.	Adoption of New Accounting Standards - As an “emerging growth company” under Section 107 of the JOBS Act, we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period for an “emerging growth company” for as long as it is available to us.

In March 2017, the FASB issued ASU 2017-08, Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20) - Premium Amortization on Purchased Callable Debt Securities. ASU 2017-08 shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. ASU 2017-08 does not change the accounting for callable debt securities held at a discount. The adoption of the standard did not have a material impact on our consolidated financial statements.

hh.	Recent Accounting Pronouncements - In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), amending existing guidance. The guidance is intended to increase transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements. The principal change required by the guidance relates to lessee accounting. Under the new guidance for operating leases (with the exception of short-term leases), a lessee is required to (1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position, (2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and (3) classify all cash payments within operating activities in the statement of cash flows. The guidance also changes disclosure requirements related to leasing activities, and requires certain qualitative disclosures along with specific quantitative disclosures. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. For non-public business entities, the guidance is effective for fiscal years beginning after December 15, 2021. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and Lessors may not apply a full retrospective transition approach. We are currently in the process of evaluating contracts, performing present value calculations and evaluating the impact the amended guidance will have on our December 31, 2022 consolidated financial statements when adopted under the modified retrospective approach. We anticipate recording right of use assets and lease liabilities in the consolidated balance sheet for our operating leases upon adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326). This guidance replaces the existing incurred loss model for estimating allowances with a current expected credit losses (CECL) model with respect to most financial assets measured at amortized cost and certain other instruments, including loan receivables, held to maturity debt securities and off-balance sheet credit

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exposures such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments. In addition, the guidance requires credit losses relating to available for sale debt securities to be recorded through an allowance for credit losses rather than a reduction of the carrying amount, and also changes the accounting for purchased credit-impaired debt securities and loans. The guidance retains many of the disclosure requirements in current U.S. GAAP and expands certain disclosure requirements. The guidance provides transition rules for: debt securities with OTTI; existing purchased credit impaired assets; and all other assets within the scope of CECL. For non-public business entities, the guidance is effective for fiscal years beginning after December 15, 2022. While early adoption is currently permitted, we plan to adopt this standard on January 1, 2023. The guidance allows for a modified retrospective approach and we expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective for us. We have established a committee to evaluate control and process framework, data, model, and resource requirements. We have also contracted with a third party vendor to assist with our loss model and are working with them to implement the software. We are currently evaluating the impact adoption of the guidance will have on our consolidated financial statements, and highlight that any impact will be contingent upon the underlying characteristics of the affected portfolio and macroeconomic and internal forecasts at adoption date.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance eases the potential burden in accounting for reference rate reform. The amendments are elective and apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. The new guidance provides the following optional expedients that reduce costs and complexity of accounting for reference rate reform: Simplify accounting analysis for contract modifications; Allow hedging relationships to continue without de-designation if there are qualifying changes in critical terms of an existing hedging relationship due to reference rate reform; Allow change in the systematic and rational method used to recognize in earnings the components excluded from the assessment of hedge effectiveness; Allow a change in the designated benchmark interest rate to a different eligible benchmark interest rate in a fair value hedging relationship; Allow the shortcut method for a fair value hedging relationship to continue for the remainder of the hedging relationship; Simplify the assessment of hedge effectiveness and provide temporary optional expedients for cash flow hedging relationships affected by reference rate reform; and allow a one-time election to sell or transfer debt securities classified as held-to-maturity that reference a rate affected by reference rate reform and are classified as held-to-maturity before January 1, 2020. The amendments are effective for all entities from the beginning of an interim period that includes the issuance date of the ASU. An entity may elect to apply the amendments prospectively through December 31, 2022. We have established a LIBOR transition team of internal associates from across the organization. We have identified all LIBOR exposure and are working to communicate and revise any contracts as necessary. The adoption of this standard is not expected to have a material effect on our operating results or financial condition.

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NOTE 2. Securities

The amortized cost, gross unrealized gains and losses, and fair values of available-for-sale and held-to-maturity debt securities by type follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
As of December 31, 2020

Available-for-sale:
U.S. agency	$9,204	$—	$(208)	$8,996
Obligations of states and political subdivisions	3,427	8	—	3,435
Mortgage backed - residential	116,365	3,399	(202)	119,562
Collateralized mortgage obligations	200,496	2,743	(43)	203,196
Mortgage backed - commercial	127,022	6,426	(51)	133,397
Total available-for-sale	$456,514	$12,576	$(504)	$468,586

Held-to-maturity:
U.S. agency	$5,099	$26	$—	$5,125
Obligations of states and political subdivisions	730	41	—	771
Mortgage backed - residential	16,050	618	—	16,668
Collateralized mortgage obligations	10,309	455	—	10,764
Total held-to-maturity	$32,188	$1,140	$—	$33,328

As of December 31, 2019

Available-for-sale:
U.S. agency	$15,062	$2	$(250)	$14,814
Mortgage backed - residential	137,935	1,313	(205)	139,043
Collateralized mortgage obligations	255,487	760	(600)	255,647
Mortgage backed - commercial	130,511	1,562	(136)	131,937
Other debt	5,087	13	—	5,100
Total available-for-sale	$544,082	$3,650	$(1,191)	$546,541

Held-to-maturity:
U.S. agency	$15,349	$86	$—	$15,435
Obligations of states and political subdivisions	5,380	157	—	5,537
Mortgage backed - residential	22,277	168	(30)	22,415
Collateralized mortgage obligations	13,968	120	(42)	14,046
Total held-to-maturity	$56,974	$531	$(72)	$57,433

As of December 31, 2020 and 2019, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

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Certain debt securities that have gross unrealized losses have been in a continuous unrealized loss position for more than one year follows:

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Number of Securities
As of December 31, 2020

Available-for-sale:
U.S. agency	$—	$—	$8,996	$(208)	$8,996	$(208)	7
Mortgage backed - residential	15,251	(146)	7,601	(56)	22,852	(202)	8
Collateralized mortgage obligations	23,646	(43)	—	—	23,646	(43)	11
Mortgage backed - commercial	9,167	(15)	14,971	(36)	24,138	(51)	2
Total available-for-sale	$48,064	$(204)	$31,568	$(300)	$79,632	$(504)	28

There were no held-to-maturity securities in an unrealized loss position as of December 31, 2020.

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Number of Securities
As of December 31, 2019

Available-for-sale:
U.S. agency	$—	$—	$11,812	$(250)	$11,812	$(250)	7
Mortgage backed - residential	1,842	(4)	26,303	(201)	28,145	(205)	14
Collateralized mortgage obligations	119,418	(512)	10,954	(88)	130,372	(600)	38
Mortgage backed - commercial	36,314	(136)	—	—	36,314	(136)	4
Total available-for-sale	$157,574	$(652)	$49,069	$(539)	$206,643	$(1,191)	63

Held-to-maturity:
Mortgage backed - residential	$—	$—	$8,060	$(30)	$8,060	$(30)	3
Collateralized mortgage obligations	2,245	(4)	2,305	(38)	4,550	(42)	2
Total held-to-maturity	$2,245	$(4)	$10,365	$(68)	$12,610	$(72)	5

Estimated fair value is less than amortized cost primarily because of general economic conditions unrelated to the specific issuer. At December 31, 2020 and 2019, management does not believe these securities are other than temporarily impaired for the following reasons: no significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the issuer; no significant adverse change in the regulatory, economic, or technological environment of the issuer; and no significant adverse change in the general market condition of either the geographic area or the industry in which the issuer operates. Management has the ability and intends to hold these securities and it is likely that management will not be required to sell the securities prior to maturity or until such time as the full amount of investment principal will be returned.

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The amortized cost and fair value of our debt securities by contractual maturity as of December 31, 2020 are summarized in the following table. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or earlier redemptions that may occur.

	Amortized Cost	Estimated Fair Value
Available-for-sale:
Due within 1 year	$12	$12
Due after 1 year through 5 years	16,222	16,800
Due after 5 years through 10 years	114,242	118,053
Due after 10 years	326,038	333,721
Total available-for-sale	$456,514	$468,586

Held-to-maturity:
Due within 1 year	$5,126	$5,153
Due after 5 years through 10 years	1,662	1,761
Due after 10 years	25,400	26,414
Total held-to-maturity	$32,188	$33,328

Securities with a carrying value of $437,223 and $506,385 were pledged to secure public deposits, securities sold under agreements to repurchase and borrowed funds at December 31, 2020 and 2019, respectively.

The proceeds from sales and calls of securities during the year ended December 31, 2020 was $56,159. For the year ended December 31, 2020 we recognized gross investment gains of $446 and gross investment losses of $293, resulting from the sale of securities. The proceeds from sales and calls of securities during the year ended December 31, 2019 was $96,919. For the year ended December 31, 2019, we recognized gross investment gains of $2,005 and gross investment losses of $422, resulting from the sale of securities.

NOTE 3. Loans

Loans held for investment consist of the following at December 31,:

	2020	2019
Commercial	$2,181,552	$1,373,253
Commercial real estate	1,156,668	1,063,092
Residential real estate	503,828	637,728
Consumer	14,233	18,640
Total loans	3,856,281	3,092,713
Deferred costs, fees, premiums, and discounts	(9,924)	(4,003)
Allowance for loan losses	(47,766)	(28,546)
Total loans, net	$3,798,591	$3,060,164

On March 27, 2020, the CARES Act was signed into law. A provision in the CARES Act created the Paycheck Protection Program (PPP), a program administered by the Small Business Administration (SBA) to provide loans to small business during the COVID-19 pandemic. As of December 31, 2020, we had $256,336 of PPP loans outstanding and deferred processing fees outstanding of $5,235. PPP loans are classified as Commercial loans in the consolidated financial statements. No allowance for credit losses has been recognized for PPP loans as such loans are fully guaranteed by the SBA.

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The following table presents the activity in the allowance for loan losses by portfolio type for the years ended:

	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
December 31, 2020
Allowance for loan losses:
Balance, beginning of year	$17,509	$9,645	$1,056	$336	$28,546
Provision for loan losses	17,979	4,527	474	120	23,100
Loans charged off	(4,064)	(581)	(39)	(216)	(4,900)
Recoveries	585	272	115	48	1,020
Balance, end of year	$32,009	$13,863	$1,606	$288	$47,766

December 31, 2019
Allowance for loan losses:
Balance, beginning of year	$13,158	$11,774	$1,201	$266	$26,399
Provision for loan losses	7,887	(2,088)	(21)	272	6,050
Loans charged off	(4,171)	(325)	(272)	(281)	(5,049)
Recoveries	635	284	148	79	1,146
Balance, end of year	$17,509	$9,645	$1,056	$336	$28,546

The following table presents the balance in the allowance for loan losses and the recorded investment by portfolio type based on impairment method:

	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
As of December 31, 2020
Loans:
Individually evaluated for impairment	$23,197	$2,933	$9,630	$38	$35,798
Collectively evaluated for impairment	2,158,355	1,153,735	494,198	14,195	3,820,483
Total loans	$2,181,552	$1,156,668	$503,828	$14,233	$3,856,281

Allowance for loan losses:
Individually evaluated for impairment	$3,972	$12	$96	$—	$4,080
Collectively evaluated for impairment	28,037	13,851	1,510	288	43,686
Total allowance for loan losses	$32,009	$13,863	$1,606	$288	$47,766

As of December 31, 2019
Loans:
Individually evaluated for impairment	$10,058	$1,601	$6,770	$14	$18,443
Collectively evaluated for impairment	1,363,195	1,061,491	630,958	18,626	3,074,270
Total loans	$1,373,253	$1,063,092	$637,728	$18,640	$3,092,713

Allowance for loan losses:
Individually evaluated for impairment	$828	$—	$206	$1	$1,035
Collectively evaluated for impairment	16,681	9,645	850	335	27,511
Total allowance for loan losses	$17,509	$9,645	$1,056	$336	$28,546
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The following table presents information related to impaired loans by class of loans as of and for the years ended:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
December 31, 2020
With no related allowance recorded:
Commercial	$16,370	$15,756	$—	$12,189
Commercial real estate	2,850	2,838	—	1,910
Residential real estate	9,021	8,933	—	5,855
Consumer	38	38	—	29
Total loans with no related allowance recorded	28,279	27,565	—	19,983

With an allowance recorded:
Commercial	7,610	7,441	3,972	5,304
Commercial real estate	133	95	12	67
Residential real estate	709	697	96	479
Total loans with an allowance recorded	8,452	8,233	4,080	5,850
Total impaired loans	$36,731	$35,798	$4,080	$25,833

December 31, 2019
With no related allowance recorded:
Commercial	$2,340	$2,273	$—	$2,435
Commercial real estate	1,718	1,601	—	1,266
Residential real estate	4,732	4,691	—	3,171
Consumer	13	13	—	11
Total loans with no related allowance recorded	8,803	8,578	—	6,883

With an allowance recorded:
Commercial	8,025	7,785	828	5,506
Residential real estate	2,098	2,079	206	1,393
Consumer	1	1	1	1
Total loans with an allowance recorded	10,124	9,865	1,035	6,900
Total impaired loans	$18,927	$18,443	$1,035	$13,783

Interest income recorded on impaired loans was not material for 2020 and 2019.

Credit risk monitoring and management is a continuous process to manage the quality of the loan portfolio. We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt including current financial information, historical payment experience, credit documentation, public information and current economic trends among other factors. The risk rating system is used as a tool to analyze and monitor loan portfolio quality. Risk ratings meeting an internally specified exposure threshold are updated annually, or more frequently upon the occurrence of a circumstance that affects the credit risk of the loan. We use the following definitions for risk ratings:

Substandard - loans are considered “classified” and have a well-defined weakness, or weaknesses, such as loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans are also characterized by the distinct possibility of loss in the future if the deficiencies are not corrected.

Doubtful - loans are considered “classified” and have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. There were no loans categorized as doubtful as of December 31, 2020 and 2019.

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Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans.

The following table presents the credit risk profile of our loan portfolio based on the Bank’s rating categories:

	Non-Classified	Classified	Total
As of December 31, 2020
Commercial	$2,145,831	$35,721	$2,181,552
Commercial real estate	1,126,080	30,588	1,156,668
Residential real estate	494,155	9,673	503,828
Consumer	14,195	38	14,233
Total loans	$3,780,261	$76,020	$3,856,281

As of December 31, 2019
Commercial	$1,348,148	$25,105	$1,373,253
Commercial real estate	1,042,458	20,634	1,063,092
Residential real estate	630,751	6,977	637,728
Consumer	18,626	14	18,640
Total loans	$3,039,983	$52,730	$3,092,713

The following table presents our loan portfolio aging analysis:

	Loans Not Past Due	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans Greater than 90 Days Past Due, Still Accruing	Non-Accrual	Total
As of December 31, 2020
Commercial	$2,147,310	$11,415	$48	$—	$22,779	$2,181,552
Commercial real estate	1,144,801	8,933	—	—	2,934	1,156,668
Residential real estate	489,482	2,948	1,123	777	9,498	503,828
Consumer	14,187	8	—	—	38	14,233
Total loans	$3,795,780	$23,304	$1,171	$777	$35,249	$3,856,281

As of December 31, 2019
Commercial	$1,364,982	$2,496	$150	$202	$5,423	$1,373,253
Commercial real estate	1,059,979	303	1,209	—	1,601	1,063,092
Residential real estate	626,036	4,757	199	—	6,736	637,728
Consumer	18,473	135	18	—	14	18,640
Total loans	$3,069,470	$7,691	$1,576	$202	$13,774	$3,092,713

As of December 31, 2020 and 2019, we have a recorded investment in TDRs of $13,975 and $12,170, respectively. We have no commitments to lend additional amounts at December 31, 2020.

The modification of the terms of the loans performed during the years ended December 31, 2020 and 2019, respectively, included rate modifications, extensions of the maturity dates or a permanent reduction of the recorded investment in the loans.

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The following table presents loans by class modified as TDRs that occurred during the year ending December 31:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
2020
Commercial	11	$2,950	$2,831
Residential real estate	5	917	907
Total	16	$3,867	$3,738

2019
Commercial	3	$5,195	$5,002
Residential real estate	4	1,558	1,605
Total	7	$6,753	$6,607

During the years ended December 31, 2020 and 2019, the TDRs described above increased the allowance for loan losses by $1,464 and $105, respectively. There were no amounts charged-off during 2020 or 2019.

There were loans modified as TDRs totaling $1,759 for which there was a payment default within twelve months following the modification during the year ended December 31, 2020. There were no such defaults during the year ended December 31, 2019.

In order to assess whether a borrower is experiencing financial difficulty, an evaluation is performed to determine the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy.

A loan is generally considered to be in payment default once it is 30 days contractually past due under the modified terms.

We are working with borrowers impacted by COVID-19 and providing modifications to include interest only deferral or principal and interest deferral. These modifications are excluded from TDR classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. As of December 31, 2020, we had modified loans under the CARES Act as follows:

	Number of Loans	Recorded Investment
2020
Commercial	23	$17,714
Commercial real estate	7	12,413
Residential real estate	49	21,584
Consumer	6	77
Total	85	$51,788

Acquired Loans and Loan Discounts:

Included in the net loan portfolio as of December 31, 2020 and 2019 is a net accretable discount related to loans acquired within a business combination in the approximate amounts of $2,043 and $6,184, respectively. The discount is being accreted into income on a level-yield basis over the life of the loans.

Loans acquired with evidence of credit quality deterioration at acquisition, for which it was probable that the Company would not be able to collect all contractual amounts due, were accounted for as PCI loans. The outstanding balance represents the total amount owed, including accrued but unpaid interest, and any amounts previously charged off. The carrying amount of PCI loans included in the consolidated balance sheets and the related outstanding balances are set forth in the table below as of December 31,:

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	2020		2019
	Carrying amount	Outstanding balance	Carrying amount	Outstanding balance
Commercial	$362	$1,033	$886	$1,710
Commercial real estate	136	322	529	1,404
Residential real estate	303	719	332	757
Consumer	—	—	—	1
Total PCI loans	$801	$2,074	$1,747	$3,872

Changes in the accretable yield for PCI loans for the years ended December 31, 2020 and 2019 are included in the table below.

	2020	2019
Balance, beginning of year	$319	$992
Accretion of loan discounts	(33)	(153)
Changes in expected cash flows	50	21
Maturities, charge-offs, and impact of changes in timing of expected cash flows	(213)	(541)
Balance, end of year	$123	$319

NOTE 4. Mortgage Servicing Rights

The unpaid principal loan balance of our servicing portfolio is presented in the following table as of December 31,:

	2020	2019
Federal National Mortgage Association	$2,117,703	$1,438,599
Federal Home Loan Mortgage Corporation	948,934	689,102
Government National Mortgage Association	722,138	553,537
Federal Home Loan Bank	245,246	376,468
Other	2,144	2,661
Total	$4,036,165	$3,060,367

The activity of MSRs carried at fair value is as follows for the years ended December 31,:

	2020	2019
Balance, beginning of year	$29,003	$26,188
Additions:
Servicing resulting from transfers of financial assets	22,421	14,745
Changes in fair value:
Due to changes in valuation inputs or assumptions used in the valuation model	(13,798)	(5,977)
Changes in fair value due to pay-offs, pay-downs, and runoff	(8,482)	(5,953)
Balance, end of year	$29,144	$29,003

Total servicing and ancillary fees earned from the mortgage servicing portfolio is presented in the following table for the years ended December 31,:

	2020	2019
Servicing fees	$9,426	$7,385
Late and ancillary fees	372	415
Total	$9,798	$7,800

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NOTE 5. Premises and Equipment

A summary of premises and equipment is as follows:

		As of December 31,
	Estimated Useful Lives	2020	2019

Land	N/A	$11,704	$13,427
Buildings and improvements	5 - 39 years	53,162	53,296
Equipment	3 - 7 years	29,837	30,779
Automobiles	3 - 7 years	138	160
Construction in progress	N/A	1,115	1,763
Premises and equipment		95,956	99,425
Less: Accumulated depreciation		(39,198)	(38,676)
Premises and equipment, net		$56,758	$60,749

Depreciation expense of $6,004 and $5,356 for the years ending December 31, 2020 and 2019, respectively, has been included in occupancy expense in the accompanying consolidated statements of income and comprehensive income.

NOTE 6. Core Deposits and Other Intangible Assets

Activity in our core deposits and other intangible assets was as follows as of and for the years ended:

	Indefinite- Lived Assets	Finite Lived Assets
	Tradenames	Core Deposits Intangibles	Customer Relationships	Non-compete agreements	Total
December 31, 2020
Balance, beginning of year	$1,800	$7,578	$524	$—	$9,902
Additions	—	—	1,250	—	1,250
Amortization	—	(1,367)	(118)	—	(1,485)
Balance, end of year	$1,800	$6,211	$1,656	$—	$9,667

December 31, 2019
Balance, beginning of year	$1,800	$9,380	$581	$38	$11,799
Amortization	—	(1,802)	(57)	(38)	(1,897)
Balance, end of year	$1,800	$7,578	$524	$—	$9,902

During June 2020, the Bank entered into an asset purchase agreement in order to acquire certain assets, liabilities and customer contracts (the assets) from another financial institution (the seller). The assets acquired had previously been a part of the investment management and trust administration group that the seller had recently acquired. The transaction was completed on August 31, 2020. The purchase price amounted to $7,019 which was allocated to loans $5,670, other receivables $319, accrued liabilities $220, and customer relationships intangible $1,250. As a result of this transaction, assets under management of the Bank’s wealth management group increased by approximately $900 million.

During the years ended 2020 and 2019, there was no indication of impairment of the core deposits and other intangible assets.

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Future amortization expense of our core deposits and other intangible assets is as follows:

2021	$1,417
2022	1,308
2023	1,220
2024	1,139
2025	1,065
Thereafter	1,718
Total future amortization	$7,867

NOTE 7. Derivative Financial Instruments

Banking Derivative Financial Instruments:

We are exposed to changes in the fair value of certain of our fixed-rate assets due to changes in benchmark interest rates. We use interest rate swaps to manage our exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate, LIBOR. Interest rate swaps designated as fair value hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for us making variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. The carrying amount of hedged loans receivable as of December 31, 2020 and 2019 was $239,591 and $197,991, respectively. The cumulative amount of fair value hedging adjustment included in the carrying amount of the hedged loans receivable as of December 31, 2020 and 2019 was $14,906 and $6,503, respectively. The hedges were determined to be effective during all periods presented and we expect the hedges to remain effective during their remaining terms.

Derivatives not designated as hedges are not speculative and result from a service we provide to certain customers. We execute interest rate swaps with banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting derivatives that we execute with a third party, such that we minimize our net risk exposure resulting from such transactions. As the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer derivatives and the offsetting derivatives are recognized directly in earnings. These instruments are a component of prepaid expenses and other assets and accrued expenses and other liabilities.

The components of our banking derivative financial instruments consisted of the following:

	Number of Transactions	Expiration Dates	Outstanding Notional	Estimated Fair Value	Recorded Gains / (Losses)
As of and for the year ended December 31, 2020

Derivative financial instrument designated as hedging instruments:
Assets:
Interest Rate Products	2	2026-2029	$38,978	$830	$—
Liabilities:
Interest Rate Products	12	2022-2028	$185,637	$15,792	$(36)

Derivative financial instrument not designated as hedging instruments:
Assets:
Interest Rate Products	28	2024-2031	$171,609	$11,348	$6,944
Liabilities:
Interest Rate Products	28	2024-2031	$171,609	$12,117	$(7,441)

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	Number of Transactions	Expiration Dates	Outstanding Notional	Estimated Fair Value	Recorded Gains / (Losses)
As of and for the year ended December 31, 2019

Derivative financial instrument designated as hedging instruments:
Assets:
Interest Rate Products	4	2026-2029	$47,848	$1,020	$3
Liabilities:
Interest Rate Products	8	2022-2028	$143,645	$7,543	$26

Derivative financial instrument not designated as hedging instruments:
Assets:
Interest Rate Products	7	2024-2030	$69,031	$3,111	$1,261
Liabilities:
Interest Rate Products	7	2024-2030	$69,031	$3,384	$(1,457)

For the years ended December 31, 2020 and 2019, our banking derivative financial instruments not designated as hedging instruments generated fee income of $3,066 and $1,075, respectively.

Credit-risk-related Contingent Features:

We have agreements with each of our derivative counterparties that contain a provision where if we either default or are capable of being declared in default on any of our indebtedness, then we could also be declared in default on our derivative obligations.

We also have agreements with our derivative counterparties that contain a provision where if we fail to maintain our status as a well capitalized institution, then our derivative counterparties have the right but not the obligation to terminate existing swaps.

As of December 31, 2020 and 2019, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $28,622 and $11,199, respectively. As of December 31, 2020 and 2019, we have minimum collateral posting thresholds with our derivative counterparties and have posted collateral of $31,400 and $17,497, respectively. If we had breached any of these provisions at December 31, 2020, we could have been required to settle our obligations under the agreements at their termination value of $28,622.

Mortgage Banking Derivative Financial Instruments:

The components of our mortgage banking derivative financial instruments consisted of the following:

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	Expiration Dates	Outstanding Notional	Estimated Fair Value	Recorded Gains / (Losses)
As of and for the year ended December 31, 2020

Derivative financial instruments:
Assets:
Forward MBS trades	2021	$189,900	$468	$22,548
IRLCs	2021	$462,394	$5,686	$4,848
Liabilities:
Forward MBS trades	2021	$433,400	$2,883	$(6,984)

As of and for the year ended December 31, 2019

Derivative financial instruments:
Assets:
Forward MBS trades	2020	$80,900	$178	$5,031
IRLCs	2020	$158,803	$838	$(187)
LPCs	2020	$—	$—	$(7)
Liabilities:
Forward MBS trades	2020	$256,600	$1,823	$(4,262)

NOTE 8. Prepaid expenses and other assets

The components of prepaid expenses and other assets consisted of the following:

	As of December 31,
	2020	2019
Derivative financial instruments	$18,332	$5,147
Loans subject to unilateral repurchase rights - Ginnie Mae	7,426	8,293
Prepaid expenses	4,915	3,953
Software	1,561	1,668
CRA investments	1,361	1,205
Artwork	1,220	1,233
Other	17,427	14,602
Total prepaid expenses and other assets	$52,242	$36,101

NOTE 9. Deposits

The composition of our deposits is as follows:

	As of December 31,
	2020	2019
Noninterest-bearing demand deposit accounts	$1,054,458	$745,455
Interest-bearing deposit accounts:
Interest-bearing demand accounts	164,870	11,128
Savings accounts and money market accounts	2,472,965	2,004,910
NOW accounts	95,297	96,167
Certificate of deposit accounts:
Less than $100	164,491	379,155
$100 through $250	113,006	146,537
Greater than $250	88,462	106,598
Total interest-bearing deposit accounts	3,099,091	2,744,495
Total deposits	$4,153,549	$3,489,950

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The following table summarizes the interest expense incurred on our deposits:

	For the year ended December 31,
	2020	2019
Interest-bearing deposit accounts:
Interest-bearing demand accounts	$420	$100
Savings accounts and money market accounts	7,338	11,900
NOW accounts	599	503
Certificate of deposit accounts	7,285	10,549
Total interest-bearing deposit accounts	$15,642	$23,052

The remaining maturity on certificate of deposit accounts as of December 31, 2020 is as follows:

2021	$236,583
2022	75,386
2023	26,996
2024	10,395
2025	10,437
Thereafter	6,162
Total certificate of deposit accounts	$365,959

NOTE 10. Securities Sold Under Agreements to Repurchase

Information concerning securities sold under agreements to repurchase is as follows:

	2020	2019
Amount outstanding at year-end	$115,372	$68,111
Average daily balance during the year	$118,706	$81,300
Average interest rate during the year	0.15%	0.71%
Maximum month-end balance during the year	$149,844	$87,288
Weighted average interest rate at year-end	0.05%	0.47%

At December 31, 2020 and 2019, such agreements were secured by investment and mortgage-related securities with an approximate carrying amount of $121,116 and $77,014, respectively. Pledged securities are maintained by safekeeping agents at the direction of the Bank. The Bank’s agreements to repurchase generally mature daily, and are considered to be in an overnight and continuous position.

NOTE 11. Debt

FHLB advances:

The following is a breakdown of our FHLB advances and other borrowings outstanding as of December 31,:

	2020			2019
	Amount	Rate	Weighted Average Rate	Amount	Rate	Weighted Average Rate
Variable rate line-of-credit advance	$20,000	0.35%	N/A	$48,000	1.79%	N/A
Fixed rate term advances	$50,411	0.91% - 4.13%	1.78%	$44,157	1.98% - 5.21%	2.31%
	$70,411			$92,157

The advances were collateralized by $943,376 and $894,609 of loans pledged to the FHLB as collateral as of December 31, 2020 and 2019, respectively.

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Future maturities of our FHLB borrowings is as follows:

2021	$20,133
2022	20,134
2023	133
2024	11
2025	20,000
Thereafter	10,000
Total	$70,411

As of December 31, 2020 and 2019, the Bank had total borrowing capacity with the FHLB that is based on qualified collateral lending values of $702,540 and $687,707, respectively. The Bank’s additional borrowing availability with the FHLB at December 31, 2020 was $584,100. These borrowings can be in the form of additional term advances or a line-of-credit.

FRB advances:

The Bank also has a $12,648 line-of-credit with the FRB. The agreement bears interest at the Fed Funds target rate plus 0.50% and is secured by municipal, agency, mortgage-related and corporate securities. The entire line was available at December 31, 2020.

Other borrowings:

At December 31, 2019, the Company had an unsecured note payable agreement for $6,000 to a related party at an annual interest rate of one-month LIBOR plus 3.00% (4.90% at December 31, 2019), payable quarterly. The note had a maturity date of May 31, 2021, but was paid in full in conjunction with the issuance of the subordinated notes presented below.

The Company also has lines-of-credit with certain other financial institutions totaling $95,000 as of December 31, 2020. No amounts were drawn on these lines-of-credit in 2020.

Convertible Notes Payable:

We have issued a total of $20,673 of convertible notes with a maturity date of August 31, 2023. The annual interest rate on these convertible notes is 3.29% with quarterly interest payments. With respect to conversion, each $1 (in thousands) principal amount of the convertible notes can be converted to 15.6717 shares of Parent Company common stock at any time until maturity.

The convertible notes were originally recorded with a discount of $4,682. As of and for the years ended December 31, 2020 and 2019, the debt discount on the convertible notes totaled $1,977 and $2,729, respectively, and the related accretion was $752 and $761, respectively. Future accretion of the valuation discount is expected as follows:

2021	$745
2022	740
2023	492
Total future accretion	$1,977

Subordinated Debt:

Subordinated Notes:

In June and August 2020, the Company issued a total of $40,000 subordinated notes. The notes pay interest at a fixed rate of 6.00% through June 30, 2025 and subsequently, until maturity, pay interest at a floating rate of three month term SOFR plus 5.89% reset quarterly. Interest is payable on July 1 and

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January 1 of each year. Such notes are due on July 1, 2030. The notes are not redeemable within the first five years of issuance, except under certain very limited conditions. After five years, the Company may redeem the notes at its discretion.

We incurred and capitalized $933 of costs related to the issuance of the subordinated notes to be amortized over a 10 year period. As of and for the year ended December 31, 2020, amortization associated with the debt issuance costs totaled $45. Future amortization of the debt issuance costs is expected as follows:

2021	$93
2022	93
2023	93
2024	93
2025	93
Thereafter	423
Total future accretion	$888

Trust preferred securities:

We have issued $9,279 in trust preferred securities through a special-purpose trust, New Mexico Banquest Capital Trust I (NMBCT I). In addition, we have issued $4,640 in trust preferred securities through a special purpose trust, New Mexico Banquest Capital Trust II (NMBCT II, and together with NMBCT I, collectively referred to as the Trusts). Interest is payable quarterly at a rate of three-month LIBOR plus 3.35% (3.57% and 5.26% as of December 31, 2020 and 2019, respectively) for the trust preferred securities issued through NMBCT I and at a rate of three-month LIBOR plus 2.00% (2.22% and 3.91% as of December 31, 2020 and 2019, respectively) for the trust preferred securities issued through NMBCT II.

This subordinated debt of $13,919 was originally recorded at a discount of $4,293. As of and for the year ended December 31, 2020 and 2019, accretion associated with the fair value discount totaled $258 and $261, respectively. Future accretion of the valuation discount is expected as follows:

2021	$256
2022	254
2023	286
2024	382
2025	271
Thereafter	1,916
Total future accretion	$3,365

The Parent Company fully and unconditionally guarantees the obligations of the Trusts on a subordinated basis. The trust preferred securities issued through the Trusts are mandatorily redeemable upon the maturity of the debentures on December 19, 2032 and November 23, 2034, respectively, and are optionally redeemable, in part or in whole, by the Parent Company at each quarterly interest payment date. The Parent Company owns all of the outstanding common securities of the Trusts, which have an aggregate liquidation valuation amount of $419 and is recorded in prepaid expenses and other assets on the consolidated balance sheet. The Trusts are considered variable interest entities. Since the Parent Company is not the primary beneficiary of the Trusts, the financial statements of the Trusts are not included in our consolidated financial statements.

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NOTE 12. Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2020	2019
Derivative financial instruments	$30,891	$12,749
Salary and employee benefits	25,800	14,009
Purchase of available-for-sale security	—	9,183
MPF servicing principal and interest payable	13,668	4,366
Loans subject to unilateral repurchase rights - Ginnie Mae	7,426	8,293
FRB courtesy inclearings	5,214	4,684
Professional fees	1,727	2,523
Lease terminations	1,579	1,841
Software incentive payment	1,037	1,693
Property taxes payable	561	822
Deferred rent	2,503	1,911
Other	8,978	6,516
Total accrued expenses and other liabilities	$99,384	$68,590

For certain loans that we have sold to Ginnie Mae, we as the issuer have the unilateral right to repurchase without Ginnie Mae’s prior authorization any individual loan in a Ginnie Mae securitization pool if that loan meets certain criteria, including being delinquent greater than 90 days. Once we have the unilateral right to repurchase a delinquent loan, we have effectively regained control over the loan, and under U.S. GAAP, must re-recognize the loan on our consolidated balance sheet and establish a corresponding repurchase liability regardless of our intention to repurchase the loan.

NOTE 13. Earnings Per Share

Basic earnings per share, excluding dilution, is computed by dividing earnings available to common stockholders’ by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that could then share in our earnings.

The following table sets forth the computation of basic and diluted earnings per share of common stock:

	For the Years Ended December 31,
	2020	2019
Net income applicable to common stockholders	$47,585	$20,503
Weighted Average Shares
Weighted average common shares outstanding	18,325,630	19,559,766
Effect of dilutive securities
Stock-based awards	149,908	303,436
Weighted average diluted common shares	18,475,538	19,863,202

Earnings per common share
Basic earnings per common share	$2.60	$1.05
Effect of dilutive securities
Stock-based awards	(0.02)	(0.02)
Diluted earnings per common share	$2.58	$1.03

Convertible notes payable for 323,984 shares of common stock were not considered in computing diluted earnings per share for 2020 and 2019 because they were antidilutive.

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NOTE 14. Stockholders’ Equity

As of December 31, 2020 and 2019, the Company has 10,000,000 shares of preferred stock authorized, $0.0001 par value, of which none were issued or outstanding, respectively.

As of December 31, 2020 and 2019, the Company has 50,000,000 shares of common stock authorized, $0.0001 par value, of which 19,878,713 shares were issued and 18,321,659 and 18,380,511 shares were outstanding, respectively.

Stock Repurchase Program:

During 2019, the Company’s Board of Directors approved a stock repurchase program, authorizing the Company to repurchase shares from current stockholders up to $60,000. See Treasury stock below for further details on purchases under the Stock Repurchase Program for the years ended December 31, 2020 and 2019.

Treasury stock:

Activity in treasury stock is as follows for the years ended December 31,:

	2020		2019
	Shares	Amount	Shares	Amount
Beginning of year	1,498,202	$36,706	14,780	$358
Purchases	63,844	1,564	1,498,202	36,706
Issuances	4,992	122	14,780	358
End of year	1,557,054	$38,148	1,498,202	$36,706

All purchases were in conjunction with the stock repurchase program in 2020 and 2019, and shares were held in treasury at $24.50 per share.

Dividends:

Dividends paid by the Company, if any, are substantially provided from Bank dividends. The Bank may declare dividends without prior regulatory approval that do not exceed the total of retained net income for the current year combined with its retained net income for the preceding two years, subject to maintenance of minimum capital requirements. The Bank did not declare or pay any dividends during 2020. During 2019, the Bank received regulatory approval for a special dividend in excess of the prescribed formula, and paid dividends totaling $32,000 to the Parent Company. The Parent Company did not declare or pay any dividend in 2020 or 2019.

Equity Incentive Plan:

The Company has established the FirstSun Capital Bancorp 2017 Equity Incentive Plan (the Plan). The Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other stock awards to its employees, directors and consultants for up to 1,977,292 shares of common stock in the aggregate.

Option awards are generally granted with an exercise price of not less than the fair value of a share of the Company’s common stock at the date of grant, they vest 25% on the first, second, third and fourth anniversaries following the date of grant and have 10 year contractual terms. The fair value of each stock option award is estimated on the date of grant utilizing the Black-Scholes option pricing model. Expected volatility was determined based on the median historical volatility of 25 to 30 comparable companies that were publicly traded for a period commensurate with the expected term of the options. The expected term of the options was estimated to be the average of the contractual vesting term and time to contractual expiration. The risk-free rate for the expected term of the stock options was based on the U.S. Treasury yield curve in effect at the date of grant.

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A summary of the assumptions at December 31, are as follows:

	2020	2019
Expected volatility	33.00%	27.00%
Expected term (in years)	6.25	6.25
Expected dividends	—%	—%
Risk-free rate	0.49%	1.79%

A summary of stock option activity under the Plan as of December 31, 2020 and 2019, and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price, per Share	Weighted- Average Remaining Contractual Term (years)
For the year ended December 31, 2020
Outstanding, beginning of year	1,444,757	$19.96
Exercised	(54,814)	19.72
Granted	133,707	20.01
Forfeited	(94,710)	20.13
Outstanding, end of year	1,428,940	$19.97	7.166
Options vested or expected to vest	1,428,940	$19.97
Options exercisable, end of year	856,133	$19.88

For the year ended December 31, 2019
Outstanding, beginning of year	1,741,504	$19.83
Exercised	(348,829)	19.72
Granted	185,622	20.65
Forfeited	(133,540)	19.84
Outstanding, end of year	1,444,757	$19.96	8.292
Options vested or expected to vest	1,444,757	$19.96
Options exercisable, end of year	578,876	$19.80

The Company recorded total compensation cost of $2,335 and $2,147 in 2020 and 2019, respectively related to the Plan.

At December 31, 2020, there was $2,638 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The unrecognized compensation cost at December 31, 2020 is expected to be recognized over the following 3.42 years. At December 31, 2020 and 2019 the intrinsic value of the stock options was $10,660 and $6,559, respectively.

NOTE 15. Income Taxes

The income tax provision is summarized as follows for the years ended December 31,:

	2020	2019

Current	$12,957	$(175)
Deferred	(3,377)	1,611
Total income tax expense	$9,580	$1,436
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A reconciliation of the provision for income taxes, with the amount computed by applying the statutory U.S. federal income tax rates to income before provision for income taxes is as follows for the years ended December 31,:

	2020	2019
Income tax provision computed at U.S. federal statutory rate (21%)	$12,005	$4,607
State tax expense, net of U.S. federal effect	1,536	928
Tax exempt interest	(4,381)	(2,912)
Net increase in cash surrender value of BOLI	(269)	(369)
Carryback claim refund	—	(1,512)
Other	689	694
Income tax provision	$9,580	$1,436
Effective tax rate	16.8%	6.5%

Significant components of deferred tax assets and liabilities are as follows as of December 31,:

	2020	2019
Deferred tax assets:
Federal and state net operating loss	$17,534	$18,599
Allowance for loan losses	12,352	7,451
Accrued expenses	2,126	2,012
Deferred compensation	3,113	1,761
Fair value adjustments on loans	528	1,614
Share-based compensation	1,981	1,404
Premises and equipment	—	944
State tax credits	388	872
Minimum tax credits	—	470
Charitable contributions	—	136
Fair value adjustments on deposits	12	51
Other real estate owned and foreclosed assets	44	32
Other	2,934	464
Total deferred tax assets	41,012	35,810

Deferred tax liabilities:
Mortgage servicing rights	7,537	7,570
Fair value adjustments on intangible assets	1,929	2,287
Fair value adjustments on debt	1,267	1,506
Prepaid expenses	856	693
Unrealized gain on securities	2,956	604
Premises and equipment	1,799	—
Loan commitments	712	150
FHLB stock	181	148
Fair value of leases	—	108
Other	12	6
Total deferred tax liabilities	17,249	13,072
Total deferred tax assets, net	$23,763	$22,738

As of December 31, 2020, we had net operating loss carryforwards for U.S. federal income tax purposes of approximately $79,248 which begin to expire in 2026. As of December 31, 2020, we had net operating loss carryforwards for state tax purposes of approximately $17,350 which begin to expire in 2026. Utilization of a portion of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations set forth in Internal Revenue Code Section 382 and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization. We believe that all of the net operating loss carryforwards will be used prior to expiration.

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We evaluate uncertain tax positions at the end of each reporting period. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit recognized in the financial statements from any such position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2020 we concluded that there were no material uncertain tax positions and we do not expect any material changes in uncertain tax benefits during the next 12 months. As of December 31, 2019 we had the following uncertain tax position:

Income Tax Receivable:

In 2017 we acquired certain carryback claims of Mile High Banks that resulted from its amended federal income tax returns for 2004 through 2010 and its amended state income tax return for 2009. The carryback claims were included in the consolidated income tax returns of its former parent company until December 31, 2012 when it was acquired by Strategic Growth Bank Incorporated (Strategic) in a bankruptcy auction. Upon our acquisition of Strategic in 2017, we recorded an income tax receivable of $7,356, net of the related liability. We believe that these claims met the more likely than not criteria as of the acquisition date.

In March 2015, the IRS completed its examination of the carryback claims and issued a Notice of Proposed Adjustment. Based on its examination, the IRS disallowed the majority of the carryback claims and imposed penalties that would eliminate any amounts that were not disallowed. Strategic’s management disagreed with the results of the IRS examination and appealed the Notice of Proposed Adjustment. In 2016, the IRS abated the penalties. On May 11, 2017, Strategic presented its appeal to the IRS and expected a settlement offer based on discussions with the IRS appeals agent. In July 2018, we and the IRS agreed to a settlement offer of the carryback claim subject to certain Congressional approval. In November 2018, we were notified that we had received approval of the settlement offer by the Congressional Joint Committee on Taxation.

In April 2019, the bankruptcy estate of Mile High Banks former parent company received the proceeds from the carryback claim from the IRS. After liquidating the majority of the pending claims against the estate, the bankruptcy plan administrator distributed $8,868 to the Bank in November 2019. This amount represented a portion of the bankruptcy estate’s tax refund. The amount received by the Bank exceeded the net receivable recorded by $1,512 and was recorded as a reduction to income tax expense in 2019.

NOTE 16. Other noninterest expenses

Significant components of other noninterest expenses are as follows:

	As of December 31,
	2020	2019
Data processing expenses	$12,671	$10,879
Office expenses	4,610	6,203
Loan appraisal, servicing, and collection expenses	3,558	2,189
Professional fees	3,446	6,253
Advertising and marketing expenses	2,397	2,782
Insurance expenses	2,373	1,463
Travel and entertainment	1,634	3,227
Automated teller machine (ATM) and interchange expenses	1,109	1,647
Deposit expenses and other operational losses	548	1,777
Other	3,546	3,746
Total other noninterest expenses	$35,892	$40,166

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NOTE 17. Regulatory Capital Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule, and was fully phased in on January 1, 2019. Under the Basel III rules, the Company and the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The fully phased in capital conservation buffer is 2.50% for all periods presented.

The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2020, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of and for the years ended December 31, 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts at year end for the Company are as follows:

	Actual		For Capital Adequacy Purposes		To be Well- Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Total risk-based capital to risk-weighted assets:	$513,949	12.19%	$337,327	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets:	$416,029	9.87%	$252,995	6.00%	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$416,029	9.87%	$189,746	4.50%	N/A	N/A
Tier 1 leverage capital to average assets:	$416,029	8.53%	$195,074	4.00%	N/A	N/A
As of December 31, 2019
Total risk-based capital to risk-weighted assets:	$404,641	11.66%	$277,721	8.00%	N/A	N/A
Tier 1 risk-based capital to risk-weighted assets:	$365,450	10.53%	$208,290	6.00%	N/A	N/A
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$365,450	10.53%	$156,218	4.50%	N/A	N/A
Tier 1 leverage capital to average assets:	$365,450	9.01%	$162,202	4.00%	N/A	N/A
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Actual and required capital amounts at year end for the Bank are as follows:

	Actual		For Capital Adequacy Purposes		To be Well- Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Total risk-based capital to risk-weighted assets:	$517,077	12.30%	$336,276	8.00%	$420,345	10.00%
Tier 1 risk-based capital to risk-weighted assets:	$468,823	11.15%	$252,207	6.00%	$336,276	8.00%
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$468,823	11.15%	$189,155	4.50%	$273,224	6.50%
Tier 1 leverage capital to average assets:	$468,823	9.62%	$195,008	4.00%	$243,760	5.00%
As of December 31, 2019
Total risk-based capital to risk-weighted assets:	$425,581	12.30%	$276,705	8.00%	$345,881	10.00%
Tier 1 risk-based capital to risk-weighted assets:	$396,686	11.47%	$207,529	6.00%	$276,705	8.00%
Common Equity Tier 1 (CET 1) to risk-weighted assets:	$396,686	11.47%	$155,647	4.50%	$224,823	6.50%
Tier 1 leverage capital to average assets:	$396,686	9.77%	$162,438	4.00%	$203,048	5.00%

NOTE 18. Transactions with Related Parties

We have and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers and their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties).

Loans:

As of December 31, 2020 and 2019, outstanding loans with related parties totaled $2,373 and $2,508, respectively. As of December 31, 2020, there were unused lines of credit with directors or officers totaling $2,876.

Deposits:

As of December 31, 2020 and 2019, deposits with related parties totaled $7,504 and $10,159, respectively.

Other borrowings:

At December 31, 2019, we had notes payable to certain related parties totaling $6,000, respectively. Further information is presented in Note 11. Debt.

Director Fees:

Fees paid to directors of the Company and the Bank for the years ended December 31, 2020 and 2019 totaled $316 and $310, respectively.

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NOTE 19. Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

A description of the valuation methodologies used for the assets measured at fair value on a recurring basis, as well as the general classification of such assets pursuant to the fair value hierarchy, is set forth below.

Available-for-sale securities - Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid exchange traded equities and mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. treasury and agency securities, mortgage-related agency securities, mortgage-related private label securities, obligations of states and political subdivisions and asset backed and other securities.

Loans held-for-sale - Mortgage loans originated and intended for sale in the secondary market are classified as mortgage loans held-for-sale and recorded at fair value. The changes in fair value of mortgage loans held-for-sale are measured and recorded as a component of income from mortgage banking services, net, in our consolidated statements of income and comprehensive income. Since estimated fair value is based on sale, exchange, or dealer market prices, these assets are classified within Level 2 of the valuation hierarchy.

Mortgage servicing rights - We estimate the fair value of our MSRs using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being mortgage prepayment speeds, discount rates, and cost to service. These assumptions are generated and applied based on collateral stratifications including product type, remittance type, geography, delinquency, and coupon dispersion. These assumptions require the use of judgment by management and can have a significant impact on the fair value of the MSRs. We use a third party consulting firm to assist us with the valuation of MSRs. Because of the nature of the valuation inputs, we classify these valuations as Level 3 in the fair value disclosures. Further information is presented in Note 4. Mortgage Servicing Rights.

The following represents the weighted-average key assumptions used to estimate the fair value of MSRs as of December 31,:

	2020	2019
Discount rate	9.12%	9.29%
Total prepayment speeds	16.99%	13.01%
Cost of servicing each loan	$85/per loan	$86/per loan

Derivative financial instruments:

Banking Activities - Interest rate swaps are valued based on quoted prices for similar assets in an active market with inputs that are observable. These instruments are a component of prepaid expenses and other assets and accrued expenses and other liabilities. The initial and subsequent changes in fair value of the interest rate swaps and the economic hedge derivatives are a component of other noninterest income.

Mortgage Banking Activities - The estimated fair value of forward mortgage sales of mortgage-backed securities and forward sale commitments are based on exchange prices or the dealer market price and are recorded as a component of prepaid expenses and other assets, mortgage loans held-for-sale, and/or accrued expenses and other liabilities on the consolidated balance sheet. The initial and subsequent changes in value on forward sales of mortgage-based securities and forward sale commitments are a component of gain on mortgage loans held-for-sale. The estimated fair value of IRLCs is based on the fair value of the related mortgage loans which is

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based on observable market data for similar loan product type. We adjust the outstanding IRLCs with prospective borrowers based on an expectation that it will be exercised and the loan will be funded. The initial and subsequent changes in the value of IRLCs are a component of gain on mortgage loans held-for-sale.

Derivative financial instruments are classified within Level 2 of the valuation hierarchy.

The following table sets forth our assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Total Estimated Fair Value
As of December 31, 2020

Available-for-sale securities	$—	$468,586	$—	$468,586
Loans held-for-sale	—	193,963	—	193,963
Mortgage servicing rights	—	—	29,144	29,144
Derivative financial instruments - assets	—	18,332	—	18,332
Derivative financial instruments - liabilities	—	(30,792)	—	(30,792)
Total	$—	$650,089	$29,144	$679,233

As of December 31, 2019

Available-for-sale securities	$—	$546,541	$—	$546,541
Loans held-for-sale	—	93,332	—	93,332
Mortgage servicing rights	—	—	29,003	29,003
Derivative financial instruments - assets	—	5,147	—	5,147
Derivative financial instruments - liabilities	—	(12,750)	—	(12,750)
Total	$—	$632,270	$29,003	$661,273

No assets or liabilities were valued on a recurring basis at Level 1 as of December 31, 2020 and 2019, nor were there any transfers between Level 2 and Level 3 during 2020 and 2019.

For further details on our level 3 inputs related to MSRs, see Note 4. Mortgage Servicing Rights.

The following table presents a reconciliation for our Level 3 assets measured at fair value on a recurring basis for the years ended December 31,:

	2020	2019
Balance, beginning of year	$29,003	$26,188
Total losses included in earnings	(22,280)	(11,930)
Purchases, issuances, sales and settlements:
Issuances	22,421	14,745
Balance, end of year	$29,144	$29,003

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Certain financial assets and financial liabilities are regularly measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Assets and liabilities measured at fair value on a nonrecurring basis include the following:

Impaired loans - Loan impairment is reported when full payment under the loan terms is not expected. Fair value is generally based on recent third party appraisals which are updated on a periodic basis. Impaired loans are carried at the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan loss is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan loss to require an increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance for loan losses when management believes the uncollectibility of a loan is confirmed. When loans are partially charged off, the resulting valuation would be considered Level 3, consisting of appraisals of underlying collateral.

Other Real Estate Owned and Foreclosed Assets - Other real estate owned is valued at the time the property is acquired and initially recorded at fair value less costs to sell, establishing a new cost basis. Fair value is generally based on recent third party real estate appraisals which are updated on a periodic basis. These appraisals may take a single valuation approach using the comparable sales method or use a combination of approaches including the income approach. Adjustments are routinely made by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

The following table sets forth our assets and liabilities that were measured at fair value on a non-recurring basis as of December 31,:

	Level 3
	2020	2019
Impaired loans:
Commercial	$3,469	$6,957
Commercial real estate	84	1
Residential real estate	601	1,873
Total impaired loans	$4,154	$8,831

Other real estate owned and foreclosed assets, net:
Commercial real estate	$3,354	$6,810
Residential real estate	—	245
Consumer	—	16
Total other real estate owned and foreclosed assets, net	$3,354	$7,071

The fair value of the financial assets in the table above utilize the market approach valuation technique, with discount adjustments for differences between comparable sales.

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Fair value of financial instruments not carried at fair value:

The carrying amounts and estimated fair values of financial instruments not carried at fair value are as follows:

		Estimated Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3
As of December 31, 2020

Assets:
Cash and cash equivalents	$201,978	$201,978	$201,978	$—	$—
Held-to-maturity securities	32,188	33,328	—	33,328	—
Loans (excluding impaired loans)	3,820,483	3,780,649	—	—	3,780,649
Restricted equity securities	23,175	23,175	—	23,175	—
Accrued interest receivable	15,416	15,416	—	986	14,430

Liabilities:
Deposits (excluding demand deposits)	$2,934,221	$2,947,287	$—	$2,947,287	$—
Securities sold under agreements to repurchase	115,372	115,372	—	115,372	—
FHLB advances	70,411	72,770	—	72,770	—
Convertible notes payable	18,696	20,804	—	20,804	—
Subordinated debt	49,666	49,750	—	49,750	—
Accrued interest payable	2,592	2,592	—	2,592	—

As of December 31, 2019

Assets:
Cash and cash equivalents	$144,531	$144,531	$144,531	$—	$—
Held-to-maturity securities	56,974	57,433	—	57,433	—
Loans (excluding impaired loans)	3,074,270	3,035,898	—	—	3,035,898
Restricted equity securities	20,434	20,434	—	20,434	—
Accrued interest receivable	12,554	12,554	—	1,782	10,772

Liabilities:
Deposits (excluding demand deposits)	$2,733,367	$2,744,775	$—	$2,744,775	$—
Securities sold under agreements to repurchase	68,111	68,111	—	68,111	—
FHLB advances	92,157	92,696	—	92,696	—
Other borrowed funds	6,000	6,000	—	6,000	—
Convertible notes payable	17,944	18,831	—	18,831	—
Subordinated debt	10,296	10,345	—	10,345	—
Accrued interest payable	2,194	2,194	—	2,194	—

NOTE 20. Parent Company Only Condensed Financial Information

The following are the unconsolidated financial statements for the Parent Company on a stand-alone basis. These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying Notes. The Parent Company’s principal source of funds are cash dividends paid by the Bank to the Parent Company.

F-79

Condensed Balance Sheets

As of December 31,

	2020	2019
Assets
Cash and cash equivalents	$16,948	$3,502
Deferred tax assets	11,996	10,522
Prepaid expenses and other assets	6,870	5,429
Investment in and advances to subsidiaries	527,158	449,945
Total assets	$562,972	$469,398

Liabilities
Other borrowings	$—	$6,000
Convertible notes payable, net	18,696	17,944
Subordinated debt, net	49,666	10,296
Accrued expenses and other liabilities	8,823	4,957
Total liabilities	77,185	39,197

Total stockholders’ equity	485,787	430,201

Total liabilities and stockholders’ equity	$562,972	$469,398

Condensed Statements of Income and Comprehensive Income

For the years ended December 31,

	2020	2019
Income:
Dividends received from subsidiary bank	$—	$32,000
Interest income, $65 and $87 from subsidiaries, respectively	80	110
Total income	80	32,110
Expense:
Interest expense	3,592	2,591
Salary and employee benefits	1,046	848
Occupancy	4	5
Other noninterest expenses, net	57	2,512
Total expenses	4,699	5,956
Loss (income) before income taxes and undistributed earnings from subsidiaries	(4,619)	26,154
Equity in undistributed earnings (loss) from subsidiaries	50,996	(7,163)
Income before income taxes	46,377	18,991
Benefit from income taxes	(1,208)	(1,512)
Net income	$47,585	$20,503
Other comprehensive income, net	7,261	12,493
Comprehensive income	$54,846	$32,996
F-80

Condensed Statements of Cash Flows

For the years ended December 31,

	2020	2019
Cash flows from operating activities:
Net income	$47,585	$20,503
Adjustments to reconcile income to net cash (used in) provided by operating activities:
Amortization and accretion	1,055	1,023
Equity in undistributed (income) loss of subsidiaries	(50,996)	7,163
Changes in operating assets and liabilities:
Other assets	(2,761)	(1,639)
Other liabilities	3,866	2,684
Net cash (used in) provided by operating activities	(1,251)	29,734

Cash flows from investing activities:
Payments for investments in and advances to subsidiaries	225	340
Contributions to subsidiaries	(17,000)	—
Net cash (used in) provided by investing activities	(16,775)	340

Cash flows from financing activities:
Proceeds from other borrowings	—	6,000
Repayments of other borrowings	(6,000)	(11,000)
Proceeds from Subordinated debt	39,067	—
Proceeds from issuance of common stock, net of issuance costs	—	1,268
Issuance of treasury stock	(31)	358
Purchase of treasury stock	(1,564)	(36,706)
Net cash provided by (used in) financing activities	31,472	(40,080)
Net increase (decrease) in cash and cash equivalents	13,446	(10,006)
Cash and cash equivalents, beginning of year	3,502	13,508
Cash and cash equivalents, end of year	$16,948	$3,502

NOTE 21. Segment Information

Our operations are conducted through two operating segments: Banking and Mortgage Operations. Corporate represents costs not allocated to the operating segments. Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses are incurred for which discrete financial information is available that is evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. Operating segments have been determined based on the products and services offered and reflect the manner in which financial information is currently evaluated by Management. Each segment operates under the same banking charter, but is reported on a segmented basis for this report. Each of the operating segments is complementary to each other and because of the interrelationship of the segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

The Banking segment originates loans and provides deposits and fee based services to consumer, business, and mortgage lending customers. Products offered include a full range of commercial and consumer banking and financial services. The interest income on loans held for investment is recognized in the Banking segment, excluding newly originated residential first mortgages within the Mortgage Operations segment.

The Mortgage Operations segment originates, sells, services, and manages market risk from changes in interest rates on one-to-four family residential mortgage loans to sell or hold on our balance sheet. Loans originated-to-sell comprise the majority of the lending activity. The Mortgage Operations segment recognizes interest income

F-81

on loans that are held for sale and newly originated residential mortgages held for investment, the gains from one to four family residential mortgage sales, and revenue for servicing loans and other ancillary fees following a sales transaction. Revenue from servicing activities is earned on a contractual fee basis. The Mortgage Operations segment services loans for the held for investment portfolio, for which it earns revenue via an intercompany service fee allocation which appears as a cost to Banking in mortgage fees. Forward traded loan purchases and sales settlements as well as mortgage servicing rights and related fair value adjustments are reported in this segment.

Corporate represents miscellaneous other expenses of a corporate nature as well as revenue and expenses not directly assigned or allocated to the Banking or Mortgage Operations segments. The majority of executive management’s time is spent managing operating segments; related costs have been allocated between the operating segments and Corporate.

Revenues are comprised of net interest income before the provision (benefit) for loan losses and non-interest income. Noninterest expenses are allocated to each operating segment. Provision for loan losses is primarily allocated to the Banking segment. Allocation methodologies may be subject to periodic adjustment as management systems evolve and/or the business or product lines within the segments change.

Significant segment totals are reconciled to the financial statements as follows:

	Banking	Mortgage Operations	Corporate	Total Segments
As of and for the year ended December 31, 2020

Summary of Operations
Net interest income (expense)	$132,130	$7,335	$(3,512)	$135,953

(Benefit from) provision for loan losses	23,329	(229)	—	23,100

Noninterest income:
Service charges on deposit accounts	9,630	—	—	9,630
Credit and debit card fees	7,994	—	—	7,994
Trust and investment advisory fees	5,201	—	—	5,201
Income from mortgage banking services, net	(2,123)	124,297	—	122,174
Other noninterest income	3,407	(21)	—	3,386
Total noninterest income	24,109	124,276	—	148,385

Noninterest expense:
Salary and employee benefits	86,306	52,628	1,046	139,980
Occupancy	23,428	3,284	4	26,716
Other noninterest expenses	25,203	12,110	64	37,377
Total noninterest expense	134,937	68,022	1,114	204,073
Income (loss) before income taxes	$(2,027)	$63,818	$(4,626)	$57,165

Other Information
Depreciation expense	$5,623	$381	$—	$6,004
Identifiable assets	$4,463,545	$495,473	$36,439	$4,995,457
F-82

	Banking	Mortgage Operations	Corporate	Total Segments
As of and for the year ended December 31, 2019

Summary of Operations
Net interest income (expense)	$124,246	$5,458	$(2,482)	$127,222

Provision for loan losses	4,895	1,155	—	6,050

Noninterest income:
Service charges on deposit accounts	11,104	—	—	11,104
Credit and debit card fees	7,785	—	—	7,785
Trust and investment advisory fees	3,768	—	—	3,768
Income from mortgage banking services, net	(1,805)	44,797	—	42,992
Other noninterest income	5,394	(76)	—	5,318
Total noninterest income	26,246	44,721	—	70,967

Noninterest expense:
Salary and employee benefits	72,153	31,698	848	104,699
Occupancy	19,932	3,502	5	23,439
Other noninterest expenses	29,902	9,646	2,514	42,062
Total noninterest expense	121,987	44,846	3,367	170,200
Income (loss) before income taxes	$23,610	$4,178	$(5,849)	$21,939

Other Information
Depreciation expense	$5,027	$329	$—	$5,356
Identifiable assets	$3,761,014	$404,096	$20,333	$4,185,443

NOTE 22. Commitments and Contingencies

Commitments:

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include loan commitments, standby letters of credit, and documentary letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. Our exposure to credit loss in the event of nonperformance by the other party of these loan commitments and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet financial instruments.

Operating leases:

We lease certain facilities and equipment under non-cancelable operating leases. Operating lease amounts exclude renewal option periods, property taxes, insurance, and maintenance expenses on leased properties. Our facility leases typically provide for rental adjustments for increases in base rent (up to specific limits), property taxes, insurance, and general property maintenance that would be recorded in rent expense. Rent expense was $7,261 and $6,588 for the years ended December 31, 2020 and 2019, respectively. Future minimum payments under all existing operating lease commitments are as follows:

2021	$6,171
2022	6,474
2023	6,486
2024	6,081
2025	5,466
Thereafter	9,355
Total operating leases	$40,033
F-83

Undistributed portion of committed loans and unused lines of credit:

Loan commitments are agreements to lend to a customer as long as there is no customer violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. As of December 31, 2020 and 2019, commitments included the funding of fixed-rate loans totaling $95,448 and $80,790 and variable-rate loans totaling $602,142 and $374,077, respectively. The fixed-rate loan commitments have interest rates ranging from 0.90% to 18.00% at December 31, 2020 and 2.00% to 18.00% at December 31, 2019, and maturities ranging from 1 month to 10 years at December 31, 2020 and 2019.

Standby letters of credit:

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since many of the loan commitments and letters of credit expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, owner-occupied real estate, and/or income-producing commercial properties. As of December 31, 2020 and 2019, our standby letters of credit commitment totaled $16,664 and $3,390, respectively.

MPF Master Commitments:

The Bank has executed MPF Master Commitments (Commitments) with the FHLB to deliver mortgage loans and to guarantee the payment of any realized losses that exceed the FHLB’s first loss account for mortgages delivered under the Commitments. The Bank receives credit enhancement fees from the FHLB for providing this guarantee and continuing to manage the credit risk of the MPF Program mortgage loans. The term of these Commitments is through December 31, 2021. As of December 31, 2020 and 2019, the Bank considered the amount of any of its liability for the present value of the credit enhancement fees less any expected losses in the mortgages delivered under the Commitments to be immaterial, and had not recorded a liability and offsetting receivable. As of December 31, 2020 and 2019, the maximum potential amount of future payments that the Bank would have been required to make under the Commitments was $13,029 and $11,993 respectively. Under the Commitments, the Bank agrees to service the loans and therefore, is responsible for any necessary foreclosure proceedings. Any future recoveries on any losses would not be paid by the FHLB under the Commitments. The Bank has not experienced any material losses under these guarantees.

Contingencies:

We generally sell loans to investors without recourse; therefore, the investors have assumed the risk of loss or default by the borrower. However, we are usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation, and collateral. To the extent that we do not comply with such representations, we may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. We establish reserves for potential losses related to these representations and warranties if deemed appropriate and such reserves would be recorded within accrued expenses and other liabilities. In assessing the adequacy of the reserve, we evaluate various factors including actual write-offs during the period, historical loss experience, known delinquent and other problem loans, and economic trends and conditions in the industry.

F-84

The Company is from time to time a defendant in various claims, legal actions, and complaints arising in the ordinary course of business. The Company periodically reviews all outstanding pending or threatened legal proceedings and determines if such matters will have an adverse effect on our business, financial condition, results of operations or cash flows. A loss contingency is recorded when the outcome is probable and reasonably able to be estimated, see Note 24—Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited).

COVID-19:

On March 11, 2020, the World Health Organization announced that the COVID-19 outbreak was deemed a pandemic, and on March 13, 2020, the President declared the ongoing COVID-19 pandemic of sufficient magnitude to warrant an emergency declaration. The operations and business results of the Company could be materially adversely affected, including the estimate of the allowance for loan losses. The extent to which the coronavirus may continue to impact business activity or investment results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the continued severity of the coronavirus and variants, and the actions required to contain the coronavirus or treat its impact, among others.

NOTE 23. Subsequent Events

The Company has evaluated subsequent events through March 12, 2021, the date these consolidated financial statements were available for issuance.

NOTE 24. Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)

The Company has evaluated subsequent events from March 12, 2021 through June 22, 2021, the date the consolidated financial statements were available for reissuance.

The following disclosures relate to transactions or litigation that occurred during the aforementioned subsequent event period.

On May 11, 2021, FirstSun Capital Bancorp (FirstSun) and Pioneer Bancshares, Inc. (Pioneer) entered into an Agreement and Plan of Merger that provides for the combination of FirstSun and Pioneer. Assuming the merger is completed, FirstSun will be the surviving entity. Each share of Pioneer common stock will be converted into 1.0443 shares of FirstSun common stock plus cash in lieu of fractional shares. Completion of the merger, among other things, is dependent upon the requisite approval of the appropriate regulatory bodies and the Pioneer stockholders.

Trust Administration Litigation:

On May 18, 2021, the two remainder beneficiaries of the Dorothy S. Harroun Irrevocable Trust dated October 13, 1983 (“Trust”), Dennis Harroun and Douglas Harroun (the “Remainder Beneficiaries”), filed a claim in the Santa Fe County, New Mexico District Court, against Sunflower Bank as trustee of the Trust, in the form of a counterclaim related to a petition for guidance and approval of trust distributions filed by Sunflower Bank on March 24, 2021 in the same court (the “Guidance Case”). The Remainder Beneficiaries’ claim alleges that Sunflower Bank breached its fiduciary duty and impartiality with respect to the 2020 distributions.

The Remainder Beneficiaries seek restitution and surcharge against Sunflower Bank for the full amount of the 2020 distributions, which were approximately $19.7 million, plus a reasonable rate of return thereon, as well as legal fees, costs, and expenses and the removal of Sunflower Bank as trustee of the Trust. Sunflower Bank believes that the Remainder Beneficiaries’ claims are without merit and it intends to vigorously defend against all claims asserted.

F-85

On June 14, 2021, Sunflower Bank was removed as Trustee of the Dorothy S. Harroun Revocable Trust dated October 29, 2015 (the “Revocable Trust”) by Dorothy S. Harroun. The Revocable Trust held proceeds of the 2020 distributions, and, after payment of federal and state taxes related to the 2020 distributions, the Revocable Trust still had approximately $11,800,000 of the 2020 distributions intact. On June 16, 2021, Sunflower Bank filed an interpleader action in the Santa Fe County, New Mexico District Court (the “Interpleader Case”). The Interpleader Case petition requests that the $11,800,000 in the Revocable Trust be paid into the registry of the Court pending final judgment in the Guidance Case. No responsive pleadings have been filed in the Interpleader Case to date.

Overdraft Fee Litigation:

On June 2, 2021, Karen McCollam filed a putative class action complaint against Sunflower Bank in the United States District Court for the District of Colorado. The complaint alleges that Sunflower Bank improperly charged overdraft fees where a transaction was initially authorized on sufficient funds but later settled negative due to intervening transactions. The complaint asserts a claim for breach of contract, which incorporates the implied duty of good faith and fair dealing, and a claim for violations of the Colorado Consumer Protection Act. Plaintiff seeks to represent a proposed class of all Sunflower Bank checking account customers who were allegedly charged overdraft fees on transactions that did not overdraw their checking account. Plaintiff seeks unspecified restitution, actual and statutory damages, costs, attorneys’ fees, pre-judgment interest, and other relief as the Court deems proper for herself and the putative class. Sunflower Bank believes that the lawsuit is without merit and it intends to vigorously defend against all claims asserted.

On June 10, 2021, Samantha Besser and Alan Schoenberger filed a putative class action complaint against Sunflower Bank in the United States District Court for the District of Colorado. The complaint alleges that Sunflower Bank improperly charged multiple insufficient funds or overdraft fees when a merchant resubmits a rejected payment request. The complaint asserts claims for breach of contract, which incorporates the implied duty of good faith and fair dealing. Plaintiffs seek to represent a proposed class of all Sunflower Bank checking account customers who were charged multiple insufficient funds or overdraft fees on resubmitted payment requests. Plaintiffs seek unspecified restitution, actual and statutory damages, costs, attorneys’ fees, pre-judgment interest, and other relief as the Court deems proper for themselves and the purported class. Sunflower Bank believes that the lawsuit is without merit and it intends to vigorously defend against all claims asserted.

We establish reserves for contingencies, including legal proceedings, when potential losses become probable and can be reasonably estimated. While the ultimate resolution of any legal proceedings, including the matters described above, cannot be determined at this time, based on information presently available, and after consultation with legal counsel, management believes that the ultimate outcome in these above legal proceedings, either individually or in the aggregate, will not have a material adverse effect on our financial statements. It is possible, however, that future developments could result in an unfavorable outcome for or resolution of any of these proceedings, which may be material to our results of operations for a given fiscal period.

F-86

F-87

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and due from banks	$4,725	$4,685
Interest-bearing deposits in financial institutions	128,235	236,706
Cash and cash equivalents	132,960	241,391
Time deposits in banks	350	470
Securities available-for-sale, at fair value	443,935	324,580
Securities held-to-maturity, at cost (fair value of $669 and $804, respectively)	605	605
Loans held for sale	4,691	4,682
Loans held for investment	1,092,383	1,079,878
Less: allowance for loan losses	(10,323)	(10,298)
Loans held for investment, net	1,082,060	1,069,580
Premises and equipment, net	40,668	41,153
Bank owned life insurance	20,848	20,708
Restricted equity securities	14,746	17,607
Net deferred tax asset	22,436	20,964
Accrued interest receivable and other assets	19,823	14,394
Total assets	$1,783,122	$1,756,134

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$314,686	$287,119
Interest-bearing	979,921	1,005,153
Total deposits	1,294,607	1,292,272

Federal Home Loan Bank advances	315,000	285,000
Accrued interest payable and other liabilities	6,465	6,527
Total liabilities	1,616,072	1,583,799

Shareholders’ Equity
Common stock, $1.00 par value, 10,000,000 shares authorized,6,244,774 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	6,245	6,245
Additional paid-in capital	264,055	263,849
Accumulated deficit	(96,514)	(99,904)
Accumulated other comprehensive income (loss)	(6,736)	2,145
Total shareholders’ equity	167,050	172,335
Total liabilities and shareholders’ equity	$1,783,122	$1,756,134

See accompanying condensed notes to interim consolidated financial statements.

F-88

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Interest income
Loans, including fees	$12,221	$13,417
Securities	1,798	1,982
Other investments	173	534
Total interest income	14,192	15,933

Interest expense
Deposits	1,855	3,634
Borrowed funds	739	1,684
Total interest expense	2,594	5,318
Net interest income	11,598	10,615

Provision for loan losses	—	2,400
Net interest income after provision for loan losses	11,598	8,215

Noninterest income
Service charges on depository accounts	671	675
Gain on sale of loans	441	88
Gain on sale of securities	198	407
Income on bank-owned life insurance	140	185
Earnings on correspondent bank balances	—	545
Other	208	111
Total noninterest income	1,658	2,011

Noninterest expense
Salaries and employee benefits	5,261	5,304
Net occupancy and equipment	1,150	1,123
Data processing and IT	1,185	1,023
Professional fees	241	248
FDIC insurance assessment	288	296
Amortization of intangible assets	77	116
Other	784	818
Total noninterest expense	8,986	8,928

Income before income taxes	4,270	1,298
Income tax expense	889	261
Net income	$3,381	$1,037

Earnings per common share:
Basic	$0.54	$0.17
Diluted	$0.54	$0.16

Weighted average share information:
Basic	6,241	6,232
Diluted	6,293	6,293

See accompanying condensed notes to interim consolidated financial statements.

F-89

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net income	$3,381	$1,037

Other comprehensive income (loss), before tax:
Change in fair value of cash flow hedges	555	—

Net unrealized gain (loss) on securities available for sale	(11,599)	3,035

Reclassification of (gain) to net income	(198)	(407)
Other comprehensive income (loss) before tax	(11,242)	2,628

Income tax expense (benefit) related to items of other comprehensive income (loss)	(2,361)	552

Other comprehensive income (loss), net of tax	(8,881)	2,076

Comprehensive income (loss), net	$(5,500)	$3,113

See accompanying condensed notes to interim consolidated financial statements.

F-90

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

(Unaudited)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance - December 31, 2019	6,236,774	$6,237	$262,896	$(110,966)	$1,536	$159,703
Stock-based compensation expense	—	—	202	—	—	202
Restricted stock award expense	—	—	8	—	—	8
Exercise of stock options	—	—	—	—	—	—
Comprehensive income	—	—	—	1,037	2,076	3,113
Balance - March 31, 2020	6,236,774	$6,237	$263,106	$(109,929)	$3,612	$163,026

Balance - December 31, 2020	6,244,774	$6,245	$263,849	$(99,904)	$2,145	$172,335
Stock-based compensation expense	—	—	198	—	—	198
Restricted stock award expense	—	—	8	—	—	8
Exercise of stock options	—	—	—	—	—	—
Comprehensive loss	—	—	—	3,381	(8,881)	(5,500)
Adoption of ASU 2016-02	—	—	—	9	—	9
Balance - March 31, 2021	6,244,774	$6,245	$264,055	$(96,514)	$(6,736)	$167,050

See accompanying condensed notes to interim consolidated financial statements.

F-91

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net income	$3,381	$1,037
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	2,400
Depreciation and amortization	719	766
Amortization and accretion on securities	724	767
Amortization of loan origination fees and costs, net	(840)	154
Accretion related to acquired loans	124	(77)
Gain on sale of loans	(441)	(88)
Income on bank-owned life insurance	(140)	(185)
Deferred tax expense	889	261
Change in loans held for sale	432	(1,407)
Net gain on sale of securities	(198)	(407)
Stock-based compensation	206	210
Net change in fair value of equity security	(5)	5
Change in operating assets and liabilities:
Accrued interest receivable and other assets	(5,044)	(1,430)
Accrued interest payable and other liabilities	(53)	(4,428)
Net cash provided by operating activities	(246)	(2,422)
Investing activities
Maturity (renewal) of time deposits in banks	—	—
Securities available for sale:
Purchases	(217,373)	(349,578)
Sales	9,365	20,561
Proceeds from maturities and pay downs	76,331	314,643
Proceeds from maturity of security held to maturity	120	—
Purchase of loans held for investment	—	—
Loans sold	—	—
Net increase in loans held for investment	(11,765)	(40,143)
Proceeds from sales of foreclosed assets	59	—
Purchases of bank premises and equipment, net	(123)	(116)
Net (increase) decrease in restricted investment securities	2,866	(177)
Net cash used in investing activities	(140,520)	(54,810)
Financing activities
Net increase in deposits	2,335	116,928
Net change in federal home loan bank borrowings	30,000	(50,000)
Exercise of stock options	—	—
Net cash provided by financing activities	32,335	66,928
Net increase (decrease) in cash and cash equivalents	(108,431)	9,696
Cash and cash equivalents at beginning of period	241,391	271,460
Cash and cash equivalents at end of period	$132,960	$281,156
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$17,117	$5,277
Cash paid during the period for income taxes	$—	$—

See accompanying condensed notes to interim consolidated financial statements.

F-92

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

1. Organization and Summary of Significant Accounting and Reporting Policies

Nature of Operations and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pioneer Bancshares, Inc. and its wholly owned subsidiary, Pioneer Bank, SSB and its wholly owned subsidiary Crockett Building Group, Inc. (the “Bank”), referred to collectively as the “Company”. Intercompany balances and transactions have been eliminated in consolidation.

The Company, through its subsidiary banking operations, provides a broad line of financial products and services for small to medium-sized businesses and consumers. The Company operates from its headquarters in Austin, Texas and 19 banking offices located primarily in the Austin, Houston, San Antonio, and Dallas metro areas. Its primary deposit products are checking, savings, money market, and term certificate accounts, and its primary lending products are commercial, construction and land development, commercial and residential mortgage, and consumer loans.

Substantially all of the Company’s loans, commitments, and letters of credit have been granted to customers in the Company’s market areas. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses, including the successful completion of construction and land development projects. The customers’ ability to repay their loans is dependent on the real estate and general economic conditions in their respective market area.

The Company’s primary sources of revenue are from lending and investing activities, along with income earned on balances at correspondent banks and fees for banking services provided.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the financial position, results of operations, and cash flows of the Company on a consolidated basis. Transactions with subsidiaries have been eliminated. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto for the year ended December 31, 2020. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

Use of Estimates

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts in the consolidated financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, and the estimated fair values of financial instruments. The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these consolidated financial statements.

F-93

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

Significant Accounting and Reporting Policies:

The Company’s significant accounting and reporting policies and recent accounting standards and disclosure requirements can be found in Note 1 of the Company’s annual financial statements included elsewhere in this proxy statement/prospectus.

2. Securities

The amortized cost and estimated fair values of debt securities available for sale and held to maturity are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
March 31, 2021
Obligations of U.S. government-sponsored agencies	$17,525	$—	$(238)	$17,287
Mortgage-backed securities	165,384	1,497	(2,073)	164,808
Corporate debt securities	57,000	721	(1,257)	56,464
Obligations of state and political subdivisions:
Tax-exempt	—	—	—	—
Taxable	210,362	322	(7,996)	202,688
SBA pools	2,746	—	(58)	2,688
Total securities available-for-sale	$453,017	$2,540	$(11,622)	$443,935

Obligations of state and political subdivisions held to maturity	$605	$64	$—	$669

December 31, 2020
Obligations of U.S. government-sponsored agencies	$—	$—	$—	$—
Mortgage-backed securities	135,015	1,978	(230)	136,763
Corporate debt securities	45,723	483	(403)	45,803
Obligations of state and political subdivisions:
Tax-exempt	2,662	77	—	2,739
Taxable	135,575	1,325	(553)	136,347
SBA pools	2,890	38	—	2,928
Total securities available-for-sale	$321,865	$3,901	$(1,186)	$324,580

Obligations of state and political subdivisions held to maturity	$605	$199	$—	$804

Mortgage-backed securities, which includes collateralized mortgage obligations, consist principally of Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) pass-through and participation certificates. GNMA securities are guaranteed by the full faith and credit of the United States, while FNMA and FHLMC securities are fully guaranteed by those respective United States government-sponsored agencies, and conditionally guaranteed by the full faith and credit of the United States.

F-94

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

The amortized cost and estimated fair value of securities at March 31, 2021, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which include collateralized mortgage obligations, are shown separately since they are not due at a single maturity date.

	Securities Available-for-Sale
	Amortized	Estimated
Amounts maturing in:	Cost	Fair Value
1 year or less	$3,367	$3,400
1 year through 5 years	23,144	23,979
5 years through 10 years	81,110	79,342
After 10 years	180,012	172,406
	287,633	279,127

Mortgage-backed securities	165,384	164,808
	$453,017	$443,935

Available for sale debt securities with carrying amounts of approximately $169.7 million and $140.5 million were pledged to secure public deposits and other borrowings at March 31, 2021 and December 31, 2020, respectively.

The following table shows gross unrealized losses and fair value by length of time for individual securities that have been in a continuous unrealized loss position.

	Less Than Twelve Months		Over Twelve Months		Total
	Gross		Gross		Gross
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
March 31, 2021
Obligations of U.S. government-sponsored agencies	$(295)	$7,856	$—	$—	$(295)	$7,856
Mortgage-backed securities	(2,050)	82,350	(23)	3,676	(2,073)	86,026
Corporate debt securities	(1,216)	28,983	(41)	1,959	(1,257)	30,942
Obligations of state and political subdivisions:
Taxable	(7,997)	165,140	—	—	(7,997)	165,140
	$(11,558)	$284,329	$(64)	$5,635	$(11,622)	$289,964

December 31, 2020
Mortgage-backed securities	$(203)	$31,997	$(27)	$2,257	$(230)	$34,254
Corporate debt securities	(403)	17,685	—	—	(403)	17,685
Obligations of state and political subdivisions:
Taxable	(553)	48,236	—	—	(553)	48,236
	$(1,159)	$97,918	$(27)	$2,257	$(1,186)	$100,175

During the three months ended March 31, 2021 and 2020 the Company did not record any OTTI. While some of the securities held in the investment portfolio have decreased in value since the date of acquisition, the severity of loss and the duration of the loss position are not believed to be significant enough to warrant OTTI of the securities. Factors considered in the Company’s analysis include the reasons for the unrealized loss position, the severity and duration of the unrealized loss position, creditworthiness, and forecasted performance of the investee. The Company does not intend, nor is it likely that the Company will be required to sell these securities before the recovery of the cost basis.

F-95

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

During the three months ended March 31, 2021, the Company sold $9.4 million in securities and recorded a net gain on the sales of $198 thousand. During the three months ended March 31, 2020, the Company sold $20.6 million in securities and recorded a net gain on the sales of $407 thousand.

3. Loans Held for Investment and Allowance for Loan Losses

Loans held for investment consisted of the following:

	March 31,	December 31,
	2021	2020
Commercial:
Commercial	$216,107	$188,290
Commercial real estate	475,821	469,720
Real estate construction and land	185,072	180,820
Total commercial	877,000	838,830
Consumer:
Residential real estate first lien	111,109	124,581
Residential real estate second lien	67,450	78,157
Consumer and other	39,469	39,263
Total consumer	218,028	242,001
	1,095,028	1,080,831
Net deferred loan origination costs and unamortized premium and discount	(2,645)	(953)
Total loans held for investment, net	$1,092,383	$1,079,878

Loan Origination and Risk Management

The Company has certain lending policies, guidelines and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews procedures and guidelines regularly and the Board of Directors approves these policies at least annually. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, portfolio composition, portfolio concentrations, loan delinquencies, and nonaccrual and potential problem loans.

Commercial loans are underwritten after evaluating and understanding the borrower’s scope of operations. Upon the determination of a legitimate credit need, the Company examines current and projected cash flows to determine the ability of the borrower to repay obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the grantor. The cash flows of the borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

F-96

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the operating entity occupying the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets, sub-markets, or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography, occupancy, and risk grade criteria. Generally, the Company avoids financing single-purpose projects unless mitigated by other factors. The Company also utilizes third-party experts, primarily real estate appraisers, as well as real estate analytics providers for insight and guidance about economic conditions and trends affecting the market areas it serves. In addition, management tracks the level of commercial real estate by occupancy type.

Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates, and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the completed project. Construction loans often involve the disbursement of funds with repayment substantially dependent on the ultimate success of the project. Sources of repayment for these types of loans may be permanent loan commitments from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are monitored by on-site inspections and are considered to have higher risks due to the nature of construction lending, general economic conditions, and the availability of long-term financing.

The Company originates residential real estate and consumer loans utilizing a computer-based loan origination system to supplement the underwriting process. Management has developed policies and procedures to monitor and manage consumer loan risk. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are regularly reviewed by management. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum combined loan-to-value percentage of 80%, collection remedies, the number of such loans a borrower can have at one time, and documentation requirements.

The portfolio consists of various types of loans outstanding predominantly to borrowers located in Texas. Loans made outside of Texas are made to known Texas borrowers with an out of state need.

F-97

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

The age analysis of loans was as follows:

	Loans Past Due and Still Accruing
	30-89	90 Days		Nonaccrual	Current	Total
	Days	or More	Total	Loans	Loans	Loans
March 31, 2021
Commercial:
Commercial	$—	$—	$—	$784	$215,323	$216,107
Commercial real estate	—	—	—	3,239	472,582	475,821
Real estate construction and land	—	—	—	—	185,072	185,072
Total commercial	—	—	—	4,023	872,977	877,000
Consumer:
Residential real estate first lien	13	—	13	701	110,395	111,109
Residential real estate second lien	38	—	38	54	67,358	67,450
Consumer and other	44	—	44	3	39,422	39,469
Total consumer	95	—	95	758	217,175	218,028
Total	$95	$—	$95	$4,781	$1,090,152	$1,095,028
December 31, 2020
Commercial:
Commercial	$—	$—	$—	$1,107	$187,183	$188,290
Commercial real estate	1,535	2,254	3,789	5,757	460,174	469,720
Real estate construction and land	—	—	—	—	180,820	180,820
Total commercial	1,535	2,254	3,789	6,864	828,177	838,830
Consumer:
Residential real estate first lien	89	—	89	1,237	123,255	124,581
Residential real estate second lien	92	—	92	57	78,008	78,157
Consumer and other	16	—	16	72	39,175	39,263
Total consumer	197	—	197	1,366	240,438	242,001
Total	$1,732	$2,254	$3,986	$8,230	$1,068,615	$1,080,831

In response to the ongoing COVID-19 pandemic, the Company allowed modifications, such as payment deferrals for up to 90 days and temporary forbearance, to credit-worthy borrowers who are experiencing temporary hardship due to the effects of COVID-19. These short-term modifications generally meet the criterial of the CARES Act and, therefore, they are not reported as past due or placed on nonaccrual status (provided the loans were not past due or on nonaccrual status prior to the deferral). The Company elected to accrue and recognize interest income on these modifications during the payment deferral period.

Troubled Debt Restructurings

The restructuring of a loan is considered a troubled debt restructuring (“TDR”) if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include reducing interest rates below market rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses.

F-98

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

In March 2020, the CARES Act was passed, which, among other things, allows the Company to suspend the requirements for certain loan modifications to be categorized as a TDR, including the related impairment for accounting purposes. On December 27, 2020, the Consolidated Appropriations Act 2021 was signed into law. Section 541 of this legislation, “Extension of Temporary Relief From Troubled Debt Restructurings and Insurer Clarification,” extends certain relief provisions from the March CARES Act that were set to expire at the end of 2020. This new legislation extends the relief to financial institutions to suspend TDR assessment and reporting requirements under GAAP for loan modifications to the earlier of 60 days after the national emergency termination date or January 1, 2022. The Bank’s COVID-19 payment deferral programs allow for a deferral of principal and/or interest payments with such deferred principal payments generally due and payable upon maturity date of the existing loan. The portfolio of active deferrals that have not reached the end of their deferral period was approximately $7.1 million as of March 31, 2021, of which approximately $3.4 million had received an additional deferral. Such loans represent elevated risk; therefore, management continues to monitor these loans. The extent to which these measures will impact the Bank is uncertain, and any progression of loans, whether receiving COVID-19 payment deferrals or not, into nonaccrual status during future periods is uncertain and will depend on future developments that cannot be predicted.

There were no new TDRs granted during the three months ended March 31, 2021 that do not qualify for the CARES Act exemptions. There were no new TDRs for the year ended December 31, 2020.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. The Company individually assesses and evaluates for impairment loans over $100 thousand. Impairment is evaluated for loans below this threshold using an automated loan-to-value analysis or discounted cash flow method, depending on collateral. The identification of loans that may be impaired is based on a loan review process whereby the Company maintains an internally classified loan list. Loans on this listing are classified as Substandard or Doubtful based on probability of repayment, collateral valuation, and related collectability. Additionally, loans meeting the criteria of a TDR or that are on nonaccrual are also considered impaired. Interest payments on impaired loans are typically applied to principal unless the loan remains on accrual status. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Interest income recognized on impaired loans during the three months ended March 31, 2021 was not material.

Acquired loans are recorded at fair value with no allowance brought forward in accordance with acquisition accounting. Acquired impaired loans with an accretable yield are considered to be accruing and performing even though collection of contractual payments on the loans may be in doubt, because income continues to be accreted as long as expected cash flows are reasonably estimable.

F-99

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

The following table presents additional information regarding individually evaluated impaired loans:

	March 31, 2021				December 31, 2020
		Unpaid		Average		Unpaid		Average
	Recorded	Principal	Related	Recorded	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment	Investment	Balance	Allowance	Investment
With no specific allowance recorded:
Commercial	$1,465	$7,289	$—	$1,664	$1,862	$2,850	$—	$1,464
Commercial real estate	25,479	27,699	—	28,354	31,229	31,345	—	20,296
Residential real estate first lien	1,915	1,915	—	2,186	2,457	2,478	—	1,820
Residential real estate second lien	752	806		777	801	1,090		745
Consumer and other	18	18	—	19	19	19	—	12
With a specific allowance recorded:
Commercial	$1,336	$3,283	$717	$1,441	$1,545	$3,516	$929	$3,127
Commercial real estate	11,456	14,079	566	9,735	8,013	8,179	528	4,542
Residential real estate first lien	96	96	10	97	97	97	10	98
Residential real estate second lien	190	190	25	202	214	214	31	311
Consumer and other	26	27	26	61	95	96	96	69
Total:
Commercial	$39,736	$52,350	$1,283	$41,194	$42,649	$45,890	$1,457	$29,429
Consumer	2,997	3,052	61	3,342	3,683	3,994	137	3,055
	$42,733	$55,402	$1,344	$44,536	$46,332	$49,884	$1,594	$32,484

Credit Quality Indicators

As part of the ongoing monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the level of classified loans, (ii) the delinquency status of loans, (iii) net charge-offs, (iv) nonaccrual loans, and (v) general economic conditions.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows.

Pass—Grades 1 to 6

While there is no formal regulatory definition for Pass credits, credits not otherwise rated Watch, Substandard, or Doubtful are considered to be Pass credits. The Company utilizes a granular approach in assigning Pass risk grades to account for, among other things, the financial strength and capacity of the borrower and/or guarantors, and the nature, quality, liquidity, and quantity of the collateral held. Grade 1 loans are fully secured by cash or cash equivalent collateral. Grade 2 loans are fully secured by properly margined marketable securities, bonds, or cash surrender value of life insurance. Grade 3 borrowers have strong financial condition and abundant debt service capacity. The loan is well secured or the strength of the borrower/guarantor may warrant unsecured credit. The loan is performing as agreed, and the financial characteristics and trends exceed industry statistics. Grade 4 borrowers have satisfactory and stable financial condition. The borrower has satisfactory debt service capacity and the loan is well secured. The loan is performing as agreed, and the financial characteristics and trends fall in line

F-100

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

with industry statistics. Grade 5 borrowers have satisfactory financial condition. Cash flow may be strained, but the loan is still generally performing as agreed. Collateral values adequately preclude loss. Financial characteristics and trends lag industry statistics. Grade 6 borrowers exhibit less than satisfactory financial condition. Stress on cash flow has resulted in payment delinquencies or outside support to make timely payments. Collateral values adequately preclude loss. There may be limited noncompliance with loan covenants.

Special Mention—Grade 7

For a Special Mention asset, or a Grade 7, the borrower’s financial condition is deficient. Payment delinquencies may be more common. Collateral values still protect from loss, but margins are narrow. A loan may be reliant on secondary sources of repayment, including liquidation of collateral and guarantor support. Substantial noncompliance with loan covenants exists.

Substandard—Grade 8

A Substandard asset, or a Grade 8 loan, is inadequately protected by the current sound, worth, and capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Substandard loans are placed on nonaccrual when management doubts a borrower’s ability to meet payment obligations, which typically occurs when principal or interest payments are 90 days or more past due.

Doubtful—Grade 9

An asset classified Doubtful, or a Grade 9 loan, has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

The credit risk profile of commercial loans aggregated by internally assigned grades was as follows:

					Real Estate
March 31, 2021	Commercial		Commercial Real Estate		Construction and Land		Total Commercial
Pass	$213,352	98.7%	$438,367	92.1%	$185,072	100.0%	$836,791	95.4%
Watch	1,971	0.9	34,215	7.2	—	—	36,186	4.1
Nonaccrual	784	0.4	3,239	0.7	—	—	4,023	0.5
Total	$216,107	100.0%	$475,821	100.0%	$185,072	100.0%	$877,000	100.0%
December 31, 2020
Pass	$184,937	98.2%	$429,957	91.6%	$180,820	100.0%	$795,714	94.9%
Watch	2,246	1.2	34,006	7.2	—	—	36,252	4.3
Nonaccrual	1,107	0.6	5,757	1.2	—	—	6,864	0.8
Total	$188,290	100.0%	$469,720	100.0%	$180,820	100.0%	$838,830	100.0%

F-101

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

The credit risk profile of consumer loans aggregated by internally assigned grade was as follows:

	Residential Real Estate		Residential Real Estate
March 31, 2021	First Lien		Second Lien		Consumer Other		Total Consumer
Pass	$109,329	98.4%	$66,677	98.8%	$39,425	99.9%	$215,431	98.9%
Watch	1,079	1.0	719	1.1	41	0.1	1,839	0.8
Nonaccrual	701	0.6	54	0.1	3	—	758	0.3
Total	$111,109	100.0%	$67,450	100.0%	$39,469	100.0%	$218,028	100.0%
December 31, 2020
Pass	$122,684	98.5%	$77,304	98.9%	$39,148	99.7%	$239,136	98.8%
Watch	660	0.5	796	1.0	43	0.1	1,499	0.6
Nonaccrual	1,237	1.0	57	0.1	72	0.2	1,366	0.6
Total	$124,581	100.0%	$78,157	100.0%	$39,263	100.0%	$242,001	100.0%

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses on loans. The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses and is reduced by net charge-offs. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Company’s allowance for loan losses consists of two components: 1) a specific reserve on individual loans that are considered impaired, and 2) a general component based upon potential but unidentified losses inherent in the loan portfolio.

If an individually evaluated loan is considered impaired, a specific valuation allowance is allocated through an increase to the allowance for loan losses, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of the collateral. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

The general component of the allowance is based on, among other things, the historical loan loss experience for each loan segment, the growth, composition and diversification of the loan portfolio, delinquency and loan classification trends, and the results of recent regulatory examinations. Also, new credit products and policies, economic conditions, concentrations of credit risk, and the experience and abilities of lending personnel are also taken into consideration.

The Company maintains an independent loan review process performed by a third party that reviews and evaluates the credit risk program periodically. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

There are numerous factors that enter into the evaluation of the allowance for loan losses. Some are quantitative while others require qualitative judgments. Although the Company believes that the processes for determining an appropriate level for the allowance adequately address the various factors that could potentially result in loan losses, the processes and their elements include features that may be susceptible to significant change. Any unfavorable differences between the actual outcome of credit-related events and the Company’s estimates and projections could require an additional provision for loan losses, which would negatively impact the results of operations in future periods. Management believes that, given the procedures followed in estimating potential losses in the loan portfolio, the various components used in the current estimation processes are appropriate.

F-102

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

Generally, a commercial loan, or a portion thereof, is charged-off immediately when it is determined, through the analysis of any available current financial information with regards to the borrower, that the borrower is incapable of servicing unsecured debt, there is little or no prospect for near term improvement and no realistic strengthening action of significance is pending or, in the case of secured debt, when it is determined, through analysis of current information with regards to the Company’s collateral position, that amounts due from the borrower are in excess of the calculated current fair value of the collateral. Notwithstanding the foregoing, generally, commercial loans that become past due 180 cumulative days are classified as a loss and charged-off. Generally, a consumer loan, or a portion thereof, is charged-off in accordance with regulatory guidelines which provide that such loans be charged-off when the Company becomes aware of the loss, such as from a triggering event that may include new information about a borrower’s intent/ability to repay the loan, bankruptcy, fraud, or death, among other things, but in no case should the charge-off exceed specified delinquency timeframes. Such delinquency timeframes state that closed-end retail loans that become past due 120 cumulative days and open-end retail loans that become past due 180 cumulative days should be classified as a loss and charged-off.

Concentration risk limits have been established, among other things, for certain industry concentrations, large balances, highly leveraged credit relationships that exceed specified risk grades, and loans originated with policy, credit and/or collateral exceptions that exceed specified risk grades.

Changes in the allowance for loan losses, distributed by portfolio segment, are shown below.

			Real Estate
		Commercial	Construction	Residential	Consumer
	Commercial	Real Estate	and Land	Real Estate	Other	Total
Allowance for Loan Losses:
Balance January 1, 2021	$2,207	$4,439	$1,842	$1,355	$455	$10,298
Charge-offs	—	—	—	—	(1)	(1)
Recoveries	20	2	—	1	3	26
Provision for loan losses	—	—	—	—	—	—
Balance March 31, 2021	$2,227	$4,441	$1,842	$1,356	$457	$10,323

Balance January 1, 2020	$2,729	$2,877	$1,162	$1,329	$152	$8,249
Charge-offs	(2,207)	(191)	—	(68)	(69)	(2,535)
Recoveries	124	9	—	3	8	144
Provision for loan losses	1,561	1,744	680	91	364	4,440
Balance December 31, 2020	$2,207	$4,439	$1,842	$1,355	$455	$10,298
Ending balance individually evaluated for impairment:
March 31, 2021	$717	$566	$—	$35	$26	$1,344
December 31, 2020	$929	$528	$—	$41	$96	$1,594
Ending balance collectively evaluated for impairment:
March 31, 2021	$1,510	$3,875	$1,842	$1,321	$431	$8,979
December 31, 2020	$1,278	$3,911	$1,842	$1,314	$359	$8,704

F-103

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

			Real Estate
		Commercial	Construction	Residential	Consumer
	Commercial	Real Estate	and Land	Real Estate	Other	Total
Loans:
March 31, 2021

Individually evaluated for impairment	$2,801	$36,935	$—	$2,953	$44	$42,733
Collectively evaluated for impairment	213,306	438,701	185,072	175,606	39,425	1,052,110
Purchased credit impaired	—	185	—	—	—	185

Total loans evaluated for impairment	$216,107	$475,821	$185,072	$178,559	$39,469	$1,095,028
December 31, 2020

Individually evaluated for impairment	$3,407	$39,242	$—	$3,569	$114	$46,332
Collectively evaluated for impairment	184,883	430,290	180,820	199,169	39,149	1,034,311
Purchased credit impaired	—	188	—	—	—	188

Total loans evaluated for impairment	$188,290	$469,720	$180,820	$202,738	$39,263	$1,080,831

4. Deposits

Deposits are summarized as follows:

	March 31,	December 31,
	2021	2020
Noninterest-bearing demand	$314,686	$287,119
Interest-bearing:
NOW accounts	85,468	86,373
Money market	349,306	342,532
Savings	38,428	34,994
Time	506,719	541,254
Total deposits	$1,294,607	$1,292,272

F-104

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

5. FHLB Advances

The Company utilizes FHLB advances to supplement deposits for purposes of funding its lending and investment activities. FHLB advances due in 2021 are considered a short-term borrowing and the advances maturing in 2033 and 2034 are all callable by the FHLB during 2021.

At March 31, 2021, the Company had $315 million in FHLB advances as shown in the following table.

Maturity Date	Interest Rate	Balance
April 1, 2021	0.08%	$155,000
January 12, 2033	1.56	50,000
August 8, 2033	1.90	65,000
December 14, 2033	1.87	25,000
July 24, 2034	1.19	20,000
		$315,000

At March 31, 2021, the Company had available collateral of $444.5 million, substantially all of which was blanket collateral secured by loans and securities. These advances are subject to restrictions or penalties in the event of prepayment.

6. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company enters into various transactions, which, in accordance with GAAP, are not included on the accompanying consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These financial instruments include commitments to extend credit for loans in process, commercial lines of credit, overdraft protection lines, and standby letters of credit at both fixed and variable rates of interest. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

In the aggregate, the Bank had outstanding unused commitments to extend credit of $171.7 million at March 31, 2021 and outstanding financial performance standby letters of credit of $345 thousand at March 31, 2021.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which the Company will sell off a percentage of the commitment when funded, pursuant to the participation agreement.

The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in funding loan facilities.

F-105

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

7. Income Taxes

The Company applies an estimated annual effective rate to interim period pre-tax income to calculate the income tax provision for the quarter in accordance with the principal method prescribed by the accounting guidance established for computing income taxes in interim periods. The Company’s effective tax rates from continuing operations were 20.8% and 20.1% for the three months ended March 31, 2021 and 2020, respectively, and approximated the applicable statutory rates for such periods.

8. Commitments and Contingencies

The Company and its subsidiary, the Bank, are subject to claims and lawsuits that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company and the Bank, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the financial position of the Company.

The Company has employment agreements with certain executive officers. These agreements provide for severance payments up to two times base compensation and a bonus payment upon the occurrence of a change in control.

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and the amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.

9. Regulatory Matters

Regulatory Capital Compliance

The Bank is subject to various regulatory capital requirements administered by its primary federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct, material effect on the consolidated financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank performs reviews of the classification and calculation of risk-weighted assets to ensure accuracy and compliance with the Basel III regulatory capital requirements as implemented by the Board of Governors of the Federal Reserve System. The capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the companies to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of common equity Tier 1, Tier 1 and total capital (as defined) to risk-weighted assets (as defined).

As of March 31, 2021, the Bank was classified as well capitalized under the Prompt Corrective Action Provisions, as defined. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios for March 31, 2021 and December 31, 2020 are presented in the following table:

F-106

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

			Minimum Capital Required		Required To Be Well
			Including Conservation Buffer		Capitalized Under Prompt
	Actual		Under Basel III		Corrective Action Provisions
March 31, 2021	Amount	Ratio	Amount	Ratio	Amount	Ratio
Pioneer Bank, SSB

Total capital (to risk-weighted assets)	$164,519	13.3%	$129,683	10.5%	$123,508	10.0%

Tier I capital (to risk-weighted assets)	154,197	12.5	104,981	8.5	98,806	8.0
Tier I leverage (to adjusted average assets)	154,197	8.7	70,569	4.0	88,211	5.0
Common equity tier I capital (to risk-weighted assets)	154,197	12.5	86,455	7.0	80,280	6.5

December 31, 2020
Pioneer Bank, SSB

Total capital (to risk-weighted assets)	$159,521	12.9%	$129,357	10.5%	$123,197	10.0%

Tier I capital (to risk-weighted assets)	149,223	12.1	104,717	8.5	98,558	8.0
Tier I leverage (to adjusted average assets)	149,223	8.3	71,760	4.0	89,700	5.0
Common equity tier I capital (to risk-weighted assets)	149,223	12.1	86,238	7.0	80,078	6.5

Dividend Policy

The ability of a subsidiary bank to pay dividends depends on its earnings and capital levels and may be limited by their regulator’s directives or orders. A bank generally must obtain regulatory approval of a dividend if the total dividends declared during the current year, including the proposed dividend, exceed net income for the current year and retained net income for the prior two years. The Bank’s current practice is not to pay dividends, except to cover the expenses of the Company.

10. Fair Value Disclosures

ASC 820, Fair Value Measurements and Disclosures, specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. These inputs are summarized in the three broad levels listed below:

Level 1 – Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date. There are no Level 1 securities.

Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities) or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets include U.S. government and government agency mortgage-backed debt securities.

F-107

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair values requires significant management judgment or estimation. Level 3 assets include certain securities, impaired loans, foreclosed assets, and other real estate owned.

The following table presents balances of assets measured at fair value on a recurring basis:

				Total
	Level 1	Level 2	Level 3	Fair Value
March 31, 2021
Securities available for sale:
Obligations of U.S. government-sponsored agencies	$—	$17,287	$—	$17,287
Mortgage-backed securities	—	164,808	—	164,808
Corporate debt securities	—	56,464	—	56,464
Obligations of state and political subdivisions:
Tax-exmpt	—	—	—	—
Taxable	—	202,688	—	202,688
SBA Pools	—	2,068	620	2,688
Derivative assets	—	555	—	555

December 31, 2020
Securities available for sale:
Mortgage-backed securities	$—	$136,763	$—	$136,763
Corporate debt securities	—	45,803	—	45,803
Obligations of state and political subdivisions:
Tax-exmpt	—	2,739	—	2,739
Taxable	—	136,347	—	136,347
SBA Pools	—	2,300	628	2,928

The fair value of Level 3 SBA Pools is determined by an independent third party. The approach to determine the fair value involves benchmarking yield and price levels based on borrower type and similar structure, as well as the seasoning of pools. Pricing on SBA pools is evaluated monthly. There were no other assets transferred into or out of Level 3.

Certain financial instruments are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). For assets measured at fair value on a nonrecurring basis during the three months ended March 31, 2021, and the year ended December 31, 2020 that were still held on the consolidated balance sheets, the following table provides the carrying value of the related individual assets at period end and the level of valuation assumption used.

	March 31, 2021		December 31, 2020
	Total	Level 3	Total	Level 3
Impaired loans	$19,332	$19,332	$24,000	$24,000
Foreclosed assets	—	—	46	46
Other real estate owned	515	515	583	583
Total	$19,847	$19,847	$24,629	$24,629

F-108

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

Impaired Loans

The fair value of impaired loans (if not collateral dependent) is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. If repayment is expected solely from the collateral, impaired loans are reported at the fair value of the underlying collateral. Collateral values are estimated using Level 2 inputs based on observable market data, typically in the case of real estate collateral, or Level 3 inputs based on customized discounting criteria, typically in the case of non-real estate collateral such as inventory, accounts receivable, equipment or other business assets.

Foreclosed Assets

Foreclosed assets are adjusted to fair value less estimated costs to sell upon transfer of the loans to foreclosed assets. Subsequently, these assets are carried at the lower of carrying value or fair value less estimated costs to sell. Fair value is generally based upon independent market prices or appraised values of the property.

Other Real Estate Owned

Other real estate owned is recorded at its estimated fair value less estimated holding and selling costs at the date of transfer. Any excess of the related loan balance over the fair value less expected selling costs is charged to the allowance for loan losses. Subsequent declines in fair value are reported as adjustments to the carrying amount and are recorded against earnings. The fair value of other real estate owned is determined using appraisals or other indications of value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace.

11. Derivative Financial Instruments

During the three months ended March 31, 2021, the Company entered into seven financial derivatives to manage the exposure to changes in fair value associated with certain available for sale investment securities. The Company had no financial derivatives as of December 31, 2020. Financial derivatives are reported at fair value in accrued interest receivable and other assets or accrued interest payable and other liabilities.

Derivatives designated as cash flow hedges

For derivative instruments that are designated and qualify as a cash flow hedge, the aggregate fair value of the derivative instrument is recorded in accrued interest receivable and other assets or accrued interest payable and other liabilities with any gain or loss related to changes in fair value recorded in accumulated other comprehensive income (loss), net of tax. The gain or loss is reclassified into earnings in the same period during which the hedged asset or liability affects earnings and is presented in the same income statement line item as the earnings effect of the hedged asset or liability. The Company uses forward cash flow hedges in an effort to manage future interest rate exposure on certain investment securities. The hedging strategy converts the fixed interest rate on the investment security to a variable interest rate and is used in an effort to protect the Company from interest rate variability.

F-109

Pioneer Bancshares, Inc. and Subsidiaries

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

(Dollars in thousands)

The Company assesses the hedge effectiveness both at the onset of the hedge and throughout the life of the derivative. To the extent that the derivative instruments are highly effective in offsetting the variability of the hedged cash flows or fair value, changes in the fair value of the derivative are included as a component of other comprehensive income (loss) on the consolidated balance sheets. Although the Company has determined at the onset of the hedges that the derivative instruments will be highly effective hedges throughout the term of the contract, any portion of derivative instruments subsequently determined to be ineffective will be recognized in earnings. A summary of the Company’s cash flow hedge relationship as of March 31, 2021 is as follows:

	March 31, 2021
	Notional Amount	Estimated Fair Value
Interest rate swaps designated as cash flow hedges	$34,455	$555

12. Subsequent Events

FirstSun Capital Bancorp Transaction

On May 11, 2021, the Company entered into a definitive agreement with FirstSun Capital Bancorp (“FirstSun”), the holding company of Sunflower Bank, N.A. (“Sunflower”), whereby the Company and its subsidiary Pioneer Bank, SSB will be merged with and into FirstSun and Sunflower, respectively. Under the terms of the agreement, FirstSun will issue 1.0443 shares of FirstSun common stock for each outstanding share of, and option to purchase a share of, Pioneer Bancshares capital stock, subject to certain conditions and potential adjustments.

The merger has been approved by the Boards of Directors of both companies and is expected to close during the fourth quarter of 2021, although delays may occur. The transaction is subject to certain conditions, including the approval by FirstSun and Pioneer Bancshares shareholders and customary regulatory approvals.

Interest Rate & Price Risk Strategy

In an effort to minimize future interest rate and price risk associated with our fixed-rate securities, the Company plans on liquidating approximately $267 million of available for sale securities. It is anticipated that the remaining portfolio will be hedged with interest rate swaps that will be treated as fair value hedges for accounting purposes. In addition, the Company intends on establishing a last-of-layer, fair value hedge on up to $35 million of prepayable, fixed rate loans.

F-110

Consolidated Financial Statements

Pioneer Bancshares, Inc. and Subsidiaries

For the Years Ended December 31, 2020 and 2019

F-111

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of
Pioneer Bancshares, Inc. and Subsidiaries
Austin, Texas

We have audited the accompanying consolidated financial statements of Pioneer Bancshares, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended and the related notes to the consolidated financial statements. We also have audited Pioneer Bancshares, Inc.’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Financial Statements for Bank Holding Companies (Form FR Y-9SP), as of December 31, 2020 and 2019 based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Management’s Responsibility for the Financial Statements and Internal Control Over Financial Reporting

Pioneer Bancshares, Inc. and Subsidiaries’ management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Management is also responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements and an opinion on the Pioneer Bancshares, Inc. and Subsidiaries’ internal control over financial reporting based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement and whether effective internal control over financial reporting was maintained in all material respects.

An audit of the financial statements involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit of financial statements also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

F-112

To the Board of Directors and Management of

Pioneer Bancshares, Inc. and Subsidiaries

Re: Independent Auditors’ Report

An audit of internal control over financial reporting involves performing procedures to obtain evidence about whether a material weakness exists. The procedures selected depend on the auditors’ judgment, including the assessment of the risk that a material weakness exists. An audit of internal control over financial reporting also involves obtaining an understanding of internal control over financial reporting and testing and evaluating the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinions.

Definition and Inherent Limitations of Internal Control Over Financial Reporting

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audits were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audits of Pioneer Bancshares Inc. and Subsidiaries’ internal control over financial reporting included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America with the instructions to the financial statements for Bank Holding Companies (Form FR Y-9SP).

An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction, of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinions

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Pioneer Bancshares, Inc. and Subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Also in our opinion, Pioneer Bancshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020 and 2019 based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Other Matters

Supplementary Information – Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The Computation of Adjusted Net Worth in Schedule I is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and it is not a required part of the consolidated financial statements.

F-113

To the Board of Directors and Management of

Pioneer Bancshares, Inc. and Subsidiaries

Re: Independent Auditors’ Report

Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United Stated of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Other Reporting Required by Government Auditing Standards – In accordance with Government Auditing Standards, we have also issued our report dated March 22, 2021, on our consideration of Pioneer Bancshares, Inc. and Subsidiaries, internal control over financial reporting and on our tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements and other matters. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing. That report is an integral part of an audit performed in accordance with Government Auditing Standards in considering Pioneer Bancshares, Inc. and Subsidiaries’ internal control over financial reporting and compliance.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

March 22, 2021

F-114

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	December 31
	2020	2019
Assets
Cash and due from banks	$4,685	$4,132
Interest-bearing deposits in financial institutions	236,706	267,328
Cash and cash equivalents	241,391	271,460
Time deposits in banks	470	470
Securities available-for-sale, at fair value	324,580	312,248
Securities held-to-maturity, at cost (fair value of $804 in 2020 and $750 in 2019)	605	670
Loans held for sale	4,682	547
Loans held for investment	1,079,878	995,273
Less: allowance for loan losses	(10,298)	(8,249)
Loans held for investment, net	1,069,580	987,024
Premises and equipment, net	41,153	42,527
Bank owned life insurance	20,708	20,106
Restricted equity securities	17,607	24,453
Net deferred tax asset	20,964	24,017
Accrued interest receivable and other assets	14,394	12,510
Total assets	$1,756,134	$1,696,032

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$287,119	$206,242
Interest-bearing	1,005,153	866,174
Total deposits	1,292,272	1,072,416

Federal Home Loan Bank advances	285,000	455,000
Accrued interest payable and other liabilities	6,527	8,913
Total liabilities	1,583,799	1,536,329

Shareholders’ Equity
Common stock, $1.00 par value, 10,000,000 shares authorized, 6,244,774 and 6,236,774 shares issued and outstanding at December 31, 2020 and 2019	6,245	6,237
Additional paid-in capital	263,849	262,896
Accumulated deficit	(99,904)	(110,966)
Accumulated other comprehensive income (loss)	2,145	1,536
Total shareholders’ equity	172,335	159,703
Total liabilities and shareholders’ equity	$1,756,134	$1,696,032

See accompanying notes to consolidated financial statements.

F-115

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands)

	Year Ended December 31
	2020	2019
Interest income
Loans, including fees	$51,925	$53,864
Securities	6,610	7,580
Other investments	1,114	4,071
Total interest income	59,649	65,515

Interest expense
Deposits	12,729	14,368
Borrowed funds	4,302	9,253
Total interest expense	17,031	23,621
Net interest income	42,618	41,894

Provision for loan losses	4,440	1,422
Net interest income after provision for loan losses	38,178	40,472

Noninterest income
Service charges on depository accounts	2,707	2,906
Gain on sale of loans	1,251	1,183
Gain on sale of securities	6,206	976
Income on bank-owned life insurance	602	579
Earnings on correspondent bank balances	798	2,262
Other	741	702
Total noninterest income	12,305	8,608

Noninterest expense
Salaries and employee benefits	20,747	21,661
Net occupancy and equipment	4,696	4,776
Data processing and IT	4,266	4,268
Professional fees	1,334	784
FDIC insurance assessment	1,101	691
Amortization of intangible assets	465	465
Other	3,921	3,471
Total noninterest expense	36,530	36,116

Income before income taxes	13,953	12,964
Income tax expense	2,891	2,667
Net income	$11,062	$10,297

See accompanying notes to consolidated financial statements.

F-116

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

	Year Ended December 31
	2020	2019
Net income	$11,062	$10,297

Other comprehensive income (loss), before tax:
Securities available-for-sale:
Net unrealized gain (loss) arising during period	6,977	6,654

Reclassification of (gain) loss to net income	(6,206)	(976)
Other comprehensive income (loss) before tax	771	5,678

Income tax expense (benefit) related to items of other comprehensive
income (loss)	162	1,192

Other comprehensive income (loss), net of tax	609	4,486

Comprehensive income, net	$11,671	$14,783

See accompanying notes to consolidated financial statements.

F-117

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance - January 1, 2019	6,209,254	$6,209	$261,708	$(121,269)	$(2,944)	$143,704
Stock-based compensation expense	—	—	737	—	—	737
Restricted stock award expense	—	—	34	—	—	34
Exercise of stock options	27,520	28	417	—	—	445
Comprehensive income (loss)	—	—	—	10,297	4,486	14,783
Adoption of ASU 2016-01	—	—	—	6	(6)	—
Balance - December 31, 2019	6,236,774	6,237	262,896	(110,966)	1,536	159,703
Stock-based compensation expense	—	—	831	—	—	831
Restricted stock award expense	—	—	34	—	—	34
Exercise of stock options	8,000	8	88	—	—	96
Comprehensive income (loss)	—	—	—	11,062	609	11,671
Balance - December 31, 2020	6,244,774	$6,245	$263,849	$(99,904)	$2,145	$172,335

See accompanying notes to consolidated financial statements.

F-118

Pioneer Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31
	2020	2019
Operating activities
Net income	$11,062	$10,297
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,440	1,422
Depreciation and amortization	3,083	3,225
Amortization and accretion on securities	3,308	2,262
Amortization of loan origination fees and costs, net	(803)	941
Accretion related to acquired loans	(71)	—
Gain on sale of loans	(1,251)	(1,183)
Income on bank-owned life insurance	(602)	(579)
Deferred tax expense	2,891	2,667
Change in loans held for sale	(2,884)	(339)
Net gain on sale of securities	(6,206)	(976)
Stock-based compensation	865	771
Net change in fair value of equity security	2	3
Change in operating assets and liabilities:
Accrued interest receivable and other assets	(4,784)	888
Accrued interest payable and other liabilities	(2,385)	3,379
Net cash provided by operating activities	6,665	22,778
Investing activities
Maturity (renewal) of time deposits in banks	—	(100)
Securities available for sale:
Purchases	(948,767)	(812,735)
Sales	170,705	30,295
Proceeds from maturities and pay downs	769,398	700,999
Proceeds from maturity of security held to maturity	65	60
Purchase of loans held for investment	—	(2,600)
Loans sold	—	12,551
Net increase in loans held for investment	(86,123)	(46,250)
Proceeds from sales of foreclosed assets	2,227	463
Purchases of bank premises and equipment, net	(1,036)	(1,649)
Net (increase) decrease in restricted investment securities	6,845	(5,698)
Net cash used in investing activities	(86,686)	(124,664)
Financing activities
Net increase in deposits	219,856	82,566
Net change in federal home loan bank borrowings	(170,000)	35,000
Exercise of stock options	96	445
Net cash provided by financing activities	49,952	118,011
Net increase in cash and cash equivalents	(30,069)	16,125
Cash and cash equivalents at beginning of year	271,460	255,335
Cash and cash equivalents at end of year	$241,391	$271,460
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$17,117	$23,223
Cash paid during the period for income taxes	$—	$250

See accompanying notes to consolidated financial statements.

F-119

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

1. Organization and Summary of Significant Accounting and Reporting Policies

Nature of Operations and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pioneer Bancshares, Inc. and its wholly owned subsidiary, Pioneer Bank, SSB and its wholly owned subsidiary Crockett Building Group, Inc. (the “Bank”), referred to collectively as the “Company”. Intercompany balances and transactions have been eliminated in consolidation.

The Company, through its subsidiary banking operations, provides a broad line of financial products and services for small to medium-sized businesses and consumers. The Company operates from its headquarters in Austin, Texas and 19 banking offices located primarily in the Austin, Houston, San Antonio, and Dallas metro areas. Its primary deposit products are checking, savings, money market, and term certificate accounts, and its primary lending products are commercial, construction and land development, commercial and residential mortgage, and consumer loans.

Substantially all of the Company’s loans, commitments, and letters of credit have been granted to customers in the Company’s market areas. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses, including the successful completion of construction and land development projects. The customers’ ability to repay their loans is dependent on the real estate and general economic conditions in their respective market area.

The Company’s primary sources of revenue are from lending and investing activities, along with income earned on balances at correspondent banks and fees for banking services provided.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry. A summary of significant accounting policies follows.

Use of Estimates

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts in the consolidated financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, and the estimated fair values of financial instruments. The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash and deposits with other financial institutions that have an initial maturity of 90 days or less.

Certain demand deposit accounts have been reclassified for Federal Reserve Bank of Dallas requirement purposes as allowed by The Monetary Control Act of 1980 and Federal Reserve Regulation D. The reclassification for 2020 and 2019 amounted to $363.2 million and $270.0 million, respectively. The Company’s largest correspondent

F-120

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

bank balances are with Cadence Bank and Allegiance Bank. Interest-bearing and other deposits maintained with correspondent financial institutions often exceed the amount of insurance provided on such deposits.

In monitoring this credit risk, the Company periodically evaluates the stability of the financial institutions with which it has deposits. The Company has cash deposits and overnight investments in correspondent financial institutions in excess of the amount insured by the federal government in the amount of $234.4 million and $265.4 million at December 31, 2020 and 2019, respectively.

Time Deposits in Banks

Time deposits in banks have a maturity of more than 90 days and are carried at cost. Time deposits in banks are typically covered by deposit insurance.

Securities

Securities are classified between two categories at the time the securities are purchased: held to maturity and available for sale. The Company does not hold trading securities.

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized gains and losses reported in other comprehensive income (loss), net of tax. Securities available for sale may be sold as part of the Company’s asset/liability strategy or in response to changes in interest rate risk, prepayment risk, and other economic factors.

Unrealized losses on held to maturity and available for sale securities are evaluated by management to determine whether declines in fair value below amortized cost are other than temporary. In estimating other-than-temporary impairment (“OTTI”) losses on debt securities, management considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than the amortized cost, the financial condition and near-term prospects of the issuer, and current market conditions. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.

If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the consolidated statements of operations and (2) OTTI related to other factors, which is recognized in other comprehensive income (loss).

Securities are accounted for on a trade-date basis. Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting and adjusted for prepayments as applicable. The specific identification method is used to compute gains or losses on the sales of these assets.

Restricted Equity Securities

Restricted equity securities include Federal Home Loan Bank (“FHLB”) stock, The Independent BankersBank (“TIB”) stock, and Federal Agricultural Mortgage Corporation stock (“Farmer Mac”). The Company carries its investment in Farmer Mac at fair value, with changes in fair value recognized in other noninterest income in the consolidated statement of operations. All other restricted equity securities are carried at cost on the consolidated balance sheets. These equity securities are “restricted” in that they can only be sold back to the respective

F-121

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

institution or another member institution at par. Therefore, they are less liquid than other marketable equity securities. The Company views its investment in these restricted equity securities as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value, rather than recognizing temporary declines in value. No other-than-temporary write-downs have been recorded on these securities.

Dividends and other distributions on these investments are recognized in other noninterest income.

Loans Held for Sale

Certain commercial and residential mortgage loans are originated for sale in the secondary loan market. These loans are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. No unrealized losses were recognized during 2020 or 2019. Gains and losses on the sale of loans classified as held for sale are recorded on the trade date using the specific-identification method.

Loans Held for Investment

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of an allowance for loan losses and deferred fees or costs. Interest on originated loans is recognized by using either the simple interest or amortized method.

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment to the related loan yield over the contractual life of the loan. Interest income on mortgage and commercial loans is generally discontinued at the time the loan is 90 days delinquent (nonaccrual status) unless the loan is well-secured and in the process of collection. Consumer loans are typically charged off when they are 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

In response to the ongoing COVID-19 pandemic, the Company allowed modifications, such as payment deferrals for up to 90 days and temporary forbearance, to credit-worthy borrowers who are experiencing temporary hardship due to the effects of COVID-19. These modifications generally meet the criteria of the CARES Act, and therefore, the Company does not account for such loan modifications as TDRs, nor are loans granted payment deferrals related to COVID-19 reported as past due or placed on nonaccrual status (provided the loans were not past due or on nonaccrual status prior to the deferral). The Company elected to accrue and recognize interest income on these modifications during the payment deferral period.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. A loan may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future principal and interest amounts contractually due are reasonably assured, which is typically evidenced by a sustained period (at least six months) of repayment performance by the borrower.

Premiums paid on purchased loans are capitalized and recognized as an adjustment to the related loan yield over the contractual life of the loan.

F-122

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Payroll Protection Program

The Company participated in the Paycheck Protection Program (“PPP”), which is a loan program that originated from the CARES Act and was subsequently expanded by the Paycheck Protection Program and Health Care Enhancement Act. The PPP is designed to provide U.S. small businesses with cash-flow assistance through loans fully guaranteed by the Small Business Administration (“SBA”). If the borrower meets certain criteria and uses the proceeds towards certain eligible expenses, the borrower’s obligation to repay the loan can be forgiven up to the full principal amount of the loan and any accrued interest. Upon borrower forgiveness, the SBA pays the Company for the principal and accrued interest owed on the loan. If the full principal of the loan is not forgiven, the loan will operate according to the original loan terms with the 100 percent SBA guaranty remaining. As of December 31, 2020, the Company had approximately 656 PPP loans with outstanding balances totaling $88.7 million which is included in “Loans held for investment” in the consolidated balance sheets. As compensation for originating the loans, the Company received lender processing fees from the SBA, which are capitalized, along with the loan origination costs, and will be amortized over the loans’ contractual lives and recognized as interest income. Upon forgiveness of a loan and repayment by the SBA, any unrecognized net capitalized fees and costs related to the loan will be recognized as interest income in that period.

Purchased Credit Impaired Loans

As part of the merger with FC Holdings, Inc. in 2016, the Company acquired loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The Company accounts for purchased credit impaired loans (“PCI loans”) according to Accounting Standards Codification (“ASC”) 310-30, Accounting for Certain Loans or Debt Securities acquired in a Transfer.

These purchased credit impaired loans are recorded at fair value, such that there is no carryover of the acquired Company’s allowance for loan losses. After acquisition, expected losses are recognized by an increase in the allowance for loan losses.

Purchased credit impaired loans are accounted for individually. The fair value of the PCI loan portfolio is estimated using key assumptions including default rates, loss severities, estimated recovery periods, and other factors that reflect current market conditions. The Company estimates the amount and timing of expected cash flows for each loan, and the expected cash flows in excess of amounts paid are recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the loan balance is uncollectible or within the guidelines of the Retail Credit Classification Policy. Subsequent recoveries, if any, are credited to the allowance. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. See Note 3 for additional information on the allowance for loan losses.

F-123

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets, generally three to thirty years. Leasehold improvements are amortized over the life of the lease or the estimated useful lives of the assets, whichever is shorter. Land is carried at cost.

Bank Owned Life Insurance

The Company has purchased life insurance policies on certain employees. Bank-owned life insurance (“BOLI”) is recorded at the amount that can be realized under the insurance contract at the consolidated balance sheet dates, which is the cash surrender value.

Foreclosed Assets and Other Real Estate Owned

Assets acquired by foreclosure are initially recorded at the fair value of the property, less any estimated holding and selling costs, as applicable, at the time of foreclosure establishing a new cost basis. If necessary, at the time of foreclosing, any excess of the related loan balance over fair value (less estimated costs to sell) is charged to the allowance for loan losses. Subsequent to foreclosure, the asset is carried at the lower of its new cost basis or fair value, less estimated costs to sell. Subsequent adjustments to reflect increases or decreases in value related to the new cost basis are recorded in earnings in the period such determination is assessed. For the years ended December 31, 2020 and 2019, ($254) thousand and ($343) thousand relating to subsequent changes in value have been recorded in other noninterest income.

Goodwill and Core Deposit Intangibles, net

Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. Goodwill is the only intangible asset with an indefinite life on the Company’s consolidated balance sheets. As of December 31, 2020 and 2019, the Company had recorded goodwill balances of $2.6 million which is included in accrued interest receivable and other assets in the consolidated balance sheets.

The Company’s core deposit intangibles arise from bank acquisitions and are amortized on a straight-line basis over their estimated useful lives of five years.

Stock Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees based on the fair value of these awards at the date of grant. The expense associated with stock-based compensation is recognized over the required service period, defined as the vesting period of each individual arrangement. Compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

The fair value of stock options granted is estimated at the date of grant using the Black-Scholes option-pricing model and the fair value of restricted stock awards is based upon the latest valuation of the Company’s common stock.

F-124

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Off-Balance-Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial lines of credit and letters of credit. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. These financial instruments are recorded when they are funded. The Company calculates estimated losses on these commitments generally based on the historical loss factors for each type of loan commitment and carries an allowance, if required, in other liabilities, with any increases or decreases to the allowance included in noninterest expense.

Fair Values of Financial Instruments

The Company estimates the fair value of financial instruments based on the fair value hierarchy. Fair value estimates involve uncertainties and matters of judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of benchmarks for items. Changes in assumptions or in market conditions could significantly affect the estimates.

Revenue From Contracts With Customers

ASC 606, Revenue From Contracts With Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans and investment securities, as these activities are subject to other GAAP discussed elsewhere within our disclosures. Revenue-generating activities that are within the scope of ASC 606, which are presented in our statement of operations as components of service charges on depository accounts in noninterest income, include:

·	General service fees for monthly account maintenance and activity or transaction-based fees.

·	Revenue related to overdraft and non-sufficient funds fees. These fees are recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed. Payment for such performance obligations are generally received at the time the performance obligations are satisfied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase before their maturity.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss) which includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates.

F-125

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income. Interest and/or penalties related to income taxes are reported as a component of income tax expense.

The Company files a consolidated income tax return with its wholly owned subsidiaries. In accordance with Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes, the Company believes that it has no uncertain tax provisions that qualify for either recognition or disclosure in the financial statements. Federal income tax expense or benefit has been allocated to subsidiaries on a separate return basis.

Reclassifications

Certain reclassifications have been made to 2019 balances to conform to the 2020 presentation. All reclassifications have been applied consistently for the periods presented. The reclassifications had no impact on the Company’s net income or shareholders’ equity.

2. Securities

The amortized cost and estimated fair values of debt securities available for sale and held to maturity at December 31 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
2020
Obligations of U.S. government-sponsored agencies	$—	$—	$—	$—
Mortgage-backed securities	135,015	1,978	(230)	136,763
Corporate debt securities	45,723	483	(403)	45,803
Obligations of state and political subdivisions:
Tax-exempt	2,662	77	—	2,739
Taxable	135,575	1,325	(553)	136,347
SBA pools	2,890	38	—	2,928
Total securities available-for-sale	$321,865	$3,901	$(1,186)	$324,580

Obligations of state and political subdivisions held to maturity	$605	$199	$—	$804

2019
Obligations of U.S. government-sponsored agencies	$6,000	$14	$(3)	$6,011
Mortgage-backed securities	239,190	1,648	(656)	240,182
Corporate debt securities	28,329	378	—	28,707
Obligations of state and political subdivisions:
Tax-exempt	3,852	158	—	4,010
Taxable	32,278	406	—	32,684
SBA pools	654	—	—	654
Total securities available-for-sale	$310,303	$2,604	$(659)	$312,248

Obligations of state and political subdivisions held to maturity	$670	$80	$—	$750

F-126

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Mortgage-backed securities, which includes collateralized mortgage obligations, consist principally of Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) pass-through and participation certificates. GNMA securities are guaranteed by the full faith and credit of the United States, while FNMA and FHLMC securities are fully guaranteed by those respective United States government-sponsored agencies, and conditionally guaranteed by the full faith and credit of the United States.

The amortized cost and estimated fair value of securities at December 31, 2020, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which include collateralized mortgage obligations, are shown separately since they are not due at a single maturity date.

	Securities Available-for-Sale
	Amortized	Estimated
Amounts maturing in:	Cost	Fair Value
1 year or less	$2,835	$2,839
1 year through 5 years	20,522	21,042
5 years through 10 years	142,770	143,394
After 10 years	20,723	20,542
	186,850	187,817

Mortgage-backed securities	135,015	136,763
	$321,865	$324,580

Available for sale debt securities with carrying amounts of approximately $140.5 million and $97.9 million were pledged to secure public deposits and other borrowings at December 31, 2020 and 2019, respectively.

The following table shows gross unrealized losses and fair value by length of time for individual securities that have been in a continuous unrealized loss position at December 31.

	Less Than Twelve Months		Over Twelve Months		Total
	Gross		Gross		Gross
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
2020
Mortgage-backed securities	$(203)	$31,997	$(27)	$2,257	$(230)	$34,254
Corporate debt securities	(403)	17,685	—	—	(403)	17,685
Obligations of state and political subdivisions:
Taxable	(553)	48,236	—	—	(553)	48,236
	$(1,159)	$97,918	$(27)	$2,257	$(1,186)	$100,175

2019
Obligations of U.S. government-sponsored agencies	$—	$—	$(3)	$1,997	$(3)	$1,997
Mortgage-backed securities	(514)	84,231	(142)	21,588	(656)	105,819
	$(514)	$84,231	$(145)	$23,585	$(659)	$107,816

F-127

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

During 2020 and 2019 the Company did not record any OTTI. While some of the securities held in the investment portfolio have decreased in value since the date of acquisition, the severity of loss and the duration of the loss position are not believed to be significant enough to warrant OTTI of the securities. Factors considered in the Company’s analysis include the reasons for the unrealized loss position, the severity and duration of the unrealized loss position, creditworthiness, and forecasted performance of the investee. The Company does not intend, nor is it likely that the Company will be required to sell these securities before the recovery of the cost basis.

During 2020, the Company sold $170.7 million in securities and recorded a net gain on the sales of $6.2 million. During 2019, the Company sold $30.3 million in securities and recorded a net gain on the sales of $976 thousand.

3. Loans Held for Investment and Allowance for Loan Losses

Loans held for investment at December 31 consisted of the following:

	2020	2019
Commercial:
Commercial	$188,290	$120,440
Commercial real estate	469,720	433,137
Real estate construction and land	180,820	133,380
Total commercial	838,830	686,957
Consumer:
Residential real estate first lien	124,581	159,584
Residential real estate second lien	78,157	120,632
Consumer and other	39,263	26,503
Total consumer	242,001	306,719
	1,080,831	993,676
Net deferred loan origination costs and unamortized premium and discount	(953)	1,597
Total loans held for investment	$1,079,878	$995,273

Loan Origination and Risk Management

The Company has certain lending policies, guidelines and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews procedures and guidelines regularly and the Board of Directors approves these policies at least annually. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, portfolio composition, portfolio concentrations, loan delinquencies, and nonaccrual and potential problem loans.

Commercial loans are underwritten after evaluating and understanding the borrower’s scope of operations. Upon the determination of a legitimate credit need, the Company examines current and projected cash flows to determine the ability of the borrower to repay obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the grantor. The cash flows of the borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

F-128

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the operating entity occupying the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets, sub-markets, or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography, occupancy, and risk grade criteria. Generally, the Company avoids financing single-purpose projects unless mitigated by other factors. The Company also utilizes third-party experts, primarily real estate appraisers, as well as real estate analytics providers for insight and guidance about economic conditions and trends affecting the market areas it serves. In addition, management tracks the level of commercial real estate by occupancy type.

Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates, and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the completed project. Construction loans often involve the disbursement of funds with repayment substantially dependent on the ultimate success of the project. Sources of repayment for these types of loans may be permanent loan commitments from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are monitored by on-site inspections and are considered to have higher risks due to the nature of construction lending, general economic conditions, and the availability of long-term financing.

The Company originates residential real estate and consumer loans utilizing a computer-based loan origination system to supplement the underwriting process. Management has developed policies and procedures to monitor and manage consumer loan risk. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are regularly reviewed by management. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum combined loan-to-value percentage of 80%, collection remedies, the number of such loans a borrower can have at one time, and documentation requirements.

In 2019 the Bank purchased $2.6 million in residential real estate first lien loans from third parties. No purchases were made in 2020.

The portfolio consists of various types of loans outstanding predominantly to borrowers located in Texas. Loans made outside of Texas are made to known Texas borrowers with an out of state need.

F-129

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

The age analysis of loans was as follows:

	Loans Past Due and Still Accruing
	30-89	90 Days		Nonaccrual	Current	Total
December 31, 2020	Days	or More	Total	Loans	Loans	Loans
Commercial:
Commercial	$—	$—	$—	$1,107	$187,183	$188,290
Commercial real estate	1,535	2,254	3,789	5,757	460,174	469,720
Real estate construction and land	—	—	—	—	180,820	180,820
Total commercial	1,535	2,254	3,789	6,864	828,177	838,830
Consumer:
Residential real estate first lien	89	—	89	1,237	123,255	124,581
Residential real estate second lien	92	—	92	57	78,008	78,157
Consumer and other	16	—	16	72	39,175	39,263
Total consumer	197	—	197	1,366	240,438	242,001
Total	$1,732	$2,254	$3,986	$8,230	$1,068,615	$1,080,831
December 31, 2019
Commercial:
Commercial	$1,085	$—	$1,085	$4,209	$115,146	$120,440
Commercial real estate	1,003	—	1,003	2,177	429,957	433,137
Real estate construction and land	—	—	—	—	133,380	133,380
Total commercial	2,088	—	2,088	6,386	678,483	686,957
Consumer:
Residential real estate first lien	500	130	630	201	158,753	159,584
Residential real estate second lien	24	26	50	271	120,311	120,632
Consumer and other	27	—	27	20	26,456	26,503
Total consumer	551	156	707	492	305,520	306,719
Total	$2,639	$156	$2,795	$6,878	$984,003	$993,676

In response to the ongoing COVID-19 pandemic, the Company allowed modifications, such as payment deferrals for up to 90 days and temporary forbearance, to credit-worthy borrowers who are experiencing temporary hardship due to the effects of COVID-19. These short-term modifications generally meet the criterial of the CARES Act and, therefore, they are not reported as past due or placed on nonaccrual status (provided the loans were not past due or on nonaccrual status prior to the deferral). The Company elected to accrue and recognize interest income on these modifications during the payment deferral period.

Troubled Debt Restructurings

The restructuring of a loan is considered a troubled debt restructuring (“TDR”) if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include reducing interest rates below market rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses.

F-130

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

In March 2020, the CARES Act was passed, which, among other things, allows the Company to suspend the requirements for certain loan modifications to be categorized as a TDR, including the related impairment for accounting purposes. On December 27, 2020, the Consolidated Appropriations Act 2021 was signed into law. Section 541 of this legislation, “Extension of Temporary Relief From Troubled Debt Restructurings and Insurer Clarification,” extends certain relief provisions from the March CARES Act that were set to expire at the end of 2020. This new legislation extends the relief to financial institutions to suspend TDR assessment and reporting requirements under GAAP for loan modifications to the earlier of 60 days after the national emergency termination date or January 1, 2022. The Bank’s COVID-19 payment deferral programs allow for a deferral of principal and/or interest payments with such deferred principal payments generally due and payable upon maturity date of the existing loan. The portfolio of active deferrals that have not reached the end of their deferral period was approximately $15.5 million as of December 31, 2020, of which approximately $13.7 million had received an additional deferral. COVID-19 related loan modifications of approximately $140.9 million have returned to agreed-upon contractual terms and had made at least one required principal and/or interest payment since the end of their initial deferral period. Such loans represent elevated risk; therefore, management continues to monitor these loans. The extent to which these measures will impact the Bank is uncertain, and any progression of loans, whether receiving COVID-19 payment deferrals or not, into nonaccrual status during future periods is uncertain and will depend on future developments that cannot be predicted.

There were no new TDRs granted during 2020 that do not qualify for the CARES Act exemptions. There were no new TDRs for the year ended December 31, 2019.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. The Company individually assesses and evaluates for impairment loans over $100 thousand. Impairment is evaluated for loans below this threshold using an automated loan-to-value analysis or discounted cash flow method, depending on collateral. The identification of loans that may be impaired is based on a loan review process whereby the Company maintains an internally classified loan list. Loans on this listing are classified as Substandard or Doubtful based on probability of repayment, collateral valuation, and related collectability. Additionally, loans meeting the criteria of a troubled debt restructuring or that are on nonaccrual are also considered impaired. Interest payments on impaired loans are typically applied to principal unless the loan remains on accrual status. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Interest income recognized on impaired loans during 2020 was not material.

Acquired loans are recorded at fair value with no allowance brought forward in accordance with acquisition accounting. Acquired impaired loans with an accretable yield are considered to be accruing and performing even though collection of contractual payments on the loans may be in doubt, because income continues to be accreted as long as expected cash flows are reasonably estimable.

F-131

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

The following table presents additional information regarding individually evaluated impaired loans:

	December 31, 2020				December 31, 2019
		Unpaid		Average		Unpaid		Average
	Recorded	Principal	Related	Recorded	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment	Investment	Balance	Allowance	Investment
With no specific allowance recorded:
Commercial	$1,862	$2,850	$—	$1,464	$1,065	$1,546	$—	$1,235
Commercial real estate	31,229	31,345	—	20,296	9,362	15,850	—	5,631
Residential real estate first lien	2,457	2,478	—	1,820	1,182	1,275	—	754
Residential real estate second lien	801	1,090		745	688	756		588
Consumer and other	19	19	—	12	5	6	—	3
With a specific allowance recorded:
Commercial	$1,545	$3,516	$929	$3,127	$4,709	$6,561	$1,659	$3,347
Commercial real estate	8,013	8,179	528	4,542	1,070	4,281	235	2,504
Residential real estate first lien	97	97	10	98	98	98	10	475
Residential real estate second lien	214	214	31	311	408	407	57	580
Consumer and other	95	96	96	69	43	46	8	79
Total:
Commercial	$42,649	$45,890	$1,457	$29,429	$16,206	$28,238	$1,894	$12,717
Consumer	3,683	3,994	137	3,055	2,424	2,588	75	2,479
	$46,332	$49,884	$1,594	$32,484	$18,630	$30,826	$1,969	$15,196

Credit Quality Indicators

As part of the ongoing monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the level of classified loans, (ii) the delinquency status of loans, (iii) net charge-offs, (iv) nonaccrual loans and (v) general economic conditions.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows.

Pass—Grades 1 to 6

While there is no formal regulatory definition for Pass credits, credits not otherwise rated Watch, Substandard, or Doubtful are considered to be Pass credits. The Company utilizes a granular approach in assigning Pass risk grades to account for, among other things, the financial strength and capacity of the borrower and/or guarantors, and the nature, quality, liquidity, and quantity of the collateral held. Grade 1 loans are fully secured by cash or cash equivalent collateral. Grade 2 loans are fully secured by properly margined marketable securities, bonds,

F-132

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

or cash surrender value of life insurance. Grade 3 borrowers have strong financial condition and abundant debt service capacity. The loan is well secured or the strength of the borrower/guarantor may warrant unsecured credit. The loan is performing as agreed, and the financial characteristics and trends exceed industry statistics. Grade 4 borrowers have satisfactory and stable financial condition. The borrower has satisfactory debt service capacity and the loan is well secured. The loan is performing as agreed, and the financial characteristics and trends fall in line with industry statistics. Grade 5 borrowers have satisfactory financial condition. Cash flow may be strained, but the loan is still generally performing as agreed. Collateral values adequately preclude loss. Financial characteristics and trends lag industry statistics. Grade 6 borrowers exhibit less than satisfactory financial condition. Stress on cash flow has resulted in payment delinquencies or outside support to make timely payments. Collateral values adequately preclude loss. There may be limited noncompliance with loan covenants.

Special Mention—Grade 7

For a Special Mention asset, or a Grade 7, the borrower’s financial condition is deficient. Payment delinquencies may be more common. Collateral values still protect from loss, but margins are narrow. A loan may be reliant on secondary sources of repayment, including liquidation of collateral and guarantor support. Substantial noncompliance with loan covenants exists.

Substandard—Grade 8

A Substandard asset, or a Grade 8 loan, is inadequately protected by the current sound, worth, and capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Substandard loans are placed on nonaccrual when management doubts a borrower’s ability to meet payment obligations, which typically occurs when principal or interest payments are 90 days or more past due.

Doubtful—Grade 9

An asset classified Doubtful, or a Grade 9 loan, has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

The credit risk profile of commercial loans aggregated by internally assigned grades was as follows:

					Real Estate
December 31, 2020	Commercial		Commercial Real Estate		Construction and Land		Total Commercial
Pass	$184,937	98.2%	$429,957	91.6%	$180,820	99.9%	$795,714	94.9%
Watch	2,246	1.2	34,006	7.2	—	0.1	36,252	4.3
Nonaccrual	1,107	0.6	5,757	1.2	—	—	6,864	0.8
Total	$188,290	100.0%	$469,720	100.0%	$180,820	100.0%	$838,830	100.0%
December 31, 2019
Pass	$113,216	94.0%	$403,987	93.3%	$133,363	99.9%	$650,566	94.6%
Watch	3,015	2.5	26,973	6.2	17	0.1	30,005	4.5
Nonaccrual	4,209	3.5	2,177	0.5	—	—	6,386	0.9
Total	$120,440	100.0%	$433,137	100.0%	$133,380	100.0%	$686,957	100.0%

F-133

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

The credit risk profile of consumer loans aggregated by internally assigned grade was as follows:

	Residential Real Estate		Residential Real Estate
December 31, 2020	First Lien		Second Lien		Consumer Other		Total Consumer
Pass	$122,684	98.5%	$77,304	98.9%	$39,148	99.7%	$239,136	98.7%
Watch	660	0.5	796	1.0	43	0.1	1,499	0.6
Nonaccrual	1,237	1.0	57	0.1	72	0.2	1,366	0.6
Total	$124,581	100.0%	$78,157	100.0%	$39,263	100.0%	$242,001	99.9%
December 31, 2019
Pass	$159,032	99.6%	$118,740	98.5%	$26,432	99.7%	$304,204	99.1%
Watch	351	0.2	1,621	1.3	51	0.2	2,023	0.7
Nonaccrual	201	0.2	271	0.2	20	0.1	492	0.2
Total	$159,584	100.0%	$120,632	100.0%	$26,503	100.0%	$306,719	100.0%

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses on loans. The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses and is reduced by net charge-offs. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Company’s allowance for loan losses consists of two components: 1) a specific reserve on individual loans that are considered impaired, and 2) a general component based upon potential but unidentified losses inherent in the loan portfolio.

If an individually evaluated loan is considered impaired, a specific valuation allowance is allocated through an increase to the allowance for loan losses, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of the collateral. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

The general component of the allowance is based on, among other things, the historical loan loss experience for each loan segment, the growth, composition and diversification of the loan portfolio, delinquency and loan classification trends, and the results of recent regulatory examinations. Also, new credit products and policies, economic conditions, concentrations of credit risk, and the experience and abilities of lending personnel are also taken into consideration.

The Company maintains an independent loan review process performed by a third party that reviews and evaluates the credit risk program periodically. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

There are numerous factors that enter into the evaluation of the allowance for loan losses. Some are quantitative while others require qualitative judgments. Although the Company believes that the processes for determining an appropriate level for the allowance adequately address the various factors that could potentially result in loan losses, the processes and their elements include features that may be susceptible to significant change. Any unfavorable differences between the actual outcome of credit-related events and the Company’s estimates and projections could require an additional provision for loan losses, which would negatively impact the results of operations in future periods. Management believes that, given the procedures followed in estimating potential losses in the loan portfolio, the various components used in the current estimation processes are appropriate.

F-134

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Generally, a commercial loan, or a portion thereof, is charged-off immediately when it is determined, through the analysis of any available current financial information with regards to the borrower, that the borrower is incapable of servicing unsecured debt, there is little or no prospect for near term improvement and no realistic strengthening action of significance is pending or, in the case of secured debt, when it is determined, through analysis of current information with regards to the Company’s collateral position, that amounts due from the borrower are in excess of the calculated current fair value of the collateral. Notwithstanding the foregoing, generally, commercial loans that become past due 180 cumulative days are classified as a loss and charged-off. Generally, a consumer loan, or a portion thereof, is charged-off in accordance with regulatory guidelines which provide that such loans be charged-off when the Company becomes aware of the loss, such as from a triggering event that may include new information about a borrower’s intent/ability to repay the loan, bankruptcy, fraud or death, among other things, but in no case should the charge-off exceed specified delinquency timeframes. Such delinquency timeframes state that closed-end retail loans that become past due 120 cumulative days and open-end retail loans that become past due 180 cumulative days should be classified as a loss and charged-off.

Concentration risk limits have been established, among other things, for certain industry concentrations, large balance, highly leveraged credit relationships that exceed specified risk grades, and loans originated with policy, credit and/or collateral exceptions that exceed specified risk grades.

Changes in the allowance for loan losses, distributed by portfolio segment, are shown below.

			Real Estate
		Commercial	Construction	Residential	Consumer
	Commercial	Real Estate	and Land	Real Estate	Other	Total
Allowance for Loan Losses:
Balance January 1, 2020	$2,729	$2,877	$1,162	$1,329	$152	$8,249
Charge-offs	(2,207)	(191)	—	(68)	(69)	(2,535)
Recoveries	124	9	—	3	8	144
Provision for loan losses	1,561	1,744	680	91	364	4,440
Balance December 31, 2020	$2,207	$4,439	$1,842	$1,355	$455	$10,298

Balance January 1, 2019	$1,480	$2,914	$1,152	$1,910	$126	$7,582
Charge-offs	(832)	(44)	—	(17)	(103)	(996)
Recoveries	73	132	—	24	12	241
Provision for loan losses	2,008	(125)	10	(588)	117	1,422
Balance December 31, 2019	$2,729	$2,877	$1,162	$1,329	$152	$8,249
Ending balance individually evaluated for impairment:

December 31, 2020	$929	$528	$—	$41	$96	$1,594
December 31, 2019	$1,659	$235	$—	$67	$8	$1,969
Ending balance collectively evaluated for impairment:

December 31, 2020	$1,278	$3,911	$1,842	$1,314	$359	$8,704
December 31, 2019	$1,070	$2,642	$1,162	$1,262	$144	$6,280

F-135

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

			Real Estate
		Commercial	Construction	Residential	Consumer
	Commercial	Real Estate	and Land	Real Estate	Other	Total
Loans:
December 31, 2020
Individually evaluated for impairment	$3,407	$39,242	$—	$3,569	$114	$46,332
Collectively evaluated for impairment	184,883	430,290	180,820	199,169	39,149	1,034,311
Purchased credit impaired	—	188	—	—	—	188
Total loans evaluated for impairment	$188,290	$469,720	$180,820	$202,738	$39,263	$1,080,831
December 31, 2019
Individually evaluated for impairment	$5,774	$10,432	$—	$2,376	$48	$18,630
Collectively evaluated for impairment	114,666	422,321	133,380	277,840	26,455	974,662
Purchased credit impaired	—	384	—	—	—	384
Total loans evaluated for impairment	$120,440	$433,137	$133,380	$280,216	$26,503	$993,676

4. Premises and Equipment

Premises and equipment consist of the following at December 31:

	2020	2019
Land and premises	$49,844	$49,310
Furniture, fixtures and equipment	11,581	11,378
Leasehold improvements	4,067	4,067
Construction in progress	329	82
	65,821	64,837
Less: accumulated depreciation and amortization	(24,668)	(22,310)
Premises and equipment, net	$41,153	$42,527

Depreciation expense for the years ended December 31, 2020 and 2019 was $2.4 million and $2.5 million, respectively.

Rent expense for the years ended December 31, 2020 and 2019 relating to operating leases amounted to $2.1 million and $2.1 million, respectively. The Company leases operating facilities, branch locations, and equipment under noncancelable operating leases expiring from 2021 to 2025. Generally, renewal periods are for five years.

Future minimum lease payments at December 31, 2020, under noncancelable operating leases are as follows:

2021	$937
2022	653
2023	454
2024	375
2025	87
Total minimum lease payments	$2,506

F-136

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

At December 31, 2020, there were no minimum lease receipts under noncancelable operating subleases. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

5. Deposits

Deposits are summarized as follows:

	December 31,
	2020	2019
Noninterest-bearing demand	$287,119	$206,242
Interest-bearing:
NOW accounts	86,373	79,649
Money market	342,532	266,227
Savings	34,994	26,899
Time	541,254	493,399
Total deposits	$1,292,272	$1,072,416

Time deposits that meet or exceed the FDIC Insurance limit of $250 thousand at December 31, 2020 and 2019 were $196.5 million and $158.7 million, respectively. At December 31, 2020, the scheduled maturities of all time deposits were as follows:

2021	$362,395
2022	102,758
2023	18,539
2024	47,026
2025	10,536
$541,254

The Company had brokered deposits of $118.2 million and $114.1 million at December 31, 2020 and 2019, respectively.

6. FHLB Advances

The Company utilizes FHLB advances to supplement deposits for purposes of funding its lending and investment activities. FHLB advances due in 2021 are considered a short-term borrowing and the advances maturing in 2033 and 2034 are all callable by the FHLB during 2021.

At December 31, 2020, the Company had $285 million in FHLB advances as shown in the following table.

Maturity Date	Interest Rate	Balance
January 4, 2021	0.100%	$60,000
January 12, 2021	0.446	20,000
February 9, 2021	0.446	20,000
March 9, 2021	0.446	25,000
January 12, 2033	1.560	50,000
August 8, 2033	1.900	65,000
December 14, 2033	1.870	25,000
July 24, 2034	1.190	20,000
		$285,000

F-137

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

The highest month end balance in 2020 was $505 million. At December 31, 2020, the Company had available collateral of $494.1 million, substantially all of which was blanket collateral secured by loans and securities. These advances are subject to restrictions or penalties in the event of prepayment.

7. Related Party Transactions

Related parties include the Company’s executive officers, directors, significant shareholders (10% or more beneficial ownership), and their affiliates, in which they directly or indirectly have 5% or more beneficial ownership.

Loans

In the opinion of management, loans to related parties were entered into in the ordinary course of business and were made on the same terms and conditions as similar transactions with unaffiliated persons. Loans to such borrowers are summarized as follows at December 31:

	2020	2019
Beginning balance, January 1	$—	$421
New loans during the period	158	—
Advances on existing loans during the period	—	95
Repayments during the period	—	(516)
Ending balance, December 31	$158	$—

Unfunded Commitments

The Company had no unfunded commitments as of December 31, 2020 and 2019 to executive officers, directors, shareholders, and their affiliates.

Deposits

Deposits from related parties held by the Company at December 31, 2020 and 2019 amounted to approximately $3.5 million and $2.8 million, respectively.

8. Stock Incentive Plan

The Company has shareholder approved share-based compensation plans that are accounted for under ASC 718, Compensation – Stock Compensation, which requires companies to record compensation cost for share-based payment transactions with employees in return for employment service. The Company assumed 300,000 outstanding stock options that had been granted under the 2007 Stock Incentive Plan of legacy Pioneer Bancshares, Inc. No further share awards are allowed under the 2007 Stock Incentive Plan. Additionally, the Company assumed 2,000 options under the 2015 Equity Incentive Plan (the “2015 Plan”) of legacy Pioneer Bancshares, Inc. as part of the merger with FC Holdings, Inc. in 2016. All options assumed are 100% vested and able to be exercised. The 2015 Plan allows for the issuance of up to 614,500 shares of the Company’s common stock in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to selected directors, executive officers, and employees. The maximum aggregate number of shares that may be issued pursuant to all awards under the 2015 Plan will increase annually on the first day of each fiscal year following the adoption of the 2015 Plan by 30,000 shares. Shares issued in connection with stock compensation awards are issued from available authorized shares and may not be granted with an exercise price less than the fair market value of the Company’s common stock on the date the option is granted and may not be exercised later than ten years after the grant date.

F-138

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Stock Options

In 2020, the Compensation Committee of the Board of Directors of the Company issued stock options of Pioneer Bancshares, Inc. pursuant to the 2015 Plan.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model. Expected volatilities are based on implied volatilities and other factors. The expected term of stock options is based on employees actual vesting behavior and expected volatilities are based on historical volatilities of the Company’s common stock. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of grant.

The fair value of stock options granted during 2020 and 2019 were $28.00 and $26.75, respectively. The following valuation assumptions were used for options granted:

	2020	2019
Expected volatility	23.47%	25.34%
Expected dividends	—	—
Expected term	6.5 years	6.5 years
Risk-free rate	0.98%	2.63%

A summary of option activity under the 2015 Plan for the years ended December 31, 2020 and 2019 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2018	477,250	$22.45	7.26	$2,896
Granted	139,500	26.75	—	—
Exercised	(27,300)	16.10	—	291
Forfeited/expired	(17,200)	24.28	—	—
Outstanding at December 31, 2019	572,250	23.74	7.06	1,916
Granted	86,500	28.00	—	—
Exercised	(8,000)	12.00	—	128
Forfeited/expired	(38,400)	24.54	—	—
Outstanding at December 31, 2020	612,350	24.44	6.59	2,232
Exercisable at December 31, 2020	299,050	$22.25	5.38	$1,741

For the years ended December 31, 2020 and 2019, $96 thousand and $445 thousand, respectively in cash was received from option exercises. The Company recognized $831 thousand and $737 thousand, respectively in compensation expense for stock options, which is included in salaries and employee benefits. As of December 31, 2020, unrecognized compensation costs related to nonvested share-based compensation arrangements granted under the Plan totaled $1.8 million. That cost is expected to be recognized over a period of 2.0 years.

Restricted Stock Awards

In 2018, the Compensation Committee of the Board of Directors of the Company issued restricted stock awards (“RSAs”) of Pioneer Bancshares, Inc. pursuant to the 2015 Plan.

F-139

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

The RSAs are subject to time-based vesting conditions and vest over a five-year period, with associated costs recognized on a straight-line basis over the respective vesting periods.

The following table summarizes information about RSA activity for the years ended December 31, 2020 and 2019.

	Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2018	6,000	$28.50
Granted	—	—
Vested	(1,200)	28.50
Forfeited	—	—
Outstanding at December 31, 2019	4,800	$28.50
Granted	—	—
Vested	(1,200)	28.50
Forfeited	—	—
Outstanding at December 31, 2020	3,600	$28.50

As of December 31, 2020, there was $88 thousand of total unrecognized compensation expense related to non-vested RSAs awarded under the Company’s share-based compensation plans. That expense is expected to be recognized over a weighted-average period of 1.74 years.

9. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company enters into various transactions, which, in accordance with GAAP, are not included on the accompanying consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These financial instruments include commitments to extend credit for loans in process, commercial lines of credit, overdraft protection lines, and standby letters of credit at both fixed and variable rates of interest. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

The following is a summary of the various financial instruments whose contract amounts represent credit risk at December 31:

	2020	2019
Commitments to extend credit	$194,061	$172,236
Standby letters of credit	$482	$1,834

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the

F-140

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which the Company will sell off a percentage of the commitment when funded, pursuant to the participation agreement.

The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in funding loan facilities.

10. Income Taxes

Deferred Tax Assets and Liabilities

The Company recognizes deferred tax assets and liabilities for future tax consequences arising from differences between the carrying amounts of existing assets and liabilities under GAAP and their respective tax basis, and for net operating loss carryforwards. The Company evaluates the recoverability of its deferred tax assets at each year-end, weighing all positive and negative evidence, and establishes or maintains a valuation allowance for these assets if it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which the evidence can be objectively verified. If negative evidence exists, positive evidence of greater weight is necessary to support a conclusion that a valuation allowance is not needed.

The framework for assessing the recoverability of deferred tax assets requires all evidence available to be weighed, including:

1.	the sustainability of recent profitability required to realize the deferred tax assets;

2.	the cumulative net income or losses in the consolidated statements of operations in recent years;

3.	unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years;

4.	the carryforward periods for net operating losses.

No valuation allowance for deferred tax assets was recorded as of December 31, 2020 and 2019 as management believes it is more-likely-than-not that all deferred taxes will be realized because they are supported by recoverable taxes paid in prior years. There were no unrecognized tax benefits as of December 31, 2020 and 2019 that would reduce the Company’s effective tax rate in future periods. At December 31, 2020, our net operating loss carryforward was $84.2 million.

F-141

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

The following table displays the Company’s deferred tax assets and deferred tax liabilities as of December 31:

	2020	2019
Deferred tax assets:
Net operating losses and charitable contribution carryovers	$17,680	$21,433
Allowance for loan losses	2,163	1,732
Goodwill	526	871
Depreciation	321	177
Alternative minimum tax credit	292	313
Accrued bonus	275	166
Stock options	217	132
Other-than-temporary impairment	151	151
Interest on nonaccrual loans	108	65
Core deposit intangibles	71	21
Executive supplemental income payable	63	69
Fair value adjustment to loans	55	95
Partnership investments	30	16
Other	5	5
Other real estate owned	—	91
	21,957	25,337
Deferred tax liabilities:
Unrealized gain on available-for-sale securities	(570)	(408)
SBA servicing asset	(465)	(406)
Deferred loan fees and costs	42	(506)
	(993)	(1,320)
Net deferred tax asset	$20,964	$24,017

Income Tax Expense

The following table displays the components of the Company’s expense for income taxes for the years ended December 31:

	2020	2019
Current income tax expense	$—	$—
Deferred income tax expense	2,891	2,667
Income tax expense	$2,891	$2,667

Income tax expense at the statutory rate of 21% for the years ended December 31, 2020 and 2019 differs from federal income tax for financial reporting purposes as follows:

	2020	2019
Tax expense calculated at statutory rate	$2,930	$2,722
Changes resulting from:
Non deductible stock-based compensation	67	78
Other nondeductible expense	51	41
Tax-exempt interest income	(31)	(52)
Other tax-exempt income	(126)	(122)
Income tax expense	$2,891	$2,667
F-142

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

11. Commitments and Contingencies

The Company and its subsidiary, the Bank, are subject to claims and lawsuits that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company and the Bank, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the financial position of the Company.

The Company has employment agreements with certain executive officers. These agreements provide for severance payments up to two times base compensation and a bonus payment upon the occurrence of a change in control.

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and the amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.

12. Regulatory Matters

Regulatory Capital Compliance

The Bank is subject to various regulatory capital requirements administered by its primary federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct, material effect on the consolidated financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank performs reviews of the classification and calculation of risk-weighted assets to ensure accuracy and compliance with the Basel III regulatory capital requirements as implemented by the Board of Governors of the Federal Reserve System. The capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the companies to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of common equity Tier 1, Tier 1 and total capital (as defined) to risk-weighted assets (as defined).

As of December 31, 2020, the Bank was classified as well capitalized under the Prompt Corrective Action Provisions, as defined. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios for 2020 and 2019 are presented in the following table:

F-143

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

			Minimum Capital Required		Required To Be Well
			Including Conservation Buffer		Capitalized Under Prompt
December 31, 2020	Actual		Under Basel III		Corrective Action Provisions
Pioneer Bank, SSB	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$159,521	12.9%	$129,357	10.5%	$123,197	10.0%
Tier I capital (to risk-weighted assets)	149,223	12.1	104,717	8.5	98,558	8.0
Tier I leverage (to adjusted average assets)	149,223	8.3	71,760	4.0	89,700	5.0
Common equity tier I capital (to risk-weighted assets)	149,223	12.1	86,238	7.0	80,078	6.5

December 31, 2019
Pioneer Bank, SSB
Total capital (to risk-weighted assets)	$142,190	12.0%	$124,815	10.5%	$118,872	10.0%
Tier I capital (to risk-weighted assets)	133,941	11.3	101,041	8.5	95,097	8.0
Tier I leverage (to adjusted average assets)	133,941	8.0	67,188	4.0	83,985	5.0
Common equity tier I capital (to risk-weighted assets)	133,941	11.3	83,210	7.0	77,267	6.5

Dividend Policy

The ability of a subsidiary bank to pay dividends depends on its earnings and capital levels and may be limited by their regulator’s directives or orders. A bank generally must obtain regulatory approval of a dividend if the total dividends declared during the current year, including the proposed dividend, exceed net income for the current year and retained net income for the prior two years. The Bank’s current practice is not to pay dividends, except to cover the expenses of the Company.

13. Fair Value Disclosures

ASC 820, Fair Value Measurements and Disclosures, specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. These inputs are summarized in the three broad levels listed below:

Level 1 – Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date. There are no Level 1 securities.

Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities) or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets include U.S. government and government agency mortgage-backed debt securities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair values requires significant management judgment or estimation. Level 3 assets include certain securities, impaired loans, foreclosed assets and other real estate owned.

F-144

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

The following table presents balances of assets measured at fair value on a recurring basis:

				Total
	Level 1	Level 2	Level 3	Fair Value
December 31, 2020
Securities available for sale:
Mortgage-backed securities	$—	$136,763	$—	$136,763
Corporate debt securities	—	45,803	—	45,803
Obligations of state and political subdivisions:
Tax-exmpt	—	2,739	—	2,739
Taxable	—	136,347	—	136,347
SBA Pools	—	2,300	628	2,928
Total	$—	$323,952	$628	$324,580

December 31, 2019
Obligations of U.S. government-sponsored agencies	$—	$6,011	$—	$6,011
Mortgage-backed securities	—	240,182	—	240,182
Corporate debt securities	—	28,707	—	28,707
Obligations of state and political subdivisions:
Tax-exmpt	—	4,010	—	4,010
Taxable	—	32,684	—	32,684
SBA Pools	—	—	654	654
Total	$—	$311,594	$654	$312,248

The fair value of Level 3 SBA Pools is determined by an independent third party. The approach to determine the fair value involves benchmarking yield and price levels based on borrower type and similar structure, as well as the seasoning of pools. Pricing on SBA pools is evaluated monthly. There were no other assets transferred into or out of Level 3.

Certain financial instruments are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). For assets measured at fair value on a nonrecurring basis during 2020 and 2019 that were still held on the consolidated balance sheets at December 31, 2020 and 2019, the following table provides the carrying value of the related individual assets at period end and the level of valuation assumption used.

	December 31, 2020		December 31, 2019
	Total	Level 3	Total	Level 3
Impaired loans	$24,000	$24,000	$14,676	$14,676
Foreclosed assets	46	46	181	181
Other real estate owned	583	583	1,100	1,100
Total	$24,629	$24,629	$15,957	$15,957

F-145

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Impaired Loans

The fair value of impaired loans (if not collateral dependent) is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. If repayment is expected solely from the collateral, impaired loans are reported at the fair value of the underlying collateral. Collateral values are estimated using Level 2 inputs based on observable market data, typically in the case of real estate collateral, or Level 3 inputs based on customized discounting criteria, typically in the case of non-real estate collateral such as inventory, accounts receivable, equipment or other business assets.

Foreclosed Assets

Foreclosed assets are adjusted to fair value less estimated costs to sell upon transfer of the loans to foreclosed assets. Subsequently, these assets are carried at the lower of carrying value or fair value less estimated costs to sell. Fair value is generally based upon independent market prices or appraised values of the property.

Other Real Estate Owned

Other real estate owned is recorded at its estimated fair value less estimated holding and selling costs at the date of transfer. Any excess of the related loan balance over the fair value less expected selling costs is charged to the allowance for loan losses. Subsequent declines in fair value are reported as adjustments to the carrying amount and are recorded against earnings. The fair value of other real estate owned is determined using appraisals or other indications of value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace.

14. Employee Benefit Plans

The Company has an executive supplemental income plan (“ESI”) that provides life insurance benefits and retirement benefits for certain officers and former employees. Benefits from the ESI are payable from the Company’s general unpledged assets. The Company recognizes the cost of providing benefits under these plans by charging to earnings a periodic accrual for estimated future retirement benefits. The provision for expense under the ESI plan was approximately $26 thousand and $29 thousand for 2020 and 2019, respectively. Payments totaled $51 thousand in 2020 and 2019. The related accrued liability was approximately $302 thousand and $329 thousand at December 31, 2020 and 2019, respectively, and is included in accrued interest payable and other liabilities in the accompanying consolidated financial statements.

The Bank has invested in single premium BOLI and is the owner and beneficiary of the life insurance policies. The Bank insures key employees and holds the policies until maturity. This BOLI investment provides an asset to assist in financing the Bank’s employee benefit costs, while generating investment yields with strong underlying credit quality. Increases in the cash value will be used to offset employee benefit costs.

The Company is the beneficiary of group whole life insurance policies covering participants of the ESI and the BOLI. The cash surrender value of the related policies is approximately $20.7 million and $20.1 million at December 31, 2020 and 2019, respectively.

The Company has adopted a 401(k)-retirement plan (the “401(k) Plan”) for the benefit of substantially all employees. The 401(k) Plan allows employees to defer a portion of their salary to the 401(k) Plan, not to exceed the maximum limits established by the Internal Revenue Service. The Company matches 100% of the deferral not over 3% of the employee’s salary, plus 50% of the deferral contributions over 3% of the employee’s salary, up to a maximum match of 4%. The Company may also make discretionary contributions annually as approved by the

F-146

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

Board of Directors. All Company contributions vest immediately. For the years ended December 31, 2020 and 2019, the Company’s contributions under the 401(k) Plan totaled $592 thousand and $553 thousand, respectively.

15. Parent Company Only Financial Information

Parent company only financial information follows:

Balance Sheets
	December 31
	2020	2019
Assets
Cash	$253	$166
Investment in bank subsidiary	167,056	154,520
Net deferred tax asset	5,100	5,100
Total assets	$172,409	$159,786
Liabilities and Shareholders’ Equity
Other liabilities	$74	$83
Shareholders’ equity	172,335	159,703
Total liabilities and shareholders’ equity	$172,409	$159,786

Statements of Operations and Comprehensive Income (Loss)
	Year Ended December 31
	2020	2019
Other income	$—	$—
Other expense	—	—
Income (loss) before income tax and undistributed income (loss) in bank subsidiary	—	—
Income tax (expense)	—	—
Undistributed income in bank subsidiary	11,062	10,297
Net income	$11,062	$10,297

Comprehensive income, net	$11,671	$14,783

Statements of Cash Flows
	Year Ended December 31
	2020	2019
Operating activities:
Net income	$11,062	$10,297
Undistributed (income) in bank subsidiary	(11,062)	(10,297)
Change in other assets and other liabilities	(9)	(13)
Net cash from operating activities	(9)	(13)
Investing activities:
Capital contribution to bank subsidiary	—	(1,100)
Net cash from investing activities	—	(1,100)
Financing activities:
Exercise of stock options	96	445
Net change in cash	87	(668)
Beginning cash	166	834
Ending cash	$253	$166

F-147

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

16. Recently Issued Accounting Standards

Adoption of New Accounting Standards

ASU 2018-07, Compensation-Stock Compensation expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that ASC 718 does not apply to share-based payments used to provide either financing to the issuer or awards granted in conjunction with selling goods or services to customers under a contract subject to ASC 606, Revenue from Contracts with Customers. The Company adopted this ASU effective January 1, 2020 and it did not have an impact on our financial statements.

ASU 2018-13, Fair Value Measurement Disclosure Framework modifies the disclosure requirements on fair value measurements outlined in Topic 820, Fair Value Measurements. Specifically, the amendments in the ASU remove the requirements to disclose the amount and reasons for transfers between fair value hierarchy levels, the policy for timing of transfers between levels, the valuation processes for Level 3 fair value measurements, and for nonpublic entities, disclosure of the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements. Additionally, the ASU adds disclosure requirements regarding changes in unrealized gains and losses for the period included in other comprehensive income related to Level 3 fair value measurements, and disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The Company adopted this ASU effective January 1, 2020. The impact is limited to presentation and disclosure changes that did not have an impact on the Company’s financial statements.

Accounting Standards Issued but Not Yet Adopted

ASU 2016-02, Leases (Topic 842), will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. ASU 2016-02 will be effective January 1, 2021 and will require transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Notwithstanding the foregoing, in January 2018, the Financial Accounting Standards Board issued a proposal to provide an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted the new standard as of January 1, 2021, using the required modified retrospective transition. The Company recognized lease liabilities and corresponding right-to-use assets (at their present value) related to predominantly all of the future minimum lease payments required under operating leases. The balance sheet effects of the new lease accounting standard will also impact regulatory capital ratios, performance ratios, and other measures which are dependent upon asset or liability balances. The Company expects to record right-of-use assets and operating lease liabilities in the range of approximately $2.1 million and $2.3 million.

ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends

F-148

Pioneer Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

(Dollars in thousands)

the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective January 1, 2022. We are currently evaluating the potential impact of ASU 2016-13 on our financial statements. We are currently developing an implementation plan to include assessment of processes, portfolio segmentation, model development, system requirements and the identification of data and resource needs, among other things. The adoption of ASU 2016-13 is likely to result in an increase in the allowance for loan losses as a result of changing from an “incurred loss” model, which encompasses allowances for current known and inherent losses within the portfolio, to an “expected loss” model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. Furthermore, ASU 2016-13 will necessitate that we establish an allowance for expected credit losses on debt securities. While we are currently unable to reasonably estimate the impact of adopting ASU 2016-13, we expect that the impact of adoption will be significantly influenced by the composition, characteristics and quality of our loan and securities portfolios as well as the prevailing economic conditions and forecasts as of the adoption date.

ASU 2018-13, Fair Value Measurement Disclosure Framework modifies the disclosure requirements on fair value measurements outlined in Topic 820, Fair Value Measurements. Specifically, the amendments in the ASU remove the requirements to disclose the amount and reasons for transfers between fair value hierarchy levels, the policy for timing of transfers between levels, the valuation processes for Level 3 fair value measurements, and for nonpublic entities, disclosure of the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements. Additionally, the ASU adds disclosure requirements regarding changes in unrealized gains and losses for the period included in other comprehensive income related to Level 3 fair value measurements, and disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 will be effective on January 1, 2020. We are currently evaluating the impact of ASU 2018-13 on the financial statements and related disclosures.

ASU 2018-15, Intangibles – Goodwill and Other – Internal Use Software aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 will be effective on January 1, 2021. We are currently evaluating the impact of ASU 2018-15 on the financial statements and related disclosures.

17. Subsequent Events

Management has evaluated subsequent events through March 22, 2021, which was the date the accompanying consolidated financial statements were available to be issued.

F-149

ANNEX A – AGREEMENT AND PLAN OF MERGER, AS AMENDED

AGREEMENT AND PLAN OF MERGER

by and among

FIRSTSUN CAPITAL BANCORP,

FSCB MERGER SUBSIDIARY, INC.,

and

PIONEER BANCSHARES, INC.

Dated as of

May 11, 2021

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit	Description
A	Form of Bank Agreement of Merger
B	Form of Second Amendment to Stockholders’ Agreement
C	Form of First Amendment to Registration Rights Agreement
D	Form of Voting and Support Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 11, 2021, is by and among FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), FSCB Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of FirstSun (“Merger Sub”), and Pioneer Bancshares, Inc., a Texas corporation (“Pioneer”).

RECITALS

WHEREAS, the boards of directors of each of FirstSun (the “FirstSun Board”), Merger Sub (the “Merger Sub Board”), and Pioneer (the “Pioneer Board”) have determined by the unanimous vote of the members of the respective boards of directors present and voting that it is advisable and in the best interests of their respective companies and their respective stockholders to consummate the strategic business combination transactions contemplated in this Agreement in which, among other things, Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Pioneer (the “Merger”), with Pioneer being the surviving corporation (sometimes referred to in such capacity as the “First Step Surviving Company”);

WHEREAS, as soon as reasonably practicable following the Merger, FirstSun shall cause the First Step Surviving Company to be merged with and into FirstSun (the “Second Step Merger”, and together with the Merger, the “Mergers”), with FirstSun as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, it is anticipated that immediately following the Second Step Merger, Pioneer Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of Pioneer (“Pioneer Bank”), will merge with and into Sunflower Bank, National Association, a national banking association and wholly-owned subsidiary of FirstSun (“Sunflower Bank,” and sometimes referred to in such capacity as the “Surviving Bank”), with Sunflower Bank continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the Pioneer Board has unanimously recommend that its stockholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Parties intend that for federal income Tax purposes the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a material inducement to FirstSun to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the directors and executive officers of Pioneer, to the extent such director or executive officer holds Pioneer Common Stock (as defined below), and the Substantial Stockholder, in their respective capacities as shareholders, and have entered into voting and support agreements with FirstSun, effective as of the date hereof in the form attached hereto as Exhibit D (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger, and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A-1

Article I
TRANSACTIONS AND TERMS OF MERGER

Section 1.1            The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into Pioneer in accordance with the Delaware General Corporation Law (the “DGCL”) and the Texas Business Organizations Code (the “TBOC”), each as amended. Pioneer shall be the First Step Surviving Company resulting from the Merger and shall continue its corporate existence under the Laws of the State of Texas. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Pioneer Board and Merger Sub Board. The Articles of Incorporation and bylaws of the First Step Surviving Company upon consummation of the Merger shall be the Articles of Incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors of the First Step Surviving Company immediately after the Merger shall be the directors of Merger Sub in office immediately prior to the Effective Time. The officers of the First Step Surviving Company immediately after the Merger shall be the officers of Merger Sub immediately prior to the Effective Time. Each of the directors and officers of the First Step Surviving Company immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and bylaws of the First Step Surviving Company.

Section 1.2            Time of Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than five (5) Business Days after the satisfaction or waiver (subject to applicable Law) by the Party entitled to the benefit thereof of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, in each case subject to the satisfaction thereof at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

Section 1.3            Effective Time. The Merger shall become effective as set forth in the certificate of merger that shall be filed with the Secretary of State of the State of Delaware and the certificate of merger that shall be filed with the Secretary of State of the State of Texas on or prior to the Closing Date (collectively, the “Certificates of Merger”). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Certificates of Merger.

Section 1.4            Second Step Merger and Bank Merger.

(a)            On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with Section 253 of the DGCL and Section 10.006 of the TBOC, FirstSun shall cause the First Step Surviving Company to be merged with and into FirstSun in the Second Step Merger, with FirstSun being the surviving entity in such merger. FirstSun shall continue its existence under the Laws of the State of Delaware, and the separate corporate existence of the First Step Surviving Company shall cease as of the effective time of the Second Step Merger. In furtherance of the foregoing, FirstSun shall cause a certificate of ownership of merger relating to the Second Step Merger to be filed with the Delaware Secretary of State, and a certificate of merger to filed with the Secretary of State of the State of Texas, (collectively, the “Second Step Certificates of Merger”) and the Second Step Merger shall become effective as of the date and time specified in such Second Step Certificates of Merger. The directors and officers of FirstSun shall be the directors and officers of the Surviving Corporation until replaced (if applicable) at the effective time of the Second Step Merger and subject to the agreements set forth in Section 6.8.

(b)           Concurrently with, or as soon as practicable after the execution and delivery of this Agreement, Sunflower Bank and Pioneer Bank shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A the (“Bank Agreement of Merger”), with such changes thereto as FirstSun may reasonably request, pursuant to which Pioneer Bank will merge with and into Sunflower Bank in the Bank Merger. The Parties intend that the Bank Merger will become effective immediately following the Second Step Merger. The Bank Agreement of Merger shall provide that the officers and directors of Sunflower Bank as the Surviving Bank shall be all of the officers and directors of Sunflower Bank serving immediately prior to the Bank Merger. In order to obtain the Requisite

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Regulatory Approvals for the Bank Merger, Pioneer and FirstSun shall cause the following to be accomplished prior to the filing of applications for such Requisite Regulatory Approvals: (i) FirstSun shall cause the board of directors of Sunflower Bank to approve the Bank Agreement of Merger and resolve to recommend that its sole stockholder approve the Bank Agreement of Merger; (ii) Pioneer shall cause the board of directors of Pioneer Bank to approve the Bank Agreement of Merger and resolve to recommend that its sole stockholder approve the Bank Agreement of Merger; (iii) FirstSun, as the sole stockholder of Sunflower Bank, shall approve the Bank Agreement of Merger; (iv) FirstSun shall cause Sunflower Bank to duly execute and deliver the Bank Agreement of Merger to Pioneer; (v) Pioneer, as the sole stockholder of Pioneer Bank, shall approve the Bank Agreement of Merger; and (vi) Pioneer shall cause Pioneer Bank to duly execute and deliver the Bank Agreement of Merger to FirstSun.

Section 1.5            Restructure of Transactions. FirstSun shall have the right, subject to any required consents or approvals, to revise the structure of the Merger contemplated by this Agreement by merging Pioneer directly with and into FirstSun; provided, that no such revision to the structure of the Merger (a) results in any changes in the amount or type of the consideration which the holders of shares of Pioneer Common Stock are entitled to receive under this Agreement, (b) unreasonably impedes or delays consummation of the Merger, (c) imposes any less favorable terms or conditions on Pioneer or Pioneer Bank or (d) prevents or materially impedes the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. FirstSun may request such consent by giving written notice to Pioneer in the manner provided in Section 9.4, which notice shall be in the form of an amendment to this Agreement, a proposed amendment to this Agreement, or an Amended and Restated Agreement and Plan of Merger, and shall include the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

Section 1.6            Tax Consequences. It is intended that (i) the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code and (iii) each of FirstSun, Merger Sub and Pioneer will be a “party to the reorganization” within the meaning of Section 368(b) of the Code. From and after the date of this Agreement and until the Closing Date, each Party shall use its reasonable best efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article II
MANNER OF CONVERTING SHARES

Section 2.1            Effect on Merger Sub Common Stock and Pioneer Common Stock.

(a)            At the Effective Time, in each case subject to Section 2.1(e), by virtue of the Merger and without any action on the part of the Parties, the following shall occur:

(i)             each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into an outstanding share of First Step Surviving Company common stock; and

(ii)            each share of Pioneer Common Stock that is issued and outstanding immediately prior to the Effective Time (except for (i) shares of Pioneer Common Stock owned by Pioneer as treasury stock or owned by Pioneer or FirstSun (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) (the “Excluded Shares”) and (ii) shares of Pioneer Common Stock that are owned by stockholders properly exercising their dissenters’ rights pursuant to Section 10.351 of the TBOC (the “Pioneer Dissenter Shares”)) shall be converted into the right to receive 1.0443 shares, as may be adjusted pursuant to Section 2.1(e) (the “Exchange Ratio”), of validly issued, fully paid and nonassessable shares of FirstSun Common Stock, subject to adjustment in accordance with Section 2.1(e) (together with any cash in lieu of fractional shares of FirstSun Common Stock to be paid pursuant to Section 2.2 (the “Merger Consideration”)).

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(b)            At the Effective Time, all shares of Pioneer Common Stock converted into the right to receive FirstSun Common Stock pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, each certificate previously representing any such shares of Pioneer Common Stock (each, a “Certificate”) (other than (i) Excluded Shares, and (ii) Pioneer Dissenter Shares) shall thereafter represent only the right to receive the Merger Consideration, and any Pioneer Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.6.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Excluded Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, cease to be outstanding and cease to exist and no stock of FirstSun or other consideration shall be delivered in exchange therefor.

(d)            At and after the Effective Time, each share of FirstSun Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of FirstSun and shall not be affected by the Merger.

(e)            An appropriate and proportionate adjustment shall be made to the Exchange Ratio and other dependent items, as applicable, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of either of FirstSun or of Pioneer shall occur (or for which the relevant record date will occur) as a result of (A) any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares; or (B) any stock dividend or stock distribution with a record date during such period (excluding, for purposes of subclauses (A) and (B), for the avoidance of doubt, any issuances of Pioneer Common Stock pursuant to the conversion of Pioneer Options contemplated by Section 2.4), provided, that nothing contained in this sentence shall be construed to permit FirstSun or Pioneer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

Section 2.2            Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Pioneer Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of FirstSun Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FirstSun Common Stock multiplied by the product of the FirstSun Issuance Price Per Share multiplied by the Exchange Ratio. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

Section 2.3            Exchange Procedures.

(a)            As soon as reasonably practicable prior to the Effective Time (and in any event not less than ten (10) Business Days prior to the Effective Time), FirstSun shall appoint a bank or trust company (which bank or trust company must be reasonably acceptable to Pioneer) to act as exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with such Exchange Agent (which exchange agent agreement will be in form and substance reasonably acceptable to the Parties). As soon as reasonably practicable after the Effective Time (and in any event no more than five (5) Business Days after the Effective Time), the Exchange Agent shall mail to the former stockholders of Pioneer, appropriate transmittal materials (the form of which shall be prepared prior to the Effective Time shall be reasonably acceptable to the Parties and shall specify that delivery shall be effected, and risk of loss and title to the Certificates, shall pass, only upon proper delivery of such Certificates to the Exchange Agent).

(b)           In the event of a transfer of ownership of shares of Pioneer represented by one or more Certificates that are not registered in the transfer records of Pioneer as applicable, the applicable Merger Consideration payable for such shares as provided in Section 2.1 may be issued to a transferee if the Certificate or Certificates

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representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

(c)            In the event any Certificate shall have been lost, stolen, mutilated, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such Person of a bond in such amount as FirstSun may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen, mutilated, or destroyed Certificate the applicable Merger Consideration as provided for in Section 2.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. FirstSun or the Exchange Agent will maintain a book entry list of FirstSun Common Stock to which each former holder of Pioneer Common Stock is entitled. FirstSun shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates. Certificates evidencing FirstSun Common Stock into which Pioneer Common Stock has been converted will not be issued, but holders of Pioneer Common Stock will be entitled to receive statements of ownership in respect of the shares of FirstSun Common Stock they own.

(d)            Each holder of shares of Pioneer Common Stock (other than (i) Excluded Shares, and (ii) Pioneer Dissenter Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the applicable consideration provided in Section 2.1 and Section 2.2, without interest, pursuant to this Section 2.3. The Certificate or Certificates of Pioneer Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. FirstSun shall not be obligated to deliver the consideration to which any former holder of Pioneer Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange (or affidavit of loss in lieu thereof) as provided in this Section 2.3. Similarly, to the extent permitted by Law, no dividends or other distributions in respect of FirstSun Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 2.3(c)) are surrendered for exchange as provided in this Section 2.3. After the surrender of a Certificate or Certificates in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of FirstSun Common Stock that the shares of Pioneer Common Stock represented by such Certificate or Certificates have been converted into the right to receive. Any other provision of this Agreement notwithstanding, no Party nor the Exchange Agent shall be liable to any holder of Pioneer Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(e)            Each of FirstSun and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Pioneer Common Stock or a Pioneer Equity Award such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Entity. To the extent that any amounts are so withheld by FirstSun or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Pioneer Common Stock or the holder of a Pioneer Equity Award, as applicable, in respect of which such deduction and withholding was made by FirstSun or the Exchange Agent, as the case may be.

(f)            Adoption of this Agreement by the stockholders of the Parties shall constitute ratification of the appointment of the Exchange Agent.

(g)           In the case of outstanding shares of Pioneer Common Stock that are not represented by Certificates, the Parties shall make adjustments to this Article II as are necessary and appropriate to implement the same purpose and effect that this Article II has with respect to shares of Pioneer Common Stock that are represented by Pioneer Certificates.

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Section 2.4            Effect on Pioneer Equity Awards.

(a)            At the Effective Time, each Restricted Stock Award (as that term is defined in the Pioneer Bancshares, Inc. 2015 Equity Incentive Plan) granted under the Pioneer Bancshares, Inc. 2015 Equity Incentive Plan that is outstanding immediately prior to the Effective Time (a “Pioneer Restricted Stock Award”) shall vest (with any performance-based vesting condition applicable to such Pioneer Restricted Stock Award deemed to have been achieved to the extent set forth in the award agreement applicable to such Pioneer Restricted Stock Award) and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Pioneer Common Stock underlying such Pioneer Restricted Stock Award. The Surviving Corporation shall issue the consideration described in this Section 2.4(a) (together with any accrued but unpaid dividends corresponding to the Pioneer Restricted Stock Awards that vest in accordance with this Section 2.4(a)), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(b)           Immediately prior to the Effective Time, each outstanding option to acquire shares of Pioneer Common Stock (each, a “Pioneer Option” and hereinafter sometimes referred to together with the Pioneer Restricted Stock Awards as the “Pioneer Equity Awards”) issued pursuant to the Pioneer Stock Plans, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested.

(c)           At the Effective Time, each Pioneer Option shall be, by virtue of the Merger and without any action on the part of the holder thereof, assumed by FirstSun and converted into an option to purchase shares of FirstSun Common Stock (each, a “Converted Stock Option”). Each Converted Stock Option shall continue to have and be subject to substantially the same terms and conditions after the Effective Time as were applicable to such Pioneer Option immediately prior to the Effective Time, including the terms and conditions relating to the post-termination exercise period, provided that a Converted Stock Option shall not give the option holder additional benefits that the option holder did not have under the applicable Pioneer Option, with the intention that such assumption satisfy the requirements of Treasury Regulations Sections 1.424-1 and 1.409A-1(b)(5)(v)(D) so as not to be considered a modification of the Pioneer Option, to retain, where applicable and possible, the tax and accounting treatment of each such Pioneer Option (including any Pioneer Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code) and not to be treated as a change in the form of payment or as nonqualified deferred compensation under Section 409A of the Code. The exercise price and number of shares of FirstSun Common Stock to be issued pursuant to each such Converted Stock Option shall be determined as follows: (A) the number of shares of FirstSun Common Stock subject to each such Converted Stock Option shall be equal to the product of (1) the number of shares of Pioneer Common Stock subject to the Pioneer Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and (B) the per-share exercise price of each such Converted Stock Option shall be equal to the quotient, rounded up to the nearest cent, of (1) the exercise price per share of Pioneer Common Stock of such Pioneer Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio. Notwithstanding anything in this Agreement to the contrary, FirstSun will not assume and convert a Pioneer Option into a Converted Stock Option representing the right to purchase any fractional share of FirstSun Common Stock. In lieu of the assumption and conversion of a Converted Stock Option to purchase such fractional share, FirstSun shall pay a cash payment determined by multiplying (A) the difference between (1) the FirstSun Issuance Price and (2) the exercise price of such Converted Stock Option by (B) the fraction of a share of FirstSun Common Stock which such holder would otherwise be entitled to receive upon the exercise of such Converted Stock Option, subject to the applicable tax withholding as provided in Section 2.3(e).

(d)           If requested by FirstSun, as soon as reasonably practicable following such request and in any event prior to the Effective Time, Pioneer shall cooperate with FirstSun and use its reasonable best efforts to obtain a written consent from each holder of a Pioneer Option to cancel and convert, immediately prior to the Effective Time, such holder’s Pioneer Option automatically into the right to receive a cash payment from Pioneer in an amount (the “Option Cash-Out Amount”) equal to the product of (i) the excess, if any, of the product of the FirstSun Issuance Price Per Share multiplied by the Exchange Ratio over the exercise price of each such Pioneer Option, multiplied by (ii) the number of shares of Pioneer Common Stock subject to such Pioneer Option. The Option Cash-Out Amount payments shall be made by Pioneer immediately prior to the Effective Time to each

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holder of a Pioneer Option from whom Pioneer has received a written consent to the treatment of such Pioneer Option set forth in this Section 2.4(d) prior to the Effective Time. As of the Effective Time, each such cancelled Pioneer Option shall no longer be exercisable by the former holder thereof, but shall only entitle the holder to the payment of the Option Cash-Out Amount, without interest.

Section 2.5            Rights of Former Stockholders. At the Effective Time, the stock transfer books of Pioneer shall be closed, and no transfer of Pioneer Common Stock by any holder thereof shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3, each Certificate (other than Certificates representing Excluded Shares and Pioneer Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the applicable Merger Consideration, without interest, as provided in this Article II.

Section 2.6            Dissenting Stockholders. Any holder of shares of Pioneer Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 10.351 of the TBOC shall be entitled to receive from the Surviving Corporation, in lieu of the applicable Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of such law, and surrendered to the Surviving Corporation the Certificate or Certificates representing the shares for which payment is being made (or affidavit of loss in lieu thereof). In the event that, after the Effective Time, a dissenting stockholder of Pioneer fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Pioneer Dissenter Shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Pioneer Common Stock is entitled under this Article II (without interest) upon surrender by such holder of the Certificate or Certificates representing such shares (or affidavit of loss in lieu thereof).

Article III
REPRESENTATIONS AND WARRANTIES OF PIONEER

Pioneer represents and warrants to FirstSun and Merger Sub, except as set forth on the Pioneer Disclosure Memorandum and subject to Section 9.13, as follows:

Section 3.1            Corporate Organization.

(a)           Pioneer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Pioneer has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, a Material Adverse Effect on Pioneer. Pioneer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Pioneer Bank is duly organized as a Texas state savings bank. True and complete copies of the articles of incorporation and bylaws of Pioneer, as in effect as of the date of this Agreement, have previously been furnished or made available to FirstSun. Pioneer is not in violation of any of the provisions of its certificate of incorporation or bylaws, each as amended.

(b)           Section 3.1(b) of the Pioneer Disclosure Memorandum sets forth a complete and correct list of all Subsidiaries of Pioneer (each a “Pioneer Subsidiary,” and collectively, the “Pioneer Subsidiaries”), and such list identifies the primary federal and state bank regulatory agencies for each Pioneer Subsidiary. Section 3.1(b) of the Pioneer Disclosure Memorandum also sets forth a list identifying the number (other than in the case of wholly-owned Subsidiaries identified as such on Section 3.1(b) of the Pioneer Disclosure Memorandum) and owner of all outstanding capital stock or other equity securities of each such Pioneer Subsidiary, and all options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Pioneer Subsidiary, or contracts, commitments, understandings or arrangements by which such Pioneer Subsidiary may

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become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Pioneer Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Pioneer or another of its Subsidiaries free and clear of any Lien with respect thereto. Each Pioneer Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed and qualified (except for jurisdictions in which the failure to be so licensed and qualified would not have, or would not reasonably be expected to have, a Material Adverse Effect on Pioneer) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except for its interests in the Pioneer Subsidiaries as set forth in Section 3.1(b) of the Pioneer Disclosure Memorandum, Pioneer does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. True and complete copies of the articles of incorporation and bylaws, certificate of formation, certificate of partnership, limited liability agreements, partnership agreements or other organizational documents (as applicable) of each Pioneer Subsidiary, as in effect as of the date of this Agreement, have previously been furnished or made available to FirstSun. No Pioneer Subsidiary is in violation of any of the provisions of such organizational documents.

Section 3.2            Capitalization.

(a)            The authorized capital stock of Pioneer consists of (a) 10,000,000 shares of common stock, $1.00 par value per share (“Pioneer Common Stock”), 6,244,774 of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, non-assessable and not issued in violation of any preemptive rights, and 693,300 of which are reserved for issuance pursuant to outstanding Pioneer Options, and 3,600 of which are Pioneer Restricted Stock Awards (and for the avoidance of doubt, such 3,600 Pioneer Restricted Stock Awards are included in the 6,244,774 amount set forth above); (b) 1,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding. No other shares of capital stock or other voting securities of Pioneer are issued, reserved for issuance or outstanding. Section 3.2(a) of the Pioneer Disclosure Memorandum sets forth for each Pioneer Option, the date of the grant, the expiration date, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Pioneer Common Stock subject to such Pioneer Option, the number of shares of Pioneer Common Stock subject to such Pioneer Option that are currently exercisable and the exercise price per share of such Pioneer Option. Section 3.2(a) of the Pioneer Disclosure Memorandum sets forth for each Pioneer Restricted Stock Award the date of the grant and the expiration date. Other than such Pioneer Options and Pioneer Restricted Stock Awards that are set forth in Section 3.2(a) of the Pioneer Disclosure Memorandum as the Pioneer Equity Awards, no other equity-based awards are outstanding. Except as set forth on Section 3.2(a) of the Pioneer Disclosure Memorandum, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Pioneer, or otherwise obligating Pioneer to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in Section 3.2(a) of the Pioneer Disclosure Memorandum and the Voting and Support Agreements, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Pioneer Common Stock, or other equity interests of Pioneer.

(b)           Pioneer has not issued or granted any Pioneer Options under the Pioneer Stock Plans or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each grant of Pioneer Options, each such grant was (i) made in accordance with the terms of the Pioneer Stock Plans and all applicable Laws and complies with or is exempt from Section 409A of the Code, (ii) appropriately authorized by the Pioneer Board and has a grant date that is identical to (or later than) the date on which it was actually granted or awarded by the Pioneer Board and (iii) properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Pioneer.

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Section 3.3            Authority; No Violation.

(a)           Pioneer has the corporate power and authority and is duly authorized to execute and deliver this Agreement and, subject to the receipt of the Requisite Pioneer Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Pioneer Board. The Pioneer Board has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Pioneer and its stockholders, has declared it advisable and has directed that this Agreement and the transactions contemplated hereby be submitted to Pioneer’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pioneer Common Stock (the “Requisite Pioneer Stockholder Approval”), and the adoption and approval of the Bank Agreement of Merger by Pioneer as Pioneer Bank’s sole stockholder, no other corporate proceedings on the part of Pioneer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pioneer. Assuming due authorization, execution and delivery by all other Parties, this Agreement constitutes a valid and binding obligation of Pioneer, enforceable against Pioneer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)               Neither the execution and delivery of this Agreement by Pioneer nor the consummation by Pioneer of the transactions contemplated hereby, nor compliance by Pioneer with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Pioneer; (ii) assuming that the Requisite Regulatory Approvals are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, injunction or other Law applicable to Pioneer or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Pioneer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Pioneer or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, as set forth on Section 3.3(b)(ii) of the Pioneer Disclosure Memorandum or as would not be material to Pioneer and its Subsidiaries taken as a whole.

Section 3.4            Consents and Approvals. Except for (a) the notices, consents, approvals, waivers, authorizations, filings and registrations set forth in Section 3.4 of the Pioneer Disclosure Memorandum; (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Secretary of State of the State of Texas pursuant to the TBOC, the filing of the Bank Agreement of Merger with the applicable Regulatory Agencies as required by applicable Law, the filing of the Second Step Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Secretary of State of the State of Texas pursuant to the TBOC; (c) if required, any approvals or filings required by the HSR Act (and the expiration of any HSR Act waiting period); (d) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHCA and approval or regulatory waiver of such applications, filings and notices; (e) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), the FDIC and the Texas Department of Savings and Mortgage Lending, in connection with the Bank Merger, and approval of such applications, filings and notices; (f) the filing with the United States Securities and Exchange Commission (“SEC”) of a Proxy Statement (the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by FirstSun in connection with the transactions contemplated by this

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Agreement (the “S-4”) and the declaration of effectiveness by the SEC of the S-4; (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FirstSun Common Stock pursuant to this Agreement, (the items listed in (b) – (g) of this Section 3.4 hereinafter referred to as the “Requisite Regulatory Approvals”), and (h) the Requisite Pioneer Stockholder Approval, no notices to, consents or approvals of, waivers or authorizations by, or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Pioneer of this Agreement and (ii) the consummation by Pioneer or any of its Subsidiaries of the transactions contemplated hereby, except in each case, for any such approvals, filings, notices, consents, waivers authorizations or registrations the failure to make or obtain, as applicable, would not be material to Pioneer and its Subsidiaries taken as a whole or would not materially impair or delay Pioneer’s ability to consummate the Merger or the other transactions contemplated by this Agreement. As of the date of this Agreement, Pioneer has no Knowledge of any reason pertaining to Pioneer or any of its Subsidiaries that would reasonably be expected to result in any Requisite Regulatory Approval not being obtained or granted on a timely basis.

Section 3.5            Reports. Except as would not be material, Pioneer and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (collectively, the “Reports”) that they were required to file since January 1, 2018 by (a) any SRO, (b) the Federal Reserve Board, (c) the Federal Deposit Insurance Corporation (the “FDIC”), and (d) any other federal, state or foreign governmental or regulatory agency or authority (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Regulatory Agencies”), including any Report required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith. Any such Report regarding Pioneer filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Pioneer and its Subsidiaries and any related periodic inquiries by any such Regulatory Agency, there is no pending proceeding before, or, to the Knowledge of Pioneer, examination or investigation by, any Regulatory Agency into the business or operations of Pioneer or any of its Subsidiaries. There are no unresolved violations, criticisms, or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Pioneer or any of its Subsidiaries, except as would not reasonably be expected to be material to Pioneer. Notwithstanding anything to the contrary in this Section 3.5, Pioneer makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 3.6            Financial Statements.

(a)           Pioneer has previously made available to FirstSun copies of the following financial statements (the “Pioneer Financial Statements”): (i) the audited consolidated balance sheets of each of Pioneer and its Subsidiaries, and the related consolidated statements of income, for fiscal years 2020 and 2019, and (ii) the unaudited consolidated balance sheet of Pioneer and its Subsidiaries as of March 31, 2021 (the “Pioneer Balance Sheet”), and the related consolidated statements of income for the three months ended March 31, 2021. The Pioneer Financial Statements fairly present in all material respects the consolidated financial position and results of operations of Pioneer and its Subsidiaries as of the respective dates or for the respective periods therein set forth and, except as set forth in Section 3.6(a) of the Pioneer Disclosure Memorandum, have been prepared in accordance with GAAP, consistently applied during the periods involved and, in the case of interim financial statements, subject to year-end adjustments normal in nature and amount. The Pioneer Financial Statements have been prepared from, and are in accordance with, the books and records of Pioneer and its Subsidiaries in all material respects.

(b)           Pioneer maintains a system of internal accounting controls designed to comply with all legal and accounting requirements applicable to its and its Subsidiaries’ businesses. Since January 1, 2018, Pioneer has not received written notice of any material claim, investigation, examination or proceeding alleging that it has engaged in questionable accounting or auditing practices.

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Section 3.7            Undisclosed Liabilities. Except (a) as set forth on Section 3.7 of the Pioneer Disclosure Memorandum, (b) for those liabilities that are reflected or reserved against on the Pioneer Balance Sheet and (c) for liabilities incurred since March 31, 2021, in the ordinary course of business consistent in all material respects with past practice, neither Pioneer nor any of its Subsidiaries has any liability of the type that would be required under GAAP to be disclosed on the consolidated balance sheet of Pioneer and its Subsidiaries, except as would not reasonably be expected to be material.

Section 3.8            Absence of Certain Changes or Events. Since December 31, 2020 (and in the case of clause (b), prior to the date of this Agreement): (a) Pioneer and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; and (b) there have been no events, circumstances, facts or occurrences that have had, individually or in the aggregate, a Material Adverse Effect on Pioneer.

Section 3.9            Legal Proceedings. Except as set forth in Section 3.9 of the Pioneer Disclosure Memorandum, neither Pioneer nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Pioneer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pioneer or any of its Subsidiaries that, if determined adversely to Pioneer, or any of its Subsidiaries, would be material to Pioneer and its Subsidiaries taken as a whole. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Pioneer, any of its Subsidiaries or the assets of Pioneer or any of its Subsidiaries. Notwithstanding anything to the contrary in this Section 3.9, Pioneer makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 3.10          Taxes and Tax Returns.

(a)            Each of Pioneer and its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all material federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all material Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) except Taxes that are being contested in good faith by appropriate proceedings as set forth in Section 3.10(a) of the Pioneer Disclosure Memorandum and for which Pioneer or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Each of Pioneer and its Subsidiaries has made adequate provision on the Pioneer Balance Sheet for all material Taxes not yet due and payable.

(b)            Neither Pioneer nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file any Tax Return obtained in the ordinary course of business consistent with past practice.

(c)            No jurisdiction where Pioneer and its Subsidiaries do not file a Tax Return has made a claim in writing that Pioneer and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(d)            No Liens for Taxes exist with respect to any of the assets of Pioneer or any of its Subsidiaries other than for Taxes not yet due and payable or, if due and payable, that are being contested in good faith by appropriate actions.

(e)            Except as set forth in Section 3.10(e) of the Pioneer Disclosure Memorandum, there are no audits, examinations, disputes or proceedings ongoing or pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any material Taxes of Pioneer or any of its Subsidiaries.

(f)             Except as set forth in Section 3.10(f) of the Pioneer Disclosure Memorandum, there is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Pioneer or any of its Subsidiaries which waiver or extension is in effect.

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(g)           All material Taxes required to be withheld, collected or deposited by Pioneer and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Pioneer and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to Deposits).

(h)            Neither Pioneer nor any of its Subsidiaries has participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2).

(i)             Neither Pioneer nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than any such agreement or arrangement that (i) is solely between Pioneer and any of its Subsidiaries, or solely between any such Subsidiaries, or (ii) is a customary commercial contract entered into in the ordinary course of business, the principal subject of which is not Taxes).

(j)             Neither Pioneer nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Pioneer or any of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than Pioneer or any of its Subsidiaries, as applicable) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract.

(k)            Neither Pioneer nor any of its Subsidiaries has been, within the past five (5) years, or is, as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(l)             Since January 1, 2018, neither Pioneer nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Pioneer or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Pioneer or any of its Subsidiaries, as applicable).

(m)           Neither Pioneer nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for a Post-Closing Period as a result of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(n)            Neither Pioneer nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any material changes in accounting method.

(o)            Neither Pioneer nor any of its Subsidiaries is subject to, or has pending, any rulings or closing agreements with any Governmental Entity.

(p)            Neither Pioneer nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or materially impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.10 and Section 3.11 are the sole and exclusive representations and warranties in this Agreement related to Taxes or Tax matters of Pioneer and Pioneer’s Subsidiaries.

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Section 3.11          Employee Benefit Plans.

(a)            Section 3.11(a) of the Pioneer Disclosure Memorandum lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Pioneer or any of its Subsidiaries is a party, with respect to which Pioneer, or any of its Subsidiaries has any current or future liability or obligation, or that are maintained, contributed to or sponsored by Pioneer, or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Pioneer, or any of its Subsidiaries (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Pioneer Disclosure Memorandum, collectively, the “Pioneer Benefit Plans”).

(b)           Pioneer has delivered or made available to FirstSun true, correct and complete copies of the following (as applicable) with respect to each Pioneer Benefit Plan listed in Section 3.11(a) of the Pioneer Disclosure Memorandum: (i) the written document evidencing each Pioneer Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter, if any, relating to such plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to such Plan, (v) the most recent summary plan description, if any, for such plan (or other descriptions of such plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS regarding any audit or other similar inquiry, or inquiry regarding possible or questioned non-compliance with ERISA or the Code with respect to such plan, (vii) all amendments, modifications or material supplements to such plan, and (viii) any related trust agreements. Except as specifically provided in the foregoing documents delivered or made available to FirstSun or as set forth on Section 5.2 of the Pioneer Disclosure Memorandum, there are no amendments to any such plan(s) that have been adopted or approved nor has Pioneer or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any such new plans. No Pioneer Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)            Each Pioneer Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)            Each Pioneer Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder, except to the extent any non-compliance would not result in any material liability to Pioneer or any of its Subsidiaries. None of Pioneer or any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(e)            Section 3.11(e) of the Pioneer Disclosure Memorandum identifies each Pioneer Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Pioneer Qualified Plans”). Each Pioneer Qualified Plan has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS, and no such letter has been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Pioneer Qualified Plan. No trust funding any Pioneer Qualified Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)             None of Pioneer or any of its Subsidiaries has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of each of Section 4001(a)(3) and 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 413 of the Code or Section 4063 of ERISA

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(a “Multiple Employer Plan”). None of Pioneer or any of its Subsidiaries has (A) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (B) incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA. None of Pioneer or any of its Subsidiaries has or is reasonably expected to have any material liability under Title IV or Section 302 of ERISA, or Sections 412, 430 or 4971 of the Code.

(g)            No Pioneer Benefit Plan listed in Section 3.11(a) of the Pioneer Disclosure Memorandum provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any other applicable Law.

(h)            All material contributions required to be made to any Pioneer Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Pioneer Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Pioneer or one of its Subsidiaries, as applicable.

(i)             Except as set forth in Section 3.11(i) of the Pioneer Disclosure Memorandum, the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Pioneer or any of its Subsidiaries from Pioneer or any such Subsidiary under any Pioneer Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Pioneer Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of Pioneer or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Pioneer Benefit Plan or related trust. None of Pioneer or any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of excise taxes imposed by Section 4999 of the Code.

(j)             None of Pioneer or its Subsidiaries, and, to the Knowledge of Pioneer, no other Person, has (i) engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Pioneer Benefit Plans or their related trusts, or Pioneer, or any of its Subsidiaries to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, or (ii) any obligation to indemnify any Person in connection therewith.

(k)            There are no pending or, to the Knowledge of Pioneer, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, against the Pioneer Benefit Plans, any fiduciaries thereof with respect to their duties to the Pioneer Benefit Plans or the assets of any of the trusts under any of the Pioneer Benefit Plans which could reasonably be expected to result in any material liability of Pioneer or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Pioneer Benefit Plan, or any other party. No Pioneer Benefit Plan is under audit or the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Pioneer, threatened.

(l)             To the Knowledge of Pioneer, each individual who renders services to Pioneer or any of its Subsidiaries who is classified by Pioneer or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for Tax purposes and Tax reporting and under Pioneer Benefit Plans) is properly so characterized.

(m)           Pioneer and its Subsidiaries have at all times complied with the requirements of Section 4980H of the Code. No condition exists that could cause Pioneer or any of its Subsidiaries to have any Tax, liability, penalty, or payment imposed against it pursuant to Section 4980H(a) of the Code with respect to periods prior to the Effective

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Time. Pioneer and its Subsidiaries have maintained records that are sufficient to satisfy the reporting requirements under Section 6055 and 6056 of the Code, to the extent required.

Section 3.12          Labor Matters.

(a)            There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Pioneer or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Pioneer, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no labor strikes, work stoppages, slowdowns, lockouts, or other material labor disputes, other than routine grievance matters, now pending or, to the Knowledge of Pioneer, threatened against or involving Pioneer or any of its Subsidiaries or former Subsidiaries; there have not been any such labor strikes, work stoppages, slowdown or lockouts, other than routine grievance matters, with respect to Pioneer or any of its Subsidiaries at any time within three (3) years of the date of this Agreement; and there is no, and within three (3) years of the date of this Agreement there has been no, unfair labor practice charge or complaint pending before the National Labor Relations Board against Pioneer or its Subsidiaries.

(b)           Neither Pioneer nor any of its Subsidiaries is currently or at any time since January 1, 2018 has been a party to, or otherwise bound by, any consent decree with, or court order by, any Governmental Entity relating to employees or employment practices. Each of Pioneer and its Subsidiaries are in material compliance with all applicable state, federal and local Laws and regulations relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, working conditions, worker classification, occupational safety and health, family and medical leave, and employee terminations. Except as would not reasonably be expected to result in any material liability to Pioneer or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other formal proceedings of any nature pending or, to the Knowledge of Pioneer, threatened against Pioneer or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or service provider or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

(c)            Pioneer has made available the following information for each employee or service provider, including each employee on leave of absence or layoff status: employing entity; name; department; job title; if on leave of absence or layoff status, type of leave and expected date of return; and immigration status (e.g., H-1B, L-1A) and employment authorization expiration date if the individual is neither a legal permanent resident nor a citizen of the United States. Pioneer and its Subsidiaries are not a party to any employee leasing, professional employer organization (PEO), or management services agreement with any Person.

(d)            To the Knowledge of Pioneer, no employee or service provider of Pioneer or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or service provider of the Surviving Corporation or its Subsidiaries, or (ii) the ability of the Surviving Corporation or its Subsidiaries to conduct its business following the Effective Time. No management employee or service provider has communicated to Pioneer or any of its Subsidiaries, or to any of their officers or directors, that such Person intends to cancel or otherwise terminate such Person’s employment or service as a result of the consummation of the transactions contemplated hereby.

(e)            Neither Pioneer nor any of its Subsidiaries has made any commitment or agreement to increase the compensation payable, or to modify the conditions or terms of employment or service of, any employee or service provider, except increases occurring in the customary practices or in accordance with existing agreements and changes required by applicable Law.

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(f)             Pioneer and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”) and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Closing Date. Pioneer and its Subsidiaries have not given, and have not been required to give, any notice under WARN within 90 days prior to the Closing Date.

Section 3.13          Compliance with Applicable Law.

(a)            Pioneer and each of its Subsidiaries and (as it relates to their activities as employees) each of their respective employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been, since January 1, 2018, in compliance with, and are not and have not, since January 1, 2018, been in violation of, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to have a Material Adverse Effect on Pioneer and neither Pioneer nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Pioneer and its Subsidiaries taken as a whole. Notwithstanding anything to the contrary in this Section 3.13(a), Pioneer makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

(b)            Pioneer is “well-capitalized” and “well managed,” as such terms are defined in 12 C.F.R. § 225.2(r) and (s), respectively, of Regulation Y of the Federal Reserve Board, and Pioneer Bank is “well-capitalized” (as that term is defined in 12 C.F.R. § 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined in 12 C.F.R. § 5.34(d)(3) or the relevant regulation of the institution’s primary federal bank regulator), and Pioneer Bank’s CRA rating is no less than “satisfactory.” Neither Pioneer nor any Pioneer Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one year. All Deposits held by Pioneer Bank and its Subsidiaries that are required under applicable Law to be insured by the FDIC are so insured to the fullest extent under applicable Law. Pioneer and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums. Notwithstanding anything to the contrary in this Section 3.13(b), Pioneer makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 3.14        Cyber Security. Pioneer maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law, and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of Pioneer, Pioneer has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pioneer. To the knowledge of Pioneer, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pioneer.

Section 3.15        Fiduciary Activities. Except as would not reasonably be expected to have a Material Adverse Effect on Pioneer, Each of Pioneer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable state and federal Law. Except as would not reasonably be expected to have a Material Adverse Effect on Pioneer, none of Pioneer or any of its Subsidiaries, or any director, officer or employee thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

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Section 3.16         Material Contracts.

(a)            Except as set forth in Section 3.16(a) of the Pioneer Disclosure Memorandum, neither Pioneer nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.16, whether written or oral and whether or not set forth in the Pioneer Disclosure Memorandum is referred to as a “Pioneer Material Contract”):

(i)             any material contract or agreement entered into since January 1, 2020 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)             any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, in excess of $100,000 and where Pioneer or any of its Subsidiaries is a borrower or guarantor, in each case, other than those entered into in the ordinary course of business;

(iii)           any contract or agreement limiting in any material respect the freedom of Pioneer or any of its Subsidiaries to engage in any line of business or to compete with any other Person, or prohibiting in any material respect Pioneer or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)           any material contract or agreement with any Affiliate of Pioneer or its Subsidiaries, in each case other than (A) contracts solely between or among Pioneer and its Subsidiaries or (B) in connection with customer or banking relationships in the ordinary course of business;

(v)            any material agreement of guarantee, support or indemnification by Pioneer or its Subsidiaries, any material assumption or endorsement by Pioneer or its Subsidiaries of, or any similar material commitment by Pioneer or its Subsidiaries with respect to, in each case, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, in each case other than those entered into in the ordinary course of business;

(vi)           any material joint venture, stockholders’ partnership or similar agreement involving a sharing of profits or losses relating to Pioneer or any of its Subsidiaries;

(vii)          any employment agreement with any employee or officer which provides for an annual base salary of more than $100,000 of Pioneer or any of its Subsidiaries;

(viii)         any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Pioneer or its Subsidiaries of more than $100,000;

(ix)            any material agreement, option or commitment with, or held by, any third party granting such third party the right to acquire, use or have access to any material assets or properties, or any material interest therein, of Pioneer or its Subsidiaries;

(x)             any material contract or agreement that contains any (w) exclusive dealing obligation, (x) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (y) “most favored nation” or similar provision or (z) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Pioneer or its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

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(xi)            any contract under which Pioneer or its Subsidiaries will have an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation after the date hereof;

(xii)           any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year are in excess of $100,000;

(xiii)         any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Pioneer or its Subsidiaries of $100,000; and

(xiv)         any contract not listed above that is material to the financial condition, results of operations or business of Pioneer and its Subsidiaries taken as a whole.

(b)           Pioneer and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them as of the date hereof under, and have not received any written notice of a default in respect of, each Pioneer Material Contract to which any of Pioneer or its Subsidiaries is a party or by which any of Pioneer or its Subsidiaries is bound, except as would not be material. Each of the Pioneer Material Contracts is valid and binding on Pioneer, or the applicable Pioneer Subsidiary and in full force and effect and there exists no default or event of default by Pioneer or any of its Subsidiaries or, to the Knowledge of Pioneer, by any other party thereto or any event, occurrence, condition or act, with respect to Pioneer or its Subsidiaries or, to the Knowledge of Pioneer, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Pioneer Material Contract, except in each case, as would not, individually or in the aggregate, be material. No third-party counterparty to any Pioneer Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Pioneer Material Contract as a result of a Pandemic or the Pandemic Measures. True, correct and complete copies in all material respects of all Pioneer Material Contracts have been furnished or made available to FirstSun.

Section 3.17        Agreements with Regulatory Agencies. Neither Pioneer nor any of its Subsidiaries are subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, in each case, that restricts in any material respect the conduct of its business or that relates in any material respect to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business other than any restrictions that generally apply to Pioneer or any of its Subsidiaries under applicable Law (each, whether or not set forth in the Pioneer Disclosure Memorandum, a “Pioneer Regulatory Agreement”), nor does Pioneer have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Pioneer Regulatory Agreement. Notwithstanding anything to the contrary in this Section 3.17, Pioneer makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 3.18        Investment Securities. Each of Pioneer and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Pioneer or its Subsidiaries and except for such defects in title or Liens that would not be material to Pioneer and its Subsidiaries taken as a whole. Such securities are valued on the books of Pioneer and its Subsidiaries in accordance with GAAP.

Section 3.19         Derivative Transactions. Except as would not be material to Pioneer and its Subsidiaries taken as a whole, all Derivative Transactions, whether entered into for the account of Pioneer or one of its Subsidiaries or for the account of a customer of Pioneer or one of its Subsidiaries, were entered into in the ordinary course of business and, to the Knowledge of Pioneer, in accordance with applicable laws, rules,

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regulations and policies of all applicable Regulatory Agencies and other policies, practices, procedures employed by Pioneer, and are legal, valid and binding obligations of Pioneer, or one of its Subsidiaries, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. Except as would not be material to Pioneer and its Subsidiaries taken as a whole, Pioneer and its Subsidiaries have duly performed all of their obligations thereunder to the extent required, and, to the Knowledge of Pioneer, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.20         Environmental Liability. Except as set forth on Section 3.20 of the Pioneer Disclosure Memorandum or as would not be material to Pioneer and its Subsidiaries taken as a whole, there are no legal, administrative, arbitral or other proceedings, claims or actions or, to Pioneer’s Knowledge, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose or that could reasonably be expected to result in the imposition, on Pioneer or its Subsidiaries, of any liability or obligation arising under any local, state or federal environmental or occupational safety Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, (“Environmental Laws”) pending or, to the Knowledge of Pioneer, threatened against Pioneer or its Subsidiaries. To the Knowledge of Pioneer, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Pioneer. To the Knowledge of Pioneer, during or prior to the period of (i) Pioneer’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Pioneer’s, or any of its Subsidiaries’ participation in the management of any property, or (iii) Pioneer’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Pioneer. Neither Pioneer nor any of its Subsidiaries is subject to any material agreement, order, judgment or decree by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing. There has been no material written third party environmental site assessment conducted since January 1, 2017 assessing the presence of hazardous materials located on any property owned or leased by Pioneer or its Subsidiaries that is within the possession or control of Pioneer and its Subsidiaries or Affiliates as of the date of this Agreement that has not been delivered or made available to the FirstSun prior to the date of this Agreement.

Section 3.21        Insurance. Section 3.21 of the Pioneer Disclosure Memorandum contains a list of all material insurance policies applicable and available to Pioneer and its Subsidiaries as of the date of this Agreement with respect to its business or that are otherwise maintained by or for any of them (the “Pioneer Policies”) (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement under any of the same) and Pioneer has provided, or made available, to FirstSun true and complete copies of all such insurance policies. As of the date hereof, there is no material claim for coverage by Pioneer or its Subsidiaries pending under any of such Pioneer Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Pioneer Policies or in respect of which such underwriters have reserved their rights. All premiums payable by Pioneer or its Subsidiaries have been timely paid, in all material respects, by Pioneer or its Subsidiaries, as applicable. Neither Pioneer nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Pioneer Policies.

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Section 3.22         Title to Property.

(a)            Except as would not be material to Pioneer and its Subsidiaries taken as a whole, Pioneer, or one of its Subsidiaries, (i) has good and marketable title to all the real properties listed on Section 3.22(a) of the Pioneer Disclosure Memorandum (the “Pioneer Owned Real Property”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all the Pioneer Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Pioneer Real Property Leases. From January 1, 2020 to the date hereof, none of the material Pioneer Leased Premises or Pioneer Owned Real Property has been taken by eminent domain (or to the Knowledge of Pioneer as of the date hereof is the subject of a pending or contemplated taking which has not been consummated). All of the material land, buildings, structures, plants, facilities and other material improvements leased or used by Pioneer or its Subsidiaries in the conduct of Pioneer’s or such Subsidiary’s business, other than those items that comprise part of the Pioneer Owned Real Property, are included in the Pioneer Leased Premises.

(b)            Except as set forth on Section 3.22(b) of the Pioneer Disclosure Memorandum or as would not reasonably be expected to be material to Pioneer and its Subsidiaries taken as a whole, (i) no Person other than Pioneer or its Subsidiaries has (A) any right in any of the Pioneer Owned Real Property or any right to use or occupy any portion of the Pioneer Owned Real Property or (B) any right to use or occupy any portion of the Pioneer Leased Premises and (ii) all buildings, structures, fixtures and appurtenances comprising part of the Pioneer Owned Real Property are in good operating condition and have been well-maintained, reasonable wear and tear excepted, and are adequate and sufficient for the purposes to which they are used in the conduct of Pioneer’s or such Subsidiaries’ business. Pioneer and its Subsidiaries do not use in their respective businesses any material real property other than the Pioneer Owned Real Property and the Pioneer Leased Premises.

(c)            Section 3.22(c) of the Pioneer Disclosure Memorandum sets forth a true, correct, and complete list in all material respects of all Pioneer Real Property Leases and all Pioneer Tenant Leases (including all amendments, modifications, and supplements thereto) and all such documentation has been made available to FirstSun on or prior to the date hereof. Except as would not be material to Pioneer and its Subsidiaries taken as a whole, each of the Pioneer Real Property Leases and each of the Pioneer Tenant Leases is valid and binding on Pioneer or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.16(b) of the Pioneer Disclosure Memorandum) and there exists no default or event of default or event, occurrence, condition or act, with respect to Pioneer or its Subsidiaries or, to the Knowledge of Pioneer, with respect to the other parties thereto, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default thereunder.

(d)            Pioneer and its Subsidiaries have operated the Pioneer Owned Real Property and the Pioneer Leased Premises, and the continued operation of the Pioneer Owned Real Property and the Pioneer Leased Premises and the manner they are used in Pioneer’s and its Subsidiaries’ business will be, in accordance with applicable Laws in all material respects.

(e)            Except as would not be material to Pioneer and its Subsidiaries taken as a whole, Pioneer and its Subsidiaries have good, valid and marketable title to all Pioneer Owned Personal Property and each of the Pioneer Personal Property Leases is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Pioneer, the lessor.

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Section 3.23          Intellectual Property.

(a)            Except as would not be material to Pioneer and its Subsidiaries taken as a whole, Pioneer and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens other than Permitted Encumbrances, all Intellectual Property used or held for use by Pioneer and its Subsidiaries as of the date hereof (collectively, the “Pioneer Intellectual Property”) in the manner that it is currently used by Pioneer and its Subsidiaries.

(b)            Section 3.23(b) of the Pioneer Disclosure Memorandum lists all Pioneer Intellectual Property that is the subject of a registration, issuance or pending application.

(c)            Except as would not be material to Pioneer and its Subsidiaries taken as a whole, neither Pioneer nor any of its Subsidiaries has received written notice from any third party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party by Pioneer or any of its Subsidiaries. To the Knowledge of Pioneer, neither Pioneer nor any of its Subsidiaries has infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Pioneer, no third party has infringed upon, misappropriated or violated any Pioneer Intellectual Property.

(d)           Neither Pioneer nor any of its Subsidiaries is a party to any agreement containing a material obligation to indemnify any Person against a claim of infringement or misappropriation of any Pioneer Intellectual Property.

Section 3.24          Broker’s Fees. Except as set forth on Section 3.24 of the Pioneer Disclosure Memorandum, neither Pioneer nor any of its Subsidiaries or Affiliates, has employed any broker or finder or incurred any liability for (or has any obligation to pay) any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.25          Loans.

(a)            (i) The information with respect to each Pioneer Loan set forth in the Pioneer Loan Tape (other than any such information received from third parties), and (ii) to the Knowledge of Pioneer as of the date of this Agreement, any information received from third parties that is set forth in such Pioneer Loan Tape, in each case in this clause (a), is true, correct and accurate in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of March 31, 2021.

(b)            Section 3.25(b) of the Pioneer Disclosure Memorandum sets forth a list of all Pioneer Loans as of the date hereof by Pioneer and its Subsidiaries that have been made to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”)) thereof. Except as set forth in Section 3.25(b) of the Pioneer Disclosure Memorandum, (i) there are no employee, officer, director or other affiliate Pioneer Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Pioneer Loan was originated and (ii) all such Pioneer Loans are and were originated in compliance in all material respects with all applicable Laws.

(c)            Except as would not be material to Pioneer and its Subsidiaries taken as a whole, each Pioneer Loan (i) was originated or purchased by Pioneer or its Subsidiaries and its principal balance as shown on Pioneer’s books and records is true and correct as of the date indicated therein as of the date hereof and (ii) with respect to loans originated by Pioneer or its Subsidiaries, complies, and at the time the Pioneer Loan was originated complied, with all applicable requirements of federal, state, and local Laws.

(d)            Except as would not be material to Pioneer and its Subsidiaries taken as a whole, (i) each outstanding Pioneer Loan (including Pioneer Loans held for resale to investors) has been solicited and originated or purchased, as the case may be, and is administered and serviced (to the extent administered and serviced by Pioneer or its Subsidiaries), and the relevant Pioneer Loan Documentation is being maintained, in accordance with Pioneer’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Pioneer Loans held for resale to

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investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state, and local Laws and (ii) the Pioneer Loan Documentation with respect to each Pioneer Loan was in compliance with applicable Laws at the time of origination or purchase by Pioneer or its Subsidiary and is complete and correct.

(e)            With respect to each Pioneer Loan that is secured, except as would not be material to Pioneer and its Subsidiaries taken as a whole, Pioneer or one of its Subsidiaries has a valid and enforceable Lien on the collateral described in the documents relating to such Pioneer Loan, and such Lien has the priority described in the Pioneer Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(f)             Except as set forth in Section 3.25(f) of the Pioneer Disclosure Memorandum or as would not be material to Pioneer and its Subsidiaries taken as a whole, none of the agreements pursuant to which Pioneer or any of its Subsidiaries has sold Pioneer Loans or pools of Pioneer Loans or participations in Pioneer Loans or pools of Pioneer Loans contains any obligation to repurchase such Pioneer Loans or interests other than for (i) first payment default by the obligor on any such Pioneer Loan or (ii) fraud. Except as set forth on Section 3.25(f) of the Pioneer Disclosure Memorandum, (i) neither Pioneer nor any of its Subsidiaries has received any written notice of, or to the effect, that Pioneer or any of its Subsidiaries may become subject to repurchase obligations in connection with sold Pioneer Loans or pools of Pioneer Loans or participations in Pioneer Loans or pools of Pioneer Loans, and (ii) to the Knowledge of Pioneer, no such repurchase obligations been threatened.

(g)            Except as would not be material to Pioneer and its Subsidiaries taken as a whole, Pioneer’s allowances for loan losses as of December 31, 2020 and March 31, 2021 were in compliance with Pioneer’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(h)            Section 3.25(h) of the Pioneer Disclosure Memorandum identifies, as of March 31, 2021, each Pioneer Loan: (i) that was on non-accrual status, (ii) which the obligor was, as of March 31, 2021, over ninety (90) days delinquent in payment of principal or interest, (iii) with respect to which the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Pioneer Loan was originally created or subsequent to the date Pioneer or one of its Subsidiaries acquired the Pioneer Loan, in each case, due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (excluding for purposes of clauses (ii) and (iii) above, loans granted deferments which comply in all respects with the terms of either (A) the April 7, 2020 Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Effected by the Coronavirus, or (B) Section 4013 of the CARES Act (each, a “Pioneer Deferred Loan” and collectively the “Pioneer Deferred Loans”)), (iv) with respect to which a specific reserve allocation existed in connection therewith, or (v) that was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15. For each Pioneer Loan identified in response to clauses (i) through (v) above, Section 3.25(h) of the Pioneer Disclosure Memorandum sets forth the outstanding balance, including accrued and unpaid interest, on each such Pioneer Loan and the identity of the borrower thereunder as of March 31, 2021. Section 3.25(h) of the Pioneer Disclosure Memorandum also sets forth (i) all Pioneer Loans that as of March 31, 2021, were classified by Pioneer or any Subsidiary of Pioneer, or any bank examiner (whether regulatory, internal or outsourced) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Pioneer Loan and the identity of the borrower thereunder, (ii) each Pioneer Loan that was classified as of March 31, 2021 as impaired in accordance with ASC 310 and (iii) each asset of Pioneer that, as of March 31, 2021, was classified as “Other Real Estate Owned” and the book value thereof as of such date. With regard to Pioneer Deferred Loans, Section 3.25(h) of the Pioneer Disclosure Memorandum contains a list of all Pioneer Deferred Loans, identified by borrower and listing the principal amount and the amount of accrued but unpaid interest on each such Pioneer Deferred Loan.

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(i)             Except as would not be material to Pioneer and its Subsidiaries taken as a whole, each of Pioneer and its Subsidiaries is in compliance with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, and the Fair Debt Collection Practices Act.

Section 3.26         Related Party Transactions.

(a)            Section 3.26(a) of the Pioneer Disclosure Memorandum identifies all agreements or arrangements (except for (i) “compensation” as defined in Item 402 of the United States Securities and Exchange Commission’s Regulation S-K, (ii) for ordinary course bank deposit, trust and asset management services on arms’ length terms, (iii) for other transactions or arrangements of a type available to employees of Pioneer or any of its Subsidiaries generally) between Pioneer or any Pioneer Subsidiary, on the one hand, and any stockholder or Affiliate of Pioneer (other than Pioneer and its Subsidiaries), on the other, and all agreements or arrangements pursuant to which any stockholder or Affiliate of Pioneer (other than Pioneer and its Subsidiaries) is a party and Pioneer or any Pioneer Subsidiary receives any material services or goods.

(b)            No stockholder or Affiliate of Pioneer (other than Pioneer and its Subsidiaries) owns any material property or asset used in the conduct of the business of Pioneer or its Subsidiaries.

Section 3.27       Takeover Laws. The Pioneer Board has approved this Agreement and the transactions contemplated hereby and has taken all actions necessary or advisable to render inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or other similar law.

Section 3.28          SBA Matters.

(a)            Pioneer is approved as a Preferred Lender (“PLP Status”) with the Small Business Administration (“SBA”); no action or proceeding for the termination or revocation Pioneer’s PLP Status is pending, or, to the Knowledge of Pioneer, has any such termination or revocation been threatened.

(b)            To the Knowledge of Pioneer, each loan originated by Pioneer and guaranteed by the SBA (each, an “SBA Loan”), including without limitation loans originated by Pioneer pursuant to the Paycheck Protection Program established by section 1102 of the Coronavirus Aid, Relief, and Economic Security Act (as amended, restated or modified from time to time, including, as amended by the Paycheck Protection Program Flexibility Act of 2020 and the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act), has been originated in full compliance with all SBA requirements and procedures (except where such failure to comply cannot reasonably be expected to serve as the basis for the SBA to fail to honor its guarantee of such loan or otherwise demand payment from Pioneer as the originator of the loan), and no basis exists for the SBA to (i) dishonor its guarantee of any SBA Loan, (ii) require Pioneer to repurchase any SBA Loan, or (iii) otherwise require Pioneer to make any Repair (as defined in SBA SOP 50 57 2) with regard to any SBA Loan.

(c)           With regard to any whole or partial interest in any SBA Loan sold by Pioneer, Pioneer has no obligation to repurchase any such SBA Loan, other than upon a breach of representations or warranties made by Pioneer on the sale of such SBA Loan, all of which representations and warranties are standard for loan sale agreements governing the sale of SBA guaranteed loans.

(d)           With regard to any SBA Loans serviced by Pioneer, to the Knowledge of Pioneer, Pioneer has fully complied with all legal and SBA requirements with regard to such serviced SBA Loans.

Section 3.29        Mortgage Banking Business. Except as set forth on Section 3.29 of the Pioneer Disclosure Memorandum:

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(a)            Pioneer and its Subsidiaries have complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Pioneer and its Subsidiaries and satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Pioneer and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(b)            No Agency, Loan Investor or Insurer has (i) claimed in writing that Pioneer or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Pioneer or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Pioneer or its Subsidiaries or (iii) indicated in writing to Pioneer or its Subsidiaries that it has terminated or intends to terminate its relationship with Pioneer or its Subsidiaries for poor performance, poor loan quality or concern with respect to Pioneer’s or its Subsidiaries’ compliance with laws.

(c)            Except as set forth on Section 3.29(c) of the Pioneer Disclosure Memorandum, neither Pioneer nor any of its Subsidiaries, (i) as a servicer of any mortgage loan, has any repurchase obligations with respect to such serviced mortgage loans, or (ii) as a seller of any mortgage loan, has any repurchase obligations with respect to such originated mortgage loans, other than, in each case, for (x) first payment default by the obligor on any such loan, or (y) fraud. Except as set forth on Section 3.29(c) of the Pioneer Disclosure Memorandum, (i) neither Pioneer nor any of its Subsidiaries has received any written notice of, or to the effect, that Pioneer or any of its Subsidiaries may become subject to repurchase obligations as a servicer or seller of mortgage loans, and (ii) to the Knowledge of Pioneer, no such repurchase obligations been threatened.

Section 3.30        Pioneer Information. The information relating to Pioneer and each Pioneer Subsidiary which is provided in writing by Pioneer or its Representatives specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to Pioneer and each Pioneer Subsidiary will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.31         Fairness Opinion. Prior to the execution of this Agreement, Pioneer has received an opinion from Piper Sandler & Co., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Pioneer is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

Section 3.32         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Pioneer in this Article III, neither Pioneer nor any other person makes any express or implied representation or warranty with respect to Pioneer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Pioneer hereby disclaims any such other representations or warranties.

(b)            Pioneer acknowledges and agrees that neither FirstSun nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

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Article IV
REPRESENTATIONS AND WARRANTIES OF FIRSTSUN

FirstSun and Merger Sub represent and warrant to Pioneer, except as set forth on the FirstSun Disclosure Memorandum and subject to Section 9.13, as follows:

Section 4.1            Corporate Organization.

(a)            Each of FirstSun and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of FirstSun and Merger Sub has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, a Material Adverse Effect on FirstSun or Merger Sub. FirstSun is duly registered as a financial holding company under the BHCA. Sunflower Bank is duly organized as a national banking association. True and complete copies of the certificate of incorporation and bylaws of FirstSun, as in effect as of the date of this Agreement, have previously been furnished or made available to Pioneer. FirstSun is not in violation of any of the provisions of its certificate of incorporation or bylaws, each as amended.

(b)           Section 4.1(b) of the FirstSun Disclosure Memorandum sets forth a complete and correct list of all of the Subsidiaries of FirstSun (each, a “FirstSun Subsidiary,” and collectively, the “FirstSun Subsidiaries”); such list identifies the primary federal and state bank regulatory agencies for each FirstSun Subsidiary. Section 4.1(b) of the FirstSun Disclosure Memorandum also sets forth a list identifying the number (other than in the case of wholly-owned Subsidiaries identified as such on Section 4.1(b) of the FirstSun Disclosure Memorandum) and owner of all outstanding capital stock or other equity securities of each such FirstSun Subsidiary, and all options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such FirstSun Subsidiary, or contracts, commitments, understandings or arrangements by which such FirstSun Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the FirstSun Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by FirstSun or another of its Subsidiaries free and clear of any Lien with respect thereto. Each FirstSun Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so licensed and qualified would not have, or would not reasonably be expected to have, a Material Adverse Effect on FirstSun) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except for its interests in the FirstSun Subsidiaries as set forth in Section 4.1(b) of the FirstSun Disclosure Memorandum, FirstSun does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. True and complete copies of the articles of incorporation and bylaws, certificate of formation, certificate of partnership, limited liability agreements, partnership agreements or other organizational documents (as applicable) of each FirstSun Subsidiary, as in effect as of the date of this Agreement, have previously been furnished or made available to Pioneer. No FirstSun Subsidiary is in violation of any of the provisions of such organizational documents.

Section 4.2            Capitalization.

(a)            The authorized capital stock of FirstSun consists of (a) 50,000,000 shares of common stock, $0.0001 par value per share (“FirstSun Common Stock”), 18,321,659 of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, non-assessable and not issued in violation of any preemptive

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rights; and (b) 10,000,000 shares of preferred stock, $0.0001 par value per share, none of which are issued and outstanding. No other shares of capital stock or other voting securities of FirstSun are issued, reserved for issuance or outstanding. Section 4.2(a) of the FirstSun Disclosure Memorandum sets forth for each outstanding option to acquire shares of FirstSun Common Stock (each, a “FirstSun Option”), the date of the grant, the expiration date, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of FirstSun Common Stock subject to such FirstSun Option, the number of shares of FirstSun Common Stock subject to such FirstSun Option that are currently exercisable and the exercise price per share of such FirstSun Option. Other than awards under the FirstSun Stock Plan that are set forth in Section 4.2(a) of the FirstSun Disclosure Memorandum, no other equity-based awards are outstanding. Except as set forth on Section 4.2(a) of the FirstSun Disclosure Memorandum, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of FirstSun, or otherwise obligating FirstSun to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in Section 4.2(a) of the FirstSun Disclosure Memorandum, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of FirstSun Common Stock or other equity interests of FirstSun.

(b)            FirstSun has not issued or granted any FirstSun Options under the FirstSun Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each grant of FirstSun Options, each such grant was (i) made in accordance with the terms of the FirstSun Stock Plan and all applicable Laws and complies with or is exempt from Section 409A of the Code, (ii) appropriately authorized by the FirstSun Board and has a grant date that is identical to (or later than) the date on which it was actually granted or awarded by the FirstSun Board and (iii) properly accounted for in accordance with GAAP in the financial statements (including the related notes) of FirstSun.

Section 4.3            Authority; No Violation.

(a)            Each of FirstSun and Merger Sub has the corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by each of the FirstSun Board and the Merger Sub Board. The Merger Sub Board has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and its sole stockholder, has declared it advisable and has directed that this Agreement and the transactions contemplated hereby be submitted to Merger Sub’s sole stockholder for approval and has adopted a resolution to the foregoing effect. FirstSun has approved this Agreement and the transactions contemplated hereby in its capacity as the sole stockholder of Merger Sub. No other corporate proceedings on the part of FirstSun or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FirstSun. Assuming due authorization, execution and delivery by all other Parties, this Agreement constitutes a valid and binding obligation of each of FirstSun and Merger Sub, enforceable against each of FirstSun and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Neither the execution and delivery of this Agreement by FirstSun or Merger Sub nor the consummation by FirstSun or Merger Sub of the transactions contemplated hereby, nor compliance by FirstSun or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of FirstSun or Merger Sub or (ii) assuming that the Requisite Regulatory Approvals are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, injunction or other Law applicable to Merger Sub or FirstSun or any of its Subsidiaries or any of their respective properties or

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assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of FirstSun or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which FirstSun or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, as would not be material to Merger Sub or FirstSun and its Subsidiaries taken as a whole.

Section 4.4            Consents and Approvals. Except for (a) the notices, consents, approvals, waivers, authorizations, filings and registrations set forth in Section 4.4 of the FirstSun Disclosure Memorandum, and (b) the Requisite Regulatory Approvals, no notices to, consents or approvals of, waivers or authorizations by, or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Merger Sub and FirstSun of this Agreement and (ii) the consummation by Merger Sub and FirstSun and its Subsidiaries of the transactions contemplated hereby, except in each case, for any such approvals, filings, notices, consents, waivers authorizations or registrations the failure to make or obtain, as applicable, would not be material to Merger Sub and FirstSun and its Subsidiaries taken as a whole or would not materially impair or delay Merger Sub’s and FirstSun’s ability to consummate the Merger or the other transactions contemplated by this Agreement. As of the date of this Agreement, Merger Sub and FirstSun have no Knowledge of any reason pertaining to Merger Sub or FirstSun or any of its Subsidiaries that would reasonably be expected to result in any Requisite Regulatory Approval not being obtained or granted on a timely basis.

Section 4.5            Reports. Except as would not be material, FirstSun and each of its Subsidiaries have filed all Reports that they were required to file since January 1, 2018 with the Regulatory Agencies, including any Report required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith. Any such Report regarding FirstSun filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FirstSun and its Subsidiaries and any related periodic inquiries by any such Regulatory Agency, there is no pending proceeding before, or, to the Knowledge of FirstSun, examination or investigation by, any Regulatory Agency into the business or operations of FirstSun or any of its Subsidiaries. There are no unresolved violations, criticisms, or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of FirstSun or any of its Subsidiaries, except as would not reasonably be expected to be material to FirstSun. Notwithstanding anything to the contrary in this Section 4.5, FirstSun makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 4.6            Financial Statements.

(a)            FirstSun has previously made available to Pioneer copies of the following financial statements (the “FirstSun Financial Statements”): (i) the audited consolidated balance sheets of FirstSun and its Subsidiaries, and the related consolidated statements of income, for fiscal years 2020 and 2019, and (ii) the unaudited consolidated balance sheet of FirstSun and its Subsidiaries as of March 31, 2021 (the “FirstSun Balance Sheet”), and the related consolidated statement of income for the three months ended March 31, 2021. The FirstSun Financial Statements fairly present in all material respects the consolidated financial position and results of operations of FirstSun and its Subsidiaries as of the respective dates or for the respective periods therein set forth and, except as set forth in Section 4.6(a) of the FirstSun Disclosure Memorandum, have been prepared in accordance with GAAP, consistently applied during the periods involved and, in the case of interim financial statements, subject to year-end adjustments normal in nature and amount. The FirstSun Financial Statements have been prepared from, and are in accordance with, the books and records of FirstSun and its Subsidiaries in all material respects.

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(b)            FirstSun maintains a system of internal accounting controls designed to comply with all legal and accounting requirements applicable to its and its Subsidiaries’ businesses. Since January 1, 2018, FirstSun has not received written notice of any material claim, investigation, examination or proceeding alleging that it has engaged in questionable accounting or auditing practices.

Section 4.7           Undisclosed Liabilities. Except (i) as set forth on Section 4.7 of the FirstSun Disclosure Memorandum, (ii) for those liabilities that are reflected or reserved against on the FirstSun Balance Sheet, and (iii) for liabilities incurred since March 31, 2021, in the ordinary course of business consistent in all material respects with past practice, neither FirstSun nor any of its Subsidiaries has any liability of the type that would be required under GAAP to be disclosed on the consolidated balance sheet of FirstSun and its Subsidiaries, except as would not reasonably be expected to be material.

Section 4.8            Absence of Certain Changes or Events. Since December 31, 2020 (and in the case of clause (b), prior to the date of this Agreement): (a) FirstSun and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; and (b) there have been no events, circumstances, facts or occurrences that have had, individually or in the aggregate, a Material Adverse Effect on FirstSun.

Section 4.9            Legal Proceedings. Except as set forth in Section 4.9 of the FirstSun Disclosure Memorandum, neither FirstSun nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of FirstSun, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FirstSun or any of its Subsidiaries that, if determined adversely to FirstSun or any of its Subsidiaries, would be material to FirstSun and its Subsidiaries taken as a whole. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon FirstSun, any of its Subsidiaries or the assets of FirstSun or any of its Subsidiaries. Notwithstanding anything to the contrary in this Section 4.9, FirstSun makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 4.10        Taxes and Tax Returns.

(a)            Each of FirstSun and its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all material federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all material Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) except Taxes that are being contested in good faith by appropriate proceedings as set forth in Section 4.10(a) of the FirstSun Disclosure Memorandum and for which FirstSun or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Each of FirstSun and its Subsidiaries has made adequate provision on the FirstSun Balance Sheet for all material Taxes not yet due and payable.

(b)            Neither FirstSun nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file any Tax Return obtained in the ordinary course of business consistent with past practice.

(c)            No jurisdiction where FirstSun and its Subsidiaries do not file a Tax Return has made a claim in writing that any of FirstSun and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(d)            No Liens for Taxes exist with respect to any of the assets of FirstSun or its Subsidiaries other than for current Taxes not yet due and payable or, if due and payable that are being contested in good faith by appropriate actions.

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(e)            Except as set forth in Section 4.10(e) of the FirstSun Disclosure Memorandum, there are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any material Taxes of FirstSun or any of its Subsidiaries.

(f)             Except as set forth in Section 4.10(f) of the FirstSun Disclosure Memorandum, there is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to FirstSun or any of its Subsidiaries (other than extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect.

(g)            All material Taxes required to be withheld, collected or deposited by FirstSun and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Each of FirstSun and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to Deposits).

(h)            Neither FirstSun nor any of its Subsidiaries has participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2).

(i)             Neither FirstSun nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than any such agreement or arrangement that (i) is solely between FirstSun and any of its Subsidiaries or solely between any such Subsidiaries, or (ii) is a customary commercial contract entered into in the ordinary course of business, the principal subject of which is not Taxes).

(j)             Neither FirstSun nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FirstSun or any of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than FirstSun or any of its Subsidiaries, as applicable) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract.

(k)            Neither FirstSun nor any of its Subsidiaries has been, within the past five (5) years, or is, as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(l)             Since January 1, 2018, except as set forth in Section 4.10(l) of the FirstSun Disclosure Memorandum, neither FirstSun nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by FirstSun or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by FirstSun or any of its Subsidiaries, as applicable).

(m)           Neither FirstSun nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for a Post-Closing Period as a result of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(n)            Neither FirstSun nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any material changes in accounting method.

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(o)            Neither FirstSun nor any of its Subsidiaries is subject to, or has pending, any rulings or closing agreements with any Governmental Entity.

(p)            Neither FirstSun nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or materially impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.10 and Section 4.11 are the sole and exclusive representations and warranties in this Agreement related to Taxes or Tax matters of FirstSun and FirstSun’s Subsidiaries.

Section 4.11          Employee Benefit Plans.

(a)            Section 4.11(a) of the FirstSun Disclosure Memorandum lists all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements (except for retention, bonus, employment, termination, severance or other contracts or agreements to which FirstSun or any of its Subsidiaries is a party that do not apply generally to all employees of FirstSun or any of its Subsidiaries), with respect to which FirstSun or any of its Subsidiaries has any current or future liability or obligation, or that are maintained, contributed to or sponsored by FirstSun or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of FirstSun or any of its Subsidiaries (all such plans, programs, arrangements, whether or not listed in Section 4.11(a) (other than any such arrangements between FirstSun or one of its Subsidiaries and individual officers of FirstSun or one of its Subsidiaries, provided that such arrangement is properly reflected on the FirstSun Financial Statements to the extent required by GAAP) of the FirstSun Disclosure Memorandum, collectively, the “FirstSun Benefit Plans”).

(b)            Each FirstSun Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)            Each FirstSun Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder, except to the extent any non-compliance would not result in any material liability to FirstSun or any of its Subsidiaries. None of FirstSun or any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(d)            Section 4.11(d) of the FirstSun Disclosure Memorandum identifies each FirstSun Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FirstSun Qualified Plans”). Each FirstSun Qualified Plan has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS and no such letter has been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FirstSun Qualified Plan. No trust funding any FirstSun Qualified Plan is intended to meet the requirements of Code Section 501(c)(9).

(e)            None of FirstSun or any of its Subsidiaries has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a Multiemployer Plan or a Multiple Employer Plan. None of FirstSun or any of its Subsidiaries has (A) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (B) incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA. Neither FirstSun nor any of its Subsidiaries has or is reasonably expected to have any material liability under Title IV or Section 302 of ERISA, or Sections 412, 430 or 4971 of the Code.

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(f)             No FirstSun Benefit Plan listed in Schedule 4.11(a) of the FirstSun Disclosure Memorandum provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any other applicable Law.

(g)           All material contributions required to be made to any FirstSun Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any FirstSun Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FirstSun or one of its Subsidiaries, as applicable.

(h)            The transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of FirstSun or any Subsidiary of FirstSun from FirstSun or any such Subsidiary under any FirstSun Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any FirstSun Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of FirstSun or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any FirstSun Benefit Plan or related trust. None of FirstSun or any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of excise taxes imposed by Section 4999 of the Code.

(i)             None of FirstSun or any of its Subsidiaries, and, to the Knowledge of FirstSun, no other Person, has (i) engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the FirstSun Benefit Plans or their related trusts, or FirstSun or any of its Subsidiaries to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, or (ii) any obligation to indemnify any Person in connection therewith.

(j)             There are no pending or, to the Knowledge of FirstSun, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the FirstSun Benefit Plans, any fiduciaries thereof with respect to their duties to the FirstSun Benefit Plans or the assets of any of the trusts under any of the FirstSun Benefit Plans which could reasonably be expected to result in any material liability of FirstSun or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a FirstSun Benefit Plan, or any other party. No FirstSun Benefit Plan is under audit or the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of FirstSun, threatened.

(k)            To the Knowledge of FirstSun each individual who renders services to FirstSun or any of its Subsidiaries who is classified by FirstSun or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for Tax purposes and Tax reporting and under FirstSun Benefit Plans) is properly so characterized.

(l)             FirstSun and its Subsidiaries have at all times complied with the requirements of Section 4980H of the Code. No condition exists that could cause FirstSun or any of its Subsidiaries to have any Tax, liability, penalty, or payment imposed against it pursuant to Section 4980H(a) of the Code with respect to periods prior to the Effective Time. FirstSun and its Subsidiaries have maintained records that are sufficient to satisfy the reporting requirements under Section 6055 and 6056 of the Code, to the extent required.

Section 4.12          Labor Matters.

(a)            There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of FirstSun or any of its Subsidiaries and there are

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no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of FirstSun, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no labor strikes, work stoppages, slowdowns, lockouts, or other material labor disputes, other than routine grievance matters, now pending or, to the Knowledge of FirstSun, threatened against or involving FirstSun or any of its Subsidiaries or former Subsidiaries; there have not been any such labor strikes, work stoppages, slowdown or lockouts, other than routine grievance matters, with respect to FirstSun or any of its Subsidiaries at any time within three (3) years of the date of this Agreement; and there is no, and within three (3) years of the date of this Agreement there has been no, unfair labor practice charge or complaint pending before the National Labor Relations Board against FirstSun or its Subsidiaries.

(b)            Neither FirstSun nor any of its Subsidiaries is currently or at any time since January 1, 2018 has been a party to, or otherwise bound by, any consent decree with, or court order by, any Governmental Entity relating to employees or employment practices. FirstSun and each of its Subsidiaries are in material compliance with all applicable state, federal and local Laws and regulations relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, working conditions, worker classification, occupational safety and health, family and medical leave, and employee terminations. Except as would not reasonably be expected to result in any material liability to FirstSun or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other formal proceedings of any nature pending or, to the Knowledge of FirstSun, threatened against FirstSun or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or service provider or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

(c)            FirstSun has made available the following information for each employee or service provider, including each employee on leave of absence or layoff status: employing entity; name; department; job title; if on leave of absence or layoff status, type of leave and expected date of return; and immigration status (e.g., H-1B, L-1A) and employment authorization expiration date if the individual is neither a legal permanent resident nor a citizen of the United States. FirstSun and its Subsidiaries are not a party to any employee leasing, professional employer organization (PEO), or management services agreement with any Person.

(d)            To the Knowledge of FirstSun, no employee or service provider of FirstSun or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or service provider of the Surviving Corporation or its Subsidiaries, or (ii) the ability of the Surviving Corporation or its Subsidiaries to conduct its business following the Effective Time. No management employee or service provider has communicated to FirstSun or any of its Subsidiaries, or to any of their officers or directors, that such Person intends to cancel or otherwise terminate such Person’s employment or service as a result of the consummation of the transactions contemplated hereby.

(e)            FirstSun and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”) and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Closing Date. FirstSun and its Subsidiaries have not given, and have not been required to give, any notice under WARN within 90 days prior to the Closing Date.

Section 4.13         Compliance with Applicable Law.

(a)            FirstSun and each of its Subsidiaries and (as it relates to their activities as employees) each of their respective employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been, since

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January 1, 2018, in compliance with, and are not and have not, since January 1, 2018, been in violation of, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to have a Material Adverse Effect on FirstSun, and neither FirstSun nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to FirstSun and its Subsidiaries taken as a whole. Notwithstanding anything to the contrary in this Section 4.13(a), FirstSun makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

(b)           FirstSun is “well-capitalized” and “well managed,” as such terms are defined in 12 C.F.R. § 225.2(r) and (s), respectively, of Regulation Y of the Federal Reserve Board, and Sunflower Bank is “well-capitalized” (as that term is defined in 12 C.F.R. § 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined in 12 C.F.R. § 5.34(d)(3) or the relevant regulation of the institution’s primary federal bank regulator), and Sunflower Bank’s CRA rating is no less than “satisfactory.” Neither FirstSun nor any FirstSun Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one year. All Deposits of FirstSun and its Subsidiaries that are required under applicable Law to be insured by the FDIC are so insured to the fullest extent under applicable law. FirstSun and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums. Notwithstanding anything to the contrary in this Section 4.13(b), FirstSun makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 4.14        Cyber Security. FirstSun maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law, and any other material confidential information against any Security Breach. To the knowledge of FirstSun, FirstSun has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun. To the knowledge of FirstSun, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FirstSun.

Section 4.15         Fiduciary Activities. Except as would not reasonably be expected to have a Material Adverse Effect on FirstSun, FirstSun and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable state and federal Law. Except as would not reasonably be expected to have a Material Adverse Effect on FirstSun, none of FirstSun, any of its Subsidiaries, or any director, officer or employee thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 4.16         Material Contracts.

(a)                Except as set forth in Section 4.16(a) of the FirstSun Disclosure Memorandum, neither FirstSun nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 4.16, whether written or oral and whether or not set forth in the FirstSun Disclosure Memorandum is referred to as a “FirstSun Material Contract”):

(i)             any material contract or agreement entered into since January 1, 2020 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

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(ii)            any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, in excess of $100,000 and where FirstSun or any of its Subsidiaries is a borrower or guarantor, in each case, other than those entered into in the ordinary course of business;

(iii)           any contract or agreement limiting in any material respect the freedom of FirstSun or any of its Subsidiaries to engage in any line of business or to compete with any other Person, or prohibiting in any material respect FirstSun or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)           any material contract or agreement with any Affiliate of FirstSun or its Subsidiaries, in each case other than (A) contracts solely between or among FirstSun and any of its Subsidiaries or (B) in connection with customer or banking relationships in the ordinary course of business;

(v)            any material agreement of guarantee, support or indemnification by FirstSun or its Subsidiaries, any material assumption or endorsement by FirstSun or its Subsidiaries of, or any similar material commitment by FirstSun or its Subsidiaries with respect to, in each case, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, in each case other than those entered into in the ordinary course of business;

(vi)           any material joint venture, stockholders’ partnership or similar agreement involving a sharing of profits or losses relating to FirstSun or any of its Subsidiaries;

(vii)          any material agreement, option or commitment with, or held by, any third party granting such third party the right to acquire, use or have access to any material assets or properties, or any material interest therein, of FirstSun or its Subsidiaries;

(viii)        any material contract or agreement that contains any (w) exclusive dealing obligation, (x) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (y) “most favored nation” or similar provision or (z) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of FirstSun or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(ix)            any contract under which FirstSun or any of its Subsidiaries will have an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation after the date hereof.

(b)            FirstSun and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them as of the date hereof under, and have not received any written notice of a default in respect of, each FirstSun Material Contract to which FirstSun or any of its Subsidiaries is a party or by which FirstSun or any of its Subsidiaries is bound, except as would not be material. Each of the FirstSun Material Contracts is valid and binding on FirstSun or its applicable Subsidiary and in full force and effect and there exists no default or event of default by FirstSun or any of its Subsidiaries or, to the Knowledge of FirstSun, by any other party thereto or any event, occurrence, condition or act, with respect to FirstSun or its Subsidiaries or, to the Knowledge of FirstSun, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any FirstSun Material Contract, except in each case, as would not, individually or in the aggregate, be material. No third-party counterparty to any FirstSun Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any FirstSun Material Contract as a result of a Pandemic or the Pandemic Measures.

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Section 4.17        Agreements with Regulatory Agencies. Neither FirstSun nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, in each case, that restricts in any material respect the conduct of its business or that relates in any material respect to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business other than any restrictions that generally apply to FirstSun or any of its Subsidiaries under applicable Law (each, whether or not set forth in the FirstSun Disclosure Memorandum, a “FirstSun Regulatory Agreement”), nor does FirstSun have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such FirstSun Regulatory Agreement. Notwithstanding anything to the contrary in this Section 4.17, FirstSun makes no representation or warranty with respect to any confidential supervisory information with respect to any Governmental Entity or any other information whose disclosure would violate any Law.

Section 4.18         Investment Securities. Each of FirstSun and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of FirstSun or any of its Subsidiaries and except for such defects in title or Liens that would not be material to FirstSun and its Subsidiaries taken as a whole. Such securities are valued on the books of FirstSun and its Subsidiaries in accordance with GAAP.

Section 4.19        Derivative Transactions. Except as would not be material to FirstSun and its Subsidiaries taken as a whole, all Derivative Transactions, whether entered into for the account of FirstSun or one of its Subsidiaries or for the account of a customer of FirstSun or one of its Subsidiaries, were entered into in the ordinary course of business and, to the Knowledge of FirstSun, in accordance with applicable laws, rules, regulations and policies of all applicable Regulatory Agencies and other policies, practices, procedures employed by FirstSun, as applicable and are legal, valid and binding obligations of FirstSun or one of its Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. Except as would not be material to FirstSun and its Subsidiaries taken as a whole, FirstSun and its Subsidiaries have duly performed all of their obligations thereunder to the extent required, and, to the Knowledge of FirstSun, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.20       Environmental Liability. Except as set forth on Section 4.20 of the FirstSun Disclosure Memorandum or as would not be material to FirstSun and its Subsidiaries taken as a whole, there are no legal, administrative, arbitral or other proceedings, claims or actions or, to FirstSun’s Knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose or that could reasonably be expected to result in the imposition, on FirstSun or any of its Subsidiaries, of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of FirstSun, threatened against FirstSun or any of its Subsidiaries. To the Knowledge of FirstSun, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on FirstSun. To the Knowledge of FirstSun, during or prior to the period of (i) FirstSun’s or any of its Subsidiaries’ ownership or operation of any property, (ii) FirstSun’s or any of its Subsidiaries’ participation in the management of any property, or (iii) FirstSun’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Neither FirstSun nor any of its Subsidiaries is subject to any material

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agreement, order, judgment or decree by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing. There has been no material written third party environmental site assessment conducted since January 1, 2017 assessing the presence of hazardous materials located on any property owned or leased by FirstSun or any of its Subsidiaries that is within the possession or control of FirstSun and its Subsidiaries or Affiliates as of the date of this Agreement that has not been delivered or made available to Pioneer prior to the date of this Agreement.

Section 4.21        Insurance. Except as would not be material to FirstSun and its Subsidiaries, FirstSun and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FirstSun reasonably has determined to be prudent and consistent with industry practice (the “FirstSun Policies”). As of the date hereof, there is no material claim for coverage by FirstSun or any of its Subsidiaries pending under any of such FirstSun Policies as to which coverage has been questioned, denied or disputed by the underwriters of such FirstSun Policies or in respect of which such underwriters have reserved their rights. All premiums payable by FirstSun or its Subsidiaries have been timely paid, in all material respects, by FirstSun or its Subsidiaries, as applicable. Neither FirstSun nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such FirstSun Policies.

Section 4.22         Title to Property.

(a)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, FirstSun or one of its Subsidiaries (i) has good and marketable title to all the material land, buildings, structures, plants, and facilities owned and used by FirstSun or its Subsidiaries to conduct FirstSun’s or such Subsidiary’s business (the “FirstSun Owned Real Property”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) Permitted Encumbrances, and (ii) has good and marketable leasehold interests in all material FirstSun Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the FirstSun Real Property Leases. From January 1, 2020 to the date hereof, none of the material FirstSun Leased Premises or FirstSun Owned Real Property has been taken by eminent domain (or to the Knowledge of FirstSun as of the date hereof is the subject of a pending or contemplated taking which has not been consummated).

(b)            Except as would not reasonably be expected to be material to FirstSun and its Subsidiaries taken as a whole and except for the FirstSun Tenant Leases, (i) no Person other than FirstSun and its Subsidiaries has (A) any right in any of the FirstSun Owned Real Property or any right to use or occupy any portion of the FirstSun Owned Real Property or (B) any right to use or occupy any portion of the FirstSun Leased Premises, and (ii) all buildings, structures, fixtures and appurtenances comprising part of the FirstSun Owned Real Property are in good operating condition and have been well-maintained, reasonable wear and tear excepted, and are adequate and sufficient for the purposes to which they are used in the conduct of FirstSun’s business. FirstSun and its Subsidiaries do not use in its respective businesses any material real property other than the FirstSun Owned Real Property and the FirstSun Leased Premises.

(c)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, each of the FirstSun Real Property Leases and each of the FirstSun Tenant Leases is valid and binding on FirstSun or its applicable Subsidiary and is in full force and effect, without amendment and there exists no default or event of default or event, occurrence, condition or act, with respect to FirstSun or its Subsidiaries or, to the Knowledge of FirstSun, with respect to the other parties thereto, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default thereunder.

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(d)            FirstSun and its Subsidiaries have operated the FirstSun Owned Real Property and the FirstSun Leased Premises, and the continued operation of the FirstSun Owned Real Property and the FirstSun Leased Premises and the manner they are used in FirstSun and its Subsidiaries’ business will be, in accordance with applicable Laws in all material respects.

(e)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, FirstSun and its Subsidiaries have good, valid and marketable title to all FirstSun Owned Personal Property and each of the FirstSun Personal Property Leases is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of FirstSun, the lessor.

Section 4.23          Intellectual Property.

(a)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, FirstSun and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens other than Permitted Encumbrances, all Intellectual Property used or held for use by FirstSun and its Subsidiaries as of the date hereof (collectively, the “FirstSun Intellectual Property”) in the manner that it is currently used by FirstSun and its Subsidiaries.

(b)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, neither FirstSun nor any of its Subsidiaries has received written notice from any third party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party by FirstSun or any of its Subsidiaries. To the Knowledge of FirstSun, neither FirstSun nor any of its Subsidiaries has infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of FirstSun, no third party has infringed upon, misappropriated or violated any FirstSun Intellectual Property.

(c)            Neither FirstSun nor any of its Subsidiaries is a party to any agreement containing a material obligation to indemnify any Person against a claim of infringement or misappropriation of any FirstSun Intellectual Property.

Section 4.24         Broker’s Fees. Except as set forth on Section 4.24 of the FirstSun Disclosure Memorandum, neither FirstSun nor any of its Subsidiaries or Affilliates has employed any broker or finder or incurred any liability for (or has any obligation to pay) any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.25         Loans.

(a)            The information with respect to each FirstSun Loan set forth in the FirstSun Loan Summaries (other than any such information received from third parties), is true, correct and accurate in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of February 28, 2021.

(b)           Section 4.25(b) of the FirstSun Disclosure Memorandum sets forth a list of all FirstSun Loans as of the date hereof by FirstSun and its Subsidiaries that have been made to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O) thereof. Except as set forth in Section 4.25(b) of the FirstSun Disclosure Memorandum, (i) there are no employee, officer, director or other affiliate FirstSun Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the FirstSun Loan was originated and (ii) all such FirstSun Loans are and were originated in compliance in all material respects with all applicable laws.

(c)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, each FirstSun Loan (i) was originated or purchased by FirstSun or its Subsidiaries and its principal balance as shown on FirstSun’s books and records is true and correct as of the date indicated therein as of the date hereof and (ii) with respect to loans originated by FirstSun or its Subsidiaries, complies, and at the time the FirstSun Loan was originated complied, with all applicable requirements of federal, state, and local Laws.

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(d)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, (i) each outstanding FirstSun Loan (including FirstSun Loans held for resale to investors) has been solicited and originated or purchased, as the case may be, and is administered and serviced (to the extent administered and serviced by FirstSun or a FirstSun Subsidiary), and the relevant FirstSun Loan Documentation is being maintained, in accordance with FirstSun’s or its Subsidiary’s underwriting and servicing standards (and, in the case of FirstSun Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state, and local Laws and (ii) the FirstSun Loan Documentation with respect to each FirstSun Loan was in compliance with applicable Laws at the time of origination or purchase by FirstSun or its Subsidiaries and is complete and correct.

(e)            With respect to each FirstSun Loan that is secured, except as would not be material to FirstSun and its Subsidiaries taken as a whole, (i) FirstSun or its Subsidiaries have a valid and enforceable Lien on the collateral described in the documents relating to such FirstSun Loan, and such Lien has the priority described in the FirstSun Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(f)             Except as set forth in Section 4.25(f) of the FirstSun Disclosure Memorandum or as would not be material to FirstSun and its Subsidiaries taken as a whole, none of the agreements pursuant to which FirstSun or any of its Subsidiaries has sold FirstSun Loans or pools of FirstSun Loans or participations in FirstSun Loans or pools of FirstSun Loans contains any obligation to repurchase such FirstSun Loans or interests therein solely on account of a payment default by the obligor on any such FirstSun Loan. Except as set forth on Section 4.25(f) of the FirstSun Disclosure Memorandum, (i) neither FirstSun nor any of its Subsidiaries has received any written notice of, or to the effect, that FirstSun or any of its Subsidiaries may become subject to repurchase obligations in connection with sold FirstSun Loans or pools of FirstSun Loans or participations in FirstSun Loans or pools of FirstSun Loans, and (ii) to the Knowledge of FirstSun, no such repurchase obligations been threatened.

(g)            Except as would not be material to FirstSun and its Subsidiaries taken as a whole, FirstSun’s allowance for loan losses as of December 31, 2020 and March 31, 2021 were in compliance with FirstSun’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(h)            Section 4.25(h) of the FirstSun Disclosure Memorandum identifies, as of March 31, 2021, each FirstSun Loan: (i) that was on non-accrual status, (ii) which the obligor was, as of March 31, 2021, over ninety (90) days delinquent in payment of principal or interest, (iii) with respect to which the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the FirstSun Loan was originally created or subsequent to the date FirstSun or one of its Subsidiaries acquired the FirstSun Loan, in each case, due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (excluding for purposes of clauses (ii) and (iii) above, loans granted deferments which comply in all respects with the terms of either (A) the April 7, 2020 Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Effected by the Coronavirus, or (B) Section 4013 of the CARES Act (each, a “FirstSun Deferred Loan” and collectively the “FirstSun Deferred Loans”)), (iv) with respect to which a specific reserve allocation existed in connection therewith, or (v) that was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15. For each FirstSun Loan identified in response to clauses (i) through (v) above, Section 4.25(h) of the FirstSun Disclosure Memorandum sets forth the outstanding balance, including accrued and unpaid interest, on each such FirstSun Loan and the identity of the borrower thereunder as of March 31, 2021. Section 4.25(h) of the FirstSun Disclosure Memorandum sets forth (i) all of the FirstSun Loans that as of March 31, 2021, were classified by FirstSun or any Subsidiary of FirstSun, or any bank examiner (whether regulatory, internal or outsourced) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such FirstSun Loan and the identity of the borrower thereunder, (ii) each FirstSun Loan that was classified as of

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March 31, 2021 as impaired in accordance with ASC 310 and (iii) each asset of FirstSun that, as of March 31, 2021, was classified as “Other Real Estate Owned” and the book value thereof as of such date. With regard to FirstSun Deferred Loans, Section 4.25(h) of the FirstSun Disclosure Memorandum contains a list of all FirstSun Deferred Loans, identified by borrower and listing the principal amount and the amount of accrued but unpaid interest on each such FirstSun Deferred Loan.

(i)             Except as would not be material to FirstSun and its Subsidiaries taken as a whole, each of FirstSun and its Subsidiaries is in compliance with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, and the Fair Debt Collection Practices Act.

Section 4.26         Related Party Transactions.

(a)            Section 4.26(a) of the FirstSun Disclosure Memorandum identifies all agreements or arrangements (except for (i) “compensation” as defined in Item 402 of the United States Securities and Exchange Commission’s Regulation S-K, (ii) for ordinary course bank deposit, trust and asset management services on arms’ length terms, (iii) for other transactions or arrangements of a type available to employees of FirstSun or any of its Subsidiaries generally) between FirstSun or any FirstSun Subsidiary, on the one hand, and any stockholder or Affiliate of FirstSun (other than FirstSun and its Subsidiaries), on the other, and all agreements or arrangements pursuant to which any stockholder or Affiliate of FirstSun (other than FirstSun and its Subsidiaries) is a party or any FirstSun Subsidiary receives any material services or goods.

(b)            No stockholder or Affiliate of FirstSun (other than its Subsidiaries) owns any material property or asset used in the conduct of the business of FirstSun or its Subsidiaries.

Section 4.27        Takeover Laws. The FirstSun Board has approved this Agreement and the transactions contemplated hereby and has taken all actions necessary or advisable to render inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or other similar law.

Section 4.28         SBA Matters.

(a)            FirstSun is approved as a Preferred Lender and maintains PLP Status with the SBA; no action or proceeding for the termination or revocation Pioneer’s PLP Status is pending, or, to the Knowledge of FirstSun, has any such termination or revocation been threatened.

(b)            To the Knowledge of FirstSun, each SBA Loan originated by FirstSun and guaranteed by the SBA, including without limitation loans originated by FirstSun pursuant to the Paycheck Protection Program established by section 1102 of the Coronavirus Aid, Relief, and Economic Security Act (as amended, restated or modified from time to time, including, as amended by the Paycheck Protection Program Flexibility Act of 2020 and the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act), has been originated in full compliance with all SBA requirements and procedures (except where such failure to comply cannot reasonably be expected to serve as the basis for the SBA to fail to honor its guarantee of such loan or otherwise demand payment from FirstSun as the originator of the loan), and no basis exists for the SBA to (i) dishonor its guarantee of any SBA Loan, (ii) require FirstSun to repurchase any SBA Loan, or (iii) otherwise require FirstSun to make any Repair (as defined in SBA SOP 50 57 2) with regard to any SBA Loan.

(c)           With regard to any whole or partial interest in any SBA Loan sold by FirstSun, FirstSun has no obligation to repurchase any such SBA Loan, other than upon a breach of representations or warranties made by FirstSun on the sale of such SBA Loan, all of which representations and warranties are standard for loan sale agreements governing the sale of SBA guaranteed loans.

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(d)           With regard to any SBA Loans serviced by FirstSun, to the Knowledge of FirstSun, FirstSun has fully complied with all legal and SBA requirements with regard to such serviced SBA Loans.

Section 4.29        Mortgage Banking Business. Except as set forth on Section 4.29 of the FirstSun Disclosure Memorandum:

(a)            FirstSun and its Subsidiaries have complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by FirstSun and its Subsidiaries and satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between FirstSun and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(b)            No Agency, Loan Investor or Insurer has (i) claimed in writing that FirstSun or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by FirstSun or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of FirstSun or its Subsidiaries or (iii) indicated in writing to FirstSun or its Subsidiaries that it has terminated or intends to terminate its relationship with FirstSun or its Subsidiaries for poor performance, poor loan quality or concern with respect to FirstSun’s or its Subsidiaries’ compliance with laws.

(c)            Except as set forth on Section 4.29(c) of the FirstSun Disclosure Memorandum, neither FirstSun nor any of its Subsidiaries, (i) as a servicer of any mortgage loan, has any repurchase obligations with respect to such serviced mortgage loans, or (ii) as a seller of any mortgage loan, has any repurchase obligations with respect to such originated mortgage loans. Except as set forth on Section 4.29(c) of the FirstSun Disclosure Memorandum, (i) neither FirstSun nor any of its Subsidiaries has received any written notice of, or to the effect, that FirstSun or any of its Subsidiaries may become subject to repurchase obligations as a servicer or seller of mortgage loans, and (ii) to the Knowledge of FirstSun, no such repurchase obligations been threatened.

Section 4.30         FirstSun Information. The information relating to FirstSun and each FirstSun Subsidiary which is provided in writing by FirstSun or its Representatives specifically for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to Pioneer or any Pioneer Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.31         Fairness Opinion. Prior to the execution of this Agreement, FirstSun has received an opinion from Stephens Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by FirstSun to the shareholders of Pioneer pursuant to this Agreement is fair, from a financial point of view, to FirstSun. Such opinion has not been amended or rescinded.

Section 4.32          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by FirstSun and Merger Sub in this Article IV, neither FirstSun nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to FirstSun, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities,

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conditions (financial or otherwise) or prospects, and FirstSun and Merger Sub hereby disclaim any such other representations or warranties.

(b)            FirstSun and Merger Sub acknowledge and agree that neither Pioneer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

Article V
CONDUCT OF BUSINESS PENDING CONSUMMATION

Section 5.1            Conduct of Business Prior to Effective Time. Except as expressly contemplated by or permitted by this Agreement, or required by applicable Law, or with the prior written consent of Pioneer (in the case of FirstSun), or of FirstSun (in the case of Pioneer), which consents shall not be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, each Party shall, and shall cause each of its Subsidiaries, as applicable, to: (a) conduct its business in all material respects in the usual, regular and ordinary course consistent with past practice; (b) use commercially reasonable efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay (i) the ability of either Pioneer or FirstSun to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, (ii) the ability of either Pioneer or FirstSun to perform their covenants and agreements under this Agreement or (iii) the consummation of the transactions contemplated hereby.

Section 5.2            Forbearances of Pioneer. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Pioneer Disclosure Memorandum, as required by applicable Law or as expressly required or contemplated by this Agreement, Pioneer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of FirstSun (which consent shall not be unreasonably withheld or delayed):

(a)            other than in the ordinary course of business in all material respects consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of Deposits, purchases of federal funds, borrowings from the Federal Home Loan Bank and Federal Reserve Bank, sales of certificates of deposit and entering into repurchase agreements);

(b)            adjust, split, combine or reclassify any of its capital stock;

(c)            make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly-owned Subsidiaries of Pioneer to Pioneer or to any of their wholly-owned Subsidiaries, (ii) the acceptance of shares of Pioneer Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise, vesting or settlement of equity-based awards in respect of Pioneer Common Stock granted under the Pioneer Stock Plans, as applicable, in each case in accordance with past practice and the terms of the Pioneer Stock Plans and related award agreements);

(d)            issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other securities, including any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares of Pioneer Common Stock upon the exercise of any Pioneer Options or the vesting and settlement of Pioneer Equity Awards granted under the Pioneer Stock Plans;

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(e)            except as set forth on Section 5.2 of the Pioneer Disclosure Memorandum and except (x) as required by applicable Law or the terms of any Pioneer Benefit Plan as in effect on the date of this Agreement, and (y) for normal actions taken in the ordinary course of business consistent with past practice and (z) for stay bonuses provided pursuant to Section 6.6(f): (i) increase the wages, salaries, incentive compensation (including any bonus compensation outside of written bonus plans in effect on the date of this Agreement), incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Pioneer or its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Pioneer or its Subsidiaries; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or materially amend, modify, change or terminate any Pioneer Benefit Plan; or (iii) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Pioneer Benefit Plan;

(f)             materially amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Pioneer or any securities exchangeable for or convertible into the same, except as otherwise permitted in this Agreement; or enter into any collective-bargaining agreement;

(g)            sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any Person other than to Pioneer or any Subsidiary of Pioneer, or cancel, release or assign any material amount of indebtedness to any such Person or any material claims held by any such Person, in each case other than in the ordinary course of business in all material respects consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Pioneer or any of its Subsidiaries shall request the prior approval of FirstSun in accordance with this Section 5.2(g) to make sell, transfer or dispose of any “Other Real Estate Owned” of Pioneer or such Subsidiary, and FirstSun shall not have disapproved such request in writing within five (5) Business Days upon receipt of such request, then such request shall be deemed to be approved by FirstSun in writing and thus Pioneer or such Subsidiary, as applicable, may affect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(g) of the Pioneer Disclosure Memorandum, (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least ninety percent (90%) of the carrying value for such real estate on Pioneer’s financial statements as of December 31, 2020; or (iii) the sale or disposal of “Other Real Estate Owned” of Pioneer or any of its Subsidiaries in the ordinary course of business in all material respects consistent with past practice;

(h)            enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other material banking, operating and servicing policies, except as required by applicable Law;

(i)             make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;

(j)             take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(k)            amend the Pioneer certificate of incorporation or Pioneer bylaws, or otherwise take any action to exempt any Person (other than FirstSun or their Subsidiaries) or any action taken by any Person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any material confidentiality or standstill agreements in place with any third parties;

(l)             other than following prior consultation with FirstSun, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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(m)           other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $250,000 or settle any claim, action or proceeding in a manner that imposes any material restrictions on the current or future business operations of Pioneer or any of its Subsidiaries (including the future business and operations of the Surviving Corporation);

(n)            take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(o)            implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP, regulatory guidelines, or as otherwise previously contemplated by the Parties;

(p)            file or materially amend any material Tax Return other than in the ordinary course of business, make any material change in any method of Tax accounting (other than as may be required by applicable Law, GAAP or regulatory guidelines), make or change any material Tax election, or settle or compromise any material Tax liability without prior written notice given to FirstSun;

(q)            except for transactions in the ordinary course of business in all material respects consistent with past practice, terminate, or waive any material provision of, any Pioneer Material Contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(r)             take any action that would reasonably be expected to materially impede or materially delay the ability of the Parties to obtain any Requisite Regulatory Approval;
(s)            make any loan to any director, executive officer, or principal stockholder (as such terms are defined in Regulation O) of Pioneer or any of its Subsidiaries, other than any such loans in the ordinary course of business consistent with past practice and in accordance with Regulation O; or

(t)             agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

Section 5.3            Forbearances of FirstSun. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the FirstSun Disclosure Memorandum, as required by applicable Law or as expressly required or contemplated by this Agreement, FirstSun shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Pioneer (which consent shall not be unreasonably withheld or delayed):

(a)            amend its certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Pioneer Common Stock;

(b)            (i) adjust, split, combine or reclassify any capital stock of FirstSun, or (ii) make, declare or pay any dividend on any capital stock of FirstSun;

(c)            incur any indebtedness for borrowed money (other than indebtedness of FirstSun or any of its wholly owned Subsidiaries to FirstSun or any of its Subsidiaries) that would reasonably be expected to prevent FirstSun or its Subsidiaries from assuming Pioneer’s outstanding indebtedness;

(d)            (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (ii) make capital contributions to, or investments in, any other Person, in each case of clauses (i) and (ii), that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or receipt of Requisite Regulatory Approvals, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of FirstSun;

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(e)            take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.3 not being satisfied, except as may be required by applicable Law;

(f)             take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1            Pioneer Stockholder Meeting. Pioneer shall call, give notice of, convene and hold a meeting of its stockholders (the “Pioneer Stockholder Meeting”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Pioneer Stockholder Approval and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement. Except to the extent that the Pioneer Board shall have made an Adverse Recommendation Change as permitted by Section 6.4, the Pioneer Board shall use its best efforts to obtain from the stockholders of Pioneer the Requisite Pioneer Stockholder Approval, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Pioneer Board Recommendation”). Pioneer shall adjourn or postpone the Pioneer Stockholder Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Pioneer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Pioneer has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Pioneer Stockholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Pioneer Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of Pioneer at the Pioneer Stockholder Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Pioneer of such obligation.

Section 6.2            Regulatory Matters.

(a)            FirstSun and Pioneer shall promptly prepare and file with the SEC the Proxy Statement and FirstSun shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. FirstSun shall use reasonable efforts to consult with Pioneer on comments received from the SEC on the S-4 to the extent related to the Proxy Statement. Each of FirstSun and Pioneer shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Pioneer shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders. With Pioneer’s cooperation, FirstSun shall use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)            Pioneer and FirstSun shall, and shall cause its respective Subsidiaries to, use their respective commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the transactions contemplated hereby, including obtaining any third party consents which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to Section 6.1 and 6.4 and to the conditions set forth in Article VII hereof, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.2, required in order to continue any contract or agreement with Pioneer or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required or advisable to be obtained by Pioneer or FirstSun, respectively, or any of their respective Subsidiaries

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in connection with the transactions contemplated by this Agreement. The Parties shall cooperate with each other to (i) promptly (but in any case, prior to June 30, 2021) prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition law), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all bank regulatory agencies in order to obtain the Requisite Regulatory Approvals, and (ii) promptly (without, for the avoidance of doubt, such June 30, 2021 deadline) prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger). Subject to applicable Laws relating to the exchange of information, Pioneer and FirstSun shall have the right to review in advance and, to the extent practicable, each will consult the other on, all the information relating to Pioneer or FirstSun, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. FirstSun and Pioneer shall use their commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall be deemed to require FirstSun or Pioneer to take to any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, including, for the avoidance of doubt, any determination by a Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including immediately following the Effective Time (a “Materially Burdensome Regulatory Condition”).

(c)            FirstSun and Pioneer shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 (including any fairness opinion received by FirstSun or Pioneer as provided in Section 3.31 and 4.31), any filing pursuant to Rule 165 or Rule 425 under the Securities Act and any other any statement, filing, notice or application made by or on behalf of FirstSun, Pioneer or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). FirstSun agrees promptly to advise Pioneer if, at any time, any information provided by FirstSun for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Pioneer with the information needed to correct such inaccuracy or omission. FirstSun shall also promptly furnish Pioneer with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to FirstSun and the FirstSun Subsidiaries, to comply with all applicable legal requirements. Pioneer agrees promptly to advise FirstSun if, at any time any information provided by Pioneer for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide FirstSun with the information needed to correct such inaccuracy or omission. Pioneer shall also promptly furnish FirstSun with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Pioneer, to comply with all applicable legal requirements. Pioneer and FirstSun shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.

(d)            Subject to applicable Law relating to the exchange of information, FirstSun and Pioneer shall, upon request, furnish each other with all information concerning FirstSun, Pioneer and their respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of FirstSun, Pioneer or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

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(e)            Subject to applicable Law relating to the exchange of information, FirstSun and Pioneer shall promptly advise the other Parties upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

Section 6.3            Access to Information. Subject to the Confidentiality Agreement, each Party agrees to provide to the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of the other Parties, from time to time prior to the Effective Time or the termination of this Agreement, such information as such Party shall reasonably request with respect to the other Party’s businesses, financial condition and operations and such access to the properties, books and records and personnel as such Party shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party to the extent requested (a) a copy of each material report, schedule, and other document filed or received by it during such period pursuant to the requirements of state or federal banking laws (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as the other Party may reasonably request; provided, however, no Party or any of its Subsidiaries shall be required to provide access to or to disclose (i) board information packets to the other Party prior to distribution to its board or materials included in board information packets that are subject to future board approval, (ii) information contained in reports or documents that would jeopardize the attorney-client privilege of such Party or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties), (iii) any information or material that would contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, (iv) any discussions or negotiations taking place concerning the transactions contemplated by this Agreement (including, for the avoidance of doubt, included in the materials referenced in the foregoing clause (i)) or (v) personnel records that, in its good faith opinion, could subject it to risk of liability. The Parties shall comply with, and inform their respective officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of their duty to comply with their confidentiality obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein. Any investigation by a Party pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other Party or any of its Subsidiaries.

Section 6.4            No Solicitation.

(a)            From and after the date hereof until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with Article VIII, Pioneer shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other Representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if Pioneer, prior to obtaining the Requisite Pioneer Stockholder Approval, following the receipt of a Superior Proposal or an Acquisition Proposal that the Pioneer Board, determines in good faith is reasonably expected to lead to a Superior Proposal and that in either case was unsolicited and made after the date of this Agreement in circumstances not otherwise involving a breach of this Agreement, and the Pioneer Board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties to its stockholders under applicable Law, Pioneer may, in response to such Acquisition Proposal, and subject to compliance with Section 6.4(c), furnish information with respect to Pioneer to the party making such Acquisition Proposal pursuant to a confidentiality agreement that contains provisions not less favorable to Pioneer (an “Acceptable Confidentiality Agreement”), than those contained in the Confidentiality Agreement. It is agreed that any violation of the restrictions set forth

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in the preceding sentence by any officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other Representative of each of Pioneer or any of its Subsidiaries shall be deemed to be a breach of this Section 6.4(a) by Pioneer. Pioneer shall, and shall cause each of its Subsidiaries’ directors, officers, employees, Affiliates and Representatives to, immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal, including promptly requiring any other party to such an agreement to promptly destroy or return all related information provided by or on behalf of Pioneer or its Affiliates.

(b)            Notwithstanding the foregoing, prior to receipt of the Requisite Pioneer Stockholder Approval, the Pioneer Board may (subject to compliance with this Section 6.4(b) and in compliance with Section 6.4(a) and 6.4(c)), effect an Adverse Recommendation Change if (and only if): (i) a written Acquisition Proposal that was not solicited in violation of this Agreement is made to Pioneer by a third party and such Acquisition Proposal is not withdrawn; (ii) the Pioneer Board concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (iii) the Pioneer Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable Laws; (iv) the Pioneer Board provides FirstSun at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.4(c), as well as a copy of such Acquisition Proposal; (v) during the four (4) Business Days following such written notice (or such shorter period as is specified below), the Pioneer Board and its Representatives have negotiated in good faith with FirstSun regarding any revisions to the terms of the transactions contemplated hereby proposed by FirstSun in response to such Superior Proposal; and (vi) at the end of the four (4) Business Day period described in this clause (b), Pioneer’s Board concludes in good faith, after consultation with its (x) outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by FirstSun), that the Acquisition Proposal continues to be a Superior Proposal and (y) outside legal counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to its respective stockholders under applicable Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4; provided, however, that the notice period and the period during which Pioneer’s Board and its Representatives are required to negotiate in good faith with FirstSun regarding any revisions to the terms of this Agreement proposed by FirstSun in response to such new Acquisition Proposal pursuant to this clause (v) above shall expire on the later to occur of (x) two (2) Business Days after the Pioneer Board provides written notice of such new Acquisition Proposal to FirstSun and (y) the end of the original four (4) Business Day period described in clause (v) above. Unless this Agreement has been terminated in accordance with Section 8.1, the Pioneer Board shall submit this Agreement to its stockholders even if it shall have effected an Adverse Recommendation Change, and the Pioneer Board may not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

(c)            In addition to the obligations of Pioneer set forth in Section 6.4(a) and Section 6.4(b), Pioneer shall promptly, and in any event no later than twenty-four (24) hours after it receives any Acquisition Proposal, advise FirstSun orally and in writing of any request for confidential information in connection with an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person making such request or Acquisition Proposal, and shall keep FirstSun promptly advised of all changes to the material terms of any Acquisition Proposal. Pioneer, shall, prior to, or concurrently with, the time it is provided to any third Persons, provide to FirstSun any non-public information concerning Pioneer and its Subsidiaries that Pioneer provides (including through its Representatives or Affiliates) to any third Person in connection with any Acquisition Proposal that was not previously provided to FirstSun.

(d)            Nothing contained in this Section 6.4 or Section 6.5, but in all cases subject to Section 6.1, shall prohibit the Pioneer Board from making any disclosure to its stockholders if the Pioneer Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be reasonably

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likely to be inconsistent with applicable Law; provided, however, that the Pioneer Board or any committee thereof shall not, except as expressly permitted by Section 6.4(b), effect an Adverse Recommendation Change.

(e)            For purposes of this Agreement:

(i)             “Acquisition Proposal” means, with respect to Pioneer, any inquiry, proposal or offer from any Person (other than Pioneer or its respective Subsidiaries or Affiliates) relating to (A) any direct or indirect acquisition or purchase of twenty percent (20%) or more of the consolidated assets (including equity interests in Subsidiaries) of Pioneer, or twenty percent (20%) or more of any class of equity securities of Pioneer, (B) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of Pioneer, and/or (C) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Pioneer or any of its Subsidiaries pursuant to which such Person (or its stockholders) would own twenty percent (20%) or more of the consolidated assets of Pioneer or twenty percent (20%) or more of any class of equity securities of Pioneer or of any resulting entity.

(ii)            “Superior Proposal” means, with respect to Pioneer, a bona fide written Acquisition Proposal from any Person (other than Pioneer or its respective Subsidiaries or Affiliates) for a direct or indirect acquisition or purchase of fifty percent (50%) or more of the consolidated assets (including equity interests in Subsidiaries) of Pioneer, or fifty percent (50%) or more of any class of equity securities or voting power of Pioneer, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifty percent (50%) or more of any class of equity securities or voting power of Pioneer, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pioneer or any of its Subsidiaries pursuant to which such Person (or its stockholders) would own fifty percent (50%) or more of the consolidated assets of Pioneer or fifty percent (50%) or more of any class of equity securities of Pioneer or of any resulting entity (in each case other than the transactions contemplated by this Agreement), (A) which is reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects thereof that the Pioneer Board deems relevant, (B) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Pioneer Board in its good faith judgment (after consultation with its financial advisors and outside legal counsel), and (C) which the Pioneer Board has determined in its good faith judgment would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement.

Section 6.5            Public Disclosures. Pioneer and FirstSun agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. None of the Parties shall, and none of the Parties shall permit any of its Subsidiaries or Representatives to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld or delayed) of FirstSun, in the case of a proposed announcement by any of Pioneer, or Pioneer, in the case of a proposed announcement by any of FirstSun; provided, however, that any Party may, without the prior consent of the other Parties (but after prior consultation with the other Parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law.

Section 6.6            Employee Benefit Matters.

(a)            Effective as of immediately prior to the Effective Time, except with respect to the Pioneer Benefit Plans described in Section 6.6(g) or (h) below or as otherwise agreed in writing by the Parties, the Parties agree to cooperate in good faith to cause Pioneer to take all actions necessary or appropriate to terminate the Pioneer Bank 401(k) Plan (the “401(k) Plan”) and all other Pioneer Benefit Plans (including but not limited to any severance plan or policy) and, to the extent necessary, to attempt to obtain waivers of any advance notice requirements and early termination penalties from the applicable insurance company (the Parties recognize that it may not be

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possible in all cases to provide the full amount of advance written notice required by the applicable contract). FirstSun shall receive from Pioneer, prior to the Closing, evidence that all such Pioneer Benefit Plans have been so terminated and, in the case of the 401(k) Plan, this shall include any amendments necessary to permit rollovers of participant loans in-kind to a 401(k) plan sponsored by FirstSun (the “FirstSun 401(k) Plan”) where properly elected by the applicable Covered Employee (defined below). The Parties recognize that some winding up of the Pioneer Benefit Plans may need to be completed following the Closing Date

(b)            Effective as of the Effective Time, except as specifically provided in Section 6.6(g) or (h) below or as otherwise agreed in writing by the Parties, FirstSun shall (i) cause each Covered Employee who becomes employed by FirstSun or its Subsidiaries at the Effective Time to be eligible to participate in the FirstSun 401(k) Plan and the replacement “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and vacation programs being offered by FirstSun (such that the benefits provided to the Covered Employees under such plans shall be substantially comparable, in the aggregate, to the benefits provided to similarly situated employees of FirstSun and its Subsidiaries); (ii) cause the FirstSun 401(k) Plan to recognize the service of each such Covered Employee with Pioneer or its Subsidiaries or any predecessor employer for all purposes (including but not limited to eligibility, participation, vesting and level of benefit) under the FirstSun 401(k) Plan, to the same extent that such service was recognized under the 401(k) Plan immediately prior to the termination of the 401(k) Plan, and (iii) cause the FirstSun 401(k) Plan to accept a rollover by each such Covered Employee of a distribution from the 401(k) Plan (including participant loans) that is an eligible rollover distribution within the meaning of Section 401(a)(31) of the Code.

(c)            To the extent that an employee of Pioneer or any of its Subsidiaries immediately prior to the Effective Time (collectively, the “Covered Employees”) becomes eligible to participate in an employee benefit plan, program, arrangement or agreement sponsored, maintained or contributed to by FirstSun or any of its Subsidiaries on or following the Effective Time, FirstSun shall cause such plan, program, arrangement or agreement to recognize the service of such Covered Employee with Pioneer or its Subsidiaries or any predecessor employer for all purposes (including eligibility, participation, vesting, level of benefit and benefit accrual) under such plan, program, arrangement or agreement, to the same extent that such service was recognized immediately prior to the Effective Time under a similar Pioneer Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that, such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service and provided that this obligation shall not apply to any new FirstSun Benefit Plan that is established in the future that does not credit to any participant therein any service accrued prior to its effective date. With respect to any employee benefit plan of FirstSun or any of its Subsidiaries that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate following the Effective Time, FirstSun or its applicable Subsidiary shall make commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods, active employment requirements, and requirements to show evidence of good health under such FirstSun or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents as of the Effective Time to the extent such limitations, waiting periods or other requirements were or would have been waived or satisfied under the Pioneer Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time; and (ii) to the extent permissible under applicable Law, cause such FirstSun or Subsidiary plan to recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee or his or her covered dependents in the plan year that includes the Effective Time for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements for such plan year under such FirstSun or Subsidiary plan.

(d)            For a period of twelve (12) months immediately following the Effective Time (or such shorter period if an applicable employee’s employment earlier terminates), FirstSun shall or shall cause its Subsidiaries, as applicable, to continue to provide to each Covered Employee (except where such Covered Employee voluntarily accepts a transfer to different position with FirstSun or its Subsidiaries for which the standard base salary or hourly wage rate is lower) a base salary or hourly wage rate, as applicable, that is not less than such Covered Employee’s base salary or hourly wage rate, as applicable, as provided immediately prior to the Effective Time. In the event that FirstSun or its Subsidiary terminates the employment of the Covered Employee because the Covered Employee

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does not voluntarily agree to such job transfer, the Covered Employee shall be entitled to the Severance Payment (defined below). If, prior to the first anniversary of the Effective Time, any Covered Employee is terminated by FirstSun or its Subsidiaries other than “for cause,” as reasonably determined by FirstSun, then FirstSun shall provide reasonable outplacement assistance through its existing programs (which include resume assistance, time off for interviewing, interviewing techniques, and bank outreach) and pay severance to such Covered Employee, payment of such severance subject to such Covered Employee’s execution and non-revocation of a general release of claims in a form satisfactory to FirstSun and consistent with its past practice, in an amount equal to one week of such Covered Employee’s base salary (immediately prior to the date of such termination) for each twelve months of such Covered Employee’s prior continuous employment with Pioneer or FirstSun or its Subsidiaries (the “Severance Payment”); provided, however, that in no event will the total amount of the Severance Payment for any single Covered Employee be less than four weeks of such base salary nor greater than sixteen weeks of such base salary (as determined by FirstSun, consistent with its past practice); and provided further, however, that this obligation shall not apply to those employees who are or following the Effective Time become party to an employment agreement, offer letter, or severance agreement providing for severance payments, or to the extent that any such Severance Payment would otherwise be duplicative. In addition, such Covered Employee shall be paid for all accrued, unused paid time off as of the Covered Employee’s termination date.

(e)            At the Effective Time, up to 120 combined hours per Covered Employee of (i) accrued and unused sick time for all Covered Employees and relating to periods prior to the Effective Time shall be rolled over into the applicable FirstSun Benefit Plan; and (ii) accrued and unused paid time off for all Covered Employees and relating to periods prior to the Effective Time shall be rolled over into the applicable FirstSun Benefit Plan and thereafter subject to the rules of such FirstSun Benefit Plan, and there shall be no waiting period for use of paid time off.

(f)             No later than thirty (30) days following the date of this Agreement, FirstSun and Pioneer shall agree upon the names of the Covered Employees to whom FirstSun shall pay a stay bonus after the Closing and setting forth the compensation to be paid to each such Covered Employee, which shall be in addition to any severance payment to such Covered Employee otherwise provided pursuant to Section 6.6(d) or Section 6.6(h) or of this Agreement.

(g)            FirstSun shall cause the continuation, without amendment (except such amendments as needed to reflect the Mergers) for the remainder of the 2021 calendar year of the written incentive plans of Pioneer Bank (excluding any equity-based programs and arrangements) designated in Section 6.6(g) of the Pioneer Disclosure Memorandum and the timely payment of any amount that become payable thereunder with respect to the 2021 calendar year. All liabilities existing through the Closing Date pursuant to such plans, based on target performance and disregarding any continuing employment obligation shall be properly accrued by Pioneer on the Pioneer Financial Statements.

(h)            FirstSun will honor all obligations under each Pioneer Benefit Plan listed on Section 6.6(h) of the Pioneer Disclosure Memorandum (including the Pioneer Equity Awards, notwithstanding the termination of the Pioneer Stock Plans as provided in Section 6.6(a)), including any rights or benefits arising as a result of the transactions contemplated under this Agreement (either alone or in combination with any other event, including termination of employment). FirstSun hereby agrees and acknowledges that the consummation of the transactions contemplated by this Agreement constitutes a “change of control” or a “change in control” or similar term, as the case may be, for all purposes under each Pioneer Benefit Plan. All liabilities relating to such obligations and change in control triggers shall be properly accrued by Pioneer on the Pioneer Financial Statements.

(i)             Nothing in this Section 6.6, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Without limiting the foregoing, no provision of this Section 6.6 will create any third party beneficiary rights in any current or former employee, director or consultant of Pioneer or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.6 is intended to (i) amend any Pioneer Benefit Plan or any FirstSun Benefit Plan, (ii) interfere with the right of either FirstSun or Sunflower Bank from and after the

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Closing Date to amend or terminate any Pioneer Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any FirstSun Benefit Plan, (iii) interfere with the right of either FirstSun or Sunflower Bank from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, consultant or other service provider or (iv) interfere with FirstSun’s indemnification obligations set forth in Section 6.7.

Section 6.7            Indemnification.

(a)            From and after the Effective Time and for a period of six (6) years thereafter, each of FirstSun and First Step Surviving Company shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of Pioneer or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer, director or employee of Pioneer or any of its Subsidiaries or acts or omissions by Indemnitee in such capacity or taken at the request of Pioneer or any of its Subsidiaries, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of Pioneer and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in Pioneer’s articles of incorporation, bylaws and the organizational documents of Pioneer’s Subsidiaries. In addition, FirstSun, from and after the Effective Time, shall and shall cause First Step Surviving Company to, advance any expenses (including legal expenses) of any Indemnitee under this Section 6.7 as incurred to the fullest extent permitted by applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 6.7.

(b)            The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Pioneer (the “D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation expend for such “tail” policy (or policies, as applicable) an annual premium amount (in the aggregate for all policies) in excess of an amount equal to two hundred percent (200%) of the aggregate annual premiums paid by Pioneer for D&O Insurance in effect as of the date of this Agreement; provided further that if in any such case the cost would exceed the limit, then the Surviving Corporation shall obtain instead a policy (or policies, as applicable) with the maximum coverage available for a cost equal to such limit.

(c)             The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under Pioneer’s articles of incorporation and bylaws, by contract or otherwise. In the event FirstSun, the First Step Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FirstSun or the First Step Surviving Company or the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.7. This Section 6.7 shall survive the Effective Time.

Section 6.8            Corporate Governance.

(a)            Effective immediately after the Second Step Merger, FirstSun shall increase the size of the FirstSun Board by two (2) and appoint two (2) current members of the board of directors of Pioneer, one of which shall be appointed by the Substantial Stockholder, as mutually agreed by FirstSun and Pioneer prior to the Effective Time (each such director, a “Surviving Corporation Director”) to serve as directors of the Surviving Corporation. The

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Surviving Corporation Director appointed by the Substantial Stockholder shall serve as a Class II director, and the other Surviving Corporation director appointed shall serve as a Class I director. Effective immediately after the Bank Merger, Sunflower Bank shall increase the size of its board of directors by three (3) and appoint three (3) current members of the board of directors of Pioneer Bank as mutually agreed by FirstSun and Pioneer prior to the Effective Time (each such director, a “Surviving Bank Director”) to serve as directors of the Surviving Bank. The appointment of each Surviving Corporation Director and Surviving Bank Director to the respective boards of directors of the Surviving Corporation and the Surviving Bank shall be subject to the respective organizational documents of the Surviving Corporation and Surviving Bank, and each such Surviving Corporation Director and Sunflower Bank Director must (A) be reasonably acceptable to the Nominating and Governance Committee of the boards of directors of FirstSun and Sunflower Bank (as applicable) and (B) satisfy and comply with the requirements regarding service as a member of the board of directors of each of the Surviving Corporation and Surviving Bank, as provided under applicable Law and the practices and policies of such board of directors that are generally applicable to its members.

(b)            Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, the officers of FirstSun and Sunflower Bank in office immediately prior to the Effective Time and the effective time of the Bank Merger, respectively, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation and Surviving Bank from and after the Effective Time and the effective time of the Bank Merger, respectively, in accordance with the respective bylaws of the FirstSun and Sunflower Bank.

Section 6.9           Consultation with Respect to Certain Loans. Without limiting Section 5.2(s), Pioneer and its Subsidiaries agree to consult FirstSun prior to making, renewing, modifying or amending (a) any loan or extension of credit in an amount in excess of $5,000,000, or (b) any unsecured loan or extension of credit in an amount in excess of $1,500,000. Any such consultation shall be done in accordance with applicable Law.

Section 6.10         Additional Agreements.

(a)            Subject to the terms and conditions of this Agreement, the Parties agree to cooperate fully with each other and to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Mergers and the Bank Merger.

(b)            For purposes of integration planning, during the period from the date of this Agreement until the Effective Time, the applicable integration planning personnel, including third-parties, of FirstSun and Pioneer shall meet, in person and on a regular basis, to review and discuss their respective planning and support efforts, including providing information as reasonably requested by FirstSun to support such integration planning. Such meetings shall be preceded by the timely delivery to all Parties of the information to be discussed thereat. Nothing contained in this Agreement, including but not limited to the provisions of Article V or this Section 6.10, shall give any Party, directly or indirectly, the right to control, direct, or exercise a controlling influence over the business, management, policies or operations of any other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

(c)            In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Bank (as applicable) with full title to all properties, assets, rights, approvals, immunities and franchises of the parties to the Mergers or the Bank Merger, respectively, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Corporation for such purposes.

Section 6.11         Stockholders’ Agreement and Registration Rights Agreement. Prior to the Closing, FirstSun and Substantial Stockholder shall enter into the Second Amendment to Stockholders’ Agreement substantially in the form attached hereto as Exhibit B, with such changes as shall be negotiated and agreed to between the parties thereto with such agreement not to be unreasonably withheld (the “Amended Stockholders’

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Agreement”) and the First Amendment to Registration Rights Agreement substantially in the form attached hereto as Exhibit C, with such changes as shall be negotiated and agreed to between the parties thereto with such agreement not to be unreasonably withheld (the “Amended Registration Rights Agreement”), each to be effective as of the Effective Time.

Article VII
CONDITIONS PRECEDENT

Section 7.1           Conditions to Obligations of All Parties. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)            SEC Registration; Blue Sky Laws. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of FirstSun Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b)            Stockholder Approval. The Requisite Pioneer Stockholder Approval shall have been obtained.

(c)            Regulatory Approvals. All Requisite Regulatory Approvals (including those with respect to the Bank Merger) shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Requisite Regulatory Approval shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

(d)            No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment shall have been issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement and shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

Section 7.2           Conditions to Obligations of FirstSun and Merger Sub. The respective obligations of FirstSun and Merger Sub to effect the Closing are also subject to the satisfaction (or waiver by FirstSun or Merger Sub) at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Pioneer set forth in Section 3.2(a) and Section 3.8 shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except for such failures to be true and correct as are de minimis in effect, (ii) the representations and warranties set forth in Section 3.1(a), Section 3.1(b) (with respect to Significant Subsidiaries only), Section 3.2(b), Section 3.3(a), Section 3.3(b)(i), Section 3.3(b)(ii)(A), Section 3.17, Section 3.24, and Section 3.26 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, and (iii) each of the other representations and warranties of Pioneer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, and except in the case of the foregoing clause (iii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on Pioneer.

(b)            Performance of Obligations of Pioneer. Pioneer shall have performed in all material respects each of the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

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(c)             Officers’ Certificate. FirstSun shall have received a certificate signed on behalf of Pioneer by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)            Stockholders’ Agreement. The Substantial Stockholder shall have entered into or delivered a counterpart execution page to the Amended Stockholders’ Agreement.

(e)            Registration Rights Agreement. The Substantial Stockholder shall have entered into or delivered a counterpart execution page to the Amended Registration Rights Agreement.

(f)             Notices of Dissent. Pioneer shall not have received timely notice from its stockholders of their intent to exercise their statutory rights to dissent (other than any stockholder that has subsequently withdrawn such notice or notified Pioneer of a change in such intent) from the Merger with respect to shares of Pioneer Common Stock that would have in the aggregate been converted into the right to receive more than five percent (5%) of the outstanding shares of FirstSun Common Stock at the Effective Time but for such exercise of statutory rights to dissent.

(g)            Opinion of Tax Counsel. FirstSun shall have received an opinion from Nelson Mullins Riley & Scarborough LLP, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Nelson Mullins Riley & Scarborough LLP may require and rely upon representations contained in letters from each of FirstSun and Pioneer.

(h)            No Material Adverse Effect. Since the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pioneer.

(i)             Tax Certificate. FirstSun shall have received from, or on behalf of, Pioneer, a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, certifying that the Pioneer is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

Section 7.3            Conditions to Obligations of Pioneer. The respective obligations of Pioneer to effect the Closing are also subject to the satisfaction (or waiver by Pioneer) at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of FirstSun and, as applicable, Merger Sub set forth in Section 4.2(a) and Section 4.8 shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except for such failures to be true and correct as are de minimis in effect, (ii) the representations and warranties of FirstSun and, as applicable Merger Sub, set forth in Section 4.1(a), Section 4.1(b) (with respect to Significant Subsidiaries only), Section 4.2(b), Section 4.3(a), Section 4.3(b)(i), Section 4.3(b)(ii)(A), Section 4.17, Section 4.24, and Section 4.26 of this Agreement shall be true and correct in all material respects as of the Effective Time as though made as of the Effective Time (except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date), and (iii) each of the other representations and warranties of FirstSun and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and at and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, and except in the case of the foregoing clause (iii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on FirstSun or Merger Sub.

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(b)            Performance of Obligations of FirstSun. FirstSun and Merger Sub shall have performed in all material respects each of the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)            Officer’s Certificate. Pioneer shall have received a certificate signed on behalf of FirstSun by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)            Opinion of Tax Counsel. Pioneer shall have received an opinion from Bracewell LLP, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Bracewell LLP may require and rely upon representations contained in letters from each of FirstSun and Pioneer.

(e)            Stockholders’ Agreement. FirstSun shall have (i) delivered to Pioneer a counterpart execution page to the Amended Stockholders’ Agreement; (ii) obtained and delivered to Pioneer the written agreement and consent of the requisite number of Stockholders (as defined in the Stockholders Agreement) to enter into the Amended Stockholders’ Agreement; (iii) obtained and delivered to Pioneer the written agreement and consent from each affected Stockholder (as such term is used in the Stockholders’ Agreement) (the agreements and consents referred to in (ii) and (iii) of this Section 7.3(e), the “Stockholders’ Agreement Consents”).

(f)             Registration Rights Agreement. FirstSun shall have (i) delivered to Pioneer a counterpart execution page to the Amended Registration Rights Agreement; (ii) obtained and delivered to Pioneer the written agreement and consent of the requisite number of Significant Investors (as defined in the Registration Rights Agreement) to enter into the Amended Registration Rights Agreement and (iii) obtained and delivered to Pioneer the written agreement and consent of the requisite number of Holders to enter into the Amended Registration Rights Agreement (the agreements and consents referred to in (ii) and (iii) of this Section 7.3(f), the “Registration Rights Agreement Consents”).

(g)            No Material Adverse Effect. Since the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun.

Article VIII
TERMINATION AND AMENDMENT

Section 8.1           Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Pioneer Stockholder Approval:

(a)            by mutual written agreement of the Parties, if the board of directors of each so determines by a vote of a majority of the members of its entire board; or

(b)            by either FirstSun or Pioneer, (provided, that Pioneer may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.1 or Section 6.4) if the Requisite Pioneer Stockholder Approval is not obtained at the Pioneer Stockholder Meeting or any adjournment or postponement thereof; or

(c)            by either Pioneer or FirstSun, (provided that FirstSun may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.5) if (i) the Stockholders Agreement Consents shall not have been obtained, or (ii) the Registration Rights Agreement Consents shall not have been obtained; or

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(d)            by either FirstSun or Pioneer, if the Closing shall not have occurred on or before December 31, 2021 (the “Outside Date”); provided, however, that (i) the Outside Date may be extended by mutual written consent of the Parties, and (ii) if on the Outside Date, the conditions set forth in Section 7.1(a) and Section 7.1(c) shall not have been satisfied but all other conditions set forth in Article VII shall be satisfied or capable of being satisfied, then the Outside Date shall be extended to March 31, 2022 if either Party notifies the other Party in writing on or prior to the Outside Date of its election to extend the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party if the failure by such Party to perform any of its obligations under this Agreement required to be performed prior to the Closing has been a proximate cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date unless the failure of the Closing to occur by the Outside Date shall be due to the failure of such Party seeking to extend or terminate the Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement; or

(e)            by either FirstSun or Pioneer, if (i) any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, (ii) any Requisite Regulatory Approval has been denied by the relevant Governmental Entity and such denial has become final and nonappealable; provided, that a request, without a reasonable expectation of refiling at a later date, by the relevant Governmental Entity for FirstSun to withdraw an application seeking any Requisite Regulatory Approval rather than such Governmental Entity issuing a denial and FirstSun’s subsequent withdrawal of the application shall be deemed a denial by the relevant Governmental Entity, or (iii) any Requisite Regulatory Approval has been granted by the relevant Governmental Entity but such approval contains or results in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility that such approval could be revised so as not to contain or result in a Materially Burdensome Regulatory Condition, unless, in either of subclauses (ii) or (iii) the failure to obtain the relevant Requisite Regulatory Approval or to obtain the Requisite Regulatory Approval without it containing or resulting in the imposition of a Materially Burdensome Regulatory Condition is due to the failure of the Party seeking to terminate this Agreement to perform and observe the covenants and agreements of such Party set forth in this Agreement; or

(f)             by either FirstSun or Pioneer (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Pioneer, in the case of a termination by FirstSun, or FirstSun, in the case of a termination by Pioneer, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by FirstSun, or Section 7.3, in the case of a termination by Pioneer, and which is not cured within thirty (30) Business Days following written notice to Pioneer, in the case of a termination by FirstSun, or FirstSun, in the case of a termination by Pioneer, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Outside Date);

(g)            by FirstSun prior to such time as the Requisite Pioneer Stockholder Approval is obtained, if (i) the Pioneer Board shall have (A) failed to recommend in the Proxy Statement that the stockholders of Pioneer approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to FirstSun, or publicly disclosed that it has resolved to do so, (B) failed to make the Pioneer Board Recommendation, withdrawn the Pioneer Board Recommendation or failed to publicly re-affirm the Pioneer Board Recommendation within five (5) Business Days after receipt from FirstSun of a written request to do so, (C) failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, or (D) recommended or endorsed an Acquisition Proposal or failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after an Acquisition Proposal is publicly announced, or (ii) the Pioneer Board has breached its obligations under Section 6.1 or Section 6.4 in any material respect; or

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(h)            by Pioneer, prior to the receipt of the Requisite Pioneer Stockholder Approval (and provided that Pioneer has complied in all material respects with Section 6.4 (including the provisions of Section 6.4(b) regarding the requirements for making an Adverse Recommendation Change)), if Pioneer makes an Adverse Recommendation Change, provided that Pioneer concurrently enters into a definitive agreement with respect to a Superior Proposal.

Section 8.2            Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1(a)), written notice thereof shall be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall become void and have no effect, and there shall not be any liability or obligation on the part of any Party, except that (i) Section 6.5 (Public Disclosures), Section 8.1 (Termination), this Section 8.2 (Effect of Termination), and Section 8.3 (Termination Fees) and Article IX (other than Section 9.11 as it relates to provisions that have terminated) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, neither party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement occurring prior to termination.

Section 8.3            Termination Fees.

(a)            In the event that this Agreement is terminated by FirstSun pursuant to Section 8.1(g) or by Pioneer pursuant to Section 8.1(h), then Pioneer shall pay FirstSun a fee equal to $11,250,000 (the “Termination Fee to FirstSun”), by wire transfer of same day funds, on the date of termination;

(b)            In the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management or any board member of Pioneer or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Pioneer and (i) thereafter this Agreement is terminated by either FirstSun or Pioneer pursuant to Section 8.1(d) without the Requisite Pioneer Stockholder Approval having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (ii) thereafter this Agreement is terminated (A) by FirstSun pursuant to Section 8.1(f), or (B) by FirstSun or Pioneer pursuant to Section 8.1(b), and, in the case of clauses (i) and (ii) in this Section 8.3(b), prior to the date that is twelve (12) months after the date of such termination, Pioneer enters into a definitive agreement, or consummates a transaction, with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Pioneer shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FirstSun, by wire transfer of same day funds, the Termination Fee to FirstSun.

(c)            In the event that this Agreement is terminated pursuant to Section 8.1(c)(ii), Section 8.1(e)(ii) or Section 8.1(e)(iii), then FirstSun shall pay to Pioneer an amount equal to all of Pioneer’s documented out-of-pocket expenses paid and/or incurred for legal, tax, accounting and loan due diligence services conducted by third parties in connection with evaluating, reviewing, negotiating and/or pursuing the transactions contemplated hereby, but in no event shall FirstSun pay more than an aggregate of $500,000 (the “Termination Fee to Pioneer”); provided, however, that such Termination Fee to Pioneer shall not be owed by FirstSun if the failure to obtain the relevant Requisite Regulatory Approval or to obtain the Requisite Regulatory Approval without it containing or resulting in the imposition of a Materially Burdensome Regulatory Condition as set forth in Section 8.1(e) is primarily due to the business, operations, actions or omissions of Pioneer, its Subsidiaries or Affiliates, including the Substantial Stockholder.

(d)            The Parties hereby agree that (i) the Termination Fee to FirstSun will be the sole and exclusive remedy of FirstSun in respect of the termination of this Agreement in the situations in which the Termination Fee to FirstSun is payable and is paid and (ii) the Termination Fee to Pioneer will be the sole and exclusive remedy of Pioneer in respect of the termination of this Agreement in the situations in which the Termination Fee to Pioneer is payable and is paid. The Parties acknowledge that the agreements contained in this Article VIII are an integral

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part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if either Party fails to pay promptly any fee payable by it pursuant to this Section 8.3, then such Party shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such fee or reimbursement. In no event shall either the Termination Fee to FirstSun or the Termination Fee to Pioneer be payable more than once.

Section 8.4           Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Pioneer or FirstSun, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law or such Party’s organizational documents; provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.5           Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally permissible, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
MISCELLANEOUS

Section 9.1            Definitions.

(a)            Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning set forth in Section 6.6(a).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.4(a).

“Acquisition Proposal” shall have the meaning set forth in Section 6.4(e)(i).

“Adverse Recommendation Change” shall mean the (i) withdrawal, qualification or modification, or proposal to publicly withdrawal, qualify or modify, in a manner adverse to FirstSun, the Pioneer Board Recommendation, or (ii) approval or recommendation, or proposal to publicly approve or recommend, any Acquisition Proposal by the Pioneer Board or any committee thereof.

“Affiliate” of a Person means: any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Pioneer or any of its Subsidiaries or FirstSun or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities,

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“Agreement” shall have the meaning set forth in the Preamble.

“Amended Registration Rights Agreement” shall have the meaning set forth in Section 6.11.

“Amended Stockholders’ Agreement” shall have the meaning set forth in Section 6.11.

“Bank Agreement of Merger” shall have the meaning set forth in Section 1.4(b).

“Bank Merger” shall have the meaning set forth in the Recitals.

“BHCA” shall have the meaning set forth in Section 3.1(a).

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in the State of Colorado or the State of Texas are authorized or required by Law or executive order to close.

“Certificate” shall have the meaning set forth in Section 2.1(b).

“Certificates of Merger” shall have the meaning set forth in Section 1.3.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the letter agreement dated effective February 10, 2021, by and between Pioneer and FirstSun (as it may be amended from time to time).

“Converted Stock Option” shall have the meaning set forth in Section 2.4(c).

“Corporate Entity” means a bank, corporation, partnership, limited liability company or other organization, whether an incorporated or unincorporated organization.

“Covered Employees” shall have the meaning set forth in Section 6.6(c).

“CRA” means the Community Reinvestment Act of 1997.

“D&O Insurance” shall have the meaning set forth in Section 6.7(b)

“Deposits” means deposit liabilities with respect to deposit accounts booked by a Party, as of the Effective Time, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and accrued interest.

“Derivative Transactions” mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” shall have the meaning set forth in Section 1.1(a).

“Disclosure Memoranda” shall have the meaning set forth in Section 9.13.

“Effective Time” shall have the meaning set forth in Section 1.3.

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“Environmental Laws” shall have the meaning set forth in Section 3.20.

“ERISA” shall have the meaning set forth in Section 3.11(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(a).

“Excluded Shares” shall have the meaning set forth in Section 2.1(a).

“FDIC” shall have the meaning set forth in Section 3.5.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or its delegees.

“Filing Documents” shall have the meaning set forth in Section 6.2(c).

“First Step Surviving Company” shall have the meaning set forth in the Recitals.

“FirstSun Deferred Loan” and “FirstSun Deferred Loans” shall have the meanings set forth in Section 4.25(h).

“FirstSun” shall have the meaning set forth in the Preamble.

“FirstSun 401(k) Plan” shall have the meaning set forth in Section 6.6(a).

“FirstSun Balance Sheet” shall have the meaning set forth in Section 4.6(a).

“FirstSun Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“FirstSun Board” shall have the meaning set forth in the Recitals.

“FirstSun Common Stock” shall have the meaning set forth in Section 4.2.

“FirstSun Disclosure Memorandum” means the written information entitled “FirstSun Disclosure Memorandum” delivered prior to the date of this Agreement to Pioneer.

“FirstSun Financial Statements” shall have the meaning set forth in Section 4.6(a).

“FirstSun Intellectual Property” shall have the meaning set forth in Section 4.23(a).

“FirstSun Issuance Price Per Share” shall equal $33.499.

“FirstSun Leased Personal Property” shall mean all of the personal property leased by FirstSun and its Subsidiaries.

“FirstSun Leased Premises” shall mean all parcels of real property leased to FirstSun and its Subsidiaries pursuant to the FirstSun Real Property Leases.

“FirstSun Loan Documentation” means all FirstSun Loan files and all documents included in FirstSun’s or its Subsidiaries’ file or imaging system with respect to a FirstSun Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

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“FirstSun Loan Summaries” means the information produced by FirstSun or its Subsidiaries from management information systems regarding the FirstSun Loans and provided by FirstSun to Pioneer prior to the date hereof in the electronic data room that has been utilized by the Parties.

“FirstSun Loans” means all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to FirstSun or its Subsidiaries.

“FirstSun Material Contracts” shall have the meaning set forth in Section 4.16.

“FirstSun Option” shall have the meaning set forth in Section 4.2(a).

“FirstSun Owned Real Property” shall have the meaning set forth in Section 4.22.

“FirstSun Owned Personal Property” shall mean all of the personal property owned by FirstSun and its Subsidiaries consisting of the owned trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of FirstSun and its Subsidiaries.

“FirstSun Personal Property Leases” shall mean the leases under which FirstSun or any of its Subsidiaries lease FirstSun Leased Personal Property.

“FirstSun Policies” shall have the meaning set forth in Section 4.21.

“FirstSun Qualified Plan” shall have the meaning set forth in Section 4.11(c).

“FirstSun Real Property Leases” means the material leases, subleases, licenses or other contracts (including all material amendments, modifications, and supplements thereto) pursuant to which FirstSun or its Subsidiaries leases land and/or buildings.

“FirstSun Regulatory Agreement” shall have the meaning set forth in Section 4.17.

“FirstSun Stock Plan” means the FirstSun Capital Bancorp Equity Incentive Plan.

“FirstSun Subsidiary” and “FirstSun Subsidiaries” shall have the meaning set forth in Section 4.1(b).

“FirstSun Tenant Leases” shall mean material leases, subleases, licenses or other use agreements between FirstSun or any of its Subsidiaries or Affiliates, as landlord, sublandlord or licensor, on the one hand, and third parties with respect to FirstSun Owned Real Property or FirstSun Leased Premises, as tenant, subtenant or licensee, on the other.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Entity” shall mean any court, administrative agency, arbitrator or commission or other governmental, prosecutorial or regulatory authority or instrumentality, or any SRO.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitees” shall have the meaning set forth in Section 6.7(a).

“Insurer” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Pioneer or any of its Subsidiaries or FirstSun or any of its Subsidiaries, including the Federal Housing Administration, the

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United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

“Interim Period” shall mean any taxable year or period commencing on or prior to the Closing Date and ending after the Closing Date.

“IRS” shall mean the Internal Revenue Service.

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“Knowledge” shall mean (including references to such Person being aware of a particular matter) (i) with respect to Pioneer or any of them, the actual knowledge of the individuals listed in Section 9.1(a)(i) of the Pioneer Disclosure Memorandum; (ii) with respect to FirstSun or any of them, the actual knowledge of the individuals listed in Section 9.1(a)(ii) of the FirstSun Disclosure Memorandum.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for property Taxes not yet due and payable, (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens for property Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

“Loan Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Pioneer or any of its Subsidiaries or FirstSun or any of its Subsidiaries, or a security backed by or representing an interest in any such mortgage loan.

“Material Adverse Effect” means, with respect to any Party, an event, change or occurrence which, individually or together with any other event, change or occurrence, (i) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), property, business, assets, liabilities or results of operations of such Party and its Subsidiaries taken as a whole, or (ii) prevents or materially impairs the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, excluding, for purposes of subclause (i), the effects of (A) changes in banking and other Laws (including Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by any Governmental Entity, (B) changes in GAAP or regulatory accounting principles, (C) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries (including any such changes arising out of a Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a Pandemic), (E) changes in the banking industry or credit markets, any downgrades in the credit markets, or any adverse credit events resulting in deterioration in the credit markets generally (F) actions and omissions of a Party (or any of its

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Subsidiaries) taken with the prior written consent of the other Parties or expressly permitted or required by this Agreement, (G) the direct effects of compliance with this Agreement on the operating performance of a Party, (H) the announcement of the transactions contemplated by this Agreement or the pendency or consummation thereof (it being understood and agreed that the foregoing clause (H) shall not apply to the representations and warranties set forth in Section 3.3(b) or Section 4.3(b)), or (I) the failure, in and of itself, to meet any internal financial estimates, forecasts or projections (it being understood that any effect that has contributed to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, unless such effect is otherwise excluded from the definition thereof pursuant to a clause other than this clause (I)), except, with respect to clauses (A), (B), (C), (D), and (E), to the extent that the effects of such change are materially disproportionately adverse to the condition (financial or otherwise), property, business, assets or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such Party and its Subsidiaries operate.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 6.2(b).

“Merger” shall have the meaning set forth in the Recitals.

“Mergers” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Board” shall have the meaning set forth in the Recitals.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11(f).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.11(f).

“OCC” shall have the meaning set forth in Section 3.4.

“Option Cash-Out Amount” shall have the meaning set forth in Section 2.4(d).

“Outside Date” shall have the meaning set forth in Section 8.1(d).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Party” shall mean each of FirstSun and Pioneer, individually, and “Parties” shall mean FirstSun and Pioneer, collectively.

“PBGC” shall have the meaning set forth in Section 3.11(k).

“Permitted Encumbrances” shall have the meaning set forth in Section 3.22(a).

“Person” means a natural person or any legal, commercial or Governmental Entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any Person acting in a representative capacity.

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“Pioneer” shall have the meaning set forth in the Preamble.

“Pioneer Balance Sheet” shall have the meaning set forth in Section 3.6.

“Pioneer Bank” shall have the meaning set forth in the Recitals.

“Pioneer Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Pioneer Board” shall have the meaning set forth in the Recitals.

“Pioneer Board Recommendation” shall have the meaning set forth in Section 6.1.

“Pioneer Common Stock” shall have the meaning set forth in Section 3.2(a).

“Pioneer Deferred Loan” and “Pioneer Deferred Loans” shall have the meanings set forth in Section 3.25(h).

“Pioneer Disclosure Memorandum” means the written information entitled “Pioneer Disclosure Memorandum” delivered prior to the date of this Agreement to FirstSun.

“Pioneer Dissenter Shares” shall have the meaning set forth in Section 2.1(a).

“Pioneer Equity Awards” shall have the meaning set forth in Section 2.4(b).

“Pioneer Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Pioneer Intellectual Property” shall have the meaning set forth in Section 3.23(a).

“Pioneer Leased Personal Property” shall mean all of the personal property leased by Pioneer and its Subsidiaries.

“Pioneer Leased Premises” shall mean all parcels of real property leased to Pioneer and its Subsidiaries pursuant to the Pioneer Real Property Leases.

“Pioneer Loan Documentation” means all Pioneer Loan files and all documents included in Pioneer or its Subsidiaries’ file or imaging system with respect to a Pioneer Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

“Pioneer Loan Tape” means the information produced by Pioneer or its Subsidiaries from management information systems regarding the Pioneer Loans and provided by Pioneer to FirstSun prior to the date hereof in the electronic data room that has been utilized by the Parties.

“Pioneer Loans” means all written or oral loan agreements, notes or borrowing arrangements (including credit leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Pioneer or its Subsidiaries.

“Pioneer Material Contract” shall have the meaning set forth in Section 3.16(a).

“Pioneer Option” shall have the meaning set forth in Section 2.4(b).

“Pioneer Owned Personal Property” shall mean all of the personal property owned by Pioneer and its Subsidiaries consisting of the owned trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items

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consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Pioneer and its Subsidiaries.

“Pioneer Owned Real Property” shall have the meaning set forth in Section 3.22(a).

“Pioneer Personal Property Leases” shall mean the leases under which Pioneer or its Subsidiaries lease Pioneer Leased Personal Property.

“Pioneer Policies” shall have the meaning set forth in Section 3.21.

“Pioneer Qualified Plans” shall have the meaning set forth in Section 3.11(e).

“Pioneer Real Property Leases” means the leases, subleases, licenses or other contracts (including all material amendments, modifications and supplements thereto) pursuant to which Pioneer or its Subsidiaries leases land and/or buildings that are listed on Section 3.22(c) of the Pioneer Disclosure Memorandum.

“Pioneer Regulatory Agreement” shall have the meaning set forth in Section 3.17.

“Pioneer Restricted Stock Award” shall have the meaning set forth in Section 2.4(a).

“Pioneer Stock Plans” shall mean, collectively, the Pioneer Bancshares, Inc. 2007 Stock Incentive Plan, as amended 09/2/2014, and the Pioneer Bancshares, Inc. 2015 Equity Incentive Plan.

“Pioneer Stockholder Meeting” shall have the meaning set forth in Section 6.1.

“Pioneer Subsidiary” or “Pioneer Subsidiaries” shall have the meaning set forth in Section 3.1(b).

“Pioneer Tenant Leases” shall mean leases, subleases, licenses or other use agreements between Pioneer or any of its Subsidiaries or Affiliates, as landlord, sublandlord or licensor, on the one hand, and third parties with respect to Pioneer Owned Real Property or Pioneer Leased Premises, as tenant, subtenant or licensee, on the other.

“PLP Status” shall have the meaning set forth in Section 3.28(a).

“Post-Closing Period” shall mean any taxable year or period that begins after the Closing Date, and, with respect to any Interim Period, the portion of such Interim Period commencing immediately after the Closing Date.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of June 19, 2017 by and among FirstSun and the other parties thereto.

“Registration Rights Agreement Consents” shall have the meaning set forth in Section 7.3(f).

“Regulation O” shall have the meaning set forth in Section 3.25(b).

“Regulatory Agencies” shall have the meaning set forth in Section 3.5.

“Reports” shall have the meaning set forth in Section 3.5.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Pioneer Stockholder Approval” shall have the meaning set forth in Section 3.3(a).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 3.4.

“S-4” shall have the meaning set forth in Section 3.4.

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“SBA” shall have the meaning set forth in Section 3.28(a).

“SBA Loan” shall have the meaning set forth in Section 3.28(b).

“SEC” shall have the meaning set forth in Section 3.4.

“Second Step Certificates of Merger” shall have the meaning set forth in Section 1.4(a).

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Breach” shall have the meaning set forth in Section 3.14.

“Severance Payment” shall have the meaning set forth in Section 6.6(d).

“Significant Subsidiaries” shall have the meaning as ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

“SRO” shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement of FirstSun, dated as of June 19, 2017, as amended by Amendment No. 1 thereto dated as of March 14, 2018.

“Stockholders’ Agreement Consents” shall have the meaning set forth in Section 7.3(e).

“Subsidiary” shall mean, when used with respect to any Party, any Corporate Entity which is consolidated with such Party for financial reporting purposes or which otherwise would be deemed to be a subsidiary of such Party within the meaning of the BHCA, and shall include any predecessor in interest to such Corporate Entity.

“Substantial Stockholder” means JLL/FCH Holdings I, LLC.

“Sunflower Bank” shall have the meaning set forth in the Recitals.

“Superior Proposal” shall have the meaning set forth in Section 6.4(e)(ii).

“Surviving Bank” shall have the meaning set forth in the Recitals.

“Surviving Bank Director” shall have the meaning set forth in Section 6.8(a).

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Surviving Corporation Director” shall have the meaning set forth in Section 6.8(a).

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

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“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“TBOC” shall have the meaning set forth in Section 1.1(a).

“Termination Fee to FirstSun” has the meaning set forth in Section 8.3(a).

“Termination Fee to Pioneer” has the meaning set forth in Section 8.3(c).

“Voting and Support Agreement” shall have the meaning set forth in the Recitals.

(b)            Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Law. References to “the transactions contemplated by this Agreement”, “the transactions contemplated hereby” or words of similar import shall include, for the avoidance of doubt, the Bank Merger and the Mergers.

Section 9.2            Survival of Representations, Warranties and Agreements. None of the respective representations and warranties of Pioneer or FirstSun contained in this Agreement shall survive the Effective Time. None of the covenants and agreements of Pioneer or FirstSun set forth in this Agreement shall survive the Effective Time, except for Section 6.7 (Indemnification) and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including Section 2.3.

Section 9.3           Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 9.4            Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the Party to whom it is to be given and be either delivered personally or received by electronic mail or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)            if to FirstSun, Merger Sub or Sunflower Bank, to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
Attention: Mollie Hale Carter
Email: molliec@sunflowerbank.com

with a copy (which shall not constitute notice) to:

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Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention: J. Brennan Ryan, Esq.
Email: brennan.ryan@nelsonmullins.com

(b)            if to Pioneer or Pioneer Bank, to:

Pioneer Bancshares, Inc.

623 W. 38th Street, Suite 200

Austin, Texas 78705
Attention: Ron Coben
Email: ron.coben@pioneer.bank

with a copy (which shall not constitute notice) to:

Bracewell LLP
1445 Ross Avenue, Suite 3800

Dallas, Texas 75202-2724
Attention: Josh T. McNulty
Email: josh.mcnulty@bracewell.com

All notices and other communications shall be deemed to have been given (i) when received if given in person; (ii) on the date of electronic confirmation of receipt if sent by facsimile, electronic mail or other wire transmission; (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; or (iv) one Business Day after being deposited with a reputable overnight courier.

Section 9.5            Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral.

Section 9.6            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except, from and after the effective time, as set forth in Section 6.7 and Section 2.3, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.7           Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of any jurisdiction that would apply the law of a jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the

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foregoing, each party agrees that service of process on such party as provided in Section 9.4 shall be deemed effective service of process on such party.

Section 9.8           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 9.9           Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Sections, Schedules and Exhibits shall mean and refer to the referenced Articles, Sections, Schedules and Exhibits of this Agreement.

Section 9.10         Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No particular Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys, and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all of the Parties.

Section 9.11         Specific Performance. The Parties agree that irreparable damage would occur in the event that any Party fails, or threatens to fail, to comply with this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity and no bond shall be required to be posted in connection therewith.

Section 9.12        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.13        Disclosure Memoranda. Before entry into this Agreement, FirstSun delivered to Pioneer the FirstSun Disclosure Memorandum and Pioneer delivered to FirstSun the Pioneer Disclosure Memorandum (together, the “Disclosure Memoranda”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Agreement, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty or covenant if its absence would not result in the related representation or warranty being deemed untrue or incorrect or the related covenant being breached, (b) the Disclosure Memoranda may include certain items and information solely for informational purposes, (c) the mere inclusion of an item in the Disclosure Memoranda shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect or is required to be disclosed by the terms of this Agreement, (d) each exhibit attached to, or delivered together with, any section of the Disclosure Memoranda is incorporated by reference into and made a part of such section as if such exhibit were set forth in its entirety therein and (e) disclosure of any fact or item in any Disclosure Memoranda referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face.

Section 9.14        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRSTSUN CAPITAL BANCORP

By:	/s/ MOLLIE HALE CARTER
Name: Mollie Hale Carter
Title: Chief Executive Officer

FSCB MERGER SUBSIDIARY, INC.

By:	/s/ MOLLIE HALE CARTER
Name: Mollie Hale Carter
Title: Chief Executive Officer

PIONEER BANCSHARES, INC.

By:	/s/ RON COBEN
Name: Ron Coben
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO Agreement and Plan of Merger, dated May 18, 2021 (this “Amendment”), amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 11, 2021, by and among FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), FSCB Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of FirstSun (“Merger Sub”), and Pioneer Bancshares, Inc., a Texas corporation (“Pioneer”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, at the time of execution of the Merger Agreement, there were scrivener’s errors in Section 1.1 and Section 8.1(d) of the Merger Agreement; and

WHEREAS, the Parties have determined that it is necessary and appropriate to amend Section 1.1 and Section 8.1(d) of the Merger Agreement to correct said scrivener’s errors.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and this Amendment, and intending to be legally bound, the Parties hereby agree as follows:

Amendment to Section 1.1 of the Merger Agreement. The fourth sentence of Section 1.1 of the Merger Agreement is hereby amended by deleting said sentence in its entirety and substituting in its place the following sentence, “The certificate of formation and bylaws of the First Step Surviving Company upon consummation of the Merger shall be the certificate of formation and bylaws of Pioneer as in effect immediately prior to the Effective Time.”

Amendment to Section 8.1(d) of the Merger Agreement. Section 8.1(d) of the Merger Agreement is hereby amended by deleting the phrase “the failure by such Party to perform any of its obligations under this Agreement required to be performed prior to the Closing has been a proximate cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date unless the failure of the Closing to occur by the Outside Date shall be due to the failure of such Party seeking to extend or terminate the Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement” and substituting in its place “the failure of the Closing to occur by the Outside Date shall be due to the failure of such Party seeking to terminate the Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement”.

Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the Parties in accordance with its terms. All references in the Merger Agreement to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended hereby.

Miscellaneous. Section 9.7 (Governing Law; Jurisdiction), Section 9.8 (Counterparts), Section 9.10 (Interpretations), Section 9.11 (Specific Performance), and Section 9.12 (Severability) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FirstSun Capital Bancorp

By:	/s/ MOLLIE HALE CARTER
Name:	Mollie Hale Carter
Title:	Chief Executive Officer

FSCB Merger Subsidiary, Inc.

By:	/s/ MOLLIE HALE CARTER
Name:	Mollie Hale Carter
Title:	Chief Executive Officer

Pioneer Bancshares, Inc.

By:	/s/ RON COBEN
Name:	Ron Coben
Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

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EXHIBIT A

FORM OF BANK AGREEMENT OF MERGER

AGREEMENT TO MERGE

among

PIONEER BANK, SSB

and

SUNFLOWER BANK, NATIONAL ASSOCIATION

under the charter of

SUNFLOWER BANK, NATIONAL ASSOCIATION

This AGREEMENT TO MERGE (this “Agreement”) is made as of May [●], 2021 by and among PIONEER BANK, SSB (“Pioneer Bank”), a Texas state savings bank, being headquartered at 623 W. 38th Street, City of Austin, County of Travis, in the State of Texas, and SUNFLOWER BANK, NATIONAL ASSOCIATION (hereinafter referred to as “Sunflower Bank”), a national banking association organized under the laws of the United States, being headquartered at 1400 16th Street, City of Denver, County of Denver, in the State of Colorado.

WHEREAS, FirstSun Capital Bancorp, the parent company of Sunflower Bank (“FirstSun”), FSCB Merger Subsidiary, Inc. (“Merger Sub”), and Pioneer Bancorp, Inc., the parent company of Pioneer Bank (“Pioneer”), have entered into that certain Agreement and Plan of Merger, dated as of May [●], 2021 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub shall merge with and into Pioneer (the “Merger”), and as soon as reasonably practical following the Merger, Merger Sub shall merge with and into FirstSun (the “Second Step Merger,” and together with the Merger, the “Mergers”);

WHEREAS, the Merger Agreement contemplates that following the consummation of the Mergers and pursuant to this Agreement, Pioneer Bank will merge with and into Sunflower Bank (the “Bank Merger”); and

WHEREAS, the boards of directors of each of Pioneer Bank and Sunflower Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.

At the Effective Time (as defined below) Pioneer Bank shall be merged into Sunflower Bank under the charter of the latter. Sunflower Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of Pioneer Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).

Section 2.

The name of the Surviving Association shall be Sunflower Bank, National Association.

Section 3.

The business of the Surviving Association shall be that of a national banking association. This business shall be conducted by the Surviving Association at its main office to be located at 1400 16th Street, Denver, Denver, Colorado and at its legally established branches. The established offices of Pioneer Bank immediately prior to the Bank Merger shall become branch facilities of the Surviving Association.

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Section 4.

The amount of the capital stock that the Surviving Association shall be authorized to issue shall be 5,000,000 shares of common stock, $10.00 par value per share, and at the Effective Time, the Surviving Association shall have 800,000 shares outstanding.

Section 5.

All assets of Pioneer Bank, and Sunflower Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of Pioneer Bank and Sunflower Bank existing as of the Effective Time.

Section 6.

Each share of capital stock of Sunflower Bank, par value $10.00 per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.

Each share of capital stock of Pioneer Bank, par value $1.00 per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments made in consideration therefor.

Section 7.

Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of Sunflower Bank immediately prior to the Effective Time. Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

Section 8.

From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of Sunflower Bank, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.

Section 9.

This Agreement shall terminate immediately and automatically without any further action on the part of Pioneer Bank or Sunflower Bank, or any other person, upon the termination of the Merger Agreement.

Section 10.

The respective obligations of Pioneer Bank and Sunflower Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Mergers in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of FirstSun as the sole shareholder of Sunflower Bank, by the written consent of Pioneer as the sole shareholder of Pioneer Bank, in each case as required by applicable law.

Section 11.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original.

[Signatures on Following Page]

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WITNESS, the signatures and seals of the merging banks as of the date first written above, each set by its president and/or chief executive officer attested to by its secretary, pursuant to a resolution of its board of directors.

PIONEER BANK, SSB

By:
Name:	_______________, Chief Executive Officer

Attest:

Name:
Title:	Secretary

SUNFLOWER BANK, NATIONAL ASSOCIATION

By:
Name:	_________________, President and CEO

Attest:

Name:
Title:	Secretary

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EXHIBIT B

FORM OF SECOND AMENDMENT TO STOCKHOLDERS’ AGREEMENT

AMENDMENT NO. 2

TO

STOCKHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 2 TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made and entered into as of June [●], 2021, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), and the Persons executing the signature pages hereto.

W I T N E S S E T H:

WHEREAS, the Corporation and the Stockholders entered into that certain Stockholders’ Agreement, dated as of June 19, 2017 (as amended by that certain Amendment No. 1 to the Stockholders’ Agreement dated as of March 14, 2018, the “Stockholders’ Agreement”);

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of May 11, 2021 (the “Pioneer Merger Agreement”), by and among the Corporation, FSCB Merger Subsidiary, Inc., a Delaware corporation, and Pioneer Bancshares, Inc., a Texas corporation (“Pioneer”), pursuant to which Pioneer will merge with and into the Corporation (the “Pioneer Merger”), with the Corporation surviving the Pioneer Merger;

WHEREAS, pursuant to the Pioneer Merger Agreement, the Corporation and the Stockholders signatory hereto, which constitute Stockholders holding at least two-thirds (2/3) of the shares of the outstanding Common Stock and include, with respect to the amendments to Section 2.02, Section 2.05, Section 2.08 and Section 6.01 of the Stockholders’ Agreement, each affected Stockholder, and with respect to amendments to Section 4.04, each Eligible Stockholder (as defined below), now desire to amend the Stockholders’ Agreement to effect the modifications thereto contemplated by the Pioneer Merger Agreement (which shall constitute the written consent of the Stockholders signatory hereto); and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders’ Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders’ Agreement is hereby amended as follows:

1.              Effective Date of this Amendment. This Amendment will become effective on the date on which the Effective Time (as defined in the Pioneer Merger Agreement) of the transactions contemplated by the Pioneer Merger Agreement occurs (the “Effective Date”). If the Effective Time does not occur, this Amendment shall be null and void ab initio and of no further force and effect.

2.             Amendment to Section 1.01. Section 1.01 of the Stockholders’ Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“JLL” means JLL/FCH Holdings I, LLC (subject, for the avoidance of doubt, to the Holder Interpretation Provisions).

“JLL Designee” has the meaning given that term in Section 2.02(i).

3.             Amendment to Section 1.01. Section 1.01 of the Stockholders’ Agreement is further amended by deleting the following definitions in their entirety and replacing them with the following in the appropriate alphabetical order:

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“Ownership Limit” means, with respect to (i) each of JLL, Lightyear, Aquiline, SWBP and Sanders, an Equity Ownership Percentage of 24.9%, and (ii) any other Stockholder, an Equity Ownership Percentage of 9.9%; provided that the Hale Stockholders and their respective Affiliates will not be subject to any Ownership Limit.

“Specified Stockholder Affiliate Board Member” means (a) the Aquiline Designee, (b) the Lightyear Designee, (c) the SWBP Designee, (d) the JLL Designee, (e) the Mollie H. Carter Trust Designee (so long as he or she is not a Chairman of the Board or an executive officer of the Corporation), and (f) each of the Remaining Hale Trust Stockholder Group Designees (so long as such Remaining Hale Trust Stockholder Group Designee is not Chairman of the Board or an executive officer or director of the Corporation).

“Specified Stockholders” means any Stockholder that is, or is a member of a group constituting, a Significant Stockholder, so long as neither such Significant Stockholder nor, if such Stockholder is a member of a group constituting a Significant Stockholder, any member of such group, nor any Person who is an affiliate of any of the foregoing is either (i) a Chairman of the Board or an executive officer of the Corporation or (ii) a controlled Affiliate of a Chairman of the Board or an executive officer of the Corporation.

4.             Amendment to Section 2.02(a). Section 2.02(a) of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 2.02.          Board of Directors of the Corporation.

(a)            Subject to Section 2.08, the Board shall consist of ten (10) directors (each, a “Director” and, collectively, the “Directors”). The following Stockholders or groups of Stockholders (each, a “Designating Person”) shall be entitled to designate nine (9) nominees for election as Directors as follows:

(i)             one (1) nominee shall be designated by JLL, who shall be a nominee for Class II Director (the “JLL Designee”);

(ii)            one (1) nominee shall be designated by SWBP, who shall be a nominee for Class III Director (the “SWBP Designee”);

(iii)           one (1) nominee shall be designated by Lightyear III, who shall be a nominee for Class III Director (the “Lightyear Designee”);

(iv)           one (1) nominee shall be designated by Aquiline, who shall be a nominee for Class III Director (the “Aquiline Designee”);

(v)            one (1) nominee shall be designated by the Mollie Hale Carter Trust Stockholder Group, who shall be a nominee for Class I Director (the “Mollie H. Carter Trust Designee”);

(vi)           one (1) nominee shall be designated by the Dana Hale Nelson Trust Stockholder Group, who shall be a nominee for Class I Director;

(vii)          one (1) nominee shall be designated by the Karen Hale Young Trust Stockholder Group, who shall be a nominee for Class I Director;

(viii)         one (1) nominee shall be designated by the Max Alan Hale Trust Stockholder Group, who shall be a nominee for Class II Director; and

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(ix)            one (1) nominee shall be designated by the John Joseph Hale Trust Stockholder Group, who shall be a nominee for Class II Director (together with the nominees designated pursuant to the foregoing clauses (vi)-(viii), the “Remaining Hale Trust Stockholder Group Designees”).

At the end of the Term (not including, for the avoidance of doubt, the end of a Director’s service pursuant to Section 2.02(c)) of any Director designated by a Designating Person, such Designating Person shall be entitled to designate for nomination either the same or a different individual for the following Term. In addition to the above designees, at least a majority of the entire Board of Directors of the Corporation, acting upon the recommendation of the Nominating and Corporate Governance Committee, shall nominate the remaining one (1) Director (who shall be a Class I Director) in accordance with the Charter, Bylaws, this Agreement and all similar governing documents.

5.             Amendment to Section 2.02(c). Section 2.02(c) of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(c)            If, at any time but subject to the provisos at the end of this sentence, (1) any Designating Person, other than JLL, owns a number of shares that would represent less than forty percent (40%) of its Aggregate Ownership of Common Stock on the date of the Original Agreement (as of immediately after giving effect to the Mergers), or (2) JLL owns a number of shares that would represent less than forty percent (40%) of its Aggregate Ownership of Common Stock as of the closing date of the Pioneer Merger and immediately after giving effect thereto, then (i) such Designating Person’s right to designate a nominee or nominees for election as Director or Directors (as applicable) pursuant to Section 2.02(a), shall terminate, (ii) the Director(s) designated for nomination by such Designating Person shall resign from the Board and any committee thereof on which the Director(s) serves, and any board of directors of any Subsidiary of the Corporation and any committee thereof on which the Director(s) serves and (iii) the size of the Board shall be reduced accordingly, and, if the Board does not so reduce its size, the Stockholders shall take all such actions as are necessary and within their control to implement such reduction of the size of the Board; provided that, if any Designating Person’s ownership of Common Stock increases to an amount equal to or greater than forty percent (40%) of its Aggregate Ownership of Common Stock actually owned (1) with respect to each Designating Party other than JLL, on the date of the Original Agreement (as of immediately after giving effect to the Mergers), or (2) with respect to JLL, as of the closing date of the Pioneer Merger and immediately after giving effect thereto, within ninety (90) days after the first date on which such Designating Person owns less than forty percent (40%) of such Aggregate Ownership, the applicable Designating Person’s right to nominate one Director, pursuant to Section 2.02(a) shall be reinstated, subject to this Section 2.02(c); provided further that, if at any time any Designating Person that is part of the Hale Stockholder Trust Group ceases to own a number of shares that would represent at least forty percent (40%) of its Aggregate Ownership of Common Stock on the date of this Agreement (the “Departing Hale Trust Stockholder Group”) and the Stockholder that is part of the Hale Stockholder Trust Group and was not a Designating Person on the date of this Agreement (the “Other Hale Trust Stockholder Group”) continues as of such date to own a number of shares that represents at least forty percent (40%) of its Aggregate Ownership of Common Stock on the date of this Agreement, the Other Hale Trust Stockholder Group shall immediately become a Designating Person in place of the Departing Hale Trust Stockholder Group without application of subclauses (i)-(iii) of this Section 2.02(c) up to that time but otherwise subject to this Section 2.02(c).

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6.            Amendment to Section 2.05. Section 2.05 of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 2.05.       Charter or Bylaw Provisions. The Charter and Bylaws and all similar governing documents with respect to the Subsidiaries of the Corporation shall provide for (a) the elimination of the liability of each Director to the maximum extent permitted by applicable law and (b) indemnification of, and advancement of expenses for, each Director for acts on behalf of the Corporation to the maximum extent permitted by applicable law. With respect to the JLL Designee, Lightyear Designee and the Aquiline Designee, and in addition to the foregoing, the Corporation acknowledges that such Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholder designating such Director (and/or such Stockholder’s Affiliates) (such Stockholder and its Affiliates, “Stockholder Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the JLL Designee, the Lightyear Designee or the Aquiline Designee are primary and any obligation of any applicable Stockholder Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the JLL Designee, the Lightyear Designee or the Aquiline Designee are secondary), and (ii) that it shall be required to advance the full amount of expenses incurred by each such Director, and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the Charter and Bylaws (and any other agreement regarding indemnification between the Corporation and any such Director), without regard to any rights such Director may have against any applicable Stockholder Indemnitor. The Corporation further agrees that no advancement or payment by any Stockholder Indemnitor on behalf of the JLL Designee, the Lightyear Designee or the Aquiline Designee, as applicable, with respect to any claim for which such Director has sought indemnification from the Corporation shall affect the foregoing and such Stockholder Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the JLL Designee, the Lightyear Designee or the Aquiline Designee, as applicable, against the Corporation. The Corporation agrees that the Stockholder Indemnitors are express third-party beneficiaries of the terms of this Section 2.05.

7.             Amendment to Section 2.06(a). Section 2.06(a) of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 2.06. ERISA Matters.

(a)            Until such time (the “VCOC End Date”) as the later of (i) when a VCOC Investor ceases to hold at least one percent (1%) of the then outstanding Common Stock or (ii) a VCOC Investor has acquired sufficient additional “venture capital investments” (within the meaning of Section 2510.3-101(d)(3)(i) of the Plan Asset Regulations) such that the extinguishment of the rights set forth in this Section 2.06 will not adversely affect such VCOC Investor’s ability to qualify as a VCOC, then JLL, Lightyear III and Aquiline and, at JLL’s, Lightyear’s or Aquiline’s request, as the case may be, each of their respective Affiliates that directly or indirectly has an investment in the Corporation and is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the regulations issued by the U.S. Department of Labor and codified at 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulations”) (each of JLL, Lightyear III, Aquiline and such Affiliate of either, a “VCOC Investor”), without prejudice to or limitation on any of the other rights afforded to such VCOC Investor under this Agreement or any other agreement, (A) shall be provided with financial statements of the Corporation and its Subsidiaries as soon as practicable and, in any event, within

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forty-five (45) days after the end of each of the first three fiscal quarters or ninety (90) days after the end of each fiscal year (to the extent such financial statements have been completed); (B) upon reasonable advance notice to the Corporation, as the case may be, shall be entitled to visit and inspect offices and properties of the Corporation or its Subsidiaries periodically, but not more frequently than once per calendar quarter for each VCOC Investor (at which visits any Person who has similar rights under this Agreement may be permitted to attend at the Corporation’s discretion); (C) upon reasonable advance notice, shall be entitled to consult with appropriate officers and directors of the Corporation or its Subsidiaries periodically, but not more frequently than once per calendar quarter for each VCOC Investor (at which meetings any Person who has similar rights under this Agreement may be permitted to attend at the Corporation’s discretion), with respect to matters relating to the business and affairs of the Corporation; and (D) in the event the JLL Designee, the Lightyear Designee or the Aquiline Designee no longer has the right to serve on the Board (or if the JLL Designee, the Lightyear Designee or Aquiline Designee has the right to serve on the Board but the JLL Designee, the Lightyear Designee or Aquiline Designee has not been appointed or is otherwise unable to attend a Board meeting), then either of JLL, Lightyear III or Aquiline, as the case may be, may appoint a non-voting observer to the Board (but not to the board of directors of any Subsidiary of the Corporation) (the rights in clauses (A) through (D) above, collectively, the “VCOC Rights”) and provide each VCOC Investor with such other rights of consultation reasonably necessary under applicable legal authorities promulgated after the date hereof to allow its investment in the Corporation to continue to qualify as a “venture capital investment” for purposes of the Plan Asset Regulations. In the event that, prior to the VCOC End Date, the Corporation ceases to qualify as an “operating company” (as defined in the first sentence of Section 2510.3-101(c)(1) of the Plan Asset Regulations) or the investment in the Corporation by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulations, then the Corporation shall consider and discuss in good faith with JLL, Lightyear and Aquiline, as applicable, any reasonable suggestions timely made by JLL, Lightyear or Aquiline, as applicable, that would preserve the status of each VCOC Investor as a VCOC. In the event that a VCOC Investor is an Affiliate of JLL, Lightyear or Aquiline, the Corporation and JLL, Lightyear or Aquiline, as applicable, agree that such Affiliate shall be a third party beneficiary for purposes of this Section 2.06 and shall have the right, power and authority to enforce the provisions of this Section 2.06 as though such Affiliate was Party to this Agreement.

8.             Amendment to Section 2.07. Section 2.07 of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 2.07.          Board of Directors of the Bank. The Corporation shall take such actions as are necessary or appropriate to cause the board of directors of the Bank (the “Bank Board”) to consist of a single class of thirteen (13) directors. The Bank Board shall maintain an Audit Committee, Loan Committee, Compensation & Succession Committee, Trust Committee and such other committees as it may determine. The composition of such committees and of the full Bank Board shall at all times comply with applicable regulatory guidelines

9.             Amendment to Section 2.08. Section 2.08 of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 2.08.          Regulatory Compliance Upon Listing Event. Notwithstanding anything in this Agreement to the contrary, in conjunction with any Listing Event and effective immediately prior to the consummation thereof, the Board and the Designating

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Persons shall cause the Board to be comprised of Directors meeting any independence or other qualification requirements or standards imposed by the SEC or any applicable self-regulatory organization, stock exchange, or other governmental entity. To the extent necessary to comply with any such independence or other requirements or standards, the Board shall increase the number of Directors (subject to a maximum of twelve (12) Directors) and appoint (by majority vote of the Directors then serving on the Board, in accordance with the Bylaws) additional Directors meeting such independence or other requirements or standards, as applicable, to fill the vacancies created by reason of such increase in the number of Directors. The provisions of this Section 2.08 shall also apply to any reconstitution of committees of the Board in conjunction with a Listing Event, mutatis mutandis. Following any reconstitution of the Board required by this Section 2.08 and effective immediately after the consummation of the initial Public Offering, the rights of all Designating Persons under Section 2.02 (and its related provisions, including Section 2.03), other than the rights of JLL, Lightyear III and Aquiline, shall forthwith terminate.

10.           Amendment to Section 4.01(a). The first sentence of Section 4.01(a) of the Stockholders’ Agreement is hereby amended and restated to read as follows:

Section 4.01.        Tag-Along Rights.

(a)            Subject to Section 4.01(e) and Section 4.02, prior to an initial Public Offering, if any Significant Stockholder (the “Tag-Along Seller”) proposes to Transfer, in a transaction (or series of related transactions) otherwise permitted by Article 3, any shares of Common Stock (a “Tag-Along Sale”) to any Person other than a Permitted Transferee:

(i)         the Tag-Along Seller shall provide the Corporation and each other Stockholder notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each other Stockholder the opportunity to participate in such Transfer in accordance with this Section 4.01; and

(ii)         each Stockholder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 4.01 (each such electing Stockholder, a “Tagging Person”), provided that, with respect to any such Transfer also governed by Section 4.03, the Stockholders having a right of first refusal under Section 4.03 shall have first been afforded the opportunity to acquire any shares of Common Stock to be sold in such Tag-Along Sale in accordance with the provisions of Section 4.03; provided further, that this Section 4.01 shall not apply to any Transfer in accordance with Section 4.03 by a Stockholder to another Stockholder pursuant to the transferee Stockholder’s exercise of rights under Section 4.03.

11.           Amendment to Section 4.01(g). Section 4.01(g) of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(g)             The provisions of this Section 4.01 shall terminate immediately prior to the consummation of the initial Public Offering.

12.           Amendment to Section 4.04(a). The second sentence of Section 4.04(a) of the Stockholders’ Agreement is hereby amended and restated to read as follows:

In addition, the parties acknowledge that certain of the Eligible Stockholders may desire to purchase more than their Pro Rata Portion of the Preemption Securities specified in

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the Issuance Notice and, accordingly, each such Eligible Stockholder shall be provided with the opportunity to purchase Preemption Securities in excess of such Eligible Stockholder’s Pro Rata Portion of the Preemption Securities as set forth below, provided that in no event shall any such Eligible Stockholder be permitted to purchase an amount of Securities that would cause such Eligible Stockholder (together with its Affiliates) to exceed its Ownership Limit, provided further, this Section 4.04 shall not allow JLL to acquire a higher percentage of the class of voting securities than JLL controlled immediately (i) following the effective time of the Pioneer Merger, or (ii) prior to the issuance.

13.           Amendment to Section 5.08(b). Section 5.08(b) of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(b)            From and after the date hereof, the Corporation agrees to maintain at all times its status as an association taxable as a corporation for U.S. federal income tax purposes. Notwithstanding any other provision in this Agreement, JLL shall have no rights under Section 5.08(b) against the Corporation.

14.           Amendment to Section 6.01. The first sentence of Section 6.01 of the Stockholders’ Agreement is hereby amended and restated to read as follows:

Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Corporation and the Stockholders holding at least two-thirds (2/3) of the shares of Common Stock held by Stockholders at the time of such amendment. In addition, any amendment or waiver of any provision of this Agreement that would adversely affect the rights of any Stockholder in a manner that is adverse relative to the treatment of any other Stockholder shall also require the prior written consent of such Stockholder; provided that any amendment or waiver to Section 4.04 shall require the written consent of each Eligible Stockholder, regardless of the relative effect of such amendment as compared to other Stockholders; provided, further, that any amendment or waiver to Section 2.01, 2.02, 2.03, 2.05, 2.06, 2.08, 5.05, 5.08(b), 6.01, 6.19, 6.20 or 6.23 shall require the written consent of each affected Stockholder, regardless of the relative effect of such amendment as compared to other Stockholders.

15.          Amendment to Section 6.03. Section 6.03 of the Stockholders’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 6.03.          Termination. This Agreement and all rights and obligations hereunder, other than Sections 2.02 (and its related provisions, including Section 2.03) (except, for the avoidance of doubt, as may be modified in accordance with Section 2.08), 2.05, and 2.06, shall terminate automatically and immediately and be of no further force or effect upon the earliest to occur of (a) an initial Public Offering, (b) a Change of Control and (c) the twenty-fifth (25th) anniversary of the date of this Agreement, and, following an initial Public Offering, all Stockholders, other than JLL, Lightyear III and Aquiline, to the extent they remain Designating Persons pursuant to Section 2.02 (and its related provisions, including Section 2.03), shall no longer be a party to this Agreement. Sections 2.02 (and its related provisions, including Sections 2.03) shall terminate upon the earlier to occur of (i) a Change of Control and (ii) the twenty-fifth (25th) anniversary of the date of this Agreement. Following registration of the Corporation’s Common Stock pursuant to a registration statement on Form S-4, and not pursuant to a Public Offering, any Stockholder that is not a Significant Stockholder may, but is not required to, submit a notice of withdrawal statement in the form attached hereto as Exhibit G

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(a “Withdrawal Notice”) to the Corporation to formally withdraw as a Stockholder under this Agreement. Upon receipt by the Corporation, such person shall no longer be a Stockholder and shall be entitled to make a request of the Corporation to modify that Person’s stock certificate in accordance with Section 3.02.

16.           Amendment to Exhibit B. Exhibit B to the Stockholders’ Agreement is hereby amended to add the following Significant Stockholder:

JLL/FCH Holdings I, LLC

17.            No Other Amendments. Except as expressly modified or amended hereby, the Stockholders’ Agreement is and shall remain in full force and effect.

18.            Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

19.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above, but on the actual dates specified below.

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

Signature Page to Amendment No. 2 to Stockholders’ Agreement

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JOINDER TO STOCKHOLDERS’ AGREEMENT OF
FIRSTSUN CAPITAL BANCORP

ANY CAPITALIZED TERM THAT IS NOT OTHERWISE DEFINED IN THIS JOINDER SHALL HAVE THE MEANING GIVEN TO IT IN THE STOCKHOLDERS’ AGREEMENT OF FIRSTSUN CAPITAL BANCORP DATED JUNE 19, 2017, AS AMENDED FROM TIME TO TIME (THE “AGREEMENT”). A COPY OF THE AGREEMENT IS ATTACHED TO AND INCORPORATED FOR ALL PURPOSES IN THIS JOINDER.

The undersigned has acquired Common Stock in FirstSun Capital Bancorp, a Delaware corporation (the “Corporation”), and, by signing this Joinder, the undersigned promises, represents, warrants, covenants, and agrees as follows:

1.             THE UNDERSIGNED HAS RECEIVED, READ AND UNDERSTANDS THE AGREEMENT.

2.             THE UNDERSIGNED ACKNOWLEDGES AND AGREES THAT BY SIGNING THIS JOINDER IT IS BECOMING A PARTY TO THE AGREEMENT JUST AS THOUGH IT HAD SIGNED THE AGREEMENT ITSELF. ACCORDINGLY, THE UNDERSIGNED AGREES TO BE BOUND BY ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT AND TO BE SUBJECT TO ALL OF THE DUTIES, CONDITIONS, AND OBLIGATIONS IMPOSED ON A STOCKHOLDER BY OR UNDER THE AGREEMENT AND APPLICABLE LAW. THE UNDERSIGNED RATIFIES AND CONFIRMS EACH AND EVERY ARTICLE, SECTION AND PROVISION OF THE AGREEMENT.

3.             FOR THE AVOIDANCE OF DOUBT, THE UNDERSIGNED REPRESENTS AND WARRANTS THAT THE AGREEMENT CONSTITUTES THE LEGAL, VALID, AND BINDING OBLIGATION AND IT IS ENFORCEABLE AGAINST IT IN ACCORDANCE WITH ITS TERMS.

Entity: JLL/FCH Holdings I, LLC

By:
Print Name:
Title:

Address:

Telephone No.
Facsimile No.
Email address:

Date Signed:
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The Corporation has accepted this Joinder and admits JLL/FCH Holdings I, LLC as a Stockholder of the Corporation effective on the Effective Date (as defined in the Agreement).

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:
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EXHIBIT C

FORM OF FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

AMENDMENT NO. 1

TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of [●], 2021, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), and the Persons executing the signature pages hereto.

RECITALS

WHEREAS, the Corporation and the Investors entered into that certain Registration Rights Agreement, dated as of June 19, 2017 (the “Registration Rights Agreement”);

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of May 11, 2021 (the “Pioneer Merger Agreement”), by and among the Corporation, FSCB Merger Subsidiary, Inc., a Delaware corporation, and Pioneer Bancshares, Inc., a Texas corporation (“Pioneer”), pursuant to which Pioneer will merge with and into the Corporation (the “Pioneer Merger”), with the Corporation surviving the Pioneer Merger;

WHEREAS, the Corporation and the Investors signatory hereto, which constitute each Significant Investor and the Holders of at least a majority of the Registrable Securities outstanding, now desire to amend the Registration Rights Agreement (which shall constitute the written consent of the Investors signatory hereto) to effect, among other things, the modifications thereto contemplated by the Pioneer Merger Agreement, including adding JLL/FCH Holdings I, LLC (“JLL”) as a Significant Investor under the Registration Rights Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Registration Rights Agreement is hereby amended as follows:

1.           Effective Date of this Amendment. This Amendment will become effective on the date on which the Effective Time (as defined in the Pioneer Merger Agreement) of the transactions contemplated by the Pioneer Merger Agreement occurs (the “Effective Date”). If the Effective Time does not occur, this Amendment shall be null and void ab initio and of no further force and effect.

2.           Amendment to Section I.3(a). The first sentence of Section I.3(a) of the Registration Rights Agreement is hereby amended and restated to read as follows:

(a)	Right to Piggyback. If the Company files a Registration Statement with respect to an offering of any Company Securities, whether or not for sale for its own account (other than a Registration Statement (A) on Form S-4, Form S-8 or any successor forms thereto or (B) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan), then, each such time, the Company shall give written notice of such filing (the “Piggyback Notice”) to all Holders.

3.           Amendment to Exhibit A. Exhibit A to the Registration Rights Agreement is hereby amended to add the following Significant Investor:

JLL/FCH Holdings I, LLC

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4.          Addition of Section I.11(c). Section I.11 of the Registration Rights Agreement is hereby amended to add a new Section I.11(c) thereto, to read as follows:

(c)	Notwithstanding any other provision in this Agreement, JLL irrevocably waives any rights or powers it may have under this Section I.11 solely to the extent such provisions would allow JLL to impose a restriction on the rights of another Stockholder with respect to such Stockholder’s Company Securities.

5.           No Other Amendments. Except as expressly modified or amended hereby, the Registration Rights Agreement is and shall remain in full force and effect.

6.            Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

7.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above, but on the actual dates specified below.

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

Signature Page to Amendment No. 1 to Registration Rights Agreement

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EXHIBIT D
FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May [●], 2021, by and among FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), Pioneer Bancshares, Inc., a Texas corporation (“Pioneer”), and [●], a [●] (“Shareholder”).

RECITALS

WHEREAS, Shareholder desires that FirstSun and Pioneer consummate the transactions contemplated by that certain Agreement and Plan of Merger, dated as of even date herewith, by and among FirstSun, FSCB Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of FirstSun, and Pioneer (as the same may be amended or supplemented, the “Merger Agreement”), that provides for, among other things, the acquisition of Pioneer by FirstSun pursuant to a merger (the “Merger”);

WHEREAS, Shareholder, Pioneer and FirstSun are executing this Agreement as a material inducement and condition to FirstSun entering into, executing and performing the Merger Agreement and the transactions contemplated therein (the “Transactions”), including, without limitation, the Merger; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to the execution and delivery of the Merger Agreement by FirstSun and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Representations and Warranties. Shareholder represents and warrants to FirstSun as follows:

(a)            Shareholder has capacity of ownership and voting power over [●] shares (the “Shareholder’s Shares”) of Pioneer Common Stock.

(b)           Except for Shareholder’s Shares, Shareholder does not have ownership of or voting power over any shares of Pioneer Common Stock.

(c)           This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder, enforceable in accordance with its terms.

(d)           Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a material violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which Shareholder’s Shares are subject. Consummation by Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Shareholder or Shareholder’s Shares.

(e)           Shareholder’s Shares and the certificates representing Shareholder’s Shares are now, and at all times during the term hereof will be, held by Shareholder (or by a nominee or custodian for the benefit of such Shareholder), free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to FirstSun and will be satisfied and released, or will otherwise cease to exist, as of the Closing.

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(f)            Shareholder understands and acknowledges that FirstSun entered into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement. Shareholder acknowledges that the covenants granted by Shareholder herein are in consideration of the execution and delivery of the Merger Agreement by FirstSun.

(g)           Shareholder represents that there are no outstanding or valid proxies or voting rights held by any other Person in connection with Shareholder’s Shares.

2.             Voting Agreements. Shareholder hereby covenants and agrees as follows:

(a)           At any meeting of the shareholders of Pioneer called to vote upon the Merger Agreement and/or the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), Shareholder shall vote (or cause to be voted) all of Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and each of the Transactions. Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions.

(b)           At any Shareholders’ Meeting or in any other circumstances in which the vote, consent or other approval of Pioneer’s Shareholders is sought, Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Pioneer; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pioneer contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Pioneer’s articles of incorporation or bylaws or other proposal or transaction involving Pioneer or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

(c)           Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Pioneer, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

3.             Covenants. Shareholder further covenants and agrees as follows:

(a)            Without the prior written consent of FirstSun, Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Pioneer’s shareholders with respect to a Competing Transaction. The restriction on the Transfer of Shareholder’s Shares set forth in this Section 3(a) shall terminate upon termination of this Agreement pursuant to the terms of Section 7 hereof.

(b)            Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)            Except as specifically permitted by Section 6.4 of the Merger Agreement solely in the event that such Shareholder or a representative of Shareholder is a director of Pioneer and solely in such Shareholder’s or

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representative’s capacity as a director of Pioneer, Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate, induce, encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.             Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Pioneer affecting Pioneer Common Stock, or the acquisition of additional shares of Pioneer Common Stock or other voting securities of Pioneer by Shareholder, the number of shares of Pioneer Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Pioneer Common Stock or other voting securities of Pioneer issued to or acquired by Shareholder.

5.             Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of FirstSun to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure the monetary damages to FirstSun in the event that Shareholder fails to comply with the obligations imposed by this Agreement. Accordingly, in the event of any such failure, irreparable damage will occur and FirstSun will not have any adequate remedy at law. The parties hereto agree that FirstSun shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity. Pioneer agrees that it shall not oppose the granting of such relief on the basis that FirstSun has an adequate remedy at law. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

6.             No Agreement as Director or Officer. Nothing in this Agreement shall be deemed to restrict any the Shareholder from taking any action in the capacity of a director or officer (if applicable) of Pioneer that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Agreement solely in the Shareholder’s capacity as a shareholder of Pioneer.

7.             Further Assurances. Shareholder shall, upon the request of FirstSun, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by FirstSun to be necessary or desirable to carry out the provisions hereof and to vest in FirstSun the power to vote such Shareholder’s Shares as contemplated by this Agreement.

8.             Termination. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with Article VIII of the Merger Agreement and the payment of any Termination Fee to FirstSun that is due to FirstSun, or (b) the consummation of the Transactions. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that termination pursuant to Section 8(a) hereof shall not relieve any party from liability for any breach of Sections 2 or 3 of this Agreement prior to such termination.

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9.             Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10.           Miscellaneous.

(a)            As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)            All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to FirstSun or Pioneer, to the addresses set forth in Section 9.4 of the Merger Agreement; and (ii) if to Shareholder, to its address set forth below its signature on the last page hereof.

(c)            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)            This Agreement may be executed in two or more counterparts by electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e)            This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)             This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to the applicable conflicts of laws principles thereof.

(g)            Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

(h)            No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on the following page(s)]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting and Support Agreement as of the day and year first above written.

FIRSTSUN CAPITAL BANCORP	PIONEER BANCSHARES, INC.

By:	By:
Name:	Name:
Title:	Title:

[SHAREHOLDER]

By:

Name:

Address:

Signature Page to Voting and Support Agreement

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ANNEX B – OPINION OF PIPER SANDLER & CO.

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020
P 212 466-7800 | TF 800 635-6851
Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

May 11, 2021

Board of Directors

Pioneer Bancshares, Inc.

623 West 38th Street

Austin, TX 78705

Ladies and Gentlemen:

Pioneer Bancshares, Inc. (“Pioneer”), FirstSun Capital Bancorp (“FirstSun”) and FSCB Merger Subsidiary, Inc., a wholly-owned subsidiary of FirstSun (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Pioneer with Pioneer as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Pioneer Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Pioneer Common Stock as specified in the Agreement, shall be converted into the right to receive 1.0443 shares (the “Exchange Ratio”) of FirstSun Common Stock, subject to adjustment as set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Pioneer Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 10, 2021; (ii) certain publicly available financial statements and other historical financial information of Pioneer that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FirstSun that we deemed relevant; (iv) internal net income estimates for Pioneer for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of Pioneer, as well as estimated annual net income growth rates for the years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Pioneer; (v) internal net income estimates for FirstSun for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer; (vi) the pro forma financial impact of the Merger on FirstSun based on certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer; (vii) the publicly reported historical price and trading activity for Pioneer Common Stock, including a comparison of certain stock trading information for Pioneer Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Pioneer and FirstSun with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Pioneer

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and its representatives the business, financial condition, results of operations and prospects of Pioneer and held similar discussions with certain members of the senior management of FirstSun and its representatives regarding the business, financial condition, results of operations and prospects of FirstSun.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Pioneer, FirstSun or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Pioneer and FirstSun that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pioneer or FirstSun. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Pioneer or FirstSun. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Pioneer or FirstSun, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Pioneer or FirstSun. We have assumed, with your consent, that the respective allowances for loan losses for both Pioneer and FirstSun are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal net income estimates for Pioneer for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of Pioneer, as well as estimated annual net income growth rates for the years ending December 31, 2023 through December 31, 2025, as confirmed by the senior management of Pioneer. In addition, Piper Sandler used internal net income estimates for FirstSun for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as provided by the senior management of FirstSun and confirmed by the senior management of Pioneer. With respect to the foregoing information, the respective senior managements of Pioneer and FirstSun confirmed to us that such information reflected the best currently available estimates and judgements of senior management as to the future financial performance of Pioneer and FirstSun, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Pioneer’s or FirstSun’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Pioneer and FirstSun will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Pioneer, FirstSun, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Pioneer has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

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We express no opinion as to the FirstSun Issuance Price Per Share, the trading value of Pioneer Common Stock or FirstSun Common Stock at any time or what the value of FirstSun Common Stock will be once it is actually received by the holders of Pioneer Common Stock. Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Pioneer’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Pioneer has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Pioneer in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to FirstSun or Merger Sub in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Pioneer and FirstSun. We may also actively trade the equity and debt securities of Pioneer and FirstSun for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Pioneer in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Pioneer as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Pioneer Common Stock and does not address the underlying business decision of Pioneer to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Pioneer or the effect of any other transaction in which Pioneer might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Pioneer officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Pioneer Common Stock from a financial point of view.

Very truly yours,

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ANNEX C – Sections 10.351 through 10.368 of the Texas Business Organization Act

Shareholders are advised to read the relevant sections of the Texas Business Organizations Code (“TBOC”). The following extract does not revise, amend or supersede the TBOC.

Business Organizations Code

Title 1. General Provisions

Chapter 10. Mergers, Interest Exchanges, Conversions, and Sales of Assets

Subchapter H. Rights of Dissenting Owners

§ 10.351. Applicability of Subchapter

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2007, 80th Leg., ch. 688, § 56, eff. Sept. 1, 2007.

§ 10.352. Definitions

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

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(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2017, 85th Leg., ch. 776 (H.B. 3488), § 2, eff. Sept. 1, 2017.

§ 10.353. Form and Validity of Notice

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006.

§ 10.354. Rights of Dissent and Appraisal

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

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(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:

(A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners; or

(B) in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

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(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2005, 79th Leg., ch. 64, § 39, eff. Jan. 1, 2006; Acts 2011, 82nd Leg., ch. 139 (S.B. 748), § 14, eff. Sept. 1, 2011; Acts 2015, 84th Leg., ch. 32 (S.B. 860), § 15, eff. Sept. 1, 2015; Acts 2017, 85th Leg., ch. 776 (H.B. 3488), § 3, eff. Sept. 1, 2017; Acts 2019, 86th Leg., ch. 665 (S.B. 1971), § 2, eff. Sept. 1, 2019.

§ 10.355. Notice of Right of Dissent and Appraisal

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

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(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3). Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2011, 82nd Leg., ch. 139 (S.B. 748), § 15, eff. Sept. 1, 2011; Acts 2015, 84th Leg., ch. 32 (S.B. 860), § 16, eff. Sept. 1, 2015; Acts 2019, 86th Leg., ch. 665 (S.B. 1971), § 3, eff. Sept. 1, 2019.

§ 10.356. Procedure for Dissent by Owners as to Actions; Perfection of Right of Dissent and Appraisal

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

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(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2011, 82nd Leg., ch. 139 (S.B. 748), § 16, eff. Sept. 1, 2011; Acts 2015, 84th Leg., ch. 32 (S.B. 860), § 17, eff. Sept. 1, 2015; Acts 2019, 86th Leg., ch. 665 (S.B. 1971), § 4, eff. Sept. 1, 2019.

§ 10.357. Withdrawal of Demand for Fair Value of Ownership Interest

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2). Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006.

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§ 10.358. Response by Organization to Notice of Dissent and Demand for Fair Value by Dissenting Owner

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2011, 82nd Leg., ch. 139 (S.B. 748), § 17, eff. Sept. 1, 2011.

§ 10.359. Record of Demand for Fair Value of Ownership Interest

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006.

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§ 10.360. Rights of Transferee of Certain Ownership Interest

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006.

§ 10.361. Proceeding to Determine Fair Value of Ownership Interest and Owners Entitled to Payment; Appointment of Appraisers

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

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(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2009, 81st Leg., ch. 84, § 19, eff. Sept. 1, 2009.

§ 10.362. Computation and Determination of Fair Value of Ownership Interest

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2007, 80th Leg., ch. 688, § 57, eff. Sept. 1, 2007.

§ 10.363. Powers and Duties of Appraiser; Appraisal Procedures

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

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(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006.

§ 10.364. Objection to Appraisal; Hearing

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006.

§ 10.365. Court Costs; Compensation for Appraiser

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006.

§ 10.366. Status of Ownership Interest Held or Formerly Held by Dissenting Owner

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

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(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2009, 81st Leg., ch. 84, § 20, eff. Sept. 1, 2009.

§ 10.367. Rights of Owners Following Termination of Right of Dissent

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2007, 80th Leg., ch. 688, § 58, eff. Sept. 1, 2007; Acts 2009, 81st Leg., ch. 84, § 21, eff. Sept. 1, 2009.

§ 10.368. Exclusivity of Remedy of Dissent and Appraisal

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action. Acts 2003, 78th Leg., ch. 182, § 1, eff. Jan. 1, 2006. Amended by Acts 2007, 80th Leg., ch. 688, § 59, eff. Sept. 1, 2007.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. FirstSun’s certificate of incorporation provides that the liability of a director to FirstSun or its stockholders’ for monetary damages for breach of fiduciary duties is eliminated or limited to the fullest extent permitted by applicable law.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, FirstSun is not required to indemnify any such person in connection with a proceeding initiated by such person if such proceeding was not authorized in advance by the FirstSun board of directors.

In addition, FirstSun’s certificate of incorporation provides that it must indemnify its directors and officers to the fullest extent permitted by the DGCL. The right of indemnification granted by FirstSun’s certificate of incorporation also includes the right to be paid by FirstSun the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL. FirstSun may also carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. FirstSun believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between FirstSun Capital Bancorp, Pioneer Bancshares, Inc. and FSCB Merger Subsidiary, Inc. dated as of May 11, 2021, as amended (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).*
3.1	Amended and Restated Certificate of Incorporation of FirstSun Capital Bancorp.
3.2	Bylaws of FirstSun Capital Bancorp.
4.1	Form of common stock certificate of FirstSun Capital Bancorp.
4.2	FirstSun Capital Bancorp will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.
4.3	Form of Stockholders’ Agreement dated as of June 19, 2017, by and among FirstSun Capital Bancorp and the parties signatories thereto.*
4.4	Form of Amendment No. 1 to the Stockholders’ Agreement dated March 14, 2018 by and among FirstSun and the parties signatories thereto.
4.5	Form of Amendment No. 2 to the Stockholders’ Agreement by and among FirstSun and the parties signatories thereto (included as Exhibit B to Annex A of the proxy statement/prospectus contained in this Registration Statement).*
4.6	Form of Registration Rights Agreement dated as of June 19, 2017 by and among FirstSun and the parties signatories thereto.*
4.7	Form of Amendment No. 1 to Registration Rights Agreement by and among FirstSun and the parties signatories thereto (included as Exhibit C to Annex A of the proxy statement/prospectus contained in this Registration Statement).*
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the validity of the securities to be issued.
8.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain tax matters.
8.2	Opinion of Bracewell LLP regarding certain tax matters.
10.1+	Amended and Restated Employment Agreement dated as of May 13, 2020 by and among Mollie Hale Carter, FirstSun Capital Bancorp and Sunflower Bank, N.A.
10.2+	Employment Agreement dated as of January 16, 2018 by and between Neal E. Arnold and FirstSun Capital Bancorp.
10.3+	2019 Amendment to Employment Agreement dated as of February 21, 2019 by and among Neal E. Arnold and FirstSun Capital Bancorp.
10.4+	Amended and Restated Employment Agreement dated as of June 19, 2017 by and among Robert A. Cafera, Jr., FirstSun Capital Bancorp and Sunflower Bank, N.A.
10.5+	2019 Amendment to Amended and Restated Employment Agreement dated as of February 21, 2019 by and among Robert A. Cafera, Jr., FirstSun Capital Bancorp and Sunflower Bank, N.A.
10.6+	FirstSun Capital Bancorp 2017 Equity Incentive Plan.
10.7+	Form of FirstSun Capital Bancorp Stock Option Agreement.
10.8+	FirstSun Capital Bancorp 2020 Long-Term Incentive Plan.
10.9+	Form of FirstSun Capital Bancorp 2020 Long-Term Incentive Plan Award Agreement.
10.10+	FirstSun Capital Bancorp Deferred Compensation Plan Amended as of January 1, 2019.

21.1	Subsidiaries of FirstSun Capital Bancorp.
23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.1).
23.3	Consent of Bracewell LLP (included in Exhibit 8.2).
23.4	Consent of Crowe LLP.
23.5	Consent of Briggs & Veselka Co.
24.1	Power of Attorney (included on signature page).
99.1	Consent of Piper Sandler & Co.
99.2	Form of proxy of Pioneer Bancshares, Inc.

*	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. FirstSun agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

+	Indicates a management contract or compensatory plan.

FirstSun Capital Bancorp is a party to long-term debt instruments with respect to subordinated notes and convertible debt under which the total amount of securities authorized does not exceed 10% of the total assets of FirstSun Capital Bancorp and its subsidiaries on a consolidated basis. Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K, FirstSun Capital Bancorp agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.
(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on July 26, 2021.

FIRSTSUN CAPITAL BANCORP

By:	/s/ Mollie H. Carter
Name:	Mollie H. Carter
Title:	Chairman, President and Chief Executive Officer

Each of the undersigned officers and directors of FirstSun Capital Bancorp does hereby severally constitute and appoint Mollie H. Carter and Neal E. Arnold, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments and any other registration statement filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Mollie H. Carter	Chairman, President and Chief	July 26, 2021
	Mollie H. Carter	Executive Officer (Principal Executive Officer)

By:	/s/ Robert A. Cafera, Jr.	Executive Vice President and	July 26, 2021
	Robert A. Cafera, Jr.	Chief Financial Officer (Principal Financial Officer)

By:	/s/ Joel Murray	Senior Vice President and	July 26, 2021
	Joel Murray	Chief Accounting Officer (Principal Accounting Officer)

By:	/s/ Neal E. Arnold	Director and Chief Executive Officer and	July 26, 2021
	Neal E. Arnold	President of Sunflower Bank

By:	/s/ Christopher C. Casciato	Director	July 26, 2021
Christopher C. Casciato

By:	/s/ Paul A. Larkins	Director	July 26, 2021
Paul A. Larkins

By:	/s/ David W. Levy	Director	July 26, 2021
David W. Levy

By:	/s/ Diane L. Merdian	Director	July 26, 2021
Diane L. Merdian